As filed with the Securities and Exchange Commission on May 26, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

BANCO SANTANDER RÍO S.A.
(Exact Name of Registrant as Specified in Its Charter)

SANTANDER RÍO BANK S.A.
(Translation of Registrant’s Name into English)

Republic of Argentina	6029	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	Banco Santander Río S.A. Bartolomé Mitre 480 (1036) Ciudad de Buenos Aires Republic of Argentina (54 11) 4341-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
____________________

Banco Santander, S.A. New York Branch 45 E. 53rd Street New York, New York 10022 Attn: James H. Bathon, Chief Legal Officer (212) 350-3500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
____________________

With copies to:
Nicholas A. Kronfeld Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017	David Mercado Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐  __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐   __________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐   __________
____________________

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee
Class B shares in the form of ADSs, par value(1)	$ 100,000,000	$ 11,610.00

(1)
A separate Registration Statement on Form F-6 (File No. 333-              ) was filed on                              and declared effective thereafter. The Registration Statement on Form F-6 relates to the registration of American depositary shares, or “ADSs,” evidenced by the American depositary receipts issuable upon deposit of the units registered hereby. Each ADS represents four Class B shares.

(2)	Includes shares which the underwriters have the option to purchase.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion
Preliminary Prospectus dated May26, 2011

P R O S P E C T U S
             ADSs
American Depositary Shares representing Class B Shares

Banco Santander Río S.A.
_________________

This is our initial public offering of American depositary shares, or ADSs.  We and the selling shareholder are each offering ADSs.  Each ADS represents four Class B shares of Banco Santander Río S.A. and is evidenced by American Depositary Receipts, or ADRs.  Concurrently with this international offering, we are offering        Class B shares in an offering in Argentina, which commenced on the same date as this international offering.  The international offering is comprised of primary and secondary shares and is being underwritten by the international underwriters named in this prospectus.  The Argentine offering is comprised solely of primary shares, which will be sold at the peso equivalent per Class B share of the U.S. dollar price of the Class B shares underlying the ADSs offered hereby, and is being underwritten by the Argentine underwriters.  The closings of the international and Argentine offerings are conditioned upon each other.  We will not receive any proceeds from the sale of Class B shares or ADSs offered by the selling shareholder.

Prior to this offering, no public market existed for the ADS.  The initial public offering price of the ADSs is expected to be between $        and $        per ADS, which is equivalent to Ps.        and Ps.         per Class B share, based upon an exchange rate of Ps.        per $1.00 reported by the Central Bank of Argentina on          , 2011.  We intend to apply to list the ADSs for trading on the New York Stock Exchange under the symbol “BSAR.”  Our Class B shares currently trade on the Bolsa de Comercio de Buenos Aires, or the Buenos Aires Stock Exchange or the BASE, under the symbol “BRIO” and on the Bolsa de Valores Latinoamericanos en Euros, or the Latin American Stock Exchange or Latibex, under the symbol “XBRSB.”  Because only 0.38% of the Class B shares are publicly held, there has been low trading volume for our Class B shares on the BASE and on Latibex.

Investing in our ADSs and the underlying Class B shares involves risks.  See “Risk Factors” on page 18 of this prospectus.

	Per Share	Per ADS	Total
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling shareholder	$	$	$

The underwriters may also exercise their option to purchase up to an additional             ADSs from the selling shareholder at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus to cover over-allotments, if any.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Delivery of the ADSs will be made on or about                , 2011.
____________________

Global Coordinators and Joint Bookrunners
Santander	BofA Merrill Lynch
Joint Bookrunner
J.P. Morgan

             , 2011

Neither we, the selling shareholder nor the underwriters have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  Neither we, the selling shareholder nor the underwriters are making an offer to sell the ADSs or the Class B shares in any jurisdiction where the offer or sale is not permitted.  This international offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs or the Class B shares.  Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

___________________

___________________

We are a corporation (sociedad anónima) organized under the laws of the Republic of Argentina.  Our principal shareholders have no liability for our banking operations, except for the amount of their respective holdings of our capital stock (Law No. 25,738).
___________________

i

Definitions.  In this prospectus, we use the terms “the registrant,” “we,” “us,” “our,” the “Bank” and “Santander Río” to refer to Banco Santander Río S.A. on a consolidated basis, except where the context requires otherwise.  The terms “Banco Santander” and “our parent” mean Banco Santander, S.A.  References to the “Santander Group” mean the worldwide operations of the Banco Santander conglomerate, as indirectly controlled by Banco Santander and its consolidated subsidiaries, including Santander Río.  References to “Class B shares” refer to shares of our Class B common stock and references to “ADSs” refer to American depositary shares representing our Class B shares, except where the context requires otherwise.

The term “Argentina” refers to the Republic of Argentina.  The terms “Argentine government” or the “government” refer to the federal government of Argentina, and the term “Central Bank” refers to the Banco Central de la República Argentina.  The terms “U.S. dollar” and “U.S. dollars” and the symbol “$” refer to the legal currency of the United States.  The terms “peso” and “pesos” and the symbol “Ps.” refer to the legal currency of Argentina.  The term “euro” and the symbol “€” refer to the legal currency of the euro zone.

The term “GDP” refers to gross domestic product and all references in this prospectus to GDP growth are to real GDP growth. The terms “private-sector loans” and “private-sector deposits,” respectively, refer to loans to the private sector and deposits from the private sector granted by or received by financial institutions in Argentina subject to Central Bank regulations.
___________________

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Market position.  We make statements in this prospectus about our competitive position and market share in, and the market size of, the Argentine financial services industry.  We have made these statements on the basis of statistics and other information from third-party sources, primarily the Central Bank, that we believe are reliable.  Although we have no reason to believe any of this information or these reports are inaccurate in any material respect, neither we, our principal shareholders nor the underwriters have independently verified the competitive position, market share and market size or market growth data provided by third parties or by industry or general publications.

Currency and accounting principles.  We maintain our financial books and records in pesos.  Our consolidated income statement data for each of the years ended December 31, 2009 and 2010 and our consolidated balance sheet data as of January 1, 2009 and December 31, 2009 and 2010, included in this prospectus, have been audited under the auditing standards of the Public Company Accounting Oversight Board, or PCAOB, as stated in the auditors’ report appearing herein, and are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, or IFRS.  Our unaudited condensed consolidated income statement data for each of the three-month periods ended March 31, 2010 and 2011 and our unaudited condensed consolidated balance sheet data as of March 31, 2011, included in this prospectus, have been prepared in accordance with IAS 34.  For regulatory purposes, including Central Bank regulations and the reporting requirements of the Comisión Nacional de Valores or the National Securities Commission, we concurrently prepare and will continue to prepare and make available to our shareholders statutory financial statements in accordance with the accounting rules of the Argentine Central Bank, which entity prescribes the generally accepted accounting principles for all financial institutions in Argentina.  This prospectus refers to those accounting principles as “Argentine Banking GAAP.”  We have included as supplemental information in this prospectus selected financial data which have been derived from our financial statements at and for the years ended December 31, 2006, 2007, 2008, 2009 and 2010 and the three-month period ended March 31, 2011, prepared in accordance with Argentine Banking GAAP.  IFRS differs in certain significant respects from Argentine Banking GAAP.  Note 47 to our consolidated financial statements contains information relating to certain differences between IFRS and Argentine Banking GAAP.  See “Argentine Banking Regulatory Framework—Auditing Requirements.”

While we have prepared our consolidated financial data as of and for the years ended December 31, 2009 and 2010 in accordance with IFRS, and our condensed financial data as of March 31, 2011 and for the three-month periods ended March 31, 2010 and 2011 in accordance with IAS 34, data reported by the Central Bank for the Argentine financial sector as a whole as well as individual financial institutions in Argentina, including our own, is prepared in accordance with Argentine Banking GAAP and thus may not be comparable to our results prepared in accordance with IFRS.  All statements in this prospectus regarding our relative market position and financial performance vis-à-vis the Argentine financial sector, including financial information as to net income, return on equity and non-performing loans, among others, are based, out of necessity, on information obtained from Central Bank reports, and accordingly are presented in accordance with Argentine Banking GAAP.

Effect of rounding.  Certain figures included in this prospectus have been rounded for ease of presentation.  Percentage figures included in this prospectus have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding.  For this reason, certain percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements.  Certain other amounts that appear in this prospectus may not sum due to rounding.

Exchange rates and translation into U.S. dollars.  We have translated some of the peso amounts contained in this prospectus into U.S. dollars for convenience purposes only.  The rate used to translate such amounts was Ps. 4.0520 per $1.00 for amounts at and for the three months ended March 31, 2011, which was the Tipo de Cambio Referencia, or reference exchange rate, reported by the Central Bank for U.S. dollars for March 31, 2011, and Ps. 3.9758 per $1.00 for amounts at and for the year ended December 31, 2010, which was the reference exchange rate reported by the Central Bank for U.S. dollars for December 31, 2010.  The Federal Reserve Bank of New York does not report a noon buying rate for pesos.  The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the peso amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate.  See “Exchange Rates and Exchange Controls—Exchange Rates” for more detailed information regarding the translation of pesos into U.S. dollars.

GLOSSARY OF SELECTED TERMS

The following is a glossary of selected terms used in this prospectus.

ALCO	Asset and Liability Committee, which manages our ALCO portfolio.

ALCO portfolio	Our investment portfolio, which is composed primarily of Central Bank and government bonds.

Amparos	Protection claims or acciones de amparo, legal actions against financial institutions relating to the pesification of deposits during the 2001-2002 crisis.

ANSES	National Administration of Social Security or Administración Nacional de la Seguridad Social.

Argentine Banking GAAP	Accounting rules of the Argentine Central Bank, which prescribes the generally accepted accounting principles for all financial institutions in Argentina.

BADLAR	The average daily interest rate paid by private sector banks on deposits over Ps. 1 million with a maturity of 30 to 35 days.

BASE	Buenos Aires Stock Exchange or Bolsa de Comercio de Buenos Aires.

Basel Accord	An international framework adopted by the Basel Committee for capital measurement and capital standards of banking institutions.

Basel Committee	Basel Committee on Banking Regulations and Supervisory Practices, which includes the supervisory authorities of twelve major industrial countries.

BIS	Bank for International Settlements.

CER or CER Index	Stabilization Coefficient or Coeficiente de Estabilización de Referencia, a consumer price inflation coefficient calculated by the Central Bank.

CNV	National Securities Commission or Comisión Nacional de Valores, the Argentine securities market regulator.

CPI	Consumer price index, as calculated by INDEC.

CRYL	Central Securities Registry and Clearinghouse or Central de Registro y Liquidación de Pasivos Públicos y Fideicomisos Financieros, a public debt securities clearing system in Argentina.

CVS	Wage Variation Coefficient or Coeficiente de Variación de Salarios.

GEP
General exchange position, which includes all the liquid foreign currency assets of an institution, such as gold and foreign currency reserves maintained in Argentina and abroad, deposits and investments, regardless of their term, in foreign banks, investments in foreign government securities (OECD members and sovereign debt rated not less than “AA”), certificates of time deposits in foreign institutions (rated not less than “AA”), other liquid investments abroad, correspondents’ debit and credit balances, purchases and sales of these assets already arranged and pending settlement involving foreign exchange purchases and sales performed with customers within a term not exceeding two business days, and third-party funds pending settlement.  It does not include third parties’ foreign currency held in custody, term sales and purchases of foreign currency or securities nor direct investments abroad.

ICSID
International Centre for Settlement of Investment Disputes, where foreign shareholders of several Argentine companies have filed claims alleging that certain government measures were inconsistent with the fair and equitable treatment standards set forth in various bilateral investment treaties to which Argentina is a party.

IFRS	International Financial Reporting Standards, accounting standards issued by the International Accounting Standards Board.

IGJ	Superintendency of Legal Entities or the Inspección General de Justicia of the City of Buenos Aires.

INDEC	National Statistics and Census Institute or Instituto Nacional de Estadísticas y Censos, which publishes Argentine economic data, including the CPI.

INPI	National Institute of Intellectual Property or Instituto Nacional de Propiedad Industrial, the agency responsible for registering trademarks, patents and designs in Argentina.

Latibex	Latin American Stock Exchange or Bolsa de Valores Latinoamericanos en Euros.

Lebacs	Central Bank notes with maturities of less than one year.

MAE	The Argentine over-the-counter market or Mercado Abierto Electrónico.

Mercosur	Southern Common Market or Mercado Común del Sur, an economic and political agreement between Argentina, Brazil, Paraguay and Uruguay.

MERVAL	A corporation whose 133 shareholders are the sole individuals or entities authorized to trade, either as principals or agents, in the securities listed on the BASE.

MVE	Market value of equity.

NIM
Net interest margin is net interest income (including income on equity investments) divided by average interest earning assets, which are loans, receivables, debt instruments and other financial assets which yield interest or similar income.

Nobacs	Central Bank notes with maturities of more than one year.

NPL	Non-performing loan, which we define as:

●	Loans to individual customers or loans to SME or global wholesale banking customers under Ps. 750,000, which have been delinquent for more than 90 days; and
●
Loans to SME or global wholesale banking customers over Ps. 750,000, which have determined to be delinquent following an analysis of the customer’s payment capacity, based on its financial statements and projected cash flows.

OR	Operational risk.

RC	Regulatory capital or Responsabilidad Patrimonial Computable.

Rofex	Rosario Futures Exchange.

v

RORAC	Return on risk adjusted capital is a risk-based profitability measurement framework for analyzing risk-adjusted financial performance.

SEFyC	Superintendency of Financial and Exchange Institutions of the Central Bank or Superintendencia de Entidades Financieras y Cambiarias.

SINAC
Computer-Assisted Integrated Negotiation System or Sistema Integrado de Negociación Asistida por Computación, a computer trading system that permits trading in both debt and equity securities and is accessed by brokers directly from workstations located in their offices.

SME	Small and medium-sized enterprises, which we define as enterprises and corporations which are not global wholesale banking customers.

SSGD	Deposit Insurance System or Sistema de Seguro de Garantía de los Depósitos Bancarios, a mandatory insurance system for bank deposits implemented by the Central Bank.

Total Income	Total income includes interest income, fee and commission income, gains/losses on financial assets and liabilities (net) and exchange differences (net).

UIF	The Financial Information Unit or Unidad de Información Financiera, a regulatory institution that enacts regulations regarding money laundering matters in Argentina.

VaR	Value at risk, an estimate of the expected maximum loss in the market value of a given portfolio over a one-day time horizon at a 99% confidence interval.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements, principally under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”  We have based these forward-looking statements largely on our current beliefs, expectations and projections about future events and financial trends affecting our business.  Many important factors, in addition to those discussed elsewhere in this prospectus, could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other things:

•	Argentina’s economic growth and social and political stability;

•	the failure of Argentina’s long-term credit markets to return to pre-crisis levels;

•	a deterioration in global, regional and domestic economic conditions;

•	increases in inflation;

•	Argentina’s limited ability to obtain financing from international capital markets;

•	fluctuations and declines in the value of Argentina’s public debt;

•	Argentina’s capacity to successfully restructure its public debt under default;

•	high levels of public expenditure;

•	fluctuations in the exchange rate of the peso, particularly in relation to the U.S. dollar;

•	government regulation, including exchange controls and government measures to address social unrest;

•	the credibility and accuracy of Argentine economic indices;

•	adverse legal or regulatory developments, disputes or proceedings;

•	restrictions on creditors’ rights;

•	competition and consolidation in banking, financial services and related industries;

•	unsuccessful acquisitions, joint ventures or strategic alliances by us;

•	the interruption or failure of our information technology systems;

•	changes in credit and other risks of lending, such as increases in defaults by borrowers;

•	the failure of our risk management policies to effectively mitigate our risk exposure;

•	losses in our investment portfolios; and

•	the risk factors discussed under “Risk Factors.”

The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “forecast” and similar words are intended to identify forward-looking statements.  Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition.  Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors.  In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance.  Because of these uncertainties, you should not make any investment decision based on these estimates and forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus.  While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our ADSs and the underlying Class B shares, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes beginning on page F-1.  Unless otherwise indicated, all information provided in this section has been prepared in accordance with IFRS.

Overview

We are the largest private-sector bank in Argentina in terms of private-sector loans and deposits.  As of December 31, 2010, according to the Central Bank, we had a market share of 9.9% of both private-sector loans and private-sector deposits (as prepared in accordance with Argentine Banking GAAP).  We had loans of Ps. 22,217 million, deposits of Ps. 28,222 million, total assets of Ps. 36,253 million and stockholders’ equity of Ps. 3,401 million at March 31, 2011, and our net income for 2010 and the three months ended March 31, 2011 was Ps. 1,361 million and Ps. 368 million, respectively.

We are a full-service bank engaged in a wide variety of commercial and investment banking activities and related financial services directed towards individuals, small- and medium-sized enterprises, or SMEs, and large corporations.  Our commercial banking activities include products and services for individuals and SMEs, such as personal and corporate loans, deposit-taking, payroll accounts for employees at our corporate customers (plan sueldo), credit and debit cards and overdraft facilities.  Our global wholesale banking activities include products and services for our large corporate customers, such as investment banking and project finance.  As of March 31, 2011, we had 2,176,165 individual customers, 116,746 SME customers and 900 global wholesale banking customers. Our individual customers included 719,822 employee payroll accounts associated with 18,843 SME and global wholesale banking customers, which generate stable balances of demand deposits and reduce our average overall cost of funding.

As of December 31, 2010, our branch network was the second-largest among private-sector banks in Argentina, according to the Central Bank.  As of March 31, 2011, we had 157 branches in the Buenos Aires metropolitan area and 133 branches located in 20 of the other 23 Argentine provinces, and 937 automated teller machines, or ATMs, which as of December 31, 2010 constituted the second-largest number of ATMs in Argentina of any private-sector bank.  Combining our branch and ATM network, as of December 31, 2010 we had the second-largest retail banking network among private-sector banks in the country.  We also offer telephone banking and Internet banking options, a telemarketing center and a telephone hotline, which we refer to as Superlinea.  Our self-service terminals (Rioself) accept deposits, payments and account inquiries, allowing customers to manage their accounts and investments.  Furthermore, in line with the global strategy of the Santander Group, we have established relationships with 62 of the 115 Argentine universities through the Programa Universidades.  In 2010, we entered into an agreement with the Universidad de Buenos Aires, the largest university in Argentina, to offer financial services to the university community, including payroll accounts and services, and as of March 31, 2011, we had approximately 291,036 university customers including students, professors and other administrative employees.  We also utilize non-traditional distribution channels, such as our relationships with retailers and car dealerships with a total of 384 sales points as of March 31, 2011, pursuant to which they promote our credit and debit cards and consumer finance loans to their customers to finance purchases at their locations. We believe this distribution channel provides an opportunity to access and cross-sell to customers without established banking relationships.

We have a unique and differentiated commercial business platform that efficiently targets individual customers, SMEs and large corporations.  Our state-of-the-art technology infrastructure, combined with our multi-channel distribution network and our banking sector expertise, enables us to capture new commercial opportunities and offer high levels of customer service.  We utilize a custom-made, internally-developed client relationship management software, or CRM, which is a highly effective tool for managing our customer interactions and identifying cross-selling opportunities, allowing us to offer targeted products to our customers at each point of contact.

We have also invested heavily in our risk management systems, which have allowed us to significantly accelerate our credit approval and monitoring processes, particularly for individuals and SMEs.  This has increased customer satisfaction and driven increased credit volumes, while allowing us to control credit quality.

The following table further details our performance, market share and rank among private-sector banks in Argentina and the average performance of the ten largest private-sector banks in terms of total assets, as of December 31, 2010, under various metrics.  This market data is not available as of and for the three months ended March 31, 2011. For a more detailed description of our performance relative to the Argentine banking industry, see “The Argentine Banking Industry—Competitive Landscape.”

	As of and for the year ended December 31, 2010
	Santander Río(1)		Average(2)		Market Share	Private-Sector Rank
	(in millions of pesos, except operating data and percentages)
Total private-sector loans	Ps.	19,660.8	Ps.	11,062.2	9.9%	1
Personal loans		3,253.2		1,945.1	8.4	2
Credit card loans		4,743.4		2,050.8	16.3	1
Commercial loans(3)		8,902.1		5,848.5	9.1	1
Total private-sector deposits		25,564.0		14,428.7	9.9	1
Private-sector demand deposits		17,978.3		8,357.4	12.6	1
Private-sector savings accounts		9,865.9		4,325.3	12.8	1
Private-sector term deposits		7,057.9		5,734.9	6.6	4
Net income		1,601.0		655.3	13.0	1
Shareholders’ equity		3,862.1		2,700.7	6.7	2
Return on average equity		46.1%		24.7%	—	1
Efficiency ratio(4)		44.3		63.1	—	1
Fee income as a percentage of expenses		85.3		54.5	—	1
Credit and debit card accounts		5,419,860		2,211,129	14.8	1
Branch network		285		189	7.0	2
ATMs		917		742	7.2	2

Source:  Central Bank.

(1)
For comparative purposes, our results are presented in accordance with Argentine Banking GAAP as reported to the Central Bank, and may not be comparable to our results prepared in accordance with IFRS.

(2)	Represents the average performance of the ten largest private-sector banks in terms of total assets.

(3)	Includes loans to SME and global wholesale banking customers.

(4)	Efficiency ratio is defined as administrative expenses divided by total income (defined as net interest income plus net income from fees and commissions).

Our prestige and leadership has been recognized in the Argentine financial system, as well as in the broader Argentine business community.  Since 2007, we have consistently ranked as one of the 15 best companies in Argentina, including tenth-best in 2010, according to a survey of the management of top Argentine companies conducted by Apertura magazine and in 2010, we were named the best bank in Argentina by international publications such as Euromoney, Latin Finance and The Banker.  Our Internet banking system has been recognized as the best Internet banking system in Argentina by Global Finance for eight consecutive years and, in 2006, Global Finance named us the best Internet banking system in Latin America.

We are a subsidiary of Banco Santander.  The Santander Group, through its stand-alone subsidiaries, is the largest foreign bank group in Latin America in terms of assets, with a business volume of more than €2,319.3 billion (the sum of loans, deposits and mutual funds) as of March 31, 2011.  The Santander Group had shareholders equity of €79,753 million and a market capitalization of €69,143 million as of March 31, 2011, and net income of €9,129 million and €2,108 million for 2010 and the three months ended March 31, 2011, respectively.  As of March 31, 2011, the Santander Group had 14,179 offices in 15 countries and had operations in 20 countries worldwide.

Market Opportunity

We believe that the current sustained growth of the Argentine economy and the low penetration rates of financial services in Argentina offer a significant opportunity for us to continue growing.

Fast-growing economy

According to the Instituto Nacional de Estadísticas y Censos, the National Statistics and Census Institute, or INDEC, following the economic and financial crisis of 2001-2002, Argentina’s economy has experienced average real annual GDP growth of 7.6%, a higher rate during that period than any of the other large economies in Latin America, including Brazil, Chile, Colombia, Mexico and Peru.  The economic growth of Argentina has been driven primarily by higher prices for commodities, internal consumption and expanding private-sector demand, and also has been boosted by economic growth in Brazil, the largest country in Latin America in terms of population and GDP and Argentina’s principal export market since 1992.  During the same period, the Argentine financial system’s private-sector loans experienced a compound annual growth rate of 23.1%.  Despite the recent global economic and financial crisis affecting global markets, according to INDEC, Argentina’s real GDP grew 6.8% in 2008, 0.9% in 2009 and 9.1% in 2010, while private-sector loans grew 22.4% in 2008, 10.2% in 2009 and 35.9% in 2010.  Based on the strength of its economy, relatively low household indebtedness rates, the country’s balance of trade surplus and current high international prices for agricultural exports, we believe that Argentina’s economic growth will continue driving the increased penetration of financial services in Argentina.

Low credit penetration in a fragmented banking sector with consolidation potential

Argentina has one of the lowest penetration rates of financial services in Latin America.  According to the Central Bank and INDEC, Argentina had a total loan to GDP ratio of 12.0%, as of December 31, 2010, compared to 47.5% in Brazil, 77.2% in Chile, 29.1% in Colombia, 12.9% in Mexico and 23.9% in Peru.  Argentina also had a total deposit to GDP ratio of 13.2%, as of December 31, 2010, compared to 36.1% in Brazil, 27.7% in Colombia, 13.6% in Mexico and 26.7% in Peru.  The loan to GDP ratios and deposit to GDP ratios of the United States and Great Britain were 235% and 186%, and 53.4% and 167%, respectively, as of December 31, 2010.  The level of banking penetration in Argentina (as measured by loan to GDP ratio) currently remains below the banking penetration levels reached prior to the 2001 crisis.  As the level of market penetration of the banking sector rises to the level of other countries in Latin America, we believe the banking sector has the potential to grow at a faster rate than the overall economy.

In addition, the Argentine banking sector has significant potential for cost savings as expenses are combined, infrastructure is eliminated and efficiency levels are enhanced. As of December 31, 2010, the top five banks in Argentina (measured by total assets under Argentine Banking GAAP) represented 52.9% of the banking system’s total assets, compared to 67.1% in Brazil, 73.3% in Chile, 63.4% in Colombia, 73.6% in Mexico and 86.5% in Peru.  Furthermore, as of December 31, 2010, according to the Central Bank, there are 67 banks in Argentina, compared to 178 in Brazil , 25 in Chile, 22 in Colombia, 41 in Mexico and 15 in Peru.

We believe that as a result of our size and reach we are strategically positioned to benefit from the growth potential of the Argentine financial sector and its possible consolidation.

Our Competitive Strengths

Leading private-sector bank in the attractive Argentine market

We are the leading private-sector bank in Argentina and have the largest market share in terms of loans and deposits, according to the Central Bank, a strong retail network and high brand name recognition.  Our distribution platform, including branches and ATMs, is the largest in Argentina among private-sector banks, with a presence in the Buenos Aires metropolitan area and 20 of the other 23 Argentine provinces.

We have spearheaded Argentina’s credit recovery since the 2001-2002 crisis, experiencing one of the highest organic, nominal, loan portfolio growth rates in the last six years, according to the Central Bank.  We have also been a pioneer in credit card discount promotions and related marketing campaigns, which we believe have resulted in high levels of customer acceptance and favorable positioning of our brand and products in customers’ minds.  The Santander global brand is among the ten most-widely recognized financial institution brands in the world, according to Interbrand, and we possess the highest brand name recognition among private-sector banks in Argentina, according to Brain Network.

We believe that our scale and market leadership provide us with exceptional competitive advantages, including the ability to use our capital more efficiently, obtain better terms from our counterparties and allocate expenses over a larger volume base than our competitors.  In order to maximize our market position and operating efficiency, we serve our customers through our integrated technology platform with unique tools such as our custom-made CRM software, our credit risk assessment system and our alternative, cost-efficient distribution channels, such as our telemarketing center and our award-winning online banking portal.

Leading transactional banking business, which provides high recurring profitability through stable fee income and a low-cost deposit base

Our leading transactional business, which serves more than 2,250,000 customers and offers products such as credit and debit cards and payroll accounts for our individual customers and cash management services for our corporate customers, provides a stable, recurring and profitable source of fee income.  In 2010, fee income (as prepared in accordance with Argentine Banking GAAP) represented 38.1% of our total income (net interest income plus net income from fees and commissions), compared to an average of 30.6% for the ten largest banks in Argentina in terms of private-sector loans, and fee income (as prepared in accordance with Argentine Banking GAAP) represented 84.1% of our operating expenses, compared to an average of 51.3% for the ten largest banks in Argentina in terms of private-sector loans.  We believe our transactional banking product offerings result in our customers maintaining above-average levels of demand deposits, which currently are the lowest-cost source of funding for banks in Argentina.

Furthermore, we believe that the success of our transactional banking business is a direct consequence of our in-depth knowledge of our clients, our large and growing customer base, our wide range of products and our focus on profitable market segments.  This transactional business model, along with our low-cost funding base and our operational efficiency, has contributed to our superior financial performance and profitability.

Track record of superior growth and focus on increasing market share

Over the last five years, according to the Central Bank, our growth has been one of the fastest among the five largest private-sector banks in Argentina in terms of, among other things:

•
our loan portfolio, which has grown at a compound annual growth rate of 31.6% from December 31, 2005 to December 31, 2010 (partially as a result of our strong credit generation capacity), compared to a compound annual growth rate of 20.4% for private-sector Argentine banks as a whole; and

•
our demand deposits have grown at a compound annual growth rate of 22.5% from December 31, 2005 to December 31, 2010, compared to a compound annual growth rate of 21.3% for private-sector Argentine banks.

In addition, our individual customers increased by 41.8% from 1,526,414 to 2,163,944 customers from December 31, 2005 to December 31, 2010 and our SME customers increased 29.5% over the same period from 87,196 to 112,884 customers.

We believe we are positioned to continue growing and increasing our market share through, among other strategies, inorganic expansion and expanding our distribution network through the opening of new branches, other non-traditional distribution channels (including our relationships with retailers and car dealerships) and the further expansion of the Programa Universidades.

Balance sheet strength supported by a conservative risk management culture

The incorporation of Santander Group’s worldwide risk management platform into various levels of our organization, as well as the application of a rigorous credit approval processes, has allowed us to maintain a stable and generally declining level of non-performing loans, or NPLs, despite the strong growth of our loan portfolio.  Since 2003, our NPL ratio averaged 6.6%, and ranged from 37.9% in 2003 to 1.3% in 2010.  As of December 31, 2010, our NPL ratio (as prepared in accordance with Argentine Banking GAAP) was 1.31%, down from 2.11% as of December 31, 2009, compared to 3.1% as of December 31, 2009 and 2.1% as of December 31, 2010 for the private-sector banking sector as a whole, according to the Central Bank. As part of our risk management policies, we maintain a hedged foreign exchange rate exposure by matching foreign currency denominated assets and liabilities.

Furthermore, as of March 31, 2011, we had a strong asset structure with loans to the private sector representing 52.2% of our total assets. We also maintain healthy liquidity and capital levels.  Our capital base consists entirely of Tier 1 capital and, as of March 31, 2011, we had a Bank for International Settlements (BIS) capital ratio of 11.15%, well above the minimum regulatory level of 8% established by the Central Bank. Our principal source of funding is domestic deposits, which represented Ps. 28.2 billion, or 85.9% of our total liabilities as of March 31, 2011.  Since we are primarily a transactional bank, customer deposits constitute the main source of liquidity in our financing structure.

We believe our conservative risk approach, which contemplates the strict management of credit risk, foreign currency risk, interest rate risk and term risk has allowed us to maintain strong asset quality across Argentina’s different economic cycles.

Relationship with the Santander Group

We believe that being an affiliate of the Santander Group, the largest foreign bank group in Latin America in terms of assets, offers us significant competitive advantages.  Our relationship with the Santander Group allows us, among other things, to:

•
access the Santander Group’s multinational client base and benefit from the Santander Group’s global presence, particularly in Latin American countries such as Brazil and Chile, key export markets for our Argentine clients.  Given the large volume of international trade with these countries and our considerable presence in such markets, we have significant advantages vis-à-vis other Argentine banks when offering a variety of products and services such as trade financing and foreign exchange rate related services;

•	replicate or adapt the Santander Group’s successful product offerings and best practices from other countries in Argentina;

•	benefit from the Santander Group’s operational expertise in areas such as internal control and risk management, with practices that have been developed in response to a wide range of market conditions around the world and that we believe will enhance our ability to grow our business within desired risk limits;

•
leverage the Santander Group’s latest-generation, customer-centered, global information technology platform, which reduces our technology development costs, provides operational synergies with the Santander Group, enhances our ability to support our customers’ global businesses and enables us to deliver products and services targeted to the needs of our customers; and

•
utilize the Santander Group’s management training and development, which is composed of a combination of in-house training and development with access to managerial expertise and best practices in other Santander Group units outside Argentina.

Strong management team with superior experience in the Argentine financial system

We are led by a highly experienced management team.  Each member of our management has extensive experience in the Argentine banking industry.  Our management team has guided the bank through difficult economic cycles and, by anticipating recent macroeconomic developments, has obtained growth rates that have exceeded the growth of the banking sector as a whole since 2002, as measured by loans to private sector customers, deposits to private sector customers, total revenues and profits.  Our management team has an excellent track record of successful integrations of acquired businesses, including the merger with Banco Tornquist in 2000 and the acquisition of BNP Paribas’ retail branch network in Argentina in 2010.

Finally, our management has concentrated its efforts on establishing a successful working environment and employee culture, investing in rigorous personnel selection processes and training programs to maintain a strong talent base.  As a result, since 2007 we have ranked as one of the five best places to work in Argentina among companies with more than 1,000 employees according to the Great Place to Work Institute, and we ranked first overall in 2010.

Our Strategy

We intend to leverage our competitive advantages to continue expanding our business in the most dynamic and profitable segments of the Argentine economy, enhancing our position as the leading private-sector bank in Argentina while focusing on profitability and shareholder value.  The key elements of our strategy include:

Leverage our leading market position to benefit from the significant growth potential of the Argentine banking sector

We plan to continue increasing our market penetration, leveraging our strong brand name, distribution network and world-class products in order to capture the benefits of growth in the banking sector as the Argentine economy grows and the level of market penetration of financial services in Argentina approaches those of other countries in the region.  Furthermore, we will continue to focus our marketing efforts to enlarge our customer base and promote the cross-selling of products and services among our customer base in order to increase the number of products used by each of our clients, as well as to increase our share of those products for customers operating with more than one bank.  We intend to improve our competitiveness by further strengthening our brand awareness, particularly through the marketing of our products and the use of our multi-channel distribution platform, and by expanding our use of our technology platform to develop tailored products that target our customers’ specific needs.

Increase our distribution network through new branches and other non-traditional distribution channels

We intend to increase our branch network presence in those regions with the highest growth potential in Argentina.  We currently plan to open approximately 100 new branches and 200 new ATMs by 2013 in regions where we have a strong presence or branch footprint.  We estimate that the cost of the expansion of our branch and ATM networks will be between Ps. 500 million and Ps. 1.0 billion depending on, among other factors, construction costs, real estate acquisition costs and the percentage of locations that are owned or rented. We expect to fund these investments with future profits and the proceeds to us from the global offering.

We further intend to continue developing our non-traditional distribution channels in order to enhance our branch and ATM network and multiply our selling capacity with limited increase in our overhead. Currently, our traditional branch network is complemented with 384 additional distribution channels (most of them located on the sites of other companies or commercial networks, such as retailers and car dealers), and a telemarketing center with 477 specialized salespeople and 273 phone lines.  In addition, through our Programa Universidades, we have an in-depth relationship with more than half of the universities in Argentina, which provides us access to teachers, students and administrative employees and which helps us develop early relationships with future middle- and high-income individuals and future business leaders.

Strategically explore inorganic expansion opportunities in the fragmented Argentine banking sector

As currently structured, Argentina’s banking sector remains more fragmented than other banking sectors in Latin America, reflecting significant potential for further consolidation as the market continues to develop.  We acquired BNP Paribas’ retail branch network in Argentina in 2010, and we continue to actively seek to make material acquisitions in the near to medium term which we believe may offer additional value and are consistent with or complementary to our business strategy.

Continue our focus on the most dynamic segments of the economy

We intend to continue growing our individual customer base, which expanded 98% between 2003 and 2010.  In particular, we plan to continue expanding our credit card business, which has grown at a compound annual growth rate of 50.6% since 2003, exploring new and expanding existing alliances with large retailers in Argentina in order to provide our credit card customers with new and attractive value opportunities.  We will also seek to increase credit penetration within our existing credit card customer base through innovative financing alternatives and marketing campaigns. We expect that our total loan portfolio, which grew at a compound annual growth rate of 31.6% from December 31, 2005 to December 31, 2010 according to the Central Bank, will continue to grow at a similar rate in the near term, as we expect the ratio of loans to GDP in Argentina will continue to increase from current levels, which are below those of most other countries in the region.  If loan growth for the Argentine financial system were to slow, our loan portfolio might not continue to grow at the same rate it did historically.  We expect to fund our loan growth primarily through increased customer deposits and, to a lesser extent, with proceeds to us from the global offering.

Furthermore, we seek to be in a position to capitalize on our strong SME banking business if this segment continues to expand. We intend to continue to use our extensive distribution network to aggressively pursue SME customers with targeted product offerings and attractive credit products and thereby build new (and strengthen our existing) relationships with SME customers.

In addition, we intend to leverage our distribution network in Argentina, the Santander Group’s global network and our significant foreign trade expertise to continue benefiting from Argentina’s competitive position in agricultural and other commodity exporting sectors, and to support Argentine corporations as they continue to expand their businesses worldwide.

Capitalize on our risk conservative, cost-efficient culture to promote profitable and sustainable growth

We intend to continue to carefully monitor the credit quality of our asset portfolio, particularly any assets in high growth segments such as individuals and SMEs, while diversifying our balance sheet and maintaining a low exposure to government securities.  We plan to maintain a balanced growth profile with a strong emphasis on liquidity and a stable, low-cost funding base.  We will also maintain a cost-conscious approach in our expansion plan by carefully analyzing the potential profitability of each planned new branch location.  Furthermore, we plan to make effective use of technology in order to control the expenses associated with the continued expansion of our distribution network.

Our History and Corporate Structure

In 1908, we were founded in La Plata, Argentina as an insurance company under the name of Río de la Plata Compañía de Seguros Contra Incendios.  As banking transactions increased during the 1930s, we expanded into banking operations in 1932 under the name of Banco de Créditos y Seguros Río de la Plata S.A.  In 1935, we changed our name to Banco Río de la Plata S.A. and transferred our insurance activities to a separate, unrelated company.

Since the 1960s, we have expanded through organic growth and by acquiring small and medium-sized banks in Argentina.  In 1981, we acquired Banco Delta, a local commercial bank, which marked the beginning of a period of sustained growth that involved the acquisition of Banco Rural, Banco Español, Banco Comercial del Norte and Banco Ganadero Argentino.  In 1997, a subsidiary of Banco Santander acquired 105,180,556 of our Class A shares, representing 35.1% of our capital stock and 51.0% of our voting interests.  In connection with this acquisition, Banco Santander and Santander Investment S.A. were granted options to purchase from the selling shareholders Class A shares and Class B shares representing at that time 98.9% of our capital stock and 99.2% of our voting interests.  Upon exercising such options, Banco Santander became our controlling shareholder.  In 2000, we merged with Banco Tornquist, a wholly-owned subsidiary of Banco Santander, and Banco Santander launched an exchange offer to our minority stockholders, offering five shares of Banco Santander for seven Class B shares of Santander Río.  The exchange offer was accepted by 94.0% of our minority stockholders, and Banco Santander increased its ownership of our capital stock to 91.6%, representing 96.5% of our voting interests.

As a result of the exchange offer and the exercise of its remaining options obtained from the 1997 acquisition, Banco Santander currently owns, directly and indirectly, 99.3% of our capital stock and 99.3% of our voting interests. See “Principal and Selling Shareholders.”

After giving effect to the global offering, Banco Santander will beneficially own           % of our capital stock and           % of our voting interests (or,            % and            %, respectively, assuming full exercise of the over-allotment option). Assuming the conversion of all preferred shares held by minority shareholders to Class B shares and full exercise of preemptive rights by minority shareholders, after giving effect to the global offering, Banco Santander will beneficially own           % of our capital stock and           % of our voting interests (or,            % and            %, respectively, assuming full exercise of the over-allotment option).

In 2007, we changed our name to Banco Santander Río S.A.

In 2010, we acquired the retail operations of BNP Paribas, Sucursal Argentina, including 17 branches and its deposits, in which it had a 0.3% market share as of March 31, 2010, according to the Central Bank.

Our Class B shares trade on the BASE and the Latibex.  Our free float as of the date of this prospectus is comprised of a total amount of 7,005,903 shares (3,752,671 Class B shares and 3,253,232 preferred shares) representing 0.65% of our capital stock and 0.37% of our voting interests.

Our principal executive offices are located at Bartolomé Mitre 480, Ciudad Autónoma de Buenos Aires, Argentina, and our telephone number is (+54-11-4341-1000).  Our website address is www.santanderrio.com.ar.  Information contained on our website is not incorporated by reference in, and is not a part of, this prospectus.

THE OFFERING

Issuer	Banco Santander Río S.A.

Selling Shareholder	Administración de Bancos Latinoamericanos Santander, S.L.

Securities offered
We and the selling shareholder are offering        ADSs, evidenced by ADRs and each representing four Class B shares, through the international underwriters in the United States and in other jurisdictions outside of the United States and Argentina.  Of the         ADSs offered in this offering,         are being offered by us and         are being offered by the selling shareholder.

We refer to this offering as the “international offering.”

Argentine offering
Concurrently with the international offering, we are offering         Class B shares through the Argentine underwriters to investors in Argentina by means of a prospectus in Spanish, substantially similar to this prospectus. We refer to this offering as the “Argentine offering.”  The Argentine offering is comprised solely of primary shares. We refer to the international offering together with the Argentine offering as the “global offering.”  The closings of the international and Argentine offerings are conditioned upon each other.

Capital increase and preemptive rights assignment
As a result of the capital increase required for the issuance of Class B shares as part of the global offering, in accordance with Argentine corporate law, each of our shareholders has a preemptive right to subscribe a number of shares sufficient to maintain its proportionate holding of our total capital stock. Our current shareholders will be entitled to exercise preemptive rights, and to subscribe at the same price per share as the Argentine offering, for one new Class B share per each           shares currently held, during the preemptive subscription period, which we expect will begin on           , 2011 and end on           , 2011.

In addition, our shareholders have accretion rights, which permit them to subscribe any capital increase shares that are not subscribed by other shareholders in proportion with the percentage of shares for which the subscribing shareholder has exercised its preemptive rights.

Our principal shareholders, including the selling shareholder, which collectively hold 99.3% of our shares, will assign their preemptive rights in the capital increase underlying the primary shares offered in the global offering to the underwriters. Any preemptive or accretion rights exercised by minority shareholders will be satisfied with Class B shares at the closing of the global offering and at the end of the preeemptive subscription period on              , 2011. The maximum number of such shares that may be issued, assuming all minority shareholders exercise their preemptive rights, is             Class B shares. See “Rights Offering.”

Conflicts of interest
Because Santander Investment Securities Inc., a member of the U.S. Financial Industry Regulatory Authority (“FINRA”) and an underwriter in this offering, is an affiliate of, and under common control with, the issuer and the selling shareholder, FINRA views the participation of Santander Investment Securities Inc. as an underwriter in this offering as the public distribution of securities issued by a company with which Santander Investment Securities Inc. has a conflict of interest and/or an affiliation, as those terms are defined in FINRA Rule 5121.  Because of this relationship, the offering will be conducted in accordance with FINRA Rule 5121.  This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of “due diligence” in respect to, the registration statement and this prospectus.  Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter for the international offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act of 1933, specifically including those inherent in Section 11 of the Securities Act.  We have agreed to indemnify Merrill Lynch, Pierce, Fenner & Smith Incorporated against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Over-allotment option
The selling shareholder has granted the international underwriters an option, exercisable within 30 days from the date of commencement of trading of the ADSs, to purchase up to an additional               ADSs to cover over-allotments of shares in connection with the international offering, if any.

The ADSs
Each ADS will represent four Class B shares.  The ADSs will be evidenced by ADRs.  The ADSs will be issued under a deposit agreement among us, JPMorgan Chase Bank, N.A., as depositary, and the registered holders and beneficial owners from time to time of ADSs issued thereunder.

Listing	We intend to apply to list the ADSs on the NYSE, under the symbol “BSAR.” Our Class B shares are currently listed on the BASE, under the symbol “BRIO,” and on the Latibex, under the symbol “XBRSB.”

Share capital before and after global offering
Our share capital is divided into Class A shares, Class B shares and preferred shares.  Each Class A share and Class B share represents the same economic interest in us.  Preferred shares have priority collection rights in case of liquidation.  Holders of Class A shares or preferred shares are permitted to convert their shares into Class B shares on a one-to-one basis at the option of the holder.  See “Description of Capital Stock.”

As of the date of this prospectus, our share capital consists of 142,450,159 Class A shares, 297,724,088 Class B shares and 638,700,768 preferred shares.  We do not have any shares in treasury.

After giving effect to the global offering, our share capital will consist of               Class A shares,              Class B shares and              preferred shares outstanding (or               Class A shares,              Class B shares and              preferred shares outstanding, assuming full exercise of the over-allotment option).

Assuming the conversion of all preferred shares held by minority shareholders to Class B shares and full exercise of preemptive rights by minority shareholders, after giving effect to the global offering, our share capital will consist of               Class A shares,              Class B shares and              preferred shares outstanding (or               Class A shares,              Class B shares and              preferred shares outstanding, assuming full exercise of the over-allotment option).

As of the date of this prospectus, Banco Santander beneficially owns 99.62% of our Class A shares, 98.74% of our Class B shares and 99.49% of our preferred shares. See “Principal and Selling Shareholders.”
After giving effect to the global offering, Banco Santander will beneficially own             % of our Class A shares,             % of our Class B shares and            % of our preferred shares (or              %,              % and              %, respectively, assuming full exercise of the over-allotment option).

Assuming the conversion of all preferred shares held by minority shareholders to Class B shares and full exercise of preemptive rights by minority shareholders, after giving effect to the global offering, Banco Santander will beneficially own            % of our Class A shares,             % of our Class B shares and            % of our preferred shares (or              %,              % and              %, respectively, assuming full exercise of the over-allotment option).

Use of proceeds
We expect to receive total estimated net proceeds from the global offering of approximately $          , based on the midpoint of the price range set forth on the cover page of this prospectus after deducting estimated underwriting discounts and commissions and expenses of the global offering that are payable by us.  Each $1.00 increase (decrease) in the public offering price per ADS would increase (decrease) our net proceeds, after deducting estimated underwriting discounts and commissions and expenses, by $         .  We will not receive any of the net proceeds from the sale of ADSs offered by the selling shareholder.

We intend to use the net proceeds of the global offering for general corporate purposes, including to expand our distribution network pursuant to our expansion plan, which contemplates opening approximately 100 new branches and 200 new ATMs by 2013, increase our loan portfolio, and to fund inorganic growth to the extent we are able to complete appropriate acquisitions. We are actively seeking to make material acquisitions in the near to medium term which we believe may offer additional value and are consistent with or complementary to our business strategy.

Dividends and Dividend Policy
Although we have no current plans to adopt a formal dividend policy governing the amount and payment of dividends, we currently intend to declare and pay dividends on an annual basis, subject to approval by a majority vote of our shareholders and the Central Bank.  All shares of our capital stock rank pari passu with respect to the payment of dividends.

Prior authorization of the Superintendencia de Entidades Financieras y Cambiarias, or the Superintendency of Financial and Exchange Institutions of the Central Bank, or the SEFyC, is required for the distribution of dividends.  In accordance with Argentine law, we may pay dividends in pesos out of retained earnings, if any, as set forth in our financial statements prepared in accordance with Argentine Banking GAAP and filed with the Comisión Nacional de Valores, or CNV.  Dividends shall be paid through Caja de Valores S.A., which is designated as our registrar and paying agent in Argentina.

Holders of ADSs will be entitled to receive dividends, if any, declared and paid on the Class B shares represented by such ADSs to the same extent as holders of such Class B shares.  Cash dividends, if any, will be paid in pesos and will be converted by the depositary into U.S. dollars and paid to the holders of ADSs, net of any fees, currency conversion expenses, taxes or governmental charges.  See “Dividends and Dividend Policy.”

We are subject to certain exchange controls and transfer restrictions limiting, under certain circumstances, our ability to make dividend payments abroad.  See “Risk Factors—Risks Relating to the ADSs and Our Class B Shares Offered Hereby—Holders of the ADSs and our Class B shares may not receive any dividends” and “Exchange Rates and Exchange Controls—Exchange Controls.”

On April 14, 2011, we paid a dividend of Ps. 800 million, equal to Ps. 0.742 per share, with respect to fiscal year 2010. As such, purchasers of ADSs or Class B shares in this offering will not be entitled to receive any portion of the dividend for 2010.  As the dividend was declared in the first quarter of 2011, it was recognized in our total equity for the three months ended March 31, 2011.

Voting rights
All holders of the Class B shares are entitled to one vote per share.  Subject to Argentine corporate law, our bylaws and the terms of the deposit agreement among us, the depositary and the holders of the ADSs, will be entitled to instruct the depositary to vote or cause to be voted the number of shares represented by such ADSs.  Holders of Class A shares, which are not being offered hereby, are entitled to five votes per share.  Holders of preferred shares are not entitled to vote, except in specific cases required by Argentine corporate law.  See “Description of Capital Stock” and “Description of American Depositary Shares.”

ADR depositary	JPMorgan Chase Bank, N.A.

Taxation
For a discussion of the material U.S. and Argentine tax considerations relating to an investment in our Class B shares or the ADSs, including the possibility that holders of our Class B shares or the ADSs may be subject to estate and gift tax in the Province of Buenos Aires, and that we may seek reimbursements from holders in any permitted manner for amounts owed under the Argentine personal assets tax, see “Taxation.”

Lock-up agreements
We have agreed with the international underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our capital stock (or ADSs representing such shares) or any securities convertible into or exercisable or exchangeable for our capital stock (or ADSs representing such shares) during the 180-day period following the date of this prospectus.  Each of our principal shareholders, including the selling shareholder, and our executive officers and directors have each agreed to substantially similar lock-up agreements.

Risk factors
Investing in our ADSs and in the underlying Class B shares involves risks.  See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in the ADSs and the underlying Class B shares.

Proposed New York Stock Exchange Symbol	“BSAR”.

SUMMARY FINANCIAL AND OPERATING DATA

The following tables present our summary historical consolidated financial data for each of the periods indicated.  You should read this information in conjunction with our consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

We have derived our summary consolidated income statement data for the years ended December 31, 2009 and 2010 and our summary consolidated balance sheet data as of January 1, 2009 and December 31, 2009 and 2010 from our audited consolidated financial statements included in this prospectus, which have been prepared in accordance with IFRS.

We have derived our summary consolidated income statement data for the three months ended March 31, 2010 and 2011 and our summary consolidated balance sheet data as of March 31, 2011 from our unaudited condensed consolidated financial statements included in this prospectus, which have been prepared in accordance with IAS 34. These unaudited condensed statements include all adjustments that management believes are necessary to fairly present our results of operations and financial condition at the date and for the periods presented. Operating results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the remainder of the year ending December 31, 2011. See “Presentation of Financial and Other Information.”

Solely for the convenience of the reader, peso amounts as of and for the year ended December 31, 2010 and the three months ended March 31, 2011 have been translated into U.S. dollars.  The rate used to translate such amounts was Ps. 3.9758 and Ps. 4.0520 per $1.00, which was the reference exchange rate for U.S. dollars on December 31, 2010 and March 31, 2011, respectively, as reported by the Central Bank.

CONSOLIDATED INCOME STATEMENT DATA IN ACCORDANCE WITH IFRS

	For the years ended December 31,					For the three months ended March 31,
	2009		2010		2010	2010		2011		2011
	(in thousands of pesos)(1)				(in thousands of U.S. dollars)(1)(2)	(in thousands of pesos)(1)				(in thousands of U.S. dollars)(1)(2)
Interest and similar income	Ps.	3,030,154	Ps.	3,075,333	$773,513	Ps.	727,309	Ps.	895,410	$220,980
Interest expense and similar charges		(1,007,014)		(856,911)	(215,532)		(193,612)		(266,309)	(65,723)
Net interest income		2,023,140		2,218,422	557,981		533,697		629,101	155,257
Income from equity instruments		13,272		19,449	4,892		1,236		1,800	444
Income from companies accounted for using the equity method		15,159		19,361	4,870		—		1,272	314
Fee and commission income		1,553,998		1,962,353	493,574		440,161		544,908	134,479
Fee and commission expense		(374,396)		(496,411)	(124,858)		(110,573)		(120,587)	(29,760)
Net fee and commission income		1,179,602		1,465,942	368,716		329,588		424,321	104,719
Gains on financial assets and liabilities (net)		105,461		203,661	51,225		33,879		4,078	1,006
Exchange differences (net)		215,812		208,957	52,557		49,021		58,722	14,492
Other operating income		8,578		12,119	3,048		9,843		7,197	1,776
Other operating expenses		(70,713)		(83,146)	(20,913)		(14,972)		(21,749)	(5,367)
Total income		3,490,311		4,064,765	1,022,376		942,292		1,104,742	272,641
Administrative expenses		(1,337,078)		(1,723,739)	(433,558)		(363,803)		(492,421)	(121,525)
Depreciation and amortization		(136,514)		(151,169)	(38,022)		(31,936)		(39,250)	(9,687)
Provisions (net)(3)		(79,517)		24,370	6,130		(22,716)		(17,259)	(4,259)
Impairment losses on financial assets (net)(4)		(408,437)		(177,809)	(44,723)		(71,634)		(60,641)	(14,966)
Impairment losses on other assets (net)		(323)		(162)	(41)		(7)		—	—
Gains on disposal of assets not classified as non-current assets held for sale		19,278		26,666	6,707		23		9,722	2,399
Gains/(losses) on disposal of non-current assets held for sale not classified as discontinued operations		3,007		510	128		2		127	31
Operating profit before tax		1,550,727		2,063,432	518,997		452,221		505,020	124,635

	For the years ended December 31,					For the three months ended March 31,
	2009		2010		2010	2010		2011		2011
	(in thousands of pesos)(1)				(in thousands of U.S. dollars)(1)(2)	(in thousands of pesos)(1)				(in thousands of U.S. dollars)(1)(2)
Income taxes		(499,955)		(702,921)	(176,800)		(143,253)		(137,438)	(33,919)
Consolidated profit for the year/period	Ps.	1,050,772	Ps.	1,360,511	$342,197	Ps.	308,968	Ps.	367,582	$90,716
Profit attributable to the Parent		1,050,524		1,360,258	342,133		308,946		367,572	90,714
Profit attributable to non-controlling interest		248		253	64		22		10	3
Earnings per share		0.97		1.26	0.32		0.29		0.34	0.08
Basic and diluted earnings per 1,000 shares
Common shares		973.95		1,261.05	317.18		286.38		340.71	84.08
Diluted shares
Cash dividend per 1,000 shares(5)		762.83		741.51	186.51		—		—	—
Weighted average shares outstanding (in thousands) - basic and diluted		1,078,875		1,078,875	—		1,078,875		1,078,875	—

CONSOLIDATED BALANCE SHEET DATA IN ACCORDANCE WITH IFRS

	As of January 1,		As of December 31,				As of March 31,
	2009		2009		2010		2011		2011
	(in thousands of pesos)								(in thousands of U.S. dollars)(2)
Assets
Cash and balances with the Central Bank	Ps.	5,440,453	Ps.	7,291,829	Ps.	8,054,583	Ps.	9,194,272	$2,269,070
Financial assets held for trading		707,359		2,495,486		2,944,827		2,505,006	618,215
Available-for-sale financial assets		175,815		486,762		691,969		593,153	146,385
Loans and receivables		15,067,738		14,687,815		20,521,552		22,217,414	5,483,074
Hedging derivatives		2,353		8		—		—	—
Investments		36,038		45,952		46,763		48,035	11,855
Tangible assets		653,637		604,880		756,482		792,992	195,704
Intangible assets		—		24,245		106,627		104,163	25,706
Tax assets		578,224		478,725		344,679		344,830	85,101
Other assets		121,918		195,215		375,830		452,698	111,722
Total assets	Ps.	22,783,535	Ps.	26,310,917	Ps.	33,843,312	Ps.	36,252,563	$8,946,832

Liabilities
Financial liabilities held for trading	Ps.	126,649		Ps. 4,889	Ps.	7,058	Ps.	5,695	$1,406
Deposits from credit institutions		401,782		209,915		241,938		238,999	58,983
Customer deposits		16,894,904		19,342,713		26,174,375		27,983,453	6,906,084
Marketable debt securities		450,434		258,307		188,590		188,506	46,522
Other financial liabilities		1,869,012		2,047,166		2,279,720		3,441,710	849,386
Financial liabilities at amortized cost		19,616,132		21,858,101		28,884,623		31,852,668	7,860,974
Provisions(6)		253,863		269,083		158,886		165,335	40,803
Tax liabilities		348,694		572,215		506,864		516,788	127,539
Other liabilities		339,680		354,829		382,260		311,048	76,764
Total liabilities	Ps.	20,685,018	Ps.	23,059,117	Ps.	29,939,691	Ps.	32,851,534	$8,107,486

Shareholders’ equity
Share capital	Ps.	1,078,875	Ps.	1,078,875	Ps.	1,078,875	Ps.	1,078,875	$266,257
Reserves		1,018,372		928,372		1,155,896		1,716,154	423,533
Profit for the year attributable to the parent		—		1,050,524		1,360,258		367,572	90,714
Valuation adjustment(7)		—		192,758		307,351		237,285	58,560
Non-controlling interests		1,270		1,271		1,241		1,143	282

	As of January 1,		As of December 31,				As of March 31,
	2009		2009		2010		2011		2011
	(in thousands of pesos)								(in thousands of U.S. dollars)(2)
Total equity(8)		2,098,517		3,251,800		3,903,621		3,401,029	839,346
Total liabilities and equity	Ps.	22,783,535	Ps.	26,310,917	Ps.	33,843,312	Ps.	36,252,563	$8,946,832

RATIOS IN ACCORDANCE WITH IFRS

	As of and for the years ended December 31,		For the three months ended March 31,
	2009	2010	2010	2011
Profitability and performance
Net interest margin(9)	10.6%	9.9%	10.3%	8.9%
Total margin(10)	16.7	16.3	16.7	14.9
Return on average total assets (ROAA)(11)	4.3	4.7	4.7	4.2
Return on average shareholders’ equity (ROAE)(11)	38.4	40.2	36.0	37.0
Efficiency ratio(12)	42.2	46.1	42.0	48.1
Net fee and commission income as a percentage of operating expenses(13)	80.0	78.2	83.3	79.8
Capital adequacy
Average shareholders’ equity as a percentage of average total assets	11.2%	11.7%	13.0%	11.5%
Basel capital adequacy ratio(14)	15.6	13.6	16.5	11.1
Asset quality
Non-performing loans as a percentage of total loans(15)	2.0%	1.3%	1.8%	1.0%
Non-performing loans as a percentage of computable credit risk(16)	2.0	1.3	1.8	1.0
Net loan charge-offs as a percentage of computable credit risk(16)	2.7	1.4	1.7	1.4
Impairment losses on financial assets as a percentage of average total loans	2.9	1.1	2.0	1.2
Allowance for credit losses as a percentage of non-performing loans(15)	126.8	133.2	138.1	153.8
Allowance for credit losses as a percentage of net loan charge-offs	96.6	122.5	144.6	112.9
Allowance for credit losses as a percentage of total loans	2.6	1.7	2.6	1.6
Liquidity
Liquid assets as a percentage of deposits(17)	37.7%	30.8%	36.2%	32.9%
Loans and financial leases, net of allowances as a percentage of deposits	75.1	77.7	76.6	78.7
Total loans, net as a percentage of total funding	67.2	71.0	68.0	69.7
Deposits as a percentage of total funding	89.4	91.4	88.7	88.6
Operations
Branches	258	282	276	290
Employees (full-time equivalent)	5,688	6,281	5,832	6,402

	As of and for the years ended December 31,				For the three months ended March 31,
	2009		2010		2010		2011
Average interest-earning assets (in thousands of Ps.)	Ps.	19,245,138	Ps.	22,695,068	Ps.	20,762,587	Ps.	28,270,683
Average interest-bearing liabilities (in thousands of Ps.)	Ps.	13,894,096	Ps.	14,785,171	Ps.	14,274,951	Ps.	18,181,235

(1)	Except percentages, ratios, per share amounts and operational data.

(2)
Converted, for convenience purposes only, using the exchange rate for pesos into U.S. dollars reported by the Central Bank of Ps. 4.0520 per $1.00 on March 31, 2011 for results for the three months ended March 31, 2011 and Ps. 3.9758 per $1.00 on December 31, 2010 for results for the year ended December 31, 2010.

(3)	Includes provisions for legal and tax contingencies.

(4)	Net provisions to the credit loss allowance less recoveries of loans previously written off.

(5)
Includes dividends based on net income and dividends based on reserves, which have been accrued with respect to the year in which the income was earned. On April 14, 2011, we paid a dividend of Ps. 800 million, equal to Ps. 741.51 per 1,000 shares, with respect to fiscal year 2010.

(6)	Includes provisions for pensions and contingent liabilities.

(7)
Includes the amounts, net of the related tax effects, of the adjustments to assets and liabilities recognized temporarily in equity in the statement of changes in equity until they are recognized as shareholders’ equity in the consolidated income statement.  The amounts arising from subsidiaries are presented in the line items, as appropriate. See note 26 to our consolidated financial statements.

(8)
Total equity declined from December 31, 2010 to March 31, 2011 primarily because the Ps. 800 million dividend that was declared with respect to 2010 was recorded in the three months ended March 31, 2011.

(9)
Net interest margin is defined as net interest income (including income on equity investments) divided by average interest-earning assets, which are loans, receivables, debt instruments and other financial assets which yield interest or similar income.

(10)
Total margin is defined as net interest income plus net fee and commission income over average interest-earning assets. Amounts displayed for the three months ended March 31, 2010 and 2011 are based on annualized net interest income and net fee and commission income, which is calculated by multiplying each amount by four.

(11)	Amounts displayed for the three months ended March 31, 2011 are based on annualized net income, which is calculated by multiplying net income for the three months ended March 31, 2011 by four.

(12)	Efficiency ratio is defined as administrative expenses plus depreciation and amortization, divided by total income.

(13)	Net fee and commission income divided by administrative expenses plus depreciation and amortization.

(14)
Basel capital adequacy ratio is defined as risk-weighted assets to computable net worth and is calculated according to Argentine Banking GAAP based on the Basel Committee on Banking Regulation and Supervisory Practices framework.

(15)	Non-performing assets include all credits past due by more than 90 days and other doubtful credits.

(16)	Computable credit risk is the sum of the face amounts of loans and leases (including non-performing assets), guarantees and documentary credits.

(17)	Liquid assets include cash, due from banks and government securities recorded at market prices.

RISK FACTORS

Investing in the ADSs and Class B shares involves a high degree of risk.  You should carefully consider the risks described below with all of the other information included in this prospectus before making an investment decision.  If any of the following risks actually occurs, it may materially harm our business, results of operations or financial condition.  In this event, the market price of the ADSs or our Class B shares could decline and you could lose part or all of your investment.  The risks described below are those known to us and that we currently believe may materially and adversely affect us.

Risks Relating to Argentina

Overview

We are a stock corporation (sociedad anónima) incorporated in Argentina, and substantially all of our assets and operations are located in Argentina.  Accordingly, the quality of our assets, results of operations and financial condition depend to a significant extent on macroeconomic, social and political conditions prevailing in Argentina.  Argentine government actions concerning the economy, including decisions with respect to inflation, interest rates, price controls, foreign exchange controls and taxes, as well as other changes in policies and regulations, have had and could continue to have a material adverse effect on private sector entities, including us.  During the crisis of 2001-2002, for example, the Argentine government took a number of measures to address the crisis, which had a severe effect on our business, results of operations and financial condition.  The Argentine government may adopt policies that could adversely affect the economy or our business, and future economic, social and political developments in Argentina may impair our business, results of operations or financial condition.

Argentina’s current economic growth and stability may not continue.

During 2001 and 2002, Argentina went through a period of severe political, economic and social crisis.  Although the economy has recovered significantly, sustainable economic growth and the sustained capacity of private sector debtors to repay their loans is dependent on a variety of factors, including international demand for Argentine exports, the stability and competitiveness of the peso against foreign currencies, consumer and investor confidence, and a stable and relatively low rate of inflation.  As in the recent past, Argentina’s economy may suffer if political and social pressures inhibit the implementation by the Argentine government of policies designed to maintain price stability, generate growth and enhance consumer and investor confidence.  This, in turn, could lead to lower demand for our services and the deterioration of our loan portfolios, which could adversely affect our results of operations and financial condition.

Although the Argentine economy continued to grow in 2010 and in the first months of 2011, concern remains about the Argentine economy’s ability to sustain growth due partly to the following economic conditions:

•	a low rate of investment as a percentage of GDP;

•	relatively high rates of underemployment;

•	relatively high rates of inflation, which have accelerated;

•	high international agricultural commodity prices, which may not continue;

•	limited access to international financing despite a significant reduction in Argentina’s sovereign debt;

•	limited availability of long-term credit for the private sector;

•	current fiscal surplus levels, which may not continue;

•	the current trade surplus, which may not continue; and

•	external shocks, which may adversely affect the economy’s ongoing growth.

A decline in economic growth or increased economic instability could adversely affect our business, results of operations or financial condition.

The government has exercised, and continues to exercise, significant influence over the economy.  This involvement could adversely affect our results of operations and the market price of our securities.

Historically, the government has intervened in the economy and has made significant changes in policies and regulations on various occasions.  The government’s interventions in the economy have included, among other measures, changes in interest rates, tax and regulatory policies, subsidies and foreign exchange rates and the imposition of price controls, capital controls and limits on imports and exports.  Our business, results of operations and financial condition, as well as the market price of our securities, may be adversely affected by changes in policies or regulations affecting the economy.

There is uncertainty over whether the Argentine government will implement changes in policy or regulations affecting these or other factors in the future, which may contribute to economic uncertainty in Argentina and to heightened volatility in both the Argentine securities markets and of securities issued abroad by Argentine issuers.  These uncertainties and other developments in the Argentine economy may adversely affect our results of operations and the market value of our securities.

A return to a high inflation environment may have adverse effects on the Argentine economy, which could have a material adverse effect on our results of operations.

According to data published by INDEC, the rate of inflation was 7.2% in 2008, 7.7% in 2009 and 10.9% in 2010.  Over the course of the past several years, the Argentine government has implemented several programs to control inflation and monitor prices for many goods and services, including price support arrangements agreed to by the Argentine government and private-sector companies.

Uncertainty surrounding future inflation and the current economic situation could slow Argentina’s economic growth.  In the past, inflation has materially undermined the Argentine economy and the government’s ability to create conditions that permit growth.  A return to a high inflation environment would also undermine Argentina’s foreign competitiveness by diluting the positive effects of the peso devaluation on the export-oriented sectors of the Argentine economy, with consequent negative effects on the level of economic activity in the country.  In turn, a portion of the Argentine debt is adjusted by the Coeficiente de Estabilización de Referencia, the Stabilization Coefficient Index, or CER Index, a currency index that is strongly tied to inflation.  Therefore, any significant increase in inflation would cause an increase in Argentina’s debt and, consequently, the country’s financial obligations.  A high inflation environment could also adversely affect our results of operations as a result of a lag in matching increased costs with increases in our commission rates.  In addition, a return to high inflation could lead to a reduced rate of economic growth, which could lead to lower demand for our services and products and deterioration in the quality of our loan portfolio, adversely affecting our business and results of operations.

A loss in the credibility of several Argentine economic indices may lead to a lack of confidence in the Argentine economy and may in turn limit our ability to access the credit and capital markets.

Concerns have arisen regarding the accuracy of certain indices published by INDEC, such as the consumer price index, or CPI, as well as other indices published by INDEC that rely on the CPI, including the poverty index, the unemployment index and the calculation of the GDP.  Private estimates, on average, refer to annual rates of inflation in excess of those published by INDEC.  At the beginning of 2011, a mission from the International Monetary Fund arrived in Argentina to collaborate with INDEC on the preparation of a new method to calculate CPI.  Our ability to access credit and capital markets to finance our operations and growth in the future could be hindered by the uncertainty relating to the accuracy of the economic indices in question, which could adversely affect our results of operations and financial condition.

Argentina’s ability to obtain financing from international markets is limited, which may impair its ability to implement reforms and foster economic growth, thereby affecting our business, results of operations and prospects for growth.

In 2005, Argentina restructured part of its sovereign debt, which had been in default since the end of 2001.  Before the restructuring, Argentina had approximately $193.7 billion in total gross public debt.  The Argentine government announced that, as a result of this restructuring, it had approximately $134.3 billion in total gross public debt as of December 31, 2005.  Of this amount, approximately $14 billion were defaulted bonds owned by creditors who did not participate in the restructuring.  Some bondholders in the United States, Italy and Germany have filed legal actions against Argentina and holdout creditors may initiate new suits in the future.

Additionally, foreign shareholders of several Argentine companies, including public utilities and a group of bondholders that did not participate in the 2005 sovereign restructuring, have filed claims totaling approximately $16.5 billion before the International Centre for Settlement of Investment Disputes, or ICSID, alleging that certain government measures were inconsistent with the fair and equitable treatment standards set forth in various bilateral investment treaties to which Argentina is a party.  To date, ICSID has rendered several decisions against Argentina requiring the Argentine government to pay approximately $915 million plus interest in claims and legal fees.  Argentina applied for the annulment of these awards under Chapter VII of the ICSID Arbitration Rules.

The Argentine government cancelled all of its pending debt with the IMF on January 3, 2006.  However, Argentina’s past default and its failure to completely restructure its remaining sovereign debt and fully negotiate with the holdout creditors may prevent Argentina from accessing the international capital markets notwithstanding its successful 2010 exchange offer.  Litigation initiated by holdout creditors as well as ICSID claims may result in material judgments against the Argentine government and could result in attachments of or injunctions relating to assets of Argentina that the government intended for other uses.

Separately, in September 2008, the President announced an offer to settle the debt with the Club of Paris by means of a cash payment of approximately $6.7 billion, obtained from Central Bank reserves.  Negotiations with the Club of Paris are still ongoing and it is uncertain when and on what terms the negotiations will come to an end, and what effect such settlement is likely to have on Argentina’s financial situation and access to international credit.

Additionally, pursuant to Joint Resolutions No. 8/2009 and No. 5/2009 of the Ministry of Economy and the Secretary of Finance, the exchange offer restructuring of certain secured loans was launched on February 2, 2009.  Subsequently, the Argentine government announced that 97% of the local creditors and 41% of the foreign creditors accepted the terms of the exchange offer, representing Ps. 15.1 billion and Ps. 3.5 million, respectively, of the Ps. 15.6 billion outstanding aggregate amount of domestic secured loans due in 2009, 2010 and 2011.

In 2009, three groups of bondholders that declined to participate in the 2005 restructuring of the external public debt filed claims before the ICSID totaling over $4.4 billion.

On October 23, 2009, the Ministry of Economy announced that Argentina would proceed with plans to restructure its untendered debt.  On November 18, 2009, the Congress enacted a law to suspend Law No. 26,017, which restricted the ability of the government to restructure the untendered debt and conduct other transactions with holdout creditors.  On December 9, 2009, Executive Decree No. 1953/2009 authorized the Ministry of Economy and Public Finance to file with the SEC a shelf registration statement for Argentina, authorizing the government to issue up to $15 billion in securities.  This shelf registration was approved by the SEC on April 13, 2010.

On April 15, 2010, the government announced the main terms of the debt exchange being offered to the holdouts of the 2005 exchange offering, which represented 24% of Argentina’s outstanding debt.  On May 3, 2010, Argentina commenced its exchange offer for untendered debt.  The results of the 2010 exchange offer were announced in June 2010 with almost 67% of the holdouts having accepted.  Recently, the exchange offer was reopened, and bondholders representing $156 million of bonds and $256 million of Brady bonds have accepted as of January 2011.  Overall, more than 91% of the eligible defaulted debt has been restructured.

Notwithstanding Argentina’s recent efforts to restructure its debt and resolve disputes with its international creditors, the government may not have the financial resources necessary to implement reforms and foster economic growth, which, in turn, could have a material adverse effect on the country’s economy and lower demand for our services.  Furthermore, difficulties Argentina may encounter in obtaining credit in the international capital markets could have a direct impact on our own ability to access international credit markets to finance our operations.

Significant fluctuations in the value of the peso against the U.S. dollar may adversely affect the Argentine economy, which could adversely affect our business, results of operations and financial condition.

In 2002, Law No. 25,561 (the Public Emergency Law) put an end to ten years of U.S. dollar-peso parity and authorized the Argentine government to set the exchange rate between the peso and other currencies.  The Argentine government initially established a dual exchange rate of Ps. 1.40 per U.S. dollar for certain transactions and a free-floating rate for all other transactions.  This dual system was later replaced by a single, free-floating exchange rate for all transactions.  Since the floating of the peso, the peso has fluctuated significantly, causing the Central Bank to intervene occasionally in the market to limit changes in the value of the peso by selling or buying U.S. dollars.  For example, since January 1, 2009, the peso has ranged from a low of Ps. 3.4497 per $1.00 to a high of Ps. 4.0865 per $1.00.  As of May 24, 2011, the exchange rate for the purchase of U.S. dollars, as reported by the Central Bank, was Ps. 4.0865 per $1.00.

Despite the positive effects of the depreciation of the peso in 2002 on the export-oriented sectors of the Argentine economy, it has also had a far-reaching negative impact on a range of businesses and individuals.  The devaluation of the peso had a negative impact on the ability of Argentine businesses and the Argentine government to honor their foreign currency-denominated debt, initially led to very high inflation, significantly reduced real wages and had a negative impact on businesses, like ours, whose success is dependent on domestic market demand.  Abrupt or significant changes in the value of the peso may occur in the future as a result of local and/or international circumstances.  If the peso were to suffer a significant devaluation, all of the negative consequences on the Argentine economy related to such devaluation could recur, which would adversely affect our business, results of operations and financial condition.  Moreover, a devaluation of the peso would likely result in a decline in the value of our Class B shares and ADSs.

On the other hand, a substantial increase in the value of the peso against the U.S. dollar could also present risks for the Argentine economy by negatively impacting the financial condition of companies whose foreign currency-denominated assets exceed their foreign currency-denominated liabilities.  In addition, in the short-term, a significant real appreciation of the peso would adversely affect the competitiveness of Argentine exports and export-oriented businesses.  This could have a negative effect on economic growth and employment and reduce the Argentine public sector’s revenues by reducing tax collection in real terms, given its current reliance on taxes on exports, all of which would adversely affect our business, results of operations and financial condition.

Current levels of public expenditure could result in adverse consequences for the Argentine economy.

The Argentine government’s current macroeconomic strategy consists of maximizing the rate of economic growth by, among other things, maintaining a policy of high levels of public expenditure.  In 2009 and 2010, respectively, the principal debt payments of the public sector were $23.9 billion and $22.4 billion.  In 2010, the government decided to use Central Bank reserves to meet its commitments to debt holders and transferred $6.5 billion from the Central Bank for such purposes.  The government’s policy of using Central Bank reserves to meet its commitments has continued in 2011.  Since January 2011, the Central Bank has approved the transfer of up to $9.0 billion to the government to meet its commitments.

In the past, the government has resorted to the international capital markets to source part of its funding requirements, but other sources of liquidity have included local financial institutions.  The government may seek to finance its deficit by gaining access to the liquidity available in local financial institutions.  Government initiatives that increase our exposure to the public sector would affect our liquidity and assets and negatively impact confidence in financial institutions, including us, which could adversely affect our business and financial condition.

Government measures to address social unrest may adversely affect the Argentine economy and thereby adversely affect our business and results of operations.

During the economic and financial crisis of 2001-2002, Argentina experienced social and political turmoil, including civil unrest, riots, looting, nationwide protests, strikes and street demonstrations.  Despite the economic recovery and relative stability since 2002, social and political tensions and high levels of poverty and unemployment continue.  Future government policies to address social unrest may include, among other things, changes in laws, regulations and policies affecting foreign trade and investment and our business.  Historically, the government has enacted laws, decrees and rules that compelled private companies to maintain certain wage levels and provide their employees with certain benefits.  The return of such policies could adversely affect the Argentine economy and thereby adversely affect our business and results of operations.

In March 2008, the Argentine Ministry of Economy and Production announced new taxes on a number of agricultural exports.  The taxes were to be calculated at incremental rates as the price for the exported products increased and represented a significant increase in taxes on agricultural exports.  The adoption of these taxes met significant opposition from various political and economic groups with ties to the Argentine agricultural sector.  Since then, the government has faced a conflict with agricultural producers who oppose the government’s taxation policy on agricultural exports, as well as the government’s restrictions on exports of beef and cereal products.  Such conflict, especially during the first half of 2008, significantly affected the Argentine economy and the productivity of the agricultural sector.  Although the measures described above did not pass the Argentine Congress, the potential for conflict between the government and the agricultural sector remains, and the government may adopt measures affecting the agricultural sector or other sectors of the economy, including the financial sector, to compensate for the revenues that otherwise would have been received from the proposed taxes.  These uncertainties could adversely affect the Argentine economy and the prospective growth of the country.  Economic distress may lead to lower demand for our services and to the deterioration of our loan portfolios, which may have a material adverse effect on our results of operations and financial condition.

Exchange controls, transfer restrictions and other policies of the government have limited and may continue to limit the availability of international and local credit, adversely affecting our business.

In 2001 and the first half of 2002, Argentina experienced a massive withdrawal of deposits from the Argentine financial system in a short period of time, which precipitated a liquidity crisis within the Argentine financial system and prompted the government to impose exchange controls and restrictions on the ability of depositors to withdraw their deposits.  Restrictions on withdrawals have since been removed and foreign exchange controls have been eased.  However, in June 2005 the government adopted various other rules and regulations that established restrictive controls on capital inflows, including a requirement that for certain funds remitted into Argentina an amount equal to 30% of such funds be deposited with a local financial institution as a U.S. dollar deposit for one year without such deposit accruing interest, yielding any other kind of benefit or being posted as collateral for any transaction, which negatively affected the liquidity of the Argentine capital markets.  See “Exchange Rates and Exchange Controls—Exchange Controls.”

The Argentine government could impose further exchange controls or restrictions on the movement of capital and take other measures that could limit our ability to access international capital markets, impair our ability to make interest or principal payments abroad or adversely affect our business, results of operations and financial condition.

The end of Argentina’s private pension and retirement savings system reduced the liquidity of the Argentine capital markets and increased their concentration.

In December 2008, in response to the global economic crisis, the Argentine Congress passed a law unifying the Argentine pension and retirement savings system into a system publicly administered by the Administración Nacional de la Seguridad Social, National Social Security Agency, or ANSES and eliminating the retirement savings system previously administered by private pension funds.  Until 2008, a significant portion of the local demand for debt and equity of Argentine companies had come from privately held Argentine pension funds.

The end of the private retirement pension system adversely affected the Argentine capital markets, as the Administradoras de Fondos de Jubilaciones y Pensiones (Retirement and Pension Funds Administrators) were a key group of institutional investors.  The dynamics of the local capital markets changed due to the considerable decrease in liquidity and increase in concentration.  The changes to the pension and retirement savings system and the potential for similar measures in the future have affected and may continue to affect liquidity and investor confidence in Argentina and, in turn, our ability to access international credit markets to finance our operations, which would adversely affect our results of operations and financial condition.

Shocks to Argentina’s financial sector could threaten the financial system, reduce confidence in the economy and financial system and lead to renewed political and social tensions, adversely affecting the Argentine economy.

Argentina has experienced a series of economic and political crises in recent years, including high inflation between 1985 and 1989, social turmoil in 1989, increasing unemployment rates during 1994 and 1995, a recession in 1998 and the economic and financial crisis of 2001-2002.  These crises have significantly reduced confidence in Argentina’s economy and financial systems as a whole.  Although short-term deposits have recovered substantially since 2002, the global economic and financial crisis of 2008 adversely affected the Argentine economy and temporarily reduced growth.  Further shocks to the Argentine financial sector, as occurred in 2001 and 2002, could have a material adverse affect on financial institutions and their ability to operate as financial intermediaries.  In addition, in the event of a future shock, such as the failure of one or more banks or a crisis in depositor confidence, the government could impose further exchange controls, transfer restrictions or other measures, which could adversely affect the deposit base of Argentine financial institutions, including ours, Argentina’s economy as a whole and its prospects for economic growth.

The Argentine economy could be adversely affected by local political developments.

The Argentine economy, including the financial and securities markets, is sensitive to local political developments.  Argentina’s national election for President and Vice President will take place in October 2011, and other relevant local and federal elections will also take place in 2011.  The election results could be adverse to the development of a stable and pro-business market environment in Argentina.  Furthermore, the uncertainty created by the upcoming elections in 2011 may adversely affect the Argentine economy and, indirectly, our business, results of operations and financial condition.

Changes in labor laws and judicial decisions favorable to labor could adversely affect our results of operations.

Recently, both private and public sector employers have been affected by the pressure from certain employees or unions to raise salaries and increase benefits.  It is possible that the government will adopt new measures that will compel companies to raise salaries and increase benefits and that employees and unions will actively demand such increases by means of strikes or other related measures.  Therefore, our labor costs may increase and our operations may be harmed or interrupted by strikes from our own employees or other unions, adversely affecting our business, results of operations and financial condition.

In addition, labor laws and judicial decisions favorable to labor have significantly increased the companies’ liability exposure to their employees and those of third-party contractors.  If we are held liable for legal claims by employees of third-party contractors, either directly or through an indemnification claim from the contractor, our business and results of operations could be adversely affected.

The Argentine economy could be adversely affected by economic developments in other global markets.

Financial and securities markets in Argentina are influenced by economic and market conditions in other global markets.  Although economic conditions vary from country to country, investors’ perception of the events occurring in one country may substantially affect capital flows into and securities of issuers in other countries, including Argentina.  The Argentine economy was adversely impacted by the political and economic events that occurred in several emerging economies in the 1990s, including the sudden devaluation of the Mexican peso in 1994, the collapse of several Asian economies between 1997 and 1998, the economic crisis in Russia in 1998 and the devaluation of the Brazilian real in January 1999.  In addition, Argentina continues to be affected by events in the economies of its major regional partners.

Furthermore, the Argentine economy may be affected by events in developed economies which are trading partners or that impact the global economy.  Economic conditions and credit availability in Argentina were affected by the global financial crisis in 2008.  When the crisis began, major global financial institutions suffered considerable losses, investor confidence in the global financial system was shaken and various financial institutions required government bailouts or ceased operations altogether.

Moreover, in recent months, several European Union members have been obliged to reduce their public expenditures due to their high indebtedness rates, which has negatively impacted the Euro zone’s economy.  For example, recent difficulties in Spain’s economy, which has experienced a decrease in GDP and an increase in the unemployment rate, have affected the real estate and financial sectors of the Spanish economy, among others, including companies operating in these sectors, such as Banco Santander, our parent company. In addition, certain events, such as the outbreak of civil and political unrest in several countries in Africa and the Middle East, including Egypt, Libya, Tunisia, Bahrain, Syria and the Ivory Coast, or the earthquake and subsequent tsunami in Japan might further strain and affect the global economy and the global financial system.

The long-term effects of the global economic and financial crisis on the international financial system remain uncertain.  A deterioration in any area of the global economy or the economic condition of Argentina’s principal regional partners, including the members of Mercosur, or Spain, could have a material adverse effect on the Argentine economy and, indirectly, on our business, results of operations and financial condition.

Risks Relating to the Argentine Financial System

Changes in law and regulation may negatively affect us.

Argentine financial institutions are subject to extensive regulation by the government, principally the Central Bank and the CNV.  Government regulations and laws govern all facets of our operations, including:

•	minimum capital requirements;

•	reserve requirements;

•	requirements for investments in fixed-rate assets;

•	lending limits and other credit restrictions, including compulsory allocations;

•	limits and other restrictions on fees;

•	limits on the amount of interest banks can charge or the period for capitalizing interest;

•	accounting and statistical requirements;

•	dividend restrictions;

•	limits on market share; and

•	changes to the deposit insurance regime.

The regulatory structure is continuously evolving, and the Central Bank and other governmental authorities have reacted actively and extensively in the past to developments in our industry.  There are several current legislative initiatives that, if passed, may materially affect the Argentine financial system and our business, results of operations and financial condition.  For example, certain proposed legislative initiatives would drastically modify the existing regime applicable to financial institutions by, among other ways, imposing market share limits, regulating interest rates or commissions and fees, directing credit to specific sectors and replacing the current deposit insurance system with a public deposit insurance system.  Other proposed bills would require companies to distribute a percentage of their earnings to employees, or grant compensation to depositors that have not challenged the regulation regarding mandatory conversion to pesos (“pesification”).  Although the Argentine Congress has not taken significant steps toward adopting these bills, the government may propose, amend or adopt stricter rules and regulations applicable to us, or such future legislation that, if proposed, amended or adopted, may adversely affect our business, results of operations, financial condition or the market value of our securities.

Financial institutions have made payments to depositors related to exchange rate differences in connection with the pesification and rescheduling of deposits and may be exposed to further liabilities.

The pesification and the rescheduling of deposits established by Decree No. 1570/01, Law No. 25,561, Decree No. 214/02 and other supplementary regulation, which the government ordered in response to the 2001-2002 crisis, triggered a significant number of legal actions by individuals and legal institutions, mainly through protection claims (“acción de amparo” or “amparos”) against financial institutions, including us, on the basis that these measures violated constitutional and other rights.  Claimants have demanded, among other things, to recover their deposits in cash and in their original currency.  As a result of such claims, Argentine courts have entered judgments (some of which are subject to pending appeals) ordering financial institutions to reimburse the relevant dollar-denominated deposits, or their equivalent in pesos, at market exchange rates.  These rulings resulted in significant losses for financial institutions, including us, as these institutions had to reimburse the deposits in Argentina, which had been “pesified” and rescheduled by the Argentine government (mostly dollar-denominated deposits before pesification), at market exchange rates, higher than the Ps. 1.40 rate at which the deposits were pesified and recorded.  As of March 31, 2011, we had incurred total cumulative cash losses of Ps. 1.1 billion as a result of such judgments.

The Supreme Court has handed down several decisions in relation to the claims filed as a result of the 2001-2002 crisis.  On December 27, 2006, in Massa, Juan Agustín v. Poder Ejecutivo Nacional – Dto. No. 1570 y Otro s/ Amparo Ley No. 16,986, which we refer to as the Massa Case, the Supreme Court confirmed the constitutionality of the emergency legislation during 2001 and 2002 regarding the pesification of the Argentine economy and determined the method of calculating the applicable restitution of the deposits in the financial system pursuant to such legislation.  We have filed an administrative claim through the Argentine Banking Association requesting compensation from the Argentine government for losses in connection with these claims and have reserved all of our legal rights in connection therewith.  The authorities have not ruled on possible compensation to financial institutions in relation to these matters, and we may not be reimbursed for such amounts.  We do not expect to incur significant further losses related to the pesification and rescheduling of deposits; however, additional claims may be filed in the future.  Furthermore, legislative initiatives that seek to grant compensation to depositors that have not challenged the pesification regulation may, if passed, result in additional claims being filed and losses incurred which may adversely affect our results of operations and financial condition.

We may be exposed to liability resulting from consumer protection claims, which could have a material adverse effect on our business, results of operations and financial condition.

Various consumer groups and associations and local and federal governments allegedly acting on behalf of consumer classes have initiated mediation processes and/or lawsuits against us and other banks under Law No. 24,240, which we refer to as the Consumer Protection Law, seeking reimbursement for certain fees, commissions, charges and interest on the foregoing which they allege were charged and collected illegally and an injunction or similar legal order barring the collection of such fees, commissions, charges and interest on the foregoing.  Class action lawsuits, such as exist in the United States, are not contemplated under Argentina’s regulatory framework; however, demandas colectivas (suits similar to class actions) have been admitted by local courts under certain circumstances pursuant to the Consumer Protection Law.  Claims of this nature have been brought against us for unspecified amounts.

Although there has not been any ruling against us in a “demanda colectiva,” in certain cases, courts have ruled against other financial institutions and have ordered them to cease charging certain fees and commissions and to return the amounts determined to have been illegally collected, plus interest. Actions by the courts or other authorities may increase our potential liability resulting from such claims in the future.  In addition, we may incur losses or legal expenses as a result of the existing actions or as a result of additional claims that may be brought against us.  If such claims are decided adversely to us, our business, results of operations and financial condition could be materially adversely affected.

The health and liquidity of Argentina’s financial system depends on the vitality of the long-term credit market and on maintaining the confidence of depositors.

As a result of the economic and financial crisis of 2001-2002, the volume of financial intermediation activity in Argentina fell drastically: credit fell from 23.1% of GDP in March 2001 to just 7.7% in June 2004, while deposits as a percentage of GDP fell from 31.5% to 23.2% during the same period, according to the Central Bank.  During this period, our financial intermediation activities also declined.  The depth of the crisis and the effect of the crisis on depositors’ confidence in the financial system have created significant uncertainty as to the likelihood that the financial system will fully recover its ability to act as an intermediary between savings and credit.  Despite the ongoing recovery of Argentina’s short-term credit market (in the form of overdrafts, consumer loans, credit cards and advances), long-term lending has recovered more slowly.

Even though deposits in the financial system, including our deposits, resumed growth in mid-2002, most of these new deposits are either demand deposits or very short-term time deposits, creating a liquidity risk for banks engaged in long-term lending, particularly in case of a run on deposits like that experienced during the 2001-2002 crisis, and increasing their need to depend on the Central Bank as a potential liquidity backstop.  If longer-term financial intermediation activity fails to resume at substantial levels, our business, results of operations and financial condition will be adversely affected.

Financial institutions’ asset quality is highly exposed to public-sector debt.

Financial institutions have a significant portfolio of bonds of and loans to the Argentine federal and provincial governments, some as a result of the economic and financial crisis of 2001-2002 and the compensation measures undertaken by the government in conjunction with the pesification policy.  The value of these assets held by Argentine financial institutions, as well as their income generation capacity, is dependent on the Argentine public sector’s creditworthiness, which is in turn dependent on the government’s ability to promote sustainable long-term economic growth, generate tax revenues and control public spending.  Although public-sector debt represented only Ps. 1,290.1 million, or 3.6% of our total assets, as of March 31, 2011, any new restructuring of the sovereign debt that is unfavorable to creditors or any failure by the federal or provincial governments to meet their debt obligations in accordance with their terms could have a material adverse effect on the financial system, and therefore adversely affect our business, results of operations and financial condition.

Uncertainty regarding the construction and application of Argentine foreign exchange and other regulations may lead to criminal liability and civil penalties.

The Argentine government, especially the Central Bank and the Unidad de Información Financiera or Financial Information Unit or UIF, among others have enacted a vast number of regulations substantially changing the applicable regulatory framework on foreign exchange controls, money laundering and international trade matters, many of which were often confusing or even contradictory.  These changes may have led to uncertainty by local financial institutions which are authorized to engage in foreign exchange activities, including us, as well as from the authorities in the application of such regulations.  If Argentine courts hold us liable for violating criminal laws pertaining to foreign exchange or anti-money laundering or apply significant penalties, our business, results of operations or financial condition may be adversely affected.

Restrictions on creditors’ rights and on their ability to enforce certain liens may have an adverse effect on us.

Since 2002, Argentine federal and local governments have enacted several regulations and executive decrees with respect to loans granted prior to the crisis of 2001-2002 that limit creditors’ ability to foreclose on collateral and exercise their rights under liens in the event of a failure by a debtor to comply with its contractual obligations.  These restrictions, some of which are still in force, limit the ability of creditors, including us, to bring legal action to recover unpaid loans.  Although many of these restrictions are currently not in force, the business, results of operations and financial condition of financial institutions, including us, could be adversely affected if the federal or local governments approve further restrictions on the ability of creditors to enforce their rights.

Risks Relating to Us

Increased competition and consolidation in the banking system could limit our growth or continue to reduce spreads and adversely affect our results of operations.

The Argentine financial sector has recently experienced consolidation among small- and medium-sized financial institutions, and we expect the trend toward increased competition to continue as financial institutions recover from the crisis of 2001-2002.  Increased competition, including from non-bank financial institutions, particularly in the automobile and consumer financing markets, could make it harder to continue to increase our lending volume at recently achieved rates.  Furthermore, we expect the trend towards increased consolidation to continue, in particular if the trend toward decreasing spreads (due both to increased competition and to the government’s tightening of monetary policy in response to concerns about inflation) is not offset by increases in lending volume or otherwise, which may lead to a more challenging competitive environment and to a reduction of our market share.  As a result, even if the demand for financial products and services continues to grow, competition may adversely affect our results of operations by decreasing the net margins we are able to generate.

Our controlling shareholder has a great deal of influence over our business and its interests could conflict with yours.

As of the date of this prospectus, Banco Santander, our controlling shareholder, beneficially owns 99.62% of our Class A shares, 98.74% of our Class B shares and 99.49% of our preferred shares.  Upon completion of the global offering, assuming no exercise of the over-allotment option and no conversion of preferred shares to Class B shares by minority shareholders, Banco Santander will, directly or indirectly, control approximately % of our total voting interests.  Following the global offering, our controlling shareholder will continue to be able to control us and our subsidiaries, including the ability to:

•	elect the majority of the directors and exercise control over our company and subsidiaries;

•	agree to sell or otherwise transfer its controlling stake in our company; and

•
determine the outcome of substantially all actions requiring shareholder approval, including amendments of our bylaws, transactions with related parties, corporate reorganizations, acquisitions and disposals of assets, issuance of additional equity securities and determination of the timing and amounts of dividends, if any.

We operate as a stand-alone subsidiary within the Santander Group.  Our principal shareholders have no liability for our banking operations, except for the amount of their respective holdings of our capital stock.  The interests of Banco Santander may differ from our interests or those of our other shareholders and the concentration of control in Banco Santander will limit other shareholders’ ability to influence corporate matters.  As a result, we may take action that our other shareholders do not view as beneficial.

We rely on recruiting, retaining and developing appropriate senior management and skilled personnel.

Our continued success depends in part on the continued service of key members of our management team.  The ability to continue to attract, train, motivate and retain highly qualified professionals is a key element of our strategy.  The successful implementation of our growth strategy depends on the availability of skilled management, both at our head office and at each of our business units.  If we or one of our business units or other functions fails to staff our operations appropriately or loses one or more of our key senior executives and fails to replace them in a satisfactory and timely manner, our business, financial condition and results of operations, including control and operational risks, may be adversely affected.  Likewise, if we fail to attract and appropriately train, motivate and retain qualified professionals, our business may also be affected.

Our management has discretion in how we allocate and use the net proceeds we receive from the global offering.

We will have flexibility in applying the net proceeds we receive from the global offering, as described in this prospectus.  See “Use of Proceeds.” You may not agree with how we use the net proceeds of the global offering.  If we use the net proceeds for corporate purposes that do not yield a significant return or any return at all for our shareholders, our stock price could decline.

We may make acquisitions that may not be successful.

From time to time, we evaluate acquisition opportunities that we believe offer additional value to our shareholders and are consistent with our business strategy, and we may use the net proceeds of the global offering for any such acquisitions.  However, we may not be able to identify suitable acquisition candidates, and we may not be able to acquire promising targets on favorable terms or at all.  In addition, our ability to benefit from any such acquisitions will depend in part on our successful integration of those businesses.  The integration of acquired businesses entails significant risks, including:

•	unforeseen difficulties in integrating operations and systems;

•	problems assimilating or retaining the employees of acquired businesses;

•	challenges retaining customers of acquired businesses;

•	unexpected liabilities or contingencies relating to the acquired businesses, including legal claims;

•	the possibility that management may be distracted from day-to-day business concerns by integration activities and related problem-solving; and

•	the possibility of regulatory restrictions that prevent us from achieving the expected benefits of the acquisition.

Losses in our investment portfolios due to the volatility of the capital markets and exchange rates may adversely affect our results of operations and financial condition.

We may suffer losses related to our investment portfolio, which is managed by our Asset and Liability Committee and which we refer to as our ALCO portfolio, and to our general exchange position, or GEP, as a result of changes in market prices, non-fulfillment of obligations, fluctuations in interest and exchange rates or other reasons.  We may suffer losses due to a decrease in the value of our ALCO portfolio, as well as other losses resulting from the volatility of prices in the financial markets, even if general economic conditions do not worsen.  As of March 31, 2011, our ALCO portfolio totaled Ps. 2.1 billion.  Any such losses could have a material adverse effect on our results of operations and financial condition.

Greater loan losses than expected may adversely affect our earnings.

We, as lenders, are exposed to the risk that our customers will be unable to repay their loans in accordance with their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the business of making loans and could have a material adverse effect on our operating results. Our credit risk with respect to our commercial and consumer loan portfolio will relate principally to the general creditworthiness of businesses and individuals within our local markets, about which we may have limited information. Our credit risk with respect to our mortgage portfolio will relate principally to the creditworthiness of individuals and the value of the assets serving as security for the repayment of loans.

We make various assumptions and judgments about the collectability of our loan portfolio and provide an allowance for estimated loan losses based on a number of factors. We believe that our current allowance for loan losses is adequate. However, if our assumptions or judgments prove to be incorrect, the allowance for loan losses may not be sufficient to cover actual loan losses. We may have to increase our allowance in the future in response to the request of our banking regulators, to adjust for changing conditions and assumptions, or as a result of any deterioration in the quality of our loan portfolio. The actual amount of future provisions for loan losses cannot be determined at this time and may vary from the amounts of past provisions.

We may experience increases in our level of past due loans as our loan portfolio matures and our reliance on consumer lending expands.

Our loan portfolio has grown substantially in recent years. Any corresponding rise in our level of past due loans may lag behind the rate of loan growth. Rapid loan growth may also reduce our ratio of past due loans to total loans until growth slows or the portfolio becomes more seasoned. This may result in increases in our loan loss provisions, charge-offs and the ratio of past due loans to total loans. Furthermore, our level of past due loans could increase as our reliance on consumer lending expands, since the typical consumer loan portfolio has a higher percentage of past due loans. As we grow and our reliance on consumer lending expands, our historic loan loss experience may not be indicative of our future loan loss experience.

We are exposed to risks associated with structural mismatches between our assets and liabilities, which may have an adverse effect on our results of operations and financial condition.

We are exposed to a structural mismatch between our assets and liabilities, which may have an adverse effect on our future profitability or liquidity.  Deposits are our main source of funding and are mostly transactional.  Of our total deposits, 97% are demand deposits or have a maturity no longer than three months.  Even though our asset exposure is also short term, with an average maturity of our loan portfolio as of March 31, 2011 of 14.3 months, we may experience liquidity problems if a substantial amount of our customers decide to withdraw their deposits in a short period of time.

Furthermore, a significant portion of our financial assets accrue at a floating annual interest rate, whereas a smaller portion of liabilities accrue at a fixed interest rate.  These positions are funded by non-adjustable, peso-denominated liabilities, which bear market rates that are re-priced mainly in the short term.  This mismatch exposes us to fluctuations in real interest rates.  A significant increase in real interest rates paid on our peso-denominated liabilities, which occurs when the nominal interest rate increases more than the inflation rate, could have an adverse effect on our business.

Our market, credit and operational risk management policies, procedures and methods may not be fully effective in mitigating our exposure to unidentified or unanticipated risks.

Our market and credit risk management techniques and strategies and other statistical modeling tools may not be fully effective in mitigating our risk exposure in all economic market environments or against all types of risk, including risks that we fail to identify or anticipate.  Some of our qualitative tools and metrics for managing risk are based upon our use of observed historical market behavior.  We apply statistical and other tools to these observations to arrive at quantifications of our risk exposures.  These qualitative tools and metrics may fail to predict future risk exposures.  These risk exposures could, for example, arise from factors we did not anticipate or correctly evaluate in our statistical models.  This would limit our ability to manage our risks.  As a result, our losses could be significantly greater than the historical measures indicate.  In addition, our quantified modeling does not take all risks into account.  Our more qualitative approach to managing those risks could prove insufficient, exposing us to material unanticipated losses.  If existing or potential customers believe our risk management is inadequate, they could take their business elsewhere.  This could harm our reputation, business and results of operations.

In addition, our businesses depend on the ability to process a large number of transactions efficiently and accurately.  Losses can result from inadequate personnel, inadequate or failed internal control processes and systems, information systems failures or from external events that interrupt normal business operations.  We also face the risk that the design of our controls and procedures for mitigating operational risk proves to be inadequate or is circumvented.  We have suffered losses from operational risk in the past and we may suffer material losses from operational risk in the future.

Argentina has different corporate disclosure standards than those you may be familiar with in the United States.

The securities laws of Argentina, which govern open or publicly listed companies such as us, aim to promote disclosure of all material corporate information to the public.  Argentine disclosure requirements, however, are more limited than those in the United States in important respects.  For example, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports or to file current reports upon the occurrence of certain events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules under Section 16 of the Exchange Act.  In addition, although Argentine law imposes restrictions on insider trading and price manipulation, applicable Argentine laws are different from those in the United States and in certain respects the Argentine securities markets are not as highly regulated and supervised as the U.S. securities markets.

Accordingly, the information about us available to you will not be the same as the information available to shareholders of a U.S. company.

We recently began preparing our financial statements in accordance with IFRS and, as a result, some of our financial data are not easily comparable from period to period.

For purposes of this global offering, we have begun preparing our financial statements, traditionally prepared in accordance with Argentine Banking GAAP, in accordance with IFRS.  As a result, our financial data as of and for the two years ended December 31, 2009 and 2010 presented in this prospectus has been derived from our audited consolidated financial statements prepared in accordance with IFRS.  Our financial data as of March 31, 2011 and for the three-month periods ended March 31, 2010 and 2011 derives from our unaudited condensed consolidated financial statements prepared in accordance with IAS 34.  Prior to the year ended December 31, 2009, we prepared our financial statements solely in accordance with Argentine Banking GAAP.  For regulatory purposes, including Central Bank regulations and CNV reporting requirements, we currently prepare and will continue to prepare and make available to our shareholders statutory financial statements in accordance with Argentine Banking GAAP.  We have included as supplemental information in this prospectus selected financial data which have been derived from our financial statements at and for the years ended December 31, 2006, 2007, 2008, 2009 and 2010 and the three-month periods ended March 31, 2010 and 2011, prepared in accordance with Argentine Banking GAAP.  Because IFRS differs in certain significant respects from Argentine Banking GAAP, our Argentine Banking GAAP financial information presented in this prospectus for any period is not directly comparable to our IFRS financial data.  See note 47 to our consolidated financial statements.  See “Argentine Banking Regulatory Framework Auditing Requirements.”  The lack of comparability of our financial data may make it difficult to gain a full and accurate understanding of our operations and financial condition.

The interruption or failure of our information technology systems may adversely affect our business.

Our operations depend on our ability to manage our communication and information technology systems, including those related to our CRM software, our ATMs and our website, efficiently and without interruption.  Our information technology systems and our operations may be impaired or interrupted by fire, flooding, electrical failures, telecommunication failures, computer viruses, electronic or physical theft and similar events.  In addition, our information technology systems and operations may be impaired if our suppliers fail to provide us with products in a timely manner or decide to terminate their relationship with us.  Any of these events may interrupt our systems, produce delays and loss of critical data and would prevent us from operating at an optimal level.  In addition, our loss recovery planning might not be able to prevent harm resulting from all the abovementioned events, and our insurance may be inadequate to cover any losses resulting from any resulting interruptions.  The occurrence of any of these events could adversely affect our reputation, business, results of operations and financial condition.

We may need additional capital in the future and we might not be able to obtain such capital on reasonable terms, or at all, which would have an adverse effect on our results of operations and financial condition.

We may need additional capital in the future in order to grow, remain competitive, perform new operations, consummate strategic acquisitions, replace losses in our loan portfolio or comply with regulatory capital adequacy standards.  Our capacity to obtain additional capital depends on many factors, including our future financial condition, our results of operations, our cash flow, regulatory and governmental approvals, general market conditions and political and economic conditions in Argentina and other countries.  If we are not able to obtain additional capital on reasonable terms, or if we are not able to obtain any additional capital, our results of operations and financial condition would be adversely affected.

Because we are a financial institution, any insolvency proceeding against us would be subject to the powers of and intervention by the Central Bank, which may limit remedies otherwise available to you and extend the duration of the proceedings.

Under Argentine law, the liquidation and commencement of bankruptcy proceedings against financial institutions, until their banking license has been revoked by the Central Bank, may only be brought by the Central Bank.  If we are unable to pay our debts as they come due, the Central Bank would intervene and revoke our banking license and file a bankruptcy petition before a commercial court, which could cause the reorganization proceeding to take longer and would likely restrict shareholder remedies.  See “Argentine Banking Regulatory Framework—Dissolution and Liquidation of Financial Institutions.”  During any such process, the Central Bank would have to consider its interests as a regulator and, as a result, could prioritize the claims of other creditors and third parties against us.  As a result of any such intervention, shareholders may realize substantially less on the claims than they would in a regular bankruptcy proceeding in Argentina, the United States or certain other countries.

The special rules that govern the priority of different stakeholders of financial institutions in Argentina, which give priority to depositors over most other creditors, may negatively affect shareholders in case we are subject to judicial liquidation or bankruptcy.

Law No. 24,485, as amended by Law No. 25,089, provides that in case of judicial liquidation or bankruptcy of a financial institution, all depositors, irrespective of the type, amount or currency of their deposits, will have general and absolute preferential rights over all other creditors, except for certain labor credits and credits secured with pledge or mortgage, to be paid with all of the funds deriving from the liquidation of such financial institution’s assets, which may include (i) any of the financial institution’s funds which may be held by the Central Bank as total reserves; (ii) any remaining funds of the financial institution in existence as of the date on which the financial institution’s license is revoked or (iii) any funds derived from the compulsory transfer of certain assets of the financial institution according to instructions of the Central Bank.  Any such funds would be applied in the following order of priority: (a) deposits made by legal entities up to Ps. 5,000 per entity, or its equivalent in foreign currency; (b) deposits for terms exceeding 90 days and (c) all other deposits on a pro rata basis.  As a result of these rules, shareholders may realize substantially less on the claims than they would in a regular bankruptcy proceeding in Argentina, the United States or any other country.

Investors may experience difficulty effecting service of process against our executive officers and directors, and foreign judgments may not be enforceable in Argentina.

Service of process upon individuals or firms which are not resident in the United States may be difficult to obtain within the United States.  We and all of our subsidiaries are companies incorporated under the laws of Argentina.  Most of our directors, members of the supervisory committee, officers and some specialists named herein are domiciled in Argentina and the most significant part of their assets is located in Argentina.  Although, we have appointed an agent to receive process in any action against us in the United States with respect to this registration statement, none of our executive officers or directors has consented to service of process in the United States or to the jurisdiction of any United States court.  As a result, you may experience difficulty when trying to effect service of process against our executive officers and directors.

Additionally, investors may experience difficulty in Argentina enforcing foreign judgments obtained against us and our executive officers and directors.  Under Argentine law, foreign judgments can be enforced only if the foreign judgment does not infringe the principles of public policy in Argentine law, as determined by the competent courts of Argentina and the requirements in articles 517 to 519 of the National Code of Civil and Commercial Procedures are met (or, if the judgment impinges on one of the powers reserved to the Provinces, the requirements in the local code of procedure).  As such, your ability to enforce a judgment of, among others, a U.S. court against us or our subsidiaries in Argentina may be limited.

Risks Relating to the ADSs and Our Class B Shares Offered Hereby

Holders of the ADSs and our Class B shares may not receive any dividends.

In 2003, the Central Bank prohibited financial institutions from distributing dividends.  In 2004, the Central Bank amended the restriction to require the Central Bank’s prior authorization for the distribution of dividends.  See “Dividends and Dividend Policy—Distribution Approval Process.”  Even though we have declared and paid dividends to our shareholders for certain fiscal years, including with respect to fiscal years 2008, 2009 and 2010, we may not be permitted to continue to pay dividends in the future.

Limitations on payments by financial institutions and restrictions on the movement of capital out of Argentina may impair your ability to receive dividends and distributions on, and the proceeds of any sale of, the Class B shares underlying the ADSs.

The Argentine government may impose restrictions on the conversion of Argentine currency into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Argentina.  Argentine law currently permits the government to impose these kind of restrictions temporarily in circumstances where a serious imbalance develops in Argentina’s balance of payments or where there are reasons to foresee such an imbalance.  Beginning in December 2001, the Argentine government instituted a number of monetary and foreign exchange control measures that included restrictions on the free disposition of funds deposited with banks and on the transfer of funds abroad, including dividends, without prior approval by the Central Bank, some of which are still in effect.  Among the restrictions that are still in effect are those relating to the payment prior to maturity of the principal amount of loans, bonds or other securities owed to non-Argentine residents, the requirement for Central Bank approval prior to acquiring foreign currency for certain types of investments and the requirement that 30% of certain types of capital inflows into Argentina be deposited in a non-interest-bearing account in an Argentine bank for a period of one year.  Restrictions on the movement of capital to and from Argentina, such as the ones which previously existed could, if reinstated, impair or prevent the payment and transfer of dividends, distributions, or the proceeds from any sale of Class B shares, as the case may be, from pesos into U.S. dollars and the remittance of the U.S. dollars abroad, and the Argentine government may take similar measures in the future.  In such a case, the depositary for the ADSs may hold the pesos it cannot convert for the account of the ADS holders who have not been paid.

Under the terms of our deposit agreement with the depositary for the ADSs, the depositary will convert any cash dividend or other cash distribution we pay on the Class B shares underlying the ADSs into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States.  If this conversion is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so.  If the exchange rate fluctuates significantly during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the dividend distribution.

Holders of the ADSs and our Class B shares located in the United States may not be able to exercise preemptive rights.

Under Argentine corporate law, if we issue new shares as part of a capital increase, our shareholders have the right to subscribe to a proportional number of shares to maintain their existing ownership percentage.  Rights to subscribe for shares in these circumstances are known as preemptive rights.  In addition, shareholders are entitled to the right to subscribe for the unsubscribed shares remaining at the end of a preemptive rights offering on a pro rata basis, known as accretion rights.  Upon the occurrence of any future increase in our capital stock, U.S. holders of our Class B shares or ADSs will not be able to exercise the preemptive and related accretion rights for such Class B shares or ADSs unless a registration statement under the Securities Act is effective with respect to such Class B shares or ADSs or an exemption from the registration requirements of the Securities Act is available.  We are not obligated to file a registration statement with respect to those Class B shares or ADSs.  We may not file such a registration statement and an exemption from registration may not be available.  Unless those Class B shares or ADSs are registered or an exemption from registration applies, a U.S. holder of our Class B shares or ADSs may receive only the net proceeds from those preemptive rights and accretion rights if those rights can be sold by the depositary; if they cannot be sold, they will be allowed to lapse.  Furthermore, the equity interest of holders of Class B shares or ADSs located in the United States may be diluted proportionately upon future capital increases.

You may be unable to exercise voting rights with respect to the Class B shares underlying your ADSs at our shareholders’ meetings.

As a holder of ADRs representing the ADSs being held by the depositary in your name, we will not treat you as one of our shareholders and you may not be able to exercise shareholder rights.  The depositary will be the holder of the Class B shares underlying your ADSs and holders may exercise voting rights with respect to the Class B shares represented by the ADSs only in accordance with the deposit agreement relating to the ADSs.  There are no provisions under Argentine law or under our bylaws that limit the exercise by ADS holders of their voting rights through the depositary with respect to the underlying Class B shares.  However, there are practical limitations on the ability of ADS holders to exercise their voting rights due to the additional procedural steps involved in communicating with these holders.  For example, holders of our Class A and Class B shares will receive notice of shareholders’ meetings through publication of a notice in Argentina’s Official Gazette, an Argentine newspaper of general circulation and the bulletin of the Buenos Aires Stock Exchange, and will be able to exercise their voting rights by either attending the meeting in person or voting by proxy.  ADS holders, by comparison, will not receive notice directly from us.  Instead, in accordance with the deposit agreement, we will provide the notice to the depositary.  If we ask it to do so, the depositary will mail to holders of ADSs the notice of the meeting and a statement as to the manner in which voting instructions may be given by holders.  To exercise their voting rights, ADS holders must then instruct the depositary as to voting the Class B shares represented by their ADSs.  Due to these procedural steps involving the depositary, the process for exercising voting rights may take longer for ADS holders than for holders of Class B shares.  The Class B shares represented by ADSs for which the depositary fails to receive timely voting instructions may, if requested by us, be voted as we instruct at the corresponding meeting.

ADS holders may be subject to additional risks related to holding ADSs rather than shares.

Because ADS holders do not hold their shares directly, they are subject to the following additional risks, among others:

•	as an ADS holder, we will not treat you as one of our shareholders and you may not be able to exercise shareholder rights;

•
distributions on the Class B shares represented by your ADSs will be paid to the depositary, and before the depositary makes a distribution to you on behalf of your ADSs, any withholding taxes that must be paid will be deducted.  Additionally, if the exchange rate fluctuates during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution;

•	we and the depositary may amend or terminate the deposit agreement without the ADS holders’ consent in a manner that could prejudice ADS holders; and

•	the depositary may take other actions inconsistent with the best interests of ADS holders.

Under Argentine law, shareholder rights may be fewer or less well-defined than in other jurisdictions.

Our corporate affairs are governed by our bylaws and by Argentine corporate law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as the States of Delaware or New York, or in other jurisdictions outside Argentina.  For example, under Argentine law, the protections afforded to minority shareholders and the fiduciary duties of officers and directors are, in some respects, less than, or different from, those in the United States and certain other jurisdictions.  In particular, the Argentine legal regime concerning fiduciary duties of directors is not as comprehensive as in the United States, where the criteria to ascertain the independence of corporate directors are different from the criteria applicable under corresponding Argentine laws and regulations.  In addition, your rights as a holder of our ADSs or the Class B shares or the rights of holders of our common shares under Argentine corporate law protect your interests or their interests relative to actions by our Board of Directors and may be fewer and less well-defined than under the laws of those other jurisdictions.  Rules and policies against self-dealing and regarding the preservation of shareholder interests may also be less well-defined and enforced in Argentina than in the United States, putting holders of our common shares and ADSs at a potential disadvantage.  Furthermore, in Argentina, there are no procedures for class action suits or shareholder derivative actions, and different procedural requirements exist for bringing shareholder lawsuits.  As a result, it may be more difficult in practice for our minority shareholders to enforce their rights against us and our directors, officers or controlling shareholders than it would be for shareholders of a U.S. company.

You may not be able to sell your ADSs at the time or the price you desire because an active or liquid market may not develop.

Prior to this international offering, there has not been an active or liquid market for the Class B shares and there has not been a public market for our ADSs.  We intend to apply to list the ADSs on the NYSE.  A liquid market may not develop for the ADSs or for our Class B shares, which may reduce the price at which the ADSs or the Class B shares may be sold.  Also, the liquidity and the market for the ADSs or for our Class B shares may be affected by a number of factors, including variations in interest rates, the deterioration and volatility of the markets for similar securities and any changes in our liquidity, financial condition, creditworthiness, results of operations and profitability.

The relative volatility and illiquidity of the Argentine securities markets may substantially limit your ability to sell the Class B shares underlying the ADSs at the price and time you desire.

Investing in securities that trade in emerging markets, such as Argentina, often involves greater risk than investing in securities of issuers in the United States, and such investments are generally considered to be more speculative in nature.  The Argentine securities market is substantially smaller, less liquid, more concentrated and can be more volatile than major securities markets in the United States.  There is also significantly greater concentration in the Argentine securities market than in major securities markets in the United States.  As of December 31, 2010, total market capitalization amounted to Ps. 1,900 billion and the ten largest companies in terms of market capitalization (which includes us) represented approximately 93.7% of the aggregate market capitalization of the Buenos Aires Stock Exchange.  Accordingly, although you are entitled to withdraw the Class B shares underlying the ADSs from the depositary at any time, your ability to sell such shares at a price and time you desire may be substantially limited.  Furthermore, capital controls imposed by the Central Bank could have the effect of further impairing the liquidity of the Buenos Aires Stock Exchange by making it unattractive for non-Argentines to buy shares in the secondary market in Argentina.

You will experience immediate and substantial dilution in the book value of the Class B shares or ADSs you purchase in this international offering.

Because the initial offering price of the Class B shares and ADSs being sold in this international offering will be substantially higher than the net tangible book value per Class B share, you will experience immediate and substantial dilution in the book value of these shares.  Net tangible book value represents the amount of our tangible assets on a pro forma basis, minus our pro forma total liabilities.  As a result, at the initial public offering price of    $         per ADS, the midpoint of the price range per ADS set forth on the cover page of this prospectus (assuming no exercise of the over-allotment option), we currently expect that you will incur immediate dilution of $        per ADS you purchase in this offering.  See “Dilution.”

This offering is subject to our compliance with certain disclosure obligations before the Central Bank, which may include disclosure of your personal information.

Pursuant to Communication “A” 2241 of the Central Bank, after this global offering takes place, we are required to disclose to the Central Bank the name, nationality and address of any investors who have purchased ADSs or Class B shares representing more than 2% of our capital stock.  In certain cases, such as when a stock transfer is deemed by the Central Bank to have altered the structure of our shareholder classes, investors may need prior approval from the Central Bank in order to acquire our ADSs or Class B shares.  Additionally, pursuant to Communication “A” 5006 of the Central Bank, any subsequent transfer of shares exceeding 5% of our capital stock and/or votes must be disclosed to the Central Bank, regardless of whether such a transaction alters the structure of our shareholder classes. Furthermore, in the event the investor was not previously a shareholder of ours, any transfer or capitalization of a capital contribution must be reported to the Central Bank irrespective of the size of such transfer or capitalization. See “Description of Capital Stock—Investors Exceeding 2% After the Global Offering and Transfers Exceeding 5%.”

Actual or anticipated sales of our Class B shares or the ADSs after this global offering could cause the price of the Class B shares or of the ADSs to decrease.

After the global offering, our controlling shareholder will continue to hold a large number of shares. We and our controlling shareholder have agreed with the international underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of or hedge our shares of capital stock or ADSs or securities convertible into or exercisable or exchangeable for shares of capital stock or ADSs during the 180-day period following the date of this prospectus. After these lock-up agreements expire, we and our controlling shareholder will be able to sell our securities in the public market. Furthermore, consistent with its general practice with respect to its publicly traded subsidiaries, Banco Santander, our controlling shareholder, has informed us that it intends to increase our free float over time to approximately 25% as market opportunities arise. The market price of our Class B shares or the ADSs could drop significantly if we or our controlling shareholder sell our Class B shares or the ADSs or the market anticipates that such sale is likely to be made.

Holders of the ADSs and our Class B shares may be subject to estate and gift tax in the Province of Buenos Aires.

Holders of the ADSs and our Class B shares may be subject to estate and gift tax in the Province of Buenos Aires even if they are not residents of the Province.  See “Taxation—Material Argentine Tax Considerations—Province of Buenos Aires Estate and Gift Tax.”

Our shareholders may be subject to liability for certain votes of their securities.

Our shareholders are not liable for our obligations.  However, shareholders who have a conflict of interest with us and do not abstain from voting on a resolution that ultimately causes damages to us may be held liable for such damages, but only if the transaction would not have been approved without such shareholders’ votes.  Furthermore, shareholders with a conflict of interest who willfully or negligently vote in favor of a resolution that is subsequently declared void by a court as contrary to Argentine corporate law or our bylaws may be held jointly and severally liable for damages to us or to other third parties, including other shareholders.  See “Description of Capital Stock—Conflicts of Interest.”

USE OF PROCEEDS

We expect to receive total estimated net proceeds from the global offering of approximately $       , based on the midpoint of the price range set forth on the cover page of this prospectus after deducting estimated underwriting discounts and commissions and expenses of the global offering that are payable by us.  Each $1.00 increase (decrease) in the public offering price per ADS would increase (decrease) our net proceeds, after deducting estimated underwriting discounts and commissions and expenses, by $       .  We will not receive any of the net proceeds from the sale of ADSs offered by the selling shareholder.

We intend to use the net proceeds of the global offering for general corporate purposes, including to expand our distribution network pursuant to our expansion plan, which contemplates opening approximately 100 new branches and 200 new ATMs by 2013, increase our loan portfolio, and to fund inorganic growth to the extent we are able to complete appropriate acquisitions.  We are actively seeking to make material acquisitions in the near to medium term which we believe may offer additional value and are consistent with or complementary to our business strategy.

EXCHANGE RATES AND EXCHANGE CONTROLS

Exchange Rates

On January 6, 2002, the Argentine federal congress ended ten years of U.S. dollar-peso parity, eliminating the requirement that the Central Bank maintain a certain level of U.S. dollar reserves and granting the executive branch the power to set the exchange rate between the peso and foreign currencies and issue regulations related to the foreign exchange market.  Since January 11, 2002, the peso/U.S. dollar exchange rate has floated freely.

Heightened demand for limited U.S. dollars caused the peso to trade well above the rate of one peso per one U.S. dollar that had been previously in place.  Since the economic and financial crisis of 2001-2002, the peso/U.S. dollar exchange rate has fluctuated considerably.  In 2002, an executive order was enacted that established a single free foreign exchange market that required all foreign exchange transactions to be carried out at a rate agreed upon between parties in accordance with the requirements of the Central Bank.  The peso depreciated 2.7% against the U.S. dollar in 2007, 9.6% in 2008, 9.9% in 2009 and 4.7% in 2010.

For the last few years, the Argentine government has maintained a policy of limited intervention in the foreign exchange markets, conducting periodic transactions for the purchase or sale of U.S. dollars. However, the Argentine government may not maintain its current policies with regard to the peso, and the peso may depreciate further or appreciate significantly in the future.

The following table sets forth, for the periods indicated, the high, low, average and period-end exchange rates for the purchase of U.S. dollars, expressed in pesos per U.S. dollar.  The average rate is calculated by using the average of the Central Bank reported exchange rates on each day during a monthly period and on the last day of each month during an annual period.  As of May 24, 2011, the exchange rate for the purchase of U.S. dollars as reported by the Central Bank was Ps. 4.0865 per U.S. dollar.

	Period-End		Average for Period		Low		High
	(pesos per U.S. dollar)
Year Ended December 31:
2010	Ps.	3.9758	Ps.	3.9226	Ps.	3.7942	Ps.	3.9857
2009		3.7967		3.7478		3.4497		3.8545
2008		3.4537		3.1797		3.0128		3.4537
2007		3.1510		3.1196		3.0553		3.1797
2006		3.0695		3.0784		3.0305		3.1072
Quarter Ended:
March 31, 2011		4.0520		4.0123		3.9715		4.0520
Month Ended:
May 2011 (through May 24)		4.0865		4.0831		4.0788		4.0865
April 2011		4.0850		4.0655		4.0495		4.0837
March 2011		4.0520		4.0376		4.0288		4.0520
February 28, 2011		4.0305		4.0220		4.0088		4.0305
January 31, 2011		4.0008		3.9813		3.9715		4.0008
December 31, 2010		3.9758		3.9776		3.9732		3.9857
November 30, 2010		3.9840		3.9676		3.9567		3.9840

Exchange Controls

Prior to December 1989, the Argentine foreign exchange market was subject to exchange controls.  From December 1989 until April 1991, Argentina had a freely floating exchange rate for all foreign currency transactions, and the transfer of dividend payments in foreign currency abroad and the repatriation of capital were permitted without prior approval of the Central Bank.  On April 1, 1991, the Convertibility Law became effective and the Argentine currency became freely convertible into U.S. dollars until December 3, 2001.

On December 3, 2001, the Argentine government imposed a number of monetary and currency exchange control measures through Decree No. 1570/01, which included restrictions on the free disposition of funds deposited with banks and tight restrictions on transferring funds abroad without the Central Bank’s prior authorization, subject to specific exceptions for transfers related to foreign trade.  These restrictions included requiring prior Central Bank authorization for the transfer abroad of dividends paid by local companies, the proceeds of share redemptions or capital reductions, and the proceeds of sales of local investments.  Beginning in January 2003, the Central Bank has gradually eased some of these restrictions and expanded the list of transfers of funds abroad that do not require its prior authorization.  However, in June 2003, through Decree No. 285/03, the Argentine government imposed restrictions on capital flows into Argentina, which mainly prohibited the transfer abroad of funds until 180 days after such funds entered the country, except in the case of foreign trade transactions and foreign direct investment.

In June 2005, the Argentine government issued Decree No. 616/05, or the Decree, which replaced Decree No. 285/03 and established additional restrictions over all capital flows into Argentina.  Below you will find a description of the most relevant foreign exchange controls in force as of the date of this prospectus.

Foreign Financial Indebtedness

Funds disbursed under financial indebtedness with non-residents must be transferred to Argentina, converted to pesos in the local foreign exchange market and deposited in a local bank account within 365 calendar days from the relevant disbursement.  In addition, foreign currency-denominated debt securities issued by local residents (other than governmental entities), which are not to be repaid exclusively in pesos in Argentina, must be subscribed in foreign currency and the proceeds thereof must be converted to pesos in the foreign exchange market within the above-mentioned term.

Principal under foreign financial debts cannot be repaid prior to the expiration of a 365-day term counted as from (a) the date on which the financing proceeds were converted to pesos and deposited into a local bank account or (b) the last refinancing date, as applicable.  Pursuant to Communication “A” 4359, as amended and supplemented, principal under financial debts may not be repaid prior to expiration of the aforementioned term, regardless of the form of repayment and of whether the debtor needs to access the local foreign exchange market to such purpose.  This minimum “stay” period does not apply to, among other things, (i) primary issuances of publicly traded and listed debt securities; (ii) loans granted, in compliance with their corporate purpose, by multilateral and bilateral credit institutions and official credit agencies and (iii) foreign trade-related financings.

Repayment of principal.  Local residents are allowed to access the local foreign exchange market to repay principal under foreign financial debts without prior authorization of the Central Bank.  Subject to the compliance of the minimum stay period described above, payment may be made at maturity or up to 30 days in advance.

Prepayments with an anticipation of more than 30 days are also permitted, but subject to the following conditions: (a) if the prepayment is not made in the context of a debt restructuring process, the prepaid amount should not exceed the present value of such amount or (b) if the payment is totally or partially financed with a new financing or the prepayment is made within the context of a foreign debt restructuring process, the new terms and conditions of the indebtedness and the net payment in cash should not result in an increase of the present value of the debt.  In both cases the present value shall be calculated according to the formula provided by the Central Bank.

Payment of interest.  Access to the local foreign exchange market for the payment of interest under foreign financial debts is limited to the interest accrued as from the date on which the funds were settled through the foreign exchange market, unless the loan proceeds were transferred to a cuentas de corresponsalía, or correspondent bank account, for their conversion to pesos, within 48 hours after disbursement.  Interest may be freely paid abroad at maturity or up to 15 days in advance.

Other conditions for the repayment of financial indebtedness.  In addition, (a) any payment must be made to the lender or to the lender’s agent, for the lender’s benefit and (b) the intervening financial entities (through which the transfer of funds shall be effected) must verify that: (i) the local debtor has complied with the reporting requirements established by Communication “A” 3602, (ii) the relevant financing has been granted by a non-resident and (iii) the transactions are genuine.  In furtherance of the above, the relevant bank may require documentation evidencing the authenticity of the operation and its amount.  In the case of interest payments, the relevant entity must verify the reasonableness of the interest rate as part of such analysis and, if any doubt arises regarding reasonableness, seek advice from the Central Bank before authorizing the transfer.

Mandatory Deposit.  The Decree established that, unless expressly exempted, financings granted by non-residents are subject to a 365-day nominative, U.S. dollar-denominated, non-transferable and non-interest bearing deposit with a local financial entity, equal to 30% of the amount of the relevant transaction, which we refer to as the Deposit.  The Deposit cannot be used as collateral for other transactions.  The following financings, among others, are exempted from the Deposit: (a) foreign trade-related financings and (b) primary issuance of publicly traded debt securities listed in self-regulated markets.  In case of debt securities and participation certificates issued by financial trusts, the transfer of funds to Argentina for the subscription of such securities (even if publicly offered) will be exempted from the Deposit only if the acquisition of the underlying assets is also exempted from this requirement: (c) indebtedness with bilateral or multilateral credit institutions and official credit agencies, (d) foreign financings, provided that the loan proceeds (after their conversion to pesos in the local foreign exchange market) are simultaneously applied (through the same intervening financial entity) to the purchase of foreign currency for (i) the repayment of principal under external indebtedness or (ii) the acquisition of long-term external assets and (e) foreign indebtedness with an average life of at least two years (considering principal and interest payments) applied to investments in non-financial assets (including purchases of fixed assets and inventories).

The international offering, provided it complies with the applicable regulations, is not subject to the minimum 365-day stay period and is also exempted from the Deposit.

Furthermore, Article 6 of the Decree provides that the Central Bank is empowered to regulate and control the compliance of the Decree and to establish and apply appropriate sanctions.

Foreign Commercial Indebtedness

Import and export financings are regulated separately.  Import financings are regulated under Communication “A” 5134 and supplemental regulations.  Export financings are regulated under Communication “A” 4443 and supplemental regulations.

Transfer of Funds Abroad by Local Residents for Certain Purposes

Argentine residents are authorized to buy up to certain amounts of foreign currency for, among others, the following purposes: (i) making real estate investments abroad, (ii) granting loans to non-residents, (iii) making direct investments abroad, (iv) making portfolio investments outside Argentina and (v) other investments abroad, subject to certain requirements.  To that extent, the overall limit currently in force is $2.0 million per month.

These transfers cannot be carried out if the resident has due and unpaid external debts.  This requirement shall not apply if the purchase of foreign currency does not exceed $10,000 per calendar month.

Moreover, if the amount of foreign currency purchased exceeds $250,000 per calendar year, the intervening bank must verify that the foreign currency purchased is compatible with the customer’s tax return and any subsequent disposition of assets.  This requirement shall not apply in the event the purchase of foreign currency does not exceed $5,000 per month.

If the purpose of the transfer is to purchase securities issued by Argentine residents (or their representative certificates, such as ADRs or ADSs), the purchase may only be made 20 business days after the transfer of funds.

Investors that are Argentine residents that intend to subscribe our ADSs outside Argentina must take into account these restrictions.

Repatriation of External Assets by Argentine Residents

Repatriation of any proceeds arising from sales of our Class B shares or our ADSs, capital reductions, dividends or other distributions paid thereunder, received outside Argentina by Argentine residents, would be subject to the general restrictions currently in force applicable to the repatriation of funds into Argentina.

Resolution No. 365/2005 of the former Ministry of Economy and Production provides for the application of the Deposit to any funds repatriated by an Argentine resident (resulting from the sale or liquidation of external assets, including the proceeds of sales of our Class B shares or our ADSs, or dividends or other distributions paid thereunder) in excess of $2.0 million per month, per person (for this purpose, the aggregate funds transferred to Argentina, under these repatriations, during the same month by such person, through one or more financial entities, must be considered).  The Deposit shall be made for an amount equal to 30% of the funds exceeding such threshold.  Funds transferred to Argentina by Argentine residents shall be exempted from this requirement if: (i) they are used to purchase non-financial assets or (ii) they are applied to make capital contributions to local companies, provided that such companies apply the contributions to the purchase of non-financial assets.

The following additional restrictions and requirements are also applicable to the repatriation of funds by Argentine residents.

Transfer of funds from foreign bank accounts of the Argentine resident.  Said transfers must be made from bank accounts opened abroad by the resident with: (i) foreign banks established in any country member of the OECD whose foreign indebtedness has an international rating of at least “BBB,” or foreign banks that consolidate their financial statements in Argentina through a local bank; (ii) a foreign bank of the country of permanent residency of the individual who has been authorized to stay in Argentina as a “temporary resident” or (iii) a financial entity that regularly performs investment banking activities and is established in any country member of the OECD whose foreign indebtedness has an international rating of at least “BBB.”

Furthermore, both the account from which the transfer is made and the account to which the funds are transferred must belong to the Argentine resident.  Additionally, the Argentine resident must evidence that the funds have been held in the off-shore account for at least 10 business days prior to the date of repatriation.  Among other exceptions, this term shall not apply in the event the repatriated funds were previously transferred from the local foreign exchange market by the resident (in this case, the resident must submit a sworn statement declaring the source of the funds and a copy of the foreign exchange documents through which the prior transfers were performed) or do not exceed the amount of $40,000 per month.

Transfer of funds from bank accounts held by the resident with other foreign banks or financial intermediaries.  In case Argentine investors receive the proceeds of portfolio investments by deposit into accounts held with other foreign banks or financial intermediaries, the local resident must submit, upon repatriation, the off-shore account’s statements and evidence that the transferred funds derive from the sale, recovery or collection of services under investments in external assets.  Additionally, the resident must evidence that it has held the investment for at least 10 days prior to the date the repatriated funds were credited to the account abroad.  The origin of the funds applied to the investment must also be evidenced.

Sales and services under portfolio investments.  According to Central Bank regulations, direct investments include participations above 10% in an entity’s equity.  Investments that do not reach such threshold qualify as portfolio investments.  Repatriation by Argentine residents of portfolio investments made abroad or dividends and other distributions paid thereunder require submission of evidence to the local entity through which the funds are transferred that the portfolio investment was made by such resident, and held for at least 10 days prior to the repatriation.  The source of the funds used to make the investment must also be evidenced.  In case of repatriation of dividends or other distributions under such investment, the transfer must be made by the relevant paying agent.  If the transfer corresponds to the payment of services under securities held in custody in Argentina, such transfer should be made by the applicable paying agent.

Other requirements.  Additionally, the local resident shall submit to the intervening financial entity documentation evidencing that the external investment was made in accordance with the foreign exchange regulations in force at the relevant time, through: (i) the access to the local foreign exchange market for the acquisition of freely available funds or the purchase of external assets; (ii) payments or transfers received abroad not subject to repatriation or (iii) the non-simultaneous sale of securities settled in pesos and sales against deposit in a foreign account, among others.

Investments by Non-residents

Pursuant to the Decree, the transfer of funds to Argentina made by non-residents for, among other purposes: (i) the purchase of Argentine currency, (ii) the purchase of financial assets or liabilities in the private (financial or non-financial) sector, (iii) the purchase of securities issued by the public sector that are acquired in secondary markets and (iv) the purchase of securities issued by the Central Bank are subject to the Deposit and to a minimum 365-day stay period.  There are certain exceptions to these obligations, which include, among others: (a) primary subscription of publicly traded shares which are listed in self-regulated markets (including our Class B shares), (b) primary subscription of publicly traded debt securities which are listed in self-regulated markets and (c) foreign direct investments.

Repatriation of Funds by Non-residents

As a general rule, non-residents are allowed to access the local foreign exchange market to purchase up to $5,000 per month, per person.  There are some exceptions to this restriction.  Among these exceptions, non-residents are authorized to repatriate direct and portfolio investments.  In the case of sale, liquidation, or capital reduction of direct investment companies, certain conditions apply (among others): (a) the local company in which the direct investment is made shall not be a financial entity or an entity that controls a local financial entity and (b) the investor must evidence that it has held the investment in Argentina for at least 365 days.

In the case of repatriation of services or sale proceeds under other portfolio investments, such as investments in our Class B Shares representing less than 10% of our capital stock, and their profits, these transfers are subject to a monthly limit of $500,000 per person.  However, the following conditions (among others) must be met: (a) submission of a certification by a local financial or foreign exchange entity evidencing the amount of the investment and the date on which the funds were transferred to Argentina whether through the local foreign exchange market, or – if prior to the reinstatement of exchange controls – through the deposit of the funds in a local bank account denominated in foreign currency and (b) 365 days shall have elapsed since the funds to make the investment were brought to Argentina and settled for pesos in the foreign exchange market.

Based on the requirements described in the preceding paragraph, foreign investors that purchase ADSs or Class B shares by payment abroad (and not by transfer of funds and settlement through the local foreign exchange market) who receive the proceeds of any sales of their investment, or any distribution thereunder, in Argentina, would only be allowed to transfer abroad up to $5,000 per month.

In addition, the repatriation of the proceeds of sales or distributions under portfolio or direct investments would be subject to prior authorization from the Central Bank if the investor is an individual resident of, or an entity incorporated in, a jurisdiction of low or null taxation included in the list of Decree No. 1,344/98, as amended.

Payment of Corporate Profits and Dividends

On December 3, 2001, the Argentine government imposed restrictions on transferring funds abroad, which included restrictions on the payment of dividends and corporate profits.  Such restrictions were gradually eased during the course of 2002.  Communication “A” 3859, dated January 7, 2003, stated that Argentine companies may freely transfer corporate profits and dividends arising from audited financial statements.  However, foreign exchange restrictions to the transfer of corporate profits or dividends may be reinstated, and, if reinstated, would affect our ability to transfer funds abroad to pay Class B shareholders and ADSs holders dividends thereunder.

MARKET INFORMATION

Market Price of Our Shares and ADSs

We intend to apply to list the ADSs for trading on the NYSE under the symbol “BSAR.”  Our Class B shares are currently traded on the BASE under the symbol “BRIO” and on the Latibex under the symbol “XBRSB.”  There has been low trading volume for our Class B shares on the BASE and Latibex due to a low volume of publicly traded securities.  Therefore, past high and low closing prices may not represent actual transactions or prices that would have been quoted on a more liquid trading market.  The table below shows the high and low closing prices in pesos, the U.S. dollars equivalent per ADS and the average daily trading volume for our Class B shares on the BASE for the periods indicated:

	Ps. per Class B share				$ equivalent per ADS(1)		Average daily trading volume of Class B shares
	High		Low		High	Low	(in thousands)
Year
2010	Ps.	13.25	Ps.	4.94	$13.33	$4.97	48.1
2009		5.47		1.95	5.73	2.04	23.4
2008		4.33		2.30	5.01	2.66	4.1
2007		6.81		3.15	8.64	4.00	55.1
2006		3.39		1.56	4.42	2.03	14.7
Quarter
First Quarter 2011		16.10		13.20	15.89	13.03	99.9
Fourth Quarter 2010		13.25		8.70	13.33	8.75	109.3
Third Quarter 2010		9.40		6.14	9.49	6.20	39.4
Second Quarter 2010		6.45		5.12	6.56	5.21	19.8
First Quarter 2010		5.98		4.94	6.17	5.10	25.2
Fourth Quarter 2009		5.47		4.22	5.73	4.42	40.2
Third Quarter 2009		5.05		2.39	5.26	2.49	32.4
Second Quarter 2009		2.50		1.95	2.63	2.06	18.5
First Quarter 2009		2.43		1.98	2.62	2.13	2.8
Month
May 2011 (through May 24)		14.40		12.90	14.10	12.63	27.5
April 2011		14.50		13.10	14.21	12.84	57.9
March 2011		16.00		13.20	15.79	13.03	44.6
February 2011		16.10		14.20	15.98	14.09	118.7
January 2011		14.95		12.30	14.95	12.30	132.0
December 2010		12.80		11.75	12.88	11.82	52.3
November 2010		13.25		11.30	13.30	11.35	130.5

Source:  Buenos Aires Stock Exchange Bulletin.

(1)
Provided for convenience purposes only, based on a ratio of four Class B shares for each ADS and the exchange reference rate quoted by the Central Bank of pesos to U.S. dollars at the close of the last day of each period presented.

On May 24, 2011, the closing price for our Class B shares on the Buenos Aires Stock Exchange was Ps. 14.40 per share, or $14.10 per ADS, based on a ratio of four Class B shares to one ADS, and translating pesos to U.S. dollars at the exchange rate of Ps. 4.0865 for $1.00, the reference exchange rate reported by the Central Bank for that date.

The Argentine Securities Market

The securities market in Argentina is comprised of 12 stock exchanges consisting of the Bahía Blanca, Buenos Aires, Chaco, Confederada, Córdoba, Corrientes, La Plata, La Rioja, Mendoza, Rosario, Santa Fe, and Tucumán

stock exchanges.  Five of these exchanges (Buenos Aires, Córdoba, Mendoza, Rosario and Santa Fe) have affiliated stock markets and, accordingly, are authorized to quote publicly offered securities.  Securities listed on these exchanges include corporate equity and bonds and government securities.

The BASE is the principal and longest-established stock exchange in Argentina and is currently the fifth largest exchange in Latin America in terms of market capitalization.  The BASE began operating in 1854 and accounts for approximately 95% of all equity trading in Argentina.

Pursuant to an agreement between the BASE and the MAE, equity securities are to be traded exclusively on the BASE while debt securities (both public and private) may be traded on both the MAE and the BASE.  In addition, through separate agreements with the BASE, all of the securities listed on the BASE may be listed and subsequently traded on the Córdoba, Mendoza, La Plata, Rosario and Santa Fe exchanges.  As a result, many transactions originating on these exchanges relate to BASE-listed companies and are subsequently settled in Buenos Aires.  Although companies may list their capital stock on the BASE, controlling shareholders in Argentina typically retain the majority of a company’s capital stock, resulting in a relatively small public float for most companies.

Argentina’s equity markets have historically been composed of individual investors, though in recent years, there has been an increase in the level of investment by banks, insurance companies and private pension funds, while Argentine mutual funds continue to have very low participation.  In December 2008, in response to the global economic and financial crisis, the Argentine Congress passed a law unifying the Argentine pension and retirement system into a system publicly administered by ANSES and eliminating the retirement savings system previously administered by private pension funds.  These changes to the pension and retirement savings system are primarily regulated by Executive Decree No. 2103/2008, which describes the composition of the fund to be managed by the Argentine government and the guidelines for the administration thereof, and Executive Decree No. 2104/2008, which regulates the transfer to the Argentine government of all the contributions and documentation of the affiliate members of the fund capitalization system, applied retroactively to December 1, 2008.  Recently, Decree No. 441/2011 has removed the legal limit of 5% applicable for ANSES to cast votes on the shareholders’ meetings of those issuers in which ANSES currently owns shares.

The end of the private retirement pension system negatively affected the Argentine capital markets, as the private pensions were a key group of institutional investors.  The dynamics of the local capital markets changed due to the decrease in liquidity and substantial increase in concentration.  In addition, ANSES became a significant shareholder in many of the country’s publicly held companies, which may bring about consequences to Argentina’s capital markets and companies that are difficult to measure or predict as of the date hereof.  See “Risk Factors—Risks Relating to Argentina—The end of Argentina’s private pension and retirement savings system reduced the liquidity of the Argentine capital markets and increased their concentration.”  As of December 31, 2010, 98 companies had equity securities listed on the BASE, of which the ten most traded companies accounted for approximately 93.7% of the total market capitalization during 2010.

The Mercado de Valores de Buenos Aires, or the Buenos Aires Stock Market or MERVAL, is the largest stock market in Argentina and is affiliated with the BASE.  MERVAL is a corporation consisting of 133 shareholders who are the sole individuals or entities authorized to trade, either as principals or agents, in the securities listed on the BASE.

Trading on the BASE is primarily conducted through the Sistema Integrado de Negociación Asistida por Computación, or Computer-Assisted Integrated Negotiation System, or SINAC, a computer trading system that permits trading in both debt and equity securities and is accessed by brokers directly from workstations located in their offices.  However, a limited amount of trading is conducted through the outcry system.  Currently, all transactions relating to listed negotiable obligations and listed government securities can be made through SINAC.  In order to control price volatility, MERVAL imposes a 15-minute suspension on trading when the price of a security registers a variation in price between 10% and 15% and between 15% and 20%.  Any additional 5% variation in the price of a security will result in additional 10-minute successive suspension periods, without an intraday limit.

Regulation of the Argentine Securities Market

The Argentine securities market is regulated and overseen by the Comisión Nacional de Valores, or CNV, pursuant to Law No. 17,811, as amended, which, in addition to having created the CNV, governs the regulation of security exchanges, as well as stockbroker transactions, market operations, the public offering of securities, corporate governance matters relating to public companies and the trading of futures and options.  Argentine insurance companies are regulated by a separate government agency and financial institutions are regulated primarily by the Central Bank.

In Argentina, debt and equity securities traded on an exchange or the over-the-counter market must be deposited with Caja de Valores S.A., or Stock Exchange Incorporated, or Caja de Valores, a corporation owned by the BASE, MERVAL and certain provincial exchanges.  Caja de Valores is the central securities depositary of Argentina and provides central depositary facilities, as well as acting as a clearinghouse for securities trading and as a transfer and paying agent for securities transactions.  Additionally, Caja de Valores handles the settlement of securities transactions carried out by the BASE and operates the computerized exchange information system mentioned above.

Before offering securities to the public in Argentina, an issuer must meet certain requirements established by the CNV with regard to the issuer’s assets, operating history and management, among others, and only securities for which an application for a public offering has been approved by the CNV may be listed on a stock exchange.  Despite these requirements imposed by the CNV, CNV approval does not imply any kind of certification as to the quality of the securities or the solvency of the issuer, though issuers of listed securities are required to file unaudited quarterly financial statements, audited annual financial statements and various other periodic reports with the CNV and the stock exchange on which their securities are listed, as well as to report to the CNV and the relevant stock exchange any event related to the issuer and its shareholders that may materially affect the value of the securities traded.

Despite a change in the legal framework of Argentine securities trading in the early 1990s, which permitted the issuance and trading of new financial products in the Argentine capital markets, including commercial paper, new types of corporate bonds, futures and options, there is still a relatively low level of market regulation for Argentine securities and investors’ activities in such markets and limited enforcement of existing regulations.  Because of the limited exposure and scope of regulation in these markets, there may be less publicly available information about Argentine companies than is regularly published by or about companies in the United States and certain other countries.  However, the CNV has taken significant steps to strengthen disclosure and regulatory standards for the Argentine securities market, including the issuance of regulations providing for the adoption by local issuers (excluding banks) of IFRS as of fiscal year 2012, prohibiting insider trading and requiring insiders to report on their ownership of securities, with associated penalties for non-compliance.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2011, derived from our unaudited condensed consolidated financial statements prepared in accordance with IAS 34:

•	on an actual basis; and

•
as adjusted to give effect to the sale of our Class B shares, including Class B shares in the form of ADSs, in the global offering, and the receipt of approximately Ps.              million in estimated net proceeds, considering an offering price of Ps.                  per Class B share, the mid-point of the price range set forth on the cover page of this prospectus (and assuming that ADSs are offered in the global offering at four times that price, reflecting the ratio of four Class B shares per ADS), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with the global offering, and the use of proceeds therefrom and assuming no exercise of the over-allotment by the international underwriters.

You should read this table in conjunction with “Selected Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Statistical Information” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of March 31, 2011
	Actual				As adjusted
	(In thousands of pesos or U.S. dollars, as indicated)
	Pesos		U.S. dollars(1)		Pesos		U.S. dollars(1)
Liabilities
Financial liabilities held for trading	Ps.	5,695	Ps.	1,406	Ps.	5,695	Ps.	1,406
Financial liabilities at amortized cost		31,852,668		780,974		61,852,668		7,860,974
Deposits from credit institutions		238,999		58,983		238,999		58,983
Customer deposits		27,983,453		6,906,084		27,983,453		6,906,084
Marketable debt securities		188,506		46,522		188,506		46,522
Other financial liabilities		3,441,711		849,386		3,441,711		849,386
Provisions(2)		165,335		40,803		165,335		40,803
Tax liabilities		516,788		127,539		516,788		127,539
Other liabilities		311,048		76,764		311,048		76,764
Total liabilities		32,851,534		8,107,486		32,851,534		8,108,486
Shareholders’ equity		3,162,601		780,504
Share capital		1,078,875		266,257
Reserves		1,716,154		423,533
Profit attributable to the Parent		367,572		90,714		367,572		90,714
Valuation adjustment(3)		237,285		58,560
Non-controlling interests		1,143		282		1,143		282
Total equity		3,401,029		839,346
Total capitalization(4)	Ps.	36,252,563		$8,946,832	Ps.		$

(1)	Converted, for convenience purposes only, using the exchange rate for pesos into U.S. dollars of Ps. 4.0520 per $1.00 reported by the Central Bank for March 31, 2011.

(2)	Includes provisions for pensions and contingent liabilities.

(3)
Includes the amounts, net of the related tax effects, of the adjustments to assets and liabilities recognized temporarily in equity in the statement of changes in equity until they are recognized as shareholders’ equity in the consolidated income statement.  The amounts arising from subsidiaries are presented in the line items, as appropriate. See note 26 to our consolidated financial statements.

(4)	Total capitalization equals total liabilities plus total equity.

DILUTION

As of March 31, 2011, we had a net tangible book value of Ps. 3.06 per common share or $3.02 per ADS.  Net tangible book value per share or per ADS represents the amount of our total tangible assets less total liabilities, divided by 1,078,875,015, the total number of shares of our capital stock outstanding at March 31, 2011, or 269,718,754, the total number of ADSs that would represent such total number of shares based on a share-to-ADS ratio of 4-to-1.  After giving effect to the sale of the ADSs representing Class B shares, offered by us in the global offering (assuming no exercise of the over-allotment by the international underwriters) and, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value estimated at March 31, 2011 would have been approximately Ps.            billion, representing Ps.            per common share or $            per ADS.  At the assumed initial public offering price for the offering of $            per ADS, the midpoint of the price range per ADS set forth on the cover page of this prospectus, this represents an immediate increase in net tangible book value of Ps.            per common share or $            per ADS to existing shareholders and an immediate dilution in net tangible book value of Ps.            per common share or $            per ADS to purchasers of ADSs in this offering.  Dilution for this purpose represents the difference between the price per ADS paid by these purchasers and net tangible book value per ADS immediately after the completion of this offering.

The following table illustrates this dilution of $          per ADS to purchasers of ADSs in this offering, assuming no exercise of preemptive rights by minority shareholders:

Dilution to purchasers assuming no exercise of preemptive rights by minority shareholders
Assumed initial public offering price per ADS	$
Net tangible book value per ADS as of March 31, 2011		3.02
Increase in net tangible book value per ADS attributable to new investors
Pro forma net tangible book value per ADS after this offering
Dilution per ADS to new investors(1)	$

(1)   A $1.00 increase (decrease) in the assumed initial public offering price of $         per ADS would increase (decrease) our pro forma net tangible book value by $            million, the pro forma net tangible book value per ADS after this offering by $       and the dilution per ADS to new investors by $  , assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table illustrates this dilution of $          per ADS to purchasers of ADSs in this offering, assuming full exercise of preemptive rights by minority shareholders:

Dilution to purchasers assuming full exercise of preemptive rights by minority shareholders
Assumed initial public offering price per ADS	$
Net tangible book value per ADS as of March 31, 2011		3.02
Increase in net tangible book value per ADS attributable to new investors
Pro forma net tangible book value per ADS after this offering
Dilution per ADS to new investors(1)	$

(1)  A $1.00 increase (decrease) in the assumed initial public offering price of $        per ADS would increase (decrease) our pro forma net tangible book value by $            million, the pro forma net tangible book value per ADS after this offering by $ and the dilution per ADS to new investors by $  , assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDENDS AND DIVIDEND POLICY

Dividend Policy and Payment of Dividends

Although we have no current plans to adopt a formal dividend policy governing the amount and payment of dividends, we currently intend to pay dividends on an annual basis subject to approval by a majority vote of our shareholders and the Central Bank. We do not have any agreements containing contractual restrictions on the payment of dividends.  All shares of our capital stock rank pari passu with respect to the payment of dividends.

Cash dividends were made available to shareholders as of April 14, 2011 for fiscal year 2010 in the amount of Ps. 800 million, equal to Ps. 0.742 per share. As such, purchasers of ADSs or Class B shares in the global offering will not be entitled to receive any portion of the dividend for 2010. In 2010, cash dividends were made available to shareholders as of June 4, 2010 for fiscal year 2009 in the amount of Ps. 823 million, or Ps. 0.762831 per share.  In 2009, cash dividends were made available to shareholders as of September 15, 2009 for fiscal year 2008 in the amount of Ps. 90 million, or Ps. 0.08342 per share.

Holders of the ADSs will be entitled to receive dividends payable in respect of the underlying Class B shares for fiscal year 2011, if any.  We intend to pay cash dividends, if any, to the depositary in pesos, although we reserve the right to pay cash dividends in any other currency, including U.S. dollars.  The deposit agreement provides that the depositary will convert cash dividends received in pesos to U.S. dollars and, after a deduction or upon payment of fees and expenses of the depositary, will make payment to holders of the ADSs in U.S. dollars.  If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so.  See “Description of American Depositary Shares.”

If we pay dividends to a shareholder who held Class B shares or ADSs on December 31 of the preceding calendar year, we intend to withhold from such dividends the shareholder’s applicable share of the Argentine personal assets tax payable by us in that preceding year.  See “Taxation—Material Argentine Tax Considerations—Personal Assets Tax.”

The right to receive a cash or stock dividend shall expire three years from the date set for the payment thereof, after which it shall be deemed to be forfeited to us.

Distribution Approval Process

In accordance with Argentine corporate law, the declaration and payment of annual dividends are determined by our shareholders at the annual ordinary shareholders’ meeting.  Generally, our board of directors submits our financial statements for the preceding fiscal year, together with reports thereon by the supervisory committee, for approval at the annual shareholders’ meeting, which must be held within four months of the end of each fiscal year.  Dividends may be lawfully declared and paid only out of our retained earnings stated in our yearly financial statements.  Our retained earnings reported at our annual shareholders’ meeting are calculated in accordance with Argentine Banking GAAP and may differ from the retained earnings calculated in accordance with IFRS.

As a financial institution, we must request the approval of the SEFyC for dividends to be distributed at least 30 business days prior to a shareholders’ meeting.  See “—Central Bank Conditions for the Distribution of Dividends.”

Dividends must be paid in proportion to the shareholders’ respective holdings.  In the case of cash dividends, the board of directors must make them available within thirty calendar days from the approval by the shareholders’ meeting, unless the shareholders have decided on a staggered payment or have empowered the board of directors to stagger the payments in accordance with the legal and regulatory rules in force.  In the case of stock dividends, the board must make them available within three months from the date of the approval thereof.  The paying agent of any dividends distributed by us is Caja de Valores.

Central Bank Conditions for the Distribution of Dividends

The Central Bank has imposed restrictions on the payment of dividends, substantially limiting the ability of financial institutions to distribute such dividends without its prior consent.  The Central Bank has eased these restrictions through Communication “A” 4589, as amended by Communication “A” 4591, “A” 5072 and others, by providing for a mechanism for the calculation of distributable profits of the financial institutions.  In addition, pursuant to Central Bank regulations, we may only distribute dividends if we have satisfied the following conditions throughout the month preceding the request to the SEFyC for approval of the dividend:

•
we are not subject to the provisions of Sections 34 (“Regularization and sanitation”) or 35 (“Restructuring of the institution in receipt of credit and bank deposits”) of the Financial Institutions Law;

•	we are not receiving financial assistance from the Central Bank, except in certain limited cases;

•	we are in compliance with the reporting obligations of the Central Bank; and

•	we are in compliance with minimum capital requirements (on an individual or consolidated basis) and with minimum cash reserves (on average).

We have obtained authorization from the Central Bank to distribute dividends corresponding to 2007, 2008, 2009 and 2010.

Amount Available for Distribution

Pursuant to Central Bank regulations, financial institutions may distribute dividends up to the positive amount resulting from the subtraction from retained earnings of (i) legal reserves, (ii) capitalized losses resulting from amparos, (iii) the positive difference between the book value and the market value of any government bonds not marked to market, (iv) adjustments to asset valuation notified by the SEFyC and (v) individual preferential assets valuation allowances granted by the SEFyC.  The Central Bank also requires banks to verify the absence of any deficiencies in the bank’s capital position to ensure that the dividend will not compromise the bank’s liquidity or solvency.

Legal Reserve Requirement

According to Law No. 21,526, or the Argentine Financial Institutions Law, as amended, and Central Bank regulations, financial institutions are required to allocate a certain percentage of their yearly net income to a legal reserve, which is currently set at 20% of such financial institution’s capital stock.  The legal reserve is not available for distribution to shareholders and financial institutions can not pay dividends if such legal reserve has been impaired.  This reserve can only be used during periods in which a financial institution has incurred losses and has exhausted all unappropriated retained earnings and other reserves on profit.  Under Argentine corporate law and our bylaws, our yearly net income (as adjusted to reflect changes in prior results) is allocated in the following order: (a) to comply with the legal reserve requirement; (b) to pay the accrued fees of the members of the board of directors and statutory supervisory committee; (c) to pay fixed dividends, which shall be applied first to pending and unpaid dividends and holders of preferred shares (if applicable); and (d) to pay any additional dividends to holders of preferred stock and common stock, paid in proportion to the respective subscriptions, or to pay an optional reserve fund or account, to be applied as may be determined at a shareholders’ meeting.  Any remaining portion of the net income for the year may be distributed as dividends on common stock or as otherwise decided by our shareholders at the annual shareholders’ meeting.

SELECTED FINANCIAL AND OPERATING DATA

The following tables present our selected historical consolidated financial data for each of the periods indicated.  You should read this information in conjunction with our consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

We have derived our selected consolidated income statement data for the years ended December 31, 2009 and 2010 and our selected consolidated balance sheet data as of January 1, 2009 and December 31, 2009 and 2010 from our audited consolidated financial statements included in this prospectus, which have been prepared in accordance with IFRS.

We have derived our selected consolidated income statement data for the three months ended March 31, 2010 and 2011 and our selected consolidated balance sheet data as of March 31, 2011 from our unaudited condensed consolidated financial statements included in this prospectus, which have been prepared in accordance with IAS 34. These unaudited condensed statements include all adjustments that management believes are necessary to fairly present our results of operations and financial condition at the date and for the periods presented. Operating results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the remainder of the year ending December 31, 2011. See “Presentation of Financial and Other Information.”

Our selected financial data as of and for the years ended December 31, 2006, 2007, 2008, 2009 and 2010 have been derived from our financial statements prepared in accordance with Argentine Banking GAAP.  See “Presentation of Financial and Other Information.”  Because of the material differences in accounting criteria and presentation between Argentine Banking GAAP and IFRS, such information is not comparable with our financial statements prepared in accordance with IFRS.  For a discussion of such differences, see note 47 to our consolidated financial statements.

Solely for the convenience of the reader, peso amounts as of and for the year ended December 31, 2010 and the three months ended March 31, 2011 have been translated into U.S. dollars.  The rate used to translate such amounts was Ps. 3.9758 and Ps. 4.0520 per $1.00, which was the reference exchange rate for U.S. dollars on December 31, 2010 and March 31, 2011, respectively, as reported by the Central Bank.

CONSOLIDATED INCOME STATEMENT DATA IN ACCORDANCE WITH IFRS

	For the years ended December 31,					For the three months ended March 31,
	2009		2010		2010	2010		2011		2011
	(in thousands of pesos)(1)				(in thousands of U.S. dollars)(1)(2)	(in thousands of pesos)(1)				(in thousands of U.S. dollars)(1)(2)
Interest and similar income	Ps.	3,030,154	Ps.	3,075,333	$773,513	Ps.	727,309	Ps.	895,410	$220,980
Interest expense and similar charges		(1,007,014)		(856,911)	(215,532)		(193,612)		(266,309)	(65,723)
Net interest income		2,023,140		2,218,422	557,981		533,697		629,101	155,257
Income from equity instruments		13,272		19,449	4,892		1,236		1,800	444
Income from companies accounted for using the equity method		15,159		19,361	4,870		—		1,272	314
Fee and commission income		1,553,998		1,962,353	493,574		440,161		544,908	134,479
Fee and commission expense		(374,396)		(496,411)	(124,858)		(110,573)		(120,587)	(29,760)
Net fee and commission income		1,179,602		1,465,942	368,716		329,588		424,321	104,719
Gains on financial assets and liabilities (net)		105,461		203,661	51,225		33,879		4,078	1,006
Exchange differences (net)		215,812		208,957	52,557		49,021		58,722	14,492
Other operating income		8,578		12,119	3,048		9,843		7,197	1,776
Other operating expenses		(70,713)		(83,146)	(20,913)		(14,972)		(21,749)	(5,367)
Total income		3,490,311		4,064,765	1,022,376		942,292		1,104,742	272,641
Administrative expenses		(1,337,078)		(1,723,739)	(433,558)		(363,803)		(492,421)	(121,525)
Depreciation and amortization		(136,514)		(151,169)	(38,022)		(31,936)		(39,250)	(9,687)
Provisions (net)(3)		(79,517)		24,370	6,130		(22,716)		(17,259)	(4,259)

	For the years ended December 31,					For the three months ended March 31,
	2009		2010		2010	2010		2011		2011
	(in thousands of pesos)(1)				(in thousands of U.S. dollars)(1)(2)	(in thousands of pesos)(1)				(in thousands of U.S. dollars)(1)(2)
Impairment losses on financial assets (net)(4)		(408,437)		(177,809)	(44,723)		(71,634)		(60,641)	(14,966)
Impairment losses on other assets (net)		(323)		(162)	(41)		(7)		—	—
Gains on disposal of assets not classified as non-current assets held for sale		19,278		26,666	6,707		23		9,722	2,399
Gains/(losses) on disposal of non-current assets held for sale not classified as discontinued operations		3,007		510	128		2		127	31
Operating profit before tax		1,550,727		2,063,432	518,997		452,221		505,020	124,635
Income taxes		(499,955)		(702,921)	(176,800)		(143,253)		(137,438)	(33,919)
Consolidated profit for the year/period	Ps.	1,050,772	Ps.	1,360,511	$342,197	Ps.	308,968	Ps.	367,582	$90,716
Profit attributable to the Parent		1,050,524		1,360,258	342,133		308,946		367,572	90,714
Profit attributable to non-controlling interest		248		253	64		22		10	3
Earnings per share		0.97		1.26	0.32		0.29		0.34	0.08
Basic and diluted earnings per 1,000 shares
Common shares		973.95		1,261.05	317.18		286.38		340.71	84.08
Diluted shares
Cash dividend per 1,000 shares(5)		762.83		741.51	186.51		—		—	—
Weighted average shares outstanding (in thousands) - basic and diluted		1,078,875		1,078,875	—		1,078,875		1,078,875	—

CONSOLIDATED BALANCE SHEET DATA IN ACCORDANCE WITH IFRS

	As of January 1,		As of December 31,				As of March 31,
	2009		2009		2010		2011		2011
	(in thousands of pesos)								(in thousands of U.S. dollars)(2)
Assets
Cash and balances with the Central Bank	Ps.	5,440,453	Ps.	7,291,829	Ps.	8,054,583	Ps.	9,194,272	$2,269,070
Financial assets held for trading		707,359		2,495,486		2,944,827		2,505,006	618,215
Available-for-sale financial assets		175,815		486,762		691,969		593,153	146,385
Loans and receivables		15,067,738		14,687,815		20,521,552		22,217,414	5,483,074
Hedging derivatives		2,353		8		—		—	—
Investments		36,038		45,952		46,763		48,035	11,855
Tangible assets		653,637		604,880		756,482		792,992	195,704
Intangible assets		—		24,245		106,627		104,163	25,706
Tax assets		578,224		478,725		344,679		344,830	85,101
Other assets		121,918		195,215		375,830		452,698	111,722
Total assets	Ps.	22,783,535	Ps.	26,310,917	Ps.	33,843,312	Ps.	36,252,563	$8,946,832

Liabilities
Financial liabilities held for trading	Ps.	126,649	Ps.	4,889	Ps.	7,058	Ps.	5,695	$1,406
Deposits from credit institutions		401,782		209,915		241,938		238,999	58,983
Customer deposits		16,894,904		19,342,713		26,174,375		27,983,453	6,906,084
Marketable debt securities		450,434		258,307		188,590		188,506	46,522
Other financial liabilities		1,869,012		2,047,166		2,279,720		3,441,710	849,386
Financial liabilities at amortized cost		19,616,132		21,858,101		28,884,623		31,852,668	7,860,974
Provisions(6)		253,863		269,083		158,886		165,335	40,803
Tax liabilities		348,694		572,215		506,864		516,788	127,539
Other liabilities		339,680		354,829		382,260		311,048	76,764
Total liabilities	Ps.	20,685,018	Ps.	23,059,117	Ps.	29,939,691	Ps.	32,851,534	$8,107,486

	As of January 1,		As of December 31,				As of March 31,
	2009		2009		2010		2011		2011
	(in thousands of pesos)								(in thousands of U.S. dollars)(2)
Shareholders’ equity
Share capital	Ps.	1,078,875	Ps.	1,078,875	Ps.	1,078,875	Ps.	1,078,875	$266,257
Reserves		1,018,372		928,372		1,155,896		1,716,154	423,533
Profit for the year attributable to the parent		—		1,050,524		1,360,258		367,572	90,714
Valuation adjustment(7)		—		192,758		307,351		237,285	58,560
Non-controlling interests		1,270		1,271		1,241		1,143	282
Total equity(8)		2,098,517		3,251,800		3,903,621		3,401,029	839,346
Total liabilities and equity	Ps.	22,783,535	Ps.	26,310,917	Ps.	33,843,312	Ps.	36,252,563	$8,946,832

RATIOS IN ACCORDANCE WITH IFRS

	As of and for the years ended December 31,		For the three months ended March 31,
	2009	2010	2010	2011
Profitability and performance
Net interest margin(9)	10.6%	9.9%	10.3%	8.9%
Total margin(10)	16.7	16.3	16.7	14.9
Return on average total assets (ROAA)(11)	4.3	4.7	4.7	4.2
Return on average shareholders’ equity (ROAE)(11)	38.4	40.2	36.0	37.0
Efficiency ratio(12)	42.2	46.1	42.0	48.1
Net fee and commission income as a percentage of operating expenses(13)	80.0	78.2	83.3	79.8
Capital adequacy
Average shareholders’ equity as a percentage of average total assets	11.2%	11.7%	13.0%	11.5%
Basel capital adequacy ratio(14)	15.6	13.6	16.5	11.1
Asset quality
Non-performing loans as a percentage of total loans(15)	2.0%	1.3%	1.8%	1.0%
Non-performing loans as a percentage of computable credit risk(16)	2.0	1.3	1.8	1.0
Net loan charge-offs as a percentage of computable credit risk(16)	2.7	1.4	1.7	1.4
Impairment losses on financial assets as a percentage of average total loans	2.9	1.1	2.0	1.2
Allowance for credit losses as a percentage of non-performing loans(15)	126.8	133.2	138.1	153.8
Allowance for credit losses as a percentage of net loan charge-offs	96.6	122.5	144.6	112.9
Allowance for credit losses as a percentage of total loans	2.6	1.7	2.6	1.6
Liquidity
Liquid assets as a percentage of deposits(17)	37.7%	30.8%	36.2%	32.9%
Loans and financial leases, net of allowances as a percentage of deposits	75.1	77.7	76.6	78.7
Total loans, net as a percentage of total funding	67.2	71.0	68.0	69.7

	As of and for the years ended December 31,				For the three months ended March 31,
	2009		2010		2010		2011
Deposits as a percentage of total funding		89.4		91.4		88.7		88.6
Operations
Branches		258		282		276		290
Employees (full-time equivalent)		5,688		6,281		5,832		6,402
Average interest-earning assets (in thousands of Ps.)	Ps.	19,245,138	Ps.	22,695,068	Ps.	20,762,587	Ps.	28,270,683
Average interest-bearing liabilities (in thousands of Ps.)	Ps.	13,894,096	Ps.	14,785,171	Ps.	14,274,951	Ps.	18,181,235

(1)	Except percentages, ratios, per share amounts and operational data.

(2)
Converted, for convenience purposes only, using the exchange rate for pesos into U.S. dollars reported by the Central Bank of Ps. 4.0520 per $1.00 on March 31, 2011 for results for the three months ended March 31, 2011 and Ps. 3.9758 per $1.00 on December 31, 2010 for results for the year ended December 31, 2010.

(3)	Includes provisions for legal and tax contingencies.

(4)	Net provisions to the credit loss allowance less recoveries of loans previously written off.

(5)
Includes dividends based on net income and dividends based on reserves, which have been accrued with respect to the year in which the income was earned. On April 14, 2011, we paid a dividend of Ps. 800 million, equal to Ps. 741.51 per 1,000 shares, with respect to fiscal year 2010.

(6)	Includes provisions for pensions and contingent liabilities.

(7)
Includes the amounts, net of the related tax effects, of the adjustments to assets and liabilities recognized temporarily in equity in the statement of changes in equity until they are recognized as shareholders’ equity in the consolidated income statement.  The amounts arising from subsidiaries are presented in the line items, as appropriate. See note 26 to our consolidated financial statements.

(8)
Total equity declined from December 31, 2010 to March 31, 2011 primarily because the Ps. 800 million dividend that was declared with respect to 2010 was recorded in the three months ended March 31, 2011.

(9)
Net interest margin is defined as net interest income (including income on equity investments) divided by average interest-earning assets, which are loans, receivables, debt instruments and other financial assets which yield interest or similar income.

(10)
Total margin is defined as net interest income plus net fee and commission income over average interest-earning assets. Amounts displayed for the three months ended March 31, 2010 and 2011 are based on annualized net interest income and net fee and commission income, which is calculated by multiplying each amount by four.

(11)	Amounts displayed for the three months ended March 31, 2011 are based on annualized net income, which is calculated by multiplying net income for the three months ended March 31, 2011 by four.

(12)	Efficiency ratio is defined as administrative expenses plus depreciation and amortization, divided by total income.

(13)	Net fee and commission income divided by administrative expenses plus depreciation and amortization.

(14)
Basel capital adequacy ratio is defined as risk-weighted assets to computable net worth and is calculated according to Argentine Banking GAAP based on the Basel Committee on Banking Regulation and Supervisory Practices framework.

(15)	Non-performing assets include all credits past due by more than 90 days and other doubtful credits.

(16)	Computable credit risk is the sum of the face amounts of loans and leases (including non-performing assets), guarantees and documentary credits.

(17)	Liquid assets include cash, due from banks and government securities recorded at market prices.

CONSOLIDATED INCOME STATEMENT DATA IN ACCORDANCE WITH ARGENTINE BANKING GAAP

	For the years ended December 31,										For the years ended ended March 31,
	2006		2007		2008		2009		2010		2010		2011
	(In thousands of pesos)
Interest income	Ps.	1,225,598	Ps.	1,468,645	Ps.	2,431,666	Ps.	3,403,497	Ps.	3,492,311	Ps.	783,965	Ps.	910,675
Interest expense		(529,092)		(687,485)		(1,265,778)		(1,012,280)		(852,320)		(192,223)		(267,959)
Foreign exchange results		72,232		106,236		193,265		167,734		181,659		43,563		60,073
Contribution to deposits guarantee fund		(18,492)		(23,432)		(27,211)		(30,865)		(37,385)		(8,411)		(11,469)
Taxes on interest income		(44,850)		(71,354)		(104,611)		(157,545)		(190,353)		(42,085)		(59,400)
Net interest income		705,396		792,610		1,227,331		2,370,541		2,593,912		584,809		631,920
Net fee income		650,266		857,478		1,055,986		1,279,407		1,577,233		358,406		454,094
Provisions for loan losses		(74,548)		(188,337)		(302,965)		(531,285)		(274,123)		(71,662)		(55,719)
Total income		1,281,114		1,461,751		1,980,352		3,118,663		3,897,022		871,553		1,030,295
Administrative expenses		(787,411)		(1,038,197)		(1,306,331)		(1,522,556)		(1,846,518)		(399,691)		(535,212)
Other income/expenses		(255,729)		(118,040)		62,918		28,676		177,541		(61)		12,559
Income before tax		237,974		305,514		736,939		1,624,783		2,228,045		471,801		507,642
Income tax		(8,117)		(1,909)		(358,528)		(449,061)		(627,088)		(147,527)		(136,613)
Net income	Ps.	229,857	Ps.	303,605	Ps.	378,411	Ps.	1,175,722	Ps.	1,600,957	Ps.	324,274	Ps.	371,029

CONSOLIDATED BALANCE SHEET DATA IN ACCORDANCE WITH ARGENTINE BANKING GAAP

	As of December 31,										As of March 31,
	2006		2007		2008		2009		2010		2011
	(In thousands of pesos)
Assets
Cash and due from banks	Ps.	2,712,670	Ps.	4,152,410	Ps.	3,765,843	Ps.	4,641,164	Ps.	6,274,677	Ps.	4,718,794
Government and private securities		2,399,932		1,225,009		2,769,647		5,781,694		5,299,996		7,479,489
Loans and financial leases		9,233,840		12,392,079		14,560,802		14,037,151		19,855,711		21,661,814
Other financial assets		567,778		589,918		2,376,143		3,540,306		2,646,323		5,309,997
Investments in other companies		37,049		37,793		47,117		61,687		57,677		58,819
Premises and equipment		551,068		588,928		600,578		567,845		650,366		644,176
Other assets		624,857		779,249		439,968		537,191		982,477		1,205,535
Total assets	Ps.	16,127,194	Ps.	19,765,386	Ps.	24,560,098	Ps.	29,167,038	Ps.	35,767,227	Ps.	41,078,624

Liabilities
Deposits	Ps.	12,572,009	Ps.	15,136,007	Ps.	16,962,134	Ps.	19,396,424	Ps.	26,230,039	Ps.	28,043,592
Banks and international organizations		119,116		142,910		242,772		84,743		135,319		158,276
Non subordinated corporate bonds		303,441		613,815		443,957		253,580		184,300		184,300
Other financial liabilities		1,169,199		1,427,437		4,029,973		5,261,495		4,340,658		7,375,374
Other liabilities		654,764		660,189		882,823		1,086,635		1,014,793		1,883,935
Total liabilities	Ps.	14,818,529	Ps.	17,980,358	Ps.	22,561,659	Ps.	26,082,877	Ps.	31,905,109	Ps.	37,645,477
Shareholders’ equity	Ps.	1,308,665	Ps.	1,785,028	Ps.	1,998,439	Ps.	3,084,161	Ps.	3,862,118	Ps.	3,433,147

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

This section contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth in “Special Note Regarding Forward-Looking Statements” and “Risk Factors” and the matters set forth in this prospectus generally.

The following discussion is based on, and should be read in conjunction with, our consolidated financial statements and related notes contained elsewhere in this prospectus, as well as “Summary Financial and Operating Data,” “Selected Financial and Operating Data” and the other financial information appearing elsewhere in this prospectus.  Our financial statements as of and for the years ended December 31, 2009 and 2010 have been prepared in accordance with IFRS, and the unaudited condensed consolidated financial statements as of March 31, 2011 and for the three-month periods ended March 31, 2010 and 2011 have been prepared in accordance with IAS 34.

Overview

We are the largest private-sector bank in Argentina in terms of private-sector loans and deposits.  As of December 31, 2010, according to the Central Bank, we had a market share of 9.9% of both private-sector loans and private-sector deposits (as prepared in accordance with Argentine Banking GAAP).  We had loans of Ps. 22,217 million, deposits of Ps. 28,222 million, total assets of Ps. 36,253 million and stockholders’ equity of Ps. 3,401 million at March 31, 2011, and our net income for 2010 and the three months ended March 31, 2011 was Ps. 1,361 million and Ps. 368 million, respectively.

We are a full-service bank engaged in a wide variety of commercial and investment banking activities and related financial services directed towards individuals, small- and medium-sized enterprises, or SMEs, and large corporations.  Our commercial banking activities include products and services for individuals and SMEs, such as personal and corporate loans, deposit-taking, payroll accounts for employees at our corporate customers (plan sueldo), credit and debit cards and overdraft facilities.  Our global wholesale banking activities include products and services for our large corporate customers, such as investment banking and project finance.  As of March 31, 2011, we had 2,176,165 individual customers, 116,746 SME customers and 900 global wholesale banking customers.  Our individual customers included 719,822 employee payroll accounts associated with 18,843 SME and global wholesale banking customers, which generate stable balances of demand deposits and reduce our average overall cost of funding.

Principal Factors Affecting Our Financial Condition and Results of Operations

Substantially all of our operations are located in Argentina.  Consequently, our results of operations and our financial condition are strongly affected by the general economic environment and political conditions existing in Argentina.  The following table presents key data of the Argentine economy for the periods indicated.

	For the year ended December 31,
	2005		2006		2007		2008		2009		2010
GDP (US$ billions)		$181.7		$212.7		$260.5		$324.6		$307.1		$364.8
Real GDP growth		9.2%		8.5%		8.7%		6.8%		0.9%		9.1%
GDP per capita (US$)		$4,803		$5,557		$6,728		$8,286		$7,748		$9,097
Real consumption growth		6.8%		7.0%		8.7%		8.4%		1.7%		9.1%
Exports growth		15.9		16.3		20.2		25.8		(20.5)		23.1
Current account/GDP(1)		3.1		3.8		2.8		2.2		3.6		0.9
International reserves (in US$ millions)		$28,076		$32,036		$46,176		$46,386		$47,967		$52,145
Primary surplus/GDP(2)		3.7%		3.5%		3.2%		3.2%		1.5%		1.8%
Private loan growth		33.6		38.2		40.3		22.4		10.2		35.7
Private deposit growth		18.4		23.1		19.1		11.3		9.9		37.2
BADLAR interest rate(3)		5.1		9.0		10.0		13.5		12.4		11.3
Lebac one year interest rate(4)		8.9		11.2		10.3		12.2		14.3		13.1
Average Argentine peso/U.S. dollar exchange rate(5)	Ps.	2.92	Ps.	3.08	Ps.	3.12	Ps.	3.17	Ps.	3.73	Ps.	3.91

	For the year ended December 31,
	2005	2006	2007	2008	2009	2010
CPI inflation(6)	12.3%	9.8%	8.5%	7.2%	7.7%	10.9%
Salary growth	20.3	18.9	22.7	22.4	16.7	26.3
Unemployment rate(7)	10.1	8.7	7.5	7.3	8.4	7.3
Population (in millions)	37.8	38.3	38.7	39.2	39.6	40.1

Sources: Central Bank, INDEC and Santander Río 2010 estimates.

(1)
The current account is the sum of the balance of trade (exports minus imports of goods and services), net factor income (such as interest and dividends) and net transfer payments (such as foreign aid).

(2)	The primary surplus is the remainder of the total surplus of the government’s budget.

(3)	BADLAR is the average daily interest rate paid by private-sector banks on deposits over Ps. 1 million with a maturity of 30 to 35 days.

(4)	Lebacs are Central Bank notes with maturities of less than one year.

(5)	The average rate is calculated by using the average of the Central Bank’s reported exchange rates on a daily basis.

(6)
Private estimates, on average, refer to annual rates of inflation in excess of those published by INDEC.  See “Risk Factors—A loss in the credibility of several Argentine economic indices may lead to a lack of confidence in the Argentine economy and may in turn limit our ability to access the credit and capital markets.”

(7)	As a percentage of Argentina’s economically active population.

GDP and Exports

In 2001 and 2002, Argentina experienced a political and economic crisis.  See “The Argentine Banking Industry—Effects of the Economic and Financial Crisis of 2001-2002.”  Since 2003, the Argentine economy has grown at annual rates of 7.6% according to INDEC.  The Argentine economy experienced strong growth of approximately 9.1% in 2010, according to internal estimates, after growing only 0.9% during 2009 as a result of two external shocks:  the global economic and financial crisis and a severe drought that resulted in a 36% decrease in agricultural production.

The following chart shows annual real GDP growth rates in pesos since 2003.

Sources:  Ministry of Economy and Santander Río 2010 estimates.

The high growth observed since 2003 has been driven in part by strong exports.  Given the Argentine economy’s dependence on export-led growth, the significant increase in the terms of trade, which is a measure of the benefits derived from international trade, since 2005 has provided a strong stimulus to the economy.  According to the Ministry of the Economy, Argentina’s sovereign current account balance surplus was 0.9% of GDP in 2010, but averaged 2.8% of GDP during the previous three years as a result of high commodity prices, improving agricultural sector productivity and expanding cropland.  The strong current account surpluses of the past years allowed the government to accumulate foreign currency reserves, repay some of its foreign and local debt and finance capital expenditures.  By the end of 2010, foreign currency reserves reached $52.1 billion, 12.8% above the $46.2 billion registered in 2007.

The following chart shows annual terms of trade, calculated as the quotient of exports and imports, since 2003.

Sources:  Ministry of Economy and Santander Río 2010 estimates.

The growth of the economy has directly impacted our results of operations primarily through increased commercial activity and corporate investment (which leads to increased lending activity and net interest income) and increased transaction volume (which generates greater fee and commission income).

Sovereign Accounts

The Argentine government has maintained a primary surplus for the past four years.  The average primary surplus between 2007 and 2010 was 2.4% (including inflows since December 2008 from the end of the private pension fund system and Central Bank financings).  In 2010, the Argentine government’s primary surplus declined to 1.8% of GDP due to faster spending growth relative to government revenues.

The following chart shows government revenues and expenses, as a percentage of GDP, as well as primary surplus as a percentage of GDP since 2007.

Source: Ministry of Economy and Santander Río 2010 estimates.

The primary surpluses observed since 2007 primarily have impacted our results of operations in two ways. First, the government’s improved fiscal condition has lowered its borrowing rates, which in turn has lowered ours as our borrowing rates are partly dependent on the government’s. In addition, the reduction in public-sector debt has increased liquidity in the financial system and therefore increased deposits and lending capacity.

Monetary and Foreign Exchange Policies

The Argentine government’s monetary and foreign exchange policies in the last four years have been focused on encouraging economic growth and preventing significant currency appreciation against foreign currencies, such as the U.S. dollar and the Brazilian real, which could reduce the cost competitiveness of Argentine exporters.  The Central Bank’s stated current monetary and foreign exchange policies focus on the following main goals: (i) controlling monetary aggregates to keep inflation stable; (ii) increasing the provision of credit to the private sector; (iii) managing foreign exchange rates; (iv) accumulating foreign exchange reserves; (v) regulating short-term capital flows; (vi) regulating and supervising the financial system; and (vii) increasing the penetration of financial services.

The Central Bank paid lower interest rates for its short-term notes throughout 2010 compared to those paid during the previous year, reaching a 13.1% interest rate on one-year fixed-rate short-term notes (“Lebac” notes) by the end of 2010 as compared to 14.3% at the end of 2009.  At the same time, the peso-U.S. dollar exchange rate as reported by the Central Bank, increased only 4.5% from December 31, 2009 to December 31, 2010, compared to an increase of 9.9% from December 31, 2008 to December 31, 2009.  In order to support these policies, the Central Bank used Ps. 46.3 billion to purchase U.S. dollars in the local exchange market in order to prevent the peso from appreciating against the U.S. dollar.

The following table shows the factors contributing to the net expansion of the monetary base in 2010.

	2010
	(in millions of pesos)
International reserves acquisitions	Ps.	46,285
Credit to the financial system		1,168
Credit to the public sector		19,477
Total expansion		66,931
Lebac and Nobac notes	Ps.	20,269
Reverse repurchase agreements		6,473
Reserve requirements		11,589
Others		2,130
Total absorption		40,461
Net Monetary Expansion	Ps.	26,469

Source: Central Bank and Santander Río 2010 estimates.

Loans and Deposits

The strong export sector and the Central Bank’s policy of reducing interest rates while maintaining a stable foreign exchange rate has led to significant deposit growth because the policy increased the monetary base and, consequently, increased deposits (especially demand deposits).  In 2010, private-sector deposits grew 37.2%, according to the Central Bank, well above the 9.9% growth experienced in 2009.  Similarly, private-sector loans increased by 35.7% in 2010, according to the Central Bank, also well above the 10.2% increase in 2009.  Despite the significant growth in private-sector loans and deposits, financial intermediation (the sum of loans and deposits as a percentage of GDP) remains below pre-crisis levels and continues to trail that of other comparable Latin American countries. According to the Central Bank, financial intermediation in Argentina was 27.5% of GDP at December 31, 2010 for the private sector, with deposits representing 15.7% of GDP and loans representing 11.8% of GDP.  Financial intermediation was 104% of GDP in Brazil, 166% in Chile and 31% in Mexico at the same date.

The following chart shows year-over-year change in private-sector loans and deposits from 2003 to 2010.

Source: Central Bank and Santander Río 2010 estimates.

Inflation

In 2010, INDEC reported both that the CPI was 10.9% in 2010, above the 7.7% rate recorded in 2009, and that inflation had been accelerating since June 2009.  There are significant discrepancies however between official reports published by INDEC, which measure CPI in the Buenos Aires metropolitan area and the Province of Buenos Aires, among other jurisdictions, and private surveys regarding the same regions, which report annual rates of inflation significantly in excess of those published by INDEC.  See “Risk Factors—A loss in the credibility of several Argentine economic indices may lead to a lack of confidence in the Argentine economy and may in turn limit our ability to access the credit and capital markets.”

The following chart shows year-over-year CPI rates from 2005 to 2010, as reported by INDEC, for the Buenos Aires metropolitan area and the Province of Buenos Aires.

Source: INDEC.

The same tendencies can be observed in the sharp rise in salaries throughout Argentina in 2010 in response to the increase in the prices of many goods and services.  According to INDEC and internal estimates, salaries increased by 26.3% in 2010, above the 16.7% increase experienced in 2009.  In addition, according to INDEC, salaries in the formal private sector increased 29.3% in 2010, above the 2010 growth rates for the informal and public sectors of 23.2% and 21.8%, respectively.  Salary increases in the formal private sector have outpaced those in the rest of the workforce due to the results of collective bargaining negotiations with unions, which are more heavily represented in the formal private sector.

The following chart shows year-over-year increases in salaries from 2007 to 2010.

Source: INDEC and Santander Río 2010 estimates.

Inflation and the consequent increase in salaries have impacted our results of operations by increasing our personnel expenses and our other general expenses, as the cost of many of these other general services is closely linked to wages.  Conversely, this has allowed us to increase the fees for our fixed-fee services, such as maintenance of accounts, insurance and safety deposit box rentals.  In addition, inflation has led to higher nominal interest rates, which have increased the yield on our loan portfolio.  In general, however, lower interest rates and stable inflation lead to increased consumer confidence and increased consumer demand for credit.

Critical Accounting Policies

General

Our principal accounting policies are described in note 2 to our consolidated audited financial statements included elsewhere in this prospectus. The following discussion describes those areas that require the most judgment or involve a higher degree of complexity in the application of the accounting policies that currently affect our financial condition and results of operations. The accounting estimates made in these contexts require management to make assumptions about matters that are highly uncertain. In each case, if management had made other estimates, or if changes in these estimates occur from period to period, these could have a material impact on our financial condition and results of operations.

Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under current circumstances. Actual results may differ from these estimates if assumptions and conditions change.

Judgments or changes in assumptions are submitted to the audit and compliance committee of the board of directors and/or to our regulatory authorities and are disclosed in the notes to our consolidated financial statements.

Fair value of financial instruments

We record financial assets and liabilities, financial instruments that are classified at fair value through profit or loss, available for sale securities and all derivatives at fair value on the balance sheet.

The “fair value” of a financial instrument on a given date is taken to be the amount for which it could be bought or sold on that date by two knowledgeable, willing parties in an arm’s length transaction acting prudently. The most objective and common reference for the fair value of a financial instrument is the price that would be paid for it on an active, transparent and deep market (“quoted price” or “market price”).

If there is no market price for a given financial instrument, its fair value is estimated on the basis of valuation techniques commonly used by the international financial community, taking into account the specific features of the instrument to be measured and, particularly, the various types of risk associated with it.

We use derivative financial instruments primarily for trading activities. The principal types of derivatives used are interest rate swaps, forward rate agreements, interest rate futures, foreign exchange forwards, foreign exchange futures and cross-currency swaps.

The fair value of standard financial derivatives included in the portfolios of financial assets or liabilities held for trading is deemed to be their daily quoted price and if for exceptional reasons, the quoted price cannot be determined on a given date, these financial derivatives are measured using methods similar to those used to measure over the counter (“OTC”) derivatives. The fair value of OTC derivatives is taken to be the sum of the future cash flows arising from the instrument, discounted to present value at the date of measurement (“present value” or “theoretical close”) using valuation techniques commonly used by the financial markets.

The main techniques used by our internal models to determine the fair value of financial instruments is as follows:

•
In the valuation of financial instruments permitting static hedging (basically forwards and swaps) and in the valuation of loans and advances to customers, the “present value” method is used. Estimated future cash flows are discounted using the interest rate curves of the related currencies. The interest rate curves are generally observable market data.

•	In the valuation of financial instruments requiring dynamic hedging (basically structured options and other structured instruments), the Black-Scholes model is normally used.

•	In the valuation of certain financial instruments exposed to interest rate risk, such as interest rate futures, the present value method is normally used.

The determination of fair value requires us to make certain estimates and assumptions. If quoted market prices are not available, fair value is calculated using widely accepted pricing models that consider contractual prices of the underlying financial instruments, yield curves, contract terms, observable market data and other relevant factors. The use of different estimates or assumptions in these pricing models could lead to a different valuation being recorded in our consolidated financial statements.

See note 2d(iii) to our consolidated financial statements for additional information on valuation techniques used by us and details of the principal assumptions and estimates used in these models and the sensitivity of the valuation of financial instruments to changes in the principal assumptions used.

Allowance for credit losses

We assess financial assets accounted for at amortized cost for objective evidence of impairment. Any resulting allowances for credit losses are recognized and measured in accordance with IAS 39. Credit losses exist if the carrying amount of an asset or a portfolio of assets exceeds the present value of the estimated future cash flows.

We cover losses inherent in debt instruments not measured at fair value through profit or loss and in contingent liabilities taking into account the historical experience of impairment and other circumstances known at the time of assessment. For these purposes, inherent losses are losses incurred at the reporting date, calculated using statistical methods and which have not yet been allocated to specific transactions.

We use the concept of incurred loss to quantify the cost of the credit. Incurred loss is the expected cost of the credit risk of a transaction, considering the characteristics of the counterparty and the guarantees and collateral associated with the transaction.

To estimate incurred loss for both the specific allowance and the allowance for incurred losses not specifically identified, we use a “Roll Rates” analysis.  The “Roll Rates” method consists of estimating, for different cohorts of doubtful loans, the percentage over the total amount that will continue to be delinquent as they have in the past. We calculate the previous month’s call rates by dividing the current month’s delinquent loans in the cohort by the corresponding cohort in the previous month. This percentage is used as the percentage of allowance to apply to each type of counterparty in each cohort of loans that is in the same situation. In this sense, this percentage represents the same concept as the loss arising in the event of default, or LGD, described in note 2(g) to our consolidated financial statements, although the methodology applied in this model is operationally different from the LGD.

A specific “Roll Rate” curve has been estimated for each type of portfolio. However, for the portfolio of large corporations, we apply the estimated percentages of allowance calculated for the SMEs portfolio classified as “normal” by the Central Bank, since we consider it representative of that group. See “Argentine Banking Regulatory Framework—Commercial Loan Classification.”

Our methodology for determining the allowance for incurred losses identifies inherent losses or the amount of incurred losses as of the balance sheet date based on our past history and specific facts that have occurred as of the balance sheet date. These are referred to as inherent losses in our loan loss allowances calculation.

The approach described above is used as a general rule and covers almost the entire portfolio. In certain cases such as in the case of large corporations portfolios, the number of defaults observed is usually very small or none, or in the cases when these counterparties were classified as “non performing loans or with objective evidence of impairment” or worse in accordance with  the rules defined by the Central Bank, see “Argentine Banking Regulatory Framework—Commercial Loan Classification,” we opted to use the individually estimated information for each type of counterparty considering an analysis of future cash flows.

Results of Operations

We generate revenue from several sources.  Our main source of income is the net interest income that we earn by borrowing funds from depositors at certain rates and lending funds to customers at higher rates.

We also earn income from fees and commissions from the different banking and financial services we provide, including fiduciary activities, leasing services, payment and collection services, credit and debit cards, and insurance, among others.

We also derive income from trading activities in the form of (1) interest and dividends from investments in fixed income and equity securities and (2) investment gains from fixed income, equity and derivative positions.

Results of Operations for the Three Months Ended March 31, 2011 Compared to the Three Months Ended March 31, 2010

The following table presents our consolidated results of operations for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010.

	For the three months ended March 31,
	2010		2011		2011	2010/2011
	(in thousands of pesos)				(in thousands of U.S. dollars)(1)	% Change
Interest and similar income	Ps.	727,309	Ps.	895,410	$220,980	23.1%
Interest expense and similar charges		(193,612)		(266,309)	(65,723)	37.6
Net interest income		533,697		629,101	155,257	17.9
Income from equity instruments		1,236		1,800	444	45.6%
Income from companies accounted for using the equity method		—		1,272	314	—
Fee and commission income		440,161		544,908	134,479	23.8
Fee and commission expense		(110,573)		(120,587)	(29,760)	9.1
Net fee and commission income		329,588		424,321	104,719	28.7
Gains on financial assets and liabilities (net)		33,879		4,078	1,006	(88.0)%
Exchange differences (net)		49,021		58,722	14,492	19.8
Other operating income (expenses)		(5,129)		(14,552)	(3,591)	183.7
Total income		942,292		1,104,742	272,641	17.2
Administrative expenses		(363,803)		(492,421)	(121,525	35.4%
Depreciation and amortization		(31,936)		(39,250)	(9,687)	22.9
Provisions (net)		(22,716)		(17,259)	(4,259)	2.4
Impairment losses on financial assets (net)		(71,634)		(60,641)	(14,966)	(15.4)
Impairment losses on other assets (net)		(7)		—	—	(100.0)
Gains on disposal of assets not classified as non-current assets held for sale		23		9,722	2,399	—
Gains on disposal of non-current assets held for sale not classified as discontinued operations		2		127	31	—
Profit before tax		452,221		505,020	124,635	11.7
Income tax		(143,253)		(137,438)	(33,919)	(4.1)%
Consolidated profit for the period	Ps.	308,968	Ps.	367,582	$90,716	19.0

(1)	Converted, for convenience purposes only, using the exchange rate for Argentine pesos into U.S. dollars of Ps. 4.0520 per $1.00 reported by the Central Bank for March 31, 2011.

Summary

Consolidated profit for the three months ended March 31, 2011 was Ps. 367.6 million, a 19.0% or Ps. 58.6 million increase from Ps. 309.0 million in the three months ended March 31, 2010.  The increase in the three months ended March 31, 2011 was mainly due to:

•
a 17.9%, or Ps. 95.4 million, increase in net interest income, due to a 45.0% growth in average credit volumes to private-sector customers, which was driven primarily by macroeconomic growth in Argentina, offset in part by a 178 basis point decrease in our yield spread;

•
a Ps. 1.3 million increase in income from companies accounted for using the equity method, because we recorded Banelco’s semi-annual results of operations in the first quarter of 2011 as opposed to the second quarter of 2010;

•
a 28.7%, or Ps. 94.7 million, increase in income from fees and commissions, due to increases in our customer base, transaction volume, primarily in credit and debit card purchases, and increases in the fees and commissions we charge for banking and financial services;

•
a 19.8%, or Ps. 9.7 million, increase in exchange differences, due to higher purchases and sales of foreign currencies by our customers and income arising from the devaluation of the peso against other currencies;

•	a 15.4%, or Ps. 11.0 million, decrease in impairment losses on financial assets, driven by favorable economic conditions;

•
a Ps. 9.7 million increase in gains on disposal of assets not classified as non-current assets held for sale, due to gains related to the sale of two properties in the three months ended March 31, 2011; and

•
a 4.1% decrease in income tax, due to a lower effective tax rate as the amount of tax deductible non-performing loan losses increased and also exceeded our impairment losses on financial assets in the three months ended March 31, 2011.

These increases were partly offset by lower gains on financial assets and liabilities for the three months ended March 31, 2011, which decreased Ps. 29.8 million or 88.0% compared to the three months ended March 31, 2010, and to higher personnel expenses and other administrative expenses for the three months ended March 31, 2011, which increased Ps. 128.6 million or 35.4% compared to the three months ended March 31, 2010, primarily due to the growth in our multi-channel distribution network, inflation and salary increases.

Net Interest Income

Our interest income consists mainly of interest from lending activities to private-sector customers, which generated Ps. 825.9 million, or 92.2%, of our total interest income in the three months ended March 31, 2011, with the balance consisting of interest from debt instruments, due from credit entities, cash and due from Central Bank and loans to the public sector, net of taxes on gross revenue.

Our interest expenses consist mainly of interest paid on time deposits and savings deposits.  In the three months ended March 31, 2011, our interest expense from time deposits and savings deposits amounted to Ps. 187.2 million and Ps. 69.9 million, respectively, representing 70.3% and 26.2% of our total interest expense.

Our net interest income for the three months ended March 31, 2011 was Ps. 629.1 million, a 17.9% or Ps. 95.4 million increase from Ps. 533.7 million in the three months ended March 31, 2010, mainly due to an increase in average total interest earning assets, caused by growth in our lending activities, which was partially offset by a lower yield on our loan portfolio.

The following table sets forth the components of our interest and similar income and interest expense and similar charges in the three months ended March 31, 2010 and 2011.

	For the three months ended March 31,
	2010		2011		2010/2011
	(in thousands of pesos)				% Change
Interest and similar income
Cash and due from Central Bank	Ps.	14,596	Ps.	9,451	(35.2)%
Due from credit entities		13,663		13,434	(1.7)
Loans and credits to customers - Private sector		631,218		825,136	30.9
Loans and credits - Public sector		9,874		2,087	(78.9)
Debt instruments		100,043		103,703	3.7
Taxes on gross revenue		(42,085)		(59,400)	41.1
Total	Ps.	727,309	Ps.	895,410	23.1%

Interest expense and similar charges
Due to credit institutions	Ps.	1,557	Ps.	2,184	40.3%
Customer deposits – Remunerated demand accounts		6,879		—	(100.0)
Customer deposits – Saving accounts		49,813		69,903	40.3
Customer deposits – Time deposits		126,607		187,163	47.8
Marketable debt securities		8,756		7,059	(19.4)
Total	Ps.	193,612	Ps.	266,308	37.5%

Net Interest Income	Ps.	533,697	Ps.	629,101	17.9%

Average total interest earning assets were Ps. 28,270.7 million in the three months ended March 31, 2011, a 36.2% or Ps. 7,508.1 million increase from Ps. 20,762.6 million in the three months ended March 31, 2010, due to a 45.0% or Ps. 6,622.2 million increase in average loans to private-sector customers, a 35.2% or Ps. 192.2 million increase in loans and advances to credit institutions and a 41.3% or Ps. 873.3 million increase in average cash and due from Central Bank, partially offset by a 71.8% or Ps. 87.4 million decrease in average loans to the public sector.

We believe that our 45.0% increase in average loans to private-sector customers resulted from our lending strategy of financing consumption by individuals and the working capital and investment needs of SMEs.  Our strategy benefited from favorable macroeconomic conditions during the first quarter of 2011, including low levels of indebtedness of Argentine households and companies, increased consumption by individuals and the growth of SMEs.  Average loans to SMEs grew 64.8%, or Ps. 2,161.1 million from the three months ended March 31, 2010 to the three months ended March 31, 2011. The exceptionally high levels of asset growth in the first quarter of 2011 compared to the first quarter of 2010 are unlikely to be sustained throughout the year.  During the same period, average loans to the private sector in the Argentine financial system grew 42.0%, from Ps. 143,130 million in the three months ended March 31, 2010, to Ps. 203,191 million in the three months ended March 31, 2011.

The following table sets forth the components of our average loans and receivables for the three months ended March 31, 2010 and 2011.

	For the three months ended March 31,
	2010		2011		2010/2011
	(in millions of pesos)				% Change
Average loans and receivables to private sector
Credit card financing	Ps.	3,048.7	Ps.	4,477.0	46.8%
Secured consumer financing		642.5		967.7	50.6
Personal loans		2,636.1		3,462.0	31.3
Mortgage loans		1,578.5		1,791.5	13.5
Commercial loans		6,796.2		10,626.0	56.4
Total	Ps.	14,702.0	Ps.	21,324.2	45.0%

The positive effect of the increase in our average earning assets was partially offset by a 134 basis point decrease in the gross yield of our interest earning assets, from 14.01% in the three months ended March 31, 2010 to 12.67% in the three months ended March 31, 2011.  During the same period, the average cost of our interest bearing liabilities increased by 43 basis points, from 5.43% in the three months ended March 31, 2010 to 5.86% in the three months ended March 31, 2011.  The combined effect of both interest rate reductions resulted in a 178 basis point decrease in our yield spread, from 8.59% in the three months ended March 31, 2010 to 6.81% in the three months ended March 31, 2011, due primarily to the more rapid repricing of our interest earning assets in a declining interest rate environment.  Because of increased market competition in loans to companies and high liquidity levels in the Argentine financial system, the average interest rate of our total loans to the private sector declined by 167 basis points, from 17.17% in the three months ended March 31, 2010 to 15.50% in the three months ended March 31, 2011.  The 43 basis point increase in the average cost of our interest bearing liabilities was due to a 46 basis points increase in the average cost of time deposits, from 8.37% in the three months ended March 31, 2010 to 8.83% in the three months ended March 31, 2011, which was partially offset by an increase from 41.6% to 50.9% in the proportion of demand deposits, which have a relatively lower cost, to total interest bearing liabilities.  As strong economic conditions and competition in Argentina continue to prevail, we expect our yield spreads to continue to be subject to pressure.

Average total interest bearing liabilities for the three months ended March 31, 2011 were Ps. 18,181.2 million, a 27.4% or Ps. 3,906.3 million increase from Ps. 14,279.4 million in the three months ended March 31, 2010.  The principal drivers of this increase were savings account deposits, whose average balance grew 55.7%, from Ps. 5,942.7 million to Ps. 9,251.4 million, mainly due to growth in our individual customer base and payroll accounts, general nominal income growth of our customers due to salary increases and higher volume of transactional operations.  Average time deposits grew 40.0%, from Ps. 6,054.0 million to Ps. 8,476.1 million during the three months ended March 31, 2011 compared to the three months ended March 31, 2010.

Net Fee and Commission Income

Our net fee income consists mainly of commissions charged to our customers for the maintenance of demand deposit accounts (current accounts, saving accounts, Supercuenta accounts and Infinity accounts), commissions charged to stores for credit and debit cards purchases, sales of insurance, primarily from Santander Río Seguros S.A., fees charged for cash withdrawals, check processing, safety deposit box rentals and transactional services (mainly collections and electronic payments), and foreign trade services provided to SME and global wholesale banking customers.

Net fee and commission income for the three months ended March 31, 2011 was Ps. 424.3 million, a 28.7% or Ps. 94.7 million increase from Ps. 329.6 million in the three months ended March 31, 2010.  The following table presents a breakdown, by product, of our fee and commission income and expenses for the three months ended March 31, 2011 and 2010.

	For the three months ended March 31,
	2010		2011		2010/2011
	(in thousands of pesos)				% Change
Fee and commission income
Service charges on deposits accounts	Ps.	166,384	Ps.	215,198	29.3%
Credit and debit card operations		136,136		189,543	39.2
Sale of insurance		66,809		55,928	(16.3)
Collections and transactional services		43,815		44,662	1.9
Fees related to foreign trade		18,592		27,631	48.6
Safety deposit box rentals		19,278		25,899	34.3
Capital markets and securities activities		8,595		10,759	25.2
Other		3,551		5,821	63.9
Credit related fees		1,728		3,602	108.4
Taxes on fees and commissions		(24,727)		(34,135)	38.0
Total	Ps.	440,161	Ps.	544,908	23.8%
Fee and commission expense
Credit and debit card operations	Ps.	(39,639)	Ps. (66,166)		(66.9)%
Other		(31,694)		(20,922)	(34.0)
Sale of insurance		(21,488)		(3,362)	84.4
Collections and transactional services		(17,752)		(30,137)	69.8
Total	Ps.	(110,573)	Ps.	(120,587)	9.1
Fee and commission income, net	Ps.	329,588	Ps.	424,321	28.7%
Fee and commission income was Ps. 544.9 million in the three months ended March 31, 2011, a 23.8%, or Ps. 104.7 million, increase from Ps. 440.2 million in the three months ended March 31, 2010, mainly due to a 29.3%, or Ps. 48.8 million, increase in service charges on deposit accounts, a 39.2%, or Ps. 53.4 million, increase in credit and debit card fees, a 48.6%, or Ps. 9.0 million, increase in foreign trade fees and a 34.3%, or Ps. 6.6 million, increase in safety deposit box rentals. The growth in charges on deposit accounts was mainly due to increases in our customer base and transaction volume in addition to increases in maintenance prices.  The growth in fees related to credit and debit cards fees was due to the higher income of and increased consumption by our individual customers. Total credit and debit card purchases increased 35.9%, from Ps. 5.0 billion in the three months ended March 31, 2010 to Ps. 6.8 billion in the three months ended March 31, 2011.  The total number of credit and debit cards outstanding increased by 14.0% to 4,690,386 as of March 31, 2011 compared to 4,112,802 as of March 31, 2010. The growth in fees from safety deposit box rentals was mainly due to an approximately 32% increase in the average prices that we charged for this service.  The growth in foreign trade fees was due to the higher volume of imports and exports and the devaluation of peso against the U.S. dollar since our prices are denominated in U.S. dollars.  Although fee income from the sale of insurance declined 16.3%, or Ps. 10.9 million, fee expense from sale of insurance declined 84.4%, or Ps. 18.1 million. As a result, net insurance fee margin increased 16.0% from 45.3% to 52.6% in the three months ended March 31, 2011. Due to new regulations on the sale of credit-related insurance products, as from January 1, 2011, we are prohibited from collecting commissions on the sale of credit-related life insurance products and paying such commissions to insurance companies. Instead, pursuant to the new regulations, we may only collect net fees from insurance companies.

Fee and commission expenses in the three months ended March 31, 2011 were Ps. 120.6 million, a 9.1% or Ps. 10.0 million increase from Ps 110.6 million in the three months ended March 31, 2010, mainly due to a 66.9%, or Ps. 26.5 million, increase in credit and debit card operating expenses, reflecting increased transaction volume in this business.

Income from Companies Accounted for Using the Equity Method

Our income from companies accounted for using the equity method reflects our non-controlling interests in Gire S.A. (which provides collection services through Rapipago) and Banelco S.A. (which manages one of the two main ATMs networks in Argentina).

Income from companies accounted for using the equity method was Ps. 1.3 million in the three months ended March 31, 2011, compared to none in the three months ended March 31, 2010 due to Ps. 1.3 million profit made by Banelco in the six months ended March 31, 2011.  The results of Gire and Banelco are recorded in our income statement semi-annually, either on March 31 and September 30 or June 30 and December 31.  In 2010, Gire and Banelco’s semi-annual results of operations were each recorded on June 30.  For this reason, no income was recorded during the three months ended March 31, 2010.

Gains (Losses) on Financial Assets and Liabilities (Net)

Our gains (losses) on financial assets and liabilities consist mainly of income from our financial assets held for trading, which consists of short-term investments in Central Bank securities (Nobacs and Lebacs), Argentine government securities and private-sector securities.

Gains (losses) on financial assets and liabilities (net) for the three months ended March 31, 2011 were Ps. 4.1 million, a 88.0%, or Ps. 29.8 million, decrease from Ps. 33.9 million in the three months ended March 31, 2010.  This reduction was mainly due to a decrease of Ps. 14.3 million in gains from currency swaps and interest rate swaps and a decrease of Ps. 11.4 million in gains from our trading securities and general decreases in the market value of Argentine government bonds in the three months ended March 31, 2011.

Exchange Differences (Net)

Our income from exchange differences arises from the spread between the purchase price and the sales price of foreign currencies to and from our customers and the effect that fluctuations in the value of the peso against other currencies has on our net foreign currency positions, which are mainly in U.S. dollars.  Exchange differences (net) was Ps. 58.7 million in the three months ended March 31, 2011, a 19.8%, or Ps. 9.7 million, increase from Ps. 49.0 million in the three months ended March 31, 2010.  This was due to a 21.0%, or Ps. 6.9 million, increase from Ps. 32.6 million in the three months ended March 31, 2010 to Ps. 39.5 million in the three months ended March 31, 2011 in our income from the spread between purchases and sales of foreign currencies by our customers and a 17.4%, or Ps. 2.9 million, increase from Ps. 16.3 million in the three months ended March 31, 2010 to Ps. 19.2 million in the three months ended March 31, 2011 in our income arising from the devaluation of the peso vis-à-vis other currencies, primarily the U.S. dollar.

Our average net foreign exchange position in the three months ended March 31, 2011 was $61.7 million (Ps. 248.1 million based on an average peso/U.S. dollar exchange rate in first quarter of 2011 of 4.02), which represented 6.3% of our average shareholders’ equity, compared to an average net foreign exchange position in the three months ended March 31, 2010 of $76.8 million (Ps. 294.6 million based on an average peso/U.S. dollar exchange rate in the first quarter of 2010 of Ps. 3.84 per $1.00), which represented 8.8% of our average shareholders’ equity.

Other Operating Income (Net)

Other operating income (net) decreased 183.7% from a loss of Ps. 5.1 million in the three months ended March 31, 2010 to a loss of Ps. 14.6 million in the three months ended March 31, 2011.

Other operating income decreased 26.9%, from Ps. 9.8 million in the three months ended March 31, 2010 to Ps. 7.2 million in the three months ended March 31, 2011, mainly due to a Ps. 8.6 million recovery in the three months ended March 31, 2010 of contributions to a systemic liquidity assistance fund created by the Argentine Central Bank in 2001.  Other operating income principally includes recoveries of operating expenses and other losses and results from renting our own assets.

Other operating expenses increased 45.3%, or Ps. 6.7 million, from Ps 15.0 million in the three months ended March 31, 2010 to Ps. 21.7 in the three months ended March 31, 2011, mainly due to a 36.4% increase in mandatory contributions to deposit guarantee funds, from Ps. 8.4 million in the three months ended March 31, 2010 to Ps. 11.5 million in the three months ended March 31, 2011, as a result of higher average deposits in the three months ended March 31, 2011.

Administrative Expenses

Our administrative expenses consist of personnel and other general expenses.  Our personnel expenses consist mainly of salaries, social security contributions, bonuses and our long-term incentive plan for our executives.  Our other general expenses consist of: administrative services hired, which are mainly services outsourced in the areas of information technology, telemarketing, legal services, commercial reports and administrative services; value-added taxes and taxes on debits and credits in our current accounts; outsourced services for the transportation of cash, documents and account statements; advertising and publicity; maintenance of our properties and our information technology; security services, which are mainly alarm systems and surveillance services; rental of properties and hardware; electricity; and telecommunication supplies.

Administrative expenses increased 35.4%, from Ps. 363.8 million in the three months ended March 31, 2010 to Ps. 492.4 million in the three months ended March 31, 2011, due primarily to higher prices and increases in salaries in the Argentine economy, which also caused the unit cost of most of our inputs, resources and services provided by suppliers to increase accordingly.  The following table sets forth administrative expenses in the three months ended March 31, 2010 and 2011, by type.

	For the three months ended March 31,
	2010		2011		2010/2011
	(in thousands of pesos)				% Change
Personnel expenses	Ps.	181,878	Ps.	258,891	42.3%
Other general expenses		181,925		233,530	28.4
Administrative services hired		43,499		50,145	15.3
Taxes		24,919		35,867	43.9
Transportation of cash and documents		32,709		33,265	1.7
Advertising and publicity		18,540		24,231	30.7
Maintenance, conservation and repair		13,520		20,832	54.1
Security services		12,413		17,930	44.4
Rent		10,190		15,168	48.8
General services and communications		10,631		12,488	17.5
Stationery and supplies		3,658		4,731	29.4
Insurance		98		145	47.8
Other		11,748		18,728	59.4
Total administrative expenses	Ps.	363,803	Ps.	492,421	35.4%

Our personnel expenses increased 42.3%, or Ps. 77.0 million, from Ps. 181.9 million in the three months ended March 31, 2010 to Ps. 258.9 million in the three months ended March 31, 2011, primarily as a result of a 23.7% increase in salaries and social security contributions that was agreed to in the labor agreement with the Argentine Banking Employees Union for 2010, which has been in effect since April 2010, and a 9.8% increase in employee headcount, from 5,832 as of March 31, 2010 to 6,402 as of March 31, 2011, arising mainly from the growth in our branch network, telemarketing operations and increased staffing levels, which represented headcount increases of 7.7%, 36.8% and 9.6%, respectively, compared to the three months ended March 31, 2010.

Other general expenses increased 28.4%, from Ps. 181.9 million in the three months ended March 31, 2010 to Ps. 233.5 million in the three months ended March 31, 2011, mainly due to increases in taxes charged to debits and credits in our current accounts due to higher average volumes held by our customers and general increases in the unit cost of the majority of our supplies due to salary increases, since personnel expenses are the main cost component in most of our outsourced services.

Provisions (Net)

Our provisions consist mainly of legal and tax contingencies.

Provisions (net) increased 24.0%, or Ps. 5.5 million, from a loss of Ps. 22.7 million in the three months ended March 31, 2010 to a loss of Ps. 17.3 million in the three months ended March 31, 2011.  This decrease is primarily due to lower provisions for contingent liabilities.

Impairment Losses on Financial Assets (Net)

Impairment losses on financial assets (net) was Ps. 60.6 million in the three months ended March 31, 2011, a 15.3%, or Ps. 11.0 million, decrease from Ps. 71.6 million in the three months ended March 31, 2010, reflecting improvements in credit quality in nearly all of our businesses.

Non-performing assets (assets more than 90-days past due and other doubtful credits) totaled Ps. 228.3 million as of March 31, 2011, a 21.8% decrease from Ps. 291.9 million at March 31, 2010, and our NPL ratio improved from 1.83% at March 31, 2010 to 1.01% at March 31, 2011.  Our non-performing assets are primarily held in our Commercial Banking segment, and our NPL ratio for this segment declined from 2.42% at March 31, 2010 to 1.29% at March 31, 2011.  This improvement was mainly due to favorable macroeconomic conditions during 2010 and the first three months of 2011 in Argentina and continued improvements in our credit risk management and credit risk systems that we implemented in 2009, which began to show results in 2010 and whose improvement has continued in the three months ended March 31, 2011.  These improvements mainly comprised: (i) revising and tightening key parameters in the loan admission process; (ii) implementing a new behavioral scoring on system for performing customers to prevent possible deterioration of our loan portfolio; (iii) increasing the role of our branch network in managing the recovery of past due loans, including assigning them the management of our largest past-due SME loans; (iv) quadrupling the number of employees assigned to recoveries, at our call center by shifting employees from telemarketing positions to the call center; and (v) increasing the frequency of visits to SME and global wholesale banking customers by risk committees.

The following table shows the ratio of our impaired assets to total computable credit risk and our coverage ratio as of March 31, 2010 and 2011.

	As of March 31,
	2010		2011
	(in thousands of pesos, except percentages)
Computable credit risk(1)	Ps.	15,981,646	Ps.	22,568,414
Non-performing assets		291,896		228,297
Net loan charge-offs		69,690		77,735
Allowances for credit losses		403,003		351,000
Ratios
Non-performing assets to computable credit risk		1.83%		1.01%
Non-performing assets coverage ratio(2)		138.06%		153.75%
Net loan charge-off coverage ratio(3)		1.74%		1.38%

(1)	Computable credit risk is the sum of the face amounts of loans and leases (including non-performing assets), guarantees and documentary credits.

(2)	Allowances for credit losses as a percentage of non-performing assets.

(3)	Figures for the three months ended March 31, 2010 and 2011 are presented on an annualized basis by multiplying by four the three-month charge-off component.

The following table shows our non-performing assets by type of loan at March 31, 2010 and 2011:

	As of March 31,
	2010		2011		2010/2011
	(in thousands of pesos)				% Change
Installment loans to individuals	Ps.	171,884	Ps.	141,211	(17.8)%
Commercial, financial and industrial		112,355		81,449	(27.5)
Real estate/mortgage		7,657		5,637	(26.4)
Total	Ps.	291,896	Ps.	228,297	(21.8)%

Installment loans to individuals

Non-performing assets in installment loans to individuals, which as of March 31, 2011 represented 61.9% of our total non-performing assets, decreased by 17.8% or Ps. 30.6 million from March 31, 2010 to March 31, 2011.  This decrease was due both to improved economic conditions, including lower levels of unemployment and increases in household income, and to improvements in our credit risk management and credit risk systems that we implemented in 2009 that showed results, mainly since 2010, continued in the first quarter of 2011.  Our NPL ratio with respect to installment loans to individuals improved from 2.6% as of March 31, 2010 to 1.5% as of March 31, 2011.

Commercial, financial and industrial

Non-performing assets in commercial, financial and industrial loans, which as of March 31, 2011 represented 35.6% of our total non-performing assets, decreased by 27.5% or Ps. 30.9 million from March 31, 2010 to March 31, 2011, due primarily to better macroeconomic and financial conditions in Argentina.  Our NPL ratio with respect to commercial, financial and industrial loans improved from 1.6% as of March 31, 2010 to 0.8% as of March 31, 2011.

Real estate/mortgage

Non-performing assets in real estate/mortgage loans, which as of March 31, 2011 represented 2.46% of our total non-performing assets, decreased 26.4% or Ps. 2.0 million from March 31, 2010 to March 31, 2011.  Our NPL ratio with respect to real estate/mortgage loans improved from 0.5% as of March 31, 2010 to 0.4% as of March 31, 2011.

Income Tax

Income tax for the three months ended March 31, 2011 was Ps. 137.4 million, a 4.1% or Ps. 5.8 million decrease from Ps. 143.3 million in the three months ended March 31, 2010.  Our effective tax rates for the three months ended March 31, 2010 and 2011 were 31.7% and 27.2%, respectively.  Our effective tax rate decreased in the three months ended March 31, 2011 mainly because the amount of tax deductible non-performing loan losses increased and also exceeded our impairment losses on financial assets in the three months ended March 31, 2011.

Results of Operations by Segment for the Three Months Ended March 31, 2011 Compared to the Three Months Ended March 31, 2010

The following table presents an overview of certain consolidated income statement data for each of our segments for the three months ended March 31, 2010 and 2011.

	Commercial Banking				Global Wholesale Banking				Financial Management
	For the three months ended March 31,
	2010		2011		2010		2011		2010		2011
	(in millions of pesos)
Net interest income	Ps.	419	Ps.	524	Ps.	98	Ps.	111	Ps.	17	Ps.	(6)
Income from equity instruments		1		2		—		—		—		—
Income from companies accounted for using the equity method		—		—		—		1		—		—
Net fee and commission income		294		397		36		28		—		—
Gains/losses on financial assets and liabilities (net)		31		31		39		31		132		—
Other operating income (expenses)		(4)		(12)		(1)		(2)		—		—
Total income		741		942		172		169		29		(6)
Administrative expenses		(323)		(447)		(40)		(45)		(1)		(2)
Depreciation and amortization		(28)		(35)		(4)		(4)		—		—
Provisions (net)		(22)		(17)		—		—		—		—
Impairment losses on financial assets (net)		(72)		(60)		—		—		—		—
Impairment losses on other assets (net)		—		—		—		—		—		—
Gains/losses on disposal of assets not classified as non-current assets held for sale		—		10		—		—		—		—
Profit before tax		296		393		128		120		28		(8)
Income tax(1)		(94)		(107)		(40)		(32)		(9)		2
Net income	Ps.	202	Ps.	286	Ps.	88	Ps.	88	Ps.	19	Ps.	(6)

(1)	Income tax has been allocated to each of our business segments in proportion to their respective profit before tax.

The following table presents an overview of certain consolidated balance sheet data for each of our segments for the three months ended March 31, 2010 and 2011.

	Commercial Banking				Global Wholesale Banking				Financial Management
	As of March 31,
	2010		2011		2010		2011		2010		2011
	(in millions of pesos)
Assets
Cash and balances with the Central Bank	Ps.	5,008	Ps.	5,911	Ps.	1,286	Ps.	1,551	Ps.	973	Ps.	1,732
Financial assets held for trading		—		—		331		699		2,597		1,806
Available-for-sale financial assets		—		—		26		22		483		572
Loans and receivables		11,522		16,312		3,756		5,277		300		628
Investments		26		39		4		9		—		—
Tangible assets		595		762		25		31		—		—
Intangible assets		58		97		4		7		—		—
Tax assets		—		—		—		—		—		—
Other assets		216		364		36		89		—		—
Total assets	Ps.	17,425	Ps.	23,485	Ps.	5,468	Ps.	7,685	Ps.	4,353	Ps.	4,738

Liabilities
Financial liabilities held for trading	Ps.	—	Ps.	—	Ps.	4	Ps.	6	Ps.	—	Ps.	—
Financial liabilities at amortized cost		17,612		25,617		5,013		6,000		283		236
Provisions(1)		223		132		55		33		—		—
Tax liabilities		—		—		—		—		—		—
Other liabilities		239		280		32		31		—		—
Total liabilities	Ps.	18,074	Ps.	26,029	Ps.	5,104	Ps.	6,070	Ps.	283	Ps.	236

Total equity	Ps.	(649)	Ps.	(2,544)	Ps.	364	Ps.	1,615	Ps.	4,070	Ps.	4,502

(1)	Includes provisions for pensions and contingent liabilities.

Commercial Banking Segment

Our Commercial Banking segment is comprised of financial services to individuals and SMEs. We provide commercial banking services to individual customers of all income levels and offer a wide range of products and services to our individual customers, including our Infinity, Supercuenta and payroll accounts, credit and debit cards, and consumer finance and mortgage loans. Our Commercial Banking segment also serves the enterprises and corporations that are not considered global corporate customers. We offer SMEs a variety of services and products, including commercial loans, insurance and foreign trade services.

Profit attributable to the Commercial Banking segment for the three months ended March 31, 2011 was Ps. 285.6 million, a 41.4% or Ps. 83.6 million increase from Ps. 202.6 million in the three months ended March 31, 2010.  This growth was mainly due to:

•
a 25.2%, or Ps. 105 million, increase in net interest income, reflecting a 43.5% increase in the average balance of loans in the Commercial Banking segment, partially offset by a 145 basis point decrease in the annualized yield on loans, which declined from 7.1% in the three months ended March 31, 2010 to 5.7% in the three months ended March 31 2011 due to increased competition for loans to SMEs and increased levels of liquidity in the Argentine financial system;

•
a 35.0%, or Ps. 102.8 million, increase in net fee and commission income, mainly due to a 37.0%, or Ps. 45.8 million, increase in debit and credit card fees, and a 47.6%, or Ps. 21.9 million, increase in transactional services and a 34.3%, or Ps. 6.6 million, increase in safety deposit box rentals;

•
a 16.2%, or Ps. 11.7 million, reduction in impairment losses on financial assets due to favorable macroeconomic conditions in Argentina during the three months ended March 31, 2011 and improvements in our credit risk management and credit risk systems; and

•
a 24.0%, or Ps. 5.5 million, decrease in provisions (net) from a loss of Ps. 22.7 million in the three months ended March 31, 2010 to a loss of Ps. 17.3 million in the three months ended March 31, 2011 due to lower provisions for contingent liabilities.

These increases were partly offset by higher administrative expenses, which grew 38.4% or Ps. 123.9 million, due to salary increases, higher employee headcount (which grew from 4,675 employees at March 31, 2010 to 5,158 employees at March 31, 2011), and higher costs, as well as a 7.0% increase in depreciation and amortization, from Ps. 27.6 million in the three months ended March 31, 2010 to Ps. 34.7 million in the three months ended March 31, 2011.

Global Wholesale Banking Segment

Our Global Wholesale Banking segment offers sophisticated financial services and structured solutions to our global corporate customers.  We offer a wide range of products and services to our global wholesale banking customers, including corporate banking, global transaction banking, structured products and investment banking services. This segment also includes our proprietary trading operations.

Profit attributable to the Global Wholesale Banking segment for the three months ended March 31, 2011 was Ps. 87.6 million, essentially unchanged from the three months ended March 31, 2010.  This was mainly due to:

•
a 13.3%, or Ps. 13.1 million, increase in net interest income, due to a 33.4% increase in the average balance of loans in the Global Wholesale Banking segment, partially offset by an 89 basis point decrease in the annualized yield of loans, resulting from lower average interest rates charged to global wholesale banking customers, which declined by 134 basis points, from 9.87% to 8.53% and a decrease of 45 basis points in the opportunity cost of funds charged by the Financial Management group to global wholesale banking loans, from 6.78% to 6.32%. The reduction of interest rates charged to global wholesale banking customers is mainly due to increased competition in loans to large corporations and high liquidity levels in the Argentine financial system;

•
a Ps. 9.0 million increase from companies accounted for using the equity method, due to a Ps. 7.7 million dividend payment made by Gire and a Ps. 1.3 million dividend payment made by Banelco in the three months ended March 31, 2011;

These increases were further offset by higher administrative expenses, which grew 10.2%, or Ps. 4.6 million, mainly due to salary increases.

Financial Management Segment

Our Financial Management segment is comprised of all other operational and administrative activities that are not assigned to our Commercial Banking or Global Wholesale Banking segments.  These activities mainly include the management of our structural general exchange position, or GEP, our structural interest rate and liquidity risk, and our ALCO portfolio.

The aim of the Financial Management group is to stabilize and support the net income of our commercial activities and to assure we comply with internal and regulatory limits regarding liquidity, regulatory capital, reserve requirements and market risk.  In addition, our Financial Management group provides liquidity to our operating segments and assigns a corresponding cost of capital.  Through this assignment of opportunity cost of funds to each lending or funding transaction, interest income is divided between our operating segments (Commercial Banking and Global Wholesale Banking) and the Financial Management segment as follows:

•
the yield on any loan or other interest earning asset assigned to operating segments is the difference between the interest rate charged to customers in respect of such loan or other asset and the opportunity cost of the funding of such loan or other asset, as calculated by the Financial Management group at the time of the origination of such asset;

•
an amount of yield on deposits and other interest bearing liabilities is assigned to operating segments based on the difference between the opportunity cost of funds, as calculated by the Financial Management group at the time of the origination of such liability and the actual rate paid to customers; and

•	the difference between the opportunity cost of funds charged to assets and the opportunity cost of funds assigned to liabilities is assigned to Financial Management as net interest income.

The Financial Management group selects an opportunity cost of funds for assets and liabilities based on respective interest rates currently prevailing in the market for different durations, which are estimated from the yield of the most representative and liquid short- and medium-term corporate, government and Central Bank bonds, and from the Central Bank’s reference interest rates for time deposits.

Net income attributed to Financial Management in the three months ended March 31, 2011 was a loss of Ps. 5.6 million, a Ps. 25.0 million decrease from a gain of Ps. 19.4 million in the three months ended March 31, 2010.  This decrease in the net income was mainly due to:

•
a Ps. 23.0 million reduction in net interest income, from a gain of Ps. 16.8 million in the three months ended March 31, 2010 to a loss of Ps. 6.2 million in the three months ended March 31, 2011, mainly due to higher opportunity cost of funds paid by Financial Management to deposits of the Commercial Banking and Global Wholesale Banking segments; and

•	a Ps. 12.2 million decrease in the results on financial assets and liabilities (net), mainly due to the decrease in the market value of Argentine government bonds.

Results of Operations for the Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

The following table presents our consolidated results of operations for the year ended December 31, 2010 as compared to the year ended December 31, 2009.

	For the year ended December 31,
	2009		2010		2010	2009/2010
	(in thousands of pesos)				(in thousands of U.S. dollars)(1)	% Change
Interest and similar income	Ps.	3,030,154	Ps.	3,075,333	$773,513	1.5%
Interest expense and similar charges		(1,007,014)		(856,911)	(215,532)	(14.9)
Net interest income		2,023,140		2,218,422	557,981	9.1
Income from equity instruments		13,272		19,449	4,892	46.5
Income from companies accounted for using the equity method		15,159		19,361	4,870	27.7
Fee and commission income		1,553,998		1,962,353	493,574	26.3
Fee and commission expense		(374,396)		(496,411)	(124,858)	32.6
Net fee and commission income		1,179,602		1,465,942	368,716	24.3
Gains/losses on financial assets and liabilities (net)		105,461		203,661	51,225	93.1
Exchange differences (net)		215,812		208,957	52,557	(3.2)
Other operating income (expenses)		(62,135)		(71,027)	(17,865)	14.3
Total income		3,490,311		4,064,765	1,022,376	16.5
Administrative expenses		(1,337,078)		(1,723,739)	(433,558)	28.9
Depreciation and amortization		(136,514)		(151,169)	(38,022)	10.7
Provisions (net)		(79,517)		24,370	6,130	(130.6)
Impairment losses on financial assets (net)		(408,437)		(177,809)	(44,723)	(56.5)
Impairment losses on other assets (net)		(323)		(162)	(41)	(49.8)
Gains/losses on disposal of assets not classified as non-current assets held for sale		19,278		26,666	6,707	22.0
Gains/losses on disposal of non-current assets held for sale not classified as discontinued operations		3,007		510	128	(83.0)
Profit before tax		1,550,727		2,063,432	518,997	33.1
Income tax		(499,955)		(702,921)	(176,800)	40.0
Consolidated profit for the year	Ps.	1,050,727	Ps.	1,360,511	$342,197	28.9%

(1)	Converted, for convenience purposes only, using the exchange rate for Argentine pesos into U.S. dollars of Ps. 3.9758 per $1.00 reported by the Central Bank for December 31, 2010.

Summary

Consolidated profit for the year ended December 31, 2010 was Ps. 1,360.5 million, a 29.5% or Ps. 309.7 million increase from Ps. 1,050.8 million in 2009.  The increase in 2010 was mainly due to:

•
a 1.5% increase in interest income from lending operations due to a 21.7% growth in average credit volumes to private-sector customers, which has been driven primarily by macroeconomic growth in Argentina;

•	a 14.9% decrease in interest expense due primarily to a 279 basis point decrease, from 11.32% in 2009 to 8.53% in 2010, in the average interest rate of customer time deposits;

•
a 24.3% increase in income from fees and commissions, due to increases in our customer base, transaction volume, primarily in credit and debit card purchases and the price of our fees and commissions related to our banking and financial services;

•	a 93.1% or Ps. 105.5 million increase in gains on financial assets and liabilities, due to general increases in the market value of Argentine government bonds in the second half of 2010;

•	a 130.6% decrease in provisions for legal and tax contingencies, driven by Ps. 55.3 million of one-time recoveries of provisions for legal contingencies; and

•	a 56.5% decrease in credit impairment losses, driven by favorable economic conditions.
This increase was partly offset by higher personnel expenses and other administrative expenses for the year ended December 31, 2010, which increased Ps. 433.6 million or 28.9% compared to the year ended December 31, 2009, due primarily to inflation and salary increases in Argentina.

Net Interest Income

Our interest income consists mainly of interest from lending activities to private-sector customers, which generated Ps. 2,777.0 million, or 90.3%, of our total interest income in 2010, with the balance consisting of interest from debt instruments, due from credit entities, cash and due from Central Bank and loans to the public sector.

Our interest expenses consist mainly of interest paid on time deposits and savings deposits.  In 2010, our interest expense from time deposits and savings deposits amounted to Ps. 574.2 million and Ps. 240.8 million, respectively, representing 67.0% and 28.1% of our total interest expense.

Our net interest income for the year ended December 31, 2010 was Ps. 2,218.4 million, a 9.7% or Ps. 195.3 million increase from Ps. 2,023.1 million in 2009, mainly due to an increase in average total interest earning assets, caused by growth in our lending activities, and a lower cost of our deposits, which were partially offset by a lower yield on our loan portfolio.

The following table sets forth the components of our interest and similar income and interest expense and similar charges in 2009 and 2010.

	For the year ended December 31,
	2009		2010		2009/2010
	(in thousands of pesos)				% Change
Interest and similar income
Cash and due from Central Bank	Ps.	91,846	Ps.	38,224	(58.4)%
Due from credit entities		50,362		49,760	(1.2)
Loans and credits to customers - Private sector		2,677,455		2,777,042	3.7
Loans and credits - Public sector		45,052		30,566	(32.2)

	For the year ended December 31,
	2009		2010		2009/2010
	(in thousands of pesos)				% Change
Debt instruments		322,984		370,094	14.6
Taxes on gross revenue		(157,545)		(190,353)	20.8
Total	Ps.	3,030,154	Ps.	3,075,333	1.5%

Interest expense and similar charges
Due to credit institutions	Ps.	13,236	Ps.	13,850	4.6%
Customer deposits - Remunerated demand accounts		32,679		9,569	(70.7)
Customer deposits - Saving accounts		173,017		240,786	39.2
Customer deposits - Time deposits		746,799		574,166	(23.1)
Marketable debt securities		41,283		18,540	(55.1)
Total	Ps.	1,007,014	Ps.	856,911	(14.9)%

Net Interest Income	Ps.	2,023,140	Ps.	2,218,422	9.7%

Average total interest earning assets were Ps. 22,695.1 million in 2010, a 17.9% or Ps. 3,450.0 million increase from Ps. 19,245.1 million in 2009 due to a 21.7% or Ps. 3,027.8 million increase in average loans to private-sector customers, partially offset by a 60.2% or Ps. 106.6 million decrease in average loans to the public sector.

We believe that our 21.7% increase in average loans to private-sector customers resulted from our lending strategy of financing consumption by individuals and the working capital and investment needs of SMEs. Our strategy benefited from favorable macroeconomic conditions during 2010, including low levels of indebtedness of Argentine households and companies, increased consumption by individuals and growth by SMEs, whose average loans grew 28.3%, or Ps. 600.0 million, from 2009 to 2010.

The following table sets forth the components of our average loan and receivables in 2009 and 2010.

	For the year ended December 31,
	2009		2010		2009/2010
	(in millions of pesos)				% Change
Average loans and receivables
Credit card financing	Ps.	2,441.1	Ps.	3,651.2	49.6%
Secured consumer financing		627.3		726.8	15.9
Personal loans		2,517.3		2,890.7	14.8
Mortgage loans		1,704.3		1,615.0	(5.2)
Commercial loans		6,667.1		8,101.3	21.5
Total	Ps.	13,957.1	Ps.	16,984.9	21.7%

The positive effect of the increase in our average earning assets was partially offset by a 220 basis point decrease in the gross yield of our interest earning assets, from 15.75% in 2009 to 13.55% in 2010.  During the same period, the average cost of our interest bearing liabilities decreased by 145 basis points, from 7.25% in 2009 to 5.80% in 2010.  The combined effect of both interest rate reductions resulted in a 75 basis point decrease in our yield spread, from 8.50% in 2009 to 7.75% in 2010, due primarily to the more rapid repricing of our interest earning assets in a declining interest rate environment.  The decrease in the gross yield of our interest earning assets was mainly due to lower interest rates on loans across all commercial customer segments after experiencing a higher interest rate environment in 2009 due to volatility in the financial markets.  Due to this reduction in our commercial loan interest rates, the average interest rate of our total loans to the private sector declined by 283 basis points, from 19.18% in 2009 to 16.35% in 2010.  Out of the 145 basis point reduction in the average cost of our interest bearing liabilities, a 134 basis point decrease was due to a 290 basis point decrease, from 11.31% in 2009 to 8.41% in 2010, in the average interest rate of customer time deposits.  The remaining 11 basis point decrease was due to an increase from 35.8% to 47.9% in the proportion of demand deposits, which have a relatively lower cost, to total interest bearing liabilities.

Average total interest bearing liabilities for the year ended December 31, 2010 were Ps. 14,785.2 million for 2010, a 6.4% or Ps. 891.1 million increase from Ps. 13,894.1 million in 2009.  The principal drivers of this increase were savings account deposits, whose average balance grew 42.6%, from Ps. 4,968.0 million to Ps. 7,083.2 million, mainly due to growth in our individual customer base and payroll accounts, general nominal income growth of our customers due to salary increases of 26.3% in 2010, according to INDEC, and higher volume of transactional operations.  Average time deposits grew 3.4%, from Ps. 6,600.4 million to Ps. 6,827.4 million.  Average remunerated demand accounts declined 73.1%, from Ps. 1,636.0 million in 2009 to Ps. 440.4 million in 2010, due to Central Bank regulations that eliminated this type of remunerated demand accounts.  After the elimination of the mentioned remunerated demand accounts, most of these balances were kept as non-remunerated demand accounts, which increased 66.7%, from Ps. 4,482.0 million in 2009 to Ps. 7,477.0 million in 2010.

Net Fee and Commission Income

Our net fee income consists mainly of commissions charged to our customers for the maintenance of demand deposit accounts (current accounts, saving accounts, Supercuenta accounts and Infinity accounts), commissions charged to stores for credit and debit cards purchases, sales of insurance, primarily from Santander Río Seguros S.A., fees charged for cash withdrawals, check processing, safety deposit box rentals and transactional services (mainly collections and electronic payments), and foreign trade services provided to SME and global wholesale banking customers.

In 2010 we increased the prices of most of our fixed-fee services like maintenance of accounts, insurance and safety deposit box rentals.  Other services where fees are proportional to balances, such as credit cards, debit cards and cash management, grew from 2009 to 2010 due to higher salaries of our individual clients and higher nominal revenues of our corporate clients, which resulted in higher average balances.

Net fee and commission income for the year ended December 31, 2010 was Ps. 1,465.9 million, a 24.3% or Ps. 286.3 million increase from Ps. 1,179.6 million in 2009.  The following table presents a breakdown, by product, of our fee and commission income and expenses for 2010 and 2009.

	For the year ended December 31,
	2009		2010		2009/2010
	(in thousands of pesos)				% Change
Fee and commission income
Service charges on deposits accounts	Ps.	598,888	Ps.	727,326	21.4%
Credit and debit card operations		486,470		647,211	33.0
Sale of insurance		240,993		276,335	14.7
Collections and transactional services		142,882		190,052	33.0
Fees related to foreign trade		74,190		92,345	24.5
Safety deposit box rentals		50,757		71,821	41.5
Capital markets and securities activities		35,691		40,404	13.2
Other		7,128		14,447	102.7
Credit related fees		10,922		12,455	14.0
Taxes on fees and commissions		(93,923)		(110,043)	(17.2)
Total	Ps.	1,553,998	Ps.	1,962,353	26.3%
Fee and commission expense
Credit and debit card operations	Ps.	(134,268)	Ps.	(193,009)	43.7%
Other		(89,281)		(112,140)	25.6
Sale of insurance		(81,359)		(96,599)	18.7
Collections and transactional services		(69,486)		(94,663)	36.2
Total	Ps.	(374,396)	Ps.	(496,411)	32.6%
Fee and commission income, net	Ps.	1,179,602	Ps.	1,465,942	24.3%

Fee and commission income was Ps. 1,962.3 million in 2010, a 26.3%, or Ps. 408.4 million, increase from Ps. 1,554.0 million in 2009, mainly due to a 21.4%, or Ps. 128.4 million, increase in service charges on deposit accounts, a 33.0%, or Ps. 160.7 million, increase in credit and debit card fees, a 33.0%, or Ps. 47.2 million, increase in collections and transactional services fees, a 41.5%, or Ps. 21.1 million, increase in safety deposit box rentals, a 24.5% or Ps. 18.2 million, increase in fees related to foreign trade, and a 14.7%, or Ps. 35.3 million, increase in insurance fees.  The growth in charges on deposit accounts was mainly due to increases in our customer base and transaction volume in addition to increases in maintenance prices.  The growth in fees related to credit and debit cards was due to the higher income of and increased consumption by our individual customers. Total credit and debit card purchases increased 38.9%, from Ps. 17.0 billion in 2009 to Ps. 23.5 billion in 2010.  The growth in our collections and transactional service fees was due to a 19.7% increase in the overall number of transactions made by our SME and global wholesale banking customers. We experienced a 21.0% increase in the number of payment transactions and a 5.8% increase in the number of collection transactions. The average value of payment transactions increased 0.5%, and the average value of collection transactions increased 24.1%.  The growth in fees from safety deposit box rentals was mainly due to an approximately 35% increase in the average prices that we charged for this service.  The growth in fees from the sale of insurance was mainly due to an increase in sales of life insurance related to credit card financing, ATM theft insurance (which protects cardholders from robbery while using an ATM) and personal accident insurance.  The growth in foreign trade fees was due to the higher volume of imports and exports and the devaluation of peso against the U.S. dollar since our prices are denominated in U.S. dollars.

Fee and commission expenses in 2010 were Ps. 496.4 million, a 32.6% or Ps. 122.0 million increase from Ps 374.4 million in 2009, mainly due to a 43.7%, or Ps. 58.7 million, increase in credit and debit card operating expenses and a 36.2%, or Ps. 25.2 million, increase in collections and transactional services expenses, reflecting increased transaction volume in these businesses.

Income from Companies Accounted for Using the Equity Method

Our income from companies accounted for using the equity method reflects our non-controlling interests in Gire S.A. (which provides collection services through Rapipago) and Banelco S.A. (which manages one of the two main ATMs networks in Argentina).

Income from companies accounted for using the equity method was Ps. 19.4 million in 2010, a 27.7%, or Ps. 4.2 million, increase from Ps. 15.2 million in 2009 due to higher profits obtained by Gire, which increased from Ps. 12.5 million in 2009 to Ps. 17.4 million in 2010.  This result was partially offset by lower profits from Banelco, which decreased from Ps. 2.7 million in 2009 to Ps. 1.8 million in 2010.

Gains (Losses) on Financial Assets and Liabilities (Net)

Our gains (losses) on financial assets and liabilities consist mainly of income from our financial assets held for trading, which consists of short-term investments in Central Bank securities (Nobacs and Lebacs), Argentine government securities, and private-sector securities.

Gains (losses) on financial assets and liabilities (net) for the year December 31, 2010 were Ps. 203.6 million, a 99.3%, or Ps. 98.2 million, increase from Ps. 105.4 million in 2009.  This increase was mainly due to general increases in the market value of Argentine government bonds in the second half of 2010, which coincided with our decision in July 2010 to increase by approximately 50% our holdings of Argentine government bonds to take advantage of increases in prices that we forecasted to occur in the short to medium term.

Exchange Differences (Net)

Our income from exchange differences arises from the spread between the purchase price and the sales price of foreign currencies to and from our customers and the effect that fluctuations in the value of the peso against other currencies has on our net foreign currency positions, which are mainly in U.S. dollars.  Exchange differences (net) was Ps. 209.0 million in 2010, a 3.2%, or Ps. 6.9 million, decrease from Ps. 215.8 million in 2009.  This was due to a 6.6%, or Ps. 8.4 million, decrease from Ps. 127.1 million in 2009 to Ps. 135.6 million in 2010 in our income from the spread between purchases and sales of foreign currencies by our customers, and a 17.2%, or Ps. 15.3 million, decrease from Ps. 88.7 million in 2009 to Ps. 73.4 million in 2010 in our income arising from the devaluation of the peso vis-à-vis other currencies, primarily the U.S. dollar.

Our average net foreign exchange position in 2010 was $45.6 million (Ps. 177.2 million), which represented 5.4% of our average shareholders’ equity, compared to an average net foreign exchange position in 2009 of $42.3 million (Ps. 157.3 million based on a December 31, 2010 peso/U.S. dollar exchange rate of Ps. 3.9758 per $1.00), which represented 8.1% of our average shareholders’ equity.

Other Operating Income (Net)

Other operating income (net) decreased 14.3% from a loss of Ps. 62.1 million in 2009 to a loss of Ps. 71.0 million in 2010.

Other operating income increased 41.3%, from Ps. 8.6 million in 2009 to Ps. 12.1 million in 2010, mainly due to a Ps. 4.4 million recovery of external fraud.  Other operating income principally includes recoveries of operating expenses and other losses and results from renting our own assets.

Other operating expenses increased 17.6%, or Ps. 12.4 million, from Ps 70.7 million in 2009 to Ps. 83.1 in 2010, mainly due to a 21.1% increase in mandatory contributions to deposit guarantee funds, from Ps. 30.9 million in 2009 to Ps. 37.4 million in 2010, as a result of higher average deposits in 2010.

Administrative Expenses

Our administrative expenses consist of personnel and other general expenses.  Our personnel expenses consist mainly of salaries, social security contributions, bonuses and our long-term incentive plan for our executives.  Our other general expenses consist of: administrative services hired, which are mainly services outsourced in the areas of information technology, telemarketing, legal services, commercial reports and administrative services; value-added taxes and taxes on debits and credits in our current accounts; outsourced services for the transportation of cash, documents and account statements; advertising and publicity; maintenance of our properties and our information technology; security services, which are mainly alarm systems and surveillance services; rental of properties and hardware; electricity; and telecommunication supplies.

Administrative expenses increased 28.9%, from Ps. 1,337.1 billion in 2009 to Ps. 1,723.7 billion in 2010, due primarily to higher prices and increases in salaries in the Argentine economy, which also caused the unit cost of most of our inputs, resources and services provided by suppliers to increase accordingly.  The following table sets forth administrative expenses in 2010 and 2009, by type.

	For the year ended December 31,
	2009		2010		2009/2010
	(in thousands of pesos)				% Change
Personnel expenses	Ps.	688,418	Ps.	921,066	33.8%
Other general expenses		648,660		802,673	23.7
Administrative services hired		146,188		164,858	12.8
Taxes		90,697		133,348	47.0
Transportation of cash and documents		99,956		127,452	27.5
Advertising and publicity		84,979		97,656	14.9
Maintenance, conservation and repair		46,846		57,104	21.9

	For the year ended December 31,
	2009		2010		2009/2010
	(in thousands of pesos)				% Change
Security services		42,571		56,507	32.7
Rent		38,061		49,205	29.3
General services and communications		35,030		41,936	19.7
Stationery and supplies		14,130		14,255	0.9
Insurance		2,466		507	(79.5)
Other		47,737		59,847	25.4
Total administrative expenses	Ps.	1,337,078	Ps.	1,723,739	28.9%

Our personnel expenses increased 33.8%, or Ps. 232.6 million, from Ps. 688.4 million in 2009 to Ps. 921.1 million in 2010, primarily as a result of a 23.7% increase in salaries and social security contributions that was agreed to in the labor agreement with the Argentine Banking Employees Union for 2010, the terms of which were extended to our non-union employees.  The increase in salaries was driven by the general increase in salaries in Argentina, though our agreed-upon salary increase of 23.7% was less than the 26.3% increase in 2010 reported by INDEC.  In addition, a 10.4% increase in employee headcount, from 5,688 as of December 31, 2009 to 6,281 as of December 31, 2010, arising mainly from the growth in our branch network, telemarketing operations and increased staffing levels, which represented increases of 320, 115 and 78 employees, respectively, compared to 2009.

Other general expenses increased 23.7%, from Ps. 648.7 million in 2009 to Ps. 802.7 in 2010, mainly due to increases in taxes charged to debits and credits in our current accounts due to higher average volumes held by our customers and general increases in the unit cost of the majority of our supplies due to salary increases, since personnel expenses are the main cost component in most of our outsourced services.

Provisions (Net)

Our provisions consist mainly of legal and tax contingencies.

Provisions (net) improved from a loss of Ps. 79.5 million in 2009 to a gain of Ps. 24.4 million in 2010. This change is mainly explained by the recovery of Ps. 55.3 million of provisions for legal contingencies that were settled in 2010, a reduction of Ps. 9.1 in the provisioning for fiscal contingencies and a reduction of Ps. 38.6 million in the provisioning for new legal contingencies.

Impairment Losses on Financial Assets (Net)

Impairment losses on financial assets (net) was Ps. 177.8 million in 2010, a 56.5%, or Ps. 230.6 million, decrease from Ps. 408.4 million in 2009, reflecting improvements in credit quality in nearly all of our businesses.

Non-performing assets (assets more than 90-days past due and other doubtful credits) totaled Ps. 265.6 million as of December 31, 2010, a 12.8% decrease from Ps. 304.7 million at December 31, 2009, and our NPL ratio improved from 2.15% at December 31, 2009 to 1.34% at December 31, 2010. Our non-performing assets are primarily held in our Commercial Banking segment, and our NPL ratio for this segment declined from 2.01% at December 31, 2009 to 1.26% at December 31, 2010.  This improvement was mainly due to favorable macroeconomic conditions during 2010 in Argentina and improvements in our credit risk management and credit risk systems that we implemented in 2009.  These improvements mainly comprised: (i) revising and tightening key parameters in the loan admission process; (ii) implementing a new behavioral scoring on system for performing customers to prevent possible deterioration of our loan portfolio; (iii) increasing the role of our branch network in managing the recovery of past due loans, including assigning them the management of our largest past-due SME loans; (iv) quadrupling the number of employees assigned to recoveries, at our call center by shifting employees from telemarketing positions to the call center; and (v) increasing the frequency of visits to SME and global wholesale banking customers by risk committees.

The following table shows the ratio of our impaired assets to total computable credit risk and our coverage ratio as of December 31, 2009 and 2010.

	As of December 31,
	2009		2010
	(in thousands of pesos, except percentages)
Computable credit risk(1)	Ps.	15,074,050	Ps.	20,875,277
Non-performing assets		304,674		265,587
Net loan charge-offs		399,754		288,867
Allowances for credit losses		386,235		353,725
Ratios
Non-performing assets to computable credit risk		2.02%		1.27%
Non-performing assets coverage ratio(2)		126.8%		133.2%
Net loan charge-off coverage ratio		2.65%		1.38%

(1)	Computable credit risk is the sum of the face amounts of loans and leases (including non-performing assets), guarantees and documentary credits.

(2)	Allowances for credit losses as a percentage of non-performing assets.

The following table shows our non-performing assets by type of loan at December 31, 2009 and 2010:

	As of December 31,
	2009		2010		2009/2010
	(in thousands of pesos)				% Change
Installment loans to individuals	Ps.	170,833	Ps.	153,165	(10.3)%
Commercial, financial and industrial		126,519		104,972	(17.0)
Real estate/mortgage		7,322		7,450	1.7
Total	Ps.	304,674	Ps.	265,587	(12.8)%

Installment loans to individuals

Non-performing assets in installment loans to individuals, which as of December 31, 2010 represented 57.7% of our total non-performing assets, decreased by 10.3% or Ps. 17.7 million from December 31, 2009 to December 31, 2010.  This decrease was due both to improved economic conditions, including lower levels of unemployment and increases in household income, and to improvements in our credit risk management and credit risk systems that we implemented in 2009.  Our NPL ratio with respect to installment loans to individuals improved from 2.81% as of December 31, 2009 to 1.82% as of December 31, 2010.

Commercial, financial and industrial

Non-performing assets in commercial, financial and industrial loans, which as of December 31, 2010 represented 39.5% of our total non-performing assets, decreased by 17.0% or Ps. 21.5 million from December 31, 2009 to December 31, 2010, due primarily to better macroeconomic and financial conditions in Argentina.  Our NPL ratio with respect to commercial, financial and industrial loans improved from 1.76% as of December 31, 2009 to 1.00% as of December 31, 2010.

Real estate/mortgage

Non-performing assets in real estate/mortgage loans, which as of December 31, 2010 represented 2.8% of our total non-performing assets, increased by only 1.7% or Ps. 0.1 million from December 31, 2009 to December 31, 2010.  Our NPL ratio with respect to real estate/mortgage loans improved from 0.50% as of December 31, 2009 to 0.47% as of December 31, 2010.

Income Tax

Income tax for the year ended December 31, 2010 was Ps. 702.9 million in 2010, a 41.9% or Ps. 209.2 million increase from Ps. 499.9 million in 2009.  Our effective tax rates in 2009 and 2010 were 32.2% and 34.3%, respectively.  Our effective tax rate increased in 2010 mainly due to a release of Ps. 8.05 million true-up in 2009 resulting from excess tax provisions established in 2008, and Ps. 7.0 million higher non-deductible expenses registered in 2010.

Results of Operations by Segment for the Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

The following table presents an overview of certain consolidated income statement data for each of our segments for the years ended December 31, 2009 and 2010.

	Commercial Banking				Global Wholesale Banking				Financial Management
	For the year ended December 31,
	2009		2010		2009		2010		2009		2010
	(in millions of pesos)
Net interest income	Ps.	1,634	Ps.	1,684	Ps.	525	Ps.	431	Ps.	(137)	Ps.	104
Income from equity instruments		13		19		0.3		0.2		—		—
Income from companies accounted for using the equity method		(1)		8		16		11		—		—

Net fee and commission income		1,054		1,319		125		146		—		—
Gains/losses on financial assets and liabilities (net)		104		100		162		252		55		60
Other operating income (expenses)		(51)		(60)		(11)		(11)		(1)		—
Total income		2,754		3,071		818		829		(82)		164
Administrative expenses		(1,198)		(1,564)		(134)		(153)		(5)		(7)
Depreciation and amortization		(119)		(134)		(17)		(17)		(1)		(1)
Provisions (net)		(80)		37		0.3		(12)		—		—
Impairment losses on financial assets (net)		(398)		(171)		(10)		(7)		—		—
Impairment losses on other assets (net)		(0.3)		(0.1)		—		—		—		—
Gains/losses on disposal of assets not classified as non-current assets held for sale		22		27		(0.2)		—		—		—
Profit before tax		981		1,265		657		641		(87)		157
Income tax(1)		(316)		(431)		(212)		(218)		28		(53)
Net income	Ps.	665	Ps.	834	Ps.	445	Ps.	423	Ps.	(59)	Ps.	104

(1)	Income tax has been allocated to each of our business segments in proportion to their respective profit before tax.

The following table presents an overview of certain consolidated balance sheet data for each of our segments for the years ended December 31, 2009 and 2010.

	Commercial Banking				Global Wholesale Banking				Financial Management
	As of December 31,
	2009		2010		2009		2010		2009		2010
	(in millions of pesos)
Assets
Cash and balances with the Central Bank	Ps.	3,008	Ps.	4,318	Ps.	720	Ps.	1,043	Ps.	3,564	Ps.	2,693
Financial assets held for trading		3		—		514		388		1,979		2,557
Available-for-sale financial assets		—		—		26		28		460		664
Loans and receivables		10,843		15,310		3,432		4,834		413		377
Investments		38		38		8		9		—		—
Tangible assets		581		727		24		30		—		—
Intangible assets		21		99		3		7		—		—
Tax assets		384		277		95		68		—		—
Other assets		155		302		38		74		2		—
Total assets	Ps.	15,034	Ps.	21,071	Ps.	4,860	Ps.	6,481	Ps.	6,417	Ps.	6,291

Liabilities
Financial liabilities held for trading	Ps.	—	Ps.	—	Ps.	5	Ps.	7	Ps.	—	Ps.	—
Financial liabilities at amortized cost		16,900		23,829		4,668		4,848		290		208
Provisions(1)		215		127		54		32		—		—
Tax liabilities		463		404		109		103		—		—
Other liabilities		315		336		40		46		—		—
Total liabilities	Ps.	17,893	Ps.	24,696	Ps.	4,876	Ps.	5,036	Ps.	290	Ps.	208

Total equity	Ps.	(2,859)	Ps.	(3,625)	Ps.	(16)	Ps.	1,445	Ps.	6,127	Ps.	6,083

(1)	Includes provisions for pensions and contingent liabilities.

Commercial Banking

Profit attributable to the Commercial Banking segment for the year ended December 31, 2010 was Ps. 834.3 million, a 25.5% or Ps. 169.5 million increase from Ps. 664.8 million in 2009.  This growth was mainly due to:

•
a 3.0% or Ps. 49.5 million increase in net interest income, reflecting a 21.1% increase in the average balance of loans in the Commercial Banking segment, partially offset by a 142 basis point decrease in the yield on deposits for Commercial Banking, which declined from 5.93% in 2009 to 4.50% in 2010, due to lower opportunity cost of funds paid by Financial Management to demand deposits, which was related to the reduction of interest rates in the Argentine market from 2009 to 2010.  According to the Central Bank, the BADLAR rate declined 229 basis points, from 12.41% in 2009 to 10.12% in 2010.  In 2010, individuals accounted for approximately 42% and SMEs accounted for approximately 36% of consolidated interest income;

•
a 25.1%, or Ps. 265.1 million, increase in net fee and commission income, mainly due to a 22.4%, or Ps. 68.1 million increase in charges on deposit accounts, a 33.0%, or Ps. 160.7 million, increase in credit and debit card fees and a 41.5%, or Ps. 21.1 million, increase in safety deposit box rentals.  In 2010, individuals accounted for approximately 64% and SMEs account for approximately 26% of consolidated fee and commission income;

•
a 57.0%, or Ps. 227.2 million, reduction in impairment losses on financial assets due to favorable macroeconomic conditions during 2010 in Argentina and improvements in our credit risk management and credit risk systems; and

•
a 145.7%, or Ps. 116.3 million, improvement in provisions (net) from a loss of Ps. 79.8 million in 2009 to a gain of Ps. 36.5 million in 2010, due to the recovery of provisions related to consumer protection claims filed against us challenging the charge of certain fees and interest in previous years that were settled in 2010.

These increases were partly offset by higher administrative expenses, which grew 30.5% or Ps. 366.1 million, due to salary increases, higher employee headcount (which grew from 4,548 employees at December 31, 2009 to 5,044 employees in December 31, 2010), and higher costs, as well as a 12.4% increase in depreciation and amortization, from Ps. 108.8 million in 2009 to Ps. 133.6 million in 2010 and a 4.0% reduction in gains on financial assets and liabilities (net), from Ps. 104.0 million in 2009 to Ps. 99.8 million in 2010.

Global Wholesale Banking

Profit attributable to the Global Wholesale Banking segment for the year ended December 31, 2010 was Ps. 422.7 million, a 5.0% or Ps. 22.1 million decrease from Ps. 444.9 million in 2009.  This reduction was mainly due to:

•
a 18.7%, or Ps. 82.7 million, decrease in net interest income, due to a 149 basis point reduction, from 4.21% to 2.73%, in the average yield on loans, resulting from lower average interest rates charged to customers, partially offset by a lower opportunity cost of funds charged by the Financial Management group to global wholesale banking loans, a 52 basis point reduction, from 5.25% to 4.73%, in the average yield on deposits due to lower opportunity cost of funds paid by Financial Management to demand deposits, which, in turn, were partially offset by a 16.8% growth in average loans in the Global Wholesale Banking segment; and

•	a 13.9%, or Ps. 18.6 million, increase in administrative expenses, mainly due to salary increases.

These decreases were partly offset by higher gains on financial assets and liabilities (net), which grew 55.6%, or Ps. 90.2 million, due to general increases in the market value of Argentine government bonds in the second half of 2010 and higher net fees and commission income, which grew 16.9% or Ps. 21.2 million, due to higher income from cash management services.

Financial Management

Profit attributed to Financial Management in 2010 was Ps. 103.4 million, a Ps. 177.7 million increase from a loss of Ps. 58.9 million in 2009.  This improvement was mainly due to:

•
a 75.9%, or Ps. 240.6 million, improvement in net interest income from a loss of Ps. 136.8 million in 2009 to a gain of Ps. 103.8 million in 2010, mainly due to lower opportunity cost of funds paid by Financial Management to demand deposits of the Commercial Banking and Global Wholesale Banking segments; and

•	a 9.6% or Ps. 5.3 million increase in gains on financial assets and liabilities (net), mainly due to increases in the market value of Argentine government bonds.

Liquidity and Capital Resources

In line with the Santander Group’s global funding policy, we primarily fund our operations independently of any of the other entities in the Santander Group.

Our asset and liability management is carried out within defined limits as determined by the Asset and Liability Management Committee, or ALCO, which operates under guidelines and procedures established by the Santander Group, including limits for positioning in different areas of the Argentine financial market.  These defined limits are more strict than those required by the Central Bank. We believe our working capital is sufficient for our present requirements.

The following table sets forth our risk-weighted assets and regulatory capital as of December 31, 2009 and 2010 and March 31, 2011, calculated in accordance with Argentine Banking GAAP.

	Argentine Banking GAAP
	As of December 31,				As of March 31,
	2009		2010		2011
	(in thousands of pesos, except percentages)
Required Regulatory Capital	Ps.	1,480,190	Ps.	2,094,282	Ps.	2,303,949
Related to loans, other receivables, other financial assets and guarantees given		1,232,754		1,708,368		1,858,650
Related to fixed assets		118,387		178,825		220,209
Related to market risk value		48,132		50,501		64,549
Related to interest rate risk		80,917		156,588		160,541
Tier 1 and 2 capital		2,888,721		3,568,075		3,210,814
Tier 1 capital		2,888,721		3,568,075		3,210,814
Tier 2 capital		—		—		—
Excess over Required Regulatory Capital	Ps.	1,408,531	Ps.	1,473,793	Ps.	906,865
Ratios
Tier 1 capital / Risk-weighted assets		15.61%		13.63%		11.15%
Tier 1 and 2 capital / Risk-weighted assets		15.61%		13.63%		11.15%

Our capital ratio as of December 31, 2010 decreased by 198 basis points, from 15.61% in 2009 to 13.63% in 2010, mainly due to a 38.6% increase in required capital related to loans, other financial assets and guarantees related to a 39.7% increase in the year-end balance of loans and receivables (which compares to a 19.7% increase in the average balance of loans and receivables), and a Ps. 823 million dividend paid in 2010, which represented 70% of our net income in 2009 (calculated in accordance with Argentine Banking GAAP), and was significantly higher than the Ps. 90 million dividend paid in 2009.

Our capital ratio as of March 31, 2011 decreased by 248 basis points, from 13.63% in 2010 to 11.15% in 2011, mainly due to an increase in required capital due to an increase in our loan portfolio and new properties related to our branch network growth and an Ps. 800 million dividend paid in 2011, which reduced our Tier 1 capital. The dividend was paid in April 2011, but was accounted for in our liabilities as of March 31, 2011 as dividends to be paid.

Funding

We fund most of our assets with local deposits.  The issuance of bonds is a relatively marginal source of funding for us.  As of March 31, 2011, our marketable debt securities represented only 0.67% of our total funding, which includes total deposits, marketable debt securities and due from credit institutions.

The following tables present the composition of our consolidated funding as of December 31, 2009 and 2010 and March 31, 2010 and 2011.

	IFRS
	As of December 31,					As of March 31,
	2009		2010		% change	2010		2011		% change
Deposits	(in thousands of pesos, except percentages)
Deposits from Central Bank and credit institutions
Reciprocal accounts	Ps.	15	Ps.	93	520.0%	Ps.	102	Ps.	824	707.8%
Time deposits		152,017		181,226	19.2		138,069		190,489	38.0
Other demand accounts		56,442		59,237	5.0		123,803		46,800	(62.2)
Accrued interest		1,441		1,382	(4.1)		1,130		886	(21.6)
Total	Ps.	209,915	Ps.	241,938	15.3%	Ps.	263,104	Ps.	238,999	(9.2)%
Customer deposits

	IFRS
	As of December 31,					As of March 31,
	2009		2010		% change	2010		2011		% change
Deposits	(in thousands of pesos, except percentages)
Current accounts	Ps.	6,944,131	Ps.	9,034,807	30.1%	Ps.	7,446,019	Ps.	8,992,645	20.8%
Savings accounts		5,696,186		8,982,016	57.7		6,199,225		9,560,369	54.2
Other demand deposits		323,856		413,224	27.6		288,223		396,296	36.7
Time deposits		6,273,386		7,653,234	22.0		6,047,845		8,934,930	47.8
Accrued interest		105,154		91,094	(13.4%)		84,202		99,213	17.8
Total		19,432,713		26,174,375	34.7		20,065,514		27,983,453	39.5
Total deposits	Ps.	19,552,628	Ps.	26,416,313	35.1%	Ps.	20,328,618	Ps.	28,222,452	38.8%

	IFRS
Short - Term Borrowings	As of December 31,						As of March 31,
	2009			2010			2011
	Amount		Average rate	Amount		Average rate	Amount		Average rate
	(in thousands of pesos, except percentages)
Securities sold under repurchase agreements (principally Argentine government securities)
At period end	Ps.	—	—	Ps.	—	—	Ps.	—	—
Average during period		2,615	10.7%		49,007	9.7%		29,316	9.8%
Maximum month-end balance		—	—		142,124	2.5		—	—
Total short-term borrowings at period end(1)	Ps.	—	—	Ps.	—	—	Ps.	—	—

(1)	Includes deposits from the Central Bank and credit institutions and customer deposits.

Deposits from the Central Bank and credit institutions.  Our balance of deposits from the Central Bank and credit institutions increased from Ps. 209.9 million as of December 31, 2009 to Ps. 241.9 million as of December 31, 2010, representing 1.1%  and 0.9% of total deposits, respectively.  The increase was due to variations in short-term deposits from credit institutions as of the measurement dates.

Our balance of deposits from the Central Bank and credit institutions decreased from Ps. 263.1 million as of March 31, 2010 to Ps. 239.0 million as of March 31, 2011, representing 1.29% and 0.85% of total deposits, respectively.  The decrease was due to variations in short-term deposits from credit institutions as of the measurement dates.

Customer demand deposits.  Our balance of demand deposits (current accounts and other demand deposits) was Ps. 7.3 billion as of December 31, 2009 and Ps. 9.4 billion as of December 31, 2010.  The 30.0% increase was mainly due to increases in transactional activities of middle market and corporate companies, both in terms of transaction volume and in the average size of each transaction.  Our ratio of demand deposits to total deposits was 37.2% as of December 31, 2009 and 35.8% as of December 31, 2010.

Our balance of demand deposits increased 21.4% from Ps. 7.7 billion as of March 31, 2010 to Ps. 9.4 billion as of March 31, 2011.  This increase was mainly due to increases in transactional activities of middle market and corporate companies.  Our ratio of demand deposits to total deposits was 38.0% as of March 31, 2010 and 33.3% was of March 31, 2011.

Customer savings deposits.  Our savings deposits increased 57.7% from Ps. 5.7 billion as of December 31, 2009 to Ps. 9.0 billion as of December 31, 2010, and our percentage of savings deposits to total deposits was 29.1% and 34.0% as of December 31, 2009 and December 31, 2010, respectively.  The increase was due to growth in the number of customers, increases in the salaries and income of our individual customers and our strategy to encourage their usage of credit and debit cards as a way to reduce their usage of cash.

Our savings deposits increased 54.2% from Ps. 6.2 billion as of March 31, 2010 to Ps. 9.6 billion as of March 31, 2011, and our percentage of savings deposits to total deposits was 30.5% and 33.9% as of March 31, 2010 and March 31, 2011, respectively.  The increase was due to growth in number of customers, increases in the salaries and income of our individual customers and our strategy of encoruaging the use of credit and debit cards as opposed to using cash.

Marketable Debt Securities

At March 31, 2011, we had Ps. 188.6 million in funds from the issuance of marketable debt securities, representing 0.6% of our total funding.  This amount mainly includes our 18-month corporate bond issued in November 2010 for an amount of Ps. 184.3 million.

Contractual Obligations

The table below presents our contractual obligations at December 31, 2010.

	Payment due by period
	Total		Less than 1 Year		1-3 Years		3-5 Years		More than 5 Years
	(in millions of Ps.)
Deposits from credit institutions	Ps.	241.9	Ps.	216.7	Ps.	22.8	Ps.	2.4	Ps.	–
Customer deposits		26,174.4		25,958.8		215.6		–		–
Marketable debt securities		188.6		188.6		–		–		–
Tax liabilities		168.6		168.6		–		–		–
Total	Ps.	26,773.5	Ps.	26,532.7	Ps.	238.4	Ps.	2.4	Ps.	–

The above table does not reflect amounts that we may have to pay on derivative contracts, as the amounts ultimately payable will depend upon the value of the underlying assets or indices.  The aggregate fair value of all our derivative contracts at December 31, 2010 was Ps. 34.1 million.

In addition, we lease many properties under standard real estate lease contracts, which leases can be canceled at our option and include renewal options and escalation clauses.  In 2010, we paid Ps. 42.6 million under such leases.

Off-Balance Sheet Arrangements

We have entered, in the normal course of business, into several types of off-balance sheet arrangements, including lines and letters of credit and financial guarantees.

Lending-Related Financial Instruments and Guarantees

We utilize lines and letters of credit and financial guarantee instruments to meet the financing needs of our customers.  The contractual amount of these financial instruments represents the maximum possible credit risk should the counterparty draw down the commitment or we fulfill our obligation under the guarantee, and the counterparty subsequently fails to perform according to the terms of the contract.  Most of these commitments and guarantees expire without the counterparty drawing on the credit line or a default occurring.  As a result, the total contractual amount of these instruments does not represent our future credit exposure or funding requirements.  Furthermore, certain commitments, primarily related to consumer financing, are cancelable, upon notice, at our option.

The following table sets forth the maximum potential amount of future payments under credit and financial guarantees.

	As of December 31,				As of March 31,
	2009		2010		2011
	(in thousands of pesos)
Contingent liabilities
Financial guarantees and other securities	Ps.	286,314	Ps.	325,481	Ps.	266,308
Documentary credits		61,035		51,649		60,476
Other contingent exposures		71,591		65,710		54,311
Total contingent liabilities		418,940		442,840		341,461
Contingent commitments
Loan commitments drawable by third parties		216,370		303,889		357,044
Total contingent commitments		216,370		303,889		357,044
Total	Ps.	635,310	Ps.	746,729	Ps.	698,505
Market Risk

Overview

We are exposed to market risk mainly as a result of the following activities:

•	Trading in financial instruments, which involves interest rate, foreign exchange rate and equity price risk. Currently, we do not trade options, so we are not exposed to volatility risk.

•	Engaging in retail banking activities, which involves interest rate risk because a change in interest rates affects interest income, interest expense and customer behavior.

•	Investing in assets or other instruments the returns or accounts of which are denominated in currencies other than the Argentine peso, which involves foreign exchange rate risk.

•	All trading and non-trading activities, which involve liquidity risk.

Primary Market Risks and How They Arise

The primary market risks to which we are exposed are interest rate risk, foreign exchange rate risk, equity price risk, and liquidity risk.  We are exposed to interest rate risk whenever there is a mismatch between interest rate sensitive assets and liabilities.  Interest rate risk arises in connection with both our trading and non-trading activities.  Interest rate risk related to our trading activities primarily results from our investments in short-term Central Bank bills and notes, cross-currency swaps and sovereign bonds.

We are exposed to foreign exchange rate risk as a result of mismatches between assets and liabilities and off-balance sheet items denominated in different currencies, either as a result of trading or in the normal course of business.  Our principal non-trading currency exposure is the U.S. dollar, which, as mandated by our policies, is hedged to the Argentine peso within established limits.  Our exposure to trading-related foreign exchange risk is based on our positions in bonds and currency swaps.

We are exposed to equity price risk in connection with our trading investments in equity securities.

We are also exposed to liquidity risk.  Market depth is the main liquidity driver in our trading portfolio, even though our policy is to trade the most liquid assets.  Our liquidity risk also arises in non-trading activity, due to the maturity gap between assets and liabilities mostly in our retail banking business.

We use derivatives for both trading and non-trading activities.  Trading derivatives are used to eliminate, reduce or modify risk in trading portfolios (primarily interest rate and foreign exchange risk) and to provide financial services to customers.  Our principal counterparties (in addition to customers) for this activity are financial institutions and clearing houses, such as the MAE and Rosario Futures Exchange, or Rofex.  Our principal derivative instruments include foreign exchange forwards, foreign exchange futures, cross-currency swaps, interest rate futures and interest rate swaps.

We also use derivatives in non-trading activity in order to manage the interest rate risk arising from asset and liability management activity.  We use interest rate non-optional derivatives in non-trading activity.

We have no credit derivatives in Argentina, as there is no market for credit derivatives in Argentina.

Procedures for Measuring and Managing Market Risk

Our board of directors, through its risk committee, is responsible for establishing our policies, procedures and limits with respect to market risk, including which businesses to enter into and maintain.  The committee also monitors our overall performance in light of the risks assumed.  Together with the local and global assets and liabilities committees, each market risk unit measures and monitors our market and liquidity risk and provides figures to the assets and liabilities committees to use in managing such risks.

Market risk is regulated and controlled through certain policies set forth in our market and liquidity risk management policies manual (as described below), and through structures setting forth specific limits to our exposure to market risk, which is based on global limits established for the entire Santander Group.  In addition, authorized products are listed and reviewed periodically.

These policies, procedures and limits on market risk are applicable to all units, businesses or portfolios susceptible to market risk.

Market and Liquidity Risk Management Policies Manual

The market and liquidity risk management policies manual, or the “Manual,” is a compilation of policies that describe the control framework used by the Santander Group to identify, measure and manage market risk exposures inherent in our activities in the financial markets.  The Manual is employed for market risk management purposes at all levels in the Santander Group and within its subsidiaries (including us), providing a general and global action framework and establishing risk rules for all levels.

The Manual’s main objective is to set forth the risk level which our board of directors deems acceptable and to describe and report all risk policies and controls that our board of directors has established.  All risk managers within the Santander Group must ensure that each business activity is performed in accordance with the policies established in the Manual.  The Manual is followed in market risk decision-making in all business units and activities.

Market Risk Management Procedures

All functions developed by risk management are documented and regulated by different procedures, including measurement, control and reporting responsibilities.  Internal and external auditors audit the compliance with this internal regulation to ensure that our market risk policies are followed.

Market Risk Limit Structure

The market risk limit structure represents the board of directors’ risk appetite and is determined by our global market risk management policies, which encompass all of our business units and serve to:

•	Identify and define the main types of risk incurred in a manner consistent with our business strategy.

•
Quantify and report to our business segments with respect to appropriate risk levels and risk profile in line with senior management’s assessment of risks to help avoid any of our business segments taking undesired risks.

•
Provide flexibility to our business segments to timely and efficiently establish risk positions responsive to market changes and our business strategies, and always within acceptable Santander Group risk levels.

•	Allow the individuals and teams originating new business to take prudent risks that will help attain budgeted results.

•	Establish investment alternatives by limiting equity consumption.

•
Define the range of products and underlying assets within which each unit of treasury can operate, taking into consideration our risk modeling and valuation systems and our liquidity tools.  This will help to constrain all market risk within the business management and defined risk strategy.

We establish market risk limits in consultation with the Santander Group’s global financial risk department.  In establishing market risk limits, a major factor is the risk/return ratio.  Limits are established annually by our risk committee to accommodate senior management’s appetite for risk and to comply with the desired risk/return ratio. Any subsequent limit request may be approved by the global market risk committee.  This level includes trading and investment portfolio activities, balance sheet management and strategic positions (classified in accordance with business intentions).

Our risk committee establishes qualitative limits as well, which are based on each product’s risk profile and quantitative limits.  The quantitative limits are based on value-at-risk metrics, loss triggers, sensitivity analyses and stop loss limits, currency exposure, delta equity and one-year equivalent volume limits.

Limits considered to be global limits refer to the business unit level.  To date, system restrictions prevent intra-day limits.  Our business units must comply with approved limits. Potential excesses require a range of actions carried out by the global market risk function unit, including (1) providing risk-reducing suggestions and controls, which are the result of breaking “alarm” limits, and (2) taking executive actions that require risk takers to close out positions to reduce risk levels.

Statistical Tools for Measuring and Managing Market Risk

Trading Activity

The trading portfolio comprises our proprietary positions in financial instruments held for resale and/or bought to take advantage of current and/or expected differences between purchase and sale prices.  This portfolio also includes positions in financial instruments deriving from market-making activities and sales.  As a result of trading fixed income securities, equity securities and foreign currencies, we are exposed to interest rate, equity price and foreign exchange rate risks.

We actively manage market risk arising from proprietary trading and market-making activities through the use of cash and derivative financial instruments traded in over-the-counter, or “OTC”, and organized markets.  We typically hedge interest rate risk derived from market-making activities by buying or selling very liquid cash securities such as government bonds or futures contracts listed in organized markets like MAE and Rofex.

We manage foreign exchange rate risk through spot transactions executed in the local market, as well as through foreign exchange futures at the MAE and Rofex.  We hedge equity price risk by buying or selling the underlying individual stocks in the equity markets in which they are traded.  We use value at risk or VaR, to measure our market risk associated with all of our trading activity.

VaR model.  Locally, we use a variety of mathematical and statistical models, including VaR models, historical simulations and stress testing to measure, monitor, report and manage market risk.  Such numbers, produced locally, also serve as input for global activities such as evaluations of return on risk adjusted capital, or RORAC, and to allocate economic capital to various activities in order to evaluate the RORAC of such activities.

As calculated by us, VaR is an estimate of the expected maximum loss in the market value of a given portfolio over a one-day time horizon at a 99% confidence interval.  It is the maximum one-day loss that we estimate we would suffer on a given portfolio 99% of the time, subject to certain assumptions and limitations discussed below.  Conversely, it is the figure that we would expect to exceed only 1% of the time, or approximately three days per year.  VaR provides a single estimate of market risk that is comparable from one market risk to the other.

Our standard methodology is based on historical simulation (520 days).  In order to capture recent market volatility in the model, our VaR figure is the maximum between the 1% percentile and the 1% weighted percentile of the simulated profit and loss distribution.  This loss distribution is calculated by applying an exponential decline factor, which accords less weight to the observations farthest away in time.

We use VaR estimates to alert senior management whenever the statistically estimated losses in our portfolios exceed prudent levels.  Limits on VaR are used to control exposure on a portfolio-by-portfolio basis.

Assumptions and limitations. Our VaR methodology should be interpreted in light of the limitations that (1) a one-day time horizon may not fully capture the market risk of positions that cannot be liquidated or hedged within one day and (2) at present, we compute VaR at the close of business and trading positions may change substantially during the course of a trading day.

Scenario analysis and calibration measures.  Because of these limitations in VaR methodology, in addition to historical simulation, we use stress testing to analyze the impact of extreme market movements and adopt policies and procedures in an effort to protect our capital and results of operations against such contingencies.  In order to calibrate our VaR model, we use back testing, which is a comparative analysis between VaR estimates and the daily clean profit and loss (theoretical result generated assuming the mark-to-market daily variation of the portfolio only considering the movement of the market variables).  The purpose of these tests is to verify and measure the precision of the models used to calculate VaR.

Non-Trading Activities

Interest rate risk.  We analyze the sensitivity of net interest margin and the market value of equity to changes in interest rates.  This sensitivity arises from gaps in maturity dates and interest rates in the different asset and liability accounts.  Certain repricing hypotheses are used for products without explicit contractual maturities based on the economic environment (financial and commercial).

On the basis of the positioning of balance sheet interest rates, as well as the market situation and outlook, we take financial measures to adjust the positioning to levels in line with Santander Group policies.  The measures used to control interest rate risk are the interest rate gap analysis, the sensitivity of net interest margin and market value of equity to changes in interest rates, VaR and analysis of scenarios.

Interest rate gap of assets and liabilities.  Interest rate gap analysis focuses on lags or mismatches between changes in the value of asset, liability and off-balance sheet items.  Gap analysis provides a basic representation of the balance sheet structure and allows for the detection of interest rate risk by concentration of maturities.  It is also a useful tool for estimating the impact of eventual interest rate movements on net interest margin or equity.

All on-and off-balance sheet items must be broken down by their flows and analyzed in terms of repricing and maturity.  In the case of those items that do not have a contractual maturity, an internal model of analysis is used and estimates are made of their duration and sensitivity.

Net interest margin sensitivity.  The sensitivity of net interest margin measures the change in the short- and medium-term in the accruals expected over a 12-month period, in response to a shift in the yield curve.  The yield curve is calculated by simulating the net interest margin, both for a scenario of a shift in the yield curve as well as for the current scenario.  The sensitivity is the difference between the two margins calculated.

Market value of equity sensitivity. Net worth sensitivity measures the interest risk implicit in net worth (equity) over the entire life of the operation on the basis of the effect that a change in interest rates has on the current values of financial assets and liabilities.  This is an additional measure to the sensitivity of the net interest margin.

Value at risk. The VaR for balance sheet activity and investment portfolios is calculated with the same standard as for trading and historical simulation, with a confidence level of 99% and a time frame of one day.

Analysis of scenarios of stress test.  We apply three scenarios for the performance of interest rates: six standard deviations up and six standard deviations down of risk factors and one abrupt scenario in which risk factors are increased by 50% up and down from current levels.  These scenarios are applied to the balance sheet, obtaining the impact on net worth as well as the projections of net interest revenue for the year.

Liquidity risk.  Liquidity risk is associated with our capacity to finance our commitments at reasonable market prices, as well as to carry out our business plans with stable sources of funding.  We permanently monitor maximum gap profiles.  The measures used to control liquidity risk are the liquidity gap, liquidity ratio, stress scenarios and contingency plans.

Liquidity gap.  The liquidity gap provides information on contractual and expected cash inflows and outflows for a certain period of time, for each of the currencies in which we operate.  The gap measures the net need or excess of funds at a particular date and reflects the level of liquidity maintained under normal market conditions.

Liquidity ratios.  The liquidity coefficient compares liquid assets available for sale (after applying the relevant discounts and adjustments) with total liabilities to be settled, including contingencies.  This coefficient shows, for currencies that cannot be consolidated, the level of immediate response of the entity to firm commitments.

Net accumulated illiquidity is defined as the 30-day accumulated gap obtained from the modified liquidity gap.  The modified contractual liquidity gap is calculated on the basis of the contractual liquidity gap and by placing liquid assets or repurchase agreements at the point of settlement and not at the point of maturity.

Analysis of scenarios/contingency plan.  Our liquidity management focuses on preventing a crisis, Liquidity crises, and their immediate causes, cannot always be predicted.  Consequently, our contingency plan concentrates on creating models of potential crises by analyzing different scenarios and identifying crisis types, internal and external communications and individual responsibilities.

The contingency plan covers the activity of local units and of the Santander Group’s headquarters in Madrid.  Each local unit must prepare a plan of contingency financing, indicating the amount it would potentially need from the Santander Group headquarters in the case of a crisis.  Each unit must inform Santander Group headquarters of its plan at least every six months so that it can be reviewed and updated.  These plans, however, must be updated more frequently if prudent due to market circumstances.

Quantitative Analysis

Trading Activity

Our debt instruments included in financial assets held for trading, which as of December 31, 2010 amounted to Ps. 2,897 million, are composed of the following two portfolios:

(i)
a fixed income portfolio, which we refer to as our trading portfolio, representing 18% of our total financial assets held for trading as of December 31, 2010, which takes investment positions for proprietary trading and market making purposes; and

(ii)
a fixed income portfolio, which we refer to as our balance sheet management portfolio, representing 82% of total financial assets held for trading as of December 31, 2010, which manages the liquidity and interest rate risk of our balance sheet. We use this portfolio to keep our overall risk, as measured by MVE and NIM, at levels that are consistent with our risk appetite. This portfolio is composed mainly of Central Bank Lebac and Nobac notes (69%) and Argentine government bonds linked to the BADLAR rate (26%).

Trading Portfolio

We use VaR analysis to measure the risk of our trading portfolio.

Quantitative analysis of daily VaR in 2010.  The risk performance of our trading portfolio with regard to trading activity in financial markets during 2010, measured by daily VaR, is shown in the following graph.

Our trading portfolio’s VaR during 2010 fluctuated in a range between Ps. 2.0 million and Ps. 8.0 million.  As observed in the histogram below, the VaR maintained a range between Ps. 4.4 million and Ps. 6.4 million on 72% of days in 2010.

Risk by factor. The minimum, maximum, average and year-end 2010 VaR of our trading portfolio were as follows:

	Minimum		Average		Maximum		Last
	(in thousands of pesos)
Total Trading
Total VaR	Ps.	2,390	Ps.	4,993	Ps.	7,654	Ps.	2,390
Diversification effect		(661)		(1,638)		(1,977)		(661)
Fixed-income VaR		2,430		4,810		7,610		2,430
Equity VaR		376		376		303		376
Foreign exchange VaR	Ps.	246	Ps.	1,445	Ps.	1,719	Ps.	246

The average risk of the three main risk factors of our trading portfolio, interest rates, equity price and exchange rates, was Ps. 1.2 million, Ps. 0.1 million and Ps. 0.4 million, respectively, with a negative average diversification effect of Ps. 0.4 million.  The following chart shows the evolution of the risk groups’ VaR interest rates (IR), VaR exchange rates (FX) and VaR equity prices.

Balance Sheet Management Portfolio

We analyze the interest rate risk exposure of our balance sheet management portfolio by measuring its sensitivity to 100 basis point shifts in interest rates. The following graph shows the evolution of this risk measure during 2010.

Risk Management of Structured Derivatives.

Our structured derivatives activity (non-organized markets) is mainly focused on structuring hedging products for customers.  These transactions include foreign exchange forwards, cross-currency swaps and interest rate swaps.  Different stress test scenarios were analyzed during 2010, including a maximum volatility scenario, which applied six standard deviations to different market factors as of December 31, 2010. The table below shows the maximum daily losses for each product (fixed-income, equities and currencies) at December 31, 2010, in a scenario in which volatility equivalent to six standard deviations in a normal distribution is applied (interest rate rises, stock markets fall and devaluation of the U.S. dollar against the peso).

	Fixed Income		Equities		Exchange Rate		Volatility		Total
	(in thousands of pesos)
Structured derivatives portfolio	Ps.	(4.59)	Ps.	0.29	Ps.	(0.01)	Ps.	—	Ps.	(4.27)

If this scenario materialized, the stress test shows that the economic loss suffered by the group in the marked-to-market result would be Ps. 1.0 million.

Non-Trading Activity

We actively manage the market risks inherent in the banking book, mostly retail banking.  Management addresses the structural risks of interest rates, liquidity and exchange rates.

The purpose of Financial Management is to make net interest revenue from our commercial activities more stable and recurrent, maintaining adequate levels of liquidity and solvency.

The Financial Management area analyzes structural interest rate risk derived from mismatches in maturity and revision dates for assets and liabilities in each of the currencies in which we operate.  For each currency, the risk measured is the interest gap, the sensitivity of net interest revenue, the economic value and the duration of equity.

The Financial Management area manages structural risk on a centralized basis.  This allows the use of homogenous methodologies, adapted to each local market where we operate.  In the euro-dollar area, the Financial Management area directly manages the risks of our parent and coordinates management of the rest of the units that operate in convertible currencies.  There is a local team in Santander Río that manages balance sheet risks under the same frameworks, in coordination with the global Financial Management area.  The asset and liability committees of each country and, where necessary, the markets committee of our parent are responsible for risk management decisions.

Quantitative Analysis of Interest Rate Risk in 2010

Convertible Currencies

At the end of 2010, the sensitivity of net interest margin at one year to a parallel rise of 100 basis points in the Argentine peso yield curve was Ps. 0.2 million.

In addition, at the end of 2010, the sensitivity of net worth to parallel rises of 100 basis points in the yield curves was concentrated in the Argentine peso curve (Ps. 66.8 million) and in the dollar curve (Ps. 13.7 million).

Structural Gap

The following table shows the gaps between the repricing dates of our assets and liabilities of different maturities as of December 31, 2010.

	Total		0-1 Months		1-3 Months		3-6 Months		6-12 Months		1-3 Years		3-5 Years		> 5 Years		Not Sensitive
	(in millions of pesos)
Money market	Ps.	8,721	Ps.	3,440	Ps.	342	Ps.	66	Ps.	2,205	Ps.	28	Ps.	—	Ps.	—	Ps.	2,639
Loans		19,755		3,127		1,981		2,784		6,868		3,780		937		301		(22)
Securities		3,089		1,322		1,022		476		40		100		116		426		(413)
Permanent		743		—		—		—		—		—		—		—		743
Other		3,649		—		—		—		—		—		—		—		3,648
Total Assets		35,957		7,889		3,345		3,326		9,113		3,908		1,053		727		6,595
Money market		—		—		—		—		—		—		—		—		—
Deposits		(26,551)		(10,999)		(2,231)		(436)		(12,672)		(200)		—		—		(14)
Equity and other		(9,406)		(5)		—		—		—		—		—		—		(9,401)
Total Liabilities		(35,957)		(11,003)		(2,231)		(436)		(12,672)		(200)		—		—		(9,415)
Balance sheet gap		—		(3,114)		1,114		2,890		(3,559)		3,708		1,053		727		(2,820)
Off-balance sheet gap		—		—		—		—		—		—		—		—		—
Total Structural gap	Ps.	—	Ps.	(3,114)	Ps.	1,114	Ps.	2,890	Ps.	(3,559)	Ps.	3,708	Ps.	1,053	Ps.	727	Ps.	(2,820)
Accumulated gap		—		—		3,114		2,000		(890)		2,669		(1,039)		(2,093)		(2,820)

The interest rate risk of our balance sheet management portfolio, measured by the sensitivity of market value of the net interest margin to a parallel movement of 100 basis points, remained at low levels during 2010.  The sensitivity of our shareholders’ equity to such a parallel movement in market interest rates also remained at low levels and fluctuated in a narrow band.

The following chart shows our net interest margin, or NIM, and market value of equity, or MVE, sensitivity during each month in 2010.

Interest Rate Risk Profile at December 31, 2010

The gap tables below show the distribution of risk by maturity as of December 31, 2010.

	Total		0-1 Months		1-3 Months		3-6 Months		6-12 Months		1-3 Years		3-5 Years		> 5 Years		Not Sensitive
	(in millions of pesos)
Money market	Ps.	4,555	Ps.	1,541	Ps.	245	Ps.	49	Ps.	1,394	Ps.	28	Ps.	—	Ps.	—	Ps.	1,297
Loans		16,734		2,985		1,552		1,522		6,428		3,347		902		301		(302)
Securities		3,061		1,294		1,022		476		40		100		116		426		(413)
Permanent		743		—		—		—		—		—		—		—		743
Other		3,556		—		—		—		—		—		—		—		3,556
Total Assets		28,649		5,820		2,819		2,047		7,862		3,475		1,018		727		4,881
Deposits		(20,843)		(8,689)		(1,736)		(350)		(9,871)		(197)		—		—		—
Equity and other		(8,533)		(5)		—		—		—		—		—		—		(8,528)
Total Liabilities		(29,376)		(8,694)		(1,736)		(350)		(9,871)		(197)		—		—		(8,528)
Balance sheet gap		(727)		(2,874)		1,083		1,697		(2,009)		3,278		1,018		727		(3,647)
Off-balance sheet gap		432		267		92		86		(6)		(8)		—		—		—
Total	Ps.	(1,748)	Ps.	(8,355)	Ps.	3,341	Ps.	5,179	Ps.	(6,033)	Ps.	9,824	Ps.	3,054	Ps.	2,181	Ps.	(10,941)
Structural gap		(295)		(2,607)		1,175		1,783		(2,015)		3,270		1,018		727		(3,647)
Accumulated gap		—		295		2,902		1,727		(58)		1,957		(1,312)		(2,330)		(3,057)

Market Risk: VaR Consolidated Analysis

The following chart shows our VaR relating to interest rate risk, foreign exchange rate risk and equity price risk.

Structural Gap: VaR Analysis

Our structural non-trading VaR gaps as of December 31, 2010 and 2009 are set forth below.

	Minimum		Average		Maximum		Last
	(in millions of pesos)
Non Trading VaR
2009	Ps.	122.5	Ps.	198.6	Ps.	288.1	Ps.	198.7
2010		197.3		227.7		252.3		201.7

Management of Operational and Technological Risk

We evaluate each practice and procedure that we adopt for compliance with the Santander Group’s guidelines, the requirements of the New Basel Capital Accord (Basel II), relevant Central Bank regulations and the requirements of the U.S. Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley.

To achieve these objectives, we have implemented the following structure, which forms part of our corporate governance structure:

•
The Operational and Technological Risk Committee is responsible for defining the strategies and guidelines for controlling and managing operational and technological risks. It is comprised of our Management Committee, the Operational and Technological Risk officer and the head of IT security.

•
The Operational and Technological Risk Department is responsible for implementing and maintaining the Operational and Technological Risk System, whose main objective is identifying, evaluating, measuring and mitigating risks pursuant to the policies of the Santander Group and local regulations. Its duties include managing operational and technological events, developing risk maps and evaluating ways to mitigate operational and technological risks.

•
The Internal Control Unit is responsible for implementing the Internal Control Model, which was implemented with the assistance of external auditors and focuses on ensuring compliance with the requirements of Sarbanes-Oxley. This unit evaluates our internal control procedures and makes necessary recommendations to improve it. It reports to the Global Coordinator Team, which manages our internal control procedures.

The Operational and Technological Risk officer participates in the following committees:

•	The Products Committee, which analyzes business areas’ proposals for new products or modifications to existing ones.

•	The Money Laundering Prevention Committee, which monitors compliance with money laundering regulations and analyzes suspicious transactions.

•	The Regulatory Developments Committee, which analyzes new regulations and their impact on us.

•	The Internal Fraud Committee, which monitors cases of internal fraud.

THE ARGENTINE BANKING INDUSTRY

While we have prepared our consolidated financial data as of and for the years ended December 31, 2010 and 2009 in accordance with IFRS, all of the data in this section reported by the Central Bank for the Argentine financial sector as a whole as well as individual financial institutions in Argentina, including us, is prepared in accordance with Argentine Banking GAAP and thus may not be comparable to our results prepared in accordance with IFRS.  All statements in this section regarding our relative market position and financial performance vis-à-vis the Argentine financial sector are based, out of necessity, on information obtained from Central Bank reports, and accordingly are presented in accordance with Argentine Banking GAAP.

Overview

Over the last two decades, the Argentine financial system has experienced important structural shifts.  The high inflation experienced in the 1980s, which culminated in hyperinflation in 1989 and the beginning of 1990, was followed by greater monetary and macroeconomic stability during the 1990s.  In 2001 to 2003, however, the Argentine financial system was hit by an unprecedented crisis that virtually paralyzed the country’s economy and led to radical changes in government policies that deeply affected the financial system (see “—Effects of the Economic and Financial Crisis of 2001-2002”).  Since 2003, the Argentine financial system has recovered significantly, leaving behind most of the negative effects of the previous crises.

In the 1990s, the Argentine financial system experienced macroeconomic and financial stability largely due to the convertibility regime in which there was fixed parity between the peso and the U.S. dollar.  One of the main features of this period was credit and deposits expansion.  For example, private-sector credit to GDP improved from 9% in 1989 to 23% in 2000, according to the Central Bank.  In addition, the financial industry experienced significant consolidation and, from 1990 to 2000, the number of financial institutions declined from 236 to 113 and the number of banks decreased from 177 to 89.  The consolidation was largely due to the entrance of foreign banks, which acquired numerous local banks, as well as a consolidation of public banks in connection with their privatization.  The consolidation led to a decrease in the number of branches and employees in the financial system from 4,768 to 4,302 and from 147,031 to 100,583, respectively, between 1989 and 2000.  From a regulatory perspective, payroll payment through banks became obligatory, which increased the penetration of financial services.

Due to the Argentine economic and financial crisis of 2001-2002, from 2001 to 2003 private-sector credit fell from 23% of GDP to 8%, NPLs increased from 19% to 34% and public sector exposure grew from 21% to 42% of assets, according to the Central Bank.  In addition, eleven financial entities were closed or merged with other banks.  As a result, the number of branches and employees in the financial system decreased from 4,273 to 3,876 and from 96,273 to 81,831, respectively, between 2001 and 2003.  See “The Argentine Banking Industry—Effects of the Argentine Economic and Financial Crisis of 2001-2002.”

Between 2004 and 2010, the financial system showed substantial improvement in its balance sheet quality and its profitability.  According to the Central Bank, NPLs and public-sector exposure improved significantly as NPLs fell from 18.3% (in 2004) to 2.1%, and public-sector exposure, excluding Central Bank exposure, decreased from 48% of total assets (in 2004) to 11% of total assets.  During the same period, net income for the industry improved from negative results at the beginning of the period to a gain of Ps. 11.8 billion in 2010, accounting for a return on equity of 24% in 2010.  In addition, as of December 31, 2010, substantially all of the amparos related to the economic and financial crisis of 2001-2002 had been amortized.

During this period, credit and deposits recovered in real terms.  Credit to GDP increased from 8% as of December 31, 2003 to 12% as of December 31, 2010, and deposits to GDP increased from 10% as of December 31, 2003 to 16% as of December 31, 2010.  The financial system also saw a return to structural growth during this period as branches increased from 3,876 to 4,064 and the number of employees rose from 81,831 to approximately 100,000.  However, the concentration of the financial system continued as the number of financial entities decreased from 96 to 80 and the number of banks from 75 to 64.  In terms of penetration, from 2004 to 2010, the amount of payroll accounts increased from 5,086,552 to 7,709,733, the amount of debit cards increased from 11,413,826 to 19,518,000 and the amount of credit cards increased from 7,487,528 to 21,325,559.

Despite its recent growth, the Argentine financial system remains a transactional system, since deposits are either demand or short-term time deposits and the sources of medium- and long-term funding for financial institutions are currently limited.  The expansion of credit since 2003 was based on short-term loans to individuals and companies.  As a result, the ratio of loans and private deposits to GDP in Argentina (12% and 16%, respectively, as of December 31, 2010) remain significantly lower than international averages and those of other Latin American countries.

As of December 31, 2010, the financial system had total assets of Ps. 511 billion, private-sector loans of Ps. 199 billion and private-sector deposits of Ps. 258 billion, according to the Central Bank.

Competitive Landscape

Argentine financial institutions include public-sector banks, cooperative banks and private-sector banks, which are subdivided into foreign-owned and domestic-owned banks.  Public-sector banks play particularly important roles in the credit and mortgage markets and hold significant market share in terms of assets, public risk, public-sector loans and public-sector deposits.  Domestic-owned, private-sector banks tend to focus on personal and commercial loans and credit cards and hold significant market share in terms of private-sector deposits.  Foreign-owned, private-sector banks have significantly less assets than public-sector banks or domestic-owned, private-sector banks, but nevertheless have leading positions in terms of credit cards, commercial loans and checking and savings accounts, reflecting the former’s focus on private-sector lending, transactional business and cash management with individuals and companies.  In addition, the Argentine financial system includes several non-bank financial institutions, which tend to be focused on consumer financing, such as credit cards and personal loans.  These institutions are geographically concentrated in the Buenos Aires metropolitan area and have a network of 77 branches.

The following table sets forth the market share of public-sector banks, domestic-owned banks, foreign-owned banks and non-bank financial institutions in terms of various metrics as of December 31, 2010, according to the latest available information from the Central Bank.  Financial peer data is not available as of and for the three months ended March 31, 2011.

	Public-sector banks	Domestic-owned banks	Foreign-owned banks	Non-bank financial institutions	All financial institutions(1)
Branches	35.5%	40.3%	22.3%	2.0%		4,064
Assets	43.2	29.8	25.4	0.26	Ps.	511,038
Public risk(2)	65.0	19.3	15.4	0.3		145,936
Private-sector loans	27.9	37.0	32.0	3.2		199,202
Mortgages loans	63.2	24.2	12.4	0.2		21,101
Pledge loan	20.6	14.4	35.1	29.9		9,836
Personal loans	30.1	42.7	22.8	4.4		38,688
Credit cards	17.3	38.8	42.2	1.7		29,160
Commercial loans	23.0	39.5	36.4	1.1		97,716
Public-sector deposits	79.3	17.7	3.1	0.0		116,895
Private-sector deposits	32.3	33.9	33.4	0.5		258,531
Checking accounts	28.9	31.9	39.1	0.0		66,105
Saving accounts	32.2	29.7	37.9	0.3		77,013
Time deposits	33.6	38.4	27.2	0.9		107,515
Other demand deposit and accrued interests	43.9	30.0	25.8	0.3		7,898

Source: Central Bank.

(1)	In millions of pesos, except number of branches.

(2)	Includes Central Bank notes and repurchase agreements.

According to the Central Bank, the foreign-owned banks among the top ten financial institutions based on private-sector loans, private-sector deposits and net income are Santander Río, BBVA Banco Francés S.A., HSBC

Bank Argentina S.A. and Citibank N.A., Sucursal Argentina.  Three public-sector banks, Banco de la Nación Argentina, Banco de la Provincia de Buenos Aires and Banco de la Ciudad de Buenos Aires, are among top ten financial institutions in terms of private-sector loans, private-sector deposits and net income.  Banco Credicoop, the only cooperative bank in Argentina, also ranks in the top ten in terms of private-sector loans and private-sector deposits.  Two domestic-owned, private-sector banks, Banco de Galicia y Buenos Aires and Banco Macro, rank in the top ten based on private-sector loans and private-sector deposits.  As of December 31, 2010, according to the Central Bank, we ranked first among private-sector banks and second overall in terms of private-sector loans and deposits and net income.  We also ranked first overall in terms of return on equity.

The following table sets forth the top ten financial institutions in terms of private-sector loans as of December 31, 2010, according to the Central Bank.  Financial peer data is not available as of March 31, 2011.

Private-Sector Loans		Millions of Ps.		Market Share	Rank Among Private-Sector Banks
1	Banco de la Nación Argentina(1)	Ps.	26,710	13.4%	—
2	Banco Santander Río		19,661	9.9	1
3	Banco de Galicia y Buenos Aires		16,586	8.3	2
4	Banco Macro		15,915	8.0	3
5	BBVA Banco Francés		14,285	7.2	4
6	Banco de la Provincia de Buenos Aires(1)		11,821	5.9	–
7	HSBC Bank Argentina		10,429	5.2	5
8	Banco de la Ciudad de Buenos Aires(1)		7,849	3.9	–
9	Banco Credicoop Cooperativo Limitado		7,765	3.9	6
10	Citibank N.A., Argentine Branch		7,195	3.6	7
	Total financial sector	Ps.	199,202	100.0%

(1)	Public-sector bank.

The following table sets forth the top ten financial institutions in terms of private-sector deposits for the year ended December 31, 2010, according to the Central Bank.  Financial peer data is not available as of March 31, 2011.

Private-Sector Deposits		Millions of Ps.		Market Share	Rank Among Private-Sector Banks
1	Banco de la Nación Argentina(1)	Ps.	37,956	14.7%	—
2	Banco Santander Río		25,564	9.9	1
3	Banco de la Provincia de Buenos Aires(1)		22,380	8.7	—
4	BBVA Banco Francés		21,747	8.4	2
5	Banco de Galicia y Buenos Aires		21,032	8.1	3
6	Banco Macro		17,612	6.8	4
7	HSBC Bank Argentina		14,722	5.7	5
8	Banco Credicoop Cooperativo Limitado		13,540	5.2	6
9	Banco de la Ciudad de Buenos Aires(1)		12,077	4.7	—
10	Citibank N.A., Argentine Branch		9,442	3.7	7
	Total financial sector	Ps.	258,531	100.0%

(1)	Public-sector bank.

The following table sets forth the top ten financial institutions in terms of net income as of December 31, 2010, according to the Central Bank.  Financial peer data is not available for the three months ended March 31, 2011.

Net Income		Millions of Ps.		Market Share	Rank Among Private-Sector Banks
1	Banco de la Nación Argentina(1)	Ps.	2,333	18.9%	—
2	Banco Santander Río(2)		1,601	13.0	1
3	BBVA Banco Francés		1,198	9.7	2
4	Banco Macro		1,078	8.7	3
5	Banco de la Ciudad de Buenos Aires (1)		639	5.2	4
6	HSBC Bank Argentina .		617	5.0	—
7	Citibank N.A., Argentine Branch		546	4.4	5
8	Banco de la Provincia de Buenos Aires(1)		539	4.4	—
9	Banco Patagonia S.A.		481	3.9	6
10	Banco de Galicia y Buenos Aires		469	3.8	7
	Total financial sector	Ps.	12,348	100.0%

(1)	Public-sector bank.

(2)	Our net income under Argentine Banking GAAP differs from our net income under IFRS. See note 47 to our consolidated financial statements.

The following table sets forth the top ten financial institutions in terms of net interest income for the year ended December 31, 2010, according to the Central Bank.  Financial peer data is not available for the three months ended March 31, 2011.

Net Interest Income		Millions of Ps.		Market Share	Rank Among Private-Sector Banks
1	Banco de la Nación Argentina(1)	Ps.	6,884	20.2%	—
2	Banco Santander Río		2,590	7.6	1
3	BBVA Banco Francés		2,466	7.2	2
4	Banco Macro		2,356	6.9	3
5	Banco de la Provincia de Buenos Aires(1)		1,958	5.7	—
6	HSBC Bank Argentina		1,529	4.5	4
7	Banco de la Ciudad de Buenos Aires(1)		1,427	4.2	—
8	Banco de Galicia y Buenos Aires		1,425	4.2	5
9	Citibank N.A., Argentine Branch		1,329	3.9	6
10	Banco Credicoop Cooperativo Limitado		953	2.8	7
	Total financial sector	Ps.	34,089	100.0%

(1)	Public-sector bank.

For the top ten financial institutions in terms of private-sector loans, the following table sets forth their ranking in terms of return on average equity for the year ended December 31, 2010, according to the Central Bank.  Financial peer data is not available for the three months ended March 31, 2011.

Return on Average Equity		%	Rank Among Private-Sector Banks
1	Banco Santander Río	46.1%	1
2	BBVA Banco Francés	35.9	2
3	Banco de la Ciudad de Buenos Aires(1)	33.6	—
4	Banco de la Provincia de Buenos Aires(1)	28.3	—
5	Banco Macro	27.0	3
6	Citibank N.A., Argentine Branch	26.2	4
7	HSBC Bank Argentina	25.3	5
8	Banco de la Nación Argentina(1)	22.9	—
9	Banco de Galicia y Buenos Aires .	19.9	6
10	Banco Credicoop Cooperativo Limitado	16.4	7
	Total financial sector	23.3%

(1)	Public-sector bank.

For the top ten financial institutions in terms of private-sector loans, the following table sets forth their ranking in terms of efficiency ratio for the year ended December 31, 2010, according to the Central Bank.  Financial peer data is not available for the three months ended March 31, 2011.

Efficiency Ratio(1)%			Rank Among Private-Sector Banks
1	Banco de la Nación Argentina(2)	41.8%	—
2	Banco Santander Río	44.3	1
3	Banco de la Ciudad de Buenos Aires(2)	50.8	—
4	Citibank N.A., Argentine Branch	53.2	2
5	Banco Macro	56.2	3
6	BBVA Banco Francés	56.3	4
7	HSBC Bank Argentina	62.2	5
8	Banco de Galicia y Buenos Aires	73.1	6
9	Banco Credicoop Cooperativo Limitado	80.8	7
10	Banco de la Provincia de Buenos Aires(2)	85.5	—
	Total financial sector	59.3%

(1)	Efficiency ratio is defined as administrative expenses divided by total income.

(2)	Public-sector bank.

For the top ten financial institutions in terms of private-sector loans, the following table sets forth their ranking in terms of NPLs to total loans as of December 31, 2010, according to the Central Bank.  Financial peer data is not available as of March 31, 2011.

Non-Performing Loan Ratio		%	Rank Among Private-Sector Banks
1	BBVA Banco Francés	0.43%	1
2	Banco de la Nación Argentina(1)	0.74	—
3	Banco Santander Río	1.31	2
4	HSBC Bank Argentina	1.44	3
5	Citibank N.A., Argentine Branch	1.48	4
6	Banco Credicoop Cooperativo Limitado	1.50	5
7	Banco de la Ciudad de Buenos Aires(1)	1.67	—
8	Banco Macro	2.02	6
9	Banco de Galicia y Buenos Aires	2.12	—
10	Banco de la Provincia de Buenos Aires(1)	2.13	7
	Total financial sector	2.1%

(1)	Public-sector bank.

For the top ten financial institutions in terms of private-sector loans, the following table sets forth their ranking in terms of fee income as a percentage of expenses for the year ended December 31, 2010, according to the Central Bank.  Financial peer data is not available for the three months ended March 31, 2011.

Fee Income as a Percentage of Expenses		%	Rank Among Private-Sector Banks
1	Banco Santander Río	85.3%	1
2	Citibank N.A., Argentine Branch	54.1	2
3	HSBC Bank Argentina	53.9	3
4	Banco Macro	53.1	4
5	Banco de Galicia y Buenos Aires	52.1	5
6	BBVA Banco Francés	51.4	6
7	Banco Credicoop Cooperativo Limitado	50.3	7
8	Banco de la Nación Argentina(1)	42.5	—
9	Banco de la Provincia de Buenos Aires(1)	40.5	—
10	Banco de la Ciudad de Buenos Aires(1)	28.1	—
	Total financial sector	48.2%

(1)	Public-sector bank.

For the top ten financial institutions in terms of private-sector loans, the following table sets forth their ranking in terms of fee income as a percentage of total revenue for the year ended December 31, 2010, according to the Central Bank.  Financial peer data is not available for the three months ended March 31, 2011.

Fee Income as a Percentage of Total Income		%	Rank Among Private-Sector Banks
1	Banco Credicoop Cooperativo Limitado	40.6%	1
2	Banco de Galicia y Buenos Aires	38.1	2
3	Banco Santander Río	37.8	3
4	Banco de la Provincia de Buenos Aires(1)	34.6	—
5	HSBC Bank Argentina	33.5	4
6	Banco Macro	29.9	5
7	BBVA Banco Francés	28.9	6
8	Citibank N.A., Argentine Branch	28.8	7
9	Banco de la Nación Argentina(1)	17.7	—
10	Banco de la Ciudad de Buenos Aires(1)	14.3	—
	Total financial sector	28.6%

(1)	Public-sector bank.

Effects of the Economic and Financial Crisis of 2001-2002

From the last quarter of 1998 through the first six months of 2002, Argentina suffered a severe economic recession.  At the time, Argentina’s trade and fiscal deficits and the rigidity of its fixed exchange rate system (known as the convertibility regime) limited the Argentine government’s ability to respond to the recession by stimulating the economy.  The country’s excessive reliance on foreign capital, combined with its mounting external debt, resulted in a deep contraction of the economy and banking and fiscal crises when capital started to leave the country.

In 2001, economic conditions deteriorated significantly, as capital flight totaled $14 billion and approximately 20% of the government’s budget was directed to servicing the public debt.  The financial needs of the government crowded out private borrowers and resulted in increased public-sector exposure on banks’ balance sheets.  Depositors clearly perceived that a portion of their savings were placed in Argentine government debt and therefore, to the extent Argentine government risk rose, they began to withdraw their deposits.  In the second half of 2001, the growing perception that a devaluation of the peso was imminent triggered a massive run on bank deposits and a significant acceleration of capital flight from the Argentine economy.  As a result, from December 2000 to November 2001, total deposits fell by 19%.

The extent of the deposit withdrawals, the lack of internal and external credit and the mandatory restructuring of public-sector debt held by local creditors (of which a substantial portion was held by banks) created a liquidity crisis that affected Argentine banks’ ability to pay their depositors.

The economic crisis and the restrictions on bank withdrawals caused massive social unrest, which led to a political crisis that resulted in the resignation of President Fernando de la Rúa in December 2001.  Several interim presidents followed until the appointment of Eduardo Duhalde in January 2002.

In response to the political and economic crisis, the Argentine government undertook a number of far-reaching initiatives that radically changed the monetary and foreign exchange regime and the regulatory environment for conducting the banking business in Argentina:

•
Sovereign Default:  As a consequence of the government’s declining revenues, substantial debt service obligations, growing deficit and diminishing access to the international capital markets, Argentina suspended payment on a significant portion of its public debt in December 2001.  This measure closed Argentina’s access to international capital markets and lowered the market value of government bonds.

•
Peso Devaluation and Inflation:  In January 2002, the Argentine government abolished the fixed parity between the peso and the U.S. dollar, bringing to an end the convertibility regime that had been in effect for ten years.  The peso devalued dramatically, reaching its lowest level on June 26, 2002, when it had devalued by 287% from Ps. 1.00 to Ps. 3.87 per $1.00.  The devaluation resulted in many Argentine businesses defaulting on their foreign currency debt obligations, significantly reduced real wages and crippled businesses that depended on domestic demand, particularly utilities and the financial services industry.  The devaluation of the peso created pressure on the domestic pricing system and triggered high rates of inflation.  During 2002, wholesale inflation reached a rate of approximately 118% and consumer prices rose 41%.  As a result of the devaluation of the peso and the high level of inflation, combined with continuing economic uncertainty, banks virtually suspended all origination of credit products in 2002.

•
Asymmetric Pesification and Asymmetric Indexation:  From January 30, 2002 to April 30, 2002, as part of the Public Emergency and Reform Law, the government converted dollar-denominated deposits and dollar-denominated obligations that were governed by Argentine law into pesos, in a process known as “pesification.”  All foreign currency-denominated, Argentine law-governed obligations were converted into pesos at a rate of Ps. 1.00 per $1.00 for private-sector assets and Ps. 1.40 per $1.00 for public sector assets, while all foreign currency-denominated deposits were converted into peso-denominated deposits at an exchange rate of Ps. 1.40 per $1.00, which we refer to as “asymmetric pesification.” In addition, certain types of loans to individuals (i.e., mortgages, personal loans, etc., in amounts less than Ps. 100,000) were also subject to adjustment by a Coeficiente de Variación de Salarios, or CVS, a wage inflation coefficient, and all other debts and deposits were subject to Coeficiente de Estabilización de Referencia, or CER, a consumer price inflation coefficient, which we refer to as the “asymmetric indexation.”  Asymmetric pesification and asymmetric indexation had dramatic effects on the composition of banks’ balance sheets.  In the financial system as a whole, NPLs increased from 19% to 34% and public sector exposure grew from 21% to 42% of assets.  As a consequence, in 2002, the financial system sustained losses of Ps. 19.1 billion with a negative return on equity of 59.2%.

•
Rescheduling of Deposits:  Strong restrictions, known as the corralón, were imposed on bank withdrawals, which effectively froze and rescheduled all time deposits, including a significant portion that had matured and had been converted into demand deposits.

•
Compensation to Financial Institutions:  The asymmetric pesification and indexation, the increase in banks’ non-performing loans and the decline in value of bank holdings of government debt left much of the financial sector virtually insolvent.  To help prevent widespread bank insolvencies, the Argentine government pledged to provide offsetting compensation to banks.  The general principles of the compensation scheme were to (1) maintain the peso value of each bank’s net worth and (2) leave the banks hedged in terms of currency.  To that end, the Argentine government issued two types of bonds to banks: a bond denominated in pesos (BODEN 2007) to compensate for losses linked to asymmetric pesification and a bond denominated in dollars (BODEN 2012) to compensate for the consequences of creating a mismatch between a bank’s U.S. dollar and peso position as a result of pesification.

•
Amparos:  In response to pesification and the forced rescheduling of their deposits and other measures, many depositors sued banks, primarily through the use of an action to enforce constitutional rights known as an amparo.  At January 31, 2010, the latest date as of which information is available, 405,831 amparos had been filed against financial institutions, totaling Ps. 27.1 billion. In some of these cases, lower court judges issued injunctions and ordered banks to return deposits in U.S. dollars or in pesos, but at the prevailing market exchange rate, resulting in significant losses for banks.  In December 2006, the Argentine Supreme Court of Justice determined deposits should be reimbursed at an exchange rate of Ps. 1.40 per $1.00, plus the CER adjustment until the time of payment, plus a 4% annual interest rate.  As of November 30, 2010, 96.9% of amparo-related losses had been fully amortized, according to the Central Bank.

•
Liquidity Assistance:  The Argentine government modified the Central Bank’s charter so as to facilitate the provision of liquidity assistance to the financial sector.  During 2002, the Central Bank provided Ps. 14.2 billion of liquidity assistance to the financial system.  Despite this assistance, the financial system experienced losses and consolidations after the crisis.  From September 2001 to December 2003, as a result of forced liquidations, and consolidations among Argentine banks, the total number of financial institutions in Argentina decreased from 110 financial institutions to 96 and more than 17,612 employees were laid off, according to the Central Bank.

•
Special Accounting Rules for the Financial System:  In order to allow the financial system time to recover from the losses caused by the Argentine government’s response to the crisis, the Central Bank issued rules that provided for the deferral of losses incurred.  The Central Bank allowed banks to register most government bonds and loans, whether held before the devaluation or received as compensation for losses incurred as a result of pesification at higher than fair market values.  The carrying values of these government bonds and loans were gradually marked to market until June 2008, when the process was completed.  The Central Bank also allowed banks to register the amount they had paid under amparos as an intangible asset, to be amortized over five years, as a form of loss deferment.  As of November 30, 2010, 96.9% of amparo-related losses had been fully amortized.

Restructuring of Argentina’s Public Debt

In June 2005, the Argentine federal government restructured its public debt, which had been in default since December 2001.  The outstanding principal amount of public debt was reduced from $193.7 billion to $134.3 billion, and payment terms were extended.  Afterwards, approximately $14 billion of defaulted bonds held by creditors who did not participate in the exchange offer remained outstanding.  In April 2010, the government reopened the 2005 swap in order to restructure the outstanding debt that had defaulted and the Brady bonds that did not enter into the 2010 exchange as they were under a U.S. court attachment.  Following the 2010 exchange, Argentina has restructured more than 91% of the total initial amount of defaulted debt.  In addition, the Argentine government is currently engaged in negotiations to settle the remaining defaulted debt for approximately $5.9 billion.

Argentina’s credit profile has improved significantly in recent years, due to the successful swaps coupled with the end of the private retirement pension system, which previously had a significant amount of public debt in their portfolios of approximately Ps. 70 billion.  According to the Secretary of Finance, the debt-to-GDP ratio was 47.1% as of September 2010.  However, half of this debt was held by public-sector agencies.  As a result, private creditors in Argentina (including international financial institutions) only hold half of the public-sector debt, which is well below regional levels.  These efforts, coupled with the promising economic environment, have decreased Argentina’s country credit default swap spread by 160 basis points to approximately 500 basis points as of December 2010.  See “Risk Factors—Risks Relating to Argentina—Argentina’s ability to obtain financing from international markets is limited, which may impair its ability to implement reforms and foster economic growth, thereby affecting our business, results of operations and prospects for growth.”

Economic Recovery from 2003 to 2010

The Argentine economy began to recover in 2003, achieving real GDP growth of 8.8% and keeping consumer price inflation under control at 3.7% according to INDEC.  During 2003, Argentina also moved towards normalizing its relationship with the IMF, withdrew all the national and provincial governments’ quasi-money securities totaling Ps. 7.8 billion from circulation and eliminated all deposit restrictions.  Moreover, the trade balance experienced a sustained surplus, aided by the rise in commodity prices and export volumes.  Meanwhile, social indicators improved, according to INDEC.  The unemployment rate decreased to 19.7% in 2003, and real wages began to recover.

The financial system also began to gradually regain the public’s trust.  According to the Central Bank, total deposits grew 26% in nominal terms during 2003.  However, by mid-2003 the composition of deposits had changed, shifting from time deposits to mostly demand deposits, which are a lower-cost source of funding.  The recovery also improved the profitability of the financial system.  Only 25 banks recorded profits in 2002, totaling Ps. 1.1 billion, while 75 banks lost a combined total of nearly Ps. 20.4 billion.  In 2003, the number of banks recording a profit rose to 47 and the number of unprofitable banks declined to 53.  This positive trend was partially a result of Central Bank regulations allowing banks to defer losses generated by amparos and defer the marking to market of the value of government debt.

During this time, expectations regarding peso appreciation discouraged investments in other currencies and, except for the stock exchange and real estate markets, which saw significant price increases, no worthwhile investment options emerged.  As a result, savings placed into time deposits received a very low annual interest rate.  This remains true in the current environment, which is characterized by high liquidity and low real interest rates.

Between 2003 and 2007, the Argentine economy continued to rebound and show high growth rates.  Total credit to the private-sector as a share of the country’s GDP increased from 9.6% to 11.6% during this period.  Additionally, the NPL ratio and public sector exposure showed a constant downward trend, reaching levels of 3.2% and 14.6% of assets, respectively, in 2007, according to the Central Bank.  As a consequence, net income for the financial sector grew from a loss in 2003 to Ps. 3.9 billion in 2007.

In 2008, the economy grew 6.8% in real terms, but in 2009 the economy sharply decelerated, dropping to a growth rate of only 0.9%.  This slowdown could be attributed to the global economic and financial crisis, domestic political issues, such as government/agro-producer conflicts over export taxes and the end of the private retirement pension system, as well as a severe drought that resulted in a 36% decrease in agricultural production.  In response, interest rates increased (the average of the daily reference rate based on the interest rate for deposits over Ps. 1 million with a maturity of 30 to 35 days, or BADLAR, was 13.5% in 2008, but reached a maximum of 26.1%), and credit growth decelerated as a result.  Net income was Ps. 4.8 billion in 2008 and Ps. 7.9 billion in 2009, with a return on equity of 13.0% and 16.3%, respectively.

The Argentine economy returned to high growth rates in 2010.  Average interest rates during this year remained low and with less volatility than in previous years.  Public-sector exposure (without Central Bank notes) declined to 13.5% by the end of 2010.  As of December 2010, substantially all amparos had been amortized from an initial amount of Ps. 10.0 billion.

The following table sets forth various key indicators of the financial system’s recovery from 2003 to 2010, according to the Central Bank.

	2003		2004		2005		2006		2007		2008		2009		2010
Real GDP growth		8.8%		9.0%		9.2%		8.5%		8.7%		6.8%		0.9%		9.1%
Private-sector loan growth(1)		(12.6)		27.2		33.6		38.2		40.3		22.4		10.2		35.7
Private-sector deposit growth(1)		23.4		23.2		18.4		23.1		19.1		11.3		9.9		37.2
Credit to GDP ratio		9.6		8.3		9.1		10.2		11.6		11.8		12.1		11.8
Deposits to GDP ratio		17.9		17.6		17.3		17.1		17.1		15.6		16.0		15.7
Private-sector NPL ratio		33.5		18.6		7.6		4.5		3.2		3.1		3.5		2.1
Coverage ratio		79.2		102.9		124.5		129.9		129.6		131.4		126.2		167.1
Public-sector exposure(2) (Ps. billions)	Ps.	78.3	Ps.	68.5	Ps.	64.2	Ps.	56.2	Ps.	43.4	Ps.	45.2	Ps.	63.0	Ps.	66.4

	2003		2004		2005		2006		2007		2008		2009		2010
Public-sector exposure(2) (% of assets)		41.9%		32.2%		28.9%		21.7%		14.6%		13.0%		16.3%		11.0%
Net amparos (Ps. billions)	Ps.	6.5	Ps.	5.9	Ps.	4.7	Ps.	3.4	Ps.	1.3	Ps.	0.8	Ps.	0.7	Ps.	0.3
Net income (Ps. billions)	Ps.	(5.3)	Ps.	(0.9)	Ps.	1.8	Ps.	4.3	Ps.	3.9	Ps.	4.8	Ps.	7.9	Ps.	11.0
ROAE		(22.7)%		(4.2)%		7.0%		14.3%		11.0%		13.4%		19.2%		24.3%
Average Interest Rate (BADLAR)(3)		10.5		3.1		5.1		9.0		10.0		13.5		12.4		11.3
Maximum Interest Rate (BADLAR)(3)		28.1		5.2		8.3		10.0		14.7		26.1		19.5		11.5
Minimum Interest Rate (BADLAR)(3)		2.1		0.9		2.4		6.9		7.4		7.8		9.6		8.8
BIS ratio		14.5		14.0		15.3		16.9		16.9		16.9		18.8		17.7
(NPL - Provisions) / Net Worth		(11.9)		(1.0)		(4.1)		(3.3)		(3.0)		(3.3)		(2.9)		(4.6)

Source: Central Bank.

(1)	Based on average balances as of December 31 of each respective year.

(2)	Central Bank notes and repurchase agreements not included.

(3)	BADLAR is the average of the daily interest rate paid by private sector banks on deposits over Ps. 1 million with a maturity of 30 to 35 days.

Recent Performance

In 2010, the world’s economy has shown signs of recovering from the global economic and financial crisis, both in the indicators of economic activity and in the financial system.  However, there is a risk this recovery may be interrupted, as high levels of indebtedness in the public and private-sectors still exist.  See “Risk Factors—Relating to Argentina—High levels of public expenditure could result in long-lasting adverse consequences for the Argentine economy.”  Furthermore, liquidity in the credit market has not returned to pre-crisis levels.  In developed economies, unemployment remains at its highest level in decades.  Despite these risks, the outlook for the emerging economies of Latin America is positive due to the normalization of world trade, together with the recovery and stabilization in the price of commodities.

In Argentina, the performance of the financial system has been consistent with that of other Latin American emerging economies.  During 2010, the financial system continued to show high levels of liquidity and capitalization.  Credit started to grow in a lower and less volatile interest rate environment.  According to the Central Bank, net income for the financial sector increased from Ps. 7.9 billion to Ps. 11.8 billion, driven by growth in credit and fee income, extraordinary gains on bonds and low levels of credit provisions that more than offset the high rates of expense growth in the financial sector.

According to the Central Bank, the financial system’s total deposits increased 38.5% during 2010, reaching Ps. 376.3 billion.  As of December 31, 2010, deposits from the public sector reached Ps. 116.9 billion, an increase of 67.2% compared to 2009.  Within deposits from the private-sector, transactional deposits grew 32.6% in 2010, reaching Ps. 143.1 billion at December 31, 2010, while time deposits increased 25.6% in 2010, reaching Ps. 107.5 billion at December 31, 2010.  Deposits from the non-financial, private-sector increased 29.2% in 2010, amounting to Ps. 258.5 billion at December 31, 2010, substantially higher than the 19.6% increase recorded in 2009.

The average interest rate paid in December 2010 by private-sector banks in Argentina for deposits up to 59 days was 10.3%, an increase of 58 basis points compared to December 2009.  Meanwhile, the average interest rate applicable to time deposits in pesos over Ps. 1 million was 11.1%, which represents an increase of 131 basis points compared to December 2009.  With regard to lending rates, the rate for cash advances in the current account increased 40 basis points compared to December 2009, closing the year at 11.1%.

Total loans to the private-sector grew 37.1% in 2010 when compared to the end of 2009, reaching Ps. 199.2 billion.  Short-term commercial credits (consisting mainly of cash advances in current account and promissory notes) increased 43.5%, amounting to Ps. 97.5 billion at December 31, 2010.  Consumer lines of credit, consisting of credit cards and personal loans, increased 39.6% during the year, reaching Ps. 68.7 billion at December 31, 2010.  Pledge loans increased 33.5% with a balance of Ps. 9.8 billion at December 31, 2010, while mortgage loans grew 13.6%, to Ps. 21.1 billion at December 31, 2010.  In turn, loans to the public sector accounted for 5.1% of total assets, decreasing 0.3 percentage points during 2010.

In recent years, Argentine financial institutions have pursued a cautious policy of maintaining high liquidity levels, which has ensured their financial stability.  From December 2009 to December 2010, the liquidity ratio decreased from an average 28.6% to 28.0%.  Part of banks’ excess liquidity was invested in Central Bank notes.  Lebacs, Central Bank notes with maturities of less than one year, and Nobacs, Central Bank notes with maturities of more than one year, together increased a total of 75.2% during 2010, reaching Ps. 76.9 billion at December 31, 2010.  Including Central Bank notes, the liquidity ratio increased from 41.4% in December 2009 to 44.5% in December 2010.

In terms of solvency, the Argentine financial system’s net worth increased by Ps. 9.2 billion in 2010, which represented a 19.1% increase compared to 2009.  The financial system’s profitability in 2010 was equivalent to 2.7% of total assets, while return on shareholders’ equity was 24.3%, higher than the 19.8% return recorded in 2009 and the 13.4% return recorded in 2008.  Income from interests and services remained at similar levels, representing 4.3% and 3.8% of net assets, respectively, when compared to 4.3% and 3.9%, respectively, in 2009.  The increase in the listed prices of government securities in turn increased the income for such security holders, representing 3.3% of net assets.  Administrative expenses rose from 6.7% of net assets in 2009 to 6.8% in 2010.  Provisions for loan losses decreased from 1.1% to 0.8% of total assets, which is low in historical terms and reflects an improvement in the asset quality of the loan portfolio.

The non-accrual loan portfolio of the non-financial private-sector decreased from 3.5% in December 2009 to 2.1% in December 2010.  Nonetheless, the coverage of the private-sector, non-accrual loan portfolio with allowances continued to rise, reaching 164.2% in December 2010 compared to the 126.2% recorded in December 2009.

BUSINESS

While we have prepared our consolidated financial data as of and for the years ended December 31, 2010 and 2009 in accordance with IFRS, all of the data in this section reported by the Central Bank for the Argentine financial sector as a whole as well as individual financial institutions in Argentina, including us, is prepared in accordance with Argentine Banking GAAP and thus may not be comparable to our results prepared in accordance with IFRS.  All statements in this section regarding our relative market position and financial performance vis-à-vis the Argentine financial sector are based, out of necessity, on information obtained from Central Bank reports, and accordingly are presented in accordance with Argentine Banking GAAP.

Our Business

We are the largest private-sector bank in Argentina in terms of private-sector loans and deposits.  As of December 31, 2010, according to the Central Bank, we had a market share of 9.9% of both private-sector loans and private-sector deposits (as prepared in accordance with Argentine Banking GAAP).  We had loans of Ps. 22,217 million, deposits of Ps. 28,222 million, total assets of Ps. 36,253 million and stockholders’ equity of Ps. 3,401 million at March 31, 2011, and our net income for 2010 and the three months ended March 31, 2011 was Ps. 1,361 million and Ps. 368 million, respectively.

We are a full-service bank engaged in a wide variety of commercial and investment banking activities and related financial services directed towards individuals, small- and medium-sized enterprises, or SMEs, and large corporations.  Our commercial banking activities include products and services for individuals and SMEs, such as personal and corporate loans, deposit-taking, payroll accounts for employees at our corporate customers (plan sueldo), credit and debit cards and overdraft facilities.  Our global wholesale banking activities include products and services for our large corporate customers, such as investment banking and project finance.  As of March 31, 2011, we had 2,176,165 individual customers, 116,746 SME customers and 900 global wholesale banking customers. Our individual customers included 719,822 employee payroll accounts associated with 18,843 SME and global wholesale banking customers, which generate stable balances of demand deposits and reduce our average overall cost of funding.

As of December 31, 2010, our branch network was the second-largest among private-sector banks in Argentina, according to the Central Bank.  As of March 31, 2011, we had 157 branches in the Buenos Aires metropolitan area and 133 branches located in 20 of the other 23 Argentine provinces, and 937 automated teller machines, or ATMs, which as of December 31, 2010 constituted the second-largest number of ATMs in Argentina of any private-sector bank.  Combining our branch and ATM network, as of December 31, 2010 we had the second-largest retail banking network among private-sector banks in the country.  We also offer telephone banking and Internet banking options, a telemarketing center and a telephone hotline, which we refer to as Superlinea.  Our self-service terminals (Rioself) accept deposits, payments and account inquiries, allowing customers to manage their accounts and investments.  Furthermore, in line with the global strategy of the Santander Group, we have established relationships with 62 of the 115 Argentine universities through the Programa Universidades.  In 2010, we entered into an agreement with the Universidad de Buenos Aires, the largest university in Argentina, to offer financial services to the university community, including payroll accounts and services, and as of March 31, 2011, we had approximately 291,036 university customers including students, professors and other administrative employees.  We also utilize non-traditional distribution channels, such as our relationships with retailers and car dealerships with a total of 384 sales points as of March 31, 2011, pursuant to which they promote our credit and debit cards and consumer finance loans to their customers to finance purchases at their locations. We believe this distribution channel provides an opportunity to access and cross-sell to customers without established banking relationships.

We have a unique and differentiated commercial business platform that efficiently targets individual customers, SMEs and large corporations.  Our state-of-the-art technology infrastructure, combined with our multi-channel distribution network and our banking sector expertise, enables us to capture new commercial opportunities and offer high levels of customer service.  We utilize a custom-made, internally-developed client relationship management software, or CRM, which is a highly effective tool for managing our customer interactions and identifying cross-selling opportunities, allowing us to offer targeted products to our customers at each point of contact.

We have also invested heavily in our risk management systems, which have allowed us to significantly accelerate our credit approval and monitoring processes, particularly for individuals and SMEs.  This has increased customer satisfaction and driven increased credit volumes, while allowing us to control credit quality.

The following table further details our performance, market share and rank among private-sector banks in Argentina and the average performance of the ten largest private-sector banks in terms of total assets, as of December 31, 2010, under various metrics.  This market data is not available as of and for the three months ended March 31, 2011. For a more detailed description of our performance relative to the Argentine banking industry, see “The Argentine Banking Industry—Competitive Landscape.”

	As of and for the year ended December 31, 2010
	Santander Río(1)		Average(2)		Market Share	Private-Sector Rank
	(in millions of pesos, except operating data and percentages)
Total private-sector loans	Ps.	19,660.8	Ps.	11,062.2	9.9%	1
Personal loans		3,253.2		1,945.1	8.4	2
Credit card loans		4,743.4		2,050.8	16.3	1
Commercial loans(3)		8,902.1		5,848.5	9.1	1
Total private-sector deposits		25,564.0		14,428.7	9.9	1
Private-sector demand deposits		17,978.3		8,357.4	12.6	1
Private-sector savings accounts		9,865.9		4,325.3	12.8	1
Private-sector term deposits		7,057.9		5,734.9	6.6	4
Net income		1,601.0		655.3	13.0	1
Shareholders’ equity		3,862.1		2,700.7	6.7	2
Return on average equity		46.1%		24.7%	—	1
Efficiency ratio(4)		44.3		63.1	—	1
Fee income as a percentage of expenses		85.3		54.5	—	1
Credit and debit card accounts		5,419,860		2,211,129	14.8	1
Branch network		285		189	7.0	2
ATMs		917		742	7.2	2

Source:  Central Bank.

(1)
For comparative purposes, our results are presented in accordance with Argentine Banking GAAP as reported to the Central Bank, and may not be comparable to our results prepared in accordance with IFRS.

(2)	Represents the average performance of the ten largest private-sector banks in terms of total assets.

(3)	Includes loans to SME and global wholesale banking customers.

(4)	Efficiency ratio is defined as administrative expenses divided by total income (defined as net interest income plus net income from fees and commissions).

Our prestige and leadership has been recognized in the Argentine financial system, as well as in the broader Argentine business community.  Since 2007, we have consistently ranked as one of the 15 best companies in Argentina, including tenth-best in 2010, according to a survey of the management of top Argentine companies conducted by Apertura magazine and in 2010, we were named the best bank in Argentina by international publications such as Euromoney, Latin Finance and The Banker.  Our Internet banking system has been recognized as the best Internet banking system in Argentina by Global Finance for eight consecutive years and, in 2006, Global Finance named us the best Internet banking system in Latin America.

We are a subsidiary of Banco Santander.  The Santander Group, through its stand-alone subsidiaries, is the largest foreign bank group in Latin America in terms of assets, with a business volume of more than €2,319.3 billion (the sum of loans, deposits and mutual funds) as of March 31, 2011.  The Santander Group had shareholders equity of €79,753 million and a market capitalization of €69,143 million as of March 31, 2011, and net income of €9,129 million and €2,108 million for 2010 and the three months ended March 31, 2011, respectively.  As of March 31, 2011, the Santander Group had 14,179 offices in 15 countries and had operations in 20 countries worldwide.

Market Opportunity

We believe that the current sustained growth of the Argentine economy and the low penetration rates of financial services in Argentina offer a significant opportunity for us to continue growing.

Fast-growing economy

According to the Instituto Nacional de Estadísticas y Censos, the National Statistics and Census Institute, or INDEC, following the economic and financial crisis of 2001-2002, Argentina’s economy has experienced average real annual GDP growth of 7.6%, a higher rate during that period than any of the other large economies in Latin America, including Brazil, Chile, Colombia, Mexico and Peru.  The economic growth of Argentina has been driven primarily by higher prices for commodities, internal consumption and expanding private-sector demand, and also has been boosted by economic growth in Brazil, the largest country in Latin America in terms of population and GDP and Argentina’s principal export market since 1992.  During the same period, the Argentine financial system’s private-sector loans experienced a compound annual growth rate of 23.1%.  Despite the recent global economic and financial crisis affecting global markets, according to INDEC, Argentina’s real GDP grew 6.8% in 2008, 0.9% in 2009 and 9.1% in 2010, while private-sector loans grew 22.4% in 2008, 10.2% in 2009 and 35.9% in 2010.  Based on the strength of its economy, relatively low household indebtedness rates, the country’s balance of trade surplus and current high international prices for agricultural exports, we believe that Argentina’s economic growth will continue driving the increased penetration of financial services in Argentina.

Low credit penetration in a fragmented banking sector with consolidation potential

Argentina has one of the lowest penetration rates of financial services in Latin America.  According to the Central Bank and INDEC, Argentina had a total loan to GDP ratio of 12.0%, as of December 31, 2010, compared to 47.5% in Brazil, 77.2% in Chile, 29.1% in Colombia, 12.9% in Mexico and 23.9% in Peru.  Argentina also had a total deposit to GDP ratio of 13.2%, as of December 31, 2010, compared to 36.1% in Brazil, 27.7% in Colombia, 13.6% in Mexico and 26.7% in Peru.  The loan to GDP ratios and deposit to GDP ratios of the United States and Great Britain were 235% and 186%, and 53.4% and 167%, respectively, as of December 31, 2010.  The level of banking penetration in Argentina (as measured by loan to GDP ratio) currently remains below the banking penetration levels reached prior to the 2001 crisis.  As the level of market penetration of the banking sector rises to the level of other countries in Latin America, we believe the banking sector has the potential to grow at a faster rate than the overall economy.

In addition, the Argentine banking sector has significant potential for cost savings as expenses are combined, infrastructure is eliminated and efficiency levels are enhanced. As of December 31, 2010, the top five banks in Argentina (measured by total assets under Argentine Banking GAAP) represented 52.9% of the banking system’s total assets, compared to 67.1% in Brazil, 73.3% in Chile, 63.4% in Colombia, 73.6% in Mexico and 86.5% in Peru.  Furthermore, as of December 31, 2010, according to the Central Bank, there are 67 banks in Argentina, compared to 178 in Brazil , 25 in Chile, 22 in Colombia, 41 in Mexico and 15 in Peru.

We believe that as a result of our size and reach we are strategically positioned to benefit from the growth potential of the Argentine financial sector and its possible consolidation.

Our Competitive Strengths

Leading private-sector bank in the attractive Argentine market

We are the leading private-sector bank in Argentina and have the largest market share in terms of loans and deposits, according to the Central Bank, a strong retail network and high brand name recognition.  Our distribution platform, including branches and ATMs, is the largest in Argentina among private-sector banks, with a presence in the Buenos Aires metropolitan area and 20 of the other 23 Argentine provinces.

We have spearheaded Argentina’s credit recovery since the 2001-2002 crisis, experiencing one of the highest organic, nominal, loan portfolio growth rates in the last six years, according to the Central Bank.  We have also been a pioneer in credit card discount promotions and related marketing campaigns, which we believe have resulted in high levels of customer acceptance and favorable positioning of our brand and products in customers’ minds.  The Santander global brand is among the ten most-widely recognized financial institution brands in the world, according to Interbrand, and we possess the highest brand name recognition among private-sector banks in Argentina, according to Brain Network.

We believe that our scale and market leadership provide us with exceptional competitive advantages, including the ability to use our capital more efficiently, obtain better terms from our counterparties and allocate expenses over a larger volume base than our competitors.  In order to maximize our market position and operating efficiency, we serve our customers through our integrated technology platform with unique tools such as our custom-made CRM software, our credit risk assessment system and our alternative, cost-efficient distribution channels, such as our telemarketing center and our award-winning online banking portal.

Leading transactional banking business, which provides high recurring profitability through stable fee income and a low-cost deposit base

Our leading transactional business, which serves more than 2,250,000 customers and offers products such as credit and debit cards and payroll accounts for our individual customers and cash management services for our corporate customers, provides a stable, recurring and profitable source of fee income.  In 2010, fee income (as prepared in accordance with Argentine Banking GAAP) represented 38.1% of our total income (net interest income plus net income from fees and commissions), compared to an average of 30.6% for the ten largest banks in Argentina in terms of private-sector loans, and fee income (as prepared in accordance with Argentine Banking GAAP) represented 84.1% of our operating expenses, compared to an average of 51.3% for the ten largest banks in Argentina in terms of private-sector loans.  We believe our transactional banking product offerings result in our customers maintaining above-average levels of demand deposits, which currently are the lowest-cost source of funding for banks in Argentina.

Furthermore, we believe that the success of our transactional banking business is a direct consequence of our in-depth knowledge of our clients, our large and growing customer base, our wide range of products and our focus on profitable market segments.  This transactional business model, along with our low-cost funding base and our operational efficiency, has contributed to our superior financial performance and profitability.

Track record of superior growth and focus on increasing market share

Over the last five years, according to the Central Bank, our growth has been one of the fastest among the five largest private-sector banks in Argentina in terms of, among other things:

•
our loan portfolio, which has grown at a compound annual growth rate of 31.6% from December 31, 2005 to December 31, 2010 (partially as a result of our strong credit generation capacity), compared to a compound annual growth rate of 20.4% for private-sector Argentine banks as a whole; and

•
our demand deposits have grown at a compound annual growth rate of 22.5% from December 31, 2005 to December 31, 2010, compared to a compound annual growth rate of 21.3% for private-sector Argentine banks.

In addition, our individual customers increased by 41.8% from 1,526,414 to 2,163,944 customers from December 31, 2005 to December 31, 2010 and our SME customers increased 29.5% over the same period from 87,196 to 112,884 customers.

We believe we are positioned to continue growing and increasing our market share through, among other strategies, inorganic expansion and expanding our distribution network through the opening of new branches, other non-traditional distribution channels (including our relationships with retailers and car dealerships) and the further expansion of the Programa Universidades.

Balance sheet strength supported by a conservative risk management culture

The incorporation of Santander Group’s worldwide risk management platform into various levels of our organization, as well as the application of a rigorous credit approval processes, has allowed us to maintain a stable and generally declining level of non-performing loans, or NPLs, despite the strong growth of our loan portfolio.  Since 2003, our NPL ratio averaged 6.6%, and ranged from 37.9% in 2003 to 1.3% in 2010.  As of December 31, 2010, our NPL ratio (as prepared in accordance with Argentine Banking GAAP) was 1.31%, down from 2.11% as of December 31, 2009, compared to 3.1% as of December 31, 2009 and 2.1% as of December 31, 2010 for the private-sector banking sector as a whole, according to the Central Bank. As part of our risk management policies, we maintain a hedged foreign exchange rate exposure by matching foreign currency denominated assets and liabilities.

Furthermore, as of March 31, 2011, we had a strong asset structure with loans to the private sector representing 52.2% of our total assets. We also maintain healthy liquidity and capital levels.  Our capital base consists entirely of Tier 1 capital and, as of March 31, 2011, we had a Bank for International Settlements (BIS) capital ratio of 11.15%, well above the minimum regulatory level of 8% established by the Central Bank. Our principal source of funding is domestic deposits, which represented Ps. 28.2 billion, or 85.9% of our total liabilities as of March 31, 2011.  Since we are primarily a transactional bank, customer deposits constitute the main source of liquidity in our financing structure.

We believe our conservative risk approach, which contemplates the strict management of credit risk, foreign currency risk, interest rate risk and term risk has allowed us to maintain strong asset quality across Argentina’s different economic cycles.

Relationship with the Santander Group

We believe that being an affiliate of the Santander Group, the largest foreign bank group in Latin America in terms of assets, offers us significant competitive advantages.  Our relationship with the Santander Group allows us, among other things, to:

•
access the Santander Group’s multinational client base and benefit from the Santander Group’s global presence, particularly in Latin American countries such as Brazil and Chile, key export markets for our Argentine clients.  Given the large volume of international trade with these countries and our considerable presence in such markets, we have significant advantages vis-à-vis other Argentine banks when offering a variety of products and services such as trade financing and foreign exchange rate related services;

•	replicate or adapt the Santander Group’s successful product offerings and best practices from other countries in Argentina;

•
benefit from the Santander Group’s operational expertise in areas such as internal control and risk management, with practices that have been developed in response to a wide range of market conditions around the world and that we believe will enhance our ability to grow our business within desired risk limits;

•
leverage the Santander Group’s latest-generation, customer-centered, global information technology platform, which reduces our technology development costs, provides operational synergies with the Santander Group, enhances our ability to support our customers’ global businesses and enables us to deliver products and services targeted to the needs of our customers; and

•
utilize the Santander Group’s management training and development, which is composed of a combination of in-house training and development with access to managerial expertise and best practices in other Santander Group units outside Argentina.

Strong management team with superior experience in the Argentine financial system

We are led by a highly experienced management team.  Each member of our management has extensive experience in the Argentine banking industry.  Our management team has guided the bank through difficult economic cycles and, by anticipating recent macroeconomic developments, has obtained growth rates that have exceeded the growth of the banking sector as a whole since 2002, as measured by loans to private sector customers, deposits to private sector customers, total revenues and profits.  Our management team has an excellent track record of successful integrations of acquired businesses, including the merger with Banco Tornquist in 2000 and the acquisition of BNP Paribas’ retail branch network in Argentina in 2010.

Finally, our management has concentrated its efforts on establishing a successful working environment and employee culture, investing in rigorous personnel selection processes and training programs to maintain a strong talent base.  As a result, since 2007 we have ranked as one of the five best places to work in Argentina among companies with more than 1,000 employees according to the Great Place to Work Institute, and we ranked first overall in 2010.

Our Strategy

We intend to leverage our competitive advantages to continue expanding our business in the most dynamic and profitable segments of the Argentine economy, enhancing our position as the leading private-sector bank in Argentina while focusing on profitability and shareholder value.  The key elements of our strategy include:

Leverage our leading market position to benefit from the significant growth potential of the Argentine banking sector

We plan to continue increasing our market penetration, leveraging our strong brand name, distribution network and world-class products in order to capture the benefits of growth in the banking sector as the Argentine economy grows and the level of market penetration of financial services in Argentina approaches those of other countries in the region.  Furthermore, we will continue to focus our marketing efforts to enlarge our customer base and promote the cross-selling of products and services among our customer base in order to increase the number of products used by each of our clients, as well as to increase our share of those products for customers operating with more than one bank.  We intend to improve our competitiveness by further strengthening our brand awareness, particularly through the marketing of our products and the use of our multi-channel distribution platform, and by expanding our use of our technology platform to develop tailored products that target our customers’ specific needs.

Increase our distribution network through new branches and other non-traditional distribution channels

We intend to increase our branch network presence in those regions with the highest growth potential in Argentina.  We currently plan to open approximately 100 new branches and 200 new ATMs by 2013 in regions where we have a strong presence or branch footprint.  We estimate that the cost of the expansion of our branch and ATM networks will be between Ps. 500 million and Ps. 1.0 billion depending on, among other factors, construction costs, real estate acquisition costs and the percentage of locations that are owned or rented. We expect to fund these investments with future profits and the proceeds to us from the global offering.

We further intend to continue developing our non-traditional distribution channels in order to enhance our branch and ATM network and multiply our selling capacity with limited increase in our overhead. Currently, our traditional branch network is complemented with 384 additional distribution channels (most of them located on the sites of other companies or commercial networks, such as retailers and car dealers), and a telemarketing center with 477 specialized salespeople and 273 phone lines.  In addition, through our Programa Universidades, we have an in-depth relationship with more than half of the universities in Argentina, which provides us access to teachers, students and administrative employees and which helps us develop early relationships with future middle- and high-income individuals and future business leaders.

Strategically explore inorganic expansion opportunities in the fragmented Argentine banking sector

As currently structured, Argentina’s banking sector remains more fragmented than other banking sectors in Latin America, reflecting significant potential for further consolidation as the market continues to develop.  We acquired BNP Paribas’ retail branch network in Argentina in 2010, and we continue to actively seek to make material acquisitions in the near to medium term which we believe may offer additional value and are consistent with or complementary to our business strategy.

Continue our focus on the most dynamic segments of the economy

We intend to continue growing our individual customer base, which expanded 98% between 2003 and 2010.  In particular, we plan to continue expanding our credit card business, which has grown at a compound annual growth rate of 50.6% since 2003, exploring new and expanding existing alliances with large retailers in Argentina in order to provide our credit card customers with new and attractive value opportunities.  We will also seek to increase credit penetration within our existing credit card customer base through innovative financing alternatives and marketing campaigns. We expect that our total loan portfolio, which grew at a compound annual growth rate of 31.6% from December 31, 2005 to December 31, 2010 according to the Central Bank, will continue to grow at a similar rate in the near term, as we expect the ratio of loans to GDP in Argentina will continue to increase from current levels, which are below those of most other countries in the region.  If loan growth for the Argentine financial system were to slow, our loan portfolio might not continue to grow at the same rate it did historically.  We expect to fund our loan growth primarily through increased customer deposits and, to a lesser extent, with proceeds to us from the global offering.

Furthermore, we seek to be in a position to capitalize on our strong SME banking business if this segment continues to expand. We intend to continue to use our extensive distribution network to aggressively pursue SME customers with targeted product offerings and attractive credit products and thereby build new (and strengthen our existing) relationships with SME customers.

In addition, we intend to leverage our distribution network in Argentina, the Santander Group’s global network and our significant foreign trade expertise to continue benefiting from Argentina’s competitive position in agricultural and other commodity exporting sectors, and to support Argentine corporations as they continue to expand their businesses worldwide.

Capitalize on our risk conservative, cost-efficient culture to promote profitable and sustainable growth

We intend to continue to carefully monitor the credit quality of our asset portfolio, particularly any assets in high growth segments such as individuals and SMEs, while diversifying our balance sheet and maintaining a low exposure to government securities.  We plan to maintain a balanced growth profile with a strong emphasis on liquidity and a stable, low-cost funding base.  We will also maintain a cost-conscious approach in our expansion plan by carefully analyzing the potential profitability of each planned new branch location.  Furthermore, we plan to make effective use of technology in order to control the expenses associated with the continued expansion of our distribution network.

Our History and Corporate Structure

In 1908, we were founded in La Plata, Argentina as an insurance company under the name of Río de la Plata Compañía de Seguros Contra Incendios.  As banking transactions increased during the 1930s, we expanded into banking operations in 1932 under the name of Banco de Créditos y Seguros Río de la Plata S.A.  In 1935, we changed our name to Banco Río de la Plata S.A. and transferred our insurance activities to a separate, unrelated company.

Since the 1960s, we have expanded through organic growth and by acquiring small and medium-sized banks in Argentina.  In 1981, we acquired Banco Delta, a local commercial bank, which marked the beginning of a period of sustained growth that involved the acquisition of Banco Rural, Banco Español, Banco Comercial del Norte and Banco Ganadero Argentino.  In 1997, a subsidiary of Banco Santander acquired 105,180,556 of our Class A shares, representing 35.1% of our capital stock and 51.0% of our voting interests.  In connection with this acquisition, Banco Santander and Santander Investment S.A. were granted options to purchase from the selling shareholders Class A shares and Class B shares representing at that time 98.9% of our capital stock and 99.2% of our voting interests.  Upon exercising such options, Banco Santander became our controlling shareholder.  In 2000, we merged with Banco Tornquist, a wholly-owned subsidiary of Banco Santander, and Banco Santander launched an exchange offer to our minority stockholders, offering five shares of Banco Santander for seven Class B shares of Santander Río.  The exchange offer was accepted by 94.0% of our minority stockholders, and Banco Santander increased its ownership of our capital stock to 91.6%, representing 96.5% of our voting interests.

As a result of the exchange offer and the exercise of its remaining options obtained from the 1997 acquisition, Banco Santander currently owns, directly and indirectly, 99.3% of our capital stock and 99.3% of our voting interests. See “Principal and Selling Shareholders.”

After giving effect to the global offering, Banco Santander will beneficially own           % of our capital stock and           % of our voting interests (or,            % and            %, respectively, assuming full exercise of the over-allotment option). Assuming the conversion of all preferred shares held by minority shareholders to Class B shares and full exercise of preemptive rights by minority shareholders, after giving effect to the global offering, Banco Santander will beneficially own           % of our capital stock and           % of our voting interests (or,            % and            %, respectively, assuming full exercise of the over-allotment option).

In 2007, we changed our name to Banco Santander Río S.A.

In 2010, we acquired the retail operations of BNP Paribas, Sucursal Argentina, including 17 branches and its deposits, in which it had a 0.3% market share as of March 31, 2010, according to the Central Bank.

Our Class B shares trade on the BASE and the Latibex.  Our free float as of the date of this prospectus is comprised of a total amount of 7,005,903 shares (3,752,671 Class B shares and 3,253,232 preferred shares) representing 0.65% of our capital stock and 0.37% of our voting interests.

Our principal executive offices are located at Bartolomé Mitre 480, Ciudad Autónoma de Buenos Aires, Argentina, and our telephone number is (+54-11-4341-1000).  Our website address is www.santanderrio.com.ar.  Information contained on our website is not incorporated by reference in, and is not a part of, this prospectus.

Business Operations

We provide a full range of financial services to individual and corporate customers.  Our business consists of two main operating segments: Commercial Banking, which is comprised of individuals and SMEs, and Global Wholesale Banking, which is comprised of large domestic and international corporate customers.  We offer differentiated products for each segment.  In addition, our Financial Management segment is comprised of all other operational and administrative activities that are not assigned to an operating segment.

The following chart sets forth our operating segments and their relevant product and service offerings.

Commercial Banking		Global Wholesale Banking
Individuals	SMEs
Infinity Accounts	Commercial loans	Corporate Banking
Supercuenta Accounts	Cash Management	Global Transaction Banking
Payroll Accounts	Foreign Trade	Structured Products
Credit and Debit Cards	Insurance	Investment Banking
Personal Loans	Payroll Services	Brokerage
Consumer Finance		Sales
Mortgages		Proprietary Trading
Private Banking
Investment Products
Insurance

Commercial Banking

Individuals

We provide superior commercial banking services to our individual customers by segmenting our customer base and offering tailored products and services that meet the needs of each customer segment.  Our individual customers are segmented into high-income, middle-income and low-income customers.  This approach allows us to adopt different credit standards for each sub-segment, thereby improving the quality of our loan portfolio and the profitability of our commercial banking business.  We focus on individuals in high- and middle-income brackets, which provide greater potential for the cross-selling of additional products and services, such as credit cards, consumer finance and mortgages.  As of March 31, 2011, we had approximately 2,176,165 individual customers, of which 503,542, or 23.1%, were high-income customers, 910,557, or 41.8%, were middle-income customers and 762,066, or 35.0%, were low-income customers.  Of our individual customers, 719,822 or 33.1% were employee payroll accounts.

We follow different service models for each sub-segment:

•
High-income customers (monthly gross income above Ps. 7,500).  We provide priority and individualized service to our high-income customers.  Dedicated account officers in every branch ensure privacy and special attention to these customers.

•
Middle-income customers (monthly gross income from Ps. 2,400 to Ps. 7,500).  We use our multi-channel distribution network to service these customers’ needs and we assign an account officer to those customers that we believe are likely to upgrade to higher value-added products.

•
Low-income customers (monthly gross income below Ps. 2,400).  We provide access to a full range of products through self-service and automated channels in our distribution network, such as Internet banking, mobile banking, ATMs and self-service terminals found in many of our branches.  We offer personalized service to those customers we believe are likely to upgrade to higher value-added products.

In addition to segmentation based on income levels, we also segment our individual customers based on their profitability in order to identify new business and cross-selling opportunities.

We offer a wide range of products and services to our commercial banking customers.  The following table shows the relative importance of each of the products in the Commercial Banking segment in terms of total income in 2010.

	2010 Total Income(1)(2)		% of Commercial Banking Total Income(1)	% of Commercial Banking and Global Wholesale Banking Total Income(1)
Loans	Ps.	785	25.6%	20.1%
Mortgage loans		16	0.5	0.4
Personal loans and consumer finance		452	14.7	11.6
Credit card financing		159	5.2	4.1
Commercial loans		158	5.1	4.0
Liabilities	Ps.	899	29.3%	23.0%
Saving deposits		227	7.4	5.8
Demand deposits		517	16.8	13.2
Time deposits		37	1.2	1.0
Other liabilities		118	3.8	3.0

	2010 Total Income(1)(2)		% of Commercial Banking Total Income(1)	% of Commercial Banking and Global Wholesale Banking Total Income(1)
Net fee and commission income	Ps.	1,319	43.0%	33.9%
Service charge on deposits accounts		372	12.1	9.5
Credit cards		549	17.9	14.1
Insurance		183	6.0	4.7
Transactional services		124	4.0	3.2
Foreign trade		69	2.2	1.8
Other fees		22	0.7	0.6
Other income		68	2.2	1.7
Total	Ps.	3,071	100.0%	78.7%

(1)
Includes net interest income, income from equity investments, income from companies accounted for using the equity method, net fee and commission income, net gains on financial assets, net exchange differences and net other operating income.

(2)	In millions of pesos.

Infinity Accounts

All of our Infinity line of products consist of dual-currency accounts (pesos and dollars), which include interest-bearing accounts with different cash management capabilities, Visa and American Express credit cards, pre-approved personal loans and authorized overdrafts, among other services.  As of March 31, 2011, we had a total of 479,657 Infinity accounts.  The Infinity line is primarily offered to high- and middle-income customers, and each of our three Infinity account types is tailored to meet the different needs of its respective target market.  As of March 31, 2011, we had 267,911 Infinity Uno customers, which is our basic account service, 164,635 Infinity Gold customers, which adds personal assistance by an account executive and special discounts on other products and services in addition to the Infinity Uno offerings, and 47,111 Infinity Platinum customers, which is our premium account service and adds higher credit and debit cards limits, unlimited checkbooks with no additional charges and exclusive benefits and purchasing promotions to the Infinity Platinum offerings.  We also have developed Infinity customer loyalty programs, such as special mortgage rates and car loans, which will provide us more cross-selling opportunities.  As of March 31, 2011, 228,269 Infinity accounts were payroll accounts, which on average generate higher balances of demand deposits and reduce our average overall cost of funding.

Supercuenta Accounts

Our Supercuenta line of products is comprised of dual-currency savings accounts (pesos and dollars), including different types of discounts and benefits related to the usage of our debit card.  Supercuenta accounts include various incentives to upgrade through products offerings, such as credit cards, pre-approved loans and authorized overdrafts.  Supercuenta accounts are primarily oriented to low- and middle-income customers.  As of March 31, 2011, we had a total of 1,327,859 Supercuenta accounts, of which 491,553 were payroll accounts.

Payroll Accounts

As of March 31, 2011, we had 719,822 payroll accounts, of which 523,126 accounts correspond to 18,268 SME customers and 196,696 accounts correspond to 575 global wholesale banking customers.  Depending on the employee’s income, payroll account customers are able to upgrade their accounts into Infinity or Supercuenta accounts, which generate cross-selling opportunities and increase fee income.  As of March 31, 2011, the balance of these accounts was Ps. 5.0 billion, representing approximately 22.5% of our total deposits.

Credit and Debit Cards

We are one of the largest issuers of credit and debit cards in Argentina, according to the Central Bank, with 2,521,169 active credit cards and 2,049,487 active debit cards, as of December 31, 2010.  According to the Central

Bank, we rank first in terms of credit card financing (as prepared in accordance with Argentine Banking GAAP) with a 16.8% market share, representing Ps. 4.4 billion, or 22.0% of our total loan portfolio.  We offer credit cards to our high- and middle-income customers.  As of March 31, 2011, we had issued 1,836,726 active Visa credit cards and 783,096 active American Express credit cards.  We have developed extensive relationships with retailers such as Garbarino, Carrefour and Village Cinemas, which allow us to offer credit and debit cards that provide certain benefits, including store discounts and interest-free installment payments.  We have also been a pioneer in credit card promotions and related marketing campaigns, which we believe have resulted in high levels of customer acceptance and favorable positioning of our brand and products in customers’ minds.

We have also worked with over 30 well-known retail stores to develop a loyalty program called “Super Club,” which rewards purchases with a large variety of gifts and promotions.  For example, we partnered with despegar.com, one of the biggest online travel agencies in Argentina, to offer several travel options and rewards including vouchers redeemable for airline tickets, hotels and car rentals.

The market for credit and debit cards in Argentina has been growing rapidly, as favorable economic conditions have led to increased consumption and use of credit and debit cards as a means of payment and financing.  The average amount charged to our credit cards in 2010 was Ps. 11,739, representing a 25% increase compared to 2009.

Personal Loans

We rank second among private-sector banks in terms of personal loans (as prepared in accordance with Argentina Banking GAAP), according to the Central Bank, with a 8.0% market share.  As of March 31, 2011, we had 500,600 personal loans outstanding, with a total value of Ps. 3.5 billion, or 14.7% of our total loan portfolio, and an average duration of 44 months.  In 2010, we originated 276,000 personal loans for Ps. 2.5 billion, representing increases of 15% and 65%, respectively, compared to 2009, with an average balance of Ps. 8,900 and an average term of 36 months.  In the three months ended March 31, 2011, we originated 85,464 personal loans for Ps. 796.1 million, representing increases of 21.0% and 42.8%, respectively, compared to the same period in 2010.  These increases can be partly attributed to the introduction of new products, such as installment loans with a fixed monthly rate of 3.5% and pre-approved loans accessible by phone or online any day of the week.  The maximum size for new personal loans in 2010 was Ps. 150,000 and the maximum term was five years.

Consumer Finance

We rank third among private-sector banks in terms of consumer finance (as prepared in accordance with Argentina Banking GAAP), according to the Central Bank, with an 8.9% market share.  Car purchase loans represent approximately 99% of our consumer finance loan portfolio. As of March 31, 2011, we had 47,928 outstanding car purchase loans with a total value of Ps. 1,070 million, or 5.0% of our total loan portfolio and an average life of 41 months.  In 2010, we originated 21,358 car purchase loans for Ps. 732 million, representing increases of 69% and 119%, respectively, compared to 2009, with an average balance of Ps. 34,000 and an average term of 39 months.  We have agreements with car manufacturers and more than 250 car dealerships throughout the country that allow us to offer loans nationwide.  In 2010, a web-based, pledge-secured loan evaluation system was implemented at all of our sales points, allowing loans to be approved in real time.

Mortgages

We rank second among private-sector banks in terms of mortgages (as prepared in accordance with Argentina Banking GAAP), according to the Central Bank, with a 7.0% market share.  As of March 31, 2011, we had 22,871 mortgages with a total value of Ps. 1.9 billion, or 8.3% of our total loan portfolio, and an average duration of 165 months.  In 2010, we originated 1,701 mortgages totaling Ps. 279 million, representing an increase of over 800% from 2009.  Our newly-originated mortgage loans had an average balance of Ps. 175,000 and an average term of 133 months. These mortgages are granted in pesos at a fixed interest rate and for a term of up to 144 months.

Private Banking

Our private banking model is based on full service representation of our customers by means of specialized bankers.  These bankers attend to a limited number of customers (typically those with a minimum of Ps. 300,000 of assets available for investment), and seek to understand their needs, financial projects and tolerance for risk.  Periodic reviews allow our financial advisors to help customers monitor their portfolios and adapt to changing investment conditions and banking services. We offer a wide range of financial products, covering a large spectrum of risk.  We also offer our customers the opportunity to invest with funds managed and administered by other financial institutions and independent asset managers.  As of March 31, 2011, our private banking business managed approximately 5,500 accounts and Ps. 5,000 million in assets under management.

Investment Products

We offer a wide range of investment products that target different customer profiles, including time deposits, mutual funds, and corporate and government stocks and bonds.

•
Time Deposits.  We offer five types of time deposits with different interest payment and capital amortization rates, both of which can be denominated in either pesos or U.S. dollars.  As of March 31, 2011, we had 75,134 peso-denominated time deposits, with an average life of 91 days, and 13,138 dollar-denominated time deposits, with an average duration of 74 days. As of December 31, 2010, our time deposits totaled Ps. 7.7 billion, which was the fourth-most time deposits among private-sector banks, according to the Central Bank.

•
Mutual Funds.  Acting as depositary, we offer our customers 17 different mutual funds called “Superfondos,” which invest both in Argentine and international assets and include fixed income, money market, equity and multi-market funds.  The Superfondos are managed by Santander Río Asset Management Gerente de Fondos Comunes de Inversión S.A., or Santander Río Asset Management, which is indirectly wholly-owned by the Santander Group. As of December 31, 2010, Santander Río Asset Management had Ps. 2.7 billion of assets under management, ranking first among private-sector banks with a 13% of market share, according to the Cámara Argentina de Fondos Comunes de Inversión, or the Association of Argentine Mutual Funds. Our customers can manage all of their investment products in real-time via the Internet, our mobile banking platform and our 24-hour call center.  In addition, our customers can obtain personalized advice through our Investment Center, where account managers help each customer make appropriate investment decisions according to his or her risk profile.

The following table sets forth our mutual fund offerings as of December 31, 2010, and their corresponding net asset values, according to the Association of Argentine Mutual Funds.

Name of Mutual Fund	Net Asset Value
	(in millions of Ps.)
Local
Super Ahorro Ps.	Ps.	1,484.1
SuperFondo Renta Ps.		82.6
SuperFondo Renta Plus		16.9
Supergestión MIX VI		612.6
SuperFondo $ Plus		20.5
SuperFondo Renta Variable		50.3
SuperFondo Acciones		61.1
International
Supergestión Internacional Europa		1.7
Super Bonos Internacionales		34.5
Supergestión Brasil		15.5
SuperFondo Renta Latinoamérica		10.6
SuperFondo BRIC		33.2
Supergestión Internacional		14.6

Name of Mutual Fund	Net Asset Value
	(in millions of Ps.)
SuperFondo América		14.3
SuperFondo Europa		7.3
SuperFondo Acciones Brasil		75.0
SuperFondo Latinoamérica		93.3
Total active funds	Ps.	2,628.1
Inactive funds		115.9
Total funds	Ps.	2,744.0

Insurance

We distribute numerous traditional insurance products, including home insurance, life insurance, car insurance and property and casualty insurance as well as more innovative products, such as ATM theft insurance that protects credit and debit cardholders from robbery while using any ATM in the world.  To increase our insurance sales, we have a dedicated, 125-person sales team.  Our line of insurance products, called “Super Seguros,” experienced significant growth during 2010.  As of December 31, 2010, total outstanding insurance policies increased 14%, to 3,294,532, compared to December 31, 2009, and total insurance commissions increased 20% in 2010 compared to 2009.  In 2010, commissions related to lending activities increased 10%, and commissions related to open-market policies, such as life insurance policies, increased 30% in each case as compared to 2009.

We sell insurance policies underwritten by Santander Río Seguros S.A., which is wholly owned by the Santander Group.  On February 22, 2011, Zurich Financial Services Group, or Zurich, and Banco Santander announced the execution of a memorandum of understanding to enter into a 25-year strategic distribution arrangement in Latin America.  Upon the closing of the transaction, Zurich will acquire a 51% participation in the life insurance, pension and general insurance operations of Banco Santander in Brazil, Mexico, Chile, Argentina and Uruguay, including Santander Río Seguros S.A.  Subject to the relevant regulatory and internal approvals and the terms of the memorandum of understanding, we expect to enter into a long-term agreement for the distribution of such insurance products.

We receive commissions on the insurance policies we sell, but do not assume any of the payout risk with respect to the policyholders.

Small- and Medium-Sized Enterprises

Our Commercial Banking segment also serves the enterprises and corporations that are not global wholesale banking customers.  As of March 31, 2011, we had 116,746 SME customers, of which 5,266 were enterprises and corporations with gross annual revenues over Ps. 20 million, 14,202 were enterprises with gross annual revenues between Ps. 2.5 million and Ps. 20 million and 97,278 were enterprises with gross annual revenues under Ps. 2.5 million.

We offer a wide range of products and services to our SME customers, including:

Commercial loans

Credit demand by SMEs decreased in 2009 but recovered strongly in 2010.  As of March 31, 2011, loans to this segment reached Ps. 5,905 billion, a 60.0% increase over March 31, 2010, representing approximately 27.0% of our total loan portfolio.  We continue to expand our service model to meet the financing needs of businesses throughout the country.  Additionally, we offer diverse financing options to companies in order to strengthen their productive capacities and thereby contribute to the growth of regional economies.  For example, we have used strategies developed for individual customers to systematize the risk approval process for small companies, which has shortened the time for disbursement of loans to these companies.

In addition to short-term loans to finance working capital, we also offer the “Super Préstamo Inversión Pymes” product line, which provides a long-term line of credit to finance capital goods and investments.  This product line is offered with two-to-five year maturities and for amounts between Ps. 250,000 and Ps. 3 million.

In the agricultural sector, which represented 54% of Argentina’s total exports in 2010, we offer financing through the use of the Santander Río Agro Card, which can be used to purchase fertilizers, agrochemicals, seeds, machinery and tools.  Another product tailored to agricultural companies is the Super Pack Agro, which includes a current account, credit and debit cards, overdraft facilities and various financing options.  Moreover, we have recently enhanced our line of agricultural products by partnering with certain suppliers of agricultural products in order to offer our customers access to price discounts and other exclusive benefits offered by such suppliers.

Our leasing lines target SMEs and individuals involved in commercial and business activities.  We provide leasing for mobile goods, such as vehicles, machinery, tractors and technology equipment.  We also provide leasing for immobile assets for commercial use only.  The minimum amount to qualify for a lease starts at Ps. 20,000 and credit approval is required.  These leasing products contribute to medium- and long-term growth of our customers, while offering us lower levels of credit risk and numerous cross-selling opportunities.

Cash Management

We provide a variety of transactional services to our SME customers, such as collections and payments, account balances and other cash management-related activities, through our cash management business.  As of March 31, 2011, we had collections agreements with approximately 5% of our SME customers.  See “—Global Wholesale Banking—Cash Management.”

Foreign Trade

Foreign trade operations have recovered with the improving global economic situation.  We support our SME customers that seek to enter new markets by offering them strategic and logistical support regarding business opportunities abroad.  To support the international operations of our customers, we offer the Online Banking Cash Management system, which allows our customers to follow the status of their foreign trade transactions in real time.  With this service, customers can settle export orders, check liquidation status and track shipping permits that affect their business.

Insurance

We offer a wide range of insurance products designed to mitigate various business risks.  Our standard product protects SME customers from robbery, fire and water damage to their properties or equipments.

For the agricultural sector, our  “Agro Insurance” product gives our customers the option to insure their crops against weather events that can threaten agricultural production.  Our “Hailstone Insurance” product protects customers against damages caused by storms.  In addition, our Hailstone Insurance product offers compensation for additional reseeding and protection from damages caused by fires.

We sell insurance policies underwritten by Santander Río Seguros S.A., which is wholly-owned by the Santander Group.  If and when Banco Santander’s proposed transaction with Zurich closes, Zurich will acquire a 51% participation in Santander Río Seguros S.A.  Subject to the relevant regulatory and internal approvals and the terms of the memorandum of understanding between Zurich and Banco Santander, we expect to enter into a long-term agreement for the distribution of insurance products underwritten by Santander Río Seguros S.A.

We receive commissions on the insurance policies we sell, but do not assume any of the payout risk with respect to the policyholders.

Payroll Services

We offer payroll services to our SME customers.  Our payroll services are designed to ease and optimize the daily operations of our SME customers, thereby reducing the time and cost of administration.  Payroll services also help us to develop relationships with our SME customers’ employees and increase cross-selling opportunities.  As of March 31, 2011, we had 523,126 individual accounts associated with 187,268 SME customers.

Other Services

We offer our SME customers a wide range of deposit alternatives, lines of credit and cash management services, as well as capital markets services and investment banking advisory services.  We design products to meet the specific needs of each customer group, while focusing on the most dynamic sectors of the Argentine economy, such as businesses in the interior of the country.  Our credit policy seeks to identify creditworthy businesses in each industry and to lend only to those borrowers that have a policy of reinvesting a high proportion of their earnings back into the business.  Loans to the middle market are generally secured by collateral.  Through coordination with our Global Wholesale Banking segment, the Commercial Banking segment has been able to obtain new SME customers from among the suppliers and customers of our global wholesale banking customers.

Global Wholesale Banking

We are one of the two leading wholesale banks in Argentina, according to surveys performed by Brain Network, and offer sophisticated financial services and structured solutions to our global corporate customers.  Our Global Wholesale Banking segment serves approximately 300 Argentine and multinational companies, including some of the largest companies in Argentina, as well as their multinational subsidiaries.  Our customers span a range of industries, including the energy and natural resources, telecommunications, financial, construction, infrastructure, agriculture, retail, industrial and service sectors.  This segment also includes our proprietary trading operations.

Our global wholesale banking customers benefit from the breadth of services provided by the Santander Group with its worldwide integrated wholesale banking network, global services solutions and local market expertise.  The Santander Group coordinates its wholesale banking activities through a global account management structure with offices in Europe, the United States and elsewhere in Latin America, which allows it to provide numerous customized, integrated and seamless solutions to its customers.  Coverage of these customers is allocated by industry, and each global corporate customer is assigned a global account officer by the Santander Group and a local account officer in Argentina.  Certain of our Global Wholesale Banking segment’s products and services are also offered to our SME customers.

We offer a wide range of products and services to our global wholesale banking customers.  The following table shows the relative importance of each of the products in the Global Wholesale Banking segment in terms of total income, which includes interest income, fee and commission income, gains/losses on financial assets and liabilities (net) and exchange differences (net), in 2010.

	2010 Total Income(1)(2)		% of Global Wholesale Banking Total Income(1)	% of Commercial Banking and Global Wholesale Banking Total Income(1)
Assets	Ps.	121	14.6%	3.1%
Demand deposits		158	19.1	4.0
Time deposits		21	2.5	0.5
Other liabilities		60	7.2	1.6
Liabilities		239	28.8	6.1
Service charge on deposits accounts		11	1.3	0.3
Transactional services		92	11.1	2.4
Foreign trade		22	2.7	0.6
Other fees		21	2.5	0.6
Net fee income		146	17.6	3.8
Gains on financial assets and liabilities		323	39.0	8.3
Total	Ps.	829	100.0%	21.3%

(1)
Includes net interest income, income from equity investments, income from companies accounted for using equity method, net fee and commission income, net gains on financial assets, net exchange differences and net other operating income.

(2)	In millions of pesos.

Corporate Banking

The corporate banking unit is separated into industry teams, which focus on providing customized solutions for customers in the manufacturing, oil and gas, automotive, food and beverage, mining and agriculture, retail, financial and public sectors, among others.  Each industry team is supported by a group of corporate officers and offers all of our global wholesale banking products and services.

Our business model in corporate banking is based on four pillars: (i) coverage by economic sector; (ii) a complete product offering (from basic account services to the most sophisticated financial products and services); (iii) the international presence of the Santander Group, with special focus in its core markets, Continental Europe, the United Kingdom and Latin America and (iv) the Santander Group’s dynamic risk management policies, which allow us to quickly take advantage of new opportunities.

Loans to global wholesale banking customers represented approximately 23.0% of our total loan portfolio at March 31, 2011.  During the past few years, we have improved our ability to monitor and analyze the various industrial and commercial sectors of the Argentine economy through increased research activities.  We believe our research activities allow us to better assess the various industry sectors and modify our credit exposure accordingly.  Our global wholesale banking loan portfolio is well diversified, with our ten biggest debtors accounting for only 9.6% of our total loan portfolio, as of March 31, 2011, and relatively low risk, with a NPL ratio of 0.3% as of March 31, 2011.

In addition, we offer payroll services to our global wholesale banking customers.  Our payroll services are designed to ease and optimize the daily operations of our global wholesale banking customers, thereby reducing the time and cost of administration.  Payroll services also help us to develop relationships with our global wholesale banking customers’ employees and increase cross-selling opportunities.  For instance, when rendering payroll services to our global wholesale banking customers, we can place an on-site service unit on our customer’s premises and thereby access its employees as a potential new customer base. As of March 31, 2011, we had 196,696 individual accounts associated with 575 global wholesale banking customers.

Global Transaction Banking

Our global transaction banking products and services address our customers’ needs for local and global commercial banking solutions in the areas of cash management, trade finance, correspondent banking and fiduciary services.  This area operates independently from our corporate and investment banking areas as part of the Santander Group’s worldwide corporate cash management strategy.

•
Cash Management.  We provide a variety of transactional services, such as collections and payments, account balances and other cash management-related activities, through our cash management business.  We have the largest cash management unit in Argentina, according to Brain Network, with a market share of 15% of collections and payments, which is one of the Global Wholesale Banking segment’s primary sources of revenues.  We have collections agreements with 60% of our global wholesale banking customers, and we had more than 1.8 million total collections transactions in 2010, representing approximately Ps. 68 billion.  According to Brain Network, we rank second in Argentina in total payments and have payment agreements with 29% of our global wholesale banking customers.  In 2010, we had 850,000 total payment transactions, representing approximately Ps. 34 billion.

•	Trade Finance. We provide a complete range of products and services related to import and export activities, including trade finance, trade services and export credit agency finance. In addition, we recently developed a Global Services web portal, a delivery channel that allows exporters to create, send and control their export collection transactions.

•
Correspondent Banking.  Our international correspondent banking operations include trade financing and funding from correspondent banks.  Our trade financing activities consist of import financing, which generally involves a loan or a letter of credit in the relevant foreign currency of the commercial transaction and export financing, which generally involves pre-export financing and consists of an advance to an exporter in foreign currency.  Import and export financings are offered in U.S. dollars or the relevant foreign currency of the commercial transaction.  We apply the same credit approval process and control policies to our trade financings that we apply to the rest of our lending operations.

•
Custody and Securities Services.  We provide specialized fiduciary services in Argentina to international and domestic investors, including custodians, banks, insurance companies and other companies.  Our products and services include custody services (for equity and fixed income products), local representation for foreign investors, proxy voting, transfer agent services, shareholder services and trustee services, such as corporate trust services and escrow accounts.

Structured Products

We provide a variety of sophisticated and innovative structured products to help our customers, including institutional investors, corporate customers and individuals, manage market risk exposure to foreign exchange and interest rates.  Our market-making activities give us a deep understanding of the market’s needs, which our structured product development teams leverage by offering innovative and timely products and structures to our customers.  These aspects have allowed us to capture significant market share, offer competitive prices to our customers and generate consistent results.

Investment Banking

Our investment banking group is responsible for the areas of debt and equity capital markets, syndicated loans and acquisition finance, mergers and acquisitions, asset and capital structuring, equity investments and project finance.

•
Debt Capital Markets.  We play an important role in Argentine and international debt capital markets for Argentine issuers.  In debt capital markets, we are one of the leading banks in terms of origination and have led more than 19 debt offerings since January 2009, including the offerings by Arcor for $200 million and IRSA for $150 million of its Class II bonds and local issuances for YPF, Toyota Cía. Financiera, Mercedes Benz Financiera and Santander Río, among others.

•
Equity Capital Markets.  We have a strong team ready to capture equity capital market opportunities targeted to international, institutional and retail investors.  We have historically been market leaders and led SOCOTHERM’s initial public offering in November 2006, the first initial public offering in Argentina following the economic and financial crisis of 2001-2002.

•
Syndicated Loans and Acquisition Finance.  Since January 2009, we have structured several important transactions, including syndicated loans of $250 million for YPF, $125 million for Loma Negra and $63 million for Profertil, among others.

•
Mergers and Acquisitions.  Our mergers and acquisitions team provides advisory services on acquisitions, valuations, sales, restructurings and project funding in a range of sectors, such as construction, agriculture, retail, telecommunications, energy, metals and minerals and financial services.  We provide integrated solutions throughout the acquisition process, including financing, structuring and settlement.

•	Asset and Capital Structuring. This area is responsible for capital and asset structuring and carbon finance. In 2008, we received the Latin American Carbon Finance Deal of the Year award from

Project Finance Magazine for our asset and capital structuring work on a greenfield environmental project.

Brokerage

Our brokerage, Santander Río Sociedad de Bolsa, is responsible for the areas of cash equities, equity research, equity derivatives and exchange-traded derivatives.

•
Cash Equities.  We provide cash equities services to foreign and local retail and institutional investors.  Retail investors can execute their purchase orders either through our online banking, 24-hour call center or private banking systems.  More than 20,000 customers trade their equity holdings through our brokerage, which processes an average of more than 600 orders per day.

•
Equity Research.  Our equity research team covers 13 Argentine companies, which represented more than 90% of the total local market capitalization as of March 31, 2011.  Our team is part of the Santander Group’s Latin American equity research group.  Our research services include the publication of research reports and newsletters and organizing conferences, such as the annual Latam Conference in Cancun, Mexico, analyst road shows, company non-deal road shows and investor trips.

Sales

Our sales business offers a variety of treasury products to customers, including institutional investors, corporate customers and individuals.  The global network of the Santander Group, with its strong presence in Europe and Latin America, gives us the ability to offer a wide range of international products as an integrated service for our local customers.  We believe our customer coverage model based on dedicated sales teams for each segment allows us to efficiently provide for the specific needs of our individual customers.  In addition, we have implemented an extensive informational program designed to ensure customers understand the risks involved in the derivatives market.

Proprietary Trading

The proprietary trading area is responsible for the management of our proprietary books and the establishment of a relevant presence as a liquidity provider across all local markets.  In managing our books, we seek to achieve recurrent results for each portfolio while focusing on capital preservation.  The decision-making process is based on market fundamentals and is supported by technical analysis.  In recent years, this process has allowed our proprietary trading activities to provide sustainable results. As of March 31, 2011, our proprietary trading portfolio amounted to Ps. 674 million, of which Ps. 657 million was invested in Central Bank notes.

Proprietary trading desks must comply with risk management policies established by our senior management and also with those applied worldwide by the Santander Group.  All positions and processes are strictly monitored and controlled by specialized market and operational risk teams as well as finance and compliance departments.  Our proprietary trading portfolio has a value-at-risk limit of Ps. 12.0 billion and, as of March 31, 2011, we used 34% of this limit.

Financial Management

Our Financial Management segment is comprised of all other operational and administrative activities that are not assigned to our Commercial Banking or Global Wholesale Banking segments.  These activities mainly include our Financial Management group, which manages our structural GEP, our structural interest rate and liquidity risk, and our ALCO portfolio.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations by Segment for the Three Months Ended March 31, 2011 Compared to the Three Months Ended March 31, 2010—Financial Management.”

Distribution Network

Multi-Channel Distribution Network

Our multi-channel distribution network provides our customers with various banking solutions to meet their needs.  As of March 31, 2011, we had a network of 290 full-service branches, 845 self-service terminals (Rioself), 937 ATMs and we use 2,632 collection centers (Rapipago) located mostly in gas stations, supermarkets and pharmacies, and owned by Gire S.A., a company in which we have a non-controlling interest in conjunction with Citicard S.A., and HSBC Bank Argentina S.A.  In addition, we offer telephone banking and Internet banking options and, as of March 31, 2011, a telemarketing center with 547 employees and 273 phone lines and a telephone hotline, which we refer to as Superlínea, with 308 employees and 224 phone lines.  We also have relationships with retailers and car dealerships throughout the country pursuant to which they promote our credit and debit cards and consumer finance loans to their customers to finance purchases.

According to the Central Bank, our branch network was the second-largest among private-sector banks in Argentina, and our automated terminal network, which includes our ATMs and Rioself terminals, was the second largest among private-sector banks in Argentina, as of December 31, 2010.

The following table shows the growth of our distribution network since 2006.

	As of December 31,					As of March 31,
	2006	2007	2008	2009	2010	2011
Branches	216	241	255	258	282	290
ATMs	637	710	793	832	917	937
Self-service terminals (Rioself)	657	720	762	779	828	845
On-site service units	140	143	154	158	170	168
Telemarketing lines	347	344	344	405	384	471
Telephone hotline (Superlinea) positions	201	260	260	224	224	224
Third-party sales points	97	383	361	336	388	384
Collection centers (Rapipago) (1)	—	2,033	2,260	2,005	2,625	2,632
Internet banking users	214,059	301,263	430,851	550,085	703,303	767,045
Mobile banking users	—	—	—	—	12,200	15,084

(1)	Controlled by Gire S.A., a company in which we have a non-controlling interest in conjunction with Citicard S.A., and HSBC Bank Argentina S.A.

Our distribution strategy aims to increase usage of remote banking options, such as Internet banking and telephone banking, for those transactions that do not require a commercial officer.  In recent years, we also have worked to increase the synergies between our different distribution channels in order to create complementary products and offer our customers a more complete and better service.  For example, we have streamlined our self-service banking platform by installing telephones and computers with Internet access in our branches, which allow customers to easily access Superlinea or use our Internet banking portal while they are at the branch.

Branch Network

As of March 31, 2011, our 290 branches are concentrated in more densely populated regions and are divided in two major regions, which are subdivided into a total of 11 zones, each consisting of approximately 25 branches.  The metropolitan region contains 157 branches and covers the Buenos Aires metropolitan area.  The provincial region contains 133 branches and covers the rural areas in the province of Buenos Aires and the other 20 provinces in which we have branches.  In 2010, we added 24 new branches, of which 17 were a result of our acquisition of BNP Paribas’ retail network in Argentina.

In each of the 11 zones of our branch network, we have two “team leaders” that focus on our largest SME customers in their respective zones, providing those customers individualized attention and products that best satisfy their financial needs.  We have also created a business unit to serve a select group of SME customers with more sophisticated banking services requirements.  This unit currently serves 200 SME customers, many of which have gross annual revenues over Ps. 60 million.  In addition, in each zone, we have an enterprise center, managed by five enterprise officers, each of whom is responsible for managing the individual portfolio of up to ninety additional SME customers.

The following map shows the distribution of our branch network as of December 31, 2010.

Branch Network as of December 31, 2010

We also have 12 offices in the City of Buenos Aires and other major cities, such as Córdoba, Santa Fe and Mar del Plata, dedicated to serving our private banking customers.

ATM Network

We had the second-largest ATM network among private-sector banks, according to the Central Bank, with 917 ATMs throughout the country as of December 31, 2010.  As of March 31, 2011, we had 937 ATMs.  In 2010, our availability index, which is the percentage of attempted cash withdrawal transactions that were successfully completed, was 95.2%, the highest among private-sector banks with more than 500 ATMs, according to the Central Bank.  In addition, Banelco has recognized our ATM network for having the highest availability rates in Argentina in each of the last four years.  We have recently started to use our ATM network to sell loans, insurance and account upgrades.  We have also begun to deploy new ATMs that are capable of providing additional services, such as automated bill recognition and the digitalization of checks, in order to further increase our operating efficiency in cash management transactions.

Self-Service Terminals (Rioself)

Rioself is a service provided through automated self-service terminals located at our branches. These terminals accept deposits, payments, investments, requests and account inquiries and provide an efficient and low-cost method of processing a large number of our banking transactions.

On-Site Service Units

We offer transactional banking services to our SME and other corporate customers and their employees through our 168 on-site service units located on their premises as well as in hospitals and universities.   Our on-site service units are staffed by our employees and are generally the exclusive point of sale at the premises.  We believe that the presence of staffed on-site service units at the offices of our customers strengthens our relationships with them and builds customer loyalty with those individuals who benefit from the convenience of conducting transactional banking at their workplace. We believe that on-site service units are an important, low-cost and low-risk way of expanding and maintaining our customer base.

Telemarketing Center

We have a telemarketing center with 477 employees and 273 phone lines, which we use as a cost-efficient distribution channel for lower-margin products that we offer primarily to middle- and low-income customers as a way to increase the penetration of our products.

Phone Hotline (Superlinea)

In 2010, our phone banking centers received more than 27 million calls from our customers, of which 79% were managed by the automated self-service system and the remaining 21% required the participation of a Superlinea commercial officer.

Third-party Non-Traditional Distribution Channels

As of March 31, 2011, we had relationships with retailers and car dealerships with a total of 384 sales points pursuant to which they promote our credit cards and consumer finance loans to their customers to finance purchases. We believe this distribution channel provides an opportunity to access and cross-sell to customers without established banking relationships.  The sales points promote the relevant product to the customer, but we undertake the credit risk analysis and retain the right to reject any application. In the event the application is approved, we pay the sales point a commission based on the amount of new credit cards issued and on the size and yield of new consumer finance loans issued.

Collection Centers (Rapipago)

We use a total of 2,632 Rapipago centers, as of March 31, 2011. Rapipago centers accept bill payments for public and private services, such as credit cards, insurance policies, automotive loans, utilities and universities, as well as income taxes.  Rapipago centers are located mostly in gas stations, supermarkets and pharmacies.  Rapipago is owned by Gire S.A., a company in which we have a non-controlling interest of 58% in conjunction with Citicard S.A. and HSBC Bank Argentina S.A.

Internet Banking

In 2010, our Internet banking system was used by an average of 861,000 customers per month, which resulted in 15.3 million transactions, representing approximately Ps. 18 billion, and 295 million consultations, such as balance and statement summaries.  Our Internet banking system has been recognized as the best Internet banking system in Argentina by Global Finance for eight consecutive years.

Mobile Banking

In 2010, over 12,200 customers used our mobile banking platform to perform over 37,000 transactions, representing increases of 88% and 130%, respectively, in terms of customers and transactions compared to 2009.  Although currently not a significant distribution channel, we believe it targets high-income individuals and may grow as smartphones’ share of the Argentine mobile phone market increases.

Sales Force

Our sales force complements our multi-channel network and had 159 sales agents as of March 31, 2011.  The sales force team visits SME customers with payroll agreements, offers our products to their employees and enrolls new individual customers in our payroll accounts.  We actively work on setting up direct deposit systems with companies so that their employees’ wages are deposited directly into savings accounts with us, which increases our customer base and provides a large and stable supply of deposits.

Customer Relationship Management

Our CRM system enhances the productivity of our Commercial Banking unit and the effectiveness of our sales force.  Our CRM system is used as the front-end in our branch network and other points of sale and allows us to offer targeted products to our customers at each point of sale. Once the customer shows up through any channel, their visit is recorded in the CRM software, which then gives our commercial officer all the necessary information to take full advantage of the contact with the customer, providing accurate information about the customer, such as income segment, customer profitability, financial position and current products that may be attractive to the customer and meet such customer’s needs. Our CRM system also allows us to remotely and objectively monitor our customer service performance from our headquarters in real time by tracking numerous metrics, such as wait time and the seniority of the attending branch officer, which helps us ensure adequate staffing levels and that customers are being attended to in accordance with our customer service policies.  Our CRM system is an essential component to how we manage our operations. In addition, we utilize Ebook, a retail management information system.  The data we collect through the CRM system helps quickly us identify customer trends and convert them into cross-selling opportunities. Our Ebook system allows our retail business managers to follow the detailed evolution of our products and services from different perspectives and metrics.

Programa Universidades (University Program)

In line with the global strategy of Santander Group, we have developed an in-depth relationship with Argentine universities.  Through Programa Universidades, we work with 62 of the 115 universities in Argentina.  As of March 31, 2011, we had approximately 291,036 university customers, including teachers, students and administrative employees.  We partner with universities to encourage entrepreneurship, academic achievement, interaction between universities and the private sector to promote competitiveness and regional development, investment projects and technology and infrastructure improvements.  Through Programa Universidades, we hope to strengthen our presence in the professional labor market by developing early relationships with future middle- and high-income individuals.

Marketing

Direct marketing of our products is one of our core strategies and has helped drive growth in recent years.  We advertise specific products, such as credit cards and personal loans, through newspapers, magazines, television, radio and cinema as well as through our branch network.  We focus on advertising innovative products to contribute to our brand positioning as a creative and innovative bank.  Our brand has a significant advantage in “top-of-mind” status, achieving that status in approximately 20% of banking customers compared to 13% for our next closest competitor, according to separate studies conducted by Brain Network and Millward Brown Optimor.  In addition, according to comparison surveys conducted by Millward Brown Optimor, 25% of non-Santander Río customers would choose us if they had to choose another bank, significantly better than our competition.

In 2007, the Santander Group launched a worldwide campaign celebrating its 150th anniversary, and we replaced the Banco Río de la Plata brand with the Santander Río brand.  To further strengthen our brand awareness, in 2007 we adapted our visual communication, properties and equipment to more closely resemble those of other entities of the Santander Group. The Santander brand continues to be central to our advertising campaigns.

Our marketing efforts are supported by a sophisticated database that allows us to identify and promote cross-selling opportunities, which we distribute through our call centers and Internet banking portal.  Upon the completion of a marketing campaign, we review its success in order to identify developing trends.

One of our most successful strategies has been to offer discounts and interest-free purchases when customers use our credit cards at over 1,000 participating merchants, including major retailers such as Carrefour, Garbarino and Village.  We also offer more extensive discounts for limited periods of time in conjunction with specific retailers, primarily clothing stores, through our “Super Club” loyalty program.

We also benefit from the Santander Group’s sponsorship of various global and Latin American sporting events.

Technology

We continuously invest in new technology and the maintenance of our existing equipment and infrastructure in order to improve our value proposition to our customers, increase our efficiency and support business growth.  We believe that proper management of technology is key to the proper management of our business.  Our modern technology platform is interconnected with the platform of the Santander Group, which enables us to provide seamless worldwide coverage to our customers.

We have implemented an information technology, or IT, governance model focused on helping us achieve our business objectives.  Through our IT governance model, we identify those IT investments aligned with our strategy and business plan, and we use ISBAN, the Santander Group’s banking technology subsidiary, to execute such IT projects and manage suppliers.  This model enables us to leverage our global scale and capture the benefits of outsourcing (including consolidation, shared capability, scale, exchange of best practices and simplified governance), without the risk of losing control of core activities.

Our IT architecture is the central pillar of our banking operations.  It is based on Altair, the Santander Group’s core banking IT system.  Our focus is to serve our customers on a global scale, under an architecture that is uniquely customer-centered, provides business support and increases the efficiency of our processes, all within a framework of security and regulatory compliance.  As of March 31, 2011, our IT infrastructure consisted of 371 software applications, 96 Oracle databases, 90 DB2 databases, 884 servers and 7,752 work stations.

Competition

Our competition primarily includes public-sector banks, cooperative banks and private-sector banks, which are sub-divided into foreign-owned and domestic-owned banks.  Through our various product offerings, we also compete with insurance providers, credit card issuers and asset managers, among others.  We compete on the basis of price, convenience, service, product offerings and reputation.  For more information about our competition, see “The Argentine Banking Industry.”

Environmental Matters

To the best of our knowledge, there are currently no international, federal, state or local environmental laws, rules or regulations that will materially affect our results of operations or our position with respect to our competitors.  However, possible future environmental laws may adversely affect our operating results.

Charitable Activities/Social Development

Social Development

We contribute to numerous social programs that promote the development of our communities.  In 2010, we contributed Ps. 2.3 million to these social programs.  We make our contribution through our Corporate Social Responsibility Program, or CSR, which promotes education and diversity and provides assistance to more vulnerable members of the population.  CSR contributes to our policy of seeking balanced economic and social development.

We believe that education is an engine for social development, which provides equal opportunity to all community members.  We strengthen our connections with higher education institutions through Programa Universidades, under which we help encourage entrepreneurship, academic achievement, interaction between universities and the private sector to promote competitiveness and regional development, investment projects and technology and infrastructure improvements. Additionally, we provide financial aid and scholarship programs to help reduce the dropout rate of students in elementary schools and high schools who are from low-income families.

In order to help meet the basic needs of the communities in which we operate, we have developed strategic alliances with non-governmental organizations such as the Un Techo para mi País, or the A Roof Above My Head program or UTPMP, Banco de Alimentos, or food bank, and ALPI, a charitable group dedicated to serving those with motor speech impediments.  Since 2008, we have built 36 houses in four different provinces through UTPMP, and more than 360 employees have participated in UTPMP programs.

In addition to our diversity policy, we support the entrepreneurship culture by promoting employment generation and micro-enterprises development.  Our Ideas Que Dan Trabajo, or Ideas that Provide Work, program finances sustainable micro-projects sponsored by our employees.  For selected projects, the program provides the employees with the start-up capital to purchase needed equipment and supplies.

Environmental Sustainability

We are committed to environmental sustainability in our processes, products and services, which we believe is crucial to our business growth in the long term.  We implement various processes to reduce the environmental impact of our operations.  We use environmental-friendly installations, branches and offices, and we developed Resources Rationalization Programs, especially for non-renewable energies, to reduce our environmental footprint.  We also use specialized companies to constantly measure our consumption of water, gas, fuel and electricity, which allows us to adopt policies to reduce our environmental footprint.

We are also implementing the “Bank without Papers” program.  Under this program we expect to reduce considerably the use of paper in our internal processes.  We are also actively encouraging our customers to use our online banking service in order to save paper printouts of accounts and credit card statements.  We also adhere to the Zero Trash Law, Law No. 1,854, of the City of Buenos Aires, under which we promote trash recycling programs.

Intellectual Property

In Argentina, ownership of trademarks can be acquired only through a validly approved registration with the Instituto Nacional de Propiedad Industrial, or National Institute of Intellectual Property or INPI, the agency responsible for registering trademarks, patents and designs in Argentina.  After registration, the owner has exclusive use of the trademark in Argentina for ten years.  Trademark registrations can be renewed indefinitely for additional ten-year periods, if the registrant proves that it has used such trademark within the last five years.

All our material trademarks are registered or have been submitted to INPI for registration by the Santander Group or us.  Particularly, the trademark “Santander Río” is owned by us.  The trademarks “Santander” and “Banco Santander” are not owned or registered by us.  We also have granted a license to use the “Santander Río” brand to other Santander Group companies that operate in Argentina, such as Santander Río Asset Management S.A., Santander Río Sociedad de Bolsa S.A., Santander Río Trust S.A., Santander Río Servicios S.A. and Santander Río Seguros S.A.

We own the principal domain names used in our business, which includes www.santanderrio.com.ar.

Employees

As of March 31, 2011, we had 6,402 full-time employees, an increase of 9.8% since March 31, 2010, and 81% of our employees work in commercial areas.  The Argentine Banking Employees’ Union represented 394, or 6.1% of our full-time employees as of March 31, 2011.

Although the Argentine Banking Employees’ Union represents only 6.1% of our employees, we generally offer the same employment terms to our non-union employees.  In the event of a potential conflict with our banking employees and/or the Argentine Banking Employees’ Union, negotiations are conducted individually by the banking industry’s associations, including the Asociación de Bancos de la Argentina, or Argentine Banking Association.  Each year during the period of collective bargaining, all financial institutions in Argentina revise their salary structures and the Argentine Banking Employees’ Union negotiates each financial institution’s employee salaries within the framework of the global collective bargaining agreement between the Argentine Banking Employees’ Union and the banking industry’s associations.  In the last 10 years, we have not suffered significant losses caused by strikes, and our management believes that we maintain good relations with our employees and the Argentine Banking Employees’ Union.

We have a profit-sharing plan with our employees based on predetermined annual performance targets for our operating and financial results.  We believe our levels of remuneration, benefits, working conditions and other allowances are generally competitive with those offered in Argentina by other large banks and enterprises.

We have implemented various programs to promote the professional development of our employees and to create a supportive and nurturing work environment.  In 2010, we were ranked as the best place to work among Argentine companies with more than 1,000 employees by the Great Place to Work Institute.  We were also recognized as a “Family Friendly Company” by Austral University.

Properties

The following table sets forth selected information for our principal properties as of March 31, 2011.

	Rented	Owned	Granted by Client(3)	Total
Administrative buildings	3	3	—	6
Branches	135	160	—	295
On-site service units at universities(1)	—	—	39	39
On-site service units at client(2)	49	—	113	162
Total	187	163	152	502

(1)	Includes 24 locations without ATMs.

(2)	Includes five locations not active as of March 31, 2011 because they were being remodeled.

(3)	We are allowed to operate at these client locations, such as office buildings and university campuses, free of charge in exchange for providing services to their employees and students.

Insurance

We believe that our policy regarding insurance coverage is consistent with the nature of our operations, the risks to which we are exposed in carrying out our business activities and the standards applied throughout our industry.  We have entered into contracts for the provision of property insurance and banker’s blanket bond insurance, among others, that contain standard market terms for each type of risk.  Our main insurers are Mapfre, Zurich and La Meridional.  Our management and insurance consultants consider the insurance coverage provided and amounts payable under these contracts to be sufficient and adequate; however, our insurance coverage may be insufficient to cover potential future losses.

Legal Proceedings

We do not record contingency provisions when the risk of loss is remote. When there is a probable risk of loss, we usually attempt to reach settlement with the counterparty.  In cases where we litigate a claim, we record a provision for our best estimate of the probable loss based on historical data for similar claims. We record provisions on a case-by-case basis based on the analysis and legal opinion of internal and external counsel.  Based on the provisions we have recorded and the legal opinions we have been provided, we believe that any liabilities related to such lawsuits or proceedings will not have a material adverse effect on our financial condition or results of operations.

Consumer Lawsuits

Various consumer associations, claiming to act on behalf of consumers, have initiated mediation processes and demandas colectivas (suits similar to class actions) against us and other banks under the Consumer Protection Law, seeking reimbursement for certain fees, commissions, charges and interest, which they allege were charged to the banks’ customers and collected incorrectly over a period of years, and an injunction barring the collection of such fees, commissions, charges and interest.  Class action lawsuits, such as exist in the United States, are not contemplated under the Argentine legal framework; however, demandas colectivas have been admitted by courts under certain circumstances pursuant to the Consumer Protection Law.  These claims were brought against us for unspecified amounts.  Although we have not admitted to any wrongdoing in connection thereof, we have settled certain of these claims in the last two years, primarily in exchange for reimbursements and changes to some of our business practices, including the manner in which we charge and provide notice of our fees and commissions.  As of the date of this prospectus, six “demandas colectivas” remain pending against us.  We have filed defenses in four of the suits, two of which are in the evidentiary stage.  One claim has been dismissed by the court and is currently on appeal by the plaintiff.  The remaining suit is in the preliminary stage.  We have made provisions in respect of these cases as part of our general provision for legal liabilities in accordance with our and our external counsel’s estimates of the probable outcomes.  However, if any of these cases were to be decided against us, it could have a material adverse effect on our results of operations.

Foreign Exchange Reporting Proceedings

We are subject to various Central Bank proceedings, including those based on alleged breaches of foreign exchange reporting obligations. In the most significant one, the Central Bank initiated an administrative proceeding against us and some of our executives and directors based on an alleged breach of certain foreign exchange reporting regulations related to our having reported as “cumplida”, or fulfilled, an oil and gas exporter’s repatriation of its foreign currency export proceeds during 2002.  The proceeding has not yet reached the evidentiary stage.  We believe the probability is remote due to legal precedents and our defenses; however, if it is determined that we did not comply with the reporting obligations, we and such executives may be subject to penalties, including fines, which could have an adverse effect on our results of operations.

Other Proceedings

In addition to the matters described above, we are or may be from time to time subject to certain claims and parties to certain legal proceedings, including claims brought by the Central Bank, CNV or UIF, that are incidental to the normal course of our business, including in connection with our lending activities, relationships with our employees and other commercial or tax matters. In view of the inherent difficulty of predicting the outcome of legal matters, particularly where the claimants seek very large or indeterminate damages, or where the cases present novel legal theories, involve a large number of parties or are in early stages of discovery, we cannot state with confidence what the eventual outcome of these pending matters will be, what the timing of the ultimate resolution of these matters will be or what the eventual loss, fines or penalties related to each pending matter may be. We believe that we have made adequate reserves related to the costs anticipated to be incurred in connection with these various claims and legal proceedings and believe that liabilities related to such claims and proceedings should not have, in the aggregate, a material adverse effect on our business, financial condition, or results of operations. However, in light of the uncertainties involved in such claims and proceedings, the ultimate resolution of these matters may significantly exceed the reserves currently accrued by us; as a result, the outcome of a particular matter may be material to our operating results for a particular period, depending upon, among other factors, the size of the loss or liability imposed and our level of income for that period.

Risk Management

Overview

Our operations are subject to a variety of risks, and managing these risks appropriately is crucial for our growth and profitability.  Our risk management strategy supports our management by developing the tools and processes required to identify and respond to these risks.  To manage these risks, we have incorporated the Santander Group’s worldwide risk management platform into various levels of our organization.

Our risk management strategy has the following responsibilities:

•
Establish policies and procedures for identification, approval, measurement, analysis, control, recovery management and reporting of risks in accordance with our business strategy, culture and risk tolerance.

•	Support our board of directors’ determination of the appropriate culture and risk tolerance based on our business strategy.

•
Review regularly the economic activity of our major customers, the geographic areas of their operations and their respective risk exposures to ensure that their risk levels are within our limits and meet our objectives.

•	Report to the board of directors and the appropriate committees on our risk exposure and anticipate possible deviations and propose modifications as required.

Organizational Structure and Functions

Our Risk Management is structured around an organizational model where responsibilities are defined by the type of risk.

The organization chart is as follows:

Credit Risk Management

Our credit approval processes primarily apply to our retail lending and wholesale lending activities.

Our loan acceptance policy is tailored to our two types of loans: standardized loans and portfolioed loans.  Standardized loans are loans that carry a total risk exposure of less than Ps. 750,000, whereas portfolioed loans carry a total risk exposure of more than Ps. 750,000.

Acceptance of Standardized Loans

For standardized loans, credit requests are analyzed by a credit approval system, which evaluates the applicant’s risk profile, payment capacity, the coverage of the guarantee offered, if applicable, and the probability of the occurrence of events that might make it difficult or impossible for the applicant to repay the proposed loan.  The credit approval process also weighs demographic characteristics and payment capacity in light of the nature and conditions of the proposed loan using a proprietary credit scoring system.  This system evaluates each application based on a set of internal and external characteristics, such as nationality, age, length of employment, credit history and profession, which historically have been predictive of customer behavior.  The system enables us to handle each standardized loan application in a uniform and objective manner.

The specific lending policies that apply to standardized loans are analyzed, promulgated and reviewed by the management team.  The policy committee and business area formalize these rules, which are subsequently published in the Risk Manual.

Standardized loans are extended to three types of customers, individuals and SMEs with credit exposure of up to Ps. 200,000 and SMEs with credit exposure between Ps. 200,000 and Ps. 750,000.

Individuals

Our standardized loan risk assessment procedures involve evaluating the loan application, assigning a risk level and monitoring the portfolio for the likelihood of default.  These models are applied both at the stage of admission and as we monitor our loan portfolio.  The decision models are periodically checked in order to verify their effectiveness.

When a customer submits a loan application, we use an automated evaluation system that processes the data entered through the different sales channels, including analysis of the applicant’s income level, verification of the applicant’s financial history and assessment of the applicant’s repayment ability, data which we consider to be predictive of customer behavior.

Once an application passes the automated evaluation system, the application is evaluated by a credit committee, which is composed of members drawn from the business area, using a loan matrix approved by management.  The membership of the committee reviewing the loan application will vary depending upon the size of the proposed loan.  Higher loan amounts are subject to review by more senior members of management.  For example, individual loans up to Ps. 150,000 may be approved by authorized branch personnel after passing the automated credit scoring process.  By contrast, individual loans over Ps. 500,000 require approval from the lead risk manager and the lead commercial banking manager.

SMEs with credit exposure of up to Ps. 200,000

A similar review process is used for SMEs with credit exposure up to Ps. 200,000.  Depending on the amount and tenor of the loan, the SME’s application will undergo different levels of review.  Loans for up to 30 days for customers with credit exposure up to Ps. 10,000 may be approved by an authorized branch personnel.  By contrast, SMEs loans between Ps. 10,000 and Ps. 200,000 are only approved by authorized branch personnel after passing the automated credit scoring process.

A rejected individual or SME application may be reconsidered by the credit committee, which is responsible for admission and monitoring.  This reconsideration process involves evaluating supporting documentation that provides additional information to assist the analyst in deciding whether we should enter into the transaction.

Once the loan has been extended, we develop individualized portfolios depending on the credit quality of the customer in order to assess the likelihood of default, identify ways to expand the relationship or mitigate credit risk, as necessary.

SMEs with credit exposure between Ps. 200,000 and Ps. 750,000

For standardized loans with credit exposure between Ps. 200,000 and Ps. 750,000, we evaluate qualitative and quantitative information about the applicant.  The qualitative information evaluated includes the applicant’s industry, shareholders, management, relationship with financial entities and overall demand for the loan product.  From a quantitative perspective, we review the applicant’s financial statements, sales figures and outstanding indebtedness.

A credit analyst then assigns a risk rating based on our internal credit rating model.  The final decision to extend the loan is made by a credit committee, comprised of individuals from the business and risk areas.  The level of review by the credit committee is determined by the type of loan, the amount of risk exposure, maturity and the guarantee provided.

Once a loan has been extended, our systems monitor the loan portfolio to identify warning signs that the borrower may encounter difficulties repaying the loan.  The early detection of troubled borrowers allows us to take more effective measures to mitigate the risk of default.

Acceptance of Portfolioed Loans

The portfolioed loan department manages loan applications in excess of Ps. 750,000 and is in charge of monitoring loan in the Commercial Banking and Global Wholesale Banking segments that require an individual analysis based on an assumed risk level.

For portfolioed loans, an individual risk analyst is assigned to a customer or business group whose total risk exposure exceeds Ps. 750,000.  Initially, a business officer assesses the applicant’s profile and presents the applicant’s information to a risk analyst, who then assigns a risk rating based on our internal credit rating model, verifying the applicant’s repayment capacity indicators, such as projected cash flows and financial history and evaluates the economic sector in which the applicant operates.

This evaluation uses qualitative information about the applicant, including industry, shareholders, management, products, customers and relationship with financial entities, and quantitative data, including financial statements, sales figures and outstanding indebtedness.  Our credit department is involved in this process from the start and contributes to the preparation of the final offer to the applicant.

The final decision to extend the loan is made by the credit committee, which is comprised of individuals from the business and risk areas.  The level of review by the credit committee is determined by the type of loan, the amount of risk exposure, maturity and the guarantee provided.

Applications with risk exposure above Ps. 40 million, after being approved by central committee, require additional review by the Chairman of our board of directors.

Portfolioed loans, once approved, are closely monitored based on the following guidelines:

•	Client Monitoring: individually detects warning signs of repayment issues and, where appropriate, based on the risk classification, implements more intense monitoring.

•	Portfolio Monitoring: analyzes a cross-section of loan portfolios and identifies sectors that are likely to result in non-performing loans.

•	Process Monitoring: ensures the operation of credit risk management infrastructure and processes.

Collections Department

Our collection strategies depend on the delinquency of the payment and whether the loan is standardized or portfolioed.

Standardized Customers

Under 90 days past due

For standardized loans, the collections department divides the portfolio according to the delay (ranging from 30 to 90 days) and the amount involved.  If the outstanding amount is under Ps. 25,000, we contact the customer telephonically.  If the outstanding amount is higher than Ps. 25,000, our branch network works with the customer directly.  These strategies are supplemented by various modes of contact, including mobile text messages, email messages, pre-recorded phone messages, internet banking alerts, phone banking messages, ATM alerts and bank cashier alerts.

Our goal is to recover the money owed on the originally agreed terms.  If we determine that this is not possible, we prioritize the customer relationship and may restructure the loan terms to fit the customer’s repayment capacity.

Over 90 days past due

At this stage of the process, through quantitative analysis, different collection strategies, such as initiating legal action, or continuing to pursue non-judicial options are employed depending on the terms of the guarantees and the amounts involved.

The delinquency of the loan and the information received from legal studies and external collection agencies, allow us to review our strategies on a recurring basis, seeking to tailor a solution to the debtor’s situation, in accordance with the policies defined in the Risk Manual.

Non-judicial options may be pursued for up to 270 days (three stages of 90 days). For each 90-day stage, the portfolio is assigned to a different account manager who employs different collection strategies.

Information on successful and unsuccessful collection strategies is regularly evaluated and integrated into the loan evaluation process.

Portfolioed Customers

Under 90 days past due

During this stage, the customers are managed individually by a portfolioed credit analyst and business officers under the supervision of the collection department.

Over 90 days past due

At this stage, the customers are also managed individually with specific action plans designed for each case by a recovery officer.

SELECTED STATISTICAL INFORMATION

The following information for Santander Río is included for analytical purposes and is derived from, and should be read in conjunction with, the financial statements contained elsewhere herein as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Average balance sheet data has been calculated based upon the average of the sum of the month-end balances for each month in the applicable period. Average income statement and balance sheet data and other related statistical information have been prepared on a consolidated basis.  We believe that the average data set forth herein accurately reflect in all material aspects our financial condition and results of operations at the date and for the periods specified.

The selected statistical information set forth below includes information at and for the years ended December 31, 2006, 2007 and 2008 derived from financial statements prepared in accordance with Argentine Banking GAAP.  See “Presentation of Financial and Other Information.”  Because of the material differences in criteria and presentation between Argentine Banking GAAP and IFRS, such information is not comparable with the selected statistical data as of and for the years ended December 31, 2009 and 2010.  For a discussion of such differences, see note 47 to our consolidated financial statements.

Average Balance Sheet and Interest Rates

The following tables show our average balances and interest rates for each of the periods presented. With respect to the tables below and the tables under “—Changes in Net Interest Income—Volume and Rate Analysis” and “—Assets—Earning Assets—Yield Spread,” we have stated average balances on a gross basis, before netting our impairment losses, except for the total average asset figures, which include such netting and all average data have been calculated using monthly averages. We stop accruing interest on loans once they are more than 90 days past due. All our non-accrual loans are included in the table below under “other loans and credits.”  Since 2006, our average yield on loans to individual customers has been greater than our overall average yield on loans.  Additionally our average yield on loans to SME customers, while less than our overall average yield on loans, has been greater than our average yield on loans to global wholesale banking customers.

Average Balance Sheets, Income from Interest-Earning
Assets and Interest on Interest-Bearing Liabilities

	IFRS
	For the three months ended March 31,
	(in thousands of pesos, except percentages)
	2010					2011
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
Cash and balance with the Central Bank
Pesos	Ps.	624,912	Ps.	14,563	9.3%	Ps.	1,416,507	Ps.	9,374	2.6%
U.S. dollars(1)		1,489,207		33	—		1,570,882		77	—
Total	Ps.	2,114,119	Ps.	14,596	2.8%	Ps.	2,987,389	Ps.	9,451	1.3%
Loans and advances to credit institutions
Pesos	Ps.	307,543	Ps.	13,635	17.7%	Ps.	381,574	Ps.	13,316	14.0%
U.S. dollars(1)		238,964		28	—		357,179		118	0.1
Total	Ps.	546,507	Ps.	13,663	10.0%	Ps.	738,753	Ps.	13,434	7.3%
Loans and receivables — Private Sector
Pesos	Ps.	12,648,114	Ps.	607,753	19.2%	Ps.	17,794,291	Ps.	799,402	18.0%
U.S. dollars(1)		2,053,932		23,465	4.6		3,529,919		26,734	3.0
Total	Ps.	14,702,046	Ps.	631,218	17.2%	Ps.	21,324,210	Ps.	826,136	15.5%
Loans and receivables — Public Sector
Pesos	Ps.	121,852	Ps.	9,874	32.4%	Ps.	34,417	Ps.	2,087	24.3%
Total	Ps.	121,852	Ps.	9,874	32.4%	Ps.	34,417	Ps.	2,087	24.3%
Debt instruments
Pesos	Ps.	3,264,720	Ps.	100,043	12.3%	Ps.	3,160,201	Ps.	103,703	13.1%
U.S. dollars(1)		13,343		—	—		25,713		—
Total		3,278,063		100,043	12.2%		3,185,914		103,703	13.0%
Taxes on gross revenue			Ps.	(42,085)				Ps.	(59,400)
Total Interest-earning assets
Pesos	Ps.	16,967,141	Ps.	703,783	16.6%	Ps.	22,786,990	Ps.	868,482	15.2%
U.S. dollars(1)		3,795,446		23,526	2.5		5,483,693		26,929	2.0
Total	Ps.	20,762,587	Ps.	727,309	14.0%	Ps.	28,270,683	Ps.	895,411	12.7%

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

	IFRS
	For the three months ended March 31,
	(in thousands of pesos, except percentages)
	2010				2011
	Average balance		Interest	Average nominal rate	Average balance		Interest	Average nominal rate
Cash and balance with the Central Bank and loans and advances to credit institutions
Pesos	Ps.	2,609,725			Ps.	2,844,378
U.S. dollars(1)		1,923,298				2,107,812
Total	Ps.	4,533,023			Ps.	4,952,190
Impairment losses
Pesos	Ps.	(366,282)			Ps.	(313,895)
U.S. dollars(1)		(39,521)				(59,614)

	IFRS
	For the three months ended March 31,
	(in thousands of pesos, except percentages)
	2010					2011
	Average balance			Interest	Average nominal rate	Average balance			Interest	Average nominal rate
Total	Ps.	(405,803)				Ps.	(373,509)
Tangible assets
Pesos	Ps.	606,482				Ps.	779,562
Total	Ps.	606,482				Ps.	779,562
Intangible assets
Pesos	Ps.	37,086				Ps.	109,356
Total	Ps.	37,086				Ps.	109,356
Other non interest-earning assets
Pesos	Ps.	819,629				Ps.	815,761
U.S. dollars(1)		61,783					96,083
Total	Ps.	881,412				Ps.	911,844
Total non interest-earning assets
Pesos	Ps.	3,706,640				Ps.	4,235,162
U.S. dollars(1)		1,945,560					2,144,281
Total	Ps.	5,652,200				Ps.	6,379,443
Total average assets
Pesos	Ps.	20,673,781	Ps.	703,783	13.6%	Ps.	27,022,152	Ps.	868,482	12.9%
U.S. dollars(1)		5,741,006		23,526	1.6		7,627,974		26,929	1.4
Total	Ps.	26,414,787	Ps.	727,309	11.0%	Ps.	34,650,126	Ps.	895,411	10.3%

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

	IFRS
	For the three months ended March 31,
	(in thousands of pesos, except percentages)
	2010					2011
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
Deposits from credit institutions
Pesos	Ps.	113,033	Ps.	939	3.3%	Ps.	87,605	Ps.	1,438	6.6%
U.S. dollars(1)		108,921		618	2.3		156,233		746	1.9
Total	Ps.	221,954	Ps.	1,557	2.8%	Ps.	243,838	Ps.	2,184	3.6%
Customer deposits — Remunerated demand accounts(2)
Pesos	Ps.	1,761,730	Ps.	6,879	1.6%		—		—	—
Total	Ps.	1,761,730	Ps.	6,879	1.6%		—		—	—
Customer deposits — Saving accounts
Pesos	Ps.	3,570,571	Ps.	49,724	5.6%	Ps.	5,600,465	Ps.	69,779	5.0%
U.S. dollars(1)		2,372,089		89	—		3,650,915		124	—
Total	Ps.	5,942,660	Ps.	49,813	3.4%	Ps.	9,251,380	Ps.	69,903	3.0%
Customer deposits — Time deposits
Pesos	Ps.	4,905,991	Ps.	125,145	10.2%	Ps.	7,177,639	Ps.	186,191	10.4%
U.S. dollars(1)		1,148,040		1,462	0.5		1,298,436		972	0.3
Total	Ps.	6,054,031	Ps.	126,607	8.4%	Ps.	8,476,075	Ps.	187,163	8.8%
Marketable debt securities and other financial liabilities
Pesos	Ps.	298,985	Ps.	8,756	11.7%	Ps.	209,942	Ps.	7,059	13.4%
Total	Ps.	298,985	Ps.	8,756	11.7%	Ps.	209,942	Ps.	7,059	13.4%
Total interest-bearing liabilities

	IFRS
	For the three months ended March 31,
	(in thousands of pesos, except percentages)
	2010					2011
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
Pesos	Ps.	10,645,901	Ps.	191,443	7.2%	Ps.	13,075,651	Ps.	264,467	8.1%
U.S. dollars(1)		3,629,050		2,169	0.2		5,105,584		1,842	0.1
Total	Ps.	14,274,951	Ps.	193,612	5.4%	Ps.	18,181,235	Ps.	266,309	5.9%

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

(2)	In 2010, new Central Bank regulations eliminated this type of remunerated demand accounts. As a result, most of these balances are now maintained as non-remunerated demand accounts.

	IFRS
	For the three months ended March 31,
	(in thousands of pesos, except percentages)
	2010					2011
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
Customer deposits — Demand deposits
Pesos	Ps.	4,562,831				Ps.	8,059,578
U.S. dollars(1)		777,080					933,949
Total	Ps.	5,339,911				Ps.	8,993,527
Other liabilities
Pesos	Ps.	2,319,424				Ps.	2,546,266
U.S. dollars(1)		1,043,703					958,066
Total	Ps.	3,363,127				Ps.	3,504,332
Shareholders’ equity
Pesos	Ps.	3,436,798				Ps.	3,971,032
Total	Ps.	3,436,798				Ps.	3,971,032
Total non interest-bearing liabilities and shareholders’ equity
Pesos	Ps.	10,319,053				Ps.	14,576,876
U.S. dollars(1)		1,820,783					1,892,015
Total	Ps.	12,139,836				Ps.	16,468,891
Total liabilities and shareholders’ equity
Pesos	Ps.	20,964,954	Ps.	191,443	3.7%	Ps.	27,652,527	Ps.	264,467	3.8%
U.S. dollars(1)		5,449,833		2,169	0.2		6,997,599		1,842	0.1
Total	Ps.	26,414,787	Ps.	193,612	2.9%	Ps.	34,650,126	Ps.	266,309	3.1%

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

	IFRS
	For the year ended December 31,
	(in thousands of pesos, except percentages)
	2009					2010
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
Cash and balance with the Central Bank
Pesos	Ps.	989,388	Ps.	91,187	9.2%	Ps.	469,137	Ps.	38,020	8.1%
U.S. dollars(1)		1,699,679		659	—		1,617,742		204	—
Total	Ps.	2,689,067	Ps.	91,846	3.4%	Ps.	2,086,879	Ps.	38,224	1.8%
Loans and advances to credit institutions
Pesos	Ps.	281,578	Ps.	50,301	17.9%	Ps.	318,991	Ps.	49,367	15.5%
U.S. dollars(1)		192,493		61	—		297,990		393	0.1
Total	Ps.	474,071	Ps.	50,362	10.6%	Ps.	616,981	Ps.	49,760	8.1%
Loans and receivables — Private Sector
Pesos	Ps.	12,136,526	Ps.	2,552,402	21.0%	Ps.	14,592,128	Ps.	2,684,385	18.4%
U.S. dollars(1)		1,820,576		125,053	6.9		2,392,793		92,657	3.9
Total	Ps.	13,957,102	Ps.	2,677,455	19.2%	Ps.	16,984,921	Ps.	2,777,042	16.4%
Loans and receivables — Public Sector
Pesos	Ps.	176,905	Ps.	45,052	25.5%	Ps.	70,338	Ps.	30,566	43.5%
Total	Ps.	176,905	Ps.	45,052	25.5%	Ps.	70,338	Ps.	30,566	43.5%
Debt instruments
Pesos	Ps.	1,910,365	Ps.	321,495	16.8%	Ps.	2,915,431	Ps.	369,112	12.7%
U.S. dollars(1)		37,628		1,489	4.0		20,518		982	4.8
Total	Ps.	1,947,993	Ps.	322,984	16.6%	Ps.	2,935,949	Ps.	370,094	12.6%
Taxes on gross revenue				(157,545)					(190,353)
Total Interest-earning assets
Pesos	Ps.	15,494,762	Ps.	2,902,892	18.7%	Ps.	18,366,025	Ps.	2,981,097	16.2%
U.S. dollars(1)		3,750,376		127,262	3.4		4,329,043		94,236	2.2
Total	Ps.	19,245,138	Ps.	3,030,154	15.7%	Ps.	22,695,068	Ps.	3,075,333	13.6%

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

	IFRS
	For the year ended December 31,
	(in thousands of pesos, except percentages)
	2009				2010
	Average balance		Interest	Average nominal rate	Average balance		Interest	Average nominal rate
Cash and balance with the Central Bank and loans and advances to credit institutions
Pesos	Ps.	2,250,776			Ps.	3,005,201
U.S. dollars(1)		1,713,123				2,094,945
Total	Ps.	3,963,899			Ps.	5,100,146
Impairment losses
Pesos	Ps.	(308,643)			Ps.	(302,399)
U.S. dollars(1)		(39,618)				(53,734)
Total	Ps.	(348,261)			Ps.	(356,133)

	IFRS
	For the year ended December 31,
	(in thousands of pesos, except percentages)
	2009					2010
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
Tangible assets
Pesos	Ps.	614,284				Ps.	629,705
Total	Ps.	614,284				Ps.	629,705
Intangible assets
Pesos	Ps.	38,888				Ps.	72,019
U.S. dollars(1)		—					—
Total	Ps.	38,888				Ps.	72,019
Other non interest-earning assets
Pesos	Ps.	820,332				Ps.	827,298
U.S. dollars(1)		34,839					70,115
Total	Ps.	855,171				Ps.	897,413
Total non interest-earning assets
Pesos	Ps.	3,415,637				Ps.	4,231,824
U.S. dollars(1)		1,708,344					2,111,326
Total	Ps.	5,183,981				Ps.	6,343,150
Total average assets
Pesos	Ps.	18,910,399	Ps.	2,902,892	15.4%	Ps.	22,597,849	Ps.	2,981,097	13.2%
U.S. dollars(1)		5,458,720		127,262	2.3		6,440,369		94,236	1.5
Total	Ps.	24,369,119	Ps.	3,030,154	12.4%	Ps.	29,038,218	Ps.	3,075,333	10.6%

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

	IFRS
	For the year ended December 31,
	(in thousands of pesos, except percentages)
	2009					2010
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
Deposits from credit institutions
Pesos	Ps.	130,291	Ps.	5,327	4.1%	Ps.	147,993	Ps.	11,040	7.5%
U.S. dollars(1)		145,773		7,909	5.4		135,387		2,810	2.1
Total	Ps.	276,064	Ps.	13,236	4.8%	Ps.	283,380	Ps.	13,850	4.9%
Customer deposits — Remunerated demand accounts
Pesos	Ps.	1,635,969	Ps.	32,679	2.0%	Ps.	440,432	Ps.	9,569	2.2%
Total	Ps.	1,635,969	Ps.	32,679	8.0%	Ps.	440,432	Ps.	9,569	8.7%
Customer deposits — Saving accounts
Pesos	Ps.	2,995,558	Ps.	172,717	5.8%	Ps.	4,185,439	Ps.	240,368	5.7%
U.S. dollars(1)		1,972,469		300	—		2,897,764		418	—
Total	Ps.	4,968,027	Ps.	173,017	3.5%	Ps.	7,083,203	Ps.	240,786	3.4%
Customer deposits — Time deposits
Pesos	Ps.	5,361,435	Ps.	732,463	13.7%	Ps.	5,623,220	Ps.	569,630	10.1%
U.S. dollars(1)		1,238,970		14,336	1.2		1,204,222		4,536	0.4
Total	Ps.	6,600,405	Ps.	746,799	11.3%	Ps.	6,827,442	Ps.	574,166	8.4%
Marketable debt securities and other financial liabilities
Pesos	Ps.	330,693	Ps.	36,074	10.9%	Ps.	150,714	Ps.	18,540	12.3%
U.S. dollars(1)		82,938		5,209	6.3		—		—
Total	Ps.	413,631	Ps.	41,283	10.0%	Ps.	150,714	Ps.	18,540	12.3%

	IFRS
	For the year ended December 31,
	(in thousands of pesos, except percentages)
	2009					2010
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
Total interest-bearing liabilities
Pesos	Ps.	10,453,946	Ps.	979,260	9.4%	Ps.	10,547,798	Ps.	849,147	8.1%
U.S. dollars(1)		3,440,150		27,754	0.8		4,237,373		7,764	0.2
Total	Ps.	13,894,096	Ps.	1,007,014	7.2%	Ps.	14,785,171	Ps.	856,911	5.8%

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

	IFRS
	For the year ended December 31,
	(in thousands of pesos, except percentages)
	2009					2010
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
Customer deposits — Demand deposits
Pesos	Ps.	3,905,621				Ps.	6,634,366
U.S. dollars(1)		576,386					842,659
Total	Ps.	4,482,007				Ps.	7,477,025
Other liabilities
Pesos	Ps.	2,085,601				Ps.	2,457,748
U.S. dollars(1)		1,172,291					933,147
Total	Ps.	3,257,892				Ps.	3,390,895
Shareholders’ equity
Pesos	Ps.	2,735,124				Ps.	3,385,127
Total	Ps.	2,735,124				Ps.	3,385,127
Total non interest-bearing liabilities and shareholders’ equity
Pesos	Ps.	8,726,346				Ps.	12,477,241
U.S. dollars(1)		1,748,677					1,775,806
Total	Ps.	10,475,023				Ps.	14,253,047
Total liabilities and shareholders’ equity
Pesos	Ps.	19,180,292	Ps.	979,260	5.1%	Ps.	23,025,039	Ps.	849,147	3.7%
U.S. dollars(1)		5,188,827		27,754	0.5		6,013,179		7,764	0.1
Total	Ps.	24,369,119	Ps.	1,007,014	4.1%	Ps.	29,038,218	Ps.	856,911	2.9%

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

	Argentine Banking GAAP
	For the year ended December 31, 2008
	(in thousands of pesos, except percentages)
	Average balance		Interest earned (1)(2)		Average nominal rate
Cash and due from the Central Bank
Pesos	Ps.	588,090	Ps.	8,787	1.5%
U.S. dollars(1)		70,982		3,799	5.4
Total	Ps.	659,072	Ps.	12,586	1.9%
Loans and receivables—Private Sector
Pesos	Ps.	11,002,643	Ps.	1,903,341	17.3%
U.S. dollars(1)		2,229,792		134,889	6.0
Total	Ps.	13,232,435	Ps.	2,038,230	15.4%
Loans and receivables — Public Sector
Pesos	Ps.	852,966	Ps.	93,339	10.9%
Total	Ps.	852,966	Ps.	93,339	10.9%
Debt instruments
Pesos	Ps.	658,038	Ps.	(260,612)	(39.6)%
Total	Ps.	658,038	Ps.	(260,612)	(39.6)%
Other interest-earning assets
Pesos	Ps.	1,000,032	Ps.	240,392	24.0%
U.S. dollars(1)		118,570		5,498	4.6
Total	Ps.	1,118,602	Ps.	245,890	22.0%

Total Interest-earning assets
Pesos	Ps.	14,101,769	Ps.	1,985,247	14.1%
U.S. dollars(1)		2,419,344		144,186	6.0
Total	Ps.	16,521,113	Ps.	2,129,433	12.9%

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

	Argentine Banking GAAP
	For the year ended December 31, 2008
	(in thousands of pesos, except percentages)
	Average balance		Interest earned (1)(2)	Average nominal rate

Cash and balance with the Central Bank and loans and advances to credit institutions
Pesos	Ps.	1,775,967
U.S. dollars(3)		1,275,645
Total	Ps.	3,051,612
Impairment losses
Pesos	Ps.	(251,195)
U.S. dollars(3)		(35,474)
Total	Ps.	(286,669)
Tangible assets
Pesos		581,812
Total	Ps.	581,812
Intangible assets
Pesos	Ps.	94,256
Total	Ps.	94,256

	Argentine Banking GAAP
	For the year ended December 31, 2008
	(in thousands of pesos, except percentages)
	Average balance		Interest earned (1)(2)		Average nominal rate

Other non interest-earning assets
Pesos	Ps.	1,679,595
U.S. dollars(3)		247,936
Total	Ps.	1,927,531
Total non interest-earning assets
Pesos	Ps.	3,880,435
U.S. dollars(3)		1,488,107
Total	Ps.	5,368,542
Total average assets
Pesos	Ps.	17,982,204	Ps.	1,985,247	11.0%
U.S. dollars(3)		3,907,451		144,186	3.7
Total	Ps.	21,889,655	Ps.	2,129,433	9.7%

(1)	Amounts include securities expenses for an amount of Ps. 302,233 offsetting income related to such instruments.

(2)	Amounts do not include exchange difference for Ps. 193,265 (gain).

(3)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

	Argentine Banking GAAP
	For the year ended December 31, 2008
	(in thousands of pesos, except percentages)
	Average balance		Interest earned(1)		Average nominal rate
Deposits from credit institutions
Pesos	Ps.	171,801	Ps.	31,309	18.2%
U.S. dollars(2)		432,021		31,426	7.3
Total	Ps.	603,822	Ps.	62,735	10.4%
Customer deposits — Remunerated demand accounts
Pesos	Ps.	1,292,993	Ps.	25,572	2.0%
Total	Ps.	1,292,993	Ps.	25,572	2.0%
Customer deposits — Saving accounts
Pesos	Ps.	2,935,064	Ps.	107,865	3.7%
U.S. dollars(2)		1,154,796		854	0.1
Total	Ps.	4,089,860	Ps.	108,719	2.7%
Customer deposits — Time deposits
Pesos	Ps.	5,348,489	Ps.	706,602	13.2%
U.S. dollars(2)		897,695		16,277	1.8
Total	Ps.	6,246,184	Ps.	722,879	11.3%
Marketable debt securities and other financial liabilities
Pesos	Ps.	376,106	Ps.	32,785	8.7%
U.S. dollars(2)		176,833		10,855	6.1
Total	Ps.	552,939	Ps.	43,640	7.9%
Total interest-bearing liabilities
Pesos	Ps.	10,124,453	Ps.	904,134	8.9%
U.S. dollars(2)		2,661,345		59,412	2.2

	Argentine Banking GAAP
	For the year ended December 31, 2008
	(in thousands of pesos, except percentages)
	Average balance		Interest earned(1)		Average nominal rate
Total	Ps.	12,785,798	Ps.	963,546	7.5%
Customer deposits — Demand deposits
Pesos	Ps.	3,698,956
U.S. dollars(2)		298,031
Total	Ps.	3,996,987
Other liabilities
Pesos	Ps.	2,634,561
U.S. dollars(2)		575,342
Total	Ps.	3,209,903
Shareholders’ equity
Pesos	Ps.	1,896,967
Total	Ps.	1,896,967
Total non interest-bearing liabilities and shareholders’ equity
Pesos	Ps.	8,230,484
U.S. dollars(2)		873,373
Total	Ps.	9,103,857
Total liabilities and shareholders’ equity
Pesos	Ps.	18,354,937	Ps.	904,134	4.9%
U.S. dollars(2)		3,534,718		59,412	1.7
Total	Ps.	21,889,655	Ps.	963,546	4.4%

(1)	Includes securities expenses for an amount of Ps. 302,233 offsetting income related to such instruments.

(2)	Does not include exchange difference for Ps. 193,265 (gain).

(3)	Does not include expenses related to guarantee deposits for Ps. 27,211 or turnover tax for Ps. 104,611.

Changes in Net Interest Income—Volume and Rate Analysis

The following tables allocate the changes in our net interest income between changes in average volume and changes in average rate for the three months ended March 31, 2011 compared to the three months ended March 31, 2010 and for the year ended December 31, 2010 compared to the year ended December 31, 2009. We have calculated volume variances based on movements in average balances over the period and rate variance based on changes in interest rates on average interest-earning assets and average interest-bearing liabilities. We have allocated variances caused by changes in both volume and rate to volume. You should read the following tables and the footnotes thereto in light of our observations noted in “—Average Balance Sheet and Interest Rates.”

Change in Financial Income and Expense

	IFRS
	For the three months ended March 31, 2011 and 2010
	(in thousands of pesos)
	Volume		Rate		Net Change
INTEREST-EARNING ASSETS
Cash and balances with the Central Bank
Pesos	Ps.	5,239	Ps.	(10,428)	Ps.	(5,189)
U.S. dollars(1)		4		40		44
Total	Ps.	5,243	Ps.	(10,388)	Ps.	(5,145)
Loans and advances to credit institutions
Pesos	Ps.	2,584	Ps.	(2,903)	Ps.	(319)
U.S. dollars(1)		39		51		90
Total	Ps.	2,623	Ps.	(2,852)	Ps.	(229)

	IFRS
	For the three months ended March 31, 2011 and 2010
	(in thousands of pesos)
	Volume		Rate		Net Change
Loans and receivables—Private Sector
Pesos	Ps.	231,190	Ps.	(39,541)	Ps.	191,649
U.S. dollars(1)		11,178		(7,909)		3,269
Total	Ps.	242,368	Ps.	(47,450)	Ps.	194,918
Loans and receivables—Public Sector
Pesos	Ps.	(5,302)	Ps.	(2,485)	Ps.	(7,787)
Total	Ps.	(5,302)	Ps.	(2,485)	Ps.	(7,787)
Debt instruments
Pesos	Ps.	(3,430)	Ps.	7,090	Ps.	3,660
Total	Ps.	(3,430)	Ps.	7,090	Ps.	3,660

Taxes on gross revenue					Ps.	(17,315)
Total interest-earning assets
Pesos	Ps.	221,812	Ps.	(57,113)	Ps.	164,699
U.S. dollars(1)		8,291		(4,888)		3,403
Total	Ps.	230,103	Ps.	(62,001)	Ps.	168,102

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

	IFRS
	For the three months ended March 31, 2011 and 2010
	(in thousands of pesos)
	Volume	Rate	Net Change
INTEREST-BEARING LIABILITIES
Deposits from credit institutions
Pesos	(417)	916	499
U.S. dollars(1)	226	(98)	128
Total	(191)	818	627
Customer deposits — Remunerated demand accounts
Pesos	(6,879)	0	(6,879)
Total	(6,879)	0	(6,879)
Customer deposits — Saving accounts
Pesos	25,291	(5,236)	20,055
U.S. dollars(1)	43	(8)	35
Total	25,334	(5,244)	20,090
Customer deposits — Time deposits
Pesos	58,928	2,118	61,046
U.S. dollars(1)	113	(603)	(490)
Total	59,041	1,515	60,556
Marketable debt securities and other financial liabilities
Pesos	(2,994)	1,297	(1,697)
Total	(2,994)	1,297	(1,697)
Total interest-bearing liabilities
Pesos	49,144	23,880	73,024
U.S. dollars(1)	532	(860)	(328)
Total	49,676	23,020	72,696

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

	IFRS
	For the years ended December 31, 2010 and 2009
	(in thousands of pesos)
	Volume		Rate		Net Change
INTEREST-EARNING ASSETS
Cash and balances with the Central Bank
Pesos	Ps.	(42,162)	Ps.	(11,005)	Ps.	(53,167)
U.S. dollars(1)		(10)		(445)		(455)
Total	Ps.	(42,172)	Ps.	(11,450)	Ps.	(53,622)
Loans and advances to credit institutions
Pesos	Ps.	5,790	Ps.	(6,724)	Ps.	(934)
U.S. dollars(1)		139		193		332
Total	Ps.	5,929	Ps.	(6,531)	Ps.	(602)
Loans and receivables—Private Sector
Pesos	Ps.	451,735	Ps.	(319,752)	Ps.	131,983
U.S. dollars(1)		22,158		(54,554)		(32,396)
Total	Ps.	473,893	Ps.	(374,306)	Ps.	99,587
Loans and receivables—Public Sector
Pesos	Ps.	(46,310)	Ps.	31,824	Ps.	(14,486)
Total	Ps.	(46,310)	Ps.	31,824	Ps.	(14,486)
Debt instruments
Pesos	Ps.	127,248	Ps.	(79,631)	Ps.	47,617
U.S. dollars(1)		(819)		312		(507)
Total	Ps.	126,429	Ps.	(79,319)	Ps.	47,110

Taxes on gross revenue					Ps.	(32,808)
Total interest-earning assets
Pesos	Ps.	466,052	Ps.	(387,847)	Ps.	78,205
U.S. dollars(1)		12,597		(45,623)		(33,026)
Total	Ps.	478,649	Ps.	(433,470)	Ps.	45,179

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

	IFRS
	For the years ended December 31, 2010 and 2009
	(in thousands of pesos)
	Volume		Rate		Net Change
INTEREST-BEARING LIABILITIES
Deposits from credit institutions
Pesos	Ps.	1,321	Ps.	4,392	Ps.	5,713
U.S. dollars(1)		(216)		(4,883)		(5,099)
Total	Ps.	1,105	Ps.	491	Ps.	614

	IFRS
	For the years ended December 31, 2010 and 2009
	(in thousands of pesos)
	Volume		Rate		Net Change
Customer deposits — Remunerated demand accounts
Pesos	Ps.	(25,975)	Ps.	2,865	Ps.	(23,110)
Total	Ps.	(25,975)	Ps.	2,865	Ps.	(23,110)
Customer deposits — Saving accounts
Pesos	Ps.	68,334	Ps.	(683)	Ps.	67,651
U.S. dollars(1)		133		(15)		118
Total	Ps.	68,467	Ps.	(698)	Ps.	67,769
Customer deposits — Time deposits
Pesos	Ps.	26,519	Ps.	(189,352)	Ps.	(162,833)
U.S. dollars(1)		(131)		(9,669)		(9,800)
Total	Ps.	26,388	Ps.	(199,021)	Ps.	(172,633)
Marketable debt securities and other financial liabilities
Pesos	Ps.	(22,140)	Ps.	4,606	Ps.	(17,534)
U.S. dollars(1)		(5,209)		—		(5,209)
Total	Ps.	(27,349)	Ps.	4,606	Ps.	(22,743)
Total interest-bearing liabilities
Pesos	Ps.	7,556	Ps.	(137,669)	Ps.	(130,113)
U.S. dollars(1)		1,461		(21,451)		(19,990)
Total	Ps.	9,016	Ps.	(159,120)	Ps.	(150,103)

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

Assets

Earning Assets—Yield Spread

The following tables analyze our average earning assets, interest income and dividends on equity securities and net interest income and shows gross yields, net yields and yield spread for each of the periods indicated. You should read this table and the footnotes thereto in light of our observations noted in “—Average Balance Sheet and Interest Rates.”

	IFRS
	For the year ended December 31,				For the three months ended March 31,
	2009		2010		2010		2011
Net Interest Margin and Spread	(in thousands of pesos, except percentages)
Average earning assets
Pesos	Ps.	15,494,762	Ps.	18,366,025	Ps.	16,967,141	Ps.	22,786,990
U.S. dollars(1)		3,750,376		4,329,043		3,795,446		5,483,693
Total	Ps.	19,245,138	Ps.	22,695,068	Ps.	20,762,587	Ps.	28,270,683
Net interest income
Pesos	Ps.	1,923,632	Ps.	2,131,950	Ps.	512,340	Ps.	604,015
U.S. dollars(1)		99,508		86,472		21,357		25,087
Total	Ps.	2,023,140	Ps.	2,218,422	Ps.	533,697	Ps.	629,102
Gross yield(2)
Pesos		18.73%		16.23%		16.59%		15.25%
U.S. dollars(1)		3.39		2.18		2.48		1.96
Total		15.75%		13.55%		14.01%		12.67%
Net yield(3)
Pesos		12.41%		11.61%		12.08%		10.60%
U.S. dollars(1)		2.65		2.00		2.25		1.83
Total		10.51%		9.77%		10.28%		8.90%
Yield spread(4)
Pesos		9.37%		8.18%		9.40%		7.15%
U.S. dollars(1)		2.59		1.99		2.24		196
Total		8.50%		7.75%		8.59%		6.81%

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

(2)	Gross yield is the quotient of interest divided by average interest earning assets, which are loans, receivables, debt instruments and other financial assets which yield interest or similar income.

(3)	Net yield is the quotient of net interest income divided by average earning assets.

(4)	Yield spread is the difference between gross yield on earning assets and the average cost of interest-bearing liabilities.

	Argentine Banking GAAP
	For the year ended December 31,
	2008
Net Interest Margin and Spread	(in thousands of pesos or U.S. dollars, except percentages)
Average earning assets
Pesos	Ps.	14,101,769
U.S. dollars(1)		2,419,344
Total	Ps.	16,521,113
Net interest income
Pesos	Ps.	1,081,114
U.S. dollars(1)		84,773
Total	Ps.	1,165,887
Gross yield
Pesos		14.08%
U.S. dollars(1)		5.96
Total		12.89%
Net yield
Pesos		7.67%
U.S. dollars(1)		3.50
Total		7.06%
Yield spread
Pesos		5.15%
U.S. dollars(1)		3.73
Total		5.35%

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

Return on Average Equity and Assets

The following tables present our selected financial ratios for the periods indicated.

	IFRS
	For the year ended December 31,		For the three months ended March 31,
	2009	2010	2010	2011
Return on Average Equity and Assets	(in thousands of pesos, except percentages)
ROAA: Return on average total assets	4.31%	4.68%	4.68%	4.24%
ROAE: Return on average stockholders’ equity	38.41	40.18	35.95	37.03
Pay-out(1)	0.78	0.59	—	—
Average stockholders’ equity as a percentage of average total assets	11.22%	11.66%	13.01%	11.46%

(1)	Dividends declared per share divided by net income per share. On April 14, 2011, we paid a dividend of Ps. 800 million, equal to Ps. 0.742 per share, with respect to fiscal year 2010.

Argentine Banking GAAP
For the year ended December 31,
2008
Return on Average Equity and Assets	(in percentages)
ROAA: Return on average total assets	1.73%
ROAE: Return on average stockholders’ equity	19.95
Pay-out(1)	0.24
Average stockholders’ equity as a percentage of average total assets	8.67

(1)	Dividends declared per share divided by net income per share.

Interest-Earning Assets

The following table shows the percentage mix of our average interest-earning assets for the years indicated. You should read this table in light of our observations noted in “—Average Balance Sheet and Interest Rates.”

	IFRS
	For the year ended December 31,		For the three months ended March 31,
	2009	2010	2010	2011
Average Interest-Earning Assets	(in percentages)
Cash and balances with the Central Bank	14.0%	9.2%	10.2%	10.6%
Loans and advances to credit institutions	2.5	2.7	2.6	2.6
Loans and receivables – Private sector	72.5	74.8	70.8	75.4
Loans and receivables – Public sector	0.9	0.3	0.6	0.1
Debt securities	10.1	12.9	15.8	11.3
Other interest-earning assets	—	—	—	—
Total interest-earning assets	100.0%	100.0%	100.0%	100.0%

Argentine Banking GAAP
For the year ended December 31,
2008
Average Interest-Earning Assets	(in percentages)
Cash and balances with the Central Bank	4.0%
Loans and advances to credit institutions	—
Loans and receivables - Private sector	80.1
Loans and receivables - Public sector	5.2
Debt securities	4.0
Other interest-earning assets	6.8
Total interest-earning assets	100.0%

Investment Securities

At March 31, 2011 and December 31, 2010, the book value of our investment securities was Ps. 3,075 million and Ps. 3,596 million, respectively, (representing 8.5% and 10.6% of our total assets at such dates).  Argentine government securities and instruments issued by the Central Bank represented Ps. 2,904 million, or 94.4% of our investment securities at March 31, 2011 and Ps. 3,411 million, or 94.9% of our investment securities at December 31, 2010.  At December 31, 2009, the book value of our investment securities was Ps. 2,922 million, (representing 11.1% of our total assets), with Argentine government securities and instruments issued by the Central Bank representing Ps. 2,788 million, or 95.3% of our investment securities.  For a discussion of how we value our investment securities, see notes 7 and 8 to our consolidated financial statements.

The following tables show the book values of our investment securities by type and domicile of counterparty at each of the dates indicated.  As of March 31, 2011 and December 31, 2010, Ps. 571 million and Ps. 664 million of our available-for-sale debt instruments, respectively, were issued by the Argentine government.

	IFRS
	For the year ended December 31,				For the three months ended March 31,
	2009		2010		2010		2011
Investment Securities	(in thousands of pesos)
Debt instruments issued by the Argentine government (excluding Central Bank)	Ps.	799,997	Ps.	1,307,761	Ps.	538,798	Ps.	1,290,141
Debt instruments issued by the Central Bank (Nobacs and Lebacs)		1,984,489		2,103,280		2,705,648		1,613,373
Debt instruments issued by private sector		106,933		150,099		83,876		141,636
Total debt instruments		2,891,419		3,561,140		3,328,322		3,045,150
Total equity securities		30,530		34,490		31,846		29,418
Total investment securities	Ps.	2,921,949	Ps.	3,595,630	Ps.	3,360,168	Ps.	3,074,568

	Argentine Banking GAAP
	For the year ended December 31,
	2008
Investment Securities	(in thousands of pesos)
Debt instruments issued by the Argentine government (excluding Central Bank)(1)	Ps.	1,015,372
Debt instruments issued by the Central Bank (Nobacs and Lebacs)		1,737,683
Debt instruments issued by private sector		16,592
Total debt instruments		2,769,647
Total equity securities		47,117
Total investment securities	Ps.	2,816,764

(1)	Includes Ps. 155,069 that was classified as available for sale financial assets as of January 1, 2009.

The following tables analyze the maturities and weighted average yields of our debt investment securities (before impairment allowances) at December 31, 2010.

	Maturity as of December 31, 2010
	Less than 1 year		1 to 5 years		5 to 10 years		More than 10 years		Total
Investment Securities
Debt instruments issued by the Argentine government	Ps.	46,526	Ps.	680,284	Ps.	578,064	Ps.	2,887	Ps.	1,307,761
Debt instruments issued by the Central Bank		2,057,424		45,856		0		0		2,103,280
Debt instruments issued by private sector		125,360		22,620		2,009		110		150,099
Total debt instruments	Ps.	2,229,310	Ps.	748,760	Ps.	580,073	Ps.	2,997	Ps.	3,561,140

Loans and Advances to Credit Institutions

The following tables show our short-term funds deposited with other banks at each of the dates indicated.

	IFRS
	For the fiscal year ended December 31,				For the three months ended March 31,
	2009		2010		2010		2011
Loans and Advances to Credit Institutions	(in thousands of pesos)
Reciprocal accounts	Ps.	174,053	Ps.	73,608	Ps.	78,084	Ps.	124,485
Time deposits		413,311		615,596		424,968		684,643
Reverse repurchase agreements		299,406		381,567		105,947		114,087
Impairment losses		(3,483)		(3,916)		(2,847)		(3,627)
Total	Ps.	883,287	Ps.	1,066,855	Ps.	606,152	Ps.	919,588

Loan Portfolio

At March 31, 2011 and December 31, 2010, our total loans and advances to customers, which excludes our loans and advances to credit institutions, equaled Ps. 21,645.2 million and Ps. 19,804.5 million, respectively, representing 59.7% and 58.5% of our total assets at such dates.  Net of impairment losses, loans and advances to customers equaled Ps. 21,297.8 million and Ps. 19,454.7 million at March 31, 2011 and December 31, 2010, respectively, representing 58.7% and 57.5% of our total assets at such dates.  We also have loan commitments drawable by third parties, which amounted to Ps. 357 million and Ps. 303.9 million at March 31, 2011 and December 31, 2010, respectively.  Loan commitments drawable by third parties includes mostly credit card lines and commercial commitments.  While credit cards are unconditionally cancelable by the issuer, commercial commitments are generally one year facilities, subject to an evaluation of the customer’s projected cash flows and financial history.

Types of Loans by Type of Customer

The following tables analyze our loans and advances to customers (including securities purchased under agreements to resell), by type of customer loan, at each of the dates indicated. For each category of loan, we maintain specific risk management policies in line with the standards of the Santander Group and as managed and monitored by our board of directors through the risk committee. Our credit approval processes for each category of loan are structured primarily around our business segments. See “Business—Credit Risk Management” for details on our credit approval policies for retail and wholesale lending.

The Bank has a diversified loan portfolio with no concentration exceeding 10% of total loans.

	IFRS
	For the year ended December 31,				For the three months ended March 31,
	2009		2010		2010		2011
Loans by Type of Customer	(in thousands of pesos)
Public sector	Ps.	126,494	Ps.	33,305	Ps.	129,103	Ps.	34,958
Commercial, financial and industrial		6,230,953		9,553,678		6,978,976		10,499,408
Real estate, construction and other mortgages		1,495,411		1,572,633		1,433,428		1,589,448
Installment loans to individuals		6,156,327		8,494,768		6,673,407		9,366,145
Lease financing		178,095		150,122		157,733		155,240
Total loans and leases, gross		14,187,280		19,804,506		15,372,647		21,645,199
Allowances for possible loan losses		(382,752)		(349,809)		(400,156)		(347,373)
Loans and leases, net of allowances	Ps.	13,804,528	Ps.	19,454,697	Ps.	14,972,491	Ps.	21,297,826

	Argentine Banking GAAP
	For the fiscal years ending December 31,
	2006		2007		2008
Loans by Type of Customer	(in thousands of pesos)
Public sector	Ps.	1,219,928	Ps.	827,362	Ps.	883,586
Commercial, financial and industrial		3,999,717		5,571,732		6,582,104
Real estate, construction and other mortgages		1,326,159		1,718,297		1,641,569
Installment loans to individuals		2,581,799		4,142,089		5,432,636
Lease financing		259,020		326,497		294,027
Total loans and leases, gross		9,386,624		12,585,977		14,833,922
Allowances for possible loan losses		(152,784)		(193,898)		(273,120)
Loans and leases, net of allowances	Ps.	9,233,840	Ps.	12,392,079	Ps.	14,560,802

Maturity

The following tables set forth an analysis by maturity of our loans and advances to customers by type of loan as of December 31, 2010.

	IFRS
	As of December 31, 2010
	Less than 1 year			1 to 5 Years			Over 5 years			Total
	Balance		% of total	Balance		% of total	Balance		% of total	Balance		% of total
	(in thousands of pesos, except percentages)
Public sector	Ps.	33,305	0.24%	Ps.	—	—%	Ps.	—	—%	Ps.	33,305	0.17%
Commercial, financial and industrial		6,940,110	50.80		479,483	13.69		2,137,085	93.25		9,553,678	49.11
Real estate, construction and other mortgages		684,121	5.01		733,934	20.95		154,578	6.75		1,572,633	8.08
Installment loans to individuals		6,209,917	45.45		2,284,851	65.22		—	—		8,494,768	43.66
Lease financing		145,109	1.06		5,013	0.14		—	—		150,122	0.77
Total loans and leases, gross		14,012,560	102.56		3,503,281	100.0		2,288,663	100.0		19,804,506	101.8
Allowances for possible loan losses		(349,809)	(2.56)		—	—		—	—		(349,809)	(1.80)
Loans and leases, net of allowances	Ps.	13,662,753	100.00%	Ps.	3,503,281	100.00%	Ps.	2,288,663	100.00%	Ps.	19,454,697	100.00%

Fixed and Variable Rate Loans

The following table sets forth a breakdown of our fixed and variable rate loans having a maturity of more than one year as of December 31, 2010.

	IFRS
	As of December 31,
	2010
Interest rate formula	(in thousands of pesos)
Fixed interest rate	Ps.	13,400,734
Floating rate		6,053,963
Total	Ps.	19,454,697

Movements in Allowances for Credit Losses

The following tables analyze movements in our allowances for credit losses for each of the periods indicated below.  For further discussion of movements in the allowances for credit losses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Three Months Ended March 31, 2011 Compared to the Three Months Ended March 31, 2010—Impairment Losses on Financial Assets (Net)” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009—Impairment Losses on Financial Assets (Net).”

	IFRS
	For the year ended December 31,				For the three months ended March 31,
	2009		2010		2010		2011
Movements in Allowances for Impairment Losses	(in thousands of pesos)
Impairment losses at beginning of year	Ps.	314,753	Ps.	386,235	Ps.	386,235	Ps.	353,725
Provisions for credit losses		471,236		256,357		86,458		75,010
Charge-offs against credit loss allowances		(399,754)		(288,867)		(69,690)		(77,735)
Allowances for Impairment losses at end of year	Ps.	386,235	Ps.	353,725	Ps.	403,003	Ps.	351,000

	Argentine Banking GAAP
	For the year ended December 31,
	2006		2007		2008
Movements in Allowances for Impairment Losses	(in thousands of pesos)
Impairment losses at beginning of year	Ps.	123,962	Ps.	153,170	Ps.	194,396
Provisions for credit losses		74,548		188,337		302,965
Charge-offs against credit loss allowances		(45,340)		(147,111)		(223,302)
Allowances for Impairment losses at end of year	Ps.	153,170	Ps.	194,396	Ps.	274,059

The tables below show a breakdown of recoveries, net provisions and charge-offs against credit loss allowance by type and domicile of borrower for the periods indicated.

	IFRS
	For the year ended December 31,				For the three months ended March 31,
	2009		2010		2010		2011
Recoveries of Loans Previously Charged Off-by type	(in thousands of pesos)
Commercial, financial and industrial	Ps.	17,457	Ps.	17,658	Ps.	3,161	Ps.	1,608
Real estate and construction		3,628		3,044		769		502
Installment loans to individuals		41,714		57,845		10,894		12,259
Total recoveries of loans previously charge-off	Ps.	62,799	Ps.	78,548	Ps.	14,824	Ps.	14,369

	For the year ended December 31,
	Argentine Banking GAAP
	2006		2007		2008
Recoveries of Loans Previously Charged Off – by type	(in thousands of pesos)
Commercial, financial and industrial	Ps.	68,380	Ps.	41,973	Ps.	11,577
Real estate and construction		25,629		10,677		7,046
Installment loans to individuals		1,629		15,663		42,095
Total recoveries of loans previously charged-off	Ps.	95,638	Ps.	68,313	Ps.	60,718

	IFRS
	For the year ended December 31,				For the three months ended March 31,
	2009		2010		2010		2011
Net Provisions for Credit Losses	(in thousands of pesos)
Commercial, financial and industrial	Ps.	96,134	Ps.	56,151	Ps.	18,384	Ps.	4,755
Real estate and construction		1,898		1,578		166		(1,778)
Installment loans to individuals		373,204		198,628		67,908		72,033
Total provisions for credit losses	Ps.	471,236	Ps.	256,357	Ps.	86,458	Ps.	75,010

	Argentine Banking GAAP
	For the year ended December 31,
	2008
Provisions for Credit Losses	(in thousands of pesos)
Commercial, financial and industrial	Ps.	68,231
Real estate and construction		(8,318)
Installment loans to individuals		243,052
Total provisions for credit losses	Ps.	302,965

	IFRS
	For the year ended December 31,				For the three months ended March 31,
	2009		2010		2010		2011
Charge-offs Against Credit Loss Allowances	(in thousands of pesos)
Commercial, financial and industrial	Ps.	48,725	Ps.	41,845	Ps.	7,762	Ps.	18,778
Real estate and construction		1,917		2,353		772		671
Installment loans to individuals		349,112		244,669		61,156		58,286
Total charge-offs against credit loss allowances	Ps.	399,754	Ps.	288,867	Ps.	69,690	Ps.	77,735

	Argentine Banking GAAP
	For the year ended December 31,
	2008
Charge-offs Against Credit Loss Allowances	(in thousands of pesos)
Commercial, financial and industrial	Ps.	25,233
Real estate and construction		719
Installment loans to individuals		197,350
Total charge-offs against credit loss allowances	Ps.	223,302

The tables below show a breakdown of impairment losses by type of borrowers and the percentage of loans in each category as a share of total loans at the date indicated.

	IFRS
	For the three months ended March 31,
	2010		% of total loans	2011		% of total loans
Impairment Losses	(in thousands of pesos, except percentages)
Commercial, financial and industrial	Ps.	107,885	26.77%	Ps.	97,547	27.79%
Real estate and construction		8,164	2.03		5,546	1.58
Installment loans to individuals		286,954	71.20		247,907	70.63
Total	Ps.	403,003	100.00%	Ps.	351,000	100.00%

	IFRS
	For the year ended December 31,
	2009		% of total loans	2010		% of total loans
Impairment Losses	(in thousands of pesos, except percentages)
Commercial, financial and industrial	Ps.	97,263	25.03%	Ps.	111,569	31.05%
Real estate and construction		8,770	2.26		7,995	2.22
Installment loans to individuals		280,202	72.71		234,161	66.73
Total	Ps.	386,235	100.00%	Ps.	353,725	100.00%

	Argentine Banking GAAP
	For the year ended December 31,
	2008		% of total loans
Impairment Losses	(in thousands of pesos, except percentages)
Commercial, financial and industrial	Ps.	49,854	16.17%
Real estate and construction		8,790	2.85
Installment loans to individuals		215,415	80.98
Total	Ps.	274,059	100.00%

Impaired Assets

The following tables show our impaired assets, excluding country-risk.

	IFRS
	For the year ended December 31,				For the three months ended March 31,
	2009		2010		2010		2011
Impaired Assets	(in thousands of pesos)
Past-due and other non-performing assets	Ps.	304,674	Ps.	265,587	Ps.	291,896	Ps.	228,297
Non-performing loans as a percentage of total loans		2.02%		1.27%		1.83%		1.01%
Net loan charge-offs as a percentage of total loans		2.65%		1.38%		1.74%		1.38%

	Argentine Banking GAAP
	For the year ended December 31,
	2006		2007		2008
Impaired Assets	(in thousands of pesos, except percentages)
Past-due and other non-performing assets	Ps.	65,687	Ps.	82,345	Ps.	209,915
Non-performing loans as a percentage of total loans		0.65%		0.61%		1.35%
Net loan charge-offs as a percentage of total loans		(0.50)%		0.59%		1.04%

Evolution of Impaired Assets

The following tables show the movement in our impaired assets (excluding country risk).

	IFRS
	For the year ended December 31,				For the three months ended March 31,
	2009		2010		2010		2011
Evolution of Impaired Assets	(in thousands of pesos)
Opening balance	Ps.	209,915	Ps.	304,674	Ps.	304,673	Ps.	265,587
Net additions		494,513		249,780		56,913		40,445
Charge-offs		(399,754)		(288,867)		(69,690)		(77,735)
Closing balance	Ps.	304,674	Ps.	265,587	Ps.	291,896	Ps.	228,297

	Argentine Banking GAAP
	For the year ended December 31,
	2006		2007		2008
Evolution of Impaired Assets	(in thousands of pesos)
Opening balance	Ps.	69,351	Ps.	65,687	Ps.	82,345
Net additions		41,676		163,769		350,872
Charge-offs		(45,340)		(147,111)		(223,302)
Closing balance	Ps.	65,687	Ps.	82,345	Ps.	209,915

Impaired Asset Ratios

The following tables show the ratio of our impaired assets to total computable credit risk and our coverage ratio at the dates indicated.

	IFRS
	For the three months ended March 31,				For the year ended December 31,
	2010		2011		2009		2010
Impaired Assets and Ratios	(in thousands of pesos)
Computable credit risk(1)	Ps.	15.981.646	Ps.	22.568.414	Ps.	15,074,050	Ps.	20,875,277
Non-performing assets		291,896		228,297		304,674		265,587
Commercial, financial and industrial		112,355		81,449		126,519		104,972
Real estate — mortgage		7,657		5,637		7,322		7,450
Installment loans to individuals		171,884		141,211		170,833		153,165
Impairment losses		403,003		351,000		386,235		353,725
Ratios
Non-performing assets to computable credit risk		1.83%		1.01%		2.02%		1.27%
Coverage ratio(2)		138.06%		153.75%		126.77%		133.19%

(1)	Computable credit risk is the sum of the face amounts of loans and leases (including non-performing assets), guarantees and documentary credits.

(2)	Impairment losses as a percentage of non-performing assets.

Liabilities

Deposits

The principal components of our deposits are customer demand, time and notice deposits, and international and domestic inter-bank deposits. Our retail customers are the principal source of our demand, time and notice deposits.

	IFRS
	For the year ended December 31,				For the three months ended March 31,
	2009		2010		2010		2011
Deposits	(in thousands of pesos)
Deposits from Central Bank and credit institutions
Reciprocal accounts	Ps.	15	Ps.	93	Ps.	102	Ps.	824
Time deposits		152,017		181,226		138,069		190,489
Other demand accounts		56,442		59,237		123,803		46,800
Accrued interest		1,441		1,382		1,130		886
Total	Ps.	209,915	Ps.	241,938	Ps.	263,104	Ps.	238,999
Customer deposits
Current accounts	Ps.	6,944,131	Ps.	9,034,807	Ps.	7,446,019	Ps.	8,992,645
Savings accounts		5,696,186		8,982,016		6,199,225		9,560,369
Other demand deposits		323,856		413,224		289,873		396,296
Time deposits		6,273,386		7,653,234		6,046,195		8,934,930
Accrued interest		105,154		91,094		84,202		99,213
Total	Ps.	19,342,713	Ps.	26,174,375	Ps.	20,065,514	Ps.	27,983,453
Total deposits	Ps.	19,552,628	Ps.	26,416,313	Ps.	20,328,618	Ps.	28,222,452

	Argentine Banking GAAP
	For the year ended December 31,
	2006		2007		2008
Deposits	(in thousands of pesos)
Customer deposits
Current accounts	Ps.	3,202,781	Ps.	4,908,754	Ps.	5,771,793
Savings accounts		2,957,270		4,086,326		4,335,416
Other demand deposits		207,275		265,520		249,181
Time deposits		6,204,683		5,875,407		6,605,744
Total Deposits	Ps.	12,572,009	Ps.	15,136,007	Ps.	16,962,134

Short-Term Borrowings

The following tables show our short-term borrowings consisting of Argentine government securities that we sold under agreements to repurchase for purpose of funding our operations.

IFRS
For the three months ended March 31,
2011
	Amount		Average rate
Short-Term Borrowings	(in thousands of pesos, except percentages)
Securities sold under agreements to repurchase (principally Argentine government securities, excluding those issued by the Central Bank)
At March 31	Ps.	—
Average during period		29,316	9.8%
Maximum month-end balance		—
Total short-term borrowings at period end	Ps.	—

	IFRS
	For the year ended December 31,
	2009			2010
	Amount		Average rate	Amount		Average rate
Short-Term Borrowings	(in thousands of pesos, except percentages)
Securities sold under agreements to repurchase (principally Argentine government securities, excluding those issued by the Central Bank)
At December 31	Ps.	—		Ps.	—
Average during year		2,615	10.7%		49,007	9.7%
Maximum month-end balance		—			142,124
Total short-term borrowings at year-end	Ps.	—		Ps.	—

	Argentine Banking GAAP
	2008
	Amount		Average rate
Short-Term Borrowings	(in thousands of pesos, except percentages)
Securities sold under agreements to repurchase (principally Argentine government securities)
At December 31	Ps.	340
Average during year		2,476	8.4%
Maximum month-end balance		93,627
Total short-term borrowings at year-end	Ps.	—

ARGENTINE BANKING REGULATORY FRAMEWORK

The following is a summary of certain matters relating to the Argentine banking system, including provisions of Argentine law and regulations applicable to financial institutions in Argentina.  This summary is not intended to constitute a complete analysis of all laws and regulations applicable to financial institutions in Argentina.

Overview of Central Bank

Founded in 1935, the Central Bank is the principal monetary and financial authority in Argentina.  It is responsible for maintaining stability in the value of the domestic currency, establishing and implementing monetary policy and regulating the financial sector.  It operates pursuant to its charter and the provisions of the Financial Institutions Law.  Under the terms of its charter, the Central Bank must operate independently from the Argentine government.

Since 1977, banking activities in Argentina have been regulated primarily by the Argentine Financial Institutions Law, which empowers the Central Bank to regulate the financial sector.  The Central Bank regulates and supervises the Argentine banking system through the Superintendencia de Entidades Financieras y Cambiarias, or the Superintendency of Financial and Exchange Entities or the SEFyC.  The SEFyC is responsible for enforcing Argentina’s banking laws, establishing accounting and financial reporting requirements for the banking sector, monitoring and regulating the lending practices of financial institutions and establishing rules for participation of financial institutions in the foreign exchange market and the issuance of bonds and other securities, among other functions.  These powers of the Central Bank include the authority to fix minimum capital, liquidity and solvency requirements, approve bank mergers, approve certain capital increases and transfers of stock, grant and revoke banking licenses, and to authorize the establishment of branches of foreign financial institutions in Argentina and the extension of financial assistance to financial institutions in cases of temporary liquidity problems.

The Central Bank also establishes different “technical ratios” that must be observed by financial entities with respect to levels of solvency, liquidity, the maximum credits that may be granted per customer and foreign exchange assets and liability positions.  If a bank does not comply with the technical ratios, it must explain such non-compliance to the Central Bank.  There are specific regulations governing reinstatement plans and other measures arising from the failure to comply by these ratios.

In addition, financial entities need the authorization of the Central Bank for the disposition of their assets, opening or changing branches or ATMs, acquiring share interests in other financial or non-financial corporations and establishing liens over their assets, among others.

As supervisor of the financial system, the Central Bank requires financial institutions to submit information on a daily, monthly, quarterly, semi-annual and annual basis.  These reports, which include balance sheets and income statements, information relating to reserve funds, use of deposits, classifications of portfolio quality (including details on principal debtors and any allowances for loan losses), compliance with capital requirements and any other relevant information, allow the Central Bank to monitor the business practices of financial entities.  In order to confirm the accuracy of the information provided, the Central Bank is authorized to carry out inspections.

If the Central Bank’s rules are not complied with, various sanctions may be imposed by the SEFyC, depending on the level of infringement.  These sanctions range from a notice of non-compliance to the imposition of fines or even the revocation of the financial entity’s operating license.  Additionally, non-compliance with certain rules may result in the compulsory filing of specific adequacy or restructuring plans with the Central Bank.  These plans must be approved by the Central Bank in order to permit the financial institution to remain in business.

The Central Bank is allowed to provide financial assistance to financial institutions with liquidity and/or solvency problems.

Central Bank Supervision

Financial institutions operating in Argentina are subject to the supervision of the Central Bank on a consolidated basis (irrespective of the observance on an individual basis of the regulations applicable thereto).  Such entities must file periodic consolidated financial statements that reflect certain operations of head offices or headquarters, as well as those of their branches in Argentina and abroad, and of their significant subsidiaries, whether domestic or foreign.  Accordingly, requirements in relation to liquidity and solvency, minimum capital, risk concentration and impairment loan losses, among others, must be calculated on a consolidated basis.

For the purposes of these regulations:

•	A “subsidiary” of a local financial entity is any entity or company in any of the following positions:

(1)	the local financial entity has or controls, direct or indirectly, more than 50% of the total votes of any instrument with voting rights in such entity or company,

(2)	the local financial entity has direct or indirect control to determine by itself the composition of most of the management bodies of such entity or company, or

(3)	a majority of the directors of the local financial entity is also a majority of the directors of such entity or company.

The possession or control by the financial entity is considered indirect if exercised through another legal person, its controlling shareholders or directors appointed by such controlling shareholders or persons linked to them, in control of more than 50% –measured as a whole– of the total votes of any instrument with voting rights in another entity or company. Also considered indirect is any other form of control or interest where, in the opinion of the SEFyC (even if the shareholders’ interest does not exceed 50%) a situation of control, and therefore the subsidiary character of an entity or company, is configured or can be inferred from the evidence collected.

•	A “significant subsidiary” is any subsidiary:

(1)
whose assets, possible commitments and other transactions recorded in memorandum accounts represent 10% or more of the Responsabilidad Patrimonial Computable, or regulatory capital or RC, of the local financial entity and its subsidiaries abroad; or

(2)
whose results of operations corresponding to the current fiscal year represent 10% or more of the results of operations for the current fiscal year of the local financial entity and its subsidiaries abroad.

Permitted Activities and Investments

The Financial Institutions Law governs individuals and entities that are part of the financial system, including commercial banks, investment banks, mortgage banks, financial companies, savings and loan companies for residential purposes and credit unions.  Commercial banks are authorized to conduct the following activities: (i) receive deposits from the public in both local and foreign currency; (ii) underwrite, acquire, place or negotiate debt securities, including government securities, in the over-the-counter market subject to approval of the CNV; (iii) make and receive loans; (iv) guarantee customers’ debts; (v) trade foreign currency; (vi) issue credit cards; (vii) act, subject to certain conditions, as brokers in real estate transactions; (viii) carry out commercial financing transactions; (ix) act as registrars of mortgage bonds and (x) act as trustees.  In addition, pursuant to the Financial Institutions Law and Communication “A” 3086, commercial banks are prohibited from investing in commercial, industrial, agricultural and other types of companies that do not provide supplemental services to banking services (as defined by applicable Central Bank regulations), without the express authorization of the Central Bank. However, banks are allowed to hold interests in such companies if such interests do not exceed 12.5% of such bank’s voting stock or capital stock.

Under Central Bank regulations, the total amount of the investments of a commercial bank in the capital stock of third parties, including interests in Argentine mutual funds, may not exceed 50% of such bank’s RC.  In addition, the total amount of a commercial bank’s investments in the following activities is limited to 15% of such bank’s RC:  (i) unlisted stock, excluding interests in companies that provide services that are supplementary to the finance business and interests in state-owned companies that provide public services; (ii) listed stock and interests in mutual funds that do not give rise to minimum capital requirements on the basis of market risk and (iii) listed stock that does not have a “largely publicly available market price.” To this effect, a given stock’s market price is considered to be “largely publicly available” when daily quotations of relevant transactions are available, which quotations would not be significantly affected by a disposition of the bank’s holdings of such stock.

Operations and Activities That Banks Are Not Permitted To Perform

The Financial Institutions Law forbids commercial banks from: (i) creating liens on their assets without prior approval from the Central Bank; (ii) accepting their own shares as security; (iii) conducting transactions with their own directors or managers and with companies or persons related thereto under terms that are more favorable than those regularly offered to other customers and (iv) carrying out commercial or industrial activities without prior approval of the Central Bank, except those considered financially related activities under Central Bank regulations.  Notwithstanding the foregoing, banks may own shares in other financial institutions with the prior approval of the Central Bank and in public services companies, if necessary to obtain those services.

The Central Bank regulations set forth several requirements for the establishment of local or foreign branches, including authorization by the Central Bank.  As of April 24, 1998, the establishment of “agencies” and “permanent promotion stands” requires only notification to the Central Bank.  Agencies are permitted to engage only in minor operations (i.e., payment of pensions, collection of loan forms, payment of loans up to Ps. 10,000, collections of public services and taxes and exchange services).  A promotion stand may only engage in the receipt and delivery of forms related to services provided by a financial institution, and is not permitted to transact with money and securities.  Since July 2005, in order to authorize the opening of new branches, the Central Bank considers, in addition to the general requirements, the specific characteristics of each project, analyzing issues such as consistency with the respective business plan filed with the Central Bank in accordance with the relevant conditions, and with Central Bank policies geared towards promoting a greater availability of banking services, in particular in underserved regions.

Also, financial institutions may establish transitory attention offices, but must have prior authorization from the Board of the Central Bank pursuant to Communication “A” 4771.  Government Financial Institutions (provincial, municipal and the City of Buenos Aires) in their respective jurisdictions may choose between these transitional attention offices and agencies specified in the regulation.

Liquidity and Solvency Requirements

Legal Reserve

The Financial Institutions Law requires that financial institutions allocate a certain percentage of their net income set by the Central Bank to a legal reserve which is currently 20.0% of its capital stock. The reserve can only be used during periods in which a financial institution has incurred in losses and has exhausted all other reserves. Banks may not pay dividends if the legal reserve has been impaired. However, as of April 24, 2006, the Central Bank has established by Communication “A” 4526 that whenever the Legal Reserve is used to absorb losses, profits could be distributed if the balance prior to absorption were greater than 20% of the corporate capital plus capital adjustment, once this last amount is achieved.

Non-liquid Assets

Since January 2004, non-liquid assets (computed on the basis of their closing balance at the end of each month, and net of those assets that are deducted to compute the regulatory capital, such as equity investments in financial institutions and goodwill) plus the financings granted to a financial institution’s related persons (computed on the basis of the highest balance during each month for each customer) cannot exceed 100% of the financial institution’s

RC.  Communication “B” 9745 allows financial institutions to invest up to of 150% of such financial institution’s RC in public-sector debt securities and financings.

Non-liquid assets consist of miscellaneous receivables, bank property and equipment, miscellaneous assets, assets securing obligations, except for swap, futures and derivative transactions, intangible assets and equity investments in unlisted companies or listed shares, if the holding exceeds 2.5% of the issuing company’s equity.

Basel Accord

In July 1988, the Basel Committee on Banking Regulations and Supervisory Practices, or the Basel Committee, which includes the supervisory authorities of twelve major industrial countries, adopted an international framework, the Basel Accord, for capital measurement and capital standards of banking institutions.  The Basel Accord established a risk asset ratio as the principal measure of capital adequacy.

Minimum Capital Requirements

Financial entities must comply with a minimum capital requirement on the last day of each month.  This minimum capital must be equal to the greater of a basic requirement and the total amount of the requirements in respect of credit risks and interest rate, which are based on the methodology proposed in 1988 by the Basel Committee.  In 1995, these guidelines were extended to cover market risks.  In October 1998, the Central Bank established an additional minimum capital requirement, based on a bank’s interest rate gaps, effective July 1, 1999.

Through Communication “A” 3959 dated June 2, 2003, the Central Bank established minimum capital requirements for financial institutions with the following key provisions:

•	an 8% requirement on risk-weighted assets, consistent with international standards set by the Basel Committee;

•	equal percentage requirements for exposure of financial institutions to the private and public sectors;

•	elimination of the requirement of capital increase as a function of interest rates on loans;

•	introduction of a requirement established to cover the risk inherent in mismatches between the rate of inflation and market interest rates;

•	capital adequacy requirements to cover market and interest rate risks, designed to incorporate the U.S. dollar as well as adjustments by the CER (Coeficiente de Estabilización de Referencia) index;

•	the discontinuance of an increase or decrease of the capital requirement depending on the rating granted to each institution by the SEFyC; and

•	adjustment risk weightings to take into account, among other factors, the changes introduced in late March 2003 regarding the treatment of public-sector assets.

On July 25, 2003, the Central Bank added the requirement that financial institutions verify their compliance with the regulations regarding minimum capital.  As of the date of this prospectus, we comply with the minimum capital requirements currently required by the Central Bank.

Basic Minimum Capital

Pursuant to Communication “A” 5168 dated December 30, 2010, the Central Bank classified by type and category the minimum capital requirements for financial entities.  The categories were established in accordance with the jurisdiction in which the respective financial entity is located:

Category	Type	Name	Province	Bank		Other entities
(in millions of pesos)
I	A	Ciudad Autónoma de Buenos Aires		Ps.	25.0	Ps.	10.0

II	A	Comodoro Rivadavia-Rada Tilli y Rawson- Trelew	Chubut	Ps.	14.0	Ps.	8.0
	A	Gran Córdoba y Río Cuarto	Córdoba
	A	Gran Buenos Aires (1), Bahía Blanca Cerri, Mar del Plata-Batán y San Nicolás- Villa Constitución	Buenos Aires, Santa Fe
	A	Gran Mendoza	Mendoza
	A	Neuquén-Plottier	Neuquén
	A	Viedma-Carmen de Patagones	Río Negro, Buenos Aires
	A	Gran Rosario	Santa Fe
	P	Biedma	Chubut
	P	General San Martín, San Justo y Tercero Arriba	Córdoba
	P	Campana, Chivilcoy, Junín, Necochea, Olavarría, Pergamino, Pilar, Tandil, Tres Arroyos y Zárate	Buenos Aires
	P	Bariloche	Río Negro
	P	Castellanos, General López y San Martín	Santa Fe
	Prov.	Santa Cruz	Santa Cruz
	Prov	Tierra del Fuego	Tierra del Fuego

III	A	Gran Catamarca	Catamarca	Ps.	12.5	Ps.	6.5
	A	Gran Resistencia	Chaco
	A	Gran Corrientes	Corrientes
	A	Concordia	Entre Ríos
	A	Jujuy-Palpalá	Jujuy
	A	La Rioja	La Rioja
	A	Posadas	Misiones
	A	Salta	Salta
	A	Gran San Juan	San Juan
	A	San Luis-El Chorrillo	San Luis
	A	Santiago del Estero-La Banda	Santiago del Estero
	A	Gran Tucumán-Tafí Viejo	Tucumán
	P	Colón, Federación, Gualeguay, Gualeguaychú, Paraná y Uruguay	Entre Ríos
	P	General Pedernera	San Luis
	RP	de Buenos Aires (2), de Córdoba (3), del Chubut, de Mendoza, del Neuquén, de Río Negro y de Santa Fe (4)
	Prov.	La Pampa	La Pampa

IV		Rest of Argentina		Ps.	10.0	Ps.	5.0

(1)	Excludes the City of Buenos Aires.

(2)	Excludes Marcos Paz, Presidente Perón y San Vicente.

(3)	Excludes Cruz del Eje.

(4)	Excludes Vera.

Commercial banks acting as custodians of securities that represent investments in Fondo de Garantía de Sustentabilidad del Sistema Integrado Previsional Argentino (FGS), the RC shall be equal to the higher of:

(i)	Ps. 400 million; or

(ii)	1% of the amount of the securities held in custody from the Fondo de Garantía de Sustentabilidad del Sistema Integrado Previsional Argentino (FGS).

Additionally, financial entities that were operating on June 30, 2005 must meet the minimum capital requirement of their respective category provided that such requirement shall not be higher than Ps. 15 million.

The basic minimum capital requirement will be determined and verified on the last day of each month.

Commercial banks must register a RC equal to the higher of Ps. 150 million or the equivalent of 1% of the amount of the registered mortgaged bonds, considered at their amortization net value.

Interest Rate Risk

According to Communication “A” 5091 and related regulations, financial entities must comply with minimum capital requirements regarding interest rate risk.  These minimum capital requirements capture the various levels of risk arising from the different sensitivity of assets and liabilities affected by adverse or unexpected changes in interest rates.  These regulations govern all the assets and liabilities not subject to the minimum capital requirements covering market risk.

When calculating the requirements, the cash flows of the financial entity’s transactions are assigned to different time bands taking into account their maturity.  Financial entities with 1-3 CAMELBIG ratings, see “—CAMEL Quality Rating System”, may treat 50% of demand deposits as long-term maturities (in the case of financial entities with a rating of 3, the assigned maturity cannot exceed 3 years).

As stated in Communication “A” 4874, contracts with variable interest rates based on foreign indices are treated as if they had fixed interest rates.  The risk arising from liabilities tied to variable rates based on domestic indices is considered up to the first rate adjustment date.

Market Risk

Minimum capital requirements for market risks are in addition to other capital requirements.  Minimum capital requirements are computed as a function of the market risk of financial entities’ portfolios, measured as their value at risk (“VaR”).  The regulation covers only those assets usually traded in open markets and excludes those assets in investment accounts.

There are five categories of assets.  Domestic assets are divided into equity and public bonds, the latter being classified according to whether their modified duration is less than or more than 2.5 years.  Foreign equity and foreign bonds make up another two categories, which are also classified according to their duration.  The fifth category is comprised of foreign exchange positions, differentiated according to the currency involved.  Overall capital requirements in relation to market risk are the sum of the five amounts of capital necessary to cover the risks arising from each category.

Market risk minimum capital requirements must be met daily.  Information must be reported to the Central Bank on a monthly basis.  Since May 2003, U.S. dollars have been included as a risk factor for the calculation of the market risk requirement, considering all assets and liabilities in that currency.

To comply with market risk minimum capital requirements, compliance should take into account the daily change in the value of assets included in the ratio as a consequence of changes in their market prices.

Consequences of a Failure to Meet Minimum Capital Requirements

In the event of non-compliance with capital requirements by an existing financial institution, Communication “A” 4771 provides the following:

(i)
Non-compliance reported by the institutions: the institution must meet the required capital no later than the second month after non-compliance was incurred or submit a restructuring plan within 30 calendar days following the last day of the month in which such non-compliance occurred; and

(ii)
Non-compliance detected by the SEFyC: the institution must file its defense within 30 calendar days after being served notice by the SEFyC.  If no defense is filed, or if the defense is disallowed, the non-compliance will be deemed to be final, and the procedure described in item (i) will apply.

In addition, non-compliance with minimum capital requirements will entail a number of consequences for the financial institution, including prohibition from opening branches in Argentina or in other countries, establishing representative offices abroad, or owning equity in foreign financial institutions, as well as a prohibition from paying cash dividends.

Operational Risk

The regulation on operational risk, or OR, recognizes the management of OR as a comprehensive practice, separated from that of other risks given its importance.  OR is defined as the risk of loss resulting from inadequate or failed internal processes, individuals and systems or from external events.  The definition includes legal risk but excludes strategic and reputational risk.  Financial entities must establish a system for OR management that includes policies, processes, procedures and the structure for their adequate management.

Regulatory Capital

Pursuant to the Central Bank’s regulations, a bank’s RC is calculated as:

(i)
Minimum core capital, which includes capital contributions, capital adjustments, reserves, irrevocable capital contributions pending capitalization, unassigned unaudited results (of past fiscal years) and long-term debt securities complying with certain requirements (including a maturity not exceeding 30 years and that the amounts payable thereunder do not exceed the net accounting revenue of the issuer and should provide for non-cumulative defaults so as to allow payments to be deferred and paid at the stated maturity in a lump sum), so long as they do not exceed the predetermined percentage of the basic net worth, generally 20%, with periodic reductions until reaching the international standard of 15% on January 1, 2013; plus

(ii)
Supplementary capital, which may not exceed the minimum core capital and includes, among others, the following: (a) debt securities contractually subordinated to all other liabilities not computable as core capital, with an average initial maturity of at least five years and which were issued under certain conditions and requirements; plus (b) amounts of reserve funds applied to the payment of interest on subordinated debt securities before December 31, 2012, and as from such date, also those amounts which have not been used, provided they exceed certain limits; plus or minus (c) 100% of net earnings or losses recorded through the most recent audited quarterly financial statements; plus or minus (d) 100% of net earnings or losses for the current year as of the date of the most recent quarterly financial statement; plus or minus (e) 50% of profits or 100% of losses, from the most recent audited quarterly or annual financial statements; minus (f) 100% of losses not shown in the financial statements, arising from quantification of any facts and circumstances reported by the auditor; and plus or minus (g) 50% of impairment loan losses on the loan portfolio classified as “normal” or “normal performance”; minus

(iii)	Items to be deducted, which include, among others: (a) participation in other financial entities; (b) securities deposited with custodians that are not registered; (c) securities issued by foreign governments with ratings under the rating of the Argentine government; (d) correspondent positive balances with foreign financial institutions with ratings below “investment grade”; (e) unregistered ownership over real property; (f) goodwill; (g) incorporation and development expenses; and (h) provisioning deficiencies as determined by the SEFyC in Argentina.

Financial institutions (together with their branches in Argentina and abroad) must comply with minimum capital requirements both on an individual and a consolidated basis.

The minimum capital requirement for credit risk is the sum of:

(a)	10% of the value of our fixed or illiquid assets;

(b)	8% of the value of certain categories of financial or liquid assets, net of certain allowances and reserves, multiplied by a coefficient based on the perceived risk of such assets; and

(c)	8% of certain assets of the non-financial public sector as accounted for in investment accounts or under special valuation criteria determined by the Central Bank.

The sum of (a), (b) and (c) shall then be multiplied by a second coefficient ranging from 0.970 to 1.15 based on the rating that the SEFyC grants to the bank based on the its net worth, asset quality, management, profitability and liquidity.  To determine a bank’s risk-weighted assets, the Central Bank has assigned to each category of liquid asset a risk value based on the type of asset, borrower, collateral or guarantee, if any.  For example, consider the risk values assigned to the following assets:

•	cash, gold, public securities subject to minimum capital requirements for market risk, and debt instruments issued by the Central Bank were assigned a 0% risk value;

•
correspondents’ accounts and other demand accounts with banks of the country and abroad rated as “investment grade” and bonds issued by governments of member countries of the Organization of Economic Cooperation and Development (“OECD”), which are internationally rated “AA” or higher, were assigned a 20% risk value;

•	debt instruments issued by Argentine provinces, municipalities or other public sector agencies, which are not expressly guaranteed by the national government, were assigned a 100% risk value;

•
loans to the non-financial private sector with preferred guarantees in cash, gold or bonds on fixed-term deposit certificates issued by the creditor entity itself and with automatic reimbursements for export transactions corresponding to multilateral and bilateral foreign trade agreements were assigned a 0% risk value;

•
loans to the non-financial private sector with preferred guarantees granted by mutual guarantee companies registered with the Central Bank, export credit insurance policies and documentary credits in use were assigned a 50% risk value;

•	purchase money, home mortgage loans and automobile-backed loans were assigned a 50% risk value, provided they do not exceed 75% of their appraisal value;

•	the amount of a loan exceeding 75% of their appraisal value and most unsecured loans and debt instruments as well as holdings of listed stock were assigned a 100% risk value; and

•	loans to the non-financial public sector not guaranteed by the national government were assigned a 100% risk value.

Minimum Cash Requirements

Financial institutions shall keep a portion of their deposits or obligations readily available and not allocated to lending transactions.

Minimum cash reserve requirements are applicable to demand and time deposits and other brokerage liabilities denominated in pesos, foreign currency, or government and corporate securities, and any unused balances of advances in checking accounts under formal agreements not containing any clauses that permit the bank to discretionally and unilaterally revoke the possibility of using such balances.

Minimum cash reserve obligations exclude amounts owed: (i) to the Central Bank, domestic financial institutions and foreign banks (including their head offices, controlling domestic institutions and their branches) and (ii) under foreign trade financing facilities, cash purchases to be settled, forward purchases (whether or not related to repurchase agreements), demand obligations for money orders and transfers from abroad pending payment and for overseas correspondent banking operations.

The liabilities subject to these requirements are computed on the basis of the effective principal amount of the transactions, excluding interest accrued, past due, or to become due on the liabilities, provided they were not credited to the account of, or made available to, third parties, and the amount accruing upon the CER index is applied.

The table below shows the percentage rates that should be applied to determine the required minimum cash reserve:

		Rate (Pesos)	Rate (Foreign Currency)
	Item	(%)
1.	Checking account deposits (on demand)	19%	—%
2.	Savings account deposits (on demand)	19	20
3.	Legal custody accounts, special accounts for savings clubs, “Unemployment Fund for construction industry workers” and “Salary payment,” special checking accounts for legal entities and social security savings accounts	19	20
4.	Other demand deposits and liabilities, including with foreign banks and correspondents, pension and social security benefits credited by ANSES (Government Social Security Agency) pending collection and immobilized reserve funds for liabilities covered by these regulations	19	20
5.	Unused balances of advances in checking accounts under formal agreements	19	—
6.	Deposits in checking accounts of non-bank financial institutions, computed for purposes of meeting their required minimum cash reserve	100	—
7.
Time deposits, liabilities under acceptances, repurchase agreements, exchange- traded repurchase agreements (cauciones y pases bursátiles pasivos), constant-term investments, with an option for early termination or for renewal for a specified term and variable income, and other fixed-term liabilities, except rescheduled deposits included in the following items 11, 13 and 15 of this table:

	(i) Up to 29 days	14	20
	(ii) From 30 days to 59 days	11	15

		Rate (Pesos)	Rate (Foreign Currency)
	Item	(%)
	(iii) From 60 days to 89 days	7	10
	(iv) From 90 days to 179 days	2	5
	(v) From 180 days to 365 days	0	2
	(vi) More than 365 days	0	0
	(b) Others
10.	Liabilities owing to the Trust Fund for Assistance to Financial and Insurance Institutions	0
11.	Demand and time deposits made upon a court order with funds arising from cases pending before the court, and the related immobilized balances	10	10
12.	Deposits, in any form, which constitute the credit of mutual funds.	19	20
13.	Special deposits related to inflows of funds. Decree 616/2005		100
14.	Deposits and other liabilities (excluding the “Fondo de Desempleo para los Trabajadores de la Industria de la Construcción”), which return is higher than the 15% of BADLAR rates average, corresponding to the preceding month	100
15.	Term investments instrumented in transferable certificates in registered form, in pesos, for public-sector owners have the right to exercise the early termination option in less than 30 days from its constitution	16

The minimum cash reserve must be set up in the same currency to which the requirement applies, and eligible items include the following: (i) cash (bills and coins held on the bank’s own premises and in custody at other financial institutions); (ii) accounts maintained by financial institutions with the Central Bank in pesos; (iii) accounts of minimum cash maintained by financial institutions with the Central Bank in U.S. dollars, or other foreign currency; (iv) special guarantee accounts for the benefit of electronic clearing houses and to cover settlement of credit card and ATM transactions; (v) checking accounts maintained by non-bank financial institutions with commercial banks for the purpose of meeting the minimum reserve requirement; (vi) cash in transit and held by cash transportation companies; (vii) special accounts maintained with the Central Bank by ANSES and (viii) the “No. 60” subaccount, opened with the Central de Registro y Liquidación de Pasivos Públicos y Fideicomisos Financieros, or CRYL, the primary clearing system in Argentina, for sovereign debt securities and securities issued by the Central Bank for monetary regulation purposes.

Compliance with the minimum cash reserve requirement will be measured on the basis of the monthly average of the daily balances of eligible items maintained during the month to which the minimum cash reserve refers by dividing the aggregate of such balances by the total number of days in the relevant period and must be observed separately for each currency of denomination of the comprised obligations.

The aggregate balances of the eligible items referred to from (ii) to (v) and (vii) above, maintained as of each daily closing, may not, on any one day during the month, be less than 50% of the total required cash reserve (daily minimum requirement), excluding the requirement for incremental deposits, determined for the next preceding month, recalculated on the basis of the requirements and items in force in the month to which the cash reserves relate.  The daily minimum required is 70% when there was a deficit in the previous month.

Any deficiencies in meeting the required minimum cash reserve and the daily minimum reserve in pesos and in securities and instruments denominated in pesos, are subject to a penalty equal to twice the BADLAR rate for private banks deposits in pesos, as reported on the last business day of the relevant period.

Any deficiencies in meeting the required minimum cash reserve in foreign currency and in securities and instruments denominated in that currency, are subject to a penalty equal to the higher of twice the BADLAR rate for private banks in U.S. dollars or twice the 30-day LIBOR for operations in that currency, reported on the last business day of the relevant period.

Internal Liquidity Policies of Financial Institutions

The regulations designed to limit liquidity risk provide that financial institutions should adopt management and control policies that ensure the maintenance of reasonable liquidity levels to efficiently manage their deposits and other financial commitments.  Such policies should establish procedures for evaluating the liquidity of the institutions in the framework of prevailing market conditions to allow them to revise projections, take steps to eliminate liquidity constraints and obtain sufficient funds, at market terms, to maintain a reasonable level of assets in the long term.  Such policies should also address (i) the concentration of assets and liabilities in specific customers; (ii) the overall economic situation, likely trends and the impact on credit availability and (iii) the ability to obtain funds by selling government debt securities and/or assets.

Lending Limits

The amount of equity participation and credit, including guarantees granted that a financial institution may have or grant to any particular customer at any time is limited based on the institution’s RC on the last day of the immediately preceding month and on the customer’s computable net worth.  According to Central Bank regulations, a financial institution may not lend or otherwise provide credit assistance (“financial assistance”) to or invest in the capital stock of a single unrelated customer of the private-sector in amounts in excess of 15% of such financial institution’s RC (25% for loans with certain senior guarantees) or 100% of such customer’s computable net worth, provided that the financial institution may grant additional financial assistance to such customer up to an amount equal to 300% of such customer’s computable net worth as long as such additional assistance does not exceed 2.5% of the financial institution’s RC.  The financial assistance granted to financial institutions and foreign banks rated as “investment grade” cannot exceed 25% of the RC of such institution.  The limit for foreign banks not rated as “investment grade” is 5%.

The financial assistance to the federal government sector, including the federal government bonds being held, cannot exceed 50% of the financial institution’s RC.  The total amount of the financial assistance granted to the federal, provincial and municipal government sector cannot exceed 75% of the financial institution’s RC.  The following are not considered a breach of the regulations: (a) excess arising from financings outstanding as of March 31, 2003 and (b) excess determined by or resulting in an increase in the financings mentioned in (a) upon receipt of: (i) compensation bonds or notes in accordance with Articles 28 and 29 of Decree No. 905/2002 or by the application of specific provisions, after that date, under Law No. 25561 (the Public Emergency Law); (ii) bonds issued under the Mortgage Refinancing System established by Law No. 25798; (iii) bonds issued under Decree No. 1735/2004 for the restructuring of Argentina’s sovereign debt, in exchange for existing securities eligible as of March 31, 2003 and (iv) debt instruments of the Argentine government subscribed by financial institutions through an exchange, payment-in-kind or swap, after January 1, 2009, under the specific provisions of the competent authority in that area.

The aggregate amount of relevant transactions with affiliated companies or individuals may not exceed at any time the limits of the financial institution’s net worth as of the last day of the month prior to the month of calculation, according to the following general rules:

•
in the case of local financial institutions which have transactions that are subject to consolidation by the lender if the entity receiving financial assistance has received a grade 1 rating from the SEFyC, the financial institution can provide assistance for an amount up to 100% of its RC.  If the financial institution has received a grade 2 from the SEFyC, general financial assistance can be provided for an amount up to 20% of the financial institution’s RC.  If the financial institution has received a grade 3 rating by the SEFyC, general financial assistance can be provided for an amount up to 10% of the financial institution’s RC.  In all cases, additional assistance may be granted in specific cases set forth by the regulations;

•	in the case of local financial institutions not included in the preceding paragraph, the financial institution can provide assistance for an amount up to 10% of its RC;

•
in the case of other related local companies that provide supplemental services to the activity performed by the financial institution and which consolidate financial statements with the lending financial institution, such companies may receive assistance for an amount ranging from 10% to 100% of the RC of the financial institution which grants assistance, subject to additional limits in certain cases, as specified in the applicable regulations; and

•	in case of foreign banks rated “investment grade,” the financial institution can provide assistance for an amount up to 10% of its RC.

If the financial institution has a rating of 4 or 5, financial assistance to a related person or company cannot be granted, except in certain situations.  For a description of the ratings system, see “—CAMEL Quality Rating System.”

Finally, the total, non-excluded amount of financial assistance provided to, and the shareholder participation in, the related persons and companies by a financial institution, cannot exceed 20% of the institution’s RC, except when the applicable limit is 100%.

Under Central Bank regulations, a person is “related” to a financial institution (and thus part of the same “economic group”):

•	if the financial institution controls, is controlled by, or is under common control with, such person;

•
if the financial institution or the person that controls the financial institution and such person have common directors to the extent such directors, voting together, will constitute a simple majority of each board; or

•
in certain exceptional cases, if such person has a relationship with the financial institution or with the person controlling such financial institution, that might result in economic damage to such financial institution, as determined by the board of directors of the Central Bank.

In turn, control by one person of another is defined under such regulations as:

•	holding or controlling, directly or indirectly, 25% or more of the voting stock of the other person;

•	having held 50% or more of the voting stock of the other person at the time of the last election of directors;

•	holding, directly or indirectly, any other kind of participation in the other person so as to be able to prevail in its shareholders’ or board of directors meetings; or

•	when the board of directors of the Central Bank determines that a person is exercising a controlling influence, directly or indirectly, in the direction or policies of another person.

The regulations contain several non-exclusive factors to be used in determining the existence of such controlling influence, including, among others:

•	holding a sufficient amount of the other person’s capital stock as to exercise influence over the approval of such person’s financial statements and payment of dividends;

•	representation in the other person’s board of directors;

•	significant transactions between both persons;

•	transfers of directors or senior officers between both persons;

•	technical and administrative subordination by one person to the other; and

•	participation in the creation of policies of the financial institution.

Notwithstanding the limitations described above, a bank’s aggregate amount of non-exempt total financial exposure (including equity interests) independently of whether customers qualify as such bank’s related parties or not, in the case in which such exposure exceeds 10% of such bank’s RC, may not exceed three times the bank’s RC excluding total financial exposure to domestic financial institutions, or five times the bank’s RC, including such exposure.

Diversification of Credit Risk

The regulations on credit risk diversification prescribe minimum risk diversification standards in order to reduce such risk without significantly eroding average profitability.

There are three types of ratios that limit a lender’s risk exposure, namely: risk concentration limits, limits on transactions with customers on the basis of the institution’s capital (credit graduation) and credit limits on the basis of the customer’s net worth (on customer’s RC).

Concentration of risk means the aggregate amount of relevant transactions consummated with companies, individuals or groups of companies—whether affiliated or not—where such transactions, measured for each one of such customers, are at any time equal to or higher than 10% of the institution’s RC on the last day of the month prior to the relevant month.  Public bonds received by financial entities as compensation up until December 31, 2005 are excluded.

Limitations are provided for in the case of transactions with customers, which may not exceed certain percentages applied on the basis of the institution’s RC as of the last day of the month prior to the relevant month.

The regulation sets forth a number of transactions that are excluded from credit risk diversification rules.

In the case of credit limits based on the customers’ net worth, as a general rule, the financial assistance may not exceed 100% of the customer’s net worth, although this basic margin may be increased to 300% provided it does not exceed 2.5% of the financial institution’s RC and the increase is approved by the board of directors of the relevant financial institution.

Any excess over the ceilings established by these three ratios will cause the regulations set forth in “—Consequences of a Failure to Meet Minimum Capital Requirements” to become applicable.

CAMEL Quality Rating System

Minimum capital requirements also depend on the CAMELBIG rating (1 strongest, 5 weakest) assigned by the SEFyC, which also determines the “k” value.  This rating system complies with international standards and provides a broad definition of the performance, risks and perspectives of financial entities.  Financial entities have to adjust their capital requirements according to the following “k” factors:

CAMELBIG Rating	K Factor
1	0.97
2	1.00
3	1.05
4	1.10
5	1.15

The Central Bank began to rate financial institutions based on the “CAMEL” quality rating system in 1994.  Each letter of the CAMEL system corresponds to an area of the operations of each bank being rated, with: “C” standing for capital, “A” for assets, “M” for management, “E” for earnings and “L” for liquidity.  Each factor is evaluated and rated on a scale from 1 to 5, 1 being the highest rating an entity can receive.  The Central Bank modified the supervision system effective in September 2000.  The objective and basic methodology of the new system, denominated “CAMELBIG”, do not differ substantially from the CAMEL system.  The criteria were redefined in order to evaluate business risks separately from management risks.  The criteria used to rate the business risks are: capital, assets, market, earnings, liquidity and business.  The criteria used to rate management risks are: internal control and the quality of management.  A final rating for the financial institution is obtained by combining the rating of each individual criterion under evaluation.

Foreign Exchange System

During the first quarter of 2002, the Argentine government established certain foreign exchange controls and restrictions.  On February 8, 2002, Decree No. 260 was issued, establishing as of February 11, 2002 a Single Free Exchange Market system, through which all transactions involving the exchange of foreign currency are to be traded at exchange rates to be freely agreed upon.

On such date, the Central Bank issued Communications “A” 3471 and “A” 3473, which stated that foreign exchange transactions can only be carried out with entities authorized by the Central Bank.  Since January 2, 2003, there have been further modifications to the restrictions imposed by the Central Bank.  For a more detailed description of the foreign exchange controls in place, see “Exchange Rates and Exchange Controls—Exchange Controls.”

Foreign Currency Lending Capacity

The regulations relating to the allocation of deposits in foreign currencies establish that the lending capacity from foreign currency deposits, including U.S. dollar-denominated deposits to be settled in pesos, must fall under one of the following categories:  (i) pre-financing and financing of exports to be made directly or through principals or other brokers; (ii) financing to manufacturers or processors of goods, provided that such transactions are supported by a purchase agreement with an exporter, payable in foreign currency, and the underlying assets are fungible commodities traded in public markets; (iii) financing to manufacturers of goods to be exported, as final products or as part of other goods, by third-party purchasers, provided that such transactions are secured or collateralized in foreign currency by said third-party purchasers; (iv) financing of capital expenditure projects and/or the acquisition of a whole class of goods that are tied to goods produced for export; (v) financing of commercial customers that are treated as consumer or housing loans in accordance with provisions of “Classification of debtors”, involved in the import of fixed assets which increases the production of goods destined to the domestic market; (vi) debt securities or certificates of participation in financial trusts, which underlying assets are certain types of loans originated by financial institutions according to Communication “A” 4851; (vii) debt securities or certificates of participation in financial trusts, issued in foreign currency and with public offering approved by the CNV, which underlying assets are documents secured by mutual guarantee companies registered in the registry enabled in the Central Bank, or by national and provincial funds created with the same purposes, purchased by the trustee to finance operations in the terms and conditions referred to in items mentioned above; (viii) financings included under the “Préstamos BID N° 1192/OC−AR” program, provided that such financings shall not be higher than 10% of the credit capacity and (ix) loans made from one financial entity to another.

The lending capacity shall be determined for each foreign currency raised on the basis of the monthly average of daily balances recorded during each calendar month.  Any defect in the application shall increase the minimum cash requirement in the relevant currency.

With the purpose of granting such financings, whatever the source of resources applied, financial institutions must verify that customers have sufficient ability to pay, which must take into account at least two scenarios which provide for significant variations of different magnitudes in the exchange rate in the term of one year, in both cases exceeding the latest estimate available in this matter arising from the Market Expectations Survey published by the Central Bank.

General Exchange Position

The general exchange position, or GEP, includes all the liquid foreign currency assets of the institution, such as gold and foreign currency reserves maintained in Argentina and abroad, deposits and investments, regardless of their term, in foreign banks, investments in foreign government securities (OECD members and sovereign debt rated not less than “AA”), certificates of time deposits in foreign institutions (rated not less than “AA”), other liquid investments abroad and correspondents’ debit and credit balances.  It also includes purchases and sales of these assets already arranged and pending settlement involving foreign exchange purchases and sales performed with customers within a term not exceeding two business days, and third-party funds pending settlement (Communication “A” 4814, Item 1).  It does not include, however, third parties’ foreign currency held in custody, term sales and purchases of foreign currency or securities nor direct investments abroad.

The GEP limit is calculated every month and, therefore, updated on the first business day of the month.  Pursuant to the relevant reporting system regulations, this limit is set at 15% of the amount equivalent in U.S. dollars to the computable equity (RC) at the end of the month immediately proceeding the last month when filing with the Central Bank has already expired.  It will be increased by an amount equivalent in U.S. dollars to 5% of the total amount traded by the institution on account of the purchases and sales of foreign currency in the calendar month prior to the immediately preceding month, and by 2% of the total demand and time deposits locally held and payable in foreign bills, excluding deposits held in custody, recorded by the institution at the end of the calendar month prior to the immediately preceding month.  If the ceiling does not exceed $8.0 million, this figure will be considered its floor.

Institutions authorized to trade in foreign currency failing to comply with the GEP limits or the exchange reporting regulations must refrain from trading in foreign currency until they are in compliance.

According to Communication “A” 3640, institutions authorized to trade in foreign currency require the Central Bank’s prior consent to perform their own purchases when payment is made against delivery of foreign currency or other foreign assets comprising the GEP.

The minimum GEP limit will be raised by $12,000,000 when the financial institution operates in foreign exchange transactions with 15 or more countries.  Additionally and cumulatively, it will be increased to a maximum equivalent of $5,000,000 in connection with foreign currency holdings in bills that do not correspond to U.S. dollars and/or euros; for up to $1,000,000 for checks against foreign banks purchased from third parties, which are credited in correspondent accounts; and up to the equivalent of $3,000,000 for the amount of U.S. dollars or euro notes sent to the United States Federal Reserve or the European Central Bank, pending accreditation after 72 hours as of the date of shipment thereof.

The authorized exceptions to the minimum limit of maximum GEP shall be used by financial institutions as long as the extended limit is consistent and compatible with the limits to the Foreign Currency Net Global Position.

Financial institutions may request prior approval of the Central Bank to exceed the limits set out in this rule for specific needs and transitional periods, which shall be granted as long as this contributes to the objectives of the Central Bank regarding foreign exchange and monetary policy.

Foreign Currency Net Global Position

All assets and liabilities from financial intermediation and bonds in foreign currencies are included in the net global position.  Forward transactions under master agreements entered into within domestic self-regulated markets are also included, with settlement of the net amount without delivery of the underlying asset.  Deductible assets for determining RC are excluded from the ratio.

Two ratios are considered:

•
Negative foreign currency net global position:  This position cannot exceed 30% of RC.  As from January 2007, the limit was reduced to 15%, but it can be extended up to 30% under certain circumstances, including if:  (i) the financial entity registers mid- and long-term financings in pesos to the non-financial private-sector, for an amount equal to the incremental of the negative foreign currency net global position (mid- and long-term are those exceeding four years, weighting capital maturity without considering CER) or (ii) the financial entity registers an incremental on credit risk minimum capital requirements equal to the general limit extension of the negative foreign currency net global position.

•
Positive foreign currency net global position:  This limit (currently suspended), cannot exceed the lower of 30% of RC or “own liquid funds.”  Own liquid funds refer to RC without “fixed assets” and loans to related customers.

The excesses of these ratios are subject to a charge equal to the higher of twice the nominal interest rate of U.S. dollar-denominated Central Bank notes (Central Bank bill) or twice the U.S. dollar LIBOR for the last business day of the month.  Charges not paid when due are subject to an overdue penalty of an additional 50% of the amount originally due.

Debt Classification and Impairment Loan Losses

Credit Portfolio

The regulations on debt classification are designed to establish clear guidelines for identifying and classifying the quality of assets, as well as evaluating the actual or potential risk of a lender sustaining losses on principal and/or interest, in order to determine, taking into account any loan security, whether the provisions against such contingencies are adequate.  Banks must classify their loan portfolios into two different categories: (i) consumer or housing loans and (ii) commercial loans.

Consumer and housing loans include housing loans, consumer loans, credit-card financings and other types of installment credits to individuals.  All other loans are considered commercial loans.  Consumer or housing loans that exceed the equivalent of Ps. 750,000 and whose repayment is not connected to the customer’s permanent or periodical income, but to the evolution of its productive or commercial activity, shall be included within the commercial portfolio.

If a customer has both kinds of loans (commercial and consumer and housing loans), the consumer and housing loans will be added to the commercial portfolio to determine under which portfolio they should be classified based on the amount indicated.  In these cases, the credit backed by preferred guarantees is considered to be at 50% of its face value.

Financings of a commercial nature of up to the equivalent of Ps. 750,000, whether or not they have preferred collateral, may be grouped together with consumer and credits.  If exercised, this option shall generally apply to the entire portfolio and shall be provided under the “Operating procedures of classification and provision” and may only be changed with a six-month notice to the SEFyC.

Under the current debt classification system, each customer, as well as the customer’s outstanding debts, is included within one of six sub-categories.  The debt classification criteria applied to the consumer loan portfolio are primarily based on objective factors related to customers’ performance of their obligations or their legal standing, while the key criterion for classifying the commercial loan portfolio is each borrower’s paying ability based on its future cash flow.

With regards to foreign currency financing customers, whatever the source of resources applied, the bank must analyze whether the customer has sufficient payment capacity to cover maturities even in the event of significant changes in exchange rates.  To this end, at least two scenarios must be analyzed, which provide for significant variations of different magnitudes in the exchange rate in the term of one year, in both cases exceeding the latest estimate available in the Market Expectations Survey published by the Central Bank at the time of evaluation.

Commercial Loans Classification

The principal criterion to evaluate a loan pertaining to the commercial portfolio is the borrower’s ability to repay, which is mainly measured by such borrower’s future cash flow.  Pursuant to Central Bank regulations, commercial loans are classified as follows:

Classification	Criteria
Normal	Borrowers for whom there is no doubt as to their ability to comply with their payment obligations.
Under special tracking/observation	Borrowers who, although considered to be able to meet all their financial obligations, are sensitive to changes that could compromise their ability to honor debts absent timely corrective measures.
Under special tracking/negotiation or refinancing agreement

Borrowers who are unable to comply with their obligations as agreed with the bank and, therefore, formally state, within 60 calendar days after any interest or principal payment date, their intention to refinance such debts.  The borrower must enter into a refinancing agreement with the bank within 90 calendar days (if up to two lenders are involved) or 180 calendar days (if more than two lenders are involved) after the payment default date.  If no agreement has been reached within the established deadline, the borrower must be classified under the next category according to the indicators established for each level.

With problems	Borrowers with difficulties honoring their financial obligations under the loan on a regular basis, which, if uncorrected, may result in losses to the bank.
With high risk of insolvency	Borrowers who are highly unlikely to honor their financial obligations under the loan.
Non-recoverable loans	Loans classified as unrecoverable at the time they are reviewed (although the possibility might exist that such loans might be collected in the future).
Technically non-recoverable
(a) Borrower has defaulted on its payment obligations under a loan for more than 180 calendar days according to the report provided by the Central Bank, which report includes (i) financial institutions liquidated by the Central Bank; (ii) residual entities created as a result of the privatization of public financial institutions, or in the privatization or dissolution process; (iii) financial institutions whose licenses have been revoked by the Central Bank and find themselves subject to judicial liquidation or bankruptcy proceedings and (iv) trusts in which Seguro de Depósitos Sociedad Anónima is a beneficiary, and/or (b) certain kinds of foreign borrowers (including banks or other financial institutions that are not subject to the supervision of the Central Bank or similar authority of the country in which they are incorporated) that are not classified as “investment grade” by any of the rating agencies approved by the Central Bank; and/or (c) customers in the non-financial private-sector, whose debt (in every respect) plus the amount of the requested funding, upon the granting of it, exceeds the lower of 2.5% of the RC of the entity on the last day of the preceding month or Ps. 2,000,000, and have not submitted a statement about whether they are related or not to the financial entity, with the exception of debtors under court or out-of-court restructuring proceedings, for a period of up to 540 days from the beginning of such proceedings, provided that legal counsel to the relevant financial institution issues an opinion on the reasonableness of the chances of recovery of amounts due.

The debtor should be re-categorized where the financial institution has classified such debtor more than one level above the classification of those of at least two other financial institutions or trusts whose credits together represent 40% or more of the total reported by all creditors, according to the latest information available in the centralized debtor database.

Consumer and Housing Loans Classification

Under Central Bank’s regulations, consumer and housing borrowers are classified as follows:

Classification	Criteria
Normal	If all payments on loans are current or less than 31 calendar days overdue and, in the case of checking account overdrafts, less than 61 calendar days overdue.
Low Risk	Loans with payment obligations overdue for a period of more than 31, but less than 90 calendar days.
Medium Risk	Loans with payment obligations overdue for a period of more than 90, but less than 180 calendar days.
High Risk
Includes, among other cases, customers with payment delays of more than 180 days to one year.  It also includes debtors who have (i) applied for a court-supervised debt reorganization proceeding; (ii) entered into a pre-packaged reorganization agreement (pending court approval) or (iii) been subject to a bankruptcy petition (pending bankruptcy declaration by the court), in respect of obligations that are equal to or greater than 20% of the net worth of the customer.  If the bankruptcy petition remains undismissed for 90 days after filing, this percentage is reduced to 5% to 20% of the customer’s net worth.

Non-recoverable loans	Includes, among others, insolvent debtors or debtors with bankruptcy declared by a court, with very low repayment capacity. It also includes debtors with loans overdue for more than one year.
Technically non-recoverable	Same criteria as for commercial loans in the technically non-recoverable category.

Minimum Credit Allowances

The following minimum credit allowances are required to be made under Argentine Banking GAAP by Argentine financial entities in relation to the credit portfolio category.  The percentages are applied to the aggregate principal amount of all loans to the classified borrower.  Allowances under IFRS may differ.

Category	With Preferred Guarantees	Without Preferred Guarantees
“Normal” and “Normal Performance”	1%	1%
“Under observation” and “Low Risk”	3%	5%
“Under negotiation or refinancing agreement”	6%	12%
“With Problems” and “Medium Risk”	12%	25%
“With high risk of insolvency” and “High Risk”	25%	50%
“Non-recoverable”	50%	100%
“Technically non-recoverable”	100%	100%

Loans backed with preferred guarantees “A” require a 1% provision independently of the customer category.  Financial institutions may make allowances for amounts exceeding the established minimum if they deem it reasonable.

Allowances for Loan Losses

Allowance for loan losses is maintained in accordance with applicable regulatory requirements of the Central Bank.  Increases in the allowances are based on the level of growth of the loan portfolio, as well as on the deterioration of the quality of existing loans, while decreases in the allowance are based on regulations requiring the write-off of non-performing loans classified as “non-recoverable” after a certain period of time and on decisions of the management equivalent in foreign currency.  Allowances under IFRS may differ.  See note 2 to our consolidated financial statements.

Minimum Frequency for Classification Review

The result of the classification review will be included in the customer’s file.  The minimum frequency for classification review is as follows.

(a)
Every calendar quarter, for customers which, individually considered, received financings at any time equivalent to 5% or more of its computable net worth or, in the case of financial trusts, 5% or more of the assets of such trusts as of the month preceding the end of such calendar quarter.  To this end, a group or an economic unit is treated as a single customer.

(b)
Every six months, for customers which, individually considered, received financings which at any time range from 1%, or Ps. 2,000,000, whichever is less, and 5% of its computable net worth; in case of financial trust, such limits are calculated on the underlying assets.  In both cases, the calculation is made as of the month immediately preceding the end of such six-month period.  To this end, a group or an economic unit is treated as a single customer.  At the end of every first calendar semester, the review shall have reached not less than 50% of the commercial loan portfolio.  If necessary, the financial entity shall include in its review customers with financings that do not reach 1% of the computable net worth or 1% of the assets in the case of financial trusts, or the equivalent of Ps. 2,000,000.

(c)	Every financial year, the review should have reached the entire commercial portfolio.

Payment of Dividends

The Central Bank has imposed restrictions on the payment of dividends, substantially limiting the ability of financial institutions to distribute such dividends without its prior consent.  The Central Bank has eased these restrictions through Communication “A” 4,589, as amended by Communication “A” 4,591, “A” 5,072 and others, by providing for a mechanism for the calculation of distributable profits of the financial institutions.  In addition, pursuant to Central Bank regulations, we may only distribute dividends if we have satisfied the following conditions throughout the month preceding the request to the SEFyC for approval of the dividend:

•
we are not subject to the provisions of Sections 34 (“Regularization and sanitation”) or 35 (“Restructuring of the institution in receipt of credit and bank deposits”) of the Financial Institutions Law;

•	we are not receiving financial assistance from the Central Bank, except in certain limited cases;

•	we are in compliance with the reporting obligations of the Central Bank; and

•	we are in compliance with minimum capital requirements (on an individual or consolidated basis) and with minimum cash reserves (on average).

Amount Available for Distribution

Pursuant to Central Bank regulations, financial institutions may distribute dividends up to the positive amount resulting from the subtraction from retained earnings of (i) legal reserves, (ii) capitalized losses resulting from amparos, (iii) the positive difference between the book value and the market value of any government bonds not marked to market, (iv) adjustments to asset valuation notified by the SEFyC and (v) individual preferential assets valuation allowances granted by the SEFyC.  The Central Bank also requires banks to verify the absence of any deficiencies in the bank’s capital position to ensure that the dividend will not compromise the bank’s liquidity or solvency.

Priority Rights of Depositors

Under Section 49 of the Financial Institutions Law, in the event of judicial liquidation or bankruptcy of a bank, depositors have a general and absolute priority right to collect their claims over all other creditors, except claims secured by pledges or mortgages and certain employee liens.  Additionally, the holders of any type of deposit have a special priority right over all other creditors of the bank, except certain employee creditors, to be paid out of (i) any funds of the branch that may be in the possession of the Central Bank as Minimum Cash Reserve; (ii) any other funds of the bank existing as of the date on which the bank’s license is revoked or (iii) any proceeds resulting from the mandatory transfer of certain assets of the financial institution to another as determined by the Central Bank pursuant to Section 35 of the Financial Institutions Law, according to the following order of priority:  (a) deposits of up to Ps. 50,000 per person (including all amounts such person deposited in one financial entity), or its equivalent in foreign currency; (b) deposits of an amount higher than Ps. 50,000, or its commercial loan portfolio (including customers in the group mentioned in paragraph (a) above), or its equivalent in foreign currency and (c) all other deposits on a pro rata basis.

Mandatory Deposit Insurance System

Law No. 24,485, as amended by Law No. 25,089 and Decree No. 540, passed on April 12, 1995, created a Deposit Insurance System, or SSGD, which is mandatory for bank deposits, and delegated the responsibility for organizing and implementing the system to the Central Bank.

SSGD has been implemented through the establishment of a Deposit Guarantee Fund (“FGD”), managed by a private-sector corporation called Seguro de Depósitos Sociedad Anónima, or Deposit Insurance Corporation or SEDESA.  The shareholders of SEDESA are the Argentine federal government and a trust set up by the participating financial institutions.  These institutions must pay FGD a monthly contribution determined by Central Bank’s regulations.  SSGD is financed through regular and additional contributions made by financial institutions.

Effective payment on this insurance will be made within 30 business days after revocation of the license of the financial institution in which the funds are held.  Such payment is subsidiary, that is, not cumulative to the exercise of the depositor’s priority rights.

Decree No. 214/2002, Section 16, provided that SEDESA may issue registered securities to offer them to depositors in payment of the guarantee in the event it should not have sufficient funds available.

Deposits covered by this insurance include, among others, deposits in pesos and foreign currency in the participating entities under (i) current accounts; (ii) current accounts in Cooperative Credit Unions; (iii) savings accounts; (iv) fixed term deposits and (v) salary, basic, universal free and special accounts, etc.

Deposits covered by this insurance do not include, among others, (a) transferable time deposits whose ownership has been acquired by endorsement, even when the last endorsee is the original depositor; (b) placements which offer incentives or payments other than interest rate and, where applicable, the amount payable on application of the CER, whatever name or form they take (insurance, lotteries, tourism, services, etc.); (c) deposits bearing interest above the reference rates published by the Central Bank; (d) deposits of financial institutions with other brokers, including certificates of deposit acquired by secondary trading; (e) deposits made by persons related, directly or indirectly to the entity and (f) time deposits of securities, acceptances or guarantees.

The guarantee will cover the repayment of principal deposited, interest, adjustments by the CER and price differentials, as applicable, accrued up to (a) the date of revocation of the authorization to operate or (b) the date of suspension of the entity by virtue of Article 49 of the Charter of the Central Bank, if this measure was adopted prior to it, up to the aggregate amount of Ps. 120,000.  In the case of accounts and deposits payable to two or more persons, the guarantee limit remains at Ps. 120,000.

SEDESA may require, prior to the settlement of the guarantee, that depositors prove the source and availability of funds deposited with appropriate records.  Furthermore, SEDESA shall report to the authorities when noticing irregularities or criminal acts aimed at obtaining the improper collection of the guarantee.

Capital Markets

Commercial banks are authorized to subscribe and sell debt securities.  Currently, there are no statutory limitations as to the amount of securities a bank may undertake to subscribe.  However, pursuant to Communication “A” 5034, banks may only sell their own debt securities for a minimum denomination amount of Ps. 400,000.  In addition, under Central Bank regulations, debt security underwriting by a bank is treated as “financial assistance” and, accordingly, until the securities are sold to third parties, such underwriting is subject to limitations.

In 1990, MERVAL authorized firms organized as sociedades de bolsa, or brokerage houses, to operate as brokers on the Buenos Aires Stock Exchange together with individual stockbrokers.  There are currently no restrictions on ownership of a sociedad de bolsa by a commercial bank, and, in fact, most of the main commercial banks operating in Argentina have established their own sociedad de bolsa.  All brokers, whether individuals or firms, are required to own at least one share of the MERVAL to be allowed to operate as brokers on the Buenos Aires Stock Exchange.

An agreement between the Buenos Aires Stock Exchange and representatives of the MAE dealers provides that trading in shares and other equity securities will be conducted exclusively on the Buenos Aires Stock Exchange and that all debt securities listed on the Buenos Aires Stock Exchange may also be traded on the MAE.  Trading in Argentine government securities, which are not covered by the agreement, is conducted mainly on the MAE.  The agreement does not extend to other Argentine exchanges.

Commercial banks may operate as both managers and custodians of Argentine fondos comunes de inversión or mutual funds; provided, however, that a bank may not act simultaneously as manager and custodian for the same fund.

Financial Institutions in Economic Difficulties

Under the Financial Institutions Law, if a financial institution:

•	evidences a cash reserve deficiency during a given period of time,

•	has not satisfied certain technical standards on an ongoing basis,

•	has not maintained minimum net worth standards, or

•	is deemed by the Central Bank to have impaired solvency or liquidity,

such financial entity must submit a regularization plan under such terms and conditions as may be established by the Central Bank within a term that may not exceed thirty days.  However, the Central Bank may appoint overseers with veto powers and/or demand the creation of guarantees and restrict or prohibit the distribution or remittances of profits.  The lack of submission, the rejection or any noncompliance with the regularization plan entitles the Central Bank to revoke the authorization to operate as a financial entity and to impose sanctions.  If the plan is accepted the Central Bank may grant a temporary exemption with respect to the observance of the technical regulations and dismiss or postpone the payment of fines, if any.

Likewise, and prior to the revocation of the authorization to operate as a financial entity, the Central Bank may authorize the restructuring of the entity for the protection of its depositors, by implementing any of the following decisions, or a combination thereof, in a sequential, gradual or direct manner: reduction, increase and assignment of capital stock, exclusion of assets and liabilities and their transfer to other financial institutions and/or judicial intervention.

Dissolution and Liquidation of Financial Institutions

As provided in the Financial Institutions Law, the Central Bank must be notified of any decision adopted by a financial institution’s officer or its legal or corporate body concerning its dissolution.  The Central Bank must then notify such decision to a competent commercial court, which will determine which of the bank’s officer, its legal or corporate body or an independent liquidator appointed for this purpose will be in charge of the liquidation.  The court’s decision will be based on whether there is sufficient assurance regarding the ability of such an officer or corporate body to carry out the liquidation properly.

If a restructuring plan has failed or is not deemed feasible, or violations of local laws and regulations have been incurred, or significant changes have occurred in the institution’s condition since the original authorization was granted, then the Central Bank may revoke a bank’s license to operate as a financial institution.  In this event, the law allows for judicial or extrajudicial liquidation.  During the liquidation process and once the license to operate as a financial institution has been revoked, a court of competent jurisdiction may adjudge the former financial institution bankrupt or a petition in bankruptcy may be filed by any creditor of the bank after a period of 60 calendar days has elapsed since the license was revoked.

After notification of the resolution ordering the revocation of authorization to operate as a financial institution, and until a competent court decides upon the termination of the activity or the liquidation of the bank, any commitment to increase the bank’s liabilities shall be void; additionally, the enforcement of and the accrual of interest under such liabilities shall cease.

In the event of self-liquidation, judicial liquidation or bankruptcy at the request of the intervening court, the Central Bank should provide notice and technical assistance prior to the revocation of the authorization to operate.

Money Laundering

The concept of money laundering generally refers to transactions intended to introduce criminal proceeds into the institutional system and thus to transform profits from illegal activities into assets of an apparent legitimate source.

On April 13, 2000, the Argentine Congress passed Law No. 25,246, which defines money laundering as a crime.  In addition, the law, which amends several sections of the Argentine criminal code, created UIF, and established an administrative criminal system to the same end.

Pursuant to the Argentine criminal code, it shall be considered money laundering whenever a person converts, transfers, manages, sells, encumbers, or otherwise uses money, or any other assets derived from a crime in which that person has not participated, with the possible result that the original or resulting assets may appear to have a legitimate origin, provided the value of such assets exceeds Ps. 50,000, whether such amount derives from one or more transactions.

In line with internationally accepted practice, Law No. 25,246, as amended, does not attribute exclusive responsibility in controlling these transactions to government agencies, but it also assigns certain duties to diverse private-sector entities, such as financial entities, stockbrokers, brokerage houses and insurance companies.  These duties consist of obtaining and disclosing information.  Moreover, Central Bank regulations require banks to take certain minimum precautions to prevent money laundering.

According to the rules of Guía de Transacciones Inusuales o Sospechosas en la Órbita del Sistema Financiero y Cambiario, or the Guide to Foreign Exchange and Irregular or Suspicious Financial Transactions, approved by the Financial Information Unit Resolution No. 37/2011, financial entities have the obligation to report, in relation to investments, the following transactions, among others:

(i)	investments in securities of a disproportionate value, relative to the business of the investor;

(ii)	deposits or back-to-back loans in jurisdictions known as paraiso fiscal, or tax heavens or “non-cooperative” jurisdictions;

(iii)	requests for asset management services where the source of funds is not certain or does not relate to the business of the investor;

(iv)	unusual transfers of large amounts of securities or interests;

(v)	unusual and frequent use of special investment accounts and

(vi)	frequent purchase and sale of securities during the same day of the same amount and volume, where they appear unusual in relation to the business of the investor.

Each institution must appoint a senior management officer as the person responsible for money laundering prevention in charge of centralizing any information the Central Bank may require on its own initiative or at the request of any competent authority.  In addition, this officer, or other person reporting to the general manager, the board of directors or equivalent authority will be responsible for the implementation, tracking and control of internal procedures to ensure compliance with regulations.

In addition, financial institutions are required to report to the UIF any transaction that looks suspicious or unusual, or lacks economic or legal justification, or is unnecessarily complex, whether performed on isolated occasions or repeatedly.  In July 2001, the Central Bank released a list of “non-cooperative” jurisdictions so that financial institutions would pay special attention to transactions to and from those areas.  Until recently Myanmar was the only country on the list.  However, following international recommendations, the Central Bank has issued Communication “A” 5126, pursuant to which banks must take special precautions with regards to transactions involving certain additional countries.

Financial institutions should comply with the precautions contained in Central Bank regulations, together with the provisions of Law No. 25,246, as amended, and other relevant related regulations issued by the UIF.

Auditing Requirements

We are required under Argentine law to prepare our financial statements in accordance with Argentine Banking GAAP and other applicable regulations.

Financial institutions must inform the Central Bank the name of the public accountant appointed to carry out an external audit of its financial statements and other information required by the financial institution, and the term of his/her engagement, indicating initiation and ending dates, expressed in fiscal years audited.  In the case of professionals working on behalf of accounting firms, financial institutions must also indicate the name of he relevant firm.  The designation of public accountant, as well as subsequent changes, must be informed within fifteen business days.  In the event that the public accountant is changed before the engagement contract expires, the financial institution shall indicate the cause of such change.

The external audit should be performed by certified public accountants designated by the financial institutions enrolled in the register of auditors maintained by the SEFyC.  These professionals may not serve simultaneously for more than one financial institution and shall remain in office for no more than five consecutive years.  In order to be reappointed as external auditor, a term equal to the period during which the relevant professional acted as external auditor shall have elapsed.

In conclusion of the task, external auditors should send financial institutions the reports listed below:

(1)	a report on the financial statements at the end of a fiscal year,

(2)	a report with the results of limited reviews of the financial statements of the entity at the end of each quarter,

(3)
a memorandum on the internal control system of institutions, which must contain at least a description of significant deficiencies observed in the system arising from the implementation of tasks set out in Appendices II and III of the Central Bank’s Accounting and Auditing Rules (CONAU), Section F and the suggestions for solving them, and

(4)	special reports.

For the management of the institution to become aware of the contents of the memorandum or reports referred to in paragraphs (3) and (4) above, such memorandum reports shall be transcribed into the minutes of the meetings of the Board or Council management of the entity or, alternatively, in a special book for such purposes.

Internal Audit Committee – Integration and functions

Financial entities shall create an Internal Audit Committee composed of at least two members of the Board of Directors and the head of internal audit of the entity.

The Internal Audit Committee shall, among other duties:

•	supervise the adequate operation of the internal control systems through periodic evaluations;

•	improve the effectiveness of internal controls;

•	review and comment on internal audit plans;

•	review and approve annual internal audit plans;

•	review the reports issued by the internal audit;

•	review comments made by internal and external auditors on the weaknesses detected in the internal control systems, as well as the corrective measures implemented by the general management;

•	review the results in the reports of the Controller and Supervisory Board;

•	liaise with the officers of the SEFyC who are responsible for the control of the relevant entity;

•	review annual and quarterly financial statements and the auditors’ reports, as well as any other relevant financial information;

•	review periodically compliance with the rules related to the independence of external auditors;

•	review transactions where there is a conflict of interests with members of any of the entity’s bodies or with its shareholders; and

•	analyze the fees charged by the external auditors, stating separately those corresponding to external audits and related services from other special services rendered by the external auditors.

Merger, Consolidation and Transfer of Going Concern

The merger with another financial institution or other entities shall be subject to authorization by the Central Bank.  A merger agreement is thus not valid and binding until it has been authorized by the relevant general shareholders’ meeting and it has been approved by the Central Bank.

The entity resulting from the merger must submit a financial and economic structure for the analysis and approval of the Central Bank.  In the event that additional capital contributions are required for the merger, the entity must submit additional information.

The parties to the merger shall be in compliance with reporting requirements of the Central Bank.

The parties to the merger or the acquiring company must submit a study showing the viability of the proposed transaction systems.

The merger rules governing financial institutions shall also apply to transfers of going concerns.

Credit Cards Law No. 25,065

Law No. 25,065, enacted in 1999, governs different aspects of the credit, purchase and debit card system.  Among other things, this law: (i) creates an obligation to sign a contract between the bank and the holder of the credit card before the card is issued; (ii) fixes a maximum limit on financial interest charged on balances, which may not exceed by more than 25% of the rate applied to personal loan transactions; (iii) sets a maximum 3% fee to be charged by the banks to commercial establishments, and is not permitted to charged commercial establishments in the same line of business with different rates; and (iv) prohibits providing information to financial background databases regarding credit card holders with delinquent payments.

Law No. 26,361, enacted in 2008, amended article 50 of Law No. 25,065, empowering the Secretariat of the Domestic Commerce, a department of the Ministry of Economy and Production, to issue regulatory provisions and exercise its powers to control, survey and determine compliance with respect to commercial matters.  The City of Buenos Aires and the Provinces will act as local enforcement authorities in their respective jurisdictions, with the power to delegate, if applicable, to their dependent bodies or to municipalities.  Irrespective of the above, the federal government may act concurrently, even if the presumed infringements occur only within the scope of the Autonomous City of Buenos Aires or the Provinces.

Pursuant to Law No. 25,065, the Central Bank has been appointed as the regulatory authority of the Credit Cards Law in connection to financial matters thereof.

MANAGEMENT

Board of Directors

Our bylaws provide that our board of directors must be composed of a minimum of four and a maximum of 17 directors elected for three-year terms by the shareholders at the annual ordinary shareholders’ meeting and, if the board of directors is composed of more than eight directors, the board will be divided into three classes with no less than three directors per class. The annual ordinary shareholders’ meeting may also appoint an equal or lesser number of alternate directors, to hold office for the same term as regular directors, to fill any vacancy in the board occurring for any reason whatsoever, and shall further determine the order of substitution.  Eleven directors and four alternate directors were appointed at our shareholders’ meeting held on March 16, 2011. The business address of our directors and officers is Bartolomé Mitre 480, Buenos Aires, Argentina.

Our board of directors meets at least once a month and is responsible for setting our short- and long-term strategies and policies and supervising management.  Pursuant to Central Bank regulations, financial institutions, such as us, with deposits greater than 1% of the total deposits in the Argentine financial system may not have members of management on their board of directors. In response to this new regulatory requirement, several of our directors, including Mr. Cristofani, Mr. Tempesta and Mr. Rodríguez, which were also members of our management until March 2011, now serve exclusively as members of our board of directors. Our board of directors, including through the various committees described in “—Committees Reporting to the Board of Directors,” ensures that the strategies, policies and other directives and overall strategic objectives are carried out.

Powers and Duties

Under Argentine corporate law, directors are responsible for the diligent and prudent performance of their duties as prudent business people. Directors are jointly and severally accountable to us, our shareholders and third parties for any improper performance of their duties, any infringement of laws, the bylaws or regulations, if any, as well as for any damages resulting from fraud, willful misconduct or gross negligence. In accordance with Argentine corporate law and our bylaws, resolutions adopted by a shareholders’ meeting may assign specific duties to the directors.  In such event, a director’s liability will be determined by reference to the performance of such duties, provided that certain registration requirements are complied with. Under Argentine corporate law, directors are prohibited from engaging in activities in competition with us without the express authorization of our shareholders.  Agreements entered into between directors and us require ratification in accordance with the procedures established by applicable law when such agreements are not entered into in the ordinary course of business and are not carried out on an arm’s-length basis.  See “Related Party Transactions.”  Directors must inform the board of any conflict of interest that might exist in a specific transaction, and refrain from voting on any such matters.

Directors will not be liable if, notwithstanding their presence at a meeting at which a resolution was adopted or their knowledge of such resolution, a written record exists of their opposition to such decision and they report this to the supervisory committee (described below) before any claim against them is brought before the board of directors, the supervisory committee, a shareholders’ meeting, the controlling authority or any competent court.  Except in the event of the forced liquidation or bankruptcy of us, approval by our shareholders of a director’s performance waives any liability of a director towards us, provided that shareholders representing at least 5% of our capital stock do not object to such decision, and provided that such liability does not arise from the infringement of any laws or the bylaws.

We may file legal actions against the directors if requested to do so by the majority of shareholders.  If any such legal actions are not filed within six months of a shareholders’ resolution approving such legal actions, any shareholder may bring such legal actions on behalf and for the benefit of us.

In order to comply with Rule 10A-3 under the Securities Exchange Act of 1934, as amended, immediately following the consummation of this offering, at least one member of our audit committee must be independent within the meaning of Rule 10A-3. Within 90 days of the consummation of this offering, we must have two independent directors within the meaning of Rule 10A-3 and, within one year of the consummation of this offering, all members of our audit committee members must be independent within the meaning of Rule 10A-3. We currently have two members of our audit committee who are independent within the meaning of Rule 10A-3 and who will continue to be members of our audit committee following the consummation of this offering.

As mentioned above, pursuant to Central Bank regulations, financial institutions, such as us, with deposits greater than 1% of the total deposits in the Argentine financial system may not have members of management on their board of directors.

The following table sets forth information about the members and alternate members of our board of directors, each of whom was elected at our shareholders’ meeting on March 16, 2011. At this meeting, the shareholders determined which directors serve for one-, two- and three-year terms, depending on the class to which each director is assigned.

Name	Position	Year of expiration of term
José Luis Enrique Cristofani	Chairman	2013
Guillermo Rubén Tempesta	Vice Chairman	2013
Luis Miguel García Morales(1)	Director	2013
Norberto Oscar Rodríguez	Director	2012
Luis Alberto Aragón(1)	Director	2012
Víctor Barallat López(2)	Director	2012
Oscar Enrique Von Chrismar(2)	Director	2012
Fernando Omar De Illana(2)(3)	Director	2011
Alberto Remigio Abad(3)	Director	2011
Carlos Alberto Gindre(3)	Director	2011
Jorge Emilio Verruno(3)	Director	2011
Luis Miguel Incera(2)	Alternate Director	2013
Luis Marcelo Nuñez(2)	Alternate Director	2013
Hugo Pentenero(3)	Alternate Director	2013
Alberto Piedrafita(3)	Alternate Director	2013

(1)	On leave from board duties until September 2011.

(2)	Pending Central Bank approval.

(3)	Independent within the meaning set forth in Book I, Chapter III, Section II of the CNV Regulations.

Senior Management

The following table sets forth certain relevant information regarding our current executive officers:

Name	Position	Year of Appointment to Current Position
Luis Miguel García Morales	Chief Commercial Banking Officer	1997
Oscar Correa	Chief Corporate Communications Officer	2000
Gabriel Juan Ribisich	Chief Financial Officer	2007
Jorge Edgardo Thomas	Chief Risk Officer	2005
Luis Alberto Aragón	Chief Strategic Planning Officer Chief Human Resources Officer	2000 2004
José Marcial Melián	Chief Systems, Operations and Organization Officer	2006
Pablo Agote Alique	Chief Internal Audit Officer	2009
Marisa Lupi	Chief Transformation, Efficiency and Quality Officer	2011

Brief biographical information of the members of our board of directors and our senior management is set forth below.

José Luis Enrique Cristofani, age 56.  Mr. Cristofani is the chairman of our board of directors and, as such is our legal representative.  He is also the chairman of the Director Committee, the Quality Committee, the Operational Risk Committee, the Businesses and Risks Committee and ALCO. In his capacity as chairman of these committees, Mr. Cristofani is responsible for overseeing implementation by management of the board's directives and in that capacity interacts regularly with senior management. He obtained his degrees in Accounting and Business Administration from the University of Buenos Aires.  He formerly worked for J.P. Morgan Co. Incorporated Buenos Aires (“J.P. Morgan Buenos Aires”) in the Corporate Finance Unit.  In 1984, he was transferred to Madrid to act as Head of Corporate Finance, and in 1988 he became Head of the Securities Unit. In 1992, he returned to J.P. Morgan Buenos Aires and was appointed a member of the Management Committee.  In 1992, he joined Banco Santander as Administration Manager of Banco Santander and Regional Manager of Santander Investment.  He was our General Manager from September 1997 to March 2011.

Guillermo Rubén Tempesta, age 45.  Mr. Tempesta is the vice chairman of our board of directors and is the chairman of the Legal and Compliance Committee and the Analysis and Resolution Committee and a member of the Director Committee, the Quality Committee, the Operational Risk Committee, the Businesses and Risks Committee and the Regulatory Information and Control Committee. In his capacity as a member of these committees, Mr. Tempesta is responsible for overseeing implementation by management of the board's directives, particularly those related to legal and compliance matters, and in that capacity interacts regularly with senior management. He received a law degree from the Law and Social Sciences School of the University of La Plata in 1987.  From 1987 to 1993, he attended various postgraduate courses and obtained a Doctor in Law degree from the European University Institute in Florence, Italy in 1992.  From 1993 to 1996, he performed duties for the Government of the Province of Buenos Aires, the Argentine Constitutional Convention and the Buenos Aires Supreme Court of Justice.  From 1996 to 2003, when he joined Santander Río, he was a member of the banking and finance department of the law firm Cárdenas, Cassagne & Asociados. He was our Chief Legal Officer from 2003 to March 2011.

Luis Miguel García Morales, age 51.  Mr. García Morales is a member of our board of directors and our Chief Commercial Banking Officer.  He received a degree in Accounting from the University of Buenos Aires.  He joined Santander Río in 1995, and in 1997 he became head of Santander Río’s branch network and was appointed Chief Commercial Banking Officer. Previously, he served nine years at Banco Exprinter, where he performed assignments in the brokerage house, and in the corporate and SME business divisions. Mr. García Morales is on leave from his board duties until September 2011.  In order to remain in compliance with Central Bank regulations, when Mr. García Morales’ leave expires, we will determine whether he will continue to be an officer or director.

Norberto Oscar Rodríguez, age 50. Mr. Rodríguez is a member of our board of directors. He is the chairman of the Regulatory Information and Corporate Control Committee and is a member of the Director Committee, the Internal Audit Committee, the Systems Committee, the Analysis and Resolution Committee, the ALCO, the Quality Committee, the Operational Risk Committee, the Businesses and Risks Committee and the Legal and Compliance Committee.  In his capacity as a member of these committees, Mr. Rodríguez is responsible for overseeing implementation by management of the board's directives, particularly those related to administrative, corporate control and accounting matters, and in that capacity interacts regularly with senior management. He obtained a degree in Accounting from the University of Buenos Aires in 1983.  He served at Price Waterhouse & Co. S.R.L. in the Financial Entities Division.  He was Operations Manager at the Continental Illinois National Bank in Argentina until 1988.  From 1989 to 1995 he held the position of Administration, Planning and Technology Manager at the MBA Investment Bank.  He joined Santander Río in 1995 and performed duties in the Planning and Control Department.  He was our Chief Administration and Corporate Control Officer from 2002 to March 2011.

Luis Alberto Aragón, age 50.  Mr. Aragón is a member of our board of directors and is our Chief Strategic Planning Officer and Chief Human Resources Officer.  He holds a degree in Industrial Engineering from the Argentine Catholic University and an MBA from L’Ecole des Ponts et Chaussées in Paris.  He worked for BankBoston, Buenos Aires from 1993 to 1996.  In 1996 he joined Santander Río, where he performed duties in the

International Business Division.  He was in charge of Investment Relations in 1997, and also took on the management of Strategic Planning and E-Business in March 2000.  He has been the Chief Human Resources Officer since 2004. Mr. Aragón is on leave from his board duties until September 2011.  In order to remain in compliance with Central Bank regulations, when Mr. Aragón’s leave expires, we will determine whether he will continue to be an officer or director.

Víctor Barallat López, age 54.  Mr. Barallat is a member of our board of directors.  Mr. Barallat is the Chief Financial Officer and Business Development Director of Banco Santander’s Latin American Division. Additionally, he is a member of the boards of directors of Administración de Bancos Latinoamericanos Santander (ABLASA), GES Grupo Empresarial Santander, Santander Latinoamérica Management, Santander Bancorp, Banco Santander Puerto Rico, Santander Chile Holding and Teatinos Siglo XXI. He also worked as Banco Santander’s Director of Strategy and Investor Relations from 1997 to 1999. Mr. Barallat holds a degree in Mining Engineering from the Universidad Politécnica de Madrid and a Masters of Business Administration from the Wharton School of Business.

Oscar Enrique Von Chrismar, age 57.  Mr. Von Chrismar is a member of our board of directors and holds a degree in Industrial Engineering from the University of Santiago, Chile. He worked for Morgan Bank Chile as Chief Financial Officer from 1979 to 1987 and then joined Grupo ING BankChile in the same position from 1988 to 1990. In 1990 he joined Santander Chile, where he performed duties in the Financial Division. He was named Vice-President and CEO of Banco Santander Perú from 1995 to 1997. From 1997 to 2009, he served as CEO of Banco Santander Chile. He has been Vice-President of Banco Santander Chile since 2010.

Fernando Omar De Illana, age 59.  Mr. De Illana is a member of our board of directors and obtained a degree in Accounting from the University of Buenos Aires.  From 1980 to 1984 he was Chief Financial Officer of Grafa S.A.  From 1984 to 1992 he served as the CEO and CFO of Bunge and Born.  He joined Orígenes AFJP in 1994 as a director and also served as CEO until the end of 2007.  He served as a director of Santander Río in previous years and is currently an independent director.

Alberto Remigio Abad, age 65.  Mr. Abad is a member of our board of directors and obtained a degree in Accounting from the University of Buenos Aires. He served as Auditor for Price Waterhouse until 1971 as Executive Director until 1991 in the Comptroller General of Public Enterprises (SIGEP) and as President of the Comptroller General of Public Enterprises (SIGEN), continuing as a Trustee’s Office until 1995.  He later served as Controller at the National Institute of Social Services for Retirees and Pensioners (PAMI), as Vice President of Group Bapro SA. and Federal Revenue Manager.  He has been an independent director since April 2008.

Carlos Alberto Gindre, age 60.  Mr. Gindre is a member of our board of directors and obtained a degree in Accounting from the University of Buenos Aires in 1973.  He joined Ernst & Young in 2002 to become an audit partner, in charge of Financial Services and Healthcare.  Previously, he served at Arthur Andersen, where he started to work in 1973.  As member of the Banco de la Nación Argentina External Audit Coordinating Committee, during fiscal years 1979 to 1982 he supervised audit and consulting assignments and participated in special Foreign Trade and Exchange revisions at several financial entities.  He has been an independent director since January 2005.

Jorge Emilio Verruno, age 61.  Mr. Verruno is a member of our board of directors and obtained a degree in Accounting from the University of Buenos Aires in 1971.  He became part of the Pistrelli, Díaz y Asociados Audit and Managerial Consulting Division in 1971, was promoted to Manager in 1976 and became a partner in 1983.  During his career at this firm, he took part in many audit and consulting assignments in financial entities and held various positions.  In 1998 he was appointed partner and Director of the Audit and Managerial Consulting Division at Arthur Andersen Latin America, and held the position of Managing partner of the firm in Argentina.  In 2002, he became Managing partner at Pistrelli, Henry Martin y Asociados S.R.L. He has been an independent director since January 2005.

Luis Miguel Incera, age 54.  Mr. Incera is an alternate member of our board of directors and received a law degree from the Law and Political Science School at the Argentine Catholic University. He received a masters degree and graduated as a Specialist in Procedural Law from the Argentine Notarial University in 1987. He has been a partner in the law firm Pérez Alati, Grondona, Benites, Arntsen y Martínez de Hoz (Jr.) since September 2004.

Luis Marcelo Núñez, age 41.  Mr. Núñez is an alternate member of our board of directors and received a law degree from the Law School of the University of Buenos Aires. He worked as a lawyer for PriceWaterhouseCoopers from 1994 through 1999. Between 1998 and 1999 he completed a program on International Law at the University of California (Davis), and received a specialist degree in tax law from the Faculty of Law at the University of Buenos Aires in 2001. Mr. Núñez was appointed as an active member of the Argentine Association of Tax Studies in 2008. He has been a partner in the law firm Pérez Alati, Grondona, Benites, Arntsen y Martínez de Hoz (Jr.) since 2007.

Hugo Pentenero, age 62.  Mr. Pentenero is an alternate member of our board of directors and holds a degree in Accounting from the School of Economic Sciences of the University of Buenos Aires.  He joined Pistrelli, Díaz y Asociados in 1970, and served as partner in the Energy, Chemicals and Public Utilities – Audit and Business Consulting Division and as partner and Director of the Energy Industry for Latin America.  He was elected a Santander Río independent alternate director by the Annual and Extraordinary Shareholders’ Meeting held on April 29, 2005.

Alberto Piedrafita, age 60.  Mr. Piedrafita is an alternate member of our board of directors and holds a degree in Accounting from the School of Economic Sciences of the University of Buenos Aires.  He joined Pistrelli, Díaz y Asociados in 1971.  He was a partner in this firm from 1985 to 2002, when he left to join Ernst & Young, serving also as a partner until April 2004.  He was elected a independent alternate director by the Ordinary and Extraordinary Shareholders’ Meeting held on April 29, 2005.

Oscar Correa, age 63.  Mr. Correa holds a degree in Business Administration from the Argentine Catholic University. He currently serves as Santander Río’s Chief Corporate Communications Officer. Before joining Santander Río he was Media Services Director at A.C. Nielsen Argentina and held other positions in various international advertising agencies.

Gabriel Juan Ribisich, age 46.  Mr. Ribisich holds a degree in Economics from the School of Economic Sciences of the University of Buenos Aires and is a Capital Markets Specialized Expert graduated from the Argentine Capital Markets Institute.  In 1990 he joined Santander Río, where he has held various positions and is currently Chief Treasury Officer.  He is a member of the Quality Committee, the Operational Risk Committee and the Businesses and Risks Committee.  Before joining Santander Río, he worked for Banco de Galicia y Buenos Aires S.A. from 1982 to 1990.

Jorge Edgardo Thomas, age 54.  Mr. Thomas holds a degree in Business Administration from the University of Buenos Aires.  He is a member of the ALCO, the Quality Committee, the Operational Risk Committee and the Businesses and Risks Committee.  In 1997, he started to work for Santander Río de la Plata S.A. as Commercial Banking Risk Manager.  In November 2001, he was appointed Corporate and SME Risk Acceptance Director.  In January 2005, he became the Bank’s Chief Risk Officer.

José Marcial Melián, age 50.  Mr. Melián holds a degree from the University of Morón.  He has been our Chief Systems, Operations and Organization Officer since 2006.  He is also the chairman of the Systems Committee and a member of the Quality Committee, the Operational Risk Committee and the Businesses and Risks Committee.  Previously, he was our Chief Operations Officer from 1997 to 2006.  Mr. Melián previously served as Operations Manager from 1991 to 1994 and General Accountant from 1994 to 1996 at Banco Santander in Spain.

Pablo Agote Alique, age 38.  Mr. Agote obtained a degree in Business and Economics from the University Complutense of Madrid, Spain.  He is the chairman of the Internal Audit Committee. He has served as the Chief Internal Audit Officer at Santander Río since October 2009.  Prior to this, he was a Senior Auditor of Banco Santander in Spain.

Marisa Lupi, age 40. Ms. Lupi is a Certified Public Accountant and holds a bachelors degree in Business Administration and a masters degree in Marketing from San Andrés University.  Ms. Lupi was appointed to oversee the Organization and Quality in the Media unit in 2008 and was appointed Chief Transformation, Efficiency and Quality Officer in April 2011.  She previously worked as Senior Consultant in Planning, Integration and Organizational Change at Levy & Co. Ms. Lupi joined Banco Santander Rio in 1997 as Investor Relations Analyst.

She managed Quality of Service projects, was Project Manager for Intranet and Internet areas and subsequently Business Manager for Internet and Personal Mobile Banking.

Supervisory Committee

Under Argentine corporate law and our bylaws, a supervisory committee is in charge of supervising our board of directors and ensuring our compliance with applicable laws and regulations.  The supervisory committee consists of three members, or Members, and three alternate members, or Alternate Members.  In accordance with the bylaws, Members and Alternate Members are elected by a majority vote of the holders of ordinary shares.  Each member of the supervisory committee is elected at the annual shareholders’ meeting and serves for a one-year term, and they may be reelected.  Pursuant to Argentine corporate law, only lawyers and accountants admitted to practice in Argentina or civil partnerships composed of such persons may serve as Members of an Argentine corporation.

The primary duty of the supervisory committee is to monitor statutory compliance by the board of directors with Argentine corporate law, the bylaws and the resolutions of shareholders’ meetings.  In fulfilling these duties, the supervisory committee does not exercise any management oversight and therefore does not assess the merits of the business criteria applied and decisions adopted in the different corporate areas, as these matters are the exclusive responsibility of the board of directors.  Members’ duties include attending all board of directors’ meetings, preparing a report addressed to shareholders and supplying certain information at the request of shareholders representing not less than 2% of our capital stock.

The following table shows the members appointed to our supervisory committee by our shareholders at the annual meeting held on March 16, 2011.

Name	Position
Jorge Luis Pérez Alati	Member
Betina Di Croce	Member
Diego María Serrano Redonnet	Member
María Gabriela Grigioni	Alternate Member
Guillermo Eduardo Quiñoa	Alternate Member
Santiago Daireaux	Alternate Member

Brief biographical information of the members of our supervisory committee is set forth below.

Jorge Luis Pérez Alati, age 56.  Mr. Pérez Alati received a law degree from the Law School of the Argentine Catholic University and holds a Master of Laws degree from Columbia University in the City of New York, United States of America.  He is a founding partner of the law firm Pérez Alati, Grondona, Benites, Arntsen and Martínez de Hoz (Jr.).

Betina Di Croce, age 49.  Ms. Di Croce received a law degree from the Law School of the University of La Plata, and she is a partner at the law firm Pérez Alati, Grondona, Benites, Arntsen and Martínez de Hoz (Jr.).

Diego María Serrano Redonnet, age 44.  Mr. Serrano Redonnet received a law degree from the Law School of the Argentine Catholic University and holds a Master of Laws degree from Harvard University, Cambridge, Massachusetts, United States of America.  He is a partner at the law firm Pérez Alati, Grondona, Benites, Arntsen and Martínez de Hoz (Jr.).

María Gabriela Grigioni, age 47.  Ms. María Gabriela Grigioni received a law degree from the Law School of the University of Buenos Aires, and she is a partner at the law firm Pérez Alati, Grondona, Benites, Arntsen and Martínez de Hoz (Jr.).

Guillermo Eduardo Quiñoa, age 44.  Mr. Quiñoa received a law degree from the Law School of the University of Buenos Aires, and he is a partner at the law firm Pérez Alati, Grondona, Benites, Arntsen and Martínez de Hoz (Jr.).

Santiago Daireaux, age 43.  Mr. Daireaux received a law degree from the Law School of the Argentine Catholic University and holds a Master of Laws degree from the University of Pennsylvania, Philadelphia, PA, United States of America.  He is a partner at the law firm Pérez Alati, Grondona, Benites, Arntsen and Martínez de Hoz (Jr.).

Independence of the Members of the Board of Directors and Supervisory Committee

The members of the board of directors and the supervisory committee of a public company such as us must inform the CNV within ten days from the date of their appointment whether such members of the board of directors or the supervisory committee are “independent.”  A director shall not be considered independent when, among other things, the director (i) owns a 35% equity interest in a company, or a lesser interest if such director has the right to appoint one or more directors of a company (hereinafter “significant participation”), or has significant participation in a corporation having significant participation in the company or a significant influence over the company; (ii) is a director or an employee of, or is otherwise related to, any shareholder having significant participation in the company, or to any other company in or over which such shareholder has direct or indirect significant participation or significant influence; (iii) is or has been in the previous three years an employee of the company; (iv) has a professional relationship or is a member of a firm that has a professional relationship with, or receives remuneration (other than the one received due to his performance as a director) from, the company, any shareholder having direct or indirect significant participation in or significant influence over the company, or any company in or over which such shareholder also has direct or indirect significant participation or a significant influence; (v) directly or indirectly sells or provides goods or services to the company or to any shareholder who has direct or indirect significant participation in or significant influence over the company, for amounts that significantly exceed his remuneration as a member of the board of directors; or (vi) is the spouse or relative (up to second grade of affinity or up to fourth grade of consanguinity) of any person who would not be considered independent, according to the above listed rules, if such person had been a member of the board of directors of the company. In this paragraph, “significant influence” shall mean the ability of any given person, who does not control a company, to exert influence over such company’s operative and financial policies.

Directors José Luis Enrique Cristofani, Guillermo Rubén Tempesta, Luis Miguel García Morales, Norberto Oscar Rodriguez, Luis Alberto Aragón, Víctor Barallat López and Oscar Von Chrismar, and Alternate Directors Luis Miguel Incera and Luis Marcelo Núñez are not independent according to the criteria set forth in Book I, Chapter III, Section 11 of the CNV Regulations.

Directors Fernando De Illana, Alberto Abad, Carlos Alberto Gindre and Jorge Verruno and Alternate Directors Hugo Pentenero and Alberto Piedrafita are independent within the meaning of the criteria set forth in Book I, Chapter III, Section 11 of the CNV Regulations.

Members of the supervisory committee Jorge Luis Pérez Alati, Betina Di Croce and Diego María Serrano Redonnet, and Alternate Members María Gabriela Grigioni, Guillermo Eduardo Quiñoa, and Santiago Daireaux are members of the law firm Pérez Alati, Grondona, Benites, Arntsen and Martínez de Hoz (Jr.), which provides professional services to us.

External Auditors

Mr. Carlos Bernardo Srulevich, a certified public accountant and a partner of the firm Deloitte & Co. S.R.L., was appointed by our shareholders at our shareholders’ meeting held on March 16, 2011 as the certifying accountant in relation to the balance sheet, statements of income and the corresponding schedules for the fiscal year ending on December 31, 2011.  Mr. Srulevich has also been the certifying accountant for the balance sheet, statements of income and corresponding schedules for the fiscal year ended on 2010.  Roxana Mabel Fiasche was the certifying accountant for the balance sheet, statements of income and corresponding schedules for the fiscal year ended on 2009, 2008, 2007 and 2006.

The firm Deloitte & Co. S.R.L. has its domicile at Florida 234, 5th floor, (C1005AAF) City of Buenos Aires, Argentina, and is registered with the Professional Council in Economic Sciences of the City of Buenos Aires, under Volume 1, Page 3.

Committees Reporting to the Board of Directors

Director Committee

The Director Committee meets regularly and serves as a liaison between our board of directors and senior management in order to ensure that our overall strategic objectives are being implemented. The Director Committee is comprised of Mr. Cristofani (Chairman), Mr. Tempesta and Mr. Rodríguez.

Audit Committee

On May 14, 2003, in compliance with the Transparency Executive Decree and CNV regulations, which include rules for the improvement of corporate governance, the board of directors approved the Rules of Procedure that govern the performance of our audit committee.  These Rules of Procedure define the audit committee’s structure and the minimum qualification requirements of committee members, in addition to providing guidelines in relation to the main duties to be performed.  The Rules of Procedure were registered in accordance to the Argentine Corporate Regulatory Authority on December 5, 2003.

The audit committee is responsible for the appointment, compensation, retention and oversight of the work of the auditors (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us.  The audit committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.  The audit committee is authorized to engage independent counsel and other advisers as it determines necessary to carry out its duties.  The audit committee is allowed to set its own budget to provide for (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us; (ii) compensation to any advisers employed by the audit committee; and (iii) ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

Among its other capacities and duties, the audit committee:

•	supervises the application of information policies in relation to corporate risk management;

•	supplies the market with complete information regarding transactions where a conflict of interest may exist with respect to any members of the corporate bodies or controlling shareholders;

•
gives its opinion on the reasonableness of proposals concerning directors’ and managers’ fees and stock option plans proposed by the governing body and on our compliance with any legal requirements and the reasonableness of the conditions for the issuance of shares or convertible securities in the event of a capital increase when preemptive rights may be excluded or limited;

•	verifies our compliance with applicable rules of conduct;

•	expresses its opinion on transactions with related parties;

•	examines external and internal auditors plans and expresses an opinion thereon at the time of presentation and publication of the annual financial statements;

•	submits the action plan provided for in Article 15 of the Transparency Executive Decree to the board of directors and the supervisory committee;

•	fulfills any obligations that may be imposed on such committee by our bylaws, as well as any applicable laws and regulations;

•	assumes responsibility for claims receipts and investigation procedures; and

•	prepares an annual action plan for the fiscal year, for which it will report to the board of directors and supervisory committee.

According to the Audit Committee Rules of Procedure, the board of directors is in charge of determining the number of members that make up the audit committee.  The minimum number of audit committee members is three, and the maximum is seven.  The majority of audit committee members must be independent directors qualified in the fields of business, finance and accounting.  The members of the audit committee are appointed by plurality of votes by the members of the board for a period of three years, provided that their terms as director do not expire prior to the expiration of such period.

The following table sets forth certain relevant information of the members of the audit committee:

Name	Position	Age	Date of Appointment	Status
Carlos Gindre	Chairman of the Audit Committee and Independent Director	60	01/17/2005	Independent
Jorge Verruno	Independent Director	61	01/31/2005	Independent
Norberto Oscar Rodríguez	Director	50	14/04/2009	Not independent

In order to comply with Rule 10A-3 under the Securities Exchange Act of 1934, as amended, we already have two independent directors on our audit committee.  Within one year of the consummation of this global offering, we expect that all three of our audit committee members will be independent within the meaning of Rule 10A-3.

Internal Audit Committee

The Internal Audit Committee is responsible for supervising the proper functioning of our internal control systems and procedures.  Furthermore, the committee reviews our annual and quarterly financial statements, the external auditors’ reports, the relevant financial information and the audit committee’s reports. The Internal Audit Committee holds monthly meetings and prepares written reports that detail the topics discussed at such meetings and outline issues that require further discussion by the board of directors.

The Internal Audit Committee is comprised of Mr. Agote (Chairman), Mr. Gindre and Mr. Rodríguez.

Systems Committee

The Systems Committee (i) oversees the proper functioning of our information technology and related systems; (ii) contributes to the improvement of the effectiveness of our information technology and related systems; (iii) develops long-term plans regarding our information technology and related systems; (iv) periodically evaluates our information technology and related systems; (v) reviews the audits of our information technology and related systems and oversees the implementation of corrective actions designed to address observed weaknesses; and (vi) communicates with the External Audit Management System Division of the SEFyC.

The Systems Committee is comprised of Mr. Melián (Chairman), Mr. Rodríguez, Mr. García Morales, Mr. Aragón and other relevant employees.

Analysis and Resolution Committee

The Analysis and Resolution Committee is responsible for planning, coordinating and monitoring compliance with anti-money laundering policies approved by the board of directors. Its responsibilities include (i) defining policies for compliance with anti-money laundering guidelines; (ii) being a permanent forum for the discussion of money laundering and terrorist financing risks; (iii) developing and implementing anti-money laundering and terrorist financing controls; (iv) monitoring the implementation of training programs regarding money laundering and terrorist financing; (v) establishing appropriate mechanisms for the internal reporting of unusual or suspicious activities and informing the board of directors and regulators of any such activities; (vi) supporting the anti-money laundering committee in its examination of unusual or suspicious transactions; and (vii) approving and following-up on the work program submitted by the anti-money laundering committee for the relevant fiscal year, for which it will report to the board of directors.

The Analysis and Resolution Committee is comprised of Mr. Tempesta (Chairman), Mr. García Morales, Mr. Ribisich, Mr. Melián, Mr. Rodríguez, Mr. Agote and other relevant employees.

Assets and Liabilities Committee (ALCO)

The ALCO defines our policies in terms of asset and liability management, with the objective of capitalizing on our competitive advantages in treasury operations, maximizing our net interest revenue and return on assets and equity while limiting interest rate risk and liquidity risk, within the limits provided by Argentine banking regulations.

The ALCO is comprised of Mr. Cristofani (Chairman), Mr. García Morales, Mr. Ribisich, Mr. Melián, Mr. Rodríguez, Mr. Aragón, Mr. Thomas and other relevant employees.

Legal and Compliance Committee

The Legal and Compliance Committee is responsible for (i) overseeing compliance with applicable legal and regulatory requirements; (ii) overseeing compliance with applicable board resolutions; (iii) overseeing active litigation; and (iv) providing legal support and advice to our board of directors.

The Legal and Compliance Committee is comprised of Mr. Tempesta (Chairman), Mr. Rodríguez and Mr. De Illana.

Regulatory Information and Corporate Control Committee

The Regulatory Information and Control Committee is responsible for overseeing administrative, corporate control and accounting matters.

The Regulatory Information and Control Committee is comprised of Mr. Rodríguez (Chairman), Mr. Tempesta and Mr. De Illana.

Quality Committee

The Quality Committee is responsible for establishing our quality policy and objectives, overseeing the Quality Plan and supervising the development and implementation of the quality management system, as well as efforts to improve the effectiveness of the quality management system.

The Quality Committee is comprised of Mr. Cristofani (Chairman), Mr. García Morales, Mr. Ribisich, Mr. Melián, Mr. Rodríguez, Mr. Tempesta, Mr. Aragón, Mr. Thomas and other relevant employees.

Operational Risk Committee

The Operational Risk Committee provides for the implementation of our operational risk policies and management procedures.   It also oversees the control and reporting processes and procedures for the operational risk management system approved by our board of directors.

The Operational Risk Committee is comprised of Mr. Cristofani (Chairman), Mr. García Morales, Mr. Ribisich, Mr. Melián, Mr. Rodríguez, Mr. Tempesta, Mr. Aragón, Mr. Thomas and other relevant employees.

Businesses and Risks Committee

The Businesses and Risks Committee is responsible for developing the policies for managing risks in the different business segments.

The Businesses and Risks Committee is comprised of Mr. Cristofani (Chairman), Mr. García Morales, Mr. Ribisich, Mr. Melián, Mr. Rodríguez, Mr. Tempesta, Mr. Aragón, Mr. Thomas and other relevant employees.

Compensation

Compensation of Directors, Members of the Supervisory Committee and Executive Officers

The aggregate amount of compensation paid by us to all of our executive officers during fiscal year 2010 was Ps. 33.6 million.  For the same period, the supervisory committee received total fees of Ps. 67,000.  The following table sets forth the compensation paid to our non-executive directors for the fiscal year ended December 31, 2010.  Our executive directors did not receive any fees for their duties as directors, because they held officer positions with us and received compensation as such.

Name	Compensation (in pesos)
Alberto Remigio Abad	Ps.	210,600
Claudio Alberto Cesario		173,375
Carlos Alberto Gindre		210,600
Jorge Emilio Verruno		210,600

At the annual shareholders’ meeting, our shareholders establish the maximum annual aggregate compensation of our directors and members of our audit committee.  We are not required under Argentine law to disclose on an individual basis the compensation of our executive officers, and we do not otherwise publicly disclose such information.

The compensation to members of our board of directors and executive officers is paid monthly.  The maximum aggregate compensation includes, for our executive officers, amounts paid under our bonus program.  The criteria for granting and paying bonus compensation vary depending on the department and the activities performed by such executive officer.

Our directors and officers may participate in the pension plan that is available to some of our employees and they are entitled to use company-provided cars and the reimbursement of related transportation expenses.

Our directors are not entitled to benefits upon termination of employment, with the exception of José Luis Enrique Cristofani, who is entitled to certain benefits, including the payment of an amount slightly higher than required by applicable law, upon termination.

We typically agree to indemnify our directors and executive officers when they leave the Bank from claims arising during the time they were our directors or officers.

Share Compensation Plans

Performance Share Plan Payable in Shares of Banco Santander

Banco Santander’s shareholders have approved a multi-year incentive plan payable in shares of Banco Santander for the benefit of the Santander Group’s executive officers and other members of management and any other executives.  This plan is approved by Banco Santander’s shareholders meeting and its beneficiaries are designated by the board of directors or, when so delegated by the board of directors, the executive committee of Banco Santander.  The beneficiaries of the plan use such compensation exclusively to receive shares of Banco Santander.  The expenses associated with this plan are borne by us and are part of the overall compensation of the beneficiaries of the plan.

On August 4, 2008, our board of directors adopted Banco Santander’s incentive plan payable in shares of Banco Santander for 187 managers.  The plan was implemented through the granting of a certain number of shares of Banco Santander depending on the position, performance and trajectory of the beneficiary and is composed of two cycles: one during 2007 and 2008 (178,731 total shares), and the other during 2007, 2008 and 2009 (270,338 total shares).  The total cost of both cycles of the plan allocated to us was €2.5 million or Ps. 12.3 million.

On May 17, 2010, the board adopted another similar incentive plan composed of one cycle during 2008, 2009 and 2010 (275,106 total shares).  The total cost of the plan to us as of December 31, 2010 was €1.5 million or Ps. 8.0 million.

For each cycle, each beneficiary who keeps working with us for the duration of the plan is entitled to a number of shares based on the achievement of certain performance targets by the Santander Group.  The targets are defined by comparing the Santander Group’s performance with that of a benchmark group of financial institutions and are linked to two parameters: total shareholder return, or TSR, and growth in earnings per share, or EPS.  The relevant performance targets are considered as of the third anniversary of the commencement of each cycle (with the exception of the first cycle, for which the second anniversary was considered).  Shares awarded in each cycle are delivered within seven months from the end of the cycle.

At the end of each year, TSR and the EPS growth is calculated for the Santander Group and each of the benchmark entities and the results are ranked.  Each of the two criteria (TSR and EPS growth) is weighted at 50% in the calculation of the percentage of shares to be delivered, based on the following scale and in accordance with the Santander Group’s relative position among the group of benchmark financial institutions:

The Santander Group’s Place in the TSR Ranking	Percentage of Maximum Shares to be Delivered	The Santander Group’s Place in the EPS Growth Ranking	Percentage of Maximum Shares to be Delivered
1st to 6th	50%	1st to 6th	50%
7th	43%	7th	43%
8th	36%	8th	36%
9th	29%	9th	29%
10th	22%	10th	22%
11th	15%	11th	15%
12th and below	0%	12th and below	0%

We make certain adjustments to the ranking and award criteria if any benchmark group entity is acquired by another company and its shares cease trading or it ceases to exist.

Incentive Share Plans Payable in Shares of Santander Río

As of the date of this prospectus, no incentive share plan has been approved by our board of directors.  However, in order to attract and retain highly qualified and capable professionals and to promote the success of our business, our board of directors may establish an incentive share plan, or a series of incentive share plans, payable in our Class B shares within the framework approved at our shareholders’ meeting on March 16, 2011.

We may establish incentive share plans that include our directors, executive officers or employees, as determined by our board of directors. Award amounts may be determined based on individual performance, total shareholder return and earnings per share growth, or other factors pursuant to the terms determined by our board of directors for the respective incentive share plan.

At our shareholders’ meeting held on March 16, 2011, our shareholders approved a maximum amount of shares issuable pursuant to any such incentive plan of 0.5% of our capital stock. However, the maximum number of shares to be granted pursuant to the incentive share plans currently under consideration will be no more than 2.8 million Class B shares, which represent less than 0.3% of our outstanding capital stock on the date of this prospectus.

Share Ownership

None of the members of our board of directors, supervisory committee or senior management hold shares of our capital stock.

PRINCIPAL AND SELLING SHAREHOLDERS

We are a subsidiary of Banco Santander.  The Santander Group, through its stand-alone subsidiaries, is the largest foreign bank group in Latin America in terms of assets, with a global business volume of more than €2,064.7 billion (the sum of loans, deposits and mutual funds) as of March 31, 2011.  The Santander Group had stockholders equity of €79,753 million and a market capitalization of €69,143 million as of March 31, 2011, and net income of €9,129 million in 2010.  As of March 31, 2011, the Santander Group had 14,179 offices in 15 countries and operations in 20 countries worldwide.  As a result of its voting control over us, the Santander Group is in a position to cause the election of a majority of the members of our management and to determine substantially all matters to be decided by a vote of shareholders.

As of the date of this prospectus, Banco Santander (formerly Banco Santander Central Hispano, S.A.) directly or indirectly owns 99.3% of our total capital stock.  Our relationship with the Santander Group has provided us with access to the expertise of the Santander Group in areas such as technology, product innovation, human resources and internal audit control systems.  In addition, the Santander Group requires us to follow its banking policies, procedures and standards, especially with respect to credit approval and risk management.  Such policies and expertise have been successfully used by the Santander Group in the Spanish and other banking markets, and we believe that such policies and expertise have had and will continue to have a beneficial effect upon our operations.  In accordance with Banco Santander’s general practice with respect to its publicly traded subsidiaries, Banco Santander has informed us that it intends to increase our free float over time to approximately 25% as market opportunities arise.

Pursuant to the underwriting agreement among us, Administración de Bancos Latinoamericanos Santander, S.L. or ABLASA, as selling shareholder, and the international underwriters, ABLASA will sell preferred shares to the international underwriters at the same price as the Class B shares underlying the ADSs sold by us to the international underwriters.  The international underwriters, in accordance with the conversion right granted to all holders of our preferred shares, will subsequently exercise their right to convert, on a one-to-one basis, each such preferred share into a Class B share by filing a notice of conversion with Caja de Valores.  Following such conversion, the international underwriters will deposit each Class B share credited to their account at Caja de Valores as a result of the exercise of their right to convert, and the depositary shall register the appropriate number of ADSs in the name of the international underwriters and deliver to them ADRs representing such ADSs.

As of             , 2011,             % of our Class A shares were held in Argentina by             holders,             % of our Class B shares were held in Argentina by             holders and             % of our preferred shares were held in Argentina by             holders. The following table presents the beneficial ownership of our capital stock as of the date of this prospectus.

Name	Class A Shares(1)	Percentage of Outstanding Class A Shares	Class B Shares(1)	Percentage of Outstanding Class B Shares	Preferred Shares(1)	Percentage of Outstanding Preferred Shares	Percentage of Total Share Capital
Administración de Bancos Latinoamericanos Santander, S.L.(2)	105,180,556	73.83%	113,702,250	38.19%	635,447,536	99.49%	79.19%
Banco Santander, S.A.(3)	—	—	88,830,009	29.84	—	—	8.23
BRS Investments S.A.(4)	36,730,452	25.78	2,539,000	0.85	—	—	3.64
Santander Overseas Bank Inc.(5)	—	—	88,900,158	29.86	—	—	8.24
Minority shareholders(6)	539,151	0.38	3,752,671	1.26	3,253,232	0.51	0.70
Total	142,450,159	100.00%	297,724,088	100.00%	638,700,768	100.00%	100.00%

The following table presents the beneficial ownership of our capital stock following the offering, assuming no exercise of the over-allotment option, no conversion of preferred shares to Class B shares by minority shareholders and no exercise by minority shareholders of their preemptive rights.
Name	Shares Sold in the Offering	Class A Shares(1)	Percentage of Outstanding Class A Shares	Class B Shares	Percentage of Outstanding Class B Shares(1)	Preferred Shares(1)	Percentage of Outstanding Preferred Shares	Percentage of Total Share Capital
Administradora de Bancos Latinoamericanos Santander, S.L.(2)		105,180,556	73.83%	113,702,250
Banco Santander, S.A.(3).	—	—	—	88,830,009		—	—
BRS Investments S.A.(4)	—	36,730,452	25.78	2,539,000		—	—
Santander Overseas Bank Inc.(5)	—	—	—	88,900,158		—	—
Minority shareholders(6)	—	539,151	0.38			3,253,232
Total		142,450,159	100.00%		100.00%		100.00%	100.00%

The following table presents the beneficial ownership of our capital stock following the offering, assuming full exercise of the over-allotment option, no conversion of preferred shares to Class B shares by minority shareholders and no exercise by minority shareholders of their preemptive rights.
Name	Shares Sold in the Offering	Class A Shares(1)	Percentage of Outstanding Class A Shares	Class B Shares	Percentage of Outstanding Class B Shares	Preferred Shares	Percentage of Outstanding Preferred Shares	Percentage of Total Share Capital
Administradora de Bancos Latinoamericanos Santander, S.L.(2)		105,180,556	73.83%	113,702,250
Banco Santander, S.A.(3)	—	—	—	88,830,009		—	—
BRS Investments S.A.(4)	—	36,730,452	25.78	2,539,000		—	—
Santander Overseas Bank Inc.(5)	—	—	—	88,900,158		—	—
Minority shareholders(6)	—	539,151	0.38			3,253,232
Total		142,450,159	100.00%		100.00%		100.00%	100.00%

The following table presents the beneficial ownership of our capital stock following the offering, assuming full exercise of the over-allotment option, the conversion of all preferred shares held by minority shareholders to Class B shares and full exercise by minority shareholders of their preemptive rights.
Name	Shares Sold in the Offering	Class A Shares(1)	Percentage of Outstanding Class A Shares	Class B Shares	Percentage of Outstanding Class B Shares	Preferred Shares	Percentage of Outstanding Preferred Shares	Percentage of Total Share Capital
Administradora de Bancos Latinoamericanos Santander, S.L.(2)		105,180,556	73.83%	113,702,250			100.00%
Banco Santander, S.A.(3)	—	—	—	88,830,009		—	—
BRS Investments S.A.(4)	—	36,730,452	25.78	2,539,000		—	—
Santander Overseas Bank Inc.(5)	—	—	—	88,900,158		—	—
Minority shareholders(6)	—	539,151	0.38			—	—
Total		142,450,159	100.00%		100.00%		100.00%	100.00%

(1)	Our Class A shares are entitled to five votes per share. Our Class B shares are entitled to one vote per share. Our preferred shares have no voting rights, except in specific cases.

(2)
Wholly controlled by Banco Santander, which directly holds a 24.1% interest and indirectly holds a 75.9% interest through Santander Investments I.S.A., which is also wholly controlled by Banco Santander.  Administradora de Bancos Latinoamericanos Santander, S.L. will sell             preferred shares to the international underwriters, which the international underwriters will convert to Class B shares on a one-to-one basis, in accordance with the conversion right granted to all holders of our preferred shares. The address of Administradora de Bancos Latinoamericanos Santander, S.L. is Av. de Cantabria S/N, Ciudad Grupo Santander, 28660 Boadilla del Monte, Madrid, Spain.

(3)	The address of Banco Santander is Paseo de Pereda 9-12, Santander, Spain.

(4)
Indirectly and wholly controlled by Banco Santander, through Administración de Bancos Latinoamericanos Santander, S.L. (the owner of a 94.9% interest in BRS Investments S.A.) and Santander Investments I.S.A. (the owner of a 5.1% interest in BRS Investments S.A.). The address of BRS Investments S.A. is Bouchard 547 piso 23, Buenos Aires, Argentina.

(5)	Indirectly and wholly controlled by Banco Santander through Santander Holding Internacional, S.A. The address of Santander Overseas Bank Inc. is 221 Ponce de Leon, San Juan, Puerto Rico 00917.

(6)
Any preemptive or accretion rights exercised by minority shareholders will be satisfied with Class B shares at the closing of the global offering and at the end of the preeemptive subscription period on              , 2011. The maximum number of such shares that may be issued, assuming all minority shareholders exercise their preemptive rights, is               Class B shares.

RELATED PARTY TRANSACTIONS

The Argentine Corporate law and Central Bank regulations require that our transactions with related parties be on a market basis, that is, on similar terms to those customarily prevailing in the market.  We are required to compare the terms of any such transaction to those prevailing in the market at the date the transaction is entered into.

We are required by the Central Bank to present, on a monthly basis, a list of the outstanding amount of credit advanced to directors, controlling shareholders, officers and other related entities.  Central Bank regulations establish that loans to directors, controlling shareholders, officers and other related entities must be granted on an equal basis with respect to rates, tenor and guarantees as loans granted to the general public.  Additionally, the Central Bank establishes limits for transactions with related parties.

The parties related to us are deemed to include, in addition to its subsidiaries, associates and jointly controlled entities, our key management personnel, as well as all individuals who are related to them by a family relationship of up to the second degree of consanguinity and/or first degree by marriage, and the entities over which our key management personnel may exercise significant influence or control.

Loans made to related parties were made in the ordinary course of business.  They were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and they do not involve more than the normal risk of collectability nor do they present other unfavorable features.

Transactions with related parties

The following presents information on our transactions with related parties. All transactions with related parties are reflected in our consolidated financial statements.

Insurance

We sell insurance policies underwritten by Santander Río Seguros S.A., a member of the Santander Group, and receive commissions in exchange.  The commissions received in the three months ended March 31, 2011 and 2010 amounted to Ps. 42.9 million and Ps. 20.3 million, respectively, and the commissions received in 2010 and 2009 amounted to Ps. 70.8 million and Ps. 71.6 million, respectively.   For a description and impact of the recently announced memorandum of understanding entered into between Zurich and Banco Santander on our insurance business, see “Business—Commercial Banking—Individuals—Insurance.”

Information Technology

We purchase services from various information technology providers of the Santander Group, including Isban Argentina S.A., Isban S.A. (Spain), Isban Chile S.A., Isban Mexico S.A. and Produban S.A.

The amounts recorded as intangible assets for these purchases as of March 31, 2011 and December 31, 2010 and 2009 amounted to Ps. 47.7 million, Ps. 57.7 million and Ps. 24.0 million, respectively.  We recorded administrative expenses for related services of Ps. 15.2 million, Ps. 72.4 million and Ps. 74.0 million for the three months ended March 31, 2011 and fiscal years 2010 and 2009, respectively.

Other Related Party Transactions

The following table presents financial information on our transactions with related parties.

	As of
	March 31, 2011						December 31, 2010						December 31, 2009						January 1, 2009
	Associates		Parent		Other Related- Party		Associates		Parent		Other Related- Party		Associates		Parent		Other Related- Party		Associates		Parent		Other Related- Party

Assets
Loans and receivables (1) (2)		—	Ps.	50,694	Ps.	9,015		—	Ps.	35,404	Ps.	7,683	Ps.	3,894	Ps.	23,669	Ps.	7,186	Ps.	3,102	Ps.	27,733	Ps.	4,181
Banco Santander S.A.		—		50,694		—		—		35,404		—		—		23,669		—		—		27,733		—
Santander Río Asset Management Gerente FCI S.A.		—		—		1,215		—		—		1,200		—		—		1,069		—		—		657
Gire S.A.		—		—		—		—		—		—		3,894		—		—		3,102		—		—
Santander Investment Securities Inc.		—		—		3,242		—		—		—		—		—		—		—		—		—
Portal Universia Argentina S.A.		—		—		359		—		—		—		—		—		—		—		—		—
Santander Río Servicios S.A.		—		—		554		—		—		—		—		—		—		—		—		—
Other		—		—		359		—		—		6,483		—		—		6,116		—		—		3,524

Liabilities
Financial liabilities at amortized cost - Other financial liabilities		—	Ps.	806,802	Ps.	38,382		—	Ps.	20,786	Ps.	1,581	Ps.	1,136	Ps.	4,108	Ps.	2,880	Ps.	1,057	Ps.	25,977	Ps.	2,390
Banco Santander S.A.		—		107,362		—		—		20,786		—		—		4,108		—		—		25,977		—
Santander Río Servicios S.A.		—		—		—		—		—		1,527		—		—		1,151		—		—		2,390
Administración de Bancos Latinoamericanos Santander S.L.		—		633.520		—		—		—		—		—		—		—		—		—		—
BRS Investment S.A.		—		—		29,120		—		—		—		—		—		—		—		—		—
Santander Overseas Bank Inc.		—		65,920		—		—		—		—		—		—		—		—		—		—
Gire S.A.		—		—		—		—		—		—		1,136		—		—		1,057		—		—
Other		—		—		9,262		—		—		54		—		—		1,729		—		—		—

Financial liabilities at amortized cost - Customer deposits (3)	Ps.	114,480		—	Ps.	59,098	Ps.	105,891	Ps.	1,171	Ps.	90,304	Ps.	82,625	Ps.	1,176	Ps.	72,797	Ps.	55,127	Ps.	20,146	Ps.	103,642
Banco Santander S.A.		—		—		—		—		1,171		—		—		1,176		—		—		20,146		—
Gire S.A.		114,457		—		—		105,700		—		—		82,625		—		—		54,922		—		—
Isban Argentina S.A.		—		—		5,842		—		—		18,815		—		—		21,033		—		—		14,629
Santander Río Seguros S.A.		—		—		12,379		—		—		13,584		—		—		9,793		—		—		72,787
BRS Investments S.A.		—		—		21,882,277		—		—		20,686		—		—		10,995		—		—		6,839
Other		—		—		14,412		191		—		37,219		—		—		30,976		205		—		9,386

Financial liabilities at amortized cost - Marketable debt securities		—		—	Ps.	3,008		—		—	Ps.	3,069		—		—	Ps.	1,334		—		—		—
Santander Río Seguros S.A.		—		—		3,008		—		—		3,069		—		—		1,334		—		—		—

Software purchases		—		—	Ps.	47,685		—		—	Ps.	57,667		—		—	Ps.	23,965		—		—	Ps.	22,246
Isban Argentina S.A.		—		—		44,178		—		—		54,976		—		—		20,659		—		—		17,884
Other		—		—		3,507		—		—		2,691		—		—		3,306		—		—		4,363

(1)	Includes loans to key management personnel of Ps. 1.2 million, Ps. 5.8 million and Ps. 4.1 million as of March 31, 2011 and December 31, 2010 and 2009, respectively.
(2)	Loans and receivables principally include purchases of foreign currency agreed to but not settled by March 31, 2011 and December 31, 2010 of Ps. 24.5 million and Ps. 19.6 million, respectively.
(3)	Includes deposits of key management personnel in amounts of Ps. 10.1 million, Ps. 26.6 million and Ps. 15.8 million as of March 31, 2011 and December 31, 2010 and 2009, respectively.

							For the years ended December 31,
	2010						2009						For the three months ended March 31, 2011
	Associates		Parent		Other Related- Party		Associates		Parent		Other Related- Party		Associates		Parent		Other Related- Party
Income
Interest and similar income		—	Ps.	1	Ps.	173		—		—	Ps.	798		—		—	Ps.	993
Santander Río Seguros S.A.		—		—		46		—		—		—		—		—		—
Santander Río Servicios S.A.		—		—		28		—		—		8		—		—		22
Other		—		1		99		—		—		790		—		—		971

Fee and commission income		—		—	Ps.	50,489		—		—	Ps.	85,104		—		—	Ps.	83,432
Santander Río Seguros S.A.		—		—		42,920		—		—		71,652		—		—		70,859
Santander Río Asset Management Gerente FCI S.A.		—		—		4,120		—		—		13,288		—		—		11,339
Santander Investment Securities Inc.		—		—		3,242		—		—		—		—		—		—
Gire S.A.		—		—		196		—		—		—		—		—		—
Other		—		—		11		—		—		164		—		—		1,234
Total income		—	Ps.	1	Ps.	50,662		—		—	Ps.	85,902		—		—	Ps.	84,425

Expense
Interest expense and similar charges	Ps.	2,391	Ps.	64	Ps.	773	Ps.	6,312	Ps.	2	Ps.	2,125	Ps.	4,720	Ps.	1,960	Ps.	6,747
Banco Santander S.A.		—		64		—		—		2		—		—		1,960		—
Gire S.A.		2,391		—		—		6,312		—		—		4,720		—		—
BRS Investments S.A.		—		—		530		—		—		1,319		—		—		893
Santander Río Seguros S.A.		—		—		—		—		—		23		—		—		4,503
Other		—		—		243		—		—		783		—		—		1,351

Fee and commission expense		—		—		—		—		—	Ps.	84,149		—		—	Ps.	65,901
Santander Río Seguros S.A.		—		—		—		—		—		84,149		—		—		65,901

Administrative expenses		—		—	Ps.	18,546	Ps.	716		—	Ps.	96,191		—		—	Ps.	111,150
Isban Argentina S.A.		—		—		10,231		—		—		63,488		—		—		66,170
Santander Río Servicios S.A.		—		—		1,838		—		—		23,781		—		—		36,505
Isban S.A.		—		—		3,179		—		—		5,618		—		—		1,291
Isban Chile S.A.		—		—		—		—		—		1,992		—		—		6,250
Isban Mexico S.A.		—		—		1,844		—		—		—		—		—		—
Gire S.A.		—		—		—		716		—		—		—		—		—
Aquanima Argentina S.A.		—		—		1,024		—		—		—		—		—		—
Other		—		—		430		—		—		1,312		—		—		933

Contingent liabilities		—	Ps.	57,407	Ps.	18,890		—		—	Ps.	9,687		—		—	Ps.	6,257
Banco Santander S.A.		—		57,407		—		—		—		—		—		—		—
Banco Santander Chile S.A.		—		—		13,262		—		—		8,335		—		—		4,188
Santander Río Seguros S.A.		—		—		4,068		—		—		—		—		—		—
Other		—		—		1,560		—		—		1,352		—		—		2,069
Total expense	Ps.	2,391	Ps.	64	Ps.	19,319	Ps.	7,028	Ps.	2	Ps.	182,465	Ps.	4,720	Ps.	1,960	Ps.	183,798
Profit/(Loss) for the period(1)	Ps.	(2,391)	Ps.	(63)	Ps.	31,343	Ps.	(7,028)	Ps.	(2)	Ps.	(96,563)	Ps.	(4,720)	Ps.	(1,960)	Ps.	(99,373)

(1)	Profit/(loss) for the period is provided before income taxes.

DESCRIPTION OF CAPITAL STOCK

Set forth below is certain information relating to our capital stock, including brief summaries of certain provisions of our bylaws, Argentine corporate law (including Law No. 19,550, as amended, hereinafter referred to as Law 19,550) and certain related laws and regulations of Argentina, all as in effect as at the date of this prospectus.  The following summary description of our capital stock does not purport to be complete and is qualified in its entirety by reference to our bylaws, which are an exhibit to the registration statement of which this prospectus forms a part, Argentine corporate law and the provisions of other applicable Argentine laws and regulations, including those of the CNV and the BASE rules.

General

We were organized as a corporation on June 20, 1908.  Our capital stock consists of 1,078,875,015 shares, represented by 142,450,159 Class A shares (five votes per share), 297,724,088 Class B shares (one vote per share) and 638,700,768 preferred shares (no voting rights, except in certain cases), all of which are book-entry shares, fully paid and of a par value of Ps. 1.00 each.  Under our bylaws, we may issue different classes of shares of common stock entitled from one to five votes per share; however, pursuant to CNV regulations, we cannot issue additional shares of any class of capital stock that could entitle the holder thereof to more than one vote per share so long as we are publicly listed.  Our Class B shares have been listed on the BASE since 1997.  Holders of Class A shares or preferred shares are permitted to convert their shares into Class B shares on a one-to-one basis.

Corporate Purpose

Our bylaws provide that our corporate purpose is to conduct and engage in banking transactions in accordance with any laws and regulations governing such transactions, including but not limited to collecting deposits, extending credit facilities and purchasing or selling equity or debt securities for our account or the account of others.  To carry out our corporate purpose, we have the full legal capacity to acquire any rights, incur any obligations and perform any acts that are not prohibited by applicable laws or our bylaws.

Liability of Shareholders

The liability of shareholders for any company losses shall be limited to the amount of their respective shareholdings in the company.  However, under Argentine corporate law, any shareholders that voted in favor of any action that is subsequently declared null by a court on grounds of such action being against the law or the corporate bylaws (or regulations, if any) will be jointly and severally liable for any damages caused to the company, other shareholders or third parties as a result of such action.

Registration and Transfer of Shares

Our shares are book-entry shares.  Our shareholders are required to keep their shares through book-entry registers maintained by Caja de Valores.  Any transfers, liens and charges related to such shares shall be registered in the register of shareholders and may only be enforced against us and any third parties after such registration requirement has been complied with.  Shares may be transferred by the execution and delivery of transfer instructions to Caja de Valores through any participants in Caja de Valores.

Voting Rights

The holders of Class A shares are entitled to five votes per share, subject to certain exceptions, and the holders of Class B shares are entitled to one vote per share at any meeting of our shareholders.  The holders of preferred shares are not entitled to vote except in specific cases.  All classes of capital stock will have one vote per share upon any vote regarding: (i) a material change in our corporate purpose; (ii) a change of our domicile to a foreign country; (iii) our dissolution prior to the extinction of the corporate existence of the company; (iv) any merger or spin-off where we are not the surviving company; and (v) a total or partial recapitalization resulting from a mandatory capital reduction.  Pursuant to CNV regulations, we may not issue shares with more than one vote per share so long as we are publicly listed in Argentina.  New Class A shares may not be issued unless (i) permitted by applicable law in force or (ii) the capital increase derives from the capitalization of the “Capital Adjustment” reserve.  In either such case, Class B and preferred shares must be issued in the same proportion as then outstanding.

Conflicts of Interest

Under Law 19,550, if a shareholder votes on any issue in which he has a conflict of interest, such shareholder shall be liable for any damages derived therefrom when without the vote of such shareholder the required majority for a valid decision to be made in such respect would not have been reached.

Argentine law also provides that if a member of our board of directors has a conflict of interest in any business transaction, such director is required to inform the board of directors and the supervisory committee and to refrain from taking part in the respective deliberation.  If a director infringes this statutory provision, such director shall be liable for any damages that may be derived from his actions.  Similarly, the audit committee shall evaluate any transaction or agreement that may involve a conflict of interest under applicable law.

Cumulative Voting

Pursuant to Law 19,550, shareholders are entitled to request that cumulative voting procedures be applied for the election of up to one-third of the directors and members of the supervisory committee to be appointed at any shareholders meeting.  In the event that at least one shareholder gives us notice of its decision to exercise cumulative voting rights, which notice must be given not less than three business days before the date of the respective shareholders’ meeting, all the shareholders shall be entitled to, but under no obligation to exercise, such right.  The total number of votes corresponding to a shareholder that exercises cumulative voting rights is multiplied by the number of vacancies to be filled by the relevant election, and each such shareholder may distribute the total number of such votes among a number of nominees not exceeding one third of the number of vacancies to be filled.  Shareholders that do not exercise cumulative voting rights shall be entitled to cast the number of votes corresponding to their shares for each of the vacancies to be filled.  The nominees who receive the largest number of votes among all the votes cast at the meeting shall be appointed to fill those vacancies.  Nominees may be elected either by cumulative or non-cumulative voting.  In the event of a tie between two nominees, Law 19,550 establishes a procedure to break such tie.

Shareholders’ Meetings

Shareholders’ meetings may be ordinary or extraordinary.  We must call and hold an ordinary, annual shareholders’ meeting within four months after the end of each fiscal year to consider the matters set forth in the first two paragraphs of Section 234 of Law 19,550, including the approval of our financial statements, allocation of the net income for the fiscal year, approval of the board of directors’ and supervisory committee’s performance and reports, appointment of directors and members of the supervisory committee and approval of their remuneration.  Other matters that may be submitted to an annual shareholders’ meeting called and held at any time include appointment of the external auditors, consideration of the liability of directors and members of the supervisory committee, a capital increase and issue of certain notes.  Extraordinary shareholders’ meetings may be called at any time to transact business that does not fall within the scope of annual shareholders’ meetings, in particular an amendment to our bylaws, issuance of debentures or notes generally, the early dissolution of the company, a merger, spin-off, reduction of ordinary shares, redemption of shares, the conversion of the company into a different type of company, and limitations to the preemptive rights of shareholders for the subscription of new shares.  Shareholders’ meetings may consider only the matters that are included in the agenda of the respective meeting, unless all outstanding shares are present at the meeting, and resolutions are adopted by the unanimous votes of such shareholders, although there are certain exceptions to this rule recognized under Argentine law.

In addition, pursuant to Executive Decree No. 677/2001, the following matters must be considered by our shareholders during an ordinary shareholders’ meeting: (i) the disposition of, or creation of any lien over, our assets, as long as such decision has not been made in the ordinary course of business; (ii) the execution of administration or management agreements; and (iii) the authorization for payment of any material agreement providing assets or services to us.

Shareholders’ meetings may be called by the board of directors at the times prescribed by law, or whenever the board of directors may so deem advisable.  Also, the board of directors must call a shareholders’ meeting at the request of shareholders representing as a whole not less than five per cent of our capital stock.  The members of the supervisory committee have powers to call, in their sole judgment, ordinary and extraordinary shareholders’

meetings upon any failure of the board of directors to do so.  If the board of directors or the supervisory committee fails to call a shareholders’ meeting after such request, a shareholders’ meeting may be ordered to be held by the CNV or a court of competent jurisdiction.  In order to attend meetings, shareholders shall deposit with us a book-entry shareholding certificate issued to their name to such effect by Caja de Valores, not less than three business days before the date when the meeting will be held.  If a shareholder is entitled to attend any shareholders’ meeting, such shareholder may attend the meeting either personally or through a representative designated by proxy.  Neither directors nor members of the supervisory committee nor our officers or employees may act as proxies.

Special Shareholders’ Meetings of Classes of Shares

A special shareholders’ meeting must be called and held to adopt any resolution that affects the rights of a certain class of shares, and only such resolution requires the consent or ratification of such class.  The special shareholders’ meetings will be governed by the same rules established for ordinary shareholders’ meetings.

Notice of Shareholders’ Meetings

Notices of shareholders’ meetings shall be published for five days in the Official Gazette of the Argentine Republic, in one of the newspapers of widest circulation in Argentina and in the bulletins of any stock exchanges or security markets in Argentina on which our shares are listed, between 20 and 45 days before the date when the meeting will be held.  Such notice shall indicate the nature of the shareholders’ meeting, date, time and place for the meeting and the corresponding agenda.  Any shareholders’ meeting adjourned for lack of quorum at the first meeting shall be held within the following 30 days, and the relevant notice shall be published for three days, not less than eight days before the day when the adjourned shareholders’ meeting will be held.  Notices of annual shareholders’ meetings on first and second call may be published at the same time, and in such case, in the absence of quorum at the first meeting, if the adjourned meeting is held on the same day, the adjourned meeting should start not less than one hour after the time of the first meeting.

The board of directors shall determine the appropriate form of publication for notices of shareholders’ meetings outside Argentina, in accordance with the requirements of the respective jurisdictions and stock exchanges on which our shares may be listed.

Quorum and Majorities

An ordinary shareholders’ meeting on first call shall be duly convened with the attendance of shareholders representing a majority of voting shares, and action shall be taken by the affirmative vote of an absolute majority of present shareholders entitled to vote with respect to such action.  A shareholders’ meeting adjourned upon the failure of the first meeting shall be deemed duly convened regardless of the number of shares present, and action shall be taken by an absolute majority of votes present, regardless of the number of such votes.

An extraordinary shareholders’ meeting shall be held on first call with the attendance of shareholders representing 60% of voting shares.  An extraordinary shareholders’ meeting adjourned upon the failure of the first meeting shall be duly constituted with the attendance of shareholders representing at least 30% of the voting shares.  Action at extraordinary shareholders’ meetings shall be taken by the affirmative vote of an absolute majority of present shares entitled to vote.  Notwithstanding the foregoing, approval by a majority of voting shares shall be required, without plurality of votes, to decide certain issues described in “—Voting Rights” above.  With respect to such matters, the preferred shares are entitled to one vote per share.

Dividends

The declaration, amount and payment of dividends has to be decided by the vote of a majority of holders of Class A and Class B shares, on the basis of an annual proposal by the board of directors. Dividends must be paid in proportion to the respective holdings.  Payment of dividends is also subject to Central Bank approval.

In the case of cash dividends, once dividends are approved at our shareholders meeting, the board of directors must make them available within thirty calendar days from the date of approval unless the shareholders meeting had approved staggering the payments or have authorized the board of directors to do so in accordance with applicable rules.  However, no dividends can be paid until Central Bank approval has been granted. Typically, dividends are declared at our shareholders’ meetings, with payment subject to Central Bank approval.

In the case of stock dividends, the board of directors must make them available within three months of the date of the approval.

The procedure for holders that are not Argentine residents may vary if the owner of the right to receive dividends has assigned custody to us or not.  In the event that we have been assigned custody, dividends are calculated at the relevant exchange rate and a U.S. dollar amount is remitted to a specified account.  Otherwise, the peso amount corresponding to dividends is deposited with Caja de Valores, the paying agent of any dividends distributed by us.

The right to receive a cash or stock dividend shall expire three years from the date of payment, after which such dividend shall be deemed to be forfeited to us.

For more information regarding the applicable regime and restrictions for distribution of dividends, please see “Dividends and Dividend Policy” and “Exchange Rates and Exchange Controls.”

Capital Increases and Reductions

Our capital stock may be increased with no limitation whatsoever by resolution adopted by an ordinary shareholders’ meeting.  Capital increases do not require any amendment to our corporate bylaws, but they shall be communicated to the CNV and the Central Bank, published in the Official Gazette, and registered with the Public Registry of Commerce.  Capital reductions may be voluntary or mandatory.  Voluntary capital reductions shall be approved by an extraordinary shareholders’ meeting, and unless such reduction is effected through the use of net income, retained earnings or available reserves, they shall have effect only after the respective notice has been published and creditors have been able to receive payment of or a security for their claims, or in the absence of such payment or security, after the statutory 20-day period for attachments to be levied by any dissatisfied creditors shall have elapsed.  A capital reduction is mandatory when the losses exceed the reserves and more than 50% of our capital stock.  We have not issued any capital stock since 2005.

Investors Exceeding 2% After the Global Offering and Transfers Exceeding 5%

According to Central Bank regulations, when an Argentine financial institution’s stock is offered through a local or foreign stock exchange, the institution must disclose to the Central Bank the name, nationality and address of any investors who individually purchased more than 2% of such institution’s capital stock.

Also, pursuant to Central Bank regulations, transfers of shares or capitalizations of irrevocable capital contributions that represent, individually or in the aggregate during a six-month period, 5% or more of the capital stock and/or voting interest of a financial institution, must be reported to the Central Bank, regardless of whether in the entity’s judgment such transfer does not alter the structure of its group of shareholders.  Moreover, in the event the investor was not previously a shareholder of ours, any transfer or capitalization of a capital contribution must be reported to the Central Bank irrespective of the size of such transfer or capitalization.  Any transfer of shares or capitalizations of irrevocable capital contributions that, pursuant to the foregoing, must be reported to the Central Bank, will be executed pending, or “ad referendum” of, the Central Bank’s approval.

If the transaction may result in a change of the institution’s rating or alter the structure of the respective groups of shareholders, the offering document must explicitly state that the prospective investors whose purchases might affect such rating or structure, will require prior approval from the Central Bank in order to complete the transaction.

Preemptive Rights and Accretion Rights

Pursuant to our bylaws and Law 19,550, if a capital increase and the issuance of new shares are approved at a shareholders’ meeting, such issuance shall be offered on a pro rata basis to Class A, Class B and preferred shares. Class A, Class B and preferred shares shall have pro rata rights to subscribe any new issues of Class B shares and preferred shares, and also any issues of released shares that may be made in the form of Class B shares upon a capitalization of profits or of reserves established from profits for prior fiscal years. Preemptive rights may be exercised within 30 days after the last notice given to shareholders in relation to the exercise of their preemptive rights by means of announcements published in the Official Gazette and in one of the newspapers of widest general circulation in Argentina.  Such period may be reduced to a minimum of 10 days if it is so decided by an extraordinary shareholders’ meeting.

Pursuant to Law 19,550, any shareholders that have exercised their preemptive rights and given notice of their intention to exercise accretion rights may exercise their accretion rights pro rata to any shares not subscribed by other shareholders. Class A, Class B and preferred shares not subscribed by shareholders pursuant to shareholders’ preemptive or accretion rights may be offered to third parties.

Appraisal Rights

Upon the approval by our shareholders of (i) a merger or spin-off where we are not the surviving entity and the purchaser’s shares are not authorized for public offering or listed on a stock exchange; (ii) a change in our legal nature; (iii) a material change in our corporate purpose; (iv) a transfer of our domicile abroad; (v) our voluntary retirement from the public offering system; (vi) a delisting of our shares from the BASE or the mandatory revocation of the authorization for public offering or (vii) a full or partial capital reimbursement after a mandatory capital reduction, any shareholders that have voted against such decision or have not attended the shareholders’ meeting where such decision was approved may exercise their appraisal rights and shall be entitled to receive the book value of their shares, determined on the basis of our most recent balance sheet prepared in accordance with Argentine laws and regulations, provided these shareholders exercise such appraisal rights within the periods herein set forth.  Due to the absence of legal precedents addressing this topic, it is not clear whether holders of ADSs will be able to exercise appraisal rights, either directly or through the depositary with respect to Class B shares represented by ADSs.  Appraisal rights shall be exercised within five days after the shareholders’ meeting where the respective resolution was adopted, if the relevant shareholder voted against such resolution, or within 15 days after the relevant shareholders’ meeting if the dissenting shareholder did not attend the meeting and is able to provide evidence that it was a shareholder at the time of the meeting.  In the event of a merger or spin-off involving a company authorized to make public offering of its shares, appraisal rights may not be exercised if the shares to be received as a result of such transaction are listed.  Appraisal rights are extinguished if the resolution that gave rise to such rights is annulled by another shareholders’ meeting held within 60 days after the meeting where such resolution was adopted.

Payments derived from the exercise of appraisal rights shall be made within one year after the date of the shareholders’ meeting where the relevant resolution was adopted, except in the event of (i) a voluntary withdrawal or abandonment of a public offering or listing of shares, or (ii) survival of the company after the authorization for a public offering or listing of shares has been canceled.  In these cases, the period for payment is reduced to 60 days after the date of the relevant resolution or the date on which the voluntary withdrawal or the abandonment of such public offering is made public.

Liquidation

In the event of our liquidation, our assets shall be (i) used to cancel any existing debts and liabilities; (ii) distributed pro rata to the holders of preferred shares up to the reimbursement of the face value of the preferred shares and (iii) distributed pro rata to the holders other classes of preferred shares, if any, pursuant to their respective terms.  If there are remaining assets, the holders of Class A shares, Class B shares and preferred shares shall be entitled to receive and participate pro rata in the proceeds of the liquidation thereof.

Preferred Shares

Our bylaws provide that preferred shares may be issued pursuant to a resolution adopted by an annual shareholders’ meeting and in accordance with applicable law.  Preferred shares may be entitled to a fixed cumulative dividend, with or without an additional share in our profits, as decided by the shareholders’ meeting that authorized the issue.

On April 29, 2005 and July 29, 2005, respectively, shareholders’ meetings approved the issuance of preferred shares.  These preferred shares are not entitled to vote except for specific matters (see “—Quorum and Majorities”

and “—Voting Rights” above) and are entitled to priority reimbursement of their face value in the case of liquidation. Preferred shares may be converted into Class B shares on a one-to-one basis at the option of the holder.

Exclusive Jurisdiction

Our bylaws are governed by Argentine law, and any action related to the enforcement of the bylaws or the exercise of shareholders’ rights under such corporate bylaws or Argentine law shall be brought in an Argentine court sitting in the City of Buenos Aires.

Term

Pursuant to our bylaws, our term of duration was originally 99 years after the date of registration of our corporate bylaws with the Public Registry of Commerce, or July 31, 2008.  Our term of duration may be extended by a resolution adopted by an extraordinary shareholders’ meeting, and pursuant to the resolution adopted by the extraordinary shareholders’ meeting held on July 28, 1997, such term was extended for another 99 years through July 31, 2107.

Exchange of Shares

Pursuant to Section 4 of our corporate bylaws, any shareholder may exchange its Class A shares for Class B shares at any time, at a one-to-one exchange ratio, by notice given to our Board of Directors to such an effect and no approval of our shareholders shall be required.  As a result of such exchange, the voting rights of the exchanging shareholder shall be reduced, and consequently the voting rights percentage of any remaining shareholders shall be increased.  Class B shares cannot be exchanged for Class A shares or preferred shares.

In addition, preferred shares may be converted into Class B shares on a one-to-one basis at the option of the holder by providing notice to Caja de Valores.

Registration Requirements of Foreign Companies That Hold Class B Shares Directly

Under Argentine regulations, foreign companies that hold shares directly and not through ADSs in an Argentine company must register with the Inspección General de Justicia, or IGJ, to exercise certain shareholder rights, including voting rights.  The registration requires the filing of corporate and accounting documents in order to demonstrate that the foreign shareholder’s main activity is conducted outside of Argentina.  In addition, foreign companies must comply with the requirements of Resolution No. 07/05 of IGJ each year.

Anti-Takeover Provisions

Our bylaws do not contain any provision that would (i) oblige us to disclose information regarding our shareholders or (ii) have the effect of delaying, deferring or preventing a change in control, the last of which may happen only in the event of a merger, acquisition or public offering for acquisition.

Tag Along Rights

Section 25 of our bylaws opts out of the Optional System for the Mandatory Acquisition of Shares in a Public Offering.  Accordingly, a shareholder who acquires more than 35% of our capital stock will not be required to conduct a public tender offer for the remainder of our capital stock.

We have been informed by our principal shareholders that they intend to propose an amendment to our bylaws that would provide for compliance with the Optional System for the Mandatory Acquisition of Shares in a Public Offering at the annual shareholders meeting to be held in 2012.  Pursuant to such a system, in the event of a change of control, anyone who, individually or with other persons, directly or indirectly, intends to acquire a significant portion (as defined by the regulation, but never less than 35%) of our voting interests must previously launch an offer to acquire a certain amount of our capital stock, which amount will vary, depending on the percentage of our capital stock such person intends to acquire.

Certain Differences between Argentine and U.S. Corporate Law

As an investor, you should be aware that Law 19,550 and the Argentine Securities Market Law, both of which apply to us, differ in certain material respects from laws generally applicable to U.S. corporations and their shareholders.

Mergers, Consolidations and Similar Arrangements

Under Argentine law, a company is permitted to merge with another company only if a majority of the shares representing the company’s outstanding capital stock approve the merger at a duly convened general extraordinary shareholders’ meeting.  Notwithstanding the foregoing, the company’s bylaws may impose a higher threshold than a majority of shares, in order to approve such a decision.  Our bylaws do not include such a provision.

In contrast, pursuant to Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.  Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under specific circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive payment in the amount of the fair market value of the shares held by the shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.  Delaware law also provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital share.  Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Anti-Takeover Provisions

Although a specific rule does not exist regarding anti-takeover provisions under Argentine law, public companies are allowed to include provisions in their bylaws in order to restrict the ability of third parties to acquire control of the company.  The company’s bylaws may provide that in order to take certain actions, a supermajority is required with respect to the shares entitled to vote thereon.  Pursuant to the CNV rules, any group or individual that directly or indirectly seeks to acquire an amount of voting shares of a company (including rights to subscribe to such shares or options to acquire such shares) that could result in the acquisition of substantial participation rights with respect to the capital stock of such company is required, prior to the acquisition and within ten days of seeking to acquire such company, to conduct a mandatory public offering, provided that the issuer does not opt out of the optional system for mandatory acquisition of shares in a public offering.

In contrast, under Delaware law, corporations can implement shareholder rights plans and other measures, including staggered terms for directors and super-majority voting requirements, to prevent takeover attempts.  Delaware law also prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the shareholder became an interested shareholder unless:

•
prior to the date of the transaction in which the shareholder became an interested shareholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation, excluding shares held by directors, officers, and employee stock plans; or

•
at or after the date of the transaction in which the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at a shareholders’ meeting by at least 66⅔% of the voting stock which is not owned by the interested shareholder.

Class Action Lawsuits

Under Argentine law, there is no specific regulation governing class action lawsuits for corporate matters.  However, “demandas colectivas” (similar to class actions) have been admitted by courts under certain circumstances, i.e., for purposes of consumer protection claims.  See “Risk Factors—Risks Relating to the Argentine Financial System.”  Thus, we cannot guarantee that class actions lawsuits will not be available to present claims regarding corporate matters in the future.  In contrast, under Delaware law, class actions and derivative actions are generally available to shareholders for purposes of, among other things, breaches of fiduciary duty, corporate waste and other actions or omissions that conflict with applicable law.  In these kinds of actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with the action.

Shareholder Proposals

Under Argentine law, directors are nominated by shareholders, and there is no special provision restricting the manner in which nominations may be made.

In contrast, Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

Calling of Extraordinary Shareholders’ Meetings

Under Argentine law and our bylaws, a shareholders’ meeting may be convened by the board of directors.  Moreover, pursuant to Section 236 of the Argentine Commercial Companies Law, shareholders representing at least five percent of our ordinary shares may request that the board of directors call a shareholders’ meeting.  The members of the supervisory committee have powers to call, in their sole discretion, regular and extraordinary shareholders’ meetings upon any failure of the board of directors to do so.

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call an extraordinary meeting of shareholders.

Cumulative Voting

Under Argentine law, cumulative voting for the election of one-third of the vacant positions for directors or members of the supervisory committee is permitted, unless restricted by the company’s bylaws in which case they are elected by classes of shares.  There is no restriction regarding cumulative voting in our bylaws.

Under Delaware law, cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation.

Approval of Corporate Matters by Written Consent

Under Argentine law, a shareholder is not allowed to take action or vote by written consent.

Delaware law permits shareholders to take action by written consent of holders of outstanding shares having more than the minimum number of votes necessary to take the action at a shareholders’ meeting at which all voting shares were present and voted.

Amendment of Certificate of Incorporation

Under Argentine law, it is not possible to amend a company’s certificate of incorporation (acta constitutiva).  However, the provisions that govern an Argentine company are contained in each company’s bylaws, which may be amended in the manner described below.

Under Delaware law, a company’s certificate of incorporation generally may be amended by a vote of the majority of shareholders entitled to vote thereon (unless otherwise provided in the certificate of incorporation), subsequent to a resolution of the board of directors proposing such amendment.

Amendment of Bylaws

Under Argentine law, amending a company’s bylaws requires shareholder approval at an extraordinary shareholders’ meeting.  Argentine law requires that at least 60% of the voting shares (unless the bylaws require a higher threshold), at first call, or 30% at second call (unless the bylaws require a higher or lower threshold), which represent the company’s outstanding capital stock, be present at the meeting and that the resolutions be approved by an absolute majority of the present shares (unless the bylaws require a higher threshold).

Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., as depositary, will execute and deliver the ADRs.  Each ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs.  Each ADS will represent four Class B shares.  Each ADS will also represent any other securities, cash or other property which may be held by the depositary.  The depositary’s office at which the ADRs will be administered is located at 1 Chase Manhattan Plaza, Floor 58, New York, New York 10005.

You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution.  If you hold ADSs directly, you are an ADR holder.  This description assumes you hold your ADSs directly.  If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section.  You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights.  Argentine law governs shareholder rights.  The depositary will be the holder of the Class B shares underlying your ADSs.  As a holder of ADRs, you will have ADR holder rights.  A deposit agreement among us, the depositary, and the holders of ADRs sets out ADR holder rights as well as the rights and obligations of the depositary and us.  As an ADR holder you are deemed to be a party to and bound by the terms of the deposit agreement and the ADRs. New York law governs the deposit agreement and the ADRs.

The following is a summary of the material provisions of the deposit agreement.  For more complete information, you should read the entire deposit agreement and the form of ADR.  See “Where You Can Find More Information” for directions on how to obtain copies of those documents.

How Will You Receive Dividends and Other Distributions on the Shares?

The depositary has agreed to distribute to you, to the extent practicable, the cash dividends or other distributions it or the custodian receives on the Class B shares or other deposited securities, after deducting its fees and expenses described below.  You will receive these distributions in proportion to the number of Class B shares your ADSs represent.

Cash

The depositary will convert any cash dividend or other cash distribution we pay on the Class B shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States on a reasonable basis, and it will distribute such cash to ADR holders on an averaged or other practicable basis, subject to such distribution being impermissible or impracticable with respect to certain ADR holders, and subject to obtaining any required governmental approval or license.

Before making a distribution, the depositary will deduct its expenses in (1) converting foreign currency to U.S. dollars, (2) transferring foreign currency or U.S. dollars to the United States, (3) obtaining any governmental approval or license required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. The depositary will also deduct any withholding taxes that must be paid.  See “Taxation.”  The depositary will distribute only whole U.S. dollars and cents and fractional cents will be withheld and dealt with by the depositary in accordance with its then current practices.  If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares

The depositary may distribute additional ADSs representing any Class B shares we distribute as a dividend or free distribution.  The depositary will only distribute whole ADSs.  It will sell Class B shares, which would require it to deliver a fractional ADS, and distribute the net proceeds in the same way as it does with cash.  If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Class B shares.

Rights to purchase additional Class B shares

If we offer holders of our securities any rights to subscribe for additional Class B shares or any other rights, the depositary may make these rights available to you by distributing warrants or other instruments representing such rights.  If we do not furnish such evidence and sales of the rights are practicable ,the depositary will sell the rights and distribute the net proceeds in the same way as it does with cash.  To the extent we do not furnish such evidence and sales of the rights cannot be practicably accomplished by reason of the nontransferability of the rights, limited markets therefor, their short duration or otherwise, the depositary will allow the rights to lapse. In that case, you will receive no value for them.

If the depositary makes rights to purchase Class B shares available to you, it will exercise the rights and purchase the shares on your behalf.  The depositary will then deposit the shares and deliver ADSs to you.  It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

If the depositary makes rights to purchase Class B shares available to you, it will exercise the rights and purchase the shares on your behalf, subject to such procedures as the depositary shall establish in its discretion.  The depositary will then deposit the shares and deliver ADSs to you.  It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

Other Distributions.  The depositary will distribute to you any other securities or property we distribute on deposited securities by any means it deems equitable and practical.  If it cannot make the distribution in that way, the depositary may sell what we distributed and distribute the net proceeds, in the same way as it does with cash.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. In such case, the depositary may, after consultation with us, if practicable, make such distribution as it deems practicable, including the distribution of foreign currency, securities or other property or it may retain the same as deposited securities, without liability for interest thereon or the investment thereof, and the outstanding ADSs will also represent such retained currency, securities or property.

We have no obligation to register Class B shares, rights or other securities under the Securities Act.  We also have no obligation to take any other action to permit the distribution of ADRs, Class B shares, rights or anything else to ADR holders. See “Risk Factors—Risks Relating to the ADSs and Our Class B Shares Offered Hereby.”  This means that you may not receive the distributions we make on our Class B shares or any value for them if it is illegal or impractical for us or the depository to make them available to you.

Deposit, Withdrawal and Cancellation

How Are ADSs Issued?

The depositary will deliver ADSs if you or your broker deposits Class B shares or evidence of rights to receive Class B shares with the custodian.  Upon such deposit of shares, receipt of related documentation and payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request. Certificated ADRs will be delivered at the depositary’s office to the persons you request. If ADRs are issued in book-entry form, a statement setting out such ownership interest will be mailed to you by the depositary.  Unless an ADR holder specifically requests certificated ADRs, all ADRs will be issued in book-entry form through the depositary's direct registration system and registered holders will receive periodic statements from the depositary showing the number of ADRs in such holder’s name.

How Do ADR Holders Cancel ADRs and Obtain Shares?

If you surrender certificated ADSs to the depositary at its office, or if you deliver proper instructions and documentation in the case of book-entry ADRs, then upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class B shares and any other deposited securities underlying the surrendered ADSs to you or a person you designate at the office of the custodian or, in the case of book-entry ADRs, delivery will be made from the custodian’s office.  At your request, risk and expense, the depositary may deliver the deposited securities at such place as you have requested.

Record Dates

The depositary may fix a record date for the determination of the ADR holders who will be entitled to receive any distribution on or in respect of the deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such ADR holders at such record date will be so entitled or obligated.

Voting Rights

How Do You Vote?

If the depositary asks ADR holders to provide it with voting instructions, you may instruct the depositary to vote the shares underlying your ADRs, subject to any applicable provisions of Argentine law.  If we furnish voting materials to the depositary, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you.  Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares underlying your ADRs.  However, you may not know about the meeting far enough in advance to withdraw the shares.   The depositary’s notice will describe the information in the voting materials and explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADRs as you direct by a specified date.  For instructions to be valid, the depositary must receive them on or before the date specified.  The depositary will try, as far as practicable and permitted under the provisions of or governing the deposited securities, to vote or cause to be voted the shares or other deposited securities as you instruct.  If the depositary does not receive voting instructions from you by the specified date, the shares underlying your ADRs will not be voted. If the depositary receives voting instructions which fail to specify the manner in which the depositary is to vote the underlying shares, the depositary will deem you to have instructed it to vote in favor of the items set forth in the voting instructions.

If so requested by us in writing, the depositary will represent all deposited securities at a meeting of the shareholders (whether or not voting instructions have been received from ADR holders in respect of such deposited securities) for the sole purpose of establishing quorum at such meeting; subject to the depositary’s receipt of a legal opinion confirming the legality of, and other matters relating to, its representation of such deposited securities for purposes of establishing a quorum.

The depositary will only vote or attempt to vote as you instruct. The depositary itself will not exercise any voting discretion.

Fees and Expenses

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances as a result of a distribution of shares,  rights and other property, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities in any manner permitted by the deposit agreement or whose ADRs are cancelled or reduced for any other reason, up to $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a distribution of shares, rights and/or other property prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing Class B shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of $1.50 per ADR for transfers of certificated or direct registration ADRs;

•	a fee of $0.05 or less per ADS for any cash distribution made pursuant to the deposit agreement;

•
a fee of $0.05 or less per ADS per calendar year (or portion thereof) for services performed by the depositary in administering our ADR program (which fee may be charged on a periodic basis during each calendar year and shall be assessed against ADR holders as of the record date or record dates set by the depositary during each calendar year and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•
a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs that would have been charged as a result of the deposit of such securities (treating all such securities as if they were Class B shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•
any other charge payable by the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our Class B shares or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of Class B shares, ADRs or deposited securities;

•	transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars;

•
such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations; and

•
any other charge payable by the depositary, its agents (including the custodian) and the agents of the depositary’s agents in connection with the servicing of the Class B shares or other deposited securities.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to the establishment and maintenance of the ADR program, including investor relations expenses, reasonable legal, audit and accounting fees, initial and ongoing listing fees and certain of our out-of-pocket expenses.  The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing Class B shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them.  The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees.  The depositary may collect its annual fee for depositary services by deduction from cash distributions, by directly billing investors or by charging the book-entry system accounts of participants acting for them.  The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges imposed on the depositary or the custodian with respect to the ADRs, any deposited securities or any distribution on the ADRs. The depositary may refuse to effect any registration, registration of transfer, split-up or combination of your ADRs to or allow you to withdraw the deposited securities underlying your ADRs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADRs to pay any taxes owed or other charges owed and you will remain liable for any deficiency. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we change the par value of our Class B shares; reclassify, split up, consolidate or cancel any of the deposited securities; distribute securities on the Class B shares that are not distributed to you; or recapitalize, reorganize, merge, consolidate, liquidate, sell all or substantially all of our assets, or go into liquidation, receivership or bankruptcy; then the depositary may choose to either (i) amend the form of ADR, (ii) distribute additional or amended ADRs, (iii) distribute the cash, securities or other property received by the depositary in connection with such actions or (iv) sell any securities or property received and distribute the net proceeds as cash. If the depositary does not choose any of the above, the cash, securities or other property it receives will constitute deposited securities and each ADS will automatically represent its equal share of the new deposited cash, securities or other property, or a combination thereof, as the case may be.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason.  If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for transfer or registration fees, facsimile, cable or telex costs, delivery charges or similar items, or prejudices a substantial existing right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

An amendment can become effective before such notice is given if such amendment is necessary to ensure compliance with a new law, rule or regulation.

No amendment will impair the right of ADR holders to surrender their ADRs and to receive the underlying shares, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so.  The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign.  In either case, the depositary must notify you at least 30 days before termination; however such notice may not be provided unless (i) we have not appointed a successor depositary within 45 days, in the case where the depositary has resigned or (ii) we have not appointed a successor depositary within 90 days, in the case where we have removed the depositary.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else:  (i) collect distributions on the deposited securities; (ii) sell rights and other property distributed in respect of deposited securities and (iii) deliver Class B shares and other deposited securities upon cancellation of ADRs.  As soon as practicable after the expiration of two months following the termination date, the depositary will sell any remaining deposited securities if lawful to do so.  After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs.  It will not invest the money and has no liability for interest.  The depositary’s only obligations will be to account for the net proceeds and other cash.  After termination, we will have no obligations except our obligations under the deposit agreement to the depositary and its agents.

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADRs

The deposit agreement expressly limits our obligations and the obligations of the depositary.  It also limits our liability and the liability of the depositary.  We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•
are not liable if either of us becomes subject to any civil or criminal penalty in connection with any act under the deposit agreement, or is prevented or delayed by reason of any law or regulation, the provisions of or governing the deposited securities, our charter, or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises or fails to exercise any discretion permitted under the deposit agreement;

•
may rely on the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any ADR holder, or any other person believed by to be competent to give such advice or information;

•	are not liable for any tax consequences that may be incurred by ADR holders and beneficial owners of ADRs on account of their ownership of ADRs or ADSs;

•	have no obligation to inform ADR holders or any other holders of an interest in an ADS about the requirements of Argentine law, rules or regulations or any changes therein or thereto;

•
are not liable to ADR holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought; and

•	may rely upon any written notice, request, direction or other documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

The depositary is not obligated to appear in, prosecute or defend any lawsuit or other proceeding relating to the ADRs or any deposited securities. We are not obligated to appear in, prosecute or defend any lawsuit or other proceeding relating to the ADRs or any deposited securities if, in our opinion, such proceeding may involve us in expense or liability, unless we are indemnified to our satisfaction against all liabilities and expenses including fees and disbursements of counsel.

The depositary is not liable for:

•	the acts or omissions of any securities depository, clearing agency or settlement system in connection with the book-entry settlement of deposited securities or otherwise;

•	the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A.;

•	any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote;

•	the content of any information submitted to it by us for distribution to ADR holders or any inaccuracy of any translation of such information;

•	any investment risk associated with acquiring an interest in the deposited securities or the validity or worth of the deposited securities;

•	the credit-worthiness of any third party; and

•	allowing any rights to lapse under the terms of the deposit agreement or for the failure or timeliness of any notice from us.

Neither we, the depositary nor the custodian is liable for the failure by any ADR holder or beneficial owner of ADRs to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability.

The depositary may rely upon instructions from us or our Argentine counsel regarding any Argentine governmental approval or license required for any currency conversion, transfer or distribution.  The depositary may own and deal in any class of securities of our company and in our ADRs. The depositary may fully respond to any and all demands or requests made pursuant to lawful authority for information maintained by it in connection with the ADRs, any ADR holders or otherwise related to the deposit agreement.

 The depositary and the custodian are not responsible for any errors or omissions made in providing information or services through third parties for matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the deposit agreement, or in using local agents to provide extraordinary services, such as attendance at our annual meeting, provided the depositary and the custodian use reasonable care in selecting such service providers and local agents.

In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or willful misconduct, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will issue, register, or register a transfer of an ADR, effect a split-up or combination of ADRs, make a distribution on an ADR, or permit withdrawal of Class B shares (subject to limitations under U.S. securities laws and Argentine local law), the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class B shares or other deposited securities;

•	payment of any applicable charges of the depositary as provided in the deposit agreement;

•
satisfactory proof of the identity of any signatory and genuineness of any signature or other information it deems necessary or proper,  including information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing the deposited securities and terms of the deposit agreement and the ADRs; and

•	compliance with regulations it may establish consistent with the deposit agreement.

The depositary may suspend the issuance of ADSs, the deposit of Class B shares, the registration, registration of transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (subject to limitations under U.S. securities laws and Argentine local law), generally or in particular circumstances, when the transfer books of the depositary or our transfer books are closed or at any time if the depositary thinks it advisable to do so.

Your Right to Receive the Class B Shares Underlying Your ADRs

You have the right to surrender your ADSs and withdraw the underlying Class B shares at any time except:

•
When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of Class B shares is blocked to permit voting at a shareholders’ meeting or (iii) we are paying a dividend on our Class B shares.

•	When you owe money for fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of Class B shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADRs

The depositary may not lend Class B shares or ADSs. However the deposit agreement permits the depositary to deliver ADSs before deposit of the underlying Class B shares.  This is called a pre-release of the ADSs.  A pre-release is closed out as soon as the underlying Class B shares are delivered to the depositary.  The depositary may receive ADSs instead of Class B shares to close out a pre-release.  The depositary may pre-release ADSs only under the following conditions: (i) the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the Class B shares underlying the pre-released ADSs; (b) agrees to indicate the depositary as the owner of such Class B shares in its records and to hold such shares in trust for the depositary until such shares are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian such Class B shares, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate; (ii) the pre-release is fully collateralized with cash, U.S. government securities or other collateral that the depositary considers appropriate; (iii) the depositary must be able to close out the pre-release on not more than five business days’ notice; and (iv) the pre-release is subject to such further indemnities and credit regulations as the depositary deems appropriate.  In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of a pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Disclosure of Interests

      By holding ADRs, you agree to comply with all applicable disclosure requirements and ownership limitations, including without limitation requirements of Argentine law or under the provisions of or governing the deposited securities, and you agree to comply with any reasonable instructions from us in respect thereof.  We have the right to instruct you to cancel your ADSs and withdraw the deposited securities so as to permit us to deal directly with you as a holder of Class B shares, and you agree to comply with such instructions. We may from time to time request ADR holders or beneficial owners of an interest in ADRs to provide information as to the capacity in which such holders own ADRs and regarding the identity of any other persons then or previously having a beneficial interest in such ADRs and the nature of such interest and various other matters.  You agree to provide any such information requested by us or the depositary.

Available Information

      You can inspect the following documents at the offices of the depositary and the custodian: the deposit agreement, the provisions of or governing deposited securities, and written communications which are received from us by the custodian as a holder of deposited securities and which are made generally available to the holders of deposited securities. The depositary will distribute copies of such communications (or English translations or summaries thereof) to you when furnished by us. We are subject to the periodic reporting requirements of the Exchange Act and accordingly we file certain reports with the Commission.  Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission.  For more information about the Commission’s public reference facilities, see “Where You Can Find More Information.”

JPMorgan Chase Bank, N.A.

The depositary is JPMorgan Chase Bank, N.A.  JPMorgan Chase Bank, National Association (“JPMCB”) is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. JPMCB is a commercial bank offering a wide range of banking services to its customers both domestically and internationally.  It is chartered, and its business is subject to examination and regulation by the Office of the Comptroller of the Currency, a bureau of the United States Department of the Treasury. It is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation.

TAXATION

The following summary contains a description of material Argentine and U.S. federal income tax consequences of the acquisition, ownership and disposition of ADSs or Class B shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ADSs or Class B shares. The summary is based upon the tax laws of Argentina and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change, possibly with retroactive effect, and to differing interpretations.

Material Argentine Tax Considerations

The following summary constitutes the opinion of our counsel Pérez Alati, Grondona, Benites, Arntsen & Martínez de Hoz(h) as to the material Argentine tax considerations relating to the purchase, ownership and disposition of our Class B shares or ADSs.

Dividends Tax

Dividends paid on our Class B shares or ADSs, whether in cash, property or other equity securities, are not generally subject to Argentine income tax by withholding or otherwise.  However, dividends which exceed our taxable accumulated income for the previous fiscal period are subject to a 35% withholding tax on such excess. The 35% withholding tax applies to both resident and non-resident shareholders.

Capital Gains Tax

Due to the amendments made to the Argentine Income Tax Law by Law 25,414, Decree 493/2001 (the “AITL”) and the abrogation of Law 25,414 by 25,556, it is not clear whether certain amendments applicable to capital gains taxation are in effect. Opinion No. 351 of the National Treasury General Attorney Office solved the most important matters related to capital gains, and subsequent case law has confirmed this opinion.

Resident individuals. Pursuant to a reasonable construction of the AITL: (i) income obtained from the sale, exchange or other disposition of our Class B shares or ADSs by resident individuals who do not sell or dispose of Argentine shares on a regular basis would not be subject to Argentine income tax; and (ii) income obtained from the sale, exchange or other disposition of our Class B shares or ADSs by resident individuals who sell or dispose of Argentine shares on a regular basis should not be subject to Argentine income tax, as long as they are publicly traded.

Foreign beneficiaries. Capital gains realized by non-resident individuals or non-resident entities from the sale, exchange or other disposition of our Class B shares or ADSs are exempt from income tax, as long as they are publicly traded.

Local entities. Capital gains obtained by Argentine entities (in general, entities organized or incorporated under Argentine law, certain traders and intermediaries, local branches of non-Argentine entities, sole proprietorships and individuals carrying on certain commercial activities in Argentina) derived from the sale, exchange or other disposition of our Class B shares or ADSs are subject to income tax at the rate of 35%. Losses arising from the sale of our Class B shares or ADSs can be offset only against capital gains arising from the sale of shares.

Personal Assets Tax

Argentine corporations are required to pay the personal assets tax with respect to shares held by individuals, regardless of their residence, and non-resident entities as of December 31 of each year.  The applicable tax rate is 0.5% and is levied on the valor patrimonial proporcional, or equity value, of the shares as derived from the last balance sheet.  Pursuant to the Personal Assets Tax Law, the Argentine company is entitled to seek reimbursement of such paid tax from the applicable Argentine individuals and non-resident shareholders, including by withholding or foreclosing the shares, or by withholding dividends.  If we pay dividends to a shareholder who held Class B shares or ADSs on December 31 of the preceding calendar year, we intend to withhold from such dividends the shareholder’s applicable share of the Argentine personal assets tax payable by us in that preceding calendar year.  We may also seek reimbursement from shareholders in any other permitted manner.  For the avoidance of doubt, if we pay no dividends in a particular calendar year, we may seek payment from shareholders for their applicable share of the tax and, in the event that a shareholder fails to make such payment, we may foreclose on such shareholder’s shares.

Value Added Tax

The sale, exchange or other disposition of our Class B shares or ADSs and the distribution of dividends are exempt from value added tax.

Tax on Debits and Credits on Bank Accounts

Any credit or debit in a bank account open in an Argentine financial institution shall be subject to a 0.6% tax on the credit or the debit, as the case may be, with the bank acting as withholding agent.  Reduced tax rates may be applicable.  The account owner may use up to 34% of this tax as a tax credit against income tax and presumed minimum income tax.

Gross Turnover Tax

The proceeds from the sale of our Class B shares or ADSs are not subject to gross turnover tax, as long as such sales are not made on a regular basis by the seller.

Stamp Taxes

Argentine residents may be subject to stamp tax in certain Argentine provinces in the event that the transfer of our Class B shares or ADSs is performed or executed in such jurisdiction by means of written agreements.  Agreements for the sale of shares and other securities are subject to stamp tax in the City of Buenos Aires if instrumented and executable. However, there is an exemption for such agreements regarding sale of shares and other securities that are authorized to be publicly offered by the CNV. This exemption will be voided if the public placement of such shares or other securities is not done within 180 days of the granting of the authorization by the CNV. Therefore, no stamp taxes are expected to be levied in the City of Buenos Aires on the sale or exchange of our Class B shares or ADSs.

Province of Buenos Aires Estate and Gift Tax

The Province of Buenos Aires imposes estate and gift tax on recipients who are residents of the Province and on assets located in the Province.  Although we are incorporated outside the Province of Buenos Aires, we hold assets in the Province.  Accordingly, recipients of our shares may be subject to the estate and gift tax in proportion to the assets we own that are located in the Province.  The tax was recently enacted and at the present time few implementing measures have been established.  The implementing regulation currently in place requires individuals and entities subject to this tax to obtain a tax identification code from the local tax authorities, to electronically file the tax return and to pay the corresponding tax.  In addition, the regulation requires public notaries, succession estate administrators, courts and insurance companies involved with gratuitous transfers to act as withholding agents of the estate and gift tax.  The implementing regulation expressly states that these rules will apply until collection and withholding regimes are created.  It is still unclear how persons subject to the tax (or public notaries, succession estates’ administrators or courts if intervening as withholding agents) will be able to determine the amount of any such tax, considering that the calculation depends on the amount and value of the assets owned by the relevant corporation that are located in the Province.

Other Taxes

Other than the Province of Buenos Aires estate and gift tax described above, there are no Argentine inheritance or succession taxes applicable to the ownership, transfer or disposition of our Class B shares or ADSs.

The minimum presumed income tax is not applicable to the ownership of our Class B shares or ADSs.

Tax Treaties

Argentina has tax treaties for the avoidance of double taxation currently in force with Australia, Belgium, Bolivia, Brazil, Canada, Chile, Denmark, Finland, France, Germany, Italy, the Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom. There is currently no tax treaty or convention in force between Argentina and the United States. As a result, the Argentine tax consequences described in this section will apply, without modification, to a holder of our Class B shares or ADSs that is a U.S. resident. Foreign shareholders located in certain jurisdictions with a tax treaty in force with Argentina may be exempted from the payment of the personal asset tax, and may be subject to reduced withholding tax rates for dividends paid in excess of our taxable accumulated income for the previous fiscal period.

Material U.S. Federal Income Tax Considerations

In the opinion of Davis Polk & Wardwell LLP, the following is a description of the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of Class B shares or ADSs, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the securities.  This discussion applies only to a U.S. Holder that holds Class B shares or ADSs as capital assets for tax purposes.  In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including state, local and alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•
persons holding Class B shares or ADSs as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the Class B shares or ADSs;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

•	persons that own or are deemed to own ten percent or more of our voting stock; or

•	persons holding Class B shares or ADSs in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Class B shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership.  Partnerships holding Class B shares or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the Class B shares or ADSs.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.  It is also based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of Class B shares or ADSs and is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision for the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected under applicable Treasury regulations to be treated as a U.S. person.

In general, a U.S. Holder who owns ADSs will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes.  Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concern that parties to whom American depositary shares are released before the delivery of shares to the depositary, or intermediaries in the chain of ownership between holders and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares.  These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders.  Accordingly, the creditability of Argentine taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of Class B shares or ADSs in their particular circumstances.

This discussion assumes that we are not, and we will not become, a passive foreign investment company, as described below.

Taxation of Distributions

Distributions paid on Class B shares or ADSs will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).  Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions will generally be reported to U.S. Holders as dividends.  Dividends paid by qualified foreign corporations to certain non-corporate U.S. Holders in taxable years beginning before January 1, 2013 may be taxable at favorable rates, up to a maximum rate of 15%.  A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on a securities market in the United States, such as the New York Stock Exchange where we intend to apply to list the ADSs for trading.  Non-corporate U.S. Holders of Class B shares or ADSs should consult their tax advisers to determine whether the favorable rate will apply to dividends they receive and whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

The amount of a dividend will include any amounts withheld in respect of Argentine taxes.  The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s (or in the case of ADSs, the Depositary’s) receipt of the dividend.  The amount of any dividend income paid in pesos will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt regardless of whether the payment is in fact converted into U.S. dollars.  If the dividend is converted into U.S. dollars on the date of receipt, U.S. Holders should not be required to recognize foreign currency gain or loss in respect of the  dividend income.  A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, Argentine income taxes, if any, withheld from dividends on Class B shares or ADSs generally will be creditable against the U.S. Holder’s U.S. federal income tax liability.  Special rules limiting foreign tax credits apply to non-corporate U.S. Holders who receive dividends eligible for the maximum 15% rate.

The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

Amounts paid on account of the Argentine personal assets tax, if any, will not be eligible for credit against the U.S. Holder’s U.S. federal income tax liability.  U.S. Holders should consult their tax advisers to determine the tax consequences applicable to them as a result of amounts paid on account of the Argentine personal assets tax, including whether such amounts are includible in income or (if reimbursed by the shareholder) are deductible for U.S. federal income tax purposes.

Sale and Other Disposition of Class B Shares or ADSs

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of Class B shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Class B shares or ADSs for more than one year.  The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Class B shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars.  This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.  The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules

Based on proposed Treasury regulations, which are proposed to be effective for taxable years beginning after December 31, 1994, and on management estimates, we do not expect to be a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes for our current taxable year or in the foreseeable future.  However, because the proposed Treasury regulations may not be finalized in their current form, because the application of the proposed regulations is not entirely clear, and because the composition of our income and assets will vary over time, it is possible that we could be a PFIC for any taxable year.  The determination of whether we are a PFIC is made annually and is based upon the composition of our income and assets (including, among others, entities in which we hold at least a 25% interest), and the nature of our activities.

If we are a PFIC for any taxable year during which a U.S. Holder held Class B shares or ADSs, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the Class B shares or ADSs would be allocated ratably over the U.S. Holder’s holding period for the Class B shares or ADSs.  The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax on the amount allocated to that taxable year.  Further, to the extent that any distribution received by a U.S. Holder on its Class B shares or ADSs exceeds 125 percent of the average of the annual distributions on the Class B shares or ADSs received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, as described immediately above.  Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the Class B shares or ADSs.  U.S. Holders should consult their tax advisers to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

In addition, if we are a PFIC in a taxable year in which we pay a dividend or the prior taxable year, the 15% dividend rate discussed above with respect to dividends paid to non-corporate holders would not apply.

Information with Respect to Foreign Financial Assets

Under recently enacted legislation, individuals that own “specified foreign financial assets”, including stock of a non-U.S. corporation owned directly, with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 may be required to file an information report with respect to such assets with their tax returns.  U.S. Holders that are individuals are encouraged to consult their tax advisors regarding the application of this legislation to their ownership of Class B shares or ADSs.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

RIGHTS OFFERING

In the global offering, we are offering            newly issued Class B shares and            ADSs, representing           newly issued Class B shares.

As a result of the capital increase required for the issuance of Class B shares as part of the global offering, in accordance with Argentine corporate law, each of our shareholders has a preemptive right to subscribe a number of shares sufficient to maintain its proportionate holding of our total capital stock. Our current shareholders will be entitled to exercise preemptive rights, and to subscribe            new Class B shares, equivalent to one new Class B share per each      shares currently held, during the preemptive subscription period, which we expect will begin on           , 2011 and end on           , 2011. In addition, our shareholders have accretion rights, which permit them to subscribe any capital increase shares that are not subscribed by other shareholders in proportion with the percentage of shares for which the subscribing shareholder has exercised preemptive rights. These preemptive and accretion rights will be mandatorily attributed to each shareholder for no consideration. Our principal and selling shareholders have assigned all of their preemptive rights to the underwriters, representing 99.3% of such rights, who will exercise such rights to obtain the primary Class B shares and ADSs offered in the global offering.  Any preemptive or accretion rights exercised by minority shareholders will be satisfied with Class B shares at the closing of the global offering and at the end of the preeemptive subscription period on              , 2011. The maximum number of such shares that may be issued, assuming all minority shareholders exercise their preemptive rights, is             Class B shares.

Any shares acquired as a result of the exercise of preemptive and accretion rights shall be issued in the form of Class B shares entitling their holders to the same rights (including voting and economic rights) provided by existing Class B shares (including those being sold by the selling shareholder).

UNDERWRITING (CONFLICTS OF INTEREST)

Santander Investment Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated (hereinafter “Merrill Lynch”) and J.P. Morgan Securities LLC are acting as representatives of each of the international underwriters named below.  Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholder and the international underwriters, we and the selling shareholder have agreed to sell to the international underwriters, and each of the international underwriters has agreed, severally and not jointly, to purchase from us and the selling shareholder, the number of ADSs set forth opposite its name below.

Underwriter	Number of ADSs(1)
Santander Investment Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Total

(1) Includes ADSs issued by the depositary to the underwriters as a result of (x) the exercise by the underwriters of their right to convert any preferred shares acquired from the selling shareholder into Class B shares and (y) the subsequent deposit with the depositary of Class B shares credited to their account as a result of such conversion, each in accordance with the terms and conditions of the underwriting agreement.

We have entered into an Argentine underwriting agreement with          providing for the concurrent offer and sale of our Class B shares in Argentina.  The closings of this international offering and the Argentine underwritten offering are conditioned upon each other.

Subject to the terms and conditions set forth in the underwriting agreement, the international underwriters have agreed, severally and not jointly, to purchase all of the ADSs sold under the underwriting agreement if any of these ADSs are purchased.  If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting international underwriters may be increased or the underwriting agreement may be terminated.

Subject to the terms and conditions set forth in the underwriting agreement, a portion of the ADSs to be sold by the underwriters pursuant to this offering will be initially transferred to the underwriters by the selling shareholder in the form of preferred shares.  On the applicable closing date, the international underwriters, in accordance with the conversion right granted to all holders of our preferred shares, will exercise their right to convert, on a one-to-one basis, each such preferred share into a Class B share by filing a notice of conversion with Caja de Valores (the “Conversion”).  Following the Conversion, the international underwriters will deposit on the applicable closing date each Class B share credited to their account at Caja de Valores as a result of the Conversion, and the depositary shall register the appropriate number of ADSs in the name of the international underwriters and deliver to them ADRs representing such ADSs. As set forth in the underwriting agreement, it is a condition subsequent to the international underwriters’ purchase of the ADSs that the underwriters receive (i) Class B shares following the Conversion and (ii) ADRs representing such ADSs following the international underwriters’ deposit of such Class B shares with the ADS depositary.

In addition, in connection with the capital increase and pursuant to Argentine corporate law, each of our shareholders has a preemptive right to subscribe a number of shares sufficient to maintain its proportionate holding of our total capital stock. Our current shareholders will be entitled to exercise preemptive rights and to subscribe            new shares during the preemptive subscription period, which we expect will begin on           , 2011 and will end on           , 2011, in proportion with their current shareholding. In addition, our shareholders have accretion rights, which permit them to subscribe any capital increase shares that are not subscribed by other shareholders in proportion with the percentage of shares for which the subscribing shareholder has exercised preemptive rights. These preemptive and accretion rights will be mandatorily attributed to each shareholder for no consideration. Our principal and selling shareholders have assigned all of their preemptive rights to the underwriters, representing 99.3% of such rights, who will exercise such rights to obtain the primary Class B shares and ADSs offered in the global offering.

We and the selling shareholder have agreed to indemnify the international underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising out of the consummation of the transactions contemplated by the underwritng agreement, or to contribute to payments the international underwriters may be required to make in respect of those liabilities.

The international underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ADSs, and other conditions contained in the underwriting agreement, such as the receipt by the international underwriters of officer’s certificates and legal opinions.  The international underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling shareholder that the international underwriters propose initially to offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $        per share.  After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling shareholder.  The information assumes either no exercise or full exercise by the international underwriters of their over-allotment option.

	Per ADSs		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Public offering price	$	$	$	$
Underwriting discount and commissions paid by us	$	$	$	$
Proceeds, before expenses, to the Company	$	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $            and are payable by us and the selling shareholder.

Over-allotment Option

The selling shareholder has granted an option to the international underwriters, exercisable for 30 days from the date of commencement of trading of the ADSs, to purchase up to         additional ADSs at the public offering price, less the underwriting discount.  The international underwriters may exercise this option solely to cover any over-allotments.  If the international underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional ADSs proportionate to that underwriter’s initial amount reflected in the above table.

Intersyndicate Agreement

The international underwriters and the Argentine underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities.  Under the intersyndicate agreement, the international underwriters and the Argentine underwriters may sell shares or ADSs to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession.

No Sales of Similar Securities

We, the selling shareholder, Banco Santander, BRS Investments S.A., Santander Overseas Bank Inc. and our executive officers and directors, have agreed not to sell or transfer any shares of our capital stock or ADSs representing such shares or any securities convertible into or exercisable or exchangeable for our capital stock or ADSs representing such shares (collectively, the “Lock-Up Securities”), for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch and J.P. Morgan Securities LLC.  Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	issue, offer, pledge, sell or contract to sell any Lock-Up Securities,

•	sell any option or contract to purchase any Lock-Up Securities,

•	purchase any option or contract to sell any Lock-Up Securities,

•	grant any option, right or warrant for the sale of any Lock-Up Securities,

•	otherwise dispose of or transfer any Lock-Up Securities,

•	request or demand that we file a registration statement related to the Lock-Up Securities, or

•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Lock-Up Security whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to Lock-Up Securities owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.  In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

We expect the ADSs to be approved for listing on the New York Stock Exchange under the symbol “BSAR.”  In order to meet the requirements for listing on that exchange, the international underwriters have undertaken to sell a minimum number of ADSs to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our ADSs.  The initial public offering price will be determined through negotiations among us, the selling shareholder and the representatives of the international underwriters.  In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development;

•	the recent market prices of, and demand for, publicly traded ADSs or common stock of generally comparable companies;

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours; and

•	other factors deemed relevant by the international underwriters, the selling shareholder and us.

An active trading market for the ADSs may not develop.  It is also possible that after the offering the ADSs will not trade in the public market at or above the initial public offering price.

The international underwriters do not expect to sell more than 5% of the ADSs in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the ADSs is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ADSs.  However, the representatives may engage in transactions that stabilize the price of the ADSs, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the international underwriters may purchase and sell our ADSs in the open market.  These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions.  Short sales involve the sale by the international underwriters of a greater number of ADSs than they are required to purchase in the offering.  “Covered” short sales are sales made in an amount not greater than the international underwriters’ over-allotment option described above.  The international underwriters may close out any covered short position by either exercising their over-allotment option or purchasing ADSs in the open market.  In determining the source of ADSs to close out the covered short position, the international underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option.  “Naked” short sales are sales in excess of the over-allotment option.  The international underwriters must close out any naked short position by purchasing ADSs in the open market.  A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of our ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.  Stabilizing transactions consist of various bids for or purchases of ADSs made by the international underwriters in the open market prior to the completion of the offering.

The international underwriters may also impose a penalty bid.  This occurs when a particular underwriter repays to the international underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the international underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs.  As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market.  The international underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor the selling shareholder, nor any of the international underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ADSs.  In addition, neither we nor any of the international underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of ADSs

In connection with the offering, certain of the international underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.  In addition, certain of the international underwriters, including Merrill Lynch and Santander Investment Securities Inc., may facilitate Internet distribution for this offering to certain of its Internet subscription customers.  Certain of the international underwriters, including Merrill Lynch may allocate a limited number of ADSs for sale to its online brokerage customers.  An electronic prospectus is available on the Internet web site maintained by certain of the international underwriters, including Merrill Lynch.  Other than the prospectus in electronic format, the information on the website of any of the international underwriters is not part of this prospectus.

Conflicts of Interest

Because Santander Investment Securities Inc., a member of FINRA and an underwriter in this offering, is an affiliate of, and under common control with, the issuer and the selling shareholder, FINRA views the participation of Santander Investment Securities Inc. as an underwriter in this offering as the public distribution of securities issued by a company with which Santander Investment Securities Inc. has a conflict of interest and/or an affiliation, as those terms are defined in FINRA Rule 5121.  Because of this relationship, the offering will be conducted in accordance with FINRA Rule 5121.  This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of “due diligence” in respect to, the registration statement and this prospectus.  Merrill Lynch has agreed to act as qualified independent underwriter for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act of 1933, specifically including those inherent in Section 11 of the Securities Act.  We have agreed to indemnify Merrill Lynch against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Other Relationships

Some of the international underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial banking and other dealings in the ordinary course of business with us and the selling shareholder. They have received, or may in the future receive, customary fees and commissions for these transactions.

For example, Santander Investment Securities Inc. has in the past provided investment banking, financial advisory and consulting services to European and Latin American members of the Santander Group, including acting as underwriter in the initial public offerings of our affiliates Banco Santander (Brasil) S.A. and Banco Santander Chile. For more information regarding transactions between us and members of the Santander Group, see “Related Party Transactions.” Merrill Lynch has in the past provided, and is currently providing, investment banking, financial advisory and consulting services to our parent company, Banco Santander.  Merrill Lynch has acted as a financial advisor to our parent company in the acquisition of the retail operations of SEB AG, the German subsidiary of Skandinaviska Enskilda Banken AB and in the acquisition of a 5% stake in Banco Santander (Brasil) S.A., our affiliate, by Qatar Investment Authority.  Merrill Lynch has further advised Sovereign Bank, our parent company’s U.S. banking business, on its merger with M&T Bank.  In addition, we have a line of credit with J.P. Morgan Securities LLC in the total approximate amount of $33.7 million pursuant to a standing bank letter of credit and certain trade finance agreements.

In addition, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC will act as depositary for the ADS and will receive customary fees in connection thereto.

In addition, in the ordinary course of their business activities, the international underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The international underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice To Prospective Investors In The European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of ADSs will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the ADSs that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of ADSs may be made to the public in that Relevant Member State at any time:

A.	to “qualified investors” as defined in the Prospectus Directive, including:

(a)
(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b)
(in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B.
to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor”, and (B) in the case of any ADSs acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the ADSs acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where ADSs have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those ADSs to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland.  This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing

Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.  Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the issuer or the ADSs have been or will be filed with or approved by any Swiss regulatory authority.  In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”).  The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Notice to Prospective Investors in France

No prospectus (including any amendment, supplement or replacement thereto) prepared in connection with the offering of the ADSs has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no ADSs have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; the prospectus or any other offering material relating to the ADSs have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to (i) persons licensed to provide the investment service of portfolio management for the account of third parties, (ii) qualified investors (investisseurs qualifiés) and/or (iii) a restricted circle of investors (cercle restreint d’investisseurs), in the last two cases provided they are investing for their own account, all as defined in Articles L. 411-2II, D. 411-1, D. 411-2, D. 411-4, D.744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier.  The direct or indirect distribution to the public in France of any so acquired ADSs may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Notice to Prospective Investors in Germany

The ADSs offered by this prospectus have not been and will not be publicly offered within the meaning of the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz) or the German Investment Act (Investmentgesetz).  No prospectus pursuant to the German Securities Prospectus Act, the German Sales Prospectus Act or the German Investment Act has been or will be published or circulated in Germany or filed with the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other governmental or regulatory authority in Germany.  This prospectus does not constitute an offer to the public in Germany and it does not serve for public distribution of the ADSs in Germany.  Neither this prospectus, nor any other document issued in connection with this offering, may be issued or distributed to any person in Germany except under circumstances which do not constitute a public offer within the meaning of the German Securities Prospectus Act, the German Sales Prospectus Act and the German Investment Act.

Notice to Prospective Investors in Italy

No prospectus has or will be registered in the Republic of Italy with the Italian Stock Exchange Commission (Commissione Nazionale per le Societá di Borsa) (“Consob”) pursuant to the Prospectus Directive and Italian laws and regulations on financial products.  Accordingly, the ADSs may not be offered, sold or delivered in the Republic of Italy, and copies of this prospectus or any other document relating to the ADSs may not be distributed in the Republic of Italy, except to (a) qualified investors (investori qualificati) (the “Qualified Investors”) pursuant to Article 100 of Legislative Decree no. 58 dated February 24, 1998, as amended (the “Financial Act”), as defined in Article 34-ter of Consob Regulation no. 11971 dated May 14. 1999, as amended (“Regulation no. 11971”); or (b) in circumstances where there is an exemption from the rules governing an offer to the public of financial products pursuant to Article 94 et seq. of the Financial Act, and to Regulation no. 11971.  Any offer, sale or delivery of the ADSs in the Republic of Italy must be (a) made by an investment firm, a bank or financial intermediary authorized to engage in such activities in Italy, in compliance with the Financial Act and with Legislative Decree no. 385 dated September 1, 1993, as amended and Consob Regulation no. 16190 dated October 29, 2007, as amended, and any other applicable law and regulation; and (b) in compliance with any applicable Italian laws and regulations and any other condition or limitation that may be imposed by Consob, the Bank of Italy (Banca d’Italia) and any other relevant Italian authorities.

 Notice to Prospective Investors in The Netherlands

The ADSs may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus nor any other document in respect of the offering may be distributed in or from the Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade (which includes banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises), in which case, it must be made clear upon making the offer and from any documents or advertisements in which a forthcoming offering of ADSs is publicly announced that the offer is exclusively made to such individuals or legal entities.

Notice to Prospective Investors in Spain

No prospectus has or will be approved and registered in Spain with the Spanish National Stock Exchange Commission (Comisión Nacional del Mercado de Valores) (“CNMV”) or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to Spain pursuant to the Prospectus Directive and Spanish laws and regulations on financial products.  Accordingly, the ADSs may not be offered, sold or delivered to the public in Spain, and copies of this prospectus or any other document relating to the ADSs may not be distributed in Spain, except in the circumstance where there is an exemption from the rules governing an offer to the public of financial products pursuant to article 30 bis of Law 24/1988, July 28th, on Securities Market.

 Notice to Prospective Investors in Hong Kong

This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong.  The securities will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in China

The ADSs may not be offered or sold directly or indirectly to the public in the People’s Republic of China (“China”) and neither this prospectus, which has not been submitted to the Chinese Securities and Regulatory Commission, nor any offering material or information contained herein relating to the ADSs, may be supplied to the public in China or used in connection with any offer for the subscription or sale of ADSs to the public in China.  The ADSs may only be offered or sold to China-related organizations which are authorized to engage in foreign exchange business and offshore investment from outside of China.  Such China-related investors may be subject to foreign exchange control approval and filing requirements under the relevant Chinese foreign exchange regulations.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the

“SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where the securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time.  For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Australia

No prospectus, disclosure document, offering material or advertisement in relation to the ADSs has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Accordingly, a person may not (a) make, offer or invite applications for the issue, sale or purchase of ADSs within, to or from Australia (including an offer or invitation which is received by a person in Australia) or (b) distribute or publish this prospectus or any other prospectus, disclosure document, offering material or advertisement relating to the ADSs in Australia, unless (i) the minimum aggregate consideration payable by each offeree is the U.S. dollar equivalent of at least A$500,000 (disregarding moneys lent by the offeror or its associates) or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act 2001 (CWLTH) of Australia; and (ii) such action complies with all applicable laws and regulations.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”).  This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA.  It must not be delivered to, or relied on by, any other person.  The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers.  The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus.  The securities to which this offering memorandum relates may be illiquid and/or subject to restrictions on their resale.  Prospective purchasers of the securities offered should conduct their own due diligence on the securities.  If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with the international offering, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount (in U.S. dollars)
Securities and Exchange Commission registration fee		$11,610
NYSE listing fees
Financial Industry Regulatory Authority filing fee
Printing and engraving expenses
Legal fees and expenses
Accountant fees and expenses
Miscellaneous costs
Total	$

All amounts in the table are estimated except the Securities and Exchange Commission registration fee, the NYSE listing fee and the FINRA filing fee.  The depositary has agreed to pay some of these expenses on our behalf, subject to the closing of the international offering.

The selling shareholder will pay the underwriting discounts and commissions payable in the international offering. In addition, we expect to launch a campaign upon the closing of the international offering in order to welcome those investors who have purchased our ADRs and class B shares and to establish a closer relationship with the new minority shareholders. We expect this campaign will include the distribution of materials through print and electronic media, a welcome package and certain institutional events and meetings.

VALIDITY OF THE SECURITIES

The validity of the ADSs and certain matters of U.S. law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.  The validity of the Class B shares and other matters governed by Argentine law will be passed upon for us by Pérez Alati, Grondona, Benites, Arntsen & Martínez de Hoz (Jr.), Buenos Aires, Argentina.  The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York, and Allende & Brea, Buenos Aires, Argentina.

EXPERTS

The consolidated financial statements as of December 31, 2010 and 2009 and for each of the years in the period ended December 31, 2010, included in this prospectus have been audited by Deloitte & Co. S.R.L, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS

We are incorporated under the laws of Argentina.  Substantially all of our assets are located outside the United States.  All our directors and officers and certain advisors named herein reside in Argentina or elsewhere outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States upon such persons.

Enforcement of foreign judgments would be recognized and enforced by the courts in Argentina provided that the requirements of Article 517 of the Federal Civil and Commercial Procedure Code (if enforcement is sought before federal courts) are met, such as: (i) the judgment, which must be final in the jurisdiction where rendered, was issued by a court competent in accordance with Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property if such was transferred to Argentine territory during or after the prosecution of the foreign action; (ii) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against the foreign action; (iii) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law; (iv) the judgment does not violate the principles of public policy of Argentine law; and (v) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.

We have been advised by our Argentine counsel, Pérez Alati, Grondona, Benites, Arntsen & Martínez de Hoz (Jr.), that judgments of United States courts for civil liabilities based upon the federal securities laws of the United States may be, subject to the requirements described above, enforced in Argentina.  A judgment against us obtained outside Argentina would be enforceable in Argentina without reconsideration of the merits.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or the Commission, a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act.  This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement.  For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement.  If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed.

Upon completion of this offering, we will become subject to the informational requirements of the U.S. Securities Exchange Act of 1934, or the Exchange Act.  Accordingly, we will be required to file reports and other information with the Commission, including annual reports on Form 20-F and reports on Form 6-K.  You may inspect and copy reports and other information to be filed with the Commission at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549 and at the Commission’s regional offices at 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604 and 3 World Financial Center, Room 4-300, New York, NY 10281.  Copies of the materials may be obtained from the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.  The public may obtain information on the operation of the Commission’s Public Reference Room by calling the Commission in the United States at 1-800-SEC-0330.  In addition, the Commission maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports, or the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules under Section 16 of the Exchange Act.  However, we intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and to make available to our shareholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.  We will file annual reports on Form 20-F within the time period required by the Commission, which is currently four months from December 31, the end of our fiscal year, and will file interim reports on Form 6-K containing an English language version of any reports we file with Argentine securities regulators or stock exchanges, including our quarterly reports.

We will send the depositary a copy of all notices that we give relating to meetings of our shareholders or to distributions to shareholders or the offering of rights and a copy of any other report or communication that we make generally available to our shareholders.  The depositary will make all these notices, reports and communications that it receives from us available for inspection by registered holders of ADSs at its office.  The depositary will mail copies of those notices, reports and communications to you if we ask the depositary to do so and furnish sufficient copies of materials for that purpose.

We also file financial statements and other periodic reports with the CNV and the MERVAL in Argentina.

INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Financial Statements of Banco Santander Río S.A.
Unaudited Condensed Consolidated Balance Sheets for the three-month period ended March 31, 2011	F-1
Unaudited Condensed Consolidated Statements of Income for the three-month period ended March 31, 2011	F-2
Unaudited Condensed Consolidated Statements of Changes in Total Equity for the three-month period ended March 31, 2011	F-3
Unaudited Condensed Consolidated Statements of Recognized Income and Expense for the three-month period ended March 31, 2011	F-4
Unaudited Condensed Consolidated Statements of Cash Flow for the three-month period ended March 31, 2011	F-5
Notes to the Consolidated Financial Statements of Banco Santander Río S.A. for the the three-month period ended March 31, 2011	F-6

Consolidated Financial Statements of Banco Santander Río S.A.
Report of Independent Registered Public Accounting Firm	F-28
Consolidated Balance Sheets for the Years Ended December 31, 2010, 2009 and January 1, 2009	F-29
Consolidated Statements of Income for the Years Ended December 31, 2010 and 2009	F-31
Consolidated Statements of Changes in Total Equity for the Years Ended December 31, 2010 and 2009	F-32
Consolidated Statements of Recognized Income and Expense for the Years Ended December 31, 2010 and 2009	F-33
Consolidated Statements of Cash Flow for the Years Ended December 31, 2010 and 2009	F-34
Notes to the Consolidated Financial Statements of Banco Santander Río S.A. for the Years Ended December 31, 2010 and 2009 and at January 1, 2009	F-35

Banco Santander Río S.A. Unaudited Condensed Consolidated Financial Statements for the three-month period ended March 31, 2011

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

BANCO SANTANDER RIO S.A.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2011 AND DECEMBER 31, 2010

ASSETS	Note	03/31/11 (unaudited)	12/31/10 (audited)	LIABILITIES AND EQUITY	Note	03/31/11 (unaudited)	12/31/10 (audited)
				FINANCIAL LIABILITIES HELD FOR	9	5,695	7,058
CASH AND BALANCES WITH THE		9,194,272	8,054,583	TRADING
ARGENTINE CENTRAL BANK
				FINANCIAL LIABILITIES AT AMORTISED	9	31,852,668	28,884,623
FINANCIAL ASSETS HELD FOR TRADING	4	2,505,006	2,944,827	COST

AVAILABLE-FOR-SALE FINANCIAL	4	593,153	691,969	PROVISIONS	10	165,335	158,886
ASSETS
				TAX LIABILITIES:		516,788	506,864
LOANS AND RECEIVABLES	4	22,217,414	20,521,552	Current		387,589	338,230
				Deferred		129,199	168,634
NON-CURRENT ASSETS HELD FOR SALE	5	-	-
				OTHER LIABILITIES		311,048	382,260
INVESTMENTS:	6	48,035	46,763
Investments in Associates		48,035	46,763	TOTAL LIABILITIES		32,851,534	29,939,691

TANGIBLE ASSETS:	7	792,992	756,482	SHAREHOLDERS’ EQUITY:		3,162,601	3,595,029
Property and equipment for own use		791,485	754,968	Share capital		1,078,875	1,078,875
Investment property		1,507	1,514	Reserves		1,716,154	1,155,896
				Profit for the period/year attributable to the		367,572	1,360,258
INTANGIBLE ASSETS:	8	104,163	106,627	Parent
Goodwill		17,520	17,520
Other intangible assets		86,643	89,107	VALUATION ADJUSTMENTS:		237,285	307,351
				Available-for-sale financial assets		237,285	307,351
TAX ASSETS:		344,830	344,679
Current		47,767	44,569
Deferred		297,063	300,110	NON-CONTROLLING INTERESTS		1,143	1,241

OTHER ASSETS		452,698	375,830	TOTAL EQUITY		3,401,029	3,903,621
				TOTAL LIABILITIES AND EQUITY		36,252,563	33,843,312
				MEMORANDUM ACCOUNTS:
				CONTINGENT LIABILITIES	14	341,461	442,840
				CONTINGENT COMMITMENTS	14	357,044	303,889
TOTAL ASSETS		36,252,563	33,843,312

The accompanying explanatory Notes are an integral part of these unaudited condensed consolidated financial statements.

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)
BANCO SANTANDER RIO S.A.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2011 AND 2010
	Note	03/31/11 (unaudited)	03/31/10 (unaudited)

INTEREST AND SIMILAR INCOME		895,410	727,309
INTEREST EXPENSE AND SIMILAR CHARGES		(266,309)	(193,612)
NET INTEREST INCOME		629,101	533,697
INCOME FROM EQUITY INSTRUMENTS		1,800	1,236
INCOME FROM COMPANIES ACCOUNTED FOR USING THE EQUITY METHOD	6	1,272	-
FEE AND COMMISSION INCOME		544,908	440,161
FEE AND COMMISSION EXPENSE		(120,587)	(110,573)
GAINS ON FINANCIAL ASSETS AND LIABILITIES (net)		4,078	33,879
EXCHANGE DIFFERENCES (net)		58,722	49,021
OTHER OPERATING INCOME		7,197	9,843
OTHER OPERATING EXPENSES		(21,749)	(14,972)
TOTAL INCOME		1,104,742	942,292
ADMINISTRATIVE EXPENSES		(492,421)	(363,803)
Personnel expenses		(258,891)	(181,878)
Other general administrative expenses		(233,530)	(181,925)
DEPRECIATION AND AMORTIZATION		(39,250)	(31,936)
PROVISIONS (net)	10	(17,259)	(22,716)
IMPAIRMENT LOSSES ON FINANCIAL ASSETS (net)	4	(60,641)	(71,634)
IMPAIRMENT LOSSES ON OTHER ASSETS (net)		-	(7)
GAINS ON DISPOSAL OF ASSETS NOT CLASSIFIED AS NON-CURRENT ASSETS HELD FOR SALE		9,722	23
GAINS ON DISPOSAL OF NON-CURRENT ASSETS HELD FOR SALE NOT CLASSIFIED
AS DISCONTINUED OPERATIONS		127	2
OPERATING PROFIT BEFORE TAX		505,020	452,221
INCOME TAXES		(137,438)	(143,253)
CONSOLIDATED PROFIT FOR THE PERIOD		367,582	308,968
Profit attributable to the Parent		367,572	308,946
Profit attributable to non-controlling interests		10	22
EARNINGS PER SHARE:
Basic earnings per share (pesos)	3	0.3407	0.2864
Diluted earnings per share (pesos)	3	0.3407	0.2864

The accompanying explanatory Notes are an integral part of these unaudited condensed consolidated financial statements.

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

BANCO SANTANDER RIO S.A.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGE IN TOTAL EQUITY
FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2010
	Equity Attributable to the Parent						Non-Controlling Interests	Total Equity
	Shareholders’ Equity				Valuation Adjustments	Total
	Share Capital	Reserves	Profit Attributable to the Parent	Total Shareholders' Equity
Balances at December 31, 2009 (audited)	1,078,875	928,372	1,050,524	3,057,771	192,758	3,250,529	1,271	3,251,800

Consolidated profit for the period	-	-	308,946	308,946	-	308,946	22	308,968
Other changes in Equity
Appropriation of profit for the period	-	1,050,524	(1,050,524)	-	-	-	-	-
Dividends	-	-	-	-	-	-	(249)	(249)
Other recognized income and expense	-	-	-	-	12,950	12,950	133	13,083
Balances at March 31, 2010 (unaudited)	1,078,875	1,978,896	308,946	3,366,717	205,708	3,572,425	1,177	3,573,602

BANCO SANTANDER RIO S.A.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGE IN TOTAL EQUITY
FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2011
	Equity Attributable to the Parent						Non-Controlling Interests	Total Equity
	Shareholders’ Equity				Valuation Adjustments	Total
	Share Capital	Reserves	Profit Attributable to the Parent	Total Shareholders' Equity
Balances at December 31, 2010 (audited)	1,078,875	1,155,896	1,360,258	3,595,029	307,351	3,902,380	1,241	3,903,621

Consolidated profit for the period	-	-	367,572	367,572	-	367,572	10	367,582
Other changes in Equity
Appropriation of profit for the period	-	1,360,258	(1,360,258)	-	-	-	-	-
Dividends	-	(800,000)	-	(800,000)	-	(800,000)	(108)	(800,108)
Other recognized income and expense	-	-	-	-	(70,066)	(70,066)	-	(70,066)
Balances at March 31, 2011 (unaudited)	1,078,875	1,716,154	367,572	3,162,601	237,285	3,399,886	1,143	3,401,029

The accompanying explanatory Notes are an integral part of these unaudited condensed consolidated financial statements.

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

BANCO SANTANDER RIO S.A.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF RECOGNIZED INCOME AND EXPENSE
FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2011 AND 2010

	Note	03/31/11 (unaudited)	03/31/10 (unaudited)

CONSOLIDATED PROFIT FOR THE PERIOD		367,582	308,968

OTHER RECOGNISED INCOME AND EXPENSE:		(70,066)	13,083
Available-for-sale financial assets:
Valuation adjustments	4	(107,278)	12,902

Income tax		37,212	181
TOTAL RECOGNISED INCOME AND EXPENSE		297,516	322,051

Attributable to the Parent		297,506	321,896
Attributable to non-controlling interests		10	155

TOTAL		297,516	322,051

The accompanying explanatory Notes are an integral part of these unaudited condensed consolidated financial statements.

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)
BANCO SANTANDER RÍO S.A.
UNAUDITED CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2011 AND 2010
	03/31/2011	03/31/2010
	(unaudited)	(unaudited)
A. CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated profit for the period	367.582	308.968

Adjustments made to obtain the cash flows from operating activities:	10.919	70.924
Depreciation of tangible assets	21.840	21.502
Amortization of intangible assets	17.410	10.434
Impairment losses on other assets (net)	-	7
Provisions (net)	17.259	22.716
Impairment losses on financial assets (net)	60.641	71.634
Income from companies accounted for using the equity method	(1.272)	-
Gains on disposal of assets not classified as non-current assets held for sale	(9.722)	(23)
Gains on disposal of non-current assets held for sale not classified as discontinued operation	(127)	(2)
Changes in deferred tax assets and liabilities	(36.388)	(6.323)
Exchange differences	(58.722)	(49.021)
Net increase in operating assets:	(1.364.800)	(1.238.135)
Financial assets held for trading	439.821	(432.161)
Available-for-sale financial assets	28.750	(9.014)
Loans and receivables	(1.756.503)	(745.936)
Other assets	(76.868)	(51.024)
Net increase in operating liabilities:	2.215.829	474.314
Financial liabilities held for trading	(1.363)	(578)
Financial liabilities at amortized cost	2.168.045	478.828
Other liabilities	49.147	(3.936)
Total net cash flows provided from/ (used by) operating activities	1.229.530	(383.929)

B. CASH FLOWS FROM INVESTING ACTIVITIES
Investments	(73.505)	275.068
Tangible assets	(58.559)	(14.954)
Intangible assets	(14.946)	(13.998)
Net cash inflow on acquisition of a business	-	304.020
Divestments	10.058	16.472
Tangible assets	10.058	423
Associates and non-controlling	-	16.049
Total net cash flows (used by)/ provided from investing activities	(63.447)	291.540

C. CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(108)	-
Total net cash flows used by financing activities	(108)	-

EFFECT OF FOREIGN EXCHANGE RATE CHANGES	(26.286)	67.918

NET INCREASE/ (DECREASE) IN CASH AND CASH EQUIVALENTS	1.139.689	(24.471)

Cash and cash equivalents at beginning of year	8.054.583	7.291.829
Cash and cash equivalents at end of period	9.194.272	7.267.358

Non cash transaction:
Dividends declared but not paid	800.000	249
Assets and liabilities acquired on BNP Paribas Argentine Branch´s business combination	-	596.563

Supplemental information:
Interest received	866.190	720.957
Interest paid	263.937	206.739

The accompanying explanatory Notes are an integral part of these unaudited condensed consolidated financial statements.

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

Banco Santander Río S.A.

Explanatory notes to the quarter-yearly unaudited condensed consolidated financial statements for the three-month periods ended March 31, 2011 and 2010, and as of December 31, 2010

1.	Introduction, basis of presentation of the unaudited condensed consolidated financial statements and other information

a)	Introduction

Banco Santander Río S.A. and its subsidiaries (the “Bank”, the “Group” or “Santander Río”), is the first  private-sector bank in Argentina based upon loans and deposits, main offices of which are located at Bartolomé Mitre, 480, city of Buenos Aires.

In 1908, the Bank was founded in La Plata, Argentina as an insurance company under the name of Río de la Plata Compañía de Seguros Contra Incendios. As banking transactions increased during the 1930s, the Bank expanded into banking operations in 1932 under the name of Banco de Créditos y Seguros Río de la Plata S.A.  In 1935, the Bank changed its name to Banco Río de la Plata S.A. and transferred its insurance activities to a separate, unrelated company. Lately, in 2007, the Bank changed its name to Banco Santander Río S.A.

Since the 1960s, the Bank has expanded through organic growth and by acquiring small and medium-sized banks in Argentina.  In 1981, the Bank acquired Banco Delta, a local commercial bank, which marked the beginning of a period of sustained growth that involved the acquisition of Banco Rural, Banco Español, Banco Comercial del Norte and Banco Ganadero Argentino.

The Group is a full-service bank engaged in a wide variety of commercial and wholesale banking activities and related financial services directed towards individuals, small- and medium-sized enterprises, or SMEs, and large corporations.

The Bank is indirectly controlled by Banco Santander, S.A. with headquarters in Spain (“Banco Santander Spain”). To date, Banco Santander Spain owns, directly and through Administración de Bancos Latinoamericanos Santander S.L. (ABLASA) and other Banco Santander Spain Group companies, classes “A”, “B” and “Preferred” shares of Banco Santander Río S.A. (BSR); such shares represent 99.30% of the capital stock equivalent to 99.35% of votes.

On March 16, 2011 the Bank's Shareholders Meeting approved a share capital increase by public subscription up to 145,000 by issuing up to one hundred forty-five million ordinary common shares class "B", scriptural, $ 1 par value, entitled to one vote per share and to dividends from the fiscal year in which they are subscribed. It was delegated to the Board of Directors the methods of underwriting and placement of such shares and the markets where they will be offered.

The Bank’s unaudited condensed consolidated financial statements for the three-month period ended March 31, 2011 (interim financial statements) were prepared and authorized by the Group’s Board of Directors meeting held on May,10 2011. The Bank’s consolidated financial statements as of December 31, 2010 and for the year then ended were approved by the shareholders at the Bank’s Board of Directors on March 14, 2011.

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

b)	Basis of presentation of the unaudited condensed consolidated financial statements

These interim financial statements were prepared and are presented in accordance with IAS 34, Interim Financial Reporting from International Financial Reporting Standards (‘IFRS’) as issued by the International Accounting Standards Board (“IASB”), and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

In accordance with IAS 34, the interim financial report is intended only to provide an update on the content of the latest annual consolidated financial statements authorised for issue, focusing on new activities, events and circumstances occurring during the three-month period, and does not duplicate information previously reported in the latest annual consolidated financial statements authorised for issue. Consequently, these interim financial statements do not include all the information required of complete consolidated financial statements prepared in accordance with IFRS as adopted by the IASB and, accordingly, for a proper comprehension of the information included in these interim financial statements, they should be read together with the Group’s consolidated financial statements as of December 31, 2010 and for the year then ended.

The accounting policies and methods used in preparing these unaudited condensed consolidated interim financial statements are the same as those applied in the consolidated financial statements for 2010, taking into account those standards and interpretations effective subsequent as described in the consolidated financial statements as of December 31, 2010 and for the year then ended which did not have a material effect on these unaudited condensed consolidated financial statements.

Unaudited condensed consolidated financial statements as of March 31, 2011 reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented and all such adjustments are of a normal recurring nature.

c)	Use of estimates

The consolidated results and the determination of consolidated equity are sensitive to the accounting policies, measurement bases and estimates used by the directors of the Bank in preparing the three-month financial statements. The main accounting policies and measurement bases are described in Note 2 to the 2010 consolidated financial statements.

These estimates, which were made on the basis of the best information available, relate basically to the following:

1.
The income tax expense, which, in accordance with IAS 34, is recognised in interim periods based on the best estimate of the weighted average tax rate expected by the Group for the full financial year;

2.	The impairment losses on certain assets;

3.	The assumptions used in the calculation of the post-employment benefit liabilities and commitments and other obligations;

4.	The useful life of the tangible and intangible assets;

5.	The measurement of goodwill arising on consolidation; and

6.	The fair value of certain unquoted assets.

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

During the three-month period ended March 31, 2011 there were no significant changes in the estimates made at 2010 year-end other than those indicated in these quarter-yearly unaudited condensed consolidated financial statements.

d)	Contingent liabilities and commitments

Note 29 to the Group’s consolidated financial statements as of December 31, 2010 and for the year then ended includes information on the contingent liabilities and commitments at that date. There were no significant changes in the Group’s contingent liabilities and commitments from December 31, 2010 to the date of preparation of these unaudited condensed consolidated financial statements for the three-month period ended March 31, 2011.

e)	Comparative information

The information for 2010 contained in these three-month unaudited condensed consolidated financial statements is presented for comparison purposes only with the information relating to the three-month period ended March 31, 2011.

f)	Seasonality of the Group’s transactions

In view of the business activities in which the Group companies engage, their transactions are not cyclical or seasonal in nature. Therefore, no specific disclosures are included in these explanatory notes to the unaudited condensed consolidated financial statements for the three-month period ended March 31, 2011.

g)	Materiality

In determining the note disclosures to be made on the various items in the financial statements or other matters, the Group, in accordance with IAS 34, took into account their materiality in relation to the interim financial statements.

h)	Events after the interim reporting period

From April 1, 2011 to the date of preparation of these unaudited condensed consolidated financial statements, no significant events have occurred which have to be disclosed in a note to them.

i)	Condensed consolidated statements of cash flows

The following terms are used in the consolidated cash flow statements with the meanings specified:

-	Cash flows: inflows and outflows of cash and cash equivalents, which are short-term, highly liquid investments that are subject to an insignificant risk of changes in value.

-	Operating activities: the principal revenue-producing activities of credit institutions and other activities that are not investing or financing activities.

-	Investing activities: the acquisition and disposal of long-term assets and other investments not included in cash and cash equivalents.

-	Financing activities: activities that result in changes in the size and composition of the equity and liabilities that are not operating or investing activities.

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

In preparing the condensed consolidated cash flow statement, short-term highly liquid investments that are subject to an insignificant risk of changes in value were classified as “Cash and cash equivalents”. Accordingly, the Group classifies as cash and cash equivalents the balances recognized under “Cash and balances with Argentine Central Bank” in the condensed consolidated balance sheet.

2.	Basis of consolidation

Appendices I, II and III to the consolidated financial statements for the year ended December 31, 2010 provide relevant information on the Bank companies that were consolidated at that date and on the equity-accounted Group companies.

Also, Note 3 to the aforementioned financial statements includes a description of the most significant acquisitions and disposals of companies performed by the Group in 2010 and 2009.

3.	Dividends paid by the Bank and earnings per share

a)	Dividends paid by the Bank

On March 18, 2011, the Bank obtained the approval of the Superintendence of Financial and Exchange Institutions (SEFyC) of the Argentine Central Bank (BCRA), for the distribution of cash dividends amounting to 800,000. Such cash dividends were made available to shareholders on April 14, 2011.

b)	Earnings per share from continuing and discontinued operations

i. Basic earnings per share

Basic earnings per share are calculated by dividing the net profit attributable to the Group by the weighted average number of shares outstanding during the year, excluding the average number of treasury shares, if any, held in the year.

Accordingly:

	03/31/11 (unaudited)	03/31/10 (unaudited)

Profit attributable to the Parent	367,572	308,946
Profit from continuing operations (net of non-controlling interests)	367,572	308,946
Weighted average number of shares outstanding	1,078,875,015	1,078,875,015
Adjusted number of shares	1,078,875,015	1,078,875,015
Basic earnings per share (Pesos)	0.3407	0.2864
Basic earnings per share from continuing operations (Pesos)	0.3407	0.2864

ii. Diluted earnings per share

In calculating diluted earnings per share, the amount of profit attributable to shareholders and the weighted average number of shares outstanding, net of treasury shares, if any, are adjusted to take into account all the

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

dilutive effects inherent to potential ordinary shares (share options, warrants and convertible debt instruments). However the Bank does not have any of these effects over the diluted earnings per share ratio as of March 31, 2011 and 2010.

4.	Financial assets

a)	Breakdown

The detail, by nature and category for measurement purposes, of the Group’s financial assets, other than the balances relating to Cash and balances with the Argentine Central Bank, at March 31, 2011 and December 31, 2010 is as follows:

	03/31/11 (unaudited)
	Financial assets held for trading	Available-for-sale financial assets	Loans and receivables

Loans and advances to credit institutions	-	-	919,588
Loans and advances to customers	-	-	21,297,826
Debt instruments	2,474,366	570,784	-
Equity instruments	7,049	22,369	-
Trading derivatives	23,591	-	-
	2,505,006	593,153	22,217,414

	12/31/10 (audited)
	Financial assets held for trading	Available-for-sale financial assets	Loans and receivables

Loans and advances to credit institutions	-	-	1,066,855
Loans and advances to customers	-	-	19,454,697
Debt instruments	2,897,343	663,797	-
Equity instruments	6,318	28,172	-
Trading derivatives	41,166	-	-
	2,944,827	691,969	20,521,552

a.1) Loans and advances to credit institutions

The breakdown by type of the balances of “Loans and advances to credit institutions” is as follows:

	03/31/2011 (unaudited)	12/31/2010 (audited)
Type:
Reciprocal accounts	124,485	73,608
Time deposits	684,643	615,596
Unsettled financial transactions	114,087	381,567
Impairment losses	(3,627)	(3,916)
	919,588	1,066,855

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

a.2) Debt instruments

The breakdown by type of the balances of “Debt instruments” is as follows:

	03.31.2011 (unaudited)	12.31.2010 (audited)
Type:
Government debt securities-
Government bonds	1,290,141	1,307,761
Instruments Issued by the BCRA	1,613,373	2,103,280
Other fixed-income securities	141,636	150,099
	3,045,150	3,561,140

a.3) Loans and advances to customers

The breakdown by type and status of the balances of “Loans and advances to customers” is as follows:

	03.31.2011 (unaudited)	12.31.2010 (audited)
Loan type and status:
Public sector – Argentina	34,958	33,305
Commercial, financial and industrial	10,499,408	9,553,678
Real State, construction and other mortgages	1,589,448	1,572,633
Installment loans to individuals	9,366,145	8,494,768
Lease financing	155,240	150,122
Impairment losses	(347,373)	(349,809)
	21,297,826	19,454,697

b)	Valuation adjustments for impairment of financial assets

b.1) Available-for-sale financial assets

As indicated in Note 2 to the consolidated financial statements for the year ended December 31, 2010, as a general rule, changes in the carrying amounts of financial assets and liabilities are recognised with a charge or credit to the consolidated income statement. However, in the case of available-for-sale financial assets the changes in value are recognised temporarily in consolidated equity under Valuation adjustments - Available-for-sale financial assets, unless they relate to exchange differences, in which case they are recognised in Valuation adjustments - Exchange differences (exchange differences arising on monetary financial assets are recognised in Exchange differences in the consolidated income statement).

Items charged or credited to Valuation adjustments - Available-for-sale financial assets and Valuation adjustments - Exchange differences remain in the Group’s consolidated equity until the related assets are derecognised, whereupon they are taken to the consolidated income statement. When there is objective evidence at the date of measurement of these instruments that the aforementioned differences are due to permanent impairment, they are no longer recognised in equity under Valuation adjustments - Available-for-sale financial assets and are reclassified, for the cumulative amount at that date, to the consolidated income statement.

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

At March 31, 2011, the Bank analysed the changes in the fair value of the various assets composing this portfolio and did not charged impairment losses to the income statement. Consequently, the changes in value of these assets are presented in equity under Valuation adjustments – Available-for-sale financial assets.

Changes in valuation adjustments in the three-month period are recognised in the consolidated statement of recognised income and expense.

As of March 31, 2011, Valuation Adjustments due to available-for-sale financial assets amount to 237,282 (unrealized gains).

b.2) Loans and receivables

The changes in the balance of the allowances for impairment losses on the assets included under Loans and receivables in the three-month periods ended March 31, 2011 and 2010 were as follows:

	03/31/11 (unaudited)	03/31/10 (unaudited)

Balance at beginning of period	353,725	386,235

Additions (1)	75,010	86,458

Charge off	(77,735)	(69,690)

Balance at end of period	351,000	403,003

(1)
Additions to provisions for loan losses net of loans recovered for 14,369 and 14,824 as of March 31, 2011 and 2010 are recorded under “Impairment losses on financial assets (net)” account on the unaudited condensed consolidated statement of income.

5.	Non-current assets held for sale

The detail, by nature, of the Bank’s non-current assets held for sale at March 31, 2011 and December 31, 2010 is as follows:

	03/31/2011 (unaudited)	12/31/2010 (audited)
Tangible assets held for sale
Value	3,737	3,287
Allowances	(3,737)	(3,287)
	-	-

The total amount of non-current assets held for sale are related to foreclosed assets and intended for sale up to one year through the completion of auctions.

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

6.	Investment in associates

a) Breakdown

The breakdown, by company, of the balance of “Investments - Associates” is as follows:

	Participation %		Investments		Results of Investments
	03/31/11 (unaudited)	12/31/10 (audited)	03/31/11 (unaudited)	12/31/10 (audited)	03/31/11 (unaudited)	03/31/10 (unaudited)
Gire, S.A.	58.33%	58.33%	37,196	37,196	-	-
Banelco, S.A.	16.37%	16.37%	10,839	9,567	1,272	-
Total			48,035	46,763	1,272	-

As a result of the shareholders agreement dated May 31, 1991, which set limits for all management decisions taken by Gire S.A.´s directors, the Bank does not have control of Gire S.A., only significant influence.

Although the Bank owns less than 20% of Banelco, S.A., it is deemed to be an associate since the Bank by virtue of the shareholders structure and composition and classes of the shares has significant influence.

b) Changes

The changes in the balance of this item were as follows:

	03/31/11 (unaudited)	12/31/10 (audited)
Balance at beginning of the period/year	46,763	45,952
Income from companies accounted for using the equity method	1,272	19,361
Dividends received	-	(18,550)
Balance at end of period/ year	48,035	46,763

There was no impairment with respect to investments in associates in 2011 or 2010.

7.	Tangible assets

a)	Changes in the period

The changes in “Property and equipment for own use” in the condensed consolidated balance sheets were as follows:

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)
Property and Equipment for own use

Cost:
Balances at December 31, 2010	1,480,200
Additions/Disposals (net)	55,365
Balances at March 31, 2011	1,535,565

Accumulated depreciation:
Balances at December 31, 2010	(725,232)
Disposals	2,986
Charge for the period	(21,834)
Balances at March 31, 2011	(744,080)
Property and Equipment, net:
Balances at December 31, 2010 (audited)	754,968
Balances at March 31, 2011 (unaudited)	791,485

The detail of the balance of “investment property” that includes offices for rent is as follows:

Investment property
Cost:
Balances at December 31, 2010	1,544
Additions/Disposals (net)	-
Balances at March 31, 2011	1,544

Accumulated depreciation:
Balances at December 31, 2010	(30)
Charge for the period	(6)
Balances at March 31, 2011	(36)
Investment property, net:
Balances at December 31, 2010 (audited)	1,514
Balances at March 31, 2011 (unaudited)	1,507

b)	Impairment losses

There were no impairment losses on tangible assets in the first three-month periods of 2011 and 2010.

c)	Property and equipment purchase commitments

At March 31, 2011 and December 31, 2010, the Bank has no significant commitments to purchase property and equipment items.

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

8.	Intangible assets

a)	Goodwill

All of the Bank’s goodwill relates to the contribution of BNP Paribas Argentine Branch, as discussed in Note 3 to the consolidated financial statements for the year ended December 31, 2010.

Goodwill is tested for impairment annually. It is also analyzed at the end of each reporting period when there is any indication that it may be impaired. For the current period, due to the recent incorporation of the before mentioned branch into the group and the results of the related market value calculation and purchase price allocation valuation recently performed, the Bank did not detect, and therefore, did not recognized any impairment losses.

There were no changes in goodwill in the first quarter of 2011.

b)	Other intangible assets

During the three-month period ended March 31, 2011 there were no impairment losses with respect to items classified as other intangible assets.

The amortization expenses of these assets have been included in the line item “Depreciation and amortization” of the unaudited condensed consolidated statements of income.

9.	Financial liabilities

a)	Breakdown

The detail, by nature and category for measurement purposes, of the Group’s financial liabilities as of March 31, 2011 and December 31, 2010 is as follows:

	03/31/11 (unaudited)		12/31/10 (audited)
	Financial liabilities held for trading	Financial liabilities at amortized cost	Financial liabilities held for trading	Financial liabilities at amortized cost
Deposits from credit institutions	-	238,999	-	241,938
Customer deposits	-	27,983,453	-	26,174,375
Marketable debt securities	-	188,506	-	188,590
Trading derivatives	5,695	-	7,058	-
Other financial liabilities	-	3,441,710	-	2,279,720
	5,695	31,852,668	7,058	28,884,623

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

a.1) Deposit from credit institutions

The breakdown by type of the balances of “Deposit from credit institutions” is as follows:

	03/31/2011 (unaudited)	12/31/2010 (audited)
Type:
Reciprocal accounts	824	93
Time deposits	190,489	181,226
Other demand accounts	46,800	59,237
Accrued interest	886	1,382
	238,999	241,938

a.2) Customer deposits

The breakdown by type of the balances of “Customer deposits” is as follows:

	03/31/2011 (unaudited)	12/31/2010 (audited)
Type:
Demand deposits-
Current accounts	8,992,645	9,034,807
Savings accounts	9,560,369	8,982,016
Other demand deposits	396,296	413,224
Time deposits-
Fixed-term deposits	8,934,930	7,650,355
Other time deposits	-	2,879
Accrued interest	99,213	91,094
	27,983,453	26,174,375

b)	Issuance and redemptions of marketable debt securities

Following is the detail at March 31, 2011 and 2010 of the outstanding balance of the marketable debt securities issued by the Bank at those dates and of the changes therein during the first three months of 2011 and 2010:

	03/31/11 (unaudited)	12/31/10 (audited)

Balance at beginning of the period/ year	188,590	258,307
Issues	-	184,300
Redemption	-	(253,580)
Interest	(84)	(437)
Balance at end of period/ year	188,506	188,590

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

As of March 31, 2011, the Bank keeps in force the following corporate bonds:

Amount Global Program (USD)	Series	CNV´s Authorization	Date issued	Nominal Residual Value	Interest Rate	Maturity Date
500,000,000	1	N° 15,860	Nov 1, 2010	184,300	BADLAR + 300 Bps	May 1, 2012

At March 31, 2011 and December 31, 2010, there are no issues that are convertible into Bank shares or which grant privileges or rights which, in certain circumstances, make them convertible into shares.

c)	Other issues guaranteed by the Group

At March 31, 2011 and December 31, 2010, there are no debt instruments issued by associates or non-Group third parties that had been guaranteed by the Bank or any other Group entity.

10.	Provisions

The changes in “Provisions” for the three-month periods ended March 31, 2011 and 2010 were as follows:

	03/31/11 (unaudited)	03/31/2010 (audited)
Balances at beginning of period	158,886	269,083

Net changes (income)/ expense:	17,259	22,716
Decreases – reversals	(1,755)	-
Additions to provisions	19,014	22,716

Charges against provisions	(10,810)	(13,450)
Balances at end of period	165,335	278,349

There were no significant changes in the Bank’s provisions from December 31, 2010 to the date of preparation of these unaudited condensed consolidated financial statements.

Provisions for commitments and other provisions

The Bank and its subsidiaries are parties to judicial and administrative proceedings involving tax, civil, labor and other matters arising in the normal course of their business.

Provisions were recognized based on the nature, complexity and history of the lawsuits, and the opinion of the in-house and outside legal counsel. The Bank’s policy is to accrue the full amount of lawsuits whose likelihood of unfavorable outcome is probable.

Legal obligations - tax and social security were fully recognized in the unaudited condensed consolidated financial statements.

Management understands that the recognized provisions are sufficient to cover probable losses on the lawsuits.

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

i) Legal proceedings

The Bank does not record contingency provisions when the risk of loss is remote. When there is a probable risk of loss, the Bank usually attempts to reach settlement with the counterparty.  In cases where the Bank litigates a claim, it records a provision for its best estimate of the probable loss based on historical data for similar claims. The Bank records provisions on a case-by-case basis based on the analysis and legal opinion of internal and external counsel.  Based on the provisions it has recorded and the legal opinions that have been provided, the Bank believes that any liabilities related to such lawsuits or legal proceedings will not have a material adverse effect on its financial position or results of operations.

ii) Consumer lawsuits

Various consumer associations, claiming to act on behalf of consumers, have initiated mediation processes and “demandas colectivas” (suits similar to class actions) against the Bank and other entities under Consumer Protection Law, seeking reimbursement for certain fees, commissions, charges and interest, which they allege were charged to the bank customers and collected incorrectly over a period of years, and an injunction barring the collection of such fees, commissions, charges and interest.  Class action lawsuits are not contemplated under the Argentine legal framework; however, “demandas colectivas” have been admitted by courts under certain circumstances pursuant to the Consumer Protection Law.  These claims were brought against the Bank for unspecified amounts. Although the Bank has not admitted to any wrongdoing in connection thereof, it has settled certain of these claims in the last two years, primarily in exchange for reimbursements and changes to some of its business practices including the manner in which the Bank charges and provides notice of its fees and commissions. To date six “demandas colectivas” remain pending against the Bank. The Bank has filed defenses in four of the suits, two of which are in the evidentiary stage. One claim has been dismissed by the court and is currently on appeal by the plaintiff.  The remaining suit is at the preliminary pleading stage.  The Bank has made provisions in respect of these cases as part of its general provision for legal liabilities in accordance with the internal and external counsel's estimates of the probable outcomes.

iii. Tax contingencies

Different review procedures and official assessments, started by certain provinces and the Autonomous City of Buenos Aires, linked to the Gross Income Tax determination, mainly related to the differences in the criteria considered on the compensation bond established by the Executive Power so as to compensate the Financial Institutions for the losses resulting from the asymmetric pesification and foreign exchange rate differences are under way and with different advance stages. During 2009, the Bank entered into a moratorium whereby it paid the principal amount claimed by the province of Buenos Aires without its related interests.

Additionally, during 2010, the Bank entered into another moratorium whereby it paid the principal amount claimed by the Autonomous City of Buenos Aires without its related interests.

It should be noted that the Bank still keeps its rights to continue these legal proceeding.

The Bank has stated its disagreement as regards the established adjustments with the corresponding administrative and/or judicial procedures, since it considers that the tax obligations have been met in accordance with the regulations in force. Accordingly, the Bank considers that the resolution of the issues which have been previously exhibited will not have a significant impact on its consolidated income and equity.

As of March 31, 2011 the provisions for these matters reached 46,700 approximately.

iv. Other proceedings

The Bank is subject to various Central Bank proceedings, including those based on alleged breaches of foreign exchange reporting obligations. In the most significant one, the Central Bank initiated an administrative proceeding against the Bank and some of its executives based on an alleged breach of certain foreign exchange reporting regulations related to that reported as “cumplida“ or fulfilled certain oil and gas exporter’s repatriation of

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

its foreign currency export proceeds during 2002. The proceeding has not yet reached the evidentiary stage. The Bank believes the probability of being unsuccessful is remote due to legal precedents and its defenses.

In addition to the matters described above, the Bank is from time to time subject to certain claims and parties to certain legal proceedings incidental to the normal course of our business, including in connection with its lending activities, relationships with its employees and other commercial or tax matters.  In view of the inherent difficulty of predicting the outcome of legal matters, particularly where the claimants seek very large or indeterminate damages, or where the cases present novel legal theories, involve a large number of parties or are in early stages of discovery, the Bank cannot state with confidence what the eventual outcome of these pending matters will be, what the timing of the ultimate resolution of these matters will be or what the eventual loss, fines or penalties related to each pending matter may be. The Bank believes that it has made adequate reserves related to the costs anticipated to be incurred in connection with these various claims and legal proceedings and believes that liabilities related to such claims and proceedings should not have, in the aggregate, a material adverse effect on its business, financial condition, or results of operations.

As of March 31, 2011 there are 900 cases concerning commercial, civil and labor contingencies. The Bank has analyzed them and estimated a provision by 78,500 for such cases.

Additionally, the Bank recorded provisions related to Constitutional Protection Actions amounting to 21,435 and the sum of 18,700 for other contingencies.

11.	Shareholders´ Equity

During the three-month periods ended March 31, 2011 and 2010 there were no other quantitative or qualitative changes in the Bank’s equity other than those indicated in the unaudited condensed consolidated statements of changes in total equity.

a)	Share capital

During the three-month period ended March 31, 2011, there were no changes in the Bank’s share capital which consisted of 1,078,875 thousand registered shares with a par value of 1 peso.

b)	Reserves – Legal Reserve

According to Law No. 21,526, or the Argentine Financial Institutions Law, as amended, and BCRA regulations, financial institutions are required to maintain a legal reserve of 20% of their yearly income plus or minus the results of prior years. The legal reserve is not available for distribution to shareholders. Under Argentine corporate law and our bylaws, the Bank´s yearly net income under BCRA Rules (as adjusted to reflect changes in prior results) is allocated in the following order: (a) to comply with the legal reserve requirement; (b) to pay the accrued fees of the members of the board of directors and statutory supervisory committee; (c) to pay fixed dividends, which shall be applied first to pending and unpaid dividends and holders of preferred shares (if applicable); and (d) to pay any additional dividends to holders of preferred stock and common stock, paid in proportion to the respective subscriptions, or to pay an optional reserve fund or account, to be applied as may be determined at a shareholders’ meeting. Any remaining portion of the net income for the year may be distributed as dividends on common stock or as otherwise decided by our shareholders at the annual ordinary shareholders’ meeting.

The reserve can only be used during periods in which a financial institution has incurred in losses and has exhausted all other reserves. Banks may not pay dividends if the legal reserve has been impaired. However, as of April 24, 2006, the BCRA has established by Communication “A” 4526 that whenever the Legal Reserve is used to absorb losses, profits could be distributed if the balance prior to absorption were greater

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

than 20% of the corporate capital plus capital adjustment, once this last amount is achieved. As of March 31, 2011 and December 31, 2010 the legal reserve balance amounts to 942,066 and 621,874, respectively.

12.	Operating Segments

The Bank has three operating segments, as described below, which are the Group´s strategic business units:

•
Commercial Banking: The Commercial Banking segment encompasses the entire commercial banking business.  The commercial banking activities include products and services for individuals and SMEs, such as personal and corporate loans, deposit-taking, employee payroll accounts for corporate customers, credit and debit cards and overdraft facilities.

•
Global Wholesale Banking: this segment reflects the returns on the Corporate Banking business, those on Investment Banking and Markets in Argentina, including all the managed treasury departments and the equities business. The global wholesale banking activities include products and services for our corporate customers, such as investment banking and project finance.

•	Financial Management: this segment includes the centralized management business relating to financial investments.

The Bank does not have any customers that individually accounted for 10% or greater of its interest and similar income for three-month periods ended March 31, 2011 and 2010.

The unaudited condensed consolidated statements of income and other significant data are as follows:

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

For the three-month period ended March 31, 2011 (unaudited)	Commercial Banking	Global Wholesale Banking	Financial Management	Unallocated Amounts	Total
NET INTEREST INCOME	523,938	111,367	(6,204)	-	629,101
Income from equity instruments	1,800	-			1,800
Share of results of entities accounted for using the equity method	-	1,272			1,272
Net fee and commission income	396,695	27,626			424,321
Gains/losses on financial assets and liabilities	30,805	31,479	516		62,800
Other operating income/(expenses)	(11,609)	(2,943)			(14,552)
TOTAL INCOME	941,629	168,801	(5,688)	-	1,104,742
Personnel expenses	(236,818)	(20,834)	(1,239)		(258,891)
Other administrative expenses	(210,032)	(22,828)	(670)		(233,530)
Depreciation and amortization of tangible and intangible assets	(34,694)	(4,395)	(161)		(39,250)
Net impairment losses on financial assets	(60,259)	(382)			(60,641)
Provisions (net)	(17,259)				(17,259)
PROFIT/(LOSS) FROM OPERATIONS	382,567	120,362	(7,758)	-	495,171
Other non-financial gains/(losses)	9,849				9,849
PROFIT/(LOSS) BEFORE TAX	392,416	120,362	(7,758)	-	505,020
Income tax				(137,438)	(137,438)
PROFIT FROM ORDINARY ACTIVITIES					367,582
CONSOLIDATED PROFIT FOR THE PERIOD					367,582
Profit attributable to the Parent					367,572
Attributable to non controlling interest				10	10

As of March 31, 2011 (unaudited)	Commercial Banking	Global Wholesale Banking	Financial Management	Unallocated Amounts	Total
Cash and balances with the Argentine Central Bank	5,911,185	1,550,833	1,732,254		9,194,272
Financial assets held for trading		698,735	1,806,271		2,505,006
Available-for-sale financial assets		22,369	570,784		593,153
Loans and receivables	16,312,432	5,276,722	628,260		22,217,414
Investments	39,127	8,908			48,035
Tangible assets	761,641	31,351			792,992
Intangible assets	97,019	7,144			104,163
Tax assets				344,830	344,830
Other assets	363,993	88,705			452,698
Total assets	23,485,397	7,684,767	4,737,569	344,830	36,252,563

Financial liabilities held for trading		5,695			5,695
Financial liabilities at amortized cost	25,616,823	5,999,819	236,026		31,852,668
Provisions	132,667	32,668			165,335
Tax liabilities				516,788	516,788
Other liabilities	279,725	31,323			311,048
Total liabilities	26,029,215	6,069,505	236,026	516,788	32,851,534

Total Equity				3,401,029	3,401,029
Total liabilities and equity				36,252,563	36,252,563
Shareholders ´equity attributed to the Parent				3,399,886	3,399,886
Non controlling interest				1,143	1,143

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

For the three-month period ended March 31, 2010 (unaudited)	Commercial Banking	Global Wholesale Banking	Financial Management	Unallocated Amounts	Total
NET INTEREST INCOME	418,571	98,288	16,839	-	533,697
Income from equity instruments	1,228	8			1,236
Net fee and commission income	293,889	35,699			329,588
Gains/losses on financial assets and liabilities	31,301	38,969	12,630		82,900
Other operating income/(expenses)	(4,202)	(927)			(5,129)
TOTAL INCOME	740,787	172,037	29,468	-	942,292
Personnel expenses	(164,692)	(16,648)	(538)		(181,878)
Other administrative expenses	(158,237)	(23,272)	(416)		(181,925)
Depreciation and amortization of tangible and intangible assets	(27,607)	(4,152)	(177)		(31,936)
Net impairment losses on financial assets	(71,921)	287			(71,634)
Provisions (net)	(22,716)				(22,716)
PROFIT FROM OPERATIONS	295,614	128,252	28,337	-	452,203
Net impairment losses on non-financial assets	(6)	(1)			(7)
Other non-financial gains/(losses)	25				25
PROFIT BEFORE TAX	295,633	128,251	28,337	-	452,221
Income tax				(143,253)	(143,253)
PROFIT FROM ORDINARY ACTIVITIES					308,968
CONSOLIDATED PROFIT FOR THE PERIOD					308,968
Profit attributable to the Parent					308,946
Attributable to non controlling interest				22	22

As of December 31, 2010 (audited)	Commercial Banking	Global Wholesale Banking	Financial Management	Unallocated Amounts	Total
Cash and balances with the Argentine Central Bank	4,318,464	1,042,921	2,693,198	-	8,054,583
Financial assets held for trading	-	387,922	2,556,905	-	2,944,827
Available-for-sale financial assets	-	28,172	663,797	-	691,969
Loans and receivables	15,310,201	4,834,525	376,826	-	20,521,552
Investments	37,809	8,954	-	-	46,763
Tangible assets	726,626	29,856	-	-	756,482
Intangible assets	99,426	7,201	-	-	106,627
Tax assets	-	-	-	344,679	344,679
Other assets	302,074	73,756	-	-	375,830
Total assets	20,794,600	6,413,307	6,290,726	344,679	33,843,312

Financial liabilities held for trading	-	7,058	-	-	7,058
Financial liabilities at amortized cost	23,828,816	4,848,229	207,578	-	28,884,623
Provisions	127,272	31,614	-	-	158,886
Tax liabilities	-	-	-	506,864	506,864
Other liabilities	336,371	45,889	-	-	382,260
Total liabilities	24,292,459	4,932,790	207,578	506,864	29,939,691

Total Equity	-	-	-	3,903,621	3,903,621
Total liabilities and equity	-	-	-	33,843,312	33,843,312
Shareholders ´equity attributed to the Parent	-	-	-	3,902,380	3,902,380
Non controlling interest	-	-	-	1,241	1,241

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

13.	Related party transactions

The Argentine Corporate law and BCRA regulations require that our balances with related parties should be on a market basis, that is, on similar terms to those customarily prevailing in the market. The Bank is required to compare the terms of any such transaction to those prevailing in the market at the date the transaction is entered into.

The parties related to the Bank are deemed to include, in addition to its subsidiaries, associates and jointly controlled entities, the Bank’s key management personnel, as well as all individuals who are related to them by a family relationship of up to the second degree by blood and/or first degree by marriage, and the entities over which the key management personnel may exercise significant influence or control.

Loans made to related parties were made in the ordinary course of business. They were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and they do not involve more than the normal risk of collectability nor they present other unfavorable features.

Management compensation

Members of the Board of Directors´ and Executive Board’s compensation are as follows:

	At March 31,
	2011	2010
	(unaudited)
Fixed compensation	2,992	2,499
Variable compensation	19,545	17,864
	22,537	20,363

Management´s variable compensation

The Bank has acceded to a variable compensation plan launched by Banco Santander Spain and for a number of officials of the Bank to continue with the policy of permanent stimulus driven in 2008. The Plan is implemented through the granting of a determined number of shares of Banco Santander Spain, according to the previous compliance a series of commercial and institutional objectives.

Pension plan

During the first quarter of 2011 there were no changes in the pension plan as compared with the information reported in Note 38 c) to the consolidated financial statements for the year ended December 31, 2010.

Share-based payments

In the first quarter of 2011 there were no significant changes in the share-based plan as compared with the information reported in Note 38 b) to the consolidated financial statements for the year ended December 31, 2010.

However, in order to attract and retain highly qualified and capable professionals and to promote the success of its business, the Board of Directors may establish a multi-year incentive share plan or a series of share plans payable in the Bank´s Class B shares, within the framework approved at the Shareholders’ Meeting held on March 16, 2011.

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

The Bank may establish incentive share plans that include directors, executive officers, certain employees and/or all employees. Award amounts may be determined based on individual performance, total shareholder return and earnings per share growth, or other factors pursuant to the terms determined for the respective share plan.  Incentive share plans under consideration may award shares, warrants, restricted shares, restricted share units and performance awards, or a combination thereof, as determined by the Board of Directors.

The maximum number of shares issuable pursuant to the incentive share plans under consideration will be no more than 2.8 million Class B shares, which is less than 0.3% of the Bank´s outstanding capital stock on the date of these interim financial statements.

Loans

The loans granted to key personnel amounts to 6,545 and 6,483 as of March 31, 2011 and December 31, 2010 respectively. They were made on substantially in the same terms, for comparable transactions with other persons. These loans are all on a market basis.

Balances and transactions with related parties

The following table presents information on balances and transactions with related parties whose financial statements are not consolidated with the Bank´s financial statements.

	As of March 31, 2011 (unaudited)			As of December 31, 2010 (audited)
	Associates	Parent	Other Related-Party	Associates	Parent	Other Related-Party
Assets
Loans and receivables	-	50,694	7,731	-	35,404	1,200
Banco Santander S.A.	-	50,694	-	-	35,404	-
Santander Río Asset Management Gerente FCI S.A.	-	-	1,215	-	-	1,200
Santander Investment Securities Inc.	-	-	3,242	-	-	-
Portal Universia Argentina S.A.	-	-	359	-	-	-
Santander Río Servicios S.A.	-	-	554	-	-	-
Other	-	-	2,361	-	-	-

Liabilities
Financial liabilities at amortized cost - Other financial liabilities	-	806,802	38,382	-	20,786	1,581
Banco Santander S.A.	-	107,362 (1)	-	-	20,786	-
Administración de Bancos Latinoamericanos Santander S.L.	-	633,520 (1)	-	-	-	-
BRS Investment S.A.	-	-	29,120	-	-	-
Santander Overseas Bank Inc.	-	65,920 (1)	-	-	-	-
Other	-	-	9,262	-	-	1,581
(1)     Correspond mainly to dividends declared but not paid.

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

	As of March 31, 2011 (unaudited)			As of December 31, 2010 (audited)
	Associates	Parent	Other Related-Party	Associates	Parent	Other Related-Party
Financial liabilities at amortized cost - Customer deposits	114,457	-	48,999	105,891	1,171	63,513
Banco Santander S.A.	-	-	-	-	1,171	-
BRS Investments S.A.	-	-	21,188	-	-	20,686
Gire S.A.	114,457	-	-	105,700	-	-
Isban Argentina S.A.	-	-	5,842	-	-	18,815
Santander Río Seguros S.A.	-	-	12,379	-	-	13,584
Santander Merchant S.A.	-	-	5,277	-	-	5,168
Other	-	-	4,313	191	-	5,260

Financial liabilities at amortized cost – Marketable debt securities	-	-	3,008	-	-	3,069
Santander Río Seguros S.A.	-	-	3,008	-	-	3,069

Software Purchases	-	-	47,685	-	-	57,667
Isban Argentina S.A.	-	-	44,178	-	-	54,976
Isban Chile S.A.	-	-	1,685	-	-	2,009
Other	-	-	1,822	-	-	682

	For the three-month period ended March 31, 2011 (unaudited)			For the three-month period ended March 31, 2010 (unaudited)
	Associates	Parent	Other Related-Party	Associates	Parent	Other Related-Party
Income and Expense
Interest and similar income	-	1	74	-	-	5
Santander Río Seguros S.A.	-	-	46	-	-	-
Santander Río Servicios S.A.	-	-	28	-	-	5
Other	-	1	-	-	-	-

Interest expense and similar charges	2,391	64	652	1,030	200	220
Banco Santander S.A.	-	64	-	-	200	-
Gire S.A.	2,391	-	-	1,030	-	-
BRS Investments S.A.	-	-	530	-	-	202
Santander Río Seguros S.A.	-	-	-	-	-	-
Other	-	-	122	-	-	18

Fee and commission income	-	-	50,489	-	-	23,547
Santander Río Seguros S.A.	-	-	42,920	-	-	20,325
Santander Río Asset Management Gerente FCI S.A.	-	-	4,120	-	-	3,044
Santander Investment Securities Inc.	-	-	3,242	-	-	-
Gire S.A.	-	-	196	-	-	-
Other	-	-	11	-	-	178

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

	For the three-month period ended March 31, 2011 (unaudited)			For the three-month period ended March 31, 2010 (unaudited)
	Associates	Parent	Other Related-Party	Associates	Parent	Other Related-Party
Fee and commission expense	-	-	-	-	-	18,089
Santander Río Seguros S.A.	-	-	-	-	-	18,089

Administrative expenses	-	-	18,546	-	-	22,238
Isban Argentina S.A.	-	-	10,231	-	-	11,927
Santander Río Servicios S.A.	-	-	1,838	-	-	10,072
Isban S.A.	-	-	3,179	-	-	-
Isban Mexico S.A.	-	-	1,844	-	-	-
Aquanima Argentina S.A.	-	-	1,024	-	-	-
Other	-	-	430	-	-	239

Contingent liabilities	-	57,407	18,890	-	-	9,687
Banco Santander S.A.	-	57,407	-	-	-	8,335
Banco Santander Chile S.A.	-	-	13,262	-	-	-
Santander Río Seguros S.A.	-	-	4,068	-	-	-
Other	-	-	1,560	-	-	1,352

14.	Other disclosures

a)           Notional amounts and market values of trading and hedging derivatives

The breakdown of the notional and/or contractual amounts and the market values of the trading derivatives held by the Group is as follows:

	03/31/2011 (unaudited)		12/31/2010 (audited)
	Notional Amount	Market Value	Notional Amount	Market Value
Trading derivatives:
Interest rate risk-
Interest rate swaps	372,927	2,599	338,573	3,280
Foreign currency risk-
Forward rate agreements	1,076,039	10,979	1,218,635	23,769
Currency swaps	149,612	4,294	163,952	6,680
Securities and commodities derivatives	6,701	52	3,790	379
	1,605,279	17,924	1,724,950	34,108

BANCO SANTANDER RÍO S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS PERIOD ENDED MARCH 31, 2011 AND 2010 AND AT DECEMBER 31, 2010

(thousands of pesos)

b)           Off-balance-sheet funds under management

i)	Assets under management

As indicated in Note 43 b) to the consolidated financial statements for the year ended December 31, 2010, the Bank is the trustee for some trusts and in no case is the Bank liable with its own assets for the commitments undertaken in the performance of the trusts; such liabilities will only be serviced with and up to the sum of the trust corpus assets and the proceeds from such assets.

ii)	Investment funds

As of March 31, 2011 and December 31, 2010, the Bank holds 3,123,045 and 2,577,837, respectively,of items in safekeeping, in its capacity of depositary of mutual funds.

c)           Off-balance-sheet third-party items held in custody

At March 31, 2011 and December 31, 2010, the Bank held in custody items including debt securities and equity instruments, among others, for 84,739,087 and 86,765,151, respectively.

d)  Memorandum accounts

The breakdown of the balances of “Memorandum Accounts” is as follows:

	03/31/2011 (unaudited)	12/31/2010 (audited)
Contingent liabilities:
Financial guarantees
Guarantees promises	226,308	325,106
Doubtful guarantees	375	375
Documentary Credits	60,467	51,649
Other contingent exposures-
Technical guarantees	21,256	22,977
Doubtful liabilities	332	571
Other	32,723	42,162
Total contingent liabilities	341,461	442,840
Commitments:
Loan commitments drawable by third parties	357,044	303,889
Total commitments	357,044	303,889

Consolidated Financial Statements in accordance with International Financial Reporting Standards as of December 31, 2010 and 2009 and January 1, 2009 and for each of the two years in the period ended December 31, 2010

Deloitte & Co. S.R.L. Florida 234, 5th floor C1005AAF de Buenos Aires Argentina Phone: (+54-11) 4320-2700 Fax: (+54-11) 4325-8081/4326-7340 www.deloitte.com/ar

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the President and Board of Directors of
Banco Santander Río S.A.
Bartolomé Mitre 480
(1036) Buenos Aires City,
 Argentina

We have audited the accompanying consolidated balance sheets of Banco Santander Río S.A. and its subsidiaries (the "Bank") as of December 31, 2010 and 2009 and January 1, 2009, and the related consolidated statements of income, statements of recognized income and expense, changes in total equity, and cash flows for each of the two years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Bank as of December 31, 2010 and 2009 and January 1, 2009, and the results of its operations, changes in total equity and cash flows for each of the two years in the period ended December 31, 2010, in conformity with International Financial Reporting Standards as issued by the International Accounting Standard Board.

Buenos Aires City, Argentina

March 14, 2011

/s/Deloitte & Co. S.R.L.

Carlos B. Srulevich
(Partner)

Deloitte & Co. S.R.L. Registro de Soc. Com. CPCECABA T°1 Folio 3
Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.

BANCO SANTANDER RIO S.A.
CONSOLIDATED BALANCE SHEETS FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND JANUARY 1, 2009
(Thousands of Pesos)

ASSETS	Note	12.31.2010	12.31.2009	01.01.2009

CASH AND BALANCES WITH THE ARGENTINE CENTRAL BANK	5	8,054,583	7,291,829	5,440,453

FINANCIAL ASSETS HELD FOR TRADING		2,944,827	2,495,486	707,359
Debt instruments	7	2,897,343	2,431,147	680,624
Equity instruments	8	6,318	4,040	1,489
Trading derivatives	9	41,166	60,299	25,246

AVAILABLE-FOR-SALE FINANCIAL ASSETS		691,969	486,762	175,815
Debt instruments	7	663,797	460,272	155,069
Equity instruments	8	28,172	26,490	20,746

LOANS AND RECEIVABLES		20,521,552	14,687,815	15,067,738
Loans and advances to credit institutions	6	1,066,855	883,287	807,384
Loans and advances to customers	10	19,454,697	13,804,528	14,260,354

HEDGING DERIVATIVES	11	-	8	2,353

NON-CURRENT ASSETS HELD FOR SALE	12	-	-	-

INVESTMENTS		46,763	45,952	36,038
Investments in Associates	13	46,763	45,952	36,038

TANGIBLE ASSETS		756,482	604,880	653,637
Property and equipment for own use	14	754,968	604,880	653,637
Investment property	14	1,514	-	-

INTANGIBLE ASSETS		106,627	24,245	-
Goodwill	3 and 15	17,520	-	-
Other intangible assets	16	89,107	24,245	-

TAX ASSETS		344,679	478,725	578,224
Current		44,569	44,907	8,049
Deferred	24	300,110	433,818	570,175

OTHER ASSETS	17	375,830	195,215	121,918

TOTAL ASSETS		33,843,312	26,310,917	22,783,535

The accompanying Notes and Appendixes are an integral part of these consolidated financial statements.

BANCO SANTANDER RIO S.A.
CONSOLIDATED BALANCE SHEETS FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND JANUARY 1, 2009
(Thousands of Pesos)

LIABILITIES AND EQUITY	Note	12.31.2010	12.31.2009	01.01.2009

FINANCIAL LIABILITIES HELD FOR TRADING		7,058	4,889	126,649
Trading derivatives	9	7,058	4,889	126,649

FINANCIAL LIABILITIES AT AMORTISED COST		28,884,623	21,858,101	19,616,132
Deposits from credit institutions	18	241,938	209,915	401,782
Customer deposits	19	26,174,375	19,342,713	16,894,904
Marketable debt securities	20	188,590	258,307	450,434
Other financial liabilities	21	2,279,720	2,047,166	1,869,012

PROVISIONS	22	158,886	269,083	253,863
Legal provisions, taxes and other provisions		157,341	267,538	252,318
Provisions for contingent liabilities and commitments		1,545	1,545	1,545

TAX LIABILITIES		506,864	572,215	348,694
Current		338,230	408,291	203,071
Deferred	24	168,634	163,924	145,623

OTHER LIABILITIES	23	382,260	354,829	339,680

TOTAL LIABILITIES		29,939,691	23,059,117	20,685,018

SHAREHOLDERS' EQUITY	27
Share capital		1,078,875	1,078,875	1,078,875
Reserves		1,155,896	928,372	1,018,372
Profit for the year attributable to the Parent		1,360,258	1,050,524	-

VALUATION ADJUSTMENTS		307,351	192,758	-
Available-for-sale financial assets	26	307,351	192,753	-
Cash flow hedges	26	-	5	-

NON CONTROLLING INTEREST	25	1,241	1,271	1,270

TOTAL EQUITY		3,903,621	3,251,800	2,098,517
TOTAL LIABILITIES AND EQUITY		33,843,312	26,310,917	22,783,535

MEMORANDUM ACCOUNTS:
CONTINGENT LIABILITIES	29	442,840	418,940	372,255
CONTINGENT COMMITMENTS	29	303,889	216,370	335,522

The accompanying Notes and Appendixes are an integral part of these consolidated financial statements.

BANCO SANTANDER RÍO S.A.
CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Thousands of Pesos)

	Note	2010	2009
Interest and similar income	30	3,075,333	3,030,154
Interest expense and similar charges	31	(856,911)	(1,007,014)
NET INTEREST INCOME		2,218,422	2,023,140
Income from equity instruments	32	19,449	13,272
Income from companies accounted for using the equity method	13	19,361	15,159
Fee and commission income	33	1,962,353	1,553,998
Fee and commission expense	34	(496,411)	(374,396)
Gains (losses) on financial assets and liabilities (net)	35	203,661	105,461
Held for trading		204,686	80,568
Financial instruments not measured at fair value through profit or loss		(1,528)	-
Other		503	24,893
Exchange differences (net)	36	208,957	215,812
Other operating income	37	12,119	8,578
Other operating expenses	37	(83,146)	(70,713)
TOTAL INCOME		4,064,765	3,490,311
Administrative expenses		(1,723,739)	(1,337,078)
Personnel expenses	38	(921,066)	(688,418)
Other general administrative expenses	39	(802,673)	(648,660)
Depreciation and amortization	14 and 16	(151,169)	(136,514)
Provisions (net)	22	24,370	(79,517)
Impairment losses on financial assets (net)		(177,809)	(408,437)
Loans and receivables	10	(177,809)	(408,437)
Impairment losses on other assets (net)		(162)	(323)
Other assets		(162)	(323)
Gains/(losses) on disposal of assets not classified as non-current assets held for sale	40	26,666	19,278
Gains/(losses) on disposal of non-current assets held for sale not classified as discontinued operation		510	3,007
OPERATING PROFIT BEFORE TAX		2,063,432	1,550,727
Income taxes	24	(702,921)	(499,955)
CONSOLIDATED PROFIT FOR THE YEAR		1,360,511	1,050,772
Profit attributable to the Parent		1,360,258	1,050,524
Profit attributable to non-controlling interests	25	253	248

EARNINGS PER SHARE
Basic earnings per share (Pesos)	4	1.2608	0.9737
Diluted earnings per share (Pesos)	4	1.2608	0.9737

The accompanying Notes and Appendixes are an integral part of these consolidated financial statements.

BANCO SANTANDER RIO S.A.
CONSOLIDATED STATEMENTS OF CHANGES IN TOTAL EQUITY FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Thousands of Pesos)

	Equity Attributable to the Parent						Non-controlling Interests	Total Equity
	Shareholders' Equity				Valuation Adjustments	Total
	Share Capital	Reserves	Profit Attributable to the Parent	Total Shareholders' Equity

Balances at January 1, 2009	1,078,875	1,018,372	-	2,097,247	-	2,097,247	1,270	2,098,517

Consolidated profit for the year	-	-	1,050,524	1,050,524	-	1,050,524	248	1,050,772
Other changes in Equity
Dividends	-	(90,000)	-	(90,000)	-	(90,000)	(195)	(90,195)
Other recognized income and expense	-	-	-	-	192,758	192,758	(52)	192,706
Balances at December 31, 2009	1,078,875	928,372	1,050,524	3,057,771	192,758	3,250,529	1,271	3,251,800

Consolidated profit for the year	-	-	1,360,258	1,360,258	-	1,360,258	253	1,360,511
Other changes in Equity
Appropriation of profit for the year	-	1,050,524	(1,050,524)	-	-	-		-
Dividends	-	(823,000)	-	(823,000)	-	(823,000)	(249)	(823,249)
Other recognized income and expense	-	-	-	-	114,593	114,593	(34)	114,559
Balances at December 31, 2010	1,078,875	1,155,896	1,360,258	3,595,029	307,351	3,902,380	1,241	3,903,621

The accompanying Notes and Appendixes are an integral part of these consolidated financial statements.

BANCO SANTANDER RIO S.A.
CONSOLIDATED STATEMENTS OF RECOGNIZED INCOME AND EXPENSE
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Thousands of Pesos)

	2010	2009
CONSOLIDATED PROFIT FOR THE YEAR	1,360,511	1,050,772

OTHER RECOGNIZED INCOME AND EXPENSE	114,559	192,706
Available-for-sale financial assets		-
Valuation adjustments	178,815	296,462
Amounts transferred to income statement	(1,668)	-
Cash flow hedges
Valuation adjustments	-	7
Amounts transferred to income statement	(4)	-
Income taxes	(62,584)	(103,763)
TOTAL RECOGNIZED INCOME AND EXPENSE	1,475,070	1,243,478

Attributable to the Parent	1,474,851	1,243,282
Attributable to non-controlling interests	219	196
TOTAL	1,475,070	1,243,478

The accompanying Notes and Appendixes are an integral part of these consolidated financial statements.

BANCO SANTANDER RIO S.A.
CONSOLIDATED STATEMENTS OF CASH FLOW FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(Thousands of Pesos)
	2010	2009
1. CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated profit for the year	1,360,511	1,050,772

Adjustments to profit	(89,142)	216,877
Depreciation of tangible assets	82,603	80,521
Amortization of intangible assets	68,566	55,993
Impairment losses on other assets (net)	162	323
Provisions (net)	(24,370)	79,517
Impairment losses on financial assets (net)	177,809	408,437
Income from companies accounted for using the equity method	(19,361)	(15,159)
Gains on disposal of assets not classified as non-current assets held for sale	(26,666)	(19,278)
Gains on disposal of non-current assets held for sale not classified as discontinued operation	(510)	(3,007)
Changes in deferred tax assets and liabilities	(138,418)	(154,658)
Exchange differences (net)	(208,957)	(215,812)
Net (increase) decrease in operating assets:	(6,514,745)	(2,006,103)
Financial assets held for trading	(449,342)	(1,788,127)
Available-for-sale financial assets	(90,615)	(118,189)
Loans and receivables	(5,795,018)	(28,512)
Other assets	(179,770)	(71,275)
Net increase (decrease) in operating liabilities:	6,784,688	2,769,738
Financial liabilities held for trading	2,169	(121,760)
Financial liabilities at amortized cost	6,524,978	2,443,329
Other liabilities	257,541	448,169
Total net cash flows provided from operating activities	1,541,312	2,031,284

2. CASH FLOWS FROM INVESTING ACTIVITIES
Investments	(34,297)	(137,235)
Tangible assets	(222,226)	(56,997)
Intangible assets	(114,223)	(80,238)
Net cash inflow on acquisition of a business	302,152	-
Divestments	55,867	52,710
Tangible assets	37,351	47,517
Associates and non-controlling	18,516	5,193
Total net cash flows provided from / (used by) investing activities	21,570	(84,525)

3. CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(822,468)	(90,110)
Issuance of marketable debt securities	184,300	-
Redemption of marketable debt securities	(253,580)	(201,360)
Total net cash flows used by financing activities	(891,748)	(291,470)

EFFECT OF FOREIGN EXCHANGE RATE CHANGES	91,620	196,087

NET INCREASE IN CASH AND CASH EQUIVALENTS	762,754	1,851,376

Cash and cash equivalents at beginning of year	7,291,829	5,440,453
Cash and cash equivalents at end of year	8,054,583	7,291,829

Non cash transaction:
Dividends declared but not paid	781	85
Swap of Guaranteed loans for Securities	-	663,735
Assets and liabilities acquired on BNP Paribas Argentine Branch´s business combination	597,534	-

Supplemental information:
Interest received	2,750,265	2,814,609
Interest paid	870,037	1,037,014
Income Taxes paid	449,061	358,528

The accompanying Notes and Appendixes are an integral part of these consolidated financial statements.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

Notes to the consolidated financial for the years ended December 31, 2010 and 2009 and at January 1, 2009

1.	Introduction, basis of presentation of the consolidated financial statements and other information

a)	Introduction

Banco Santander Río S.A. and its subsidiaries (the “Bank”, the “Group” or “Santander Río”), is the first  private-sector bank in Argentina based upon loans and deposits, main offices of which are located at Bartolomé Mitre, 480, city of Buenos Aires.

In 1908, the Bank was founded in La Plata, Argentina as an insurance company under the name of Río de la Plata Compañía de Seguros Contra Incendios.  As banking transactions increased during the 1930s, the Bank expanded into banking operations in 1932 under the name of Banco de Créditos y Seguros Río de la Plata S.A.  In 1935, the Bank changed its name to Banco Río de la Plata S.A. and transferred its insurance activities to a separate, unrelated company.  Lately, in 2007, the Bank changed its name to Banco Santander Río S.A.

Since the 1960s, the Bank has expanded through organic growth and by acquiring small and medium-sized banks in Argentina.  In 1981, the Bank acquired Banco Delta, a local commercial bank, which marked the beginning of a period of sustained growth that involved the acquisition of Banco Rural, Banco Español, Banco Comercial del Norte and Banco Ganadero Argentino.

The Group is a full-service bank engaged in a wide variety of commercial and wholesale banking activities and related financial services directed towards individuals, small- and medium-sized enterprises, or SMEs, and large corporations.

The Bank is indirectly controlled by Banco Santander, S.A. with headquarters in Spain (“Banco Santander Spain”). To date, Banco Santander Spain owns, directly and through Administración de Bancos Latinoamericanos Santander S.L. (ABLASA) and other Banco Santander Spain Group companies, classes “A”, “B” and “Preferred” shares of Banco Santander Río S.A.; such shares represent 99.30% of the capital stock equivalent to 99.35% of votes.

b)	Basis of presentation of the consolidated financial statements

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

The consolidated financial statements were authorized for issue by the Board of Directors as of March 14, 2011.

The Bank’s accounting policies used to prepare these consolidated financial statements have changed to comply with IFRS. The transition to IFRS is accounted for in accordance with IFRS 1, “First-time Adoption of International Financial Reporting Standards”, with January 1, 2009 as the date of transition. The changes in accounting policies as consequence of the transition to IFRS and the reconciliation of the effects of the transition to IFRS are presented in Note 47. The Bank prepared its opening balance sheet at January 1, 2009, by applying the accounting policies and rules and the measurement bases described in Note 2, with the exemption, as permitted by IFRS 1 and described in Note 47.

The statutory financial statements have been prepared in accordance with accounting principles established by Argentine Corporate Law and standards established by the Argentine Central Bank (“BCRA”). Hereinafter such standards shall be referred to as “Argentine Banking GAAP”.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

Note 47 also includes the reconciliation between Argentine Banking GAAP and IFRS of the consolidated balance sheet balances as of December 31, 2009 and statements of income and cash flow for the year ended December 31, 2009.

Notes and Appendixes to the consolidated financial statements contain supplementary information to that presented in the consolidated balance sheets, consolidated statements of income, consolidated statements of changes in total equity, consolidated statements of recognized income and expense and consolidated statements of cash flow. The Notes provide, in a clear, relevant, reliable and comparable manner, narrative descriptions and breakdowns of these consolidated financial statements.

All accounting policies and measurement bases with effect on the consolidated financial statements were applied in their preparation.

Adoption of new standards and interpretations

The following modifications to the IFRS or their interpretations (“IFRIC”), further described below, came into force in 2010. Their adoption in the Group has not had a material impact on these consolidated financial statements.

-	IFRS 2 Amended – “Share-based payment”

The IASB published an amendment to IFRS 2 - "Share-based payment" on how a subsidiary should to account, in its individual financial statements, for share-based payment arrangements of the group (for both creditors and employees) in the event the payment is made with another Group subsidiary or the parent company.

The amendments clarify that the entity receiving the goods and services in a share-based payment transaction must, in its financial statements, account for goods and services in accordance with IFRS 2, regardless of which entity within the group makes the payment or of the payment being made is in shares or in cash.

Furthermore, the contents of IFRIC 8 - "Scope of IFRS 2” and IFRIC 11- “Group and Treasury Share Transactions" are incorporated into IFRS 2, thus nullifying them.

-	IFRS 3 Revised – Business combinations, and Amendment to IAS 27 - Consolidated and separate financial statements

The amendments to IFRS 3 and IAS 27 represent some significant changes to various aspects related to accounting for business combinations. They generally place more emphasis on using the fair value. Some of the main changes are: acquisition costs will be recognized as expense instead of the current practice of considering them as a part of the cost of the business combination; acquisitions achieved in stages, in which at the date of acquisition the acquirer should remeasure its previously held equity interest in the acquiree at fair value or the option of measuring the non-controlling interests in the acquired company at fair value, instead of the current practice of only measuring the proportional share of the fair value of the acquired net assets.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

-	IAS 39 Amended – “Financial instruments: Recognition and valuation. Eligible hedged items”

The amendment to IAS 39 introduces new requirements on eligible hedged items.

The amendment stipulates that:

• Inflation may not be designated as a hedged item unless it is identifiable and the inflation portion is a contractually specified portion of cash flows of an inflation-linked financial instrument, and the rest of the cash flows are not affected by the inflation-linked portion.

• When changes in cash flows or the fair value of an item are hedged above or below a specified price or other variable (a one-side risk) via a purchased option, the intrinsic value and time value components of the option must be separated and only the intrinsic value may be designated as a hedging instrument.

-	IFRIC 17 – “Distributions of non-cash assets to owners”

This new interpretation stipulates that all distributions of non-cash assets to owners must be valued at fair value, clarifying that:

• The dividend payable should be recognized when the dividend is appropriately authorized and is no longer at the discretion of the entity.

• An entity should recognize the difference between the dividend paid and the carrying amount of the net assets distributed in profit or loss.

STANDARDS AND INTERPRETATIONS ISSUED BUT NOT YET EFFECTIVE AS OF DECEMBER 31, 2010

The Group has not yet adopted the following new or revised IFRS or Interpretations, which have been issued but their effective date is subsequent to the date of these consolidated financial statements. The Group does not expect the adoption of the below-mentioned standards and interpretations to have a material effect on the consolidated financial statements taken as a whole, with the exception of IFRS 9, whose impact has not been analyzed to date.

-	IAS 24 Revised – “Related party disclosures”

This amendment to IAS 24 refers to the disclosures of related parties in the financial statements. There are two main new features. One of them introduces a partial exemption for some disclosures when the relationship is with companies that depend on or are related to the State (or an equivalent governmental institution) and the definition of related party is revised, establishing some relations that were not previously explicit in the standard.

This amendment will apply for years beginning after January 1, 2011. Early adoption is permitted.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

-	IAS 32 Amended – “Financial instruments: Presentation - Classification of preferred subscription rights”

The amendment to IAS 32 clarifies the classification of preferred subscription rights (instruments that entitle the holder to acquire instruments from the entity at a fixed price) when they are in a currency other than the issuer's functional currency. The proposed amendment establishes that the rights to acquire a fixed number of own equity instruments for a fixed amount will be classified as equity regardless of the currency of the exercise price and whether the entity gives the tag-along rights to all of the existing shareholders (in accordance with current standards they must be posted as liability derivatives).

This amendment will apply for years beginning after February 1, 2010. Early adoption is permitted.

-	IFRIC 14 Amended – “Prepayment of Minimum Funding Contributions”

The amendment to IFRIC 14 corrects the fact that, under the current IFRIC 14, in certain circumstances it is not permitted to recognize some prepayments of minimum funding contributions as assets.

This amendment will apply for years beginning after January 1, 2011. Early adoption is permitted.

-	IFRIC 19- “Settlement of financial liabilities through equity instruments”

In the current market situation, some entities are renegotiating conditions regarding financial liabilities with their creditors. There are cases in which creditors agree to receive equity instruments that the debtor has issued to cancel part or all of the financial liabilities. IFRIC 19 clarifies the posting of these transactions from the perspective of the issuer of the instrument, and states that these securities must be valued at fair value.

If this value cannot be calculated, they will be valued at the fair value of the cancelled liability. The difference between the cancelled liability and the issued instruments will be recognized in the income statement.

This amendment will apply for years beginning after July 1, 2010. Early adoption is permitted.

-	IFRS 9 – “Financial Instruments”

On October 28, 2010, the IASB issued amendments to IFRS 9. The amendments address the accounting for financial liabilities, specifically volatility in the statement of income arising from measuring debt at fair value.

On November 12, 2009, the IASB published IFRS 9 – Financial Instruments as the first stage of its plan to replace IAS 39 – Financial Instruments: Recognition and Valuation.

IFRS 9, which introduces new requirements for the classification and valuation of financial assets and liabilities, is mandatory from January 1, 2013 onwards, although early adoption is permitted from December 31, 2009 onwards.

The Group has decided not to adopt IFRS 9 for the time being.

-	IFRS 7 Amended – Disclosures – Transfers of Financial Assets

The amendments to IFRS 7 modify the disclosures that have to be presented on transfers and derecognition in the balance sheets of financial assets.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

IFRS 7 as amended establishes that entities that transfer financial assets must disclose information that enables people to a) understand the relationship between the transferred financial assets that are derecognized in their entirety and the associated liabilities; and b) evaluate the nature of, and the risks associated with, the entity’s continuing involvement in transferred and derecognized financial assets.

Additional disclosures are required for asset transfer transactions when the transfers have not been uniform throughout the reporting period.

This amendment will apply annually beginning after July 1, 2011. Early adoption is permitted.

IAS 12 Amended – Income Taxes – Deferred Taxation: Recovery of Underlying Assets

The IAS 12 establishes that the deferred tax assets and liabilities will be calculated by using the tax base and the tax rate corresponding according to the form in which the entity expects to recover or cancel the corresponding asset or liability: by the use of the asset or by its sale.

The IASB has published a modification to IAS 12 – Deferred Taxes. This includes the assumption when calculating the assets and liabilities for deferred taxes that the recovery of the underlying asset will be carried out through its sale in investment property valued at fair value under NIC 40 Investment Property. However, an exception is admitted if the investment is depreciable and is managed according to a business model whose objective is to use the profits from the investment over time, and not from its sale.

At the same time, IAS 12 includes the content of SIC 21 Deferred Taxes – Recovery of revalued non depreciable assets, which is withdrawn.

This amendment should be applied retrospectively for annual periods beginning on January 1, 2012. Early adoption is permitted.

c)	Accounting Estimates

The consolidated results and the determination of consolidated equity are sensitive to the accounting policies, measurement basis and estimates used by the Directors of the Group in preparing the consolidated financial statements. Accounting estimates are made in order to quantify certain assets, liabilities, income, expenses and commitments reported herein.

These estimates relate basically to the following:

-	Fair value measurement of certain financial instruments (see Notes 2 d) iii and 43 f));

-	The allowance for loan losses (see Note 10);

-	The impairment losses on certain assets other than loans (including goodwill and other intangible assets) (see Notes 15 and 16);

-	The recognition and measurement of deferred tax items (see Note 24).

-	The recognition and measurement of certain contingencies (see Note 22).

d)	Capital management

In July 1988, the Basel Committee on Banking Regulations and Supervisory Practices (the “Basel Committee”), which includes the supervisory authorities of twelve major industrial countries, adopted an international framework (the “Basel Accord”) for capital measurement and capital standards of banking institutions.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

The Basel Accord established a risk asset ratio as the principal measure of capital adequacy.  The framework provides:

-	Definitions for Tier I (core) capital (“Tier I Capital”) and Tier II (supplemental) capital (“Tier II Capital”),

-	A system for weighing assets and off-balance sheet items according to credit risk (this weighted total referred to as the “Basel Risk Weighted Assets”), and

-	As of the end of 1992, a requirement that banks engaged in international operations maintain

(1)	Tier I Capital at least equal to 4.0% of Basel Risk Weighted Assets; and

(2)	“Total Capital,” equal to Tier I Capital plus up to an equal amount of Tier II Capital, at least equal to 8.0% of Basel Risk Weighted Assets.

In June 2004, the Basel Banking Supervision Committee published the “International convergence of capital measures and rules. “Revised framework” document (“Basel II” or the “New Framework”), which establishes new criteria for determining the regulatory capital of financial entities.  The new Framework has an integral vision for the treatment of risks assumed by the entities and at the same time offers greater flexibility with a variety of approaches for measuring regulatory capital.  Basel II is structured into three Tiers, the first referred to minimum capital requirements and the second to the supervisor’s revision process and the third deals with market discipline.

With respect to the minimum capital requirements of Tier I, the BCRA has adopted the Simplified Standardized Approach for credit risk, which was become effective as of January 2010.  As mentioned in its publication “Route sheet for implementing Basel II,” the BCRA considers that such approach will not imply major modifications or variations in the calculation, or in the global capital requirement for financial entities.  As far as the capital requirement for Operational Risk is concerned, the BCRA deems it convenient to continue analyzing the available measuring alternatives in order to identify the one that can be best applied –in its own view- to the local financial system; in spite of which it will encourage the adoption of good practices regarding the administration of this risk.  In addition, the BCRA will maintain the scheme for calculating the capital requirement for market risk, which is in line with the provisions set forth by the Basel Committee in 1996, in respect of which no amendments were introduced by Basel II, as well as the capital requirement for interest rate risk, which is incorporated by Basel II within the risks to be quantified in Tier II.  The BCRA also foresees the adoption of measures to fully implement Tiers II and III of the New Framework, on a gradual basis and prior to the full enforcement of the capital requirements contained in Tier I, as established by the good practices suggested by the Basel Committee for a healthy implementation of the New Framework.

It should be noted that ratios described below are calculated considering balances accounted for under Argentine Banking GAAP.

Minimum Capital Requirements

Financial entities in Argentina must comply with BCRA rules related to minimum capital requirements. The minimum capital on the last day of each month should equal to the greater of a basic requirement and the total amount of the requirements in respect of credit risks and interest rate, which are based on methodology proposed in 1988 by the Basel Committee on Banking Supervision. In 1995, these guidelines were extended to cover market risks. In October 1998, the BCRA established an additional minimum capital requirement, based on a bank’s interest rate gaps, effective July 1, 1999.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

Through Communication “A” 3959 dated June 2, 2003, the BCRA established minimum capital requirements for financial institutions with the following key provisions:

-	an 8% requirement on risk-weighted assets, consistent with international standards set by the Basel Committee;

-	equal percentage requirements for exposure of financial institutions to the private and public sectors;

-	elimination of the requirement that capital increase as a function of interest rates on loans;

-	introduction of a requirement established to cover the risk inherent in mismatches between the rate of inflation and market interest rates;

-
capital adequacy requirements to cover market and interest rate risks, designed to incorporate the dollar as well as adjustments by the CER (Stabilization Coefficient or Coeficiente de Estabilización de Referencia, a consumer price inflation coefficient calculated by BCRA );

-	adjustment risk weightings to take into account, among other factors, the changes introduced in late March 2003 regarding the treatment of public sector assets.

On July 25, 2003, the BCRA added to the regime described above, requiring that financial institutions verify their compliance with the regulations regarding minimum capital requirements.  As of the date of these consolidated financial statements, the Group complies with the minimum capital requirements currently required by the BCRA.

Basic Minimum Capital

Pursuant to BCRA Communication A 5168 dated December 30, 2010, the BCRA classified by type and category the minimum capital requirements for financial entities.  The categories were established in accordance with the jurisdiction in which the respective financial entity is located.

For commercial banks acting as custodians of securities that represent investments in pension funds or as registrars of registered mortgage bonds, the regulatory capital shall be equal to the higher of:

(i)	50,000; or

(ii)	five percent of the amount of the securities held in custody or of the amount of registered mortgage bonds, as appropriate.

Financial entities that were operating on June 30, 2005 must meet the minimum capital requirement of their respective category provided that such requirement shall not be lower than 15,000.

Counterpart Risk

The capital requirement for counterpart risk is defined as:

Cer = k* [a* Ais + c* Fspn + r* (Vrf + Vrani)] + INC + IP

The required capital to assets-at-risk ratio is (“a”) 10% for fixed assets (Ais) and 8% (“r”) for loans (Vrf), other claims from financial intermediation and other financing (Vrani). The same ratio (8%) (“c”) is applied to public-sector loans (Fspn).  The “INC” variable refers to incremental minimum capital requirements originated in excesses in other technical ratios (fixed assets, credit risk diversification and rating and limitations on transactions with related customers). The “IP” variable refers to the incremental originated in the general limit extension of the negative foreign currency net global position.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

Each type of asset is weighted according to the level of risk assumed to be associated with it.  The weights assigned to the different types of assets are:

Type of Asset	Weightiness
Cash and DVE from banks	0-20%
Government Bonds
With market risk capital requirements	0%
Other domestic bonds (without collateral)	100%
OECD Central bonds—rated AA or investment grade	20%
Loans
To the non-financial private sector With preferred collateral under the form of:
Cash, term deposit certificates issued by the creditor entity and given as security	0%
A guarantee by Reciprocal Guarantee Companies authorized by the BCRA, export credit insurance, documentary credits	50%
Mortgages/Pledges	50%-100%
To the non-financial public sector	100%
To the financial sector
Public financial entities with the collection of federal taxes as collateral	50%
To foreign financial entities or to financial entities backed by them (rated AA or investment grade)	0%-20%
Other credits from financial intermediation	0%-100%
Assets subject to financial leasing	50%-100%
Other assets	0%-100%
Guarantees and contingent liabilities	0%-100%

Minimum capital requirements also depend on the CAMEL (capital (C), asset quality (A), management (M), earnings (E), and liquidity (L)) rating (1 strongest, 5 weakest) assigned by Superintendence of Financial and Exchange Institutions, which also determines the “k” value. This rating system complies with international standards and provides a broad definition of the performance, risks and perspectives of financial entities. Financial entities have to adjust their capital requirements according to the following “k” factors:

CAMEL Rating	K Factor
1	0.97
2	1.00
3	1.05
4	1.10
5	1.15

Interest Rate Risk

Financial entities must comply with minimum capital requirements regarding interest rate risk. These minimum capital requirements capture the various levels of risk arising from the different sensitivity of assets and liabilities affected by adverse or unexpected changes in interest rates.  This regulation governs all the assets and liabilities not subject to the minimum capital requirements covering market risk.

When calculating the requirements, the cash flows of the financial entity’s transactions are assigned to different time bands taking into account their maturity.  Financial entities with 1-3 CAMELS ratings may treat 50% of demand deposits as long-term maturities (in the case of financial entities with a 3 rating, the assigned maturity cannot exceed 3 years).

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

Contracts with variable interest rates based on a foreign index are treated as if they had fixed interest rates.  The risk arising from liability contracts with variable rates based on a domestic index is considered up to the first rate adjustment date.

Market Risk

Minimum capital requirements for market risks are in addition to other capital requirements.  Minimum capital requirements are computed as a function of the market risk of financial entities’ portfolios, measured as their value at risk (“VaR”). The regulation covers only those assets usually traded in open markets and excludes those assets in held to maturity or without volatility published by BCRA accounts.

There are five categories of assets.  Domestic assets are divided into equity and public bonds, the latter being classified according to whether their modified duration is less than or more than 2.5 years.  Foreign equity and foreign bonds make up another two categories, which are also classified according to their duration. The fifth category is comprised of foreign exchange positions, differentiated according to the currency involved.

Overall capital requirements in relation to market risk are the sum of the five amounts of capital necessary to cover the risks arising from each category.

Market risk minimum capital requirements must be met daily.  Information must be reported to the BCRA on a monthly basis.  As from May 2003, the U.S. dollar has been included as a risk factor for the calculation of the market risk requirement, considering all assets and liabilities in that currency.

Consequences of a Failure to Meet Minimum Capital Requirements

In the event of non-compliance with capital requirements by an existing financial institution, BCRA Communication A 4771 provides the following:

(i)
noncompliance reported by the institutions:  the institution must meet the required capital no later than in the second month after noncompliance was incurred or submit a restructuring plan within 30 calendar days following the last day of the month in which such noncompliance occurred; and

(ii)
noncompliance detected by the Superintendence:  the institution must file its defense within 30 calendar days after being served notice by the Superintendence. If no defense is filed, or if the defense is disallowed, the noncompliance will be deemed to be final, and the procedure described in item (i) will apply.

In addition, noncompliance with minimum capital requirements will entail a number of consequences for the financial institution, including prohibition from opening branches in Argentina or in other countries, establishing representative offices abroad, or owning equity in foreign financial institutions, as well as a prohibition from paying cash dividends.

Regulatory Capital

Pursuant to the BCRA’s regulations, a bank’s Regulatory Capital is calculated as:

(i)
Minimum core capital, which includes capital contributions, capital adjustments, reserves, irrevocable capital contributions pending capitalization, unassigned unaudited results (of past fiscal years) and long-term debt securities complying with certain requirements (including a maturity not exceeding 30 years and that the amounts payable thereunder do not exceed the net accounting revenue of the issuer and should provide for non-cumulative defaults so as to allow payments to be deferred and paid at the stated maturity in a lump sum), so long as they do not exceed the predetermined percentage of the basic net worth, generally 20%, with periodic reductions until reaching the international standard of 15% on January 1, 2013; plus

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

(ii)
Supplementary capital, which may not exceed the minimum core capital and includes, among others, the following: (a) debt securities contractually subordinated to all other liabilities not computable as core capital, with an average initial maturity of at least five years and which were issued under certain conditions and requirements; plus (b) amounts of reserve funds applied to the payment of interest on subordinated debt securities before December 31, 2012, and as from such date, also those amounts which have not been used, provided they exceed certain limits; plus or minus (c) 100% of net earnings or losses recorded through the most recent audited quarterly financial statements; plus or minus (d) 100% of net earnings or losses for the current year as of the date of the most recent quarterly financial statement; plus or minus (e) 50% of profits or 100% of losses, from the most recent audited quarterly or annual financial statements; minus (f) 100% of losses not shown in the financial statements, arising from quantification of any facts and circumstances reported by the auditor; and plus or minus (g) 50% of loan loss provisions on the loan portfolio classified as “normal” or “normal performance”; minus

(iii)
Items to be deducted, which include, among others: (a) participation in other financial entities; (b) securities deposited with custodians that are not registered; (c) securities issued by foreign governments with ratings under the rating of the Argentine government; (d) correspondent positive balances with foreign financial institutions with ratings below “investment grade”; (e) unregistered ownership over real property; (f) goodwill; (g) incorporation and development expenses; and (h) provisioning deficiencies as determined by the Superintendence in Argentina.

Financial institutions (together with their branches in Argentina and abroad) must comply with minimum capital requirements both on an individual and a consolidated basis.

The minimum capital requirement for credit risk is the sum of:

(a)	10% of the value of our fixed or illiquid assets;

(b)	8% of the value of certain categories of financial or liquid assets, net of certain allowances and reserves, multiplied by a coefficient based on the perceived risk of such assets; and

(c)	8% of certain assets of the non-financial public sector as accounted for in investment accounts or under special valuation criteria determined by the BCRA.

The sum of (a), (b) and (c) shall then be multiplied by a second coefficient ranging from 0.970 to 1.15 based on the rating that the Superintendence grants to the bank based on the its net worth, asset quality, management, profitability and liquidity.  To determine a bank’s risk-weighted assets, the BCRA has assigned to each category of liquid asset a risk value based on the type of asset, borrower, collateral or guarantee, if any.  For example, consider the risk values assigned to the following assets:

•	cash, gold, public securities subject to minimum capital requirements for market risk, and debt instruments issued by the BCRA were assigned a 0% risk value;

•
correspondents’ accounts and other demand accounts with banks of the country and abroad rated as “investment grade” and bonds issued by governments of member countries of the Organization of Economic Cooperation and Development (“OECD”), which are internationally rated “AA” or higher, were assigned a 20% risk value;

•	debt instruments issued by Argentine provinces, municipalities or other public sector agencies, which are not expressly guaranteed by the national government, were assigned a 100% risk value;

•	loans to the non-financial private sector with preferred guarantees in cash, gold or bonds on fixed-term deposit certificates issued by the creditor entity itself and with automatic reimbursements for

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

export transactions corresponding to multilateral and bilateral foreign trade agreements were assigned a 0% risk value;
•
loans to the non-financial private sector with preferred guarantees granted by mutual guarantee companies registered with the BCRA, export credit insurance policies and documentary credits in use were assigned a 50% risk value;

•	purchase money, home mortgage loans and automobile-backed loans were assigned a 50% risk value, provided they do not exceed 75% of their appraisal value;

•	the amount of a loan exceeding 75% of their appraisal value and most unsecured loans and debt instruments as well as holdings of listed stock were assigned a 100% risk value; and

•	loans to the non-financial public sector not guaranteed by the national government were assigned a 100% risk value.

As of December 31, 2010 and 2009 and as of January 1, 2009, the Bank complied with all the capital requirements explained above.

e)   Environmental impact

In view of the business activities carried on by the Group, the Group does not have any environmental liability, expenses, assets, provisions or contingencies that might be material with respect to its consolidated equity, financial position or results. Therefore, no specific disclosures relating to environmental issues are included in these notes to the consolidated financial statements.

f)    Events after the reporting period

No significant events occurred in the Group to the date on which these consolidated financial statements were authorized for issue.

2.	Accounting policies

The accounting policies used in preparing the consolidated financial statements were as follows:

a)    Foreign currency transactions

The functional currency used for the operations is the Argentine Peso.

As of December 31, 2010 and 2009 and as of January 1, 2009, US dollar assets and liabilities were translated at the benchmark exchange rate of the Argentine Banking GAAP (3.9758, 3.7967 and 3.4537 as of each date); the balances in other foreign currencies were translated using the swap exchange rates communicated by the BCRA’s operating table, at the transaction closing of the last working day of each fiscal year. Foreign transactions are measured at foreign exchange rate at the date of such transactions. Any exchange differences have been credited / charged to income / (loss) of each fiscal year. The Group does not have any foreign operation.

b)   Basis of consolidation

i. Subsidiaries

“Subsidiaries” are defined as entities over which the Bank has the capacity to exercise control; this capacity is, in general but not exclusively, presumed to exist when the parent company owns directly or indirectly

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

half or more of the voting power of the investee or, even if this percentage is lower or zero, when, as in the case of agreements with shareholders of the investee, the Bank is granted control. Control is the power to govern the financial and operating policies of an entity, as stipulated by the law, the bylaws or agreement, so as to obtain benefits from its activities.

The financial statements of the subsidiaries are fully consolidated with those of the Bank. Accordingly, all balances and transactions between consolidated entities are eliminated on consolidation.

On acquisition of a subsidiary, its assets, liabilities and contingent liabilities are recognized at fair value at the date of acquisition. Any positive differences between the acquisition cost and the fair values of the identifiable net assets acquired are recognized as goodwill. Negative differences, if any, are charged to income on the date of acquisition.

Additionally, the share of third parties of the Bank’s equity is presented under “Non controlling interests” in the consolidated balance sheet (see Note 25). Their share of the profit for the year is presented under “Profit attributable to non controlling interest” in the consolidated income statement.

The results of subsidiaries acquired during the year are included in the consolidated income statement from the date of acquisition to year-end. Similarly, the results of subsidiaries disposed of during the year are included in the consolidated income statement from the beginning of the year to the date of disposal.

The Appendix 1 contains significant information on these entities.

ii. Associates

“Associates” are entities over which the Bank is in a position to exercise significant influence, but not control or joint control.

In the consolidated financial statements, investments in associates are accounted for using the equity method, i.e. at the Bank’s share of net assets of the investee, after taking into account the dividends received there from and other equity eliminations. In the case of transactions with an associate, the related profits or losses are eliminated to the extent of the Bank’s investment in the associate.

The Appendix 2 contains significant information on these entities.

iii. Special purpose entities

When the Bank incorporates special purpose entities, or holds ownership interests therein, to enable its customers to access certain investments, or for the transfer of risks or other purposes, it determines, using internal criteria and procedures, and taking into consideration the applicable legislation, whether control (as defined above) exists and, therefore, whether these entities should be consolidated. These criteria and procedures take into account, inter alia, the risks and rewards retained by the Bank and, accordingly, all relevant matters are taken into consideration, including any guarantees granted or any losses associated with the collection of the related assets retained by the Bank. These entities include the securitization special purpose vehicles (SPV), which are fully consolidated in the case of the SPVs over which, based on the aforementioned analysis, it is considered that the Bank continues to exercise control.

The Appendix 3 contains significant information on these entities.

iv. Business combinations, acquisitions and disposals

A business combination is a transaction or other event in which an acquirer obtains control of one or more businesses.

Business combinations are performed whereby the Bank obtains control over an entity are recognized for accounting purposes as follows:

-	The Bank measures the cost of the business combination, defined as the fair value of the assets given, the liabilities incurred and the equity instruments issued, if any.

-	The fair values of the assets, liabilities and contingent liabilities of the acquired entity or business, including any intangible assets which might not have been recognized by the acquiree, are estimated and recognized in the consolidated balance sheet.

-	Any positive difference between the net fair value of the assets, liabilities and contingent liabilities of the acquiree and the cost of the business combination is recognized as Goodwill based on future economic benefits.

In 2010, the Bank was part of a business combination, as further described in Note 3. In 2009 the Bank was not a part of any business combination, acquisition or disposal with third parties.

c)	Definitions and classification of financial instruments

i. Definitions

A “financial instrument” is any contract that gives rise to a financial asset of one entity and, simultaneously, to a financial liability or equity instrument of another entity.

An “equity instrument” is any agreement that evidences a residual interest in the assets of the issuing entity after deducting all of its liabilities.

A “financial derivative” is a financial instrument whose value changes in response to the change in an observable market variable (such as an interest rate, foreign exchange rate, financial instrument price, market index or credit rating), whose initial investment is very small compared with other financial instruments with a similar response to changes in market factors, and which is generally settled at future date.

“Hybrid financial instruments” are contracts that simultaneously include a non-derivative host contract together with a derivative, known as an embedded derivative, that is not separately transferable and has the effect that some of the cash flows of the hybrid contract vary in a way similar to a stand-alone derivative.

The following transactions are not treated for accounting purposes as financial instruments:

-	Investments in subsidiaries and associates (see Note 13).

-	Rights and obligations under employee benefit plans (see Note 38).

ii. Classification of financial assets for measurement purposes

Financial assets are initially classified into the various categories used for management and measurement purposes, unless they have to be presented as “Non-current assets held for sale” or they relate to “Cash and balances with the Argentine central bank”, “Hedging derivatives” and “Investments”, which are reported separately.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

Financial assets are included for measurement purposes in one of the following categories:

-	Financial assets held for trading (at fair value through profit or loss): this category includes the financial assets acquired for the purpose of generating a profit in the near term from fluctuations in their prices and financial derivatives that are not designated as hedging instruments.

-	Available-for-sale financial assets: this category includes debt instruments not classified as “Held-to-maturity investments”, “Loans and receivables” or “Financial assets at fair value through profit or loss”, and equity instruments issued by entities other than subsidiaries, associates and jointly controlled entities, provided that such instruments have not been classified as “Financial assets held for trading” or as “Other financial assets at fair value through profit or loss”.

-	Loans and receivables: this category includes financing granted to third parties, based on their nature, irrespective of the type of borrower and the form of financing, including finance lease transactions in which the consolidated entities act as lessors.

The consolidated entities generally intend to hold the loans and credits granted by them until their final maturity and, therefore, they are presented in the consolidated balance sheet at their amortized cost (which includes the required adjustments to reflect estimated impairment losses).

iii. Classification of financial assets for presentation purposes

Financial assets are classified by nature into the following items in the consolidated balance sheet:

-	Cash and balances with Argentine central bank: cash balances and balances receivable on demand relating to deposits with the BCRA.

-	Loans and advances: includes the debit balances of loans granted by the Group, other than those represented by securities, as well as finance lease receivables and other debit balances of a financial nature in favor of the Group, such as checks drawn on credit institutions, balances receivable from clearing houses and settlement agencies for transactions on the stock exchange and organized markets, bonds given in cash, capital calls, fees and commissions receivable for financial guarantees and debit balances arising from transactions not originated in banking transactions and services, such as the collection of rentals and similar items.

-	Loans and advances to credit institutions: credit of any nature in the name of credit institutions.

-	Loans and advances to customers: includes the debit balances of all the remaining credit and loans granted by the Group, other than those represented by securities, including money market operations through central counterparties.

-	Debt instruments: bonds and other securities that represent a debt for their issuer, that generate an interest return, and that are in the form of certificates or book entries.

-	Equity instruments: financial instruments issued by other entities, such as shares, which have the nature of equity instruments for the issuer, unless they are investments in subsidiaries, jointly controlled entities or associates. Investment fund units are included in this item.

-	Trading derivatives: includes the fair value in favor of the Group of derivatives which do not form part of hedge accounting.

-	Hedging derivatives: includes the fair value in favor of the Group of derivatives designated as hedging instruments in hedge accounting.

-	Investments: includes the investments in associates.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

iv. Classification of financial liabilities for measurement purposes

Financial liabilities are classified for measurement purposes into one of the following categories:

-	Financial liabilities held for trading (at fair value through profit or loss): this category includes the financial liabilities issued for the purpose of generating a profit in the near term from fluctuations in their prices, financial derivatives not considered to qualify for hedge accounting and financial liabilities arising from the outright sale of financial assets purchased under resale agreements or borrowed (“short positions”).

-	Other financial liabilities at fair value through profit or loss: financial liabilities are included in this category when more relevant information is obtained, either because this eliminates or significantly reduces recognition or measurement inconsistencies (“accounting mismatches”) that would arise from measuring assets or liabilities or recognizing the gains or losses on them on different bases, or because a group of financial liabilities or financial assets and liabilities is managed and its performance is evaluated on a fair value basis, in accordance with a documented risk management or investment strategy, and information about the group is provided on that basis to the Group’s key management personnel.

-	Financial liabilities at amortized cost: financial liabilities, irrespective of their instrumentation and maturity, not included in any of the above-mentioned categories which arise from the funding-taking activities carried on by financial institutions.

v. Classification of financial liabilities for presentation purposes

Financial liabilities are classified by nature into the following items in the consolidated balance sheet:

-	Deposits from credit institutions: deposits of any nature, including credit and money market operations received in the name of credit institutions.

-	Customer deposits: includes all repayable balances received in cash by the Group, other than those represented by marketable securities, money market operations through central counterparties, subordinated liabilities and deposits from the BCRA and credit institutions.

-	Marketable debt securities: includes the amount of bonds and other debt represented by marketable securities, other than subordinated liabilities.

-	Trading derivatives: includes the fair value, with a negative balance for the Group, of derivatives which do not form part of hedge accounting.

-	Other financial liabilities: includes the amount of payment obligations having the nature of financial liabilities not included in other items, and liabilities under financial guarantee contracts, unless they have been classified as doubtful.

-	Hedging derivatives: includes the fair value of the Group’s liability in respect of derivatives designated as hedging instruments in hedge accounting.

d) Measurement of financial assets and liabilities and recognition of fair value changes

In general, financial assets are initially recognized at fair value which, in the absence of evidence to the contrary, is deemed to be the transaction price. Financial instruments not measured at fair value through profit or loss is, adjusted by the transaction costs. Financial assets are subsequently measured at each period-end as follows:

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

i. Measurement of financial assets

Financial assets are measured at fair value, without deducting any transaction costs that may be incurred on their disposal, except for loans and receivables, held-to-maturity investments, equity instruments whose fair value cannot be determined in a sufficiently objective manner.

The “fair value” of a financial instrument on a given date is taken to be the amount for which it could be bought or sold on that date by two knowledgeable, willing parties in an arm’s length transaction acting prudently. The most objective and common reference for the fair value of a financial instrument is the price that would be paid for it on an active, transparent and deep market (“quoted price” or “market price”).

If there is no market price for a given financial instrument, its fair value is estimated on the basis of valuation techniques commonly used by the international financial community, taking into account the specific features of the instrument to be measured and, particularly, the various types of risk associated with it.

All derivatives are recognized in the balance sheet at fair value from the trade date. If the fair value is positive, they are recognized as an asset and if the fair value is negative, they are recognized as a liability. The fair value on the trade date is deemed, in the absence of evidence to the contrary, to be the transaction price. The changes in the fair value of derivatives from the trade date are recognized in “Gains/losses on financial assets and liabilities” in the consolidated income statement. Specifically, the fair value of standard financial derivatives included in the portfolios of financial assets or liabilities held for trading is deemed to be their daily quoted price and if for exceptional reasons, the quoted price cannot be determined on a given date, these financial derivatives are measured using methods similar to those used to measure over the counter OTC derivatives. The fair value of OTC derivatives is taken to be the sum of the future cash flows arising from the instrument, discounted to present value at the date of measurement (“present value” or “theoretical close”) using valuation techniques commonly used by the financial markets.

“Loans and receivables” and “Held-to-maturity investments” are measured at amortized cost using the effective interest method. “Amortized cost” is understood to be the acquisition cost of a financial asset or liability plus or minus, as appropriate, the principal repayments and the cumulative amortization (taken to the income statement) of the difference between the initial cost and the maturity amount. In the case of financial assets, amortized cost furthermore includes any reductions for impairment or uncollectability. In the case of loans and receivables hedged in fair value hedges, the changes in the fair value of these assets related to the risk or risks being hedged are recognized.

The “effective interest rate” is the discount rate that exactly matches the initial amount of a financial instrument to all its estimated cash flows of all kinds over its remaining life. For fixed rate financial instruments, the effective interest rate coincides with the contractual interest rate established on the acquisition. In the case of floating rate financial instruments, the effective interest rate coincides with the rate of return prevailing in all connections until the next benchmark interest reset date.

Equity instruments whose fair value cannot be determined in a sufficiently objective manner are measured at acquisition cost adjusted, where appropriate, by any related impairment loss.

The amounts at which the financial assets are recognized represent, in all material respects, the Bank’s maximum exposure to credit risk at each reporting date. Also, the Bank has received collateral and other credit enhancements to mitigate its exposure to credit risk, which consist mainly of mortgage guarantees, cash collateral, and personal security, assets leased out under leasing and renting agreements, assets acquired under repurchase agreements, securities loans and derivatives.

ii. Measurement of financial liabilities

In general, financial liabilities are measured at amortized cost, as defined above.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

iii. Valuation techniques

The following table shows a summary of the fair values, at December 31, 2010 and 2009 of the financial assets and liabilities indicated below, classified on the basis of the various measurement methods used by the Bank to determine their fair value:

	2010			2009
	Market Value	Internal Models	Total	Market Value	Internal Models	Total
Financial assets held for trading	2,760,648	184,179	2,944,827	2,331,926	163,560	2,495,486
Available-for-sale financial assets	3,644	688,325	691,969	2,621	484,141	486,762
Hedging Derivatives	-	-	-	-	8	8
Financial liabilities held for trading	-	7,058	7,058	-	4,889	4,889

Financial instruments at fair value, determined on the basis of public price quotations in active government debt securities, private-sector debt securities, securitized assets, shares, short positions issued.

In cases where price quotations cannot be observed, management makes its best estimate of the price that the market would set using its own internal models. In most cases, these models use data based on observable market parameters as significant inputs (Level 2). In order to make these estimates, various techniques are employed, including the extrapolation of observable market data and extrapolation techniques. The best evidence of the fair value of a financial instrument on initial recognition is the transaction price, unless the fair value of the instrument can be obtained from other market transactions performed with the same or similar instruments or can be measured by using a valuation technique in which the variables used include only observable market data, mainly interest rates.

The main techniques used at December 31, 2010 and 2009 by the Bank’s internal models to determine the fair value of the financial instruments detailed in the foregoing table is as follows:

-	In the valuation of financial instruments permitting static hedging (basically forwards and swaps) and in the valuation of loans and advances to customers, the “present value” method is used. Estimated future cash flows are discounted using the interest rate curves of the related currencies. The interest rate curves are generally observable market data.

-	In the valuation of financial instruments requiring dynamic hedging (basically structured options and other structured instruments), the Black-Scholes model is normally used.

-	In the valuation of certain financial instruments exposed to interest rate risk, such as interest rate futures, the present value method.

The fair value of the financial instruments arising from the afore mentioned internal models takes into account, inter alia, the contract terms and observable market data, which include interest rates, exchange rates, the quoted market price of and shares, and volatility. The valuation models are not significantly subjective, since these methodologies can be adjusted and gauged, as appropriate, through the internal calculation of fair value and the subsequent comparison with the related actively traded price.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

Set forth below are the financial instruments at fair value whose measurement was based on internal models (Level 2) at December 31, 2010 and 2009:

					Assumptions (1)
	Fair Values Calculated Using Internal Models		Valuation Techniques	Main Assumptions	More favorable	Less favorable
	2010	2009
ASSETS:
Financial assets held for trading	184,179	163,560
Debt instruments	136,695	99,221	Present Value Method	Observable Market Data	440	(440)
Equity instruments	6,318	4,040	Equity Method	Observable Market Data	-	-
Trading derivatives	41,166	60,299
Swaps	11,362	19,646	Present Value Method	Observable Market Data	940	(1,080)
Exchange rate futures	29,425	40,653	Present Value Method	Observable Market Data	1,000	(1,060)
Others	379	-	Black-Scholes Model	Observable Market Data, liquidity	-	-

Available-for-sale financial assets	688,325	484,141
Debt instruments	663,797	460,272	Present Value Method	Observable Market Data	10,370	(10,370)
Equity instruments	24,528	23,869	Equity Method	Observable Market Data	-	-

Hedging Derivatives	-	8	Present Value Method	Observable Market Data	-	-

LIABILITIES:
Financial liabilities held for trading	7,058	4,889
Trading derivatives	7,058	4,889
Swaps	1,402	2,581	Present Value Method	Observable Market Data	60	(90)
Exchange rate futures	5,656	2,308	Present Value Method	Observable Market Data	130	(150)

(1) Corresponds to assumptions used for 2010 fair values to calculate liquidity and credit valuation adjustments..

For positions bearing market liquidity risk, Liquidity Valuation Adjustments are calculated in each bucket as 50% of the average spread between bid and offer prices of the last 15 days times the basis point sensitivity in that bucket. Additionally, when market liquidity determines that the position can not be closed by the average market price within 1 day, this calculation is multiplied by the square root of days in excess and by the square root of year fraction of the tenor.

In the case of OTC derivatives, Credit Valuation Adjustments are considered to incorporate a measure of the credit quality of the counterparty. The calculation is as follows:

-	Grouping companies by rating. For companies without internal rating, an average rating between the two worst rated companies is assumed.

-	Estimating expected exposures, as a fraction of the peak exposures.

-	Calculating Conditional Default Probabilities (based on internal models). A Recovery rate of 25% is assumed.

-	The valuation adjustment is calculated as the present value of the exposures that are not recovered (weighted by the conditional probability of default of the counterparties).

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

The credit charge for a single operation must be equal to the replacement cost of the operation multiplied by the probability of occurrence of a credit event at any future moment, since that such event has not happened before.

Credit risk arises when in case of default, the replacement cost of the derivative is positive, so credit exposures are always non negative. Whatever the operation is, the calculation of the credit charge should be based on the expected exposure.

The peak exposure is the value of the exposure in the event of default assuming an adverse market scenario for the counterparty; at a level of confidence of the 97.5%, the loss will be less than the maximum exposure; given this level of confidence, and assuming normal distribution for the replacement cost, the peak exposure is twice the standard deviation of that cost. Current replacement value of the derivative is then included on the peak exposure estimation.

The expected exposure is the mean value of exposure in the event of default. It is calculated as the mean of the distribution of exposures.

The use of observable market data assumes that the markets in which the Bank operates are functioning efficiently and therefore, that these data are representative.

iv. Recognition of fair value changes

As a general rule, changes in the carrying amount of financial assets and liabilities are recognized in the consolidated income statement, distinguishing between those arising from the accrual of interest and similar items -which are recognized under “Interest and similar income” or “Interest expense and similar charges”, as appropriate- and those arising for other reasons, which are recognized at their net amount under “Gain/losses on financial assets and liabilities”.

Adjustments due to changes in fair value arising from Available-for-sale financial assets are recognized temporarily in equity under “Valuation adjustments-Available-for-sale financial assets”. Items charged or credited to this account remain in the Bank’s consolidated equity until the related assets are derecognized, whereupon they are charged to the consolidated income statement.

v. Hedging transactions

The consolidated entities use financial derivatives for the following purposes: i) to facilitate these instruments to customers who request them in the management of their market and credit risks; ii) to use these derivatives in the management of the risks of the Group entities own positions and assets and liabilities (“hedging derivatives”); and iii) to obtain gains from changes in the prices of these derivatives (“trading derivatives”).

Financial derivatives that do not qualify for hedge accounting are treated for accounting purposes as trading derivatives.

A derivative qualifies for hedge accounting if all the following conditions are met:

1.	The derivative hedges one of the following three types of exposure:

a.	Changes in the fair value of assets and liabilities due to fluctuations, among others, in the interest rate and/or exchange rate to which the position or balance to be hedged is subject (“fair value hedge”);

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

b.	Changes in the estimated cash flows arising from financial assets and liabilities, commitments and highly probable forecast transactions (“cash flow hedge”); and

c.	The net investment in a foreign operation (“hedge of a net investment in a foreign operation”).

2.	It is the effective in offsetting exposure inherent in the hedged item or position throughout the expected term of the hedge, which means that:

a.	At the date of arrangement the hedge is expected, under normal conditions, to be highly effective (“prospective effectiveness”).

b.	There is sufficient evidence that the hedge was actually effective during the whole life of the hedged item or position (“retrospective effectiveness”).

3.
There must be adequate documentation evidencing the specific designation of the financial derivative to hedge certain balances or transactions and how this effective hedge vas expected to be achieved and measured, provided that this is consistent with the Bank’s management of own risks.

The changes in value of financial instruments qualifying for hedge accounting are recognized as follows:

a.	In fair value hedges, the gains or losses arising on both the hedging instruments and the hedged items (attributable to the type of risk being hedged) are recognized directly in the consolidated income statement.

b.	In cash flow hedges, the effective portion of the change in value of the hedging instrument is recognized temporarily in equity under “Valuation adjustments-Cash flow hedges” until the forecast transactions occur, when it is recognized in the consolidated income statement, unless, if the forecast transactions result in the recognition of non-financial assets or liabilities, it is included in the cost of the non-financial asset or liability. The ineffective portion of the change in value of hedging derivatives is recognized directly in the consolidated income statement.

c.	The ineffective portion of the gains and losses on the hedging instruments of cash flow hedges and hedges of a net investment in a foreign operation are recognized directly under “Gains/losses on financial assets and liabilities” in the consolidated income statement.

If derivative designated as a hedge no longer meets the requirements described above due to expiration, ineffectiveness or for any other reason, the derivative is classified as a trading derivative.

When fair value hedge accounting is discontinued, the adjustments previously recognized on the hedged item are transferred to profit or loss at the effective interest rate re-calculated at the date of hedge discontinuation. The adjustments must be fully amortized at maturity.

When cash flow hedges are discontinued, any cumulative gain or loss on the hedging instrument recognized in equity under “Valuation adjustments” (from the period when the hedge vas effective) remains recognized in equity until the forecast transaction occurs at which time it is recognized in profit or loss, unless the transaction is no longer expected to occur, in which case any cumulative gain or loss is recognized immediately in profit or loss.

e)   Derecognition of financial assets and liabilities

The accounting treatment of transfers of financial assets depends on the extent to which the risks and rewards associated with the transferred assets are transferred to third parties:

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

1.	If the Group transfers substantially all the risks and rewards to third parties -unconditional sale of financial assets, sale of financial assets under an agreement to repurchase them at their fair value at the date of repurchase, sale of financial assets with a purchased call option or written put option that is deeply out of the money, securitization of assets in which the transferor does not retain a subordinated debt or grant any credit enhancement to the new holders, and other similar cases-, the transferred financial asset is derecognized and any rights or obligations retained or created in the transfer are recognized simultaneously.

2.	If the Group retains substantially all the risks and rewards associated with the transferred financial asset -sale of financial assets under an agreement to repurchase them at a fixed price or at the sale price plus interest, a securities lending agreement in which the borrower undertakes to return the same or similar assets, and other similar cases-, the transferred financial asset is not derecognized and continues to be measured by the same criteria as those used before the transfer. However, the following items are recognized:

a.	An associated financial liability, for an amount equal to the consideration received: this liability is subsequently measured at amortized cost.

b.	The income from the transferred financial asset not derecognized and any expense incurred on the new financial liability.

3.	If the Group neither transfers nor retains substantially all the risks and rewards associated with the transferred financial asset sale of financial assets with a purchased call option or written put option that is not deeply in or out of the money, securitization of assets in which the transferor retains a subordinated debt or other type of credit enhancement for a portion of the transferred asset, and other similar cases-, the following distinction is made:

a.	If the transferor does not retain control of the transferred financial asset, the asset is derecognized and any rights or obligations retained or created in the transfer are recognized.

b.	If the transferor retains control, it continues to recognize the transferred financial asset for an amount equal to its exposure to changes in value and recognizes a financial liability associated with the transferred financial asset. The net carrying amount of the transferred asset and the associated liability is the amortized cost of the rights and obligations retained, if the transferred asset is measured at amortized cost, or the fair value of the rights and obligations retained, if the transferred asset is measured at fair value.

Accordingly, financial assets are only derecognized when the rights on the cash flows they generate have been extinguished or when substantially all the inherent risks and rewards have been transferred to third parties. Similarly, financial liabilities are only derecognized when the obligations they generate have been extinguished or when they are acquired, with the intention either to cancel them or to resell them.

f)    Regular way purchases of financial asset

Regular way purchases of financial assets are recognized on trade date. The assets are derecognized when the rights to receive cash flows have expired or the Group has transferred substantially all the risks and rewards of ownership.

g)   Impairment of financial assets

i. Definition

A financial asset is considered to be impaired -and therefore its carrying amount is adjusted to reflect the effect of impairment- when there is objective evidence that events have occurred which:

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

-	In the case of debt instruments (loans and debt securities), give rise to an adverse impact on the future cash flows that were estimated at the transaction date.

-	In the case of equity instruments, mean that their carrying amount cannot be fully recovered.

As a general rule, the carrying amount of impaired financial instruments is adjusted with a charge to the consolidated income statement for the period in which there is objective evidence that an impairment loss has occurred, and the reversal, if any, of previously recognized impairment losses is recognized in the consolidated statement of income for the period in which the impairment is reversed or reduced.

Balances are deemed to be impaired, and the interest accrual is suspended, when there are reasonable doubts as to their fill recovery and/or the collection of the related interest for the amounts and on the dates initially agreed upon, after taking into account the guarantees received by the consolidated entities to secure (fully or partially) collection of the related balances. Collections relating to impaired loans and advances are used to recognize the accrued interest and the remainder, if any, to reduce the principal amount outstanding. The amount of the financial assets that would be deemed to be impaired had the conditions thereof not been renegotiated is not material with respect to the Group’s consolidated financial statements taken as a whole.

When the recovery of any recognized amount is considered unlikely, the amount is written off, without prejudice to any actions that the consolidated entities may initiate to seek collection until their contractual rights are extinguished.

ii. Debt instruments carried at amortized cost

The amount of an impairment loss incurred on a debt instrument measured at amortized cost is equal to the difference between its carrying amount and the present value of its estimated future cash flows, and is presented as a reduction of the balance of the asset adjusted.

In estimating the future cash flows of debt instruments the following factors are taken into account:

-	All the amounts that are expected to be obtained over the remaining life of the instrument: including, where appropriate, those which may result from the collateral provided for the instrument (less the costs for obtaining and subsequently selling the collateral). The impairment loss takes into account the likelihood of collecting accrued interest receivable;

-	The various types of risk to which each instrument is subject; and

-	The circumstances in which collections will foreseeable be made.

These cash flows are subsequently discounted using the instruments effective interest rate (if its contractual rate is fixed) or the effective contractual rate at the discount date (if it is variable).

Specifically in regards to impairment losses resulting from materialization of the insolvency risk of the obligors (credit risk), a debt instrument is impaired due to insolvency when there is evidence of a deterioration of the obligors’ ability to pay, either because it is in arrears or for other reasons.

The Group has certain policies, methods and procedures for covering its credit risk arising both from insolvency allocable to counterparties.

These policies, methods and procedures are applied in the granting, examination and documentation of debt instruments, and contingent liabilities and commitments, the identification of their impairment and the calculation of the amounts necessary to cover the related credit risk.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

With respect to the allowance for loss arising from credit risk, the Bank makes the following distinction:

a.      Specific allowance:

The Bank uses a proxy for specific allowance, as further explained below. These rules are used to calculate the minimum allowance requirements. We then evaluate the need for further provision, as considered necessary, following the requirements of IAS 39, based on our historical experience of impairment and other circumstances known at the time of assessment.

We classify our credit transactions based on their level of risk and the number of days such transaction is past due.

Our rating and risk management systems may be reviewed by both the BCRA and the Santander Group’s internal auditors. Our management has not had any disputes with the BCRA or the Santander Group regarding our risk management operations.

The loss is calculated by using statistical models considering the method denominated “Roll Rates”.

b.      Allowance for incurred losses not specifically identified:

The Bank covers its losses inherent in debt instruments not measured at fair value through profit or loss and in contingent liabilities taking into account the historical experience of impairment and other circumstances known at the time of assessment. For these purposes, inherent losses are losses incurred at the reporting date, calculated using statistical methods that have not yet been allocated to specific transactions.

The Bank uses the concept of incurred loss to quantify the cost of the credit risk and include it in the calculation of the risk adjusted return of its transactions.

The loss is calculated by using statistical models considering the method denominated “Roll Rates”.

The “Roll Rates” method consists in the estimation, for different monthly doubtful buckets the percentage over the total amount that will continue to flow through delinquent buckets as they have in the past. Dividing the current month's delinquency bucket by the prior delinquency bucket, it calculates the month's roll rates in the previous month.

This percentage represents the best estimation of the incurred loss and it is used as the percentage of allowance to apply to each type of counterparties in each bucket that are in the same situation. In this sense this percentage represents, conceptually, the same concept as the loss arising in the event of default (LGD), although the methodology applied in this model is operatively different from the LGD.

It has been estimated a specific “Roll Rate” curve to each type of portfolio.

Our methodology for determining the loans allowance for incurred losses intends to identify the amount of incurred losses as of the balance sheet date of loans that we estimate based on our past history and specific facts that have manifested as of the balance sheet date. That is, what we call inherent losses in the context of our internal models in which loan loss allowances are calculated.

This method described above is used as a general rule. However, in certain cases, as a result of its particular characteristics, this approach is not applied and alternative approaches are used, as it is explain below.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

Low default portfolios.

Our loan acceptance policy is tailored to our two types of loans: standardized loans and portfolioed loans.  Standardized loans are those that carry a total risk exposure of less than 750,000, whereas portfolioed loans carry a total risk exposure of more 750,000.

The Portfolioed Loan Department manages loan applications in excess of 750,000 and is in charge of monitoring segments that require an individual analysis based on an assumed risk level.

For portfolioed loans, an individual risk analyst is assigned to a customer or business group whose total risk exposure exceeds 750,000.

We classify our credit transactions analyzing their level of risk and the number of days such transaction is past due. Such credit classifications for the portfolios of big companies and large corporations are determined in accordance with:

-	The conditions of the debtor and any guarantor, such as their economic and financial situation, level of indebtedness, capacity for generating profits, cash flow, administration, corporate governance and quality of internal controls, payments history, the sector in which they are active, contingencies and credit limits; and

-	The characteristics of the transaction, such as its nature and purpose, type, sufficiency and level of liquidity of collateral and the total amount of the credit.

In these portfolios, the amount of clients and the number of defaults observed is insufficient to make statistical estimations using the methodology of Roll Rates, based on historical information. For that reason:

i) When those counterparties are in Situation 1 (Normal) and considering IAS 39.AG.89, we apply the estimated percentages of allowances calculated to the SMEs II portfolio (an internal segment of SMEs), because we consider it as representative enough of such counterparties.

This consideration is made taking into account the IAS 39.64, that states “…If an entity determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment…”

SMEs II are companies with annual sales from 2,5 MM to 20MM, while we consider big companies and large corporations as those that are over 20MM of revenue per year.

In both cases, macroeconomic conditions (GDP growth, commodities prices, inflation, unemployment, exchange rate, interest rate, etc) have a similar influence on business environment and therefore the ability to repay loans.

Our policy of risk approval and monitoring of both segments is also comparable.

ii) In the cases that these counterparties were in Situation 2 or worst (non performing loans or performing loans with an objective evidence of impairment), in accordance with  the “Situations” defined by the BCRA, the Bank opted to use the individually estimated information to each type of counterparty considering an analysis of future cash flows.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

The “Situations” defined by BCRA are as follows:

Commercial Loans Classification

The principal criterion to evaluate a loan pertaining to the commercial portfolio is the borrower’s ability to repay, which is mainly measured by such borrower’s future cash flow.  Pursuant to Central Bank regulations, commercial loans are classified as follows:
Classification	Criteria
Normal	Borrowers for whom there is no doubt as to their ability to comply with their payment obligations.
Under special tracking/observation	Borrowers who, although considered to be able to meet all their financial obligations, are sensitive to changes that could compromise their ability to honor debts absent timely corrective measures.
Under special tracking/negotiation or refinancing agreement
Borrowers who are unable to comply with their obligations as agreed with the bank and, therefore, formally state, within 60 calendar days after any interest or principal payment date, their intention to refinance such debts.  The borrower must enter into a refinancing agreement with the bank within 90 calendar days (if up to two lenders are involved) or 180 calendar days (if more than two lenders are involved) after the payment default date.  If no agreement has been reached within the established deadline, the borrower must be classified under the next category according to the indicators established for each level.

With problems	Borrowers with difficulties honoring their financial obligations under the loan on a regular basis, which, if uncorrected, may result in losses to the bank.
With high risk of insolvency	Borrowers who are highly unlikely to honor their financial obligations under the loan.
Non-recoverable loans	Loans classified as unrecoverable at the time they are reviewed (although the possibility might exist that such loans might be collected in the future).
Technically non-recoverable
(a) Borrower has defaulted on its payment obligations under a loan for more than 180 calendar days according to the report provided by the Central Bank, which report includes (i) financial institutions liquidated by the Central Bank; (ii) residual entities created as a result of the privatization of public financial institutions, or in the privatization or dissolution process; (iii) financial institutions whose licenses have been revoked by the Central Bank and find themselves subject to judicial liquidation or bankruptcy proceedings and (iv) trusts in which Seguro de Depósitos Sociedad Anónima is a beneficiary, and/or (b) certain kinds of foreign borrowers (including banks or other financial institutions that are not subject to the supervision of the Central Bank or similar authority of the country in which they are incorporated) that are not classified as “investment grade” by any of the rating agencies approved by the Central Bank; and/or (c) customers in the non-financial private-sector, whose debt (in every respect) plus the amount of the requested funding, upon the granting of it, exceeds the lower of 2.5% of the RC of the entity on the last day of the preceding month or Ps. 2,000,000, and have not submitted a statement about whether they are related or not to the financial entity, with the exception of debtors under court or out-of-court restructuring proceedings, for a period of up to 540 days from the beginning of such proceedings, provided that legal counsel to the relevant financial institution issues an opinion on the reasonableness of the chances of recovery of amounts due.

The debtor should be re-categorized where the financial institution has classified such debtor more than one level above the classification of those of at least two other financial institutions or trusts whose credits together represent 40% or more of the total reported by all creditors, according to the latest information available in the centralized debtor database.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

Consumer and Housing Loans Classification

Under Central Bank’s regulations, consumer and housing borrowers are classified as follows:

Classification	Criteria
Normal	If all payments on loans are current or less than 31 calendar days overdue and, in the case of checking account overdrafts, less than 61 calendar days overdue.
Low Risk	Loans with payment obligations overdue for a period of more than 31, but less than 90 calendar days.
Medium Risk	Loans with payment obligations overdue for a period of more than 90, but less than 180 calendar days.
High Risk
Includes, among other cases, customers with payment delays of more than 180 days to one year.  It also includes debtors who have (i) applied for a court-supervised debt reorganization proceeding; (ii) entered into a pre-packaged reorganization agreement (pending court approval) or (iii) been subject to a bankruptcy petition (pending bankruptcy declaration by the court), in respect of obligations that are equal to or greater than 20% of the net worth of the customer.  If the bankruptcy petition remains undismissed for 90 days after filing, this percentage is reduced to 5% to 20% of the customer’s net worth.

Non-recoverable loans	Includes, among others, insolvent debtors or debtors with bankruptcy declared by a court, with very low repayment capacity. It also includes debtors with loans overdue for more than one year.
Technically non-recoverable	Same criteria as for commercial loans in the technically non-recoverable category.

The Bank’s charge-off policy for Consumer and Housing Loans (borrowers with obligations under 750,000) is as follows:

-      Unsecured debts or collateral: 180 days overdue

-      Debts secured by mortgages: 360 days overdue

In the case of commercial loans (clients with debt in excess of 750,000) the charge-off is made in accordance with BCRA guidelines. The BCRA determines that when a debtor is ranked in position 5 (unrecoverable) and fully provisioned, and from the 7th month of being in this situation, it should be charge-off. However, the Bank could decide to anticipate (not delay) this situation on behalf of the situation of the debtor. Factors that are taken into account in this decision are the same as those used in the different phases of the credit cycle for such companies:

-      The conditions of the debtor and any guarantor, such as their economic and financial situation, level of indebtedness, capacity for generating profits, cash flow, administration, corporate governance and quality of internal controls, payments history, the sector in which they are active, contingencies and credit limits; and

-      The characteristics of the transaction, such as its nature and purpose, type, sufficiency and level of liquidity of collateral and the total amount of the credit.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

iii. Debt or equity instruments classified as available for sale

The amount of the impairment losses on these instruments is the positive difference between their acquisition cost (net of any principal repayment or amortization in the case of debt instruments) and their fair value, less any impairment loss previously recognized in the consolidated income statement.

When there is objective evidence at the date of measurement of these instruments that the aforementioned differences are due to permanent impairment, they are no longer recognized in equity under “Valuation adjustments - Available-for-sale financial assets” and are reclassified, for the cumulative amount at that date, to the consolidated income statement.

If all or part of the impairment losses is subsequently reversed, the reversed amount is recognized, in the case of debt instruments, in the consolidated income statement for the year in which the reversal occurred (or in equity “Valuation adjustments- Available-for-sale financial assets” in the case of equity instruments).

iv. Equity instruments measured at cost

The impairment loss on equity instruments measured at cost is the difference between the carrying amount and the present value of the expected future cash flows discounted at the market rate of return for similar securities.

Impairment losses are recognized in the consolidated income statement for the period in which they arise as a direct reduction of the cost of the instrument. These losses can only be reversed subsequently if the related assets are sold.

h)   Repurchase agreements and reverse repurchase agreements

Purchases (sales) of financial assets under a non-optional resale (repurchase) agreement at a fixed price (“repos”) are recognized in the consolidated balance sheet as financing granted (received), based on the nature of the debtor (creditor), under “Balances with the Central Bank”, Loans and advances to credit institutions” or Loans and advances to customers” (“Deposits from the Argentine Central Bank”, “Deposits from credit institutions” or “Customer deposits”).

Differences between the purchase and sale prices are recognized as interest over the contract term.

i)    Non-current assets held for sale

Non-current assets held for sale” includes the carrying amount of individual items or disposal groups or items forming part of a business unit earmarked for disposal (“Discontinued operations”), whose sale in their present condition is highly probable and is expected to occur within one year from the reporting date.

Therefore, the carrying amount of these items which can be of a financial nature or otherwise- will foreseeable be recovered through the proceeds from their disposal. Specifically, property or other non-current assets received by the consolidated entities as total or partial settlement of their debtor’s payment obligations to them are deemed to be non-current assets held for sale.

Non-current assets held for sale are generally measured at the lower of fair value less costs to sell and their carrying amount at the date of classification in this category. Non-current assets held for sale are not depreciated as long as they remain in this category.

Impairment losses on an asset or disposal group arising from a reduction in its carrying amount to its fair value (less costs to sell) are recognized under “Gains/ (losses) on non-current assets held for sale not classified as discontinued operations” in the consolidated income statement. The gains on a non-current asset held for sale resulting from subsequent increases in fair value (less costs to sell) increase its carrying

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

amount and are recognized in the consolidated income statement up to an amount equal to the impairment losses previously recognized.

j)    Residual maturity periods and average interest rates

The analysis of the maturities of the balances of certain items in the consolidated balance sheets and the average interest rates at 2010 and 2009 year-ends are provided in Note 43 d). The Group early applied the exemption in IFRS 1 that allows an entity not to provide comparative information for periods ending before December 31, 2009 in respect of the liquidity disclosures below.

k)   Tangible assets

Items of tangible assets are measured at cost less accumulated depreciation and accumulated impairment losses. As of January 1, 2009, the Bank elected to use its previous GAAP cost at the date of transition to IFRS as deemed cost for tangible assets (see Note 14).

“Tangible assets” includes the amount of buildings, land, furniture, vehicles, computer hardware and other fixtures owned by the consolidated entities, including tangible assets received by the Group in full or partial satisfaction of financial assets representing receivables from third parties which are intended to be held for continuing use and tangible assets acquired under finance leases are presented at acquisition cost, less the related accumulated depreciation and any impairment losses (net carrying amount higher than recoverable amount).

Depreciation is calculated, using the straight-line method, on the basis of the acquisition cost of the assets less their residual value. The land on which the buildings and other structures stand has an indefinite life and, therefore, is not depreciated.

The tangible asset depreciation charge is recognized in the consolidated income statement and is calculated basically using the following depreciation rates (based on the average years of estimated useful life of the various assets):

Annual Rate %

Buildings	2
Furniture	10
Fixtures	10
Office and IT equipment	Between 20 and 33,3
Vehicles	20
Leasehold improvements	33,3 (*)
(*) Or up to contractual maturity.

The consolidated entities assess at the reporting date whether there is any indication that an asset may be impaired (i.e. its carrying amount exceeds its recoverable amount). If this is the case, the carrying amount of the asset is reduced to its recoverable amount and future depreciation charges are adjusted in proportion to the revised carrying amount and to the new remaining useful life (if the useful life has to be re-estimated).

Similarly, if there is an indication of a recovery in the value of a tangible asset, the consolidated entities recognize the reversal of the impairment loss recognized in prior periods and adjust the future depreciation charges accordingly. In no circumstances may the reversal of an impairment loss on an asset raise its

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

carrying amount above that which it would have if no impairment losses had been recognized in prior years.

The estimated useful lives of the items of property and equipment for own use are reviewed at least at the end of the reporting period with a view to detecting significant changes therein. If changes are detected, the useful lives of the assets are adjusted by correcting the depreciation charge to be recognized in the consolidated income statement in future years on the basis of the new useful lives.

Upkeep and maintenance expenses relating to property and equipment for own use are recognized as an expense in the period in which they are incurred.

Investment property reflects the net values of the land, buildings and other structures held either to earn rentals or for capital appreciation. The criteria used to recognize the acquisition cost of investment property, to calculate its depreciation and its estimated useful life and to recognize any impairment losses thereon are consistent with those described in relation to property and equipment for own use.

l)    Accounting for leases

i. Finance leases

Finance leases are leases that transfer substantially all the risks and rewards incidental to ownership of the leased asset to the lessee.

When the consolidated entities act as the lessors of an asset, the sum of the present value of the lease payments receivable from the lessee plus the guaranteed residual value -which is generally the exercise price of the purchase option of the lessee at the end of the lease term- is recognized as lending to third parties and is therefore included under “Loans and receivables” in the consolidated balance sheet.

ii. Operating leases

In operating leases, ownership of the leased asset and substantially all the risks and rewards incidental thereto remain with the lessor.

When the consolidated entities act as the lessors, they include the acquisition cost of the leased assets in “Tangible assets”. The depreciation policy for these assets is consistent with that for similar items of property, plant and equipment for own use and income from operating leases is recognized on a straight-line basis under “Other operating income” in the consolidated income statement.

When the consolidated entities act as the lessees, the lease expenses, including any incentives granted by the lessor, are charged on a straight-line basis to “Other general administrative expenses” in their consolidated statements of income.

m)  Intangible assets

Intangible assets are identifiable non-monetary assets (separable from other assets) without physical substance which arise as a result of a legal transaction or which are developed internally by the consolidated entities. Only assets whose cost can be estimated reliably and from which the consolidated entities consider it probable that future economic benefits will be generated are recognized.

Intangible assets are recognized initially at acquisition or production cost and are subsequently measured at cost less any accumulated amortization and any accumulated impairment losses.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

i. Goodwill

An investment in an associate is accounted for using the equity method from the date on which it becomes an associate. On acquisition of the investment any difference between the cost of the investment and the investor´s share of the net fair value of the associates’ identifiable assets, liabilities and contingent liabilities is accounted for as follows:

-	goodwill relating to an associate is included in the carrying amount of the investment. However, amortization of that goodwill is not permitted and is therefore not included in the determination of the investor’s share of the associates´ profits or losses.

-	any excess of the investors share of the net fair value of the associates identifiable assets, liabilities and contingent liabilities over the cost of the investment is excluded from the carrying amount of the investment and is instead included as income in the determination of the investors share of the associates profit or loss in the period in which the investment is acquired.

Goodwill - which is only recognized when it has been acquired for consideration - represents, therefore, a payment made by the acquirer in anticipation of future economic benefits from assets of the acquired entity that are not capable of being individually identified and separately recognized.

At the end of each reporting period goodwill is reviewed for impairment (i.e. a reduction in its recoverable amount to below its carrying amount) and any impairment is written down with a charge to “Impairment losses on other assets (net) — Goodwill and other intangible assets” in the consolidated income statement.

An impairment loss recognized for goodwill is not reversed in a subsequent period.

ii. Other intangible assets

As of January, 1 2009, there were no other intangible assets. As of December 31 2010 and 2009, other intangible assets (see Note 16) are measured at cost less accumulated depreciation and accumulated impairment losses.

Other intangible assets can have an indefinite useful life -when, based on an analysis of all the relevant factors, it is concluded that there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the consolidated entities- or a finite useful life, in all other cases. These assets with indefinite useful lives are not amortized, but rather at the end of each reporting period the consolidated entities review the remaining useful lives of the assets in order to determine whether they continue to be indefinite and, if this is not the case, to take the appropriate steps. It should be noted that there is no other intangible assets with an indefinite useful life at the end of each year presented in these consolidated financial statements.

“Other intangible assets” includes the amount of identifiable intangible assets (such as purchased customer lists and computer software).

Intangible assets with finite useful lives are amortized over those useful lives using methods similar to those used to depreciate tangible assets.

The intangible asset amortization charge is recognized under “Depreciation and amortization” in the consolidated income statement.

In both cases the consolidated entities recognize any impairment loss on the carrying amount of these assets with a charge to “Impairment losses on goodwill and other intangible assets” in the consolidated income statement. The criteria used to recognize the impairment losses on these assets and, where applicable, the reversal of impairment losses recognized in prior years are similar to those used for tangible assets (see Note 14).

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

Internally developed computer software

Internally developed computer software is recognized as an intangible asset if, among other requisites (basically the Group’s ability to use or sell it), it can be identified and its ability to generate future economic benefits can be demonstrated.

Expenditure on research activities is recognized as an expense in the year in which it is incurred and cannot be subsequently capitalized.

n)   Other assets

This item includes the balance of all prepayments and accrued income (excluding accrued interest), and the amount of any other assets not included in other items.

o)   Other liabilities

“Other liabilities” includes the balance of all accrued expenses and deferred income, excluding accrued interest, and the amount of any other liabilities not included in other categories.

p)   Provisions and contingent assets and liabilities

The directors of the consolidated entities, in preparing their respective financial statements, made a distinction between:

-	Provisions: credit balances covering present obligations at the balance sheet date arising from past events which could give rise to a loss for the consolidated entities, which is considered to be likely to occur and certain as to its nature but uncertain as to its amount and/or timing.

-	Contingent liabilities: possible obligations that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more future events not wholly within the control of the consolidated entities. They include the present obligations of the consolidated entities when it is not probable that an outflow of resources embodying economic benefits will be required to settle them.

-	Contingent assets: possible assets that arise from past events and whose existence is conditional on, and will be confirmed only by, the occurrence or non-occurrence of events beyond the control of the Group. Contingent assets are not recognized in the consolidated balance sheet or in the consolidated income statement, but rather are disclosed in the notes, provided that it is probable that these assets will give rise to an increase in resources embodying economic benefits.

The Group’s consolidated financial statements include all the material provisions with respect to which it is considered that it is probable that the obligation will have to be settled. In accordance with accounting standards, contingent liabilities must not be recognized in the consolidated financial statements, but must rather be disclosed in the notes.

Provisions, which are quantified on the basis of the best information available on the consequences of the event giving rise to them and are reviewed and adjusted at the end of each year, are used to cater for the specific obligations for which they were originally recognized. Provisions are fully or partially reversed when such obligations cease to exist or are reduced.

Provisions are classified according to the obligations covered as follows:

-	Provisions for contingent liabilities and commitments

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

-	Legal obligations, taxes and other provisions: include the amount of the provisions recognized to cover tax and legal contingencies and labor and civil litigation and the other provisions recognized by the consolidated entities.

q)	Share-based payments

See Note 38.b).

r)	Recognition of income and expenses

The most significant criteria used by the Group to recognize its income and expenses are summarized as follows:

i. Interest income, interest expenses and similar items

Interest income, interest expenses and similar items are generally recognized on an accrual basis using the effective interest method. Dividends received from other companies are recognized as income when the consolidated entities right to receive them arises.

However, the recognition of accrued interest in the consolidated income statement is suspended for debt instruments individually classified as impaired and for the instruments for which impairment losses have been assessed collectively because they have payments more than two months past due. This interest is recognized as income, when collected, as a reversal of the related impairment losses.

ii. Commissions, fees and similar items

Fee and commission income and expenses are recognized in the consolidated income statement using criteria that vary according to their nature. The main criteria are as follows:

-	Fee and commission income and expenses relating to financial assets and financial liabilities measured at fair value through profit or loss are recognized when paid.

-	Those arising from transactions or services that are performed over a period of time are recognized over the life of these transactions or services.

-	Those relating to services provided in a single act are recognized when the single act is carried out.

iii. Non —finance income and expenses

These are recognized for accounting purposes on an accrual basis.

iv. Deferred collections and payments

These are recognized for accounting purposes at the amount resulting from discounting the expected cash flows at market rates.

v. Loan arrangement fees

Loan arrangement fees, mainly loan origination and application fees, are accrued and recognized in income over the term of the loan. In the case of loan origination fees, the portion relating to the associated direct costs incurred in the loan arrangement is recognized immediately in the consolidated income statement.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

s)    Financial guarantees

“Financial guarantees” are defined as contracts whereby an entity undertakes to make specific payments for a third party if the latter does not do so, irrespective of the various legal forms they may have, such as guarantees, irrevocable documentary credits issued or confirmed by the entity, etc.

The Group initially recognizes the financial guarantees provided on the liability side of the consolidated balance sheet at fair value, which is generally the present value of the fees, commissions and similar interest receivable from these contracts over the term thereof and simultaneously the Group recognizes, on the asset side of the consolidated balance sheet, the amount of the fees, commissions and interest received at the start of the transactions and the amounts receivable at the present value of the fees, commissions and interest receivable (see Note 29).

Financial guarantees, regardless of the guarantor, instrumentation or other circumstances, are reviewed periodically so as to determine the credit risk to which they are exposed and, inappropriate, to consider whether a provision is required. The credit risk is determined by application of criteria similar to those established for quantifying impairment losses on debt instruments measured at amortized cost. The provisions made for these transactions are recognized under “Provisions - Provisions for contingent liabilities and commitments” in the consolidated balance sheet (see Note 22).

If a specific provision is required for financial guarantees, the related unearned commissions recognized under “Financial liabilities at amortized cost — Other financial liabilities” in the consolidated balance sheet are reclassified to the appropriate provision.

t)    Assets under management and investment funds in custody

Assets managed by the consolidated entities are not presented in the Group’s consolidated balance sheet since such assets are owned by third parties. The fees and commissions earned in the year for the services rendered by the Group entities to these funds (asset management and custody services) are recognized under “Fee and commission income” in the consolidated income statement. See Note 43 b) and c).

u)   Pension Plan

The Bank has undertaken to supplement the public social security system benefits accruing to certain employees (see Note 38 c)).

The Bank’s pension plan to its employees are deemed to be “defined contribution plans” when the Bank makes pre-determined contributions (recognized in “Personnel expenses” in the consolidated income statement) to a separate entity and will have no legal or effective obligation to make further contributions if the separate entity cannot pay the employee benefits relating to the service rendered in the current and prior periods.

v)    Income taxes

Income Tax expense for the year arises from applying the tax rate of 35% on the profit or loss (after applying the deductions and / or tax exemptions granted) and from the change in deferred tax assets and liabilities.

Deferred income tax assets and liabilities include temporary differences (differences between the tax base of an asset or liability and its carrying amount in the consolidated balance sheet). Deferred tax liabilities are defined as the amounts of income taxes payable in future periods in respect of taxable temporary differences. Deferred tax assets are defined as the amounts of income taxes recoverable in future periods in respect of:

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

➢	deductible temporary differences;
➢	the carry-forward of unused tax losses; and
➢	the carry-forward of unused tax credits.

Deferred tax assets are only recognized if it is probable that future taxable profit will be available against which they can be utilized.

Tax on Minimum Presumed Income

Law No. 25,063 enacted in 1998 and for a period of ten fiscal years, provided for the determination of tax on minimum presumed income at the rate of 1% on taxable assets. Today, after successive extensions, the said tax is valid until 31st December 2019 inclusive. In the case of financial institutions regulated by the Financial Institutions Act provides that the same should be considered as taxable income the tax on 20% of their taxable assets after deduction of those defined as non-computable. This tax complements income tax and the tax liability of the Bank in each fiscal year coincides with the greatest of these taxes. However, if the tax on minimum presumed income exceeds a given fiscal year income tax, such excess may be computed as prepayment of any tax excess profits tax on minimum presumed income that may arise in any of the following ten years.

As of December 31, 2010 and 2009 and as of January 1, 2009, the amounts determined by income tax were higher than those for the Tax on minimum presumed income.

w)   Consolidated statements of cash flow

The following terms are used in the consolidated statements of cash flow with the meanings specified:

-	Cash flows: inflows and outflows of cash and cash equivalents, which are short-term, highly liquid investments that are subject to an insignificant risk of changes in value.

-	Operating activities: the principal revenue-producing activities of credit institutions and other activities that are not investing or financing activities.

-	Investing activities: the acquisition and disposal of long-term assets and other investments not included in cash and cash equivalents.

-	Financing activities: activities that result in changes in the size and composition of the equity and liabilities that are neither operating nor investing activities.

In preparing the consolidated statement of cash flow, short-term highly liquid investments that are subject to an insignificant risk of changes in value were classified as “Cash and cash equivalents”. Accordingly, the Group classifies as cash and cash equivalents the balances recognized under “Cash and balances with Argentine central bank” in the consolidated balance sheet.

x)    Consolidated statements of changes in total equity

The consolidated statements of changes in total equity presented in these consolidated financial statements show the total changes in total consolidated equity in the year. This information is in turn presented in two statements: the consolidated statement of recognized income and expense and the consolidated statement of changes in total equity. The main characteristics of the information contained in the two parts of the statement are explained below:

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

Consolidated statement of recognized income and expense

This part of the consolidated statement of changes in equity presents the income and expenses generated by the Group as a result of its business activity in the year, and a distinction is made between the income and expenses recognized in the consolidated income statement for the year and the other income and expenses recognized directly in consolidated equity.

Accordingly, this statement presents:

a.	Consolidated profit for the year.

b.	The net amount of the income and expenses recognized temporarily in consolidated equity under “Valuation Adjustments”.

c.	The net amount of the income and expenses transferred definitively to the consolidated statement of income.

d.	The income tax incurred by the items indicated in b) and c) above, except for the valuation adjustments arising from investments in associates accounted for using the equity method, which are presented net.

e.	Total consolidated recognized income and expense, calculated as the sum of the items in a) to d) above, presenting separately the amount attributable to the Parent and non controlling interests.

The amount of the income and expenses relating to entities accounted for using the equity method recognized directly in equity is presented in this statement, irrespective of its nature, under Entities accounted for using the “equity method”.

Statement of changes in total equity

This part of the statement of changes in total equity presents all the changes in equity, including those arising from changes in accounting policies and from the correction of errors. Accordingly, this statement presents a reconciliation of the carrying amount at the beginning and end of the year of ah the consolidated equity items, and any changes are grouped together on the basis of their nature into the following items:

a.	Adjustments due to changes in accounting policy and adjustments made to correct errors: include the changes in consolidated equity arising as a result of the retrospective restatement of the balances in the consolidated financial statements due to changes in accounting policy or to the correction of errors.

b.	Income and expense recognized in the year: includes, in aggregate form, the total of the aforementioned items recognized in the consolidated statement of recognized income and expense.

c.	Other changes in equity: includes the remaining items recognized in equity, distribution of profit, transactions involving own equity instruments, transfers between equity items and any other increases or decreases in consolidated equity.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

3.	Business combination

3.1 Acquired Business

On August 21, 2009, the Bank and BNP Paribas Argentine Branch signed a transfer of business agreement by which the Bank acquired BNP Paribas’s retail banking in Argentina. The mentioned transaction was approved by the Management of the BCRA through Resolution No. 43 dated February 19, 2010 and the acquired business transfer was performed on March 12, 2010, the date of acquisition.

Resulting from this transaction, the Bank joined a network of 17 branches along with its employees, including the support areas. The acquired branches represent an increase of an approximate 20% in the number of branches that the Bank currently has in the Autonomous City of Buenos Aires.

Expenses related to this operation have not been significant.

Included in the Operating profit before tax for the year there is approximately 26,900 attributable to the additional operations generated by the acquired business. Interest and similar income for the year includes approximately 56,000 in respect of this acquisition.

Had these business combinations been effective at January 1, 2010, the interest and similar income of the Group would have been approximately 70,000 higher and the Operating profit before tax for the year would have been 33,700 higher. The Directors of the Group consider these 'pro-forma' numbers to represent an approximate measure of the performance of the combined group on an annualized basis and to provide a reference point for comparison in future periods.

3.2 Fair value of net assets at the date of acquisition

Current assets:	556,176
Cash and cash equivalents	338,652
Loans and other receivables	216,525
Other Assets	999

Non-current assets:	41,358
Tangible Assets	22,153
Intangible Assets (1)	19,205

Current liabilities:	578,554
Customer Deposits	570,823
Other liabilities	7,731

Net assets acquired	18,980

(1)
As a result of the aforementioned business combination, the Bank has recognized 18,980 as an intangible asset with identifiable useful life corresponding to BNP´s customer database. Although the future economic benefits from a customer database do not arise from legal rights, it meets the separable criterion and the Bank expects that it will be able to derive benefit from the information on the database for at least ten years.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

3.3  Goodwill arising on acquisition

Consideration transferred	36,500
Less: fair value of identifiable net assets acquired	(18,980)
Goodwill arising on acquisition	17,520

Goodwill has arisen in the acquisition of certain assets and liabilities from BNP because the consideration paid for the business combination effectively included amounts in relation to the benefit of expected synergies, revenue growth, future market development and the assembled workforce. These benefits are not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets. None of the goodwill arising on these acquisitions is expected to be deductible for tax purposes.

3.4  Net cash inflow on acquisition

Consideration paid in cash	(36,500)
Less: cash and cash equivalent balances acquired	338,652
Net Cash inflow on acquisition	302,152

4.	Earnings per share

4.1 Basic earnings per share

Basic earnings per share are calculated by dividing the net profit attributable to the Group by the weighted average number of shares outstanding during the year, excluding the average number of treasury shares, if any, held in the year.

Accordingly:

	2010	2009

Profit attributable to the Bank	1,360,258	1,050,524
Profit from continuing operations (net of non-controlling interests)	1,360,258	1,050,524
Weighted average number of shares outstanding	1,078,875,015	1,078,875,015
Adjusted number of shares	1,078,875,015	1,078,875,015
Basic earnings per share (Pesos)	1.2608	0.9737
Basic earnings per share from continuing operations (Pesos)	1.2608	0.9737

4.2  Diluted earnings per share

In calculating diluted earnings per share, the amount of profit attributable to shareholders and the weighted average number of shares outstanding, net of treasury shares, are adjusted to take into account all the dilutive effects inherent to potential ordinary shares (share options, warrants and convertible debt instruments). However the Bank does not have any of these effects over the diluted earnings per share ratio in 2010 and 2009.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

5.	Cash and balances with Argentine Central Bank

The breakdown, by type, of the balances of “Cash and balances with Argentine Central Bank” is as follows:

	12.31.2010	12.31.2009	01.01.2009
Cash	1,481,176	1,301,128	849,213
Interbank investments:
Repurchased agreements	1,706,735	2,697,108	1,985,251
Interbank deposits	4,713,546	3,161,388	2,493,340
Deposit Guarantee (1)	146,779	127,611	108,998
BCRA Compulsory deposits (2)	6,347	4,594	3,651
	8,054,583	7,291,829	5,440,453

(1)	Other guarantee deposits relates to special accounts opened in the BCRA for clearing and other similar transactions, which are not restricted.

(2)
BCRA compulsory deposits relates to the minimum balance financial institutions are required to maintain with the BCRA based on a percentage of deposits received from third parties. Such deposits do not represent restricted cash.

Note 43 d) includes a detail of the residual maturity periods of cash and balances with Argentine central bank and of the related average interest rates.

6.	Loans and advances to credit institutions

The breakdown, by classification, type and currency, of the balances of “Loans and advances to credit institutions” in the consolidated balance sheets is as follows:

	12.31.2010	12.31.2009	01.01.2009
Classification:
Loans and receivables	1,066,855	883,287	807,384
	1,066,855	883,287	807,384
Type:
Reciprocal accounts	73,608	174,053	417,860
Time deposits	615,596	413,311	365,046
Unsettled financial transactions	381,567	299,406	27,544
Impairment losses	(3,916)	(3,483)	(3,066)
	1,066,855	883,287	807,384
Currency:
Argentinean Pesos	773,823	672,084	331,189
Euro	38,971	47,829	40,665
US dollar	240,350	145,450	429,412
Other currencies	17,627	17,407	9,184
Impairment losses	(3,916)	(3,483)	(3,066)
	1,066,855	883,287	807,384

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

The detail and movements of the impairment losses on financial assets classified as loans and receivables to credit institutions are disclosed in Note 10.

Note 43 d) includes a detail of the residual maturity periods of loans and receivables and of the related average interest rates. Additionally, Note 43 f) includes the fair value amounts of these assets classified as loans and receivables to credit institutions.

7.	Debt instruments

The breakdown, by classification, type and currency, of the balances of “Debt instruments” is as follows:

	12.31.2010	12.31.2009	01.01.2009

Classification:
Financial assets held for trading	2,897,343	2,431,147	680,624
Available-for-sale financial assets	663,797	460,272	155,069
	3,561,140	2,891,419	835,693
Type:
Government debt securities
Government bonds	1,307,761	799,997	218,676
Instruments Issued by the BCRA	2,103,280	1,984,489	542,003
Other fixed-income securities	150,099	106,933	75,014
	3,561,140	2,891,419	835,693
Currency:
Argentinean Pesos	3,529,107	2,873,829	796,327
US dollar	32,033	17,590	39,366
	3,561,140	2,891,419	835,693

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

The breakdown of “Financial assets held for trading” is as follows:

Financial assets held for trading	12.31.2010
BOND OF THE ARGENTINEAN NATION IN ARS BADLAR + 275 Pbs	473,088
BOND OF THE ARGENTINEAN NATION IN ARS PRIVATE BADLAR + 300 Pbs maturing 2015	151,912
BCRA BILLS (LEBAC) maturing 2011	1,602,410
BCRA NOTES (NOBAC) maturing 2011	92,005
Other	577,928
TOTAL	2,897,343

Financial assets held for trading	12.31.2009
BOND OF THE ARGENTINEAN NATION IN ARS + BADLAR 275 Pbs	288,633
BCRA BILLS (LEBAC) maturing 2010	1,211,704
BCRA BILLS (LEBAC) maturing 2011	480,242
Other	450,568
TOTAL	2,431,147

Financial assets held for trading	01.01.2009
BOND OF THE NATIONAL GOVERNMENT IN US DOLLARS - BODEN 2012 maturing 2012	31,997
BCRA NOTES (NOBAC) maturing 2009	508,550
Other	140,077
TOTAL	680,624

“Available for sale financial assets” corresponds to Guaranteed Bonds issued by the Argentine government and maturing as of April 10, 2020 (BOGAR 2020), with a fixed interest rate of 2%.

The Bank recognized unrealized gains amounting to 170,451 and 295,373 as of December 31, 2010 and 2009, respectively, related to the difference in the fair value of the bond BOGAR 2020.

There were no unrealized losses recognized as of such dates.

Note 43 d) contains a detail of the residual maturity periods of available-for-sale financial assets and of loans and receivables and of the related average interest rates.

8.	Equity instruments

The breakdown, by classification and type, of the balances of “Equity instruments” is as follows:

	12.31.2010	12.31.2009	01.01.2009

Classification:
Financial assets held for trading	6,318	4,040	1,489
Available-for-sale financial assets	28,172	26,490	20,746
Total	34,490	30,530	22,235

Type:
Shares of Argentinean companies	30,661	27,734	19,849
Shares of foreign companies	3,829	2,796	2,386
Total	34,490	30,530	22,235

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

The breakdown of “Financial assets held for trading” by Companies ´shares is as follows:

Description	12.31.2010	12.31.2009	01.01.2009
Siderar S.A.I.C.	2,640	1,205	-
Telecom Argentina S.A.	1,000	1,755	-
ADR Inversiones y Representaciones S.A.	887	-	716
Petroleo Brasilero S.A.	629	-	451
ADR Banco Frances S.A.	616	-	-
Banco Frances S.A.	537	-	-
China Petroleum & Chemical Corp.	9	-	-
Pampa Energia S.A.	-	1,080	-
Pampa Holding S.A.	-	-	322
	6,318	4,040	1,489

The breakdown of “Available-for-sale financial assets” is as follows:

Description	12.31.2010	12.31.2009	01.01.2009
Visa Argentina S.A.	16,805	11,256	5,908
Mercado de Valores de Buenos Aires S.A.	4,800	6,400	8,000
Bladex S.A.	3,645	2,621	2,226
Other	2,922	6,213	4,612
	28,172	26,490	20,746

The changes in the balance of “Available-for-sale financial assets” are as follows:

	2010	2009
Balance at beginning of year	26,490	20,746

Net additions /disposals	(1,894)	4,687
Of which:
Visa Argentina SA	(293)	2,953
Gennets SA	(501)	138

Valuation adjustments (*)	3,576	1,057

Balance at end of year	28,172	26,490

(*) Correspond to the recognized unrealized gains related to the difference in the fair value of the equity instruments. There were no unrealized losses recognized as of December 31, 2010 y 2009.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

9.	Trading derivatives (assets and liabilities)

a)    Trading derivatives

The detail, by type of inherent risk, of the fair value of the trading derivatives arranged by the Group is as follows (see Note 43 a)):

	12.31.2010		12.31.2009		01.01.2009
	Debit Balance	Credit Balance	Debit Balance	Credit Balance	Debit Balance	Credit Balance
Interest rate risk	3,626	(346)	3,830	(2,146)	3,787	(11,346)
Foreign currency risk	37,161	(6,712)	56,469	(2,743)	21,459	(115,303)
Others	379	-	-	-	-	-
	41,166	(7,058)	60,299	(4,889)	25,246	(126,649)

I.    As of December 31, 2010:

a)
Interest rate risk: Interest – rate barter swap transactions (BADLAR(1)/C.E.R. versus Fixed Rate) for the amount of 3,626 recorded as "Financial assets held for trading - Trading derivatives" and 346 accounted as "Financial liabilities held for trading - trading derivates", for which the Bank shall pay/receive a variable flow according to the BADLAR rate, survey rate and CER variation and shall /pay a fixed flow, calculated on the agreed notional.

b)
Foreign currency risk:  i) Cross Currency Swap amounting 7,791 included under "Financial assets held for trading - Trading derivatives" account and 1,107 recorded as "Financial liabilities held for trading - trading derivates", through these operations the entity receives or pays fixed or variable flows in argentine pesos, U.S. dollars or euros; ii) Buying and selling term market operations of foreign currency settled into pesos without the delivery of the underlying asset negotiated for an amount of 29,371  recorded as "Financial assets held for trading - Trading derivatives"  and 5,605 recorded as "Financial liabilities held for trading - trading derivates".

c)	Price risk: Call options purchased in 379 through which the Bank has the right to perceive a variable performance depending on the evolution of the price of the Soya.

II.    As of December 31, 2009:

a)
Interest rate risk: Interest – rate barter swap transactions (BADLAR/CER versus fixed rate) for the amount of 3.830 recorded as "Financial assets held for trading - Trading derivatives" and 2,146 accounted as "Financial liabilities held for trading - trading derivates", for which the Bank shall pay/receive a variable flow according to the BADLAR, survey rate and CER variation and shall receive/pay a fixed flow, calculated on the agreed notional.

b)
Foreign currency risk:  i) Cross Currency Swap amounting  15,816 included under "Financial assets held for trading - Trading derivatives" account and  435 recorded as "Financial liabilities held for trading - trading derivates", through these operations the entity receives or pays fixed or variable flows in argentine pesos, U.S. dollars or euros; ii) Buying and selling term market operations of foreign currency settled into pesos without the delivery of the underlying asset negotiated for an amount of   40,653 recorded as "Financial assets held for trading - Trading derivatives"  and  2,308 recorded as "Financial liabilities held for trading - trading derivates".

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

III.   As of January 1, 2009:

a)
Interest rate risk: Interest – rate barter swap transactions (BADLAR/C.E.R. versus Fixed Rate) for the amount of 3,787 recorded as "Financial assets held for trading - Trading derivatives" and 11,346 accounted as "Financial liabilities held for trading - trading derivates", for which the Bank shall pay/receive a variable flow according to the BADLAR rate, survey rate and CER variation and shall receive/pay a fixed flow, calculated on the agreed notional.

b)
Foreign currency risk:  i) Cross Currency Swap amounting  5,388 included under "Financial assets held for trading - Trading derivatives" account  and 39,495 recorded as "Financial liabilities held for trading - trading derivates", through these operations the entity receives or pays fixed or variable flows in argentine pesos, U.S. dollars or euros; ii) Buying and selling term market operations of foreign currency settled into pesos without the delivery of the underlying asset negotiated for an amount of  16,071 recorded as "Financial assets held for trading - Trading derivatives"  and 75,808 recorded as "Financial liabilities held for trading - trading derivates".

(1) BADLAR (Buenos Aires Deposits of Large Amount Rate): the average daily interest rate paid by private sector banks on deposits over 1,000 with a maturity of 30 to 35 days.

10.	Loans and advances to customers

The breakdown, by classification, of the balances of “Loans and advances to customers” in the consolidated balance sheets is as follows:

	12.31.2010	12.31.2009	01.01.2009
Loans and receivables	19,454,697	13,804,528	14,260,354
Of which:
Impairment losses	(349,809)	(382,752)	(311,687)
Loans and advances to customers disregarding impairment losses	19,804,506	14,187,280	14,572,041

Note 43 d) includes a detail of the residual maturity periods of loans and receivables and of the related average interest rates.

There are no loans and advances to customers for material amounts without fixed maturity dates.

Following is a detail, by loan type and status, borrower sector, and interest rate formula, of the loans and advances to customers, which reflect the Group’s exposure to credit risk in its core business:

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

	12.31.2010	12.31.2009	01.01.2009
Loan type and status:
Public sector - Argentina	33,305	126,494	846,526
Commercial, financial and industrial	9,553,678	6,230,953	6,477,838
Real estate, construction and other mortgages	1,572,633	1,495,411	1,581,864
Installment loans to individuals	8,494,768	6,156,327	5,371,786
Lease financing	150,122	178,095	294,027
Impairment losses	(349,809)	(382,752)	(311,687)
	19,454,697	13,804,528	14,260,354
Borrower sector:
Public sector - Argentina	33,305	126,594	846,526
Households	8,723,491	6,566,232	6,436,050
Energy	1,151,750	991,194	981,881
Construction	359,885	293,660	301,420
Manufacturing	3,382,935	1,942,628	2,228,621
Services	5,803,331	3,884,220	3,465,856
	19,454,697	13,804,528	14,260,354

Interest rate formula:
Fixed interest rate	13,400,734	9,359,750	9,999,705
Floating rate	6,053,963	4,444,778	4,260,649
	19,454,697	13,804,528	14,260,354

The changes in the allowances for the impairment losses on the assets making up the balances of “Loans and receivables - Loans and advances to customers” and “Loans and receivables - Loans and advances to credit institutions” (see Note 6) were as follows:

	2010	2009
Balance at beginning of year	386,235	314,753

Additions (1)	256,357	471,236

Charge off	(288,867)	(399,754)

Balance at end of year	353,725	386,235

(1) Additions of provisions for loan losses net of loans recovered for 78,548 and 62,799 as of December 31, 2010 and 2009 are recorded under “Impairment of losses on financial assets (net)” account on the statement of income.

Note 43 f) contains the fair value amounts of these assets classified as loans and receivables to customers.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

11.	Hedging derivatives

The detail, by type of risk hedged, of the fair value of the derivatives qualifying for hedge accounting is as follows (see Note 43 a):

	12.31.2010		12.31.2009		01.01.2009
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Cash flow hedges	-	-	8	-	2,353	-

Both balances include interest rate swaps (fixed rate versus CER) for which the institution pays a variable flow connected to the variation of CER and receive a fixed flow rate. These transactions were made to cover certain assets adjusted by CER.

During 2010 and 2009 all the hedge transactions were considered effective so consequently, any amount has been charged to the consolidated income statement.

12.	Non-current assets held for sale

The breakdown of “Non-current assets held for sale” is as follows:

	12.31.2010	12.31.2009	01.01.2009
Tangible assets held for sale
Value	3,287	3,730	7,900
Allowances	(3,287)	(3,730)	(7,900)
	-	-	-

Non-current assets held for sale are measured at the lower of fair value less costs to sell and their carrying amount at the date of classification in this category.  The amount includes properties acquired on behalf of credits.

The total amount of non-current assets held for sale are related to foreclosed assets and intended for sale up to one year through the completion of auctions.

13.   Investments in Associates

The breakdown, by company, of the balance of “Investments - Associates” (see Note 2.c) is as follows:

	Participation %			Investments			Income from companies accounted for the equity method
	12/31/2010	12/31/2009	01/01/2009	12/31/2010	12/31/2009	01/01/2009	12/31/2010	12/31/2009
Gire S.A.	58.33%	58.33%	58.33%	37,196	37,270	27,584	17,425	12,464
Banelco S.A.	16.37%	16.37%	16.37%	9,567	8,682	8,454	1,936	2,695
Total				46,763	45,952	36,038	19,361	15,159

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

As a result of a shareholders agreement dated May 31, 1991, the Bank does not have control of Gire S.A., only significant influence.

Although the Bank owns less than 20% of Banelco, S.A., it is deemed to be an associate since the Bank by virtue of the shareholders structure and composition and classes of the shares has significant influence.

The changes in the balance of this item were as follows:

	2010	2009
Balance at beginning of year	45,952	36,038
Income from companies accounted for using the equity method	19,361	15,159
Dividends received	(18,550)	(5,245)
Balance at end of year	46,763	45,952

There was no impairment with respect to investments in associates in 2010 or 2009.

Following is a summary of the financial information on the associates:

	12.31.2010	12.31.2009	01.01.2009
Total assets	475,878	359,388	275,317
Total liabilities	345,514	234,319	175,187
Total revenues	431,289	345,810	264,801
Total profit	49,295	37,439	23,671

As of December 31, 2010 and 2009 and as of January 1, 2009 there were no restrictions on the ability of both associates to transfer any type of funds to the investor.

14.	Tangible assets

a) Property and equipment for own use

The changes in “Property and equipment for own use” in the consolidated balance sheets were as follows:

Property and Equipment
Cost:
Balances at January 1, 2009	1,238,987
Additions/Disposals (net)	22,084
Balances at December 31, 2009	1,261,071
Additions/Disposals (net)	219,129
Balances at December 31, 2010	1,480,200

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

Accumulated depreciation:
Balances at January 1, 2009	(585,350)
Disposals	9,680
Charge for the year	(80,521)
Balances at December 31, 2009	(656,191)
Disposals	13,532
Charge for the year	(82,573)
Balances at December 31, 2010	(725,232)
Tangible assets, net:
Balances at January 1, 2009	653,637
Balances at December 31, 2009	604,880
Balances at December 31, 2010	754,968

As of December 31, 2010 and 2009 and as of January 1, 2009 and during 2010 and 2009 the Bank did not recognized any impairment related to assets classified as Property and equipment.

The amortization expenses has been included in the line item “Depreciation and amortization” of the consolidated income statement.

As of December 31, 2010 and 2009 and as of January 1, 2009 the Bank did not pledge any tangible asset as collateral.

The detail, by class of asset, of the balance of “Property and equipment for own use” in the consolidated balance sheets is as follows:

	Cost	Accumulated Depreciation	Net Balance
Land and buildings	716,067	(240,137)	475,930
IT equipment and fixtures	297,942	(208,494)	89,448
Furniture and vehicles	142,031	(98,229)	43,802
Other items	82,947	(38,490)	44,457
Balances at January 01, 2009	1,238,987	(585,350)	653,637

Land and buildings	695,160	(245,057)	450,103
IT equipment and fixtures	328,941	(244,531)	84,410
Furniture and vehicles	146,089	(104,604)	41,485
Other items	90,881	(61,999)	28,882
Balances at December 31, 2009	1,261,071	(656,191)	604,880

Land and buildings	749,308	(246,395)	502,913
IT equipment and fixtures	404,251	(287,115)	117,136
Furniture and vehicles	196,609	(112,802)	83,807
Other items	130,032	(78,920)	51,112
Balances at December 31, 2010	1,480,200	(725,232)	754,968

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

b) Investment property

The detail of the balance of “Investment property” that includes offices for rent is as follows:

Investment property

Cost:
Balances at December 31, 2009	-
Additions/Disposals (net)	1,544
Balances at December 31, 2010	1,544

Accumulated depreciation:
Balances at December 31, 2009	-
Charge for the year	(30)
Balances at December 31, 2010	(30)
Tangible assets, net:
Balances at December 31, 2010	1,514

As of December 31, 2010 and 2009 and as of January 1, 2009 and during 2010 and 2009 the Bank did not recognized any impairment related to assets classified as Investment Property.

The amortization expenses has been included in the line item “Depreciation and amortization” of the consolidated income statement.

15.	Intangible assets – Goodwill

The breakdown of “Goodwill”, based on the companies giving rise thereto, is as follows:

	12.31.2010	12.31.2009
BNP Paribas - Argentine Branch	17,520	-

Total	17,520	-

At least once per year (or whenever there is any indication of impairment), the Group reviews goodwill for impairment. For this purpose, it analyses certain macroeconomic variables that might affect its investments such as population data, political situation, economic situation, among others, as well as cash flow projections on reasonable and supportable assumptions that represent management's best estimate of the range of economic conditions that will exist over the remaining useful life of the asset. Management assesses the reasonableness of the assumptions by examining the causes of differences between past cash flow projections and actual cash flows.

As of December 31, 2010 the Bank has performed an impairment test of the goodwill and no indication of impairment loss has arisen.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

16.	Intangible assets - Other intangible assets

The breakdown of the balance of “Other intangible assets” is as follows:

	Estimated Useful Life	12.31.2010	12.31.2009
With finite useful life:
IT developments	Until 3 years	146,255	80,238
Customer list	10 years	18,980	-
Accumulated amortization		(76,128)	(55,993)
		89,107	24,245

The changes in “Other intangible assets” were as follows:

	2010	2009
Balance at beginning of year	24,245	-
Additions/Disposals (net)	114,448	80,238
Other additions (Note 3)	18,980	-
Amortization	(68,566)	(55,993)
Balance at end of year	89,107	24,245

As of December 31, 2010 and 2009 and as of January 1, 2009 and during 2010 and 2009 the Bank did not recognized any impairment related to assets classified as Intangible assets.

The amortization expenses has been included in the line item “Depreciation and amortization” of the consolidated income statement.

17.	Other assets

The breakdown of the balance of “Other assets” is as follows:

	12.31.2010	12.31.2009	01.01.2009
Transactions in transit	8,437	2,384	2,702
Prepayments and accrued income	86,962	33,517	34,532
Guarantee deposits	164,077	106,662	56,674
Miscellaneous receivable	56,383	21,822	10,796
Receivables by benefit programms	51,011	26,393	15,314
Other	8,960	4,437	1,900
	375,830	195,215	121,918

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

18.	Deposits from credit institutions

The breakdown, by classification, counterparty, type and currency, of the balances of these items is as follows:

	12.31.2010	12.31.2009	01.01.2009

Financial liabilities at amortized cost	241,938	209,915	401,782
	241,938	209,915	401,782
Type:
Reciprocal accounts	93	15	1,045
Time deposits	181,226	152,017	338,011
Other demand accounts	59,237	56,442	57,954
Accrued interest	1,382	1,441	4,772
	241,938	209,915	401,782
Currency:
Argentinean Pesos	80,984	113,687	145,932
Euro	2,920	898	642
US dollar	156,121	93,674	249,180
Other currencies	1,913	1,656	6,028
	241,938	209,915	401,782

Note 43 d) includes a detail of the residual maturity periods of financial liabilities at amortized cost and of the related average interest rates. In addition, Note 43 f) contains the fair value amounts of these liabilities classified as Deposits from credit institutions.

19.	Customer deposits

The breakdown, by classification and type, of the balance of “Customer deposits” is as follows:

	12.31.2010	12.31.2009	01.01.2009

Classification:
Financial liabilities at amortized cost	26,174,375	19,342,713	16,894,904
	26,174,375	19,342,713	16,894,904
Type:
Demand deposits-
Current accounts	9,034,807	6,944,131	5,710,592
Savings accounts	8,982,016	5,696,186	4,335,077
Other demand deposits	413,224	323,856	240,922
Time deposits-
Fixed-term deposits	7,650,355	6,273,386	6,502,061
Other time deposits	2,879	-	5,000
Accrued interest	91,094	105,154	101,252
	26,174,375	19,342,713	16,894,904

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

Note 43 d) includes a detail of the residual maturity periods of financial liabilities at amortized cost and of the related average interest rates. In addition, Note 43 f) contains the fair value amounts of these liabilities classified as Customers deposits.

20.	Marketable debt securities

The breakdown, by classification and type, of the balance of “Marketable debt securities” is as follows:

	12.31.2010	12.31.2009	01.01.2009

Classification:
Financial liabilities at amortized cost	188,590	258,307	450,434
Total	188,590	258,307	450,434

Type:
Corporate bonds	188,590	258,307	450,434
Total	188,590	258,307	450,434

The breakdown, by currency of issue, of the balance of “Marketable debt securities” is as follows

				Average Interest Rate (%)
Currency:	12.31.2010	12.31.2009	01.01.2009	2010	2009

Argentinean Pesos	188,590	258,307	336,304	10.93%	11.38%
US dollar	-	-	114,130	-	6.00%
Total	188,590	258,307	450,434

The changes in “Marketable debt securities” were as follows:

	2010	2009

Balance at beginning of year	258,307	450,434
Issues	184,300	-
Redemptions	(253,580)	(201,360)
Interest	(437)	(1,750)
Foreign exchange and others	-	10,983
Balance at end of year	188,590	258,307

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

Issuance and redemption of corporate bonds

The Bank keeps in force the corporate bonds corresponding to the Corporate Bonds Global Issuance Program (Term Securities Program) of USD 250,000,000 authorized by Stockholders' Meeting and the CNV (National Securities Commission) for a nominal residual value of 253,580 which breaks down as follows:

Amount Global Program (USD)	Series	CNV´s Authorization	Date issued	Nominal Residual Value	Interest Rate	Maturity Date
250,000,000	1	Nº 14,428	May 2, 2007	253,580	(1) (2)	May 2, 2010

(1)	Accrues interest at 11,375% nominal annual half-yearly payable.
(2)	Between December 2007 and 2009, the Bank cancelled in advance bonds for a nominal value of 196,420 of which 76,570 were cancelled during 2009.

On December 15, 2009, the maturity and cancellation for a total amount of USD 16,970,408.75 (USD 16,476,125 on account of amortization and USD 494,283.75 on account of income of those Corporate Bonds corresponding to the Term Securities Program for USD 1,000,000,000, Classes 10, 12 and 14, with C.N.V’s authorization, number 263 (these classes were unified resulting from the authorization of the Buenos Aires Stock Exchange (B.C.B.A.) under “Step-Up Corporate Bonds”) took place.

The amount on account of capitals as regards the corporate bonds as of December 31, 2009 and January 1, 2009 amounts to 253,580 and 443,957, respectively and their accrued interest payable to 4,727 and 6,477, respectively, and they were applied so as to finance personal and mortgage loans and those companies situated within the country for investment in physical assets, working capital integration or liability refinancing, inter-financial loans and purchase of government securities in accordance with that established by the Argentine Banking GAAP in force at the moment of issuance of such corporate bond series.

On May, 3, 2010, the Bank cancelled the total amount of corporate bonds corresponding to the Corporate Bonds Global Issuance Program (Term Securities Program) of USD 250,000,000 authorized by Stockholders' Meeting and the CNV- by resolution N° 14.428; for a nominal residual value of 253,580.

Additionally dated November 1, 2010, the Bank proceeded to the issuance of Corporate Bonds amounting 184,300 for a period of 18 months, which breaks down as follows:

Amount Global Program (USD)	Series	CNV´s Authorization	Date issued	Nominal Residual Value	Interest Rate	Maturity Date
500,000,000	1	Nº 15,860	November 1, 2010	184,300	BADLAR + 300Bps	May 1, 2012

At December 31, 2010, the amount by way of interest payable for the same rises to 4,290.

At December 31, 2010 and 2009 and at January 1, 2009, none of these issues was convertible into Bank shares or granted privileges or rights which, in certain circumstances, make them convertible into shares.

Note 43 d) includes a detail of the residual maturity periods of financial liabilities at amortized cost and of the related average interest rates. In addition, Note 43 f) contains the fair value amounts of these liabilities classified as Marketable debt securities.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

21. Other financial liabilities

The breakdown of the balances of these items is as follows:

	12.31.2010	12.31.2009	01.01.2009
Trade payables	25,737	13,780	11,482
Clearing houses	7,706	4,601	3,308
Collection accounts:
Tax payables	194,238	138,123	80,285
Other collection accounts	758,950	602,254	517,117
Unsettled financial transactions	112,420	27,091	27,581
Other financial liabilities	397,951	337,589	432,371
Retentions on salaries	14,814	10,306	8,912
Foreign currency payment orders	767,904	913,422	787,956
Total	2,279,720	2,047,166	1,869,012

Note 43 d) contains a detail of the residual maturity periods of subordinated liabilities at each year-end of the related average interest rates. In addition, Note 43 f) contains the fair value amounts of these liabilities classified as Other financial liabilities.

22.	Provisions

The changes in “Provisions” for the year ended December 31, 2010 and 2009 were as follows:

	2010	2009
Balances at beginning of year	269,083	253,863

Net changes (income)/ expense:	(24,370)	79,517
Decreases - reversals	(37,300)	-
Additions to provisions	12,930	79,517

Charges against provisions	(85,827)	(64,297)
Balances at end of year	158,886	269,083

Provisions for commitments and other provisions

The Bank and its subsidiaries are parties to judicial and administrative proceedings involving tax, civil, labor and other matters arising in the normal course of their business.

Provisions were recognized based on the nature, complexity and history of the lawsuits, and the opinion of the in-house and outside legal counsel.

The Bank’s policy is to accrue the full amount of lawsuits whose likelihood of unfavorable outcome is probable.

Legal obligations - tax and social security were fully recognized in the consolidated financial statements.

Management understands that the recognized provisions are sufficient to cover probable losses on the lawsuits.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

i)    Legal proceedings

The Bank does not record contingency provisions when the risk of loss is remote. When there is a probable risk of loss, the Bank usually attempts to reach settlement with the counterparty.  In cases where the Bank litigates a claim, it records a provision for its best estimate of the probable loss based on historical data for similar claims. The Bank records provisions on a case-by-case basis based on the analysis and legal opinion of internal and external counsel.  Based on the provisions it has recorded and the legal opinions that have been provided, the Bank believes that any liabilities related to such lawsuits or legal proceedings will not have a material adverse effect on our financial position or results of operations.

ii)   Consumer lawsuits

Various consumer associations, claiming to act on behalf of consumers, have initiated mediation processes and “demandas colectivas” (suits similar to class actions) against the Bank and other entities under Consumer Protection Law, seeking reimbursement for certain fees, commissions, charges and interest, which they allege were charged to the bank customers and collected incorrectly over a period of years, and an injunction barring the collection of such fees, commissions, charges and interest.  Class action lawsuits are not contemplated under the Argentine legal framework; however, “demandas colectivas” have been admitted by courts under certain circumstances pursuant to the Consumer Protection Law.  These claims were brought against the Bank for unspecified amounts. Although the Bank has not admitted to any wrongdoing in connection thereof, it has settled certain of these claims in the last two years, primarily in exchange for reimbursements and changes to some of its business practices including the manner in which the Bank charges and provides notice of its fees and commissions. As of the date of issuance of these financial statements six “demandas colectivas” remain pending against the Bank. The Bank has filed defenses in four of the suits, two of which are in the evidentiary stage. One claim has been dismissed by the court and is currently on appeal by the plaintiff.  The remaining suit is at the preliminary pleading stage.  The Bank has made provisions in respect of these cases as part of its general provision for legal liabilities in accordance with the internal and external counsel's estimates of the probable outcomes.

iii.  Tax contingencies

Different review procedures and official assessments, started by certain provinces and the Autonomous City of Buenos Aires, linked to the Gross Income Tax determination, mainly related to the differences in the criteria considered on the compensation bond established by the Executive Power so as to compensate the Financial Institutions for the losses resulting from the asymmetric pesification and foreign exchange rate differences are under way and with different advance stages. During 2009, the Bank entered into a moratorium whereby it paid the principal amount claimed by the province of Buenos Aires without its related interests.

Additionally, during 2010, the Bank entered into another moratorium whereby it paid the principal amount claimed by the Autonomous City of Buenos Aires without its related interests.

It should be noted that the Bank still keeps its rights to continue these legal proceeding.

The Bank has stated its disagreement as regards the established adjustments with the corresponding administrative and/or judicial procedures, since it considers that the tax obligations have been met in accordance with the regulations in force.

Accordingly, the Bank considers that the resolution of the issues which have been previously exhibited will not have a significant impact on its consolidated income and equity.

As of December 31, 2010 the provisions for these matters reached 47,200 approximately.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

iv.  Other proceedings

The Bank is subject to various Central Bank proceedings, including those based on alleged breaches of foreign exchange reporting obligations.  In the most significant one, the Central Bank initiated an administrative proceeding against the Bank and some of its executives based on an alleged breach of certain foreign exchange reporting regulations related to that reported as “cumplida“ or fulfilled certain oil and gas exporter’s repatriation of its foreign currency export proceeds during 2002. The proceeding has not yet reached the evidentiary stage. The Bank believes the probability of being unsuccessful is remote due to legal precedents and its defenses.

In addition to the matters described above, the Bank is from time to time subject to certain claims and parties to certain legal proceedings incidental to the normal course of our business, including in connection with its lending activities, relationships with its employees and other commercial or tax matters.  In view of the inherent difficulty of predicting the outcome of legal matters, particularly where the claimants seek very large or indeterminate damages, or where the cases present novel legal theories, involve a large number of parties or are in early stages of discovery, the Bank cannot state with confidence what the eventual outcome of these pending matters will be, what the timing of the ultimate resolution of these matters will be or what the eventual loss, fines or penalties related to each pending matter may be. The Bank believes that it has made adequate reserves related to the costs anticipated to be incurred in connection with these various claims and legal proceedings and believes that liabilities related to such claims and proceedings should not have, in the aggregate, a material adverse effect on its business, financial condition, or results of operations.

As of December 31, 2010 there are 880 cases concerning commercial, civil and labor contingencies. The Bank has analyzed them and estimated a provision of 77,000 for such cases.

Additionally, the Bank recorded provisions related to Constitutional Protection Actions (See Note 41) that amount 17,380, and recorded 17,300 for other contingencies.

23.	Other liabilities

The breakdown of the balance of “Other Liabilities” is as follows:

	12.31.2010	12.31.2009	01.01.2009
Transactions in transit	3,312	2,123	1,941
Accrued expenses and deferred income	49,923	39,240	31,584
Credit balances on operations with credit cards	42,958	35,814	28,365
Collection of values for non-account holders	41,763	49,256	72,283
Bonus and social security costs	203,284	185,242	164,736
Other payables	11,720	1,383	7,160
Other	29,300	41,771	33,611
Total	382,260	354,829	339,680

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

24.	Tax matters

a)   Income Tax

The total charge for each year can be reconciled to accounting profit as follows:

	2010	2009
Operating profit before tax	2,063,432	1,550,727
Total income tax at the tax rate (35%)	722,201	542,754

Permanent differences:	(19,280)	(42,799)
Of which:
Tax exempt income	(11,325)	(14,341)
Non-deductible expenses	10,310	3,263
Investment in associates	(11,753)	(11,491)
True up Income Tax return	(8,052)	(24,808)
Other adjustments	1,540	4,578

Income tax	702,921	499,955
Of which:
Current tax	627,087	449,060
Deferred taxes	75,834	50,895
	702,921	499,955

b)   Effective tax rate calculation

The effective tax rate is as follows:

	2010	2009
Operating profit before tax	2,063,432	1,550,727
Income Taxes	702,921	499,955
Effective tax rate	34%	32%

c)   Deferred taxes

The detail of the balances of "Tax assets-deferred" and "Tax liabilities-deferred" is as follows:

	12.31.2010	12.31.2009	01.01.2009
Tax assets	300,110	433,818	570,175
Of which:
Debt instruments	95,834	155,267	287,842
Allowance for loan losses	79,007	104,959	150,721
Provisions	51,695	118,450	19,781
Other liabilities	27,293	18,432	26,002
Other temporary differences	46,281	36,710	85,829

Tax liabilities	(168,634)	(163,924)	(145,623)
Of which:
Property and equipment	(130,277)	(113,738)	(114,352)
Other temporary differences	(38,357)	(50,186)	(31,271)

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

The change in the balances of "Tax assets-deferred" and "Tax liabilities-deferred" in the last two years was as follows:

	Balances at	(Charge)/Credit	(Charge)/Credit	Balances at
	December 31, 2009	to Income	to Valuation Adjustment	December 31, 2010
Deferred tax assets	433,818	(74,050)	(59,658)	300,110
Deferred tax liabilities	(163,924)	(1,784)	(2,926)	(168,634)
Total	269,894	(75,834)	(62,584)	131,476

	Balances at	(Charge)/Credit	(Charge)/Credit	Balances at
	January 1, 2009	to Income	to Valuation Adjustment	December 31, 2009
Deferred tax assets	570,175	(32,977)	(103,380)	433,818
Deferred tax liabilities	(145,623)	(17,918)	(383)	(163,924)
Total	424,552	(50,895)	(103,763)	269,894

d)   Tax recognized in equity

As of December 31, 2010 and 2009 and as of January 1, 2009 there is no income tax recognized in equity.

25.	Non-controlling interests

“Non-controlling interests” include the net amount of the equity of subsidiaries attributable to equity instruments that do not belong, directly or indirectly, to the Group, including the portion attributed to them of profit for the year.

a)	Breakdown

The entire balance of “Equity – Non controlling interest” relates to Santander Río Sociedad de Bolsa S.A.

	12.31.2010	12.31.2009	01.01.2009

Non controlling interest	1,241	1,271	1,270
	1,241	1,271	1,270

Profit for the year attributed to non controlling interest	253	248
	253	248

b)   Changes

The changes in the balance of “Non-controlling interests” are summarized as follows:

	2010	2009

Balance at beginning of year	1,271	1,270
Valuation adjustments	219	196
Dividends paid to non controlling interests	(249)	(195)
Balance at end of year	1,241	1,271

26.	Valuation adjustments

The balances of “Valuation adjustments” include the amounts, net of the related tax effect, of the adjustments to assets and liabilities recognized temporarily in equity through the statement of changes in equity (recognized income and expense) until they are extinguished or realized, when they are recognized definitively as shareholders’ equity through the consolidated income statement. The amounts arising from subsidiaries are presented, on a line by line basis, in the appropriate items according to their nature.

It should be noted that the statement of recognized income and expense includes the changes to “Valuation adjustments” as follows:

Revaluation gains/ (losses): includes the amount of the income, net of the expenses incurred in the year, recognized directly in equity. The amounts recognized in equity in the year remain under this item, even if in the same year they are transferred to the income statement or to the initial carrying amount of the assets or liabilities or are reclassified to another line item.

Amounts transferred to income statement: includes the amount of the revaluation gains and losses previously recognized in equity, even in the same year, which are recognized in the income statement.

Amounts transferred to the initial carrying amount of hedged items: includes the amount of the revaluation gains and losses previously recognized in equity, even in the same year, which are recognized in the initial carrying amount of assets or liabilities as a result of cash flow hedges.

Other reclassifications: includes the amount of the transfers made in the year between the various valuation adjustment items.

The amounts of these items are recognized gross, including the amount of the valuation adjustments relating to non controlling interests, and the corresponding tax effect is presented under a separate item, except in the case of entities accounted for using the equity method, the amounts for which are presented net of the tax effect.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

a)	Available-for-sale financial assets

This item includes the net amount of unrealized changes in the fair value of assets classified as available-for-sale financial assets.

The changes in the balance at December 31, 2010 with respect to the previous year relate mainly to the recovery in the equities markets and the debts instruments.

b)   Cash flow hedges

This item includes the gains or losses attributable to hedging instruments that qualify as effective hedges. These amounts will remain under this heading until they are recognized in the consolidated income statement in the periods in which the hedged items affect it.

Accordingly, amounts representing valuation losses will be offset in the future by gains generated by the hedged instruments.

27.	Shareholders’ equity

Compliance with the provisions required by law No. 25,738

The Banks is a corporation incorporated under the Argentine Republic Corporation law whose shareholders limit their responsibility to the integration of the subscribed shares in accordance with Law No. 19,550. Accordingly, and in compliance with Law No. 25,738, neither the major foreign capital stockholders nor the other local or foreign stockholders are liable for the excess of their share integration, for the obligations arising from transactions made by the Bank.

a)    Share capital

Authorized capital is represented by 1,078,875 thousand registered shares with one peso par value, being 440,174 thousands of ordinary shares and 638,701 thousands of preferred shares. Since 1997, the Bank lists its stock on the Buenos Aires Stock Exchange (B.C.B.A.) and, since 1999, on the Latin-American Euro Stock Exchange (Latibex) in Spain.

The fully paid-up capital is composed as presented below:

	Shares in Thousands
	12.31.2010				12.31.2009				01.01.2009
	Common "A"	Common "B"	Preferred	Total	Common "A"	Common "B"	Preferred	Total	Common "A"	Common "B"	Preferred	Total

Argentinean Residents	36,730	2,539	-	39,269	36,730	2,539	-	39,269	36,730	2,539	-	39,269
Foreign Residents	105,181	291,432	635,448	1,032,061	105,181	291,432	635,448	1,032,061	105,181	291,432	635,448	1,032,061
Non controlling interests	543	3,749	3,253	7,545	553	3,739	3,253	7,545	553	3,739	3,253	7,545
Total	142,454	297,720	638,701	1,078,875	142,464	297,710	638,701	1,078,875	142,464	297,710	638,701	1,078,875

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

Preferred shares: Non-redeemable notaries preferred shares for a nominal value of 1 peso, with no right to vote (except under the assumptions established by Section 217 of Law No. 19,550 of Business Associations), with no premiums on the issuance of shares and with right to dividends on equal basis than common shares.

b)   Reserves

b.1) Legal Reserve

According to Law No. 21,526, or the Argentine Financial Institutions Law, as amended, and BCRA regulations, financial institutions are required to maintain a legal reserve of 20% of their yearly income plus or minus the results of prior years.  The legal reserve is not available for distribution to shareholders.  Under Argentine corporate law and our bylaws, our yearly net income under BCRA Rules (as adjusted  to reflect changes in prior results) is allocated in the following order: (a) to comply with the legal reserve requirement; (b) to pay the accrued fees of the members of the board of directors and statutory supervisory committee; (c) to pay fixed dividends, which shall be applied first to pending and unpaid dividends and holders of preferred shares (if applicable); and (d) to pay any additional dividends to holders of preferred stock and common stock, paid in proportion to the respective subscriptions, or to pay an optional reserve fund or account, to be applied as may be determined at a shareholders’ meeting.  Any remaining portion of the net income for the year may be distributed as dividends on common stock or as otherwise decided by our shareholders at the annual ordinary shareholders’ meeting.

The reserve can only be used during periods in which a financial institution has incurred in losses and has exhausted all other reserves. Banks may not pay dividends if the legal reserve has been impaired. However, as of April 24, 2006, the BCRA has established by Communication “A” 4526 that whenever the Legal Reserve is used to absorb losses, profits could be distributed if the balance prior to absorption were greater than 20% of the corporate capital plus capital adjustment, once this last amount is achieved. As of December 31, 2010 and 2009 and as of January 1, 2009 the legal reserve balance amounts to 621,874, 386,730 and 268,956, respectively.

b.2) Retained Earnings

It includes the accumulated profit not distributed to stockholders and the impact of the valuation adjustments as a consequence of the transition to IFRS as it is explained in note 47.

b.3) Dividend Policy and Payment of Dividends

Although the Bank has no current plans to adopt a formal dividend policy governing the amount and payment of dividends, it currently intends to pay dividends subject to approval by a majority vote of our shareholders. The Bank does not have any agreements containing contractual restrictions on the payment of dividends. All shares of its capital stock rank pari passu with respect to the payment of dividends.

In accordance with Argentine corporate law, the declaration and payment of annual dividends are determined by the shareholders at the annual ordinary shareholders’ meeting. Generally, the board of directors submits the statutory financial statements for the preceding fiscal year, together with reports thereon by the supervisory committee, for approval at the annual ordinary shareholders’ meeting, which must be held within four months of the end of each fiscal year.  Dividends may be lawfully declared and paid only out of the retained earnings stated in its yearly statutory financial statements. The retained earnings reported at the annual shareholders’ meetings are calculated in accordance with Argentine Banking GAAP and may differ from the retained earnings calculated in accordance with IFRS.

As a financial institution, the Bank must request the approval of the Superintendence of Financial and Exchange Institutions of the BCRA (SEFyC), for dividends to be distributed at least 30 business days prior to a shareholders’ meeting.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

In 2010, cash dividends were made available to shareholders as of June 4, 2010 for fiscal year 2009 in the amount of 823,000 or 0.762831 per share. In 2009, cash dividends were made available to shareholders as of September 15, 2009 for fiscal year 2008 in the amount of 90,000 or 0.08342 per share.

28.	Minimum capital requirements

Financial institutions are required to maintain regulatory capital consistent with their activities.

The minimum capital requirements calculated using the Argentine Banking GAAP as explained in Note 1 d) is as follows:

	12.31.2010	12.31.2009	01.01.2009
Computable Capital (RPC)	3,566,948	2,887,518	1,942,885
- Core capital	2,261,151	1,908,439	1,620,025
- Supplementary capital	1,439,566	1,029,808	437,675
- Deductible items	(133,769)	(50,729)	(114,815)

Capital requirements	2,093,780	1,479,815	1,486,448
- counterpart risk	1,887,639	1,351,424	1,362,848
- interest rate and market risk	206,141	128,391	123,600

Excess of capital requirements	1,473,168	1,407,703	456,437

Risk-weighted assets	23,143,641	16,592,158	16,733,415

29.	Memorandum accounts

The Bank provides a variety of guarantees to its customers to improve their credit standing and allow them to compete. The following table summarizes at December 31, 2010 and January 1, 2009 all of the guarantees.

	12.31.2010	12.31.2009	01.01.2009
Contingent liabilities:
Financial guarantees
Guarantees promises	325,106	285,939	226,972
Doubtful guarantees	375	375	1,485
Documentary Credits	51,649	61,035	42,682
Other contingent exposures-
Technical guarantees	22,977	27,042	27,355
Doubtful liabilities	571	9	1,272
Other	42,162	44,540	72,489
Total contingent liabilities	442,840	418,940	372,255
Contingent commitments:
Loan commitments drawable by third parties	303,889	216,370	335,522
Total contingent commitments	303,889	216,370	335,522

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

Performance guarantees are issued to guarantee customers obligations such as to make contractually specified investments, to supply specified products, commodities, or maintenance or warranty services to a third party, completion of projects in accordance with contract terms, etc.  Financial standby letters of credit include guarantees of payment of loans, credit facilities, promissory notes and trade acceptances. The Group always requires collateral to grant this kind of financial guarantees. In Documentary Credits, the Group acts as a payment mediator between trading companies located in different countries (import-export transactions).

Under a documentary credit transaction, the parties involved deal with the documents rather than the commodities to which the documents may relate. Usually the traded commodities are used as collateral to the transaction and the Group may provide some credit facilities. Loan commitments draw-able by third parties include mostly credit card lines and commercial commitments. Credit card lines are unconditionally cancelable by the issuer. Commercial commitments are mostly 1 year facilities subject to information requirements to be provided by our customers.

The risk criteria followed to issue all kinds of guarantees, financial standby letters of credit, documentary credits and any risks of signature are in general the same as those used for other products of credit risk, and therefore subject to the same admission and tracking standards. The guarantees granted on behalf of our customers are subject to the same credit quality review process as any other risk product. On a regular basis, at least once a year, the solvency of the mentioned customers is checked as well as the probability of those guarantees to be executed. In case that any doubt on the customer’s solvency may arise we create allowances with charge to net income, by the amount of the inherent losses even if there is no claim to us.

Additionally, the liability for the premium received for providing the above guarantees, which is being amortized into income over the life of the related guarantee, as of December 2010 and 2009 amounts to 4,623 and 4,002 respectively.

30.	Interest and similar income

“Interest and similar income” in the consolidated income statement comprises the interest accruing in the year on all financial assets with an implicit or explicit return, calculated by applying the effective interest method, irrespective of measurement at fair value; and the rectifications of income as a result of hedge accounting.

The breakdown of the main interest and similar income items earned in 2010 and 2009 is as follows:

	2010	2009
Loans and advances to credit institutions	88,123	142,017
Debt instruments	370,094	322,984
Loans and advances to customers	2,584,852	2,526,536
Other interest	32,264	38,617
Total	3,075,333	3,030,154

31.	Interest expense and similar charges

“Interest expense and similar charges” in the consolidated income statement includes the interest accruing in the year on all financial liabilities with an implicit or explicit return, including remuneration in kind, calculated by applying the effective interest method, irrespective of measurement at fair value; the rectifications of cost as a result of hedge accounting; and the interest cost attributable to pension funds.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)
The breakdown of the main items of interest expense and similar charges accrued in 2010 and 2009 is as follows:

	2010	2009
Deposits and other instruments from credit institutions	13,850	13,236
Customer deposits	824,521	952,495
Marketable debt securities	18,540	41,283
Total	856,911	1,007,014

32.	Income from equity instruments

“Income from equity instruments” includes the dividends and payments on equity instruments out of profits generated by investees after the acquisition of the equity interest.

The breakdown of the balance of this item is as follows:

	2010	2009
Equity instruments classified as:
Available-for-sale financial assets	19,449	13,272
Of which:
Visa Argentina S.A.	16,776	12,694
Interbanking S.A.	2,400	-
Santander Río Servicios S.A.	98	172
Bladex S.A.	121	123
Mercado de Valores de Buenos Aires S.A.	33	210
Santander Río Trust S.A.	21	12
Other	-	61
	19,449	13,272

33.	Fee and commission income

“Fee and commission income” comprises the amount of all fees and commissions accruing in favor of the Group in the year, except those that form an integral part of the effective interest rate on financial instruments.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

The breakdown of the balance of this item is as follows:

	2010	2009
Collection and payment services:
Bills	76,774	67,003
Demand accounts	524,895	428,155
Cards	647,211	486,470
Checks and other	109,218	90,583
	1,358,098	1,072,211
Marketing of non-banking financial products:
Investment funds	1,979	1,878
Insurance	276,335	240,993
	278,314	242,871
Securities services:
Securities trading	32,458	28,848
Administration and custody	6,348	5,271
	38,806	34,119
Other:
Foreign exchange	92,352	74,196
Financial guarantees	2,858	2,599
Cash in valuables transportation	72,504	51,029
Safety boxes	71,769	50,704
Other fees and commissions	47,652	26,269
	287,135	204,797
Total	1,962,353	1,553,998

34.	Fee and commission expense

“Fee and commission expense” shows the amount of all fees and commissions paid or payable by the Group in the year, except those that forms an integral part of the effective interest rate on financial instruments.

The breakdown of the balance of this item is as follows:

	2010	2009
Credit and debit card	193,009	134,268
Collections and transactional services	94,663	69,486
Commission expense for sale of insurance	96,599	81,359
Commission expenses - Benefit Programs	87,274	72,264
Others	24,866	17,019
Total	496,411	374,396

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

35.	Gains/losses on financial assets and liabilities (net)

“Gains/losses on financial assets and liabilities” includes the amount of the valuation adjustments of financial instruments, except those attributable to interest accrued as a result of application of the effective interest method and to allowances, and the gains or losses obtained from the sale and purchase thereof.

The breakdown of the balance of this item, by type of instrument, is as follows:

	2010	2009
Financial instruments not measured at fair value through profit or loss	(1,528)	-
Of which: Available-for-sale financial assets
Equity instruments	(1,376)	-

Hedging derivatives and other	503	24,893

Other financial assets and liabilities held for trading (*)	204,686	80,568
	203,661	105,461

(*) It includes the net gain or loss arising from transactions involving debt securities, equity instruments and derivatives. It should be noted that the Group manages its risk in these instruments on a global basis.

36.	Exchange differences (net)

“Exchange differences” shows basically the gains or losses on currency dealings, the differences that arise on translations of monetary items in foreign currencies to the functional currency.

37.	Other operating income and other operating expenses

These items in the consolidated income statement include:

	2010	2009
Other operating income	12,119	8,578
Recovered expenses	7,309	2,500
Other operating income	4,810	6,078

Other operating expenses	83,146	70,713
Contribution to the guarantee fund (1)	37,385	30,864
Agreement out of court	27,543	24,540
Cost for constitutional protection actions	4,051	3,317
Other operating expenses	14,167	11,992

(1) See Note 42 a).

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

38.	Personal expenses

a)	Breakdown

The breakdown of “Personal Expenses” is as follows:

	2010	2009
Wages and salaries	571,988	414,962
Social security costs	147,065	105,992
Additions to provisions for defined contribution pension plans	10,000	-
Share-based payment costs	7,365	4,039
Other staff costs	23,652	15,815
Bonus and benefits granted to employees	160,996	147,610
Total	921,066	688,418

b)	Share-based payments

The Bank has adhered a multiannual incentive plan payable in shares of Banco Santander Spain for the benefit of its group’s executive officers and other members of management and any other executives designated by the board of directors or, when so delegated by the board of directors, the executive committee, based on compliance a series of commercial and institutional objectives.  The beneficiaries of the plan use will receive shares of Banco Santander Spain.

The expenses associated with this plan and managers are borne by the Bank and are part of the overall compensation of the beneficiaries of the plan. They are recorded as an expense in the Consolidated Statement of Income under the “Personnel expenses” item.

Long-term incentive policy

In 2007, the Parent Company’s Board of Directors approved a long-term incentive plan consisting of granting stock options on Bank’s shares for the 2008-2010 periods. This plan focuses on the Santander Group’s executive directors and certain executive employees in Spain and other Santander Group companies. This plan will involve successive three-year cycles of share deliveries to the beneficiaries, so that each year one cycle will begin and, from 2009 onwards, another cycle will also end.

These benefits do not generate diluting effects, since they are based on shares of Banco Santander Spain.

On August 4, 2008, the Bank’s board of directors adopted Banco Santander Spain’s incentive plan payable in shares of Banco Santander Spain for 187 managers.  The plan was implemented through the granting of a certain number of shares of Banco Santander Spain depending on the position, performance and trajectory of the beneficiary and is composed of two cycles: one during 2007 and 2008 (Plan I09 by 178,731 total shares), and the other during 2007, 2008 and 2009. (Plan I10 by 270,338 total shares.)  Those at December 31, 2010 have been paid. The cost of both cycles of the plan at January 1, 2009, allocated to the Group Bank was 12,336.

On May 17, 2010, the board adopted another similar incentive plan composed of one cycle during 2008, 2009 and 2010. (Plan I11 by 275,106 total shares)  The total cost of the plan for the Group was 7,950, of which 7,365 were recorded under “Personal expenses” at December 31, 2010. This plan is in force at December 31, 2010.

For each cycle, each beneficiary who keeps working with us for the duration of the plan is entitled to a maximum number of shares based on the achievement of certain performance targets by the Banco

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

Santander Spain.  The targets are defined by comparing the Banco Santander Spain’s performance with that of a benchmark group of financial institutions and are linked to two parameters: total shareholder return, or TSR, and growth in earnings per share, or EPS.  The relevant performance targets are considered as of the third anniversary of the commencement of each cycle (with the exception of the first cycle, for which the second anniversary was considered).  Shares awarded in each cycle are delivered within seven months from the end of the cycle.

At the end of each year, TSR and the EPS growth is calculated for the Banco Santander Spain and each of the benchmark entities and the results are ranked.  Each of the two criteria (TSR and EPS growth) is weighted at 50% in the calculation of the percentage of shares to be delivered, based on the following scale and in accordance with the Banco Santander Spain’s relative position among the group of benchmark financial institutions:

Banco Santander Spain’s place in the TSR ranking	Percentage of maximum shares to be delivered	Banco Santander Spain’s place in the EPS ranking	Percentage of maximum shares to be delivered
1st to 6th	50%	1st to 6th	50%
7th	43%	7th	43%
8th	36%	8th	36%
9th	29%	9th	29%
10th	22%	10th	22%
11th	15%	11th	15%
12th and below	0%	12th and below	0%

If Banco Santander, S.A. is within the first quartile (including the 25th percentile) for each of the measures considered (TSR and EPS growth), the maximum percentage of shares will be earned; if it is at the median (including the 50th percentile), 30% of the maximum percentage of shares will be earned. If it is below the median, all the share distributions will be voided.

The cost of share-based payments is calculated at the inception date and accrued in a pro-rata basis. In 2009 pro-rata expenses of 4,039 were recorded related to the initial costs on the related grant dates for the above-mentioned cycles. The changes in fair value between the grant date and the settlement date are hedged by the Parent company. This fair value was calculated as described below:

The fair value of the 50% which is linked to the TSR was determined by the Parent on the basis of the Monte Carlo valuation model with 10,000 simulations run to determine the TSR for each of the reference Group companies, considering the aforementioned variables. The results (each of which represents the distribution of a number of shares) are classified in descending order through the calculation of the weighted average, and this amount is discounted at the risk-free interest rate.

	PI09	PI10	PI11
Expected volatility (*)	16.25%	15.67%	19.31%
Historical annual dividend return	3.23%	3.24%	3.47%
Risk-free interest rate	4.47%	4.49%	4.83%

(*) Determined on the basis of the historical volatility over the course of the period (two or three years).

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

The simulation model’s application yields a percentage value of 42.7% for PI09, 42.3% for PI10 and 44.9% for PI11, applied to 50% of the value of the granted shares to determine the carrying amount of the incentive’s TSR-based portion. Since this valuation is related to a market condition, it cannot be adjusted after the date on which the shares are granted.

In view of the high correlation between TSR and EPS, it was considered feasible to extrapolate that, in a high percentage of cases, the TSR value is also valid for EPS. Therefore, it was initially determined that the fair value of the portion of the plans linked to the Bank’s relative EPS position, i.e. of the remaining 50% of the options granted, was the same as that of the 50% corresponding to the TSR. Since this valuation refers to a non-market condition, it is reviewed and adjusted on a yearly basis.

c)   Pension Plan

On March 22, 2010 the Board of Directors has approved a pension plan addressed to 74 key managers with the aim of improving long-term benefits of key staff, helping and motivating in this way the retention of human capital.

Participation in this plan is free and voluntary for the beneficiaries, and consists of a defined contribution system composed of the contributions of each beneficiary and the Bank, which will accumulate and invest to access the benefit accordingly. The beneficiaries will access the plan in cases of retirement, total and permanent incapacity or death. The plan is designed based on local market practices.

At December 31, 2010, the contributions made by the Bank amounted to 10,000.

39.	Other general administrative expenses

a)    Breakdown

The breakdown of the balance of this item is as follows:

	2010	2009
Property, fixtures and supplies	106,173	83,087
Technology and systems	107,564	87,989
Advertising	95,687	82,197
Communications	81,829	65,037
Technical reports	25,441	21,338
Per diems and travel expenses	9,545	8,002
Taxes other than income tax	133,350	90,697
Surveillance and cash courier services	58,446	53,630
Insurance premiums	4,347	3,627
Court and attorneys	26,027	18,604
Security	58,453	44,673
Other administrative expenses	95,811	89,779
Total	802,673	648,660

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

40.	Gains/ (losses) on disposal of assets not classified as non-current assets held for sale

The breakdown of the balance of this item is as follows:

	2010	2009

Gains:
On disposal of tangible assets (1)	26,666	19,278
	26,666	19,278

(1) Gains from tangible assets come from the disposal of vehicles and property

41.     Constitutional protection actions

The pesification and the rescheduling of deposits established by Decree No. 1570/01, Law No. 25,561, Decree No. 214/02 and other supplementary regulation, which the government ordered in response to the 2001-2002 crisis, triggered a significant number of legal actions by individuals and legal institutions, mainly through protection claims (“acción de amparo” or “amparos”) against financial institutions, including the Bank, on the basis that these measures violated constitutional and other rights.  Claimants have demanded, among other things, to recover their deposits in cash and in their original currency.  As a result of such claims, Argentine courts have entered judgments (some of which are subject to pending appeals) ordering financial institutions to reimburse the relevant dollar-denominated deposits, or their equivalent in pesos, at market exchange rates.  These rulings resulted in significant losses for financial institutions, including the Bank, as these institutions had to reimburse the deposits in Argentina, which had been “pesified” and rescheduled by the Argentine government (mostly dollar-denominated deposits before pesification), at market exchange rates, higher than the Ps. 1.40 rate at which the deposits were pesified and recorded. As of December 31, 2010, December 31, 2009 and January 1, 2009, the Bank had incurred cumulative cash losses of 1,110,000, 1,079,900 and 1,041,000 as a result of such judgments.

The Supreme Court has handed down several decisions in relation to the claims filed as a result of the 2001-2002 crisis. On December 27, 2006, in Massa, Juan Agustin v Poder Ejecutivo Nacional – Dto No. 1570 y Otro s/ Amparo Ley No. 16,986, which it refers to as the Massa Case, the Supreme Court confirmed the constitutionality of the emergency legislation during 2001 and 2002 regarding the pesification of the Argentine economy and determined the method of calculating the applicable restitution of the deposits in the financial system pursuant to such legislation. The Bank has filed administrative claims through the Argentine Banking Association requesting compensation from the Argentine government for losses in connection with these claims and has reserved all of our legal rights in connection therewith. The authorities have not ruled on possible compensation to financial institutions in relation to these matters, and the Bank cannot assure that amounts will be reimbursed for such amounts.  The ruling in the Massa case considerably reduced the number of injunctions and judgments filed against financial institutions. The Bank does not expect to incur significant further losses related to the pesification and rescheduling of deposits.

See Note 22.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

42.     Bank Deposit guarantee insurance system and Bank liquidity fund.

a)   Bank Deposit Guarantee Insurance System

Law No. 24,485, published on April 18, 1995 and Decree No. 540/95 of the same date provided for the creation of a Bank Deposit Guarantee Insurance System, characterized as being limited, mandatory, and for value. This system was designed to provide further coverage for risks inherent in bank deposits, as a subsidiary and complementary protection to that afforded by the system of bank deposit privileges and protection created by the Financial Institutions Law.

This law provided for the creation of a company named "Seguros de Depósitos Sociedad Anónima" (SEDESA, Deposit Insurance Corporation) for the exclusive purpose of managing the Deposits Guarantee Fund. As required by the amendments made by Decree 1292/96, the shareholders of the newly created company are the BCRA (with a minimum of one share) and the trustees appointed in the trust agreement made by financial institutions in such individual proportions as determined by the BCRA in terms of their respective contributions to the Deposits Guarantee Fund.

The current guarantee of deposit system does not include deposits made by other financial institutions (this includes certificates of deposits acquired in the secondary market), deposits made by individuals related to the bank either directly or indirectly, certificates of deposit in securities, acceptances or guarantees and, lastly, deposits made at a rate two or more percentage points per annum above the rolling average for the last five days of deposit rates for an equivalent term as found by the survey conducted by the BCRA Communication "A" 2399 of the BCRA of December 15, 1995 extended the stated grounds for exclusion from the system to include negotiable certificates of deposits acquired by endorsement and deposits obtained through systems offering other incentives in addition to agreed-upon interest rates.

The above trust was created in August, 1995. As of December 31, 2009, the Bank has an 11.7228% interest in it. The Federal Executive, by Decree No 1127/98 dated September 24, 1998, increased the reimbursement guaranty provided by Decree 540/95 to the amount of 30, regardless of the term for which the deposit is made. Deposit for amounts exceeding 30 are also covered by the guaranty system but only up to such amount. By means of Communication “A” 4271, the BCRA lowered from 0.02% to 0.015% the monthly contribution that Financial Entities shall destine for the Guarantee Fund, effective as from January, 2005.

b)   Bank Liquidity Fund

On December 26, 2001, Decree No. 32/01 provided for the creation of the Bank Liquidity Fund in order to inject liquidity into the banking system, according to the scope established therein.

Therefore, on January 2, 2002, the Bank contributed USD 306,581 to the above Fund. In virtue of the fact that, finally, the Fund was not constituted, the amount originally deposited by the Bank was refunded in pesos at ARS 1.40 per dollar, but without having been either adjusted by CER as established by Decree 214/02 or determined any retribution for the time which interceded between the original disbursement and the subsequent devolution.

In such sense, the Bank has claimed the BCRA, the CER credit plus the interests owed related to the retribution of such contribution. The determination of this retribution finds itself pending collection as the date of issuance of these consolidated financial statements.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

43.	Other disclosures

a)    Notional amounts and market values of trading and hedging derivatives

The breakdown of the notional and/or contractual amounts and the market values of the trading and hedging derivatives held by the Group is as follows:

	12.31.2010		12.31.2009
	Notional Amount	Market Value	Notional Amount	Market Value
Trading derivatives:
Interest rate risk-
Interest rate swaps	338,573	3,280	347,500	1,684
Foreign currency risk-
Forward rate agreements	1,218,635	23,769	870,028	38,345
Currency swaps	163,952	6,680	359,511	15,381
Others	3,790	379	-	-
	1,724,950	34,108	1,577,039	55,410
Hedging derivatives:
Interest rate risk-
Interest rate swaps	-	-	1,250	8
	-	-	1,250	8
Total	1,724,950	34,108	1,578,289	55,418

The notional and/or contractual amounts of the contracts entered into do not reflect the actual risk assumed by the Group, since the net position in these financial instruments is the result of offsetting and/or combining them. The net position is used by the Group basically to hedge the interest rate, underlying asset price or foreign currency risk; the results on these financial instruments are recognized under “Gains/losses on financial assets and liabilities (net)” in the consolidated statements of income and increase or offset, as appropriate, the gains or losses on the investments hedged.

Additionally, in order to interpret correctly the results on the “Securities and Commodities Derivatives” shown in the foregoing table, it should be considered that these items relate mostly to securities options for which a premium has been received which offsets their negative market value. Also, this market value is offset by positive market values generated by symmetrical positions in the Group’s held-for-trading portfolio.

The Group manages the credit risk exposure of these contracts through netting arrangements with its main counterparties and by receiving assets as collateral for its risk positions.

The detail of the cumulative credit risk exposure, by financial derivative, is as follows:

	12.31.2010	12.31.2009

Currency derivatives	64,715	123,395
Interest rate derivatives	20,879	13,819
Total	85,594	137,214

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

b)   Off-balance-sheet funds under management

i)    Assets under management

The Bank is the trustee for the trusts described below and in no case is the Bank liable with its own assets for the commitments undertaken in the performance of the trusts; such liabilities will only be serviced with and up to the sum of the trust corpus assets and the proceeds from such assets.

"EDIFICIO LA NACION” Financial Trust

The Financial Trust named “EDIFICIO LA NACION” organized as a Direct Investment Fund was set up by The Bank as trustee; and approved through Resolution No. 13,503 dated August 10, 2000 by the National Securities Commission (CNV). In addition, the CNV approved through such Resolution the issuance of Debt Securities and Participation Certificates under “EDIFICIO LA NACION Financial Trust– Direct Investment Fund” for a nominal amount of USD 27,000,000 and USD 18,000,000, respectively, which were subscribed on January 29, 2001.

The entrepreneurship consisted in the construction and commercialization of the Bouchard Plaza building and the trust term was of 7 (seven) years, renewable up to a maximum of 10 (ten) years.

On March 15, 2007, the Fiduciary proceeded to settle the total capital balance corresponding to Debt Securities Class I and Class II.

On March 15 and May 14, 2007, the Fiduciary proceeded to make partial payments to the holders of Participation Certificates Class I and Class II, on account of the final settlement to be performed by the Trust.  As of the issuance of these consolidated financial statements, Debt Securities Class I and Class II have been totally cancelled pending the distribution of the possible fund remainder once the Trust has been definitely settled between the Participation Certificates Class I and Class II and Debt Securities Class II with Extraordinary Contingent Interest Coupon (CICE) .

Other trusts

As of December 31, 2010, the Bank is also trustee of the following trusts:

Description	Trust inception date	Underlying Assets	Amount of the Underlying Assets	Kind of Trust

Complejo Penitenciario II	05.08.98	Marcos Paz Penitentiary Complex of Buenos Aires Province	59,734	Administration Trust
Caminos de las Sierras S.A.	08.07.98	Rights stemming from toll collection	92,290	Guaranty Trust
Correo Argentino S.A.	09.17.99	Shares and rights	99,000	Collection Rights Assignment Trust
Turbine Power Co. S.A	11.12.98	Rights and guarantees	50,000	Guaranty Trust
Pla S.A.	12.18.09	Custody of checks	1,540	Check in Guaranty Trust
Petrobrás S.A.	02.24.06	Funds administration	(1)	Administration Trust
Fideicomiso Grimoldi II	06.23.09	Assignment of collection rights	30,000	Guaranty Trust
Fideicomiso Grimoldi III	12.02.10	Assignment of collection rights	27,000	Guaranty Trust
Benito Roggio e Hijos S.A. II	12.17.09	Assignment of collection rights	78,000	Guaranty Trust
David Rosental S.A.	07.05.07	Assignment of collection rights	3,000	Guaranty Trust
Ecoayres Argentina S.A.	10.22.07	Assignment of collection rights	19,000	Guaranty Trust

(1) Without a certain and specific amount.

BANCO SANTANDER RIO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(Thousands of Pesos)

ii)   Investment funds

According to the financial statements as of September 30, 2010, latest available to date, prepared under Argentine GAAP, the Bank holds the following items in safekeeping, in its capacity of depositary of mutual funds:

Mutual Fund	Total equity as of September 30, 2010
Superfondo Acciones	47,442
Super Ahorro	1,230,595
Super Ahorro US	47,002
Superfondo 2000	509
Superfondo 2001	17,526
Superfondo 2002	8,409
Superfondo US Plus	16,942
Super Bonos Internacionales (Ex MIX I)	40,860
Supergestión Brasil (Ex Superfondo MIX II )	15,918
Superfondo BRIC (Ex Superfondo MIX V )	30,871
Super Renta Futura	38,444
Supergestión Internacional (Ex Mix III)	14,732
Superfondo Renta Variable	34,433
Superfondo Renta Latinoamérica	10,473
Superfondo Renta	69,860
Superfondo Latinoamérica	84,631
Superfondo Ahorro US	756
Superfondo América	14,655
Superfondo Europa	8,191
Superfondo Acciones Brasil	91,400
Superfondo Renta Plus	13,914
Supergestión Mix VI	737,712
Supergestión Internacional Europa	2,488
Superfondo Inmobiliario	74
Total	2,577,837

c)    Off-balance-sheet third-party items held in custody

At December 31, 2010 and 2009 and January 1, 2009 the Group held in custody items including debt securities and equity instruments, among others, for 86,765,151; 64,098,498 and 52,464,980, respectively.

d)    Residual maturity periods and average interest rates

The breakdown by maturity of the balances of certain items in the consolidated balance sheet as follows:

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

	December 31, 2010
									Average
	On	Within 1	1 to	3 to	1 to	3 to	After 5		Interest
	Demand	Month	3 Months	12 Months	3 Years	5 Years	Years	Total	Rate
Assets:
Cash and balances with Argentine Central Bank	6,201,069	1,853,514	-	-	-	-	-	8,054,583	5%
Available-for-sale financial assets-
Debt instruments	-	310,188	3,352	15,083	40,221	38,545	256,408	663,797	21%
Loans and receivables-
Loans and advances to credit institutions	1,066,253	602	-	-	-	-	-	1,066,855	8%
Loans and advances to customers	-	10,410,029	1,231,834	2,020,890	2,559,547	943,734	2,288,663	19,454,697	17%
Debt instruments
	7,267,322	12,574,333	1,235,186	2,035,973	2,599,768	982,279	2,545,071	29,239,932
Liabilities:
Financial liabilities at amortized cost-
Deposits from credit institutions	59,008	58,895	56,145	42,683	22,822	2,385	-	241,938	5%
Customer deposits	17,954,732	4,788,067	2,583,056	632,914	215,606	-	-	26,174,375	6%
Marketable debt securities	-	-	4,290	184,300	-	-	-	188,590	12%
Other financial liabilities	-	2,265,447	1,383	5,399	7,491	-	-	2,279,720	6%
	18,013,740	7,112,409	2,644,874	865,296	245,919	2,385	-	28,884,623
Difference (assets less liabilities)	(10,746,418)	5,461,924	(1,409,688)	1,170,677	2,353,849	979,894	2,545,071	355,309

	December 31, 2009
									Average
	On	Within 1	1 to	3 to	1 to	3 to	After 5		Interest
	Demand	Month	3 Months	12 Months	3 Years	5 Years	Years	Total	Rate
Assets:
Cash and balances with Argentine Central Bank	7,164,218	127,611	-	-	-	-	-	7,291,829	5%
Available-for-sale financial assets-
Debt instruments	-	88,850	3,352	15,083	40,221	38,545	274,221	460,272	33%
Loans and receivables-
Loans and advances to credit institutions	874,323	8,964	-	-	-	-	-	883,287	11%
Loans and advances to customer	-	7,499,929	1,118,832	1,246,813	2,002,935	786,498	1,149,521	13,804,528	19%
	8,038,541	7,725,354	1,122,184	1,261,896	2,043,156	825,043	1,423,742	22,439,916
Liabilities:
Financial liabilities at amortized cost-
Deposits from credit institutions	56,958	37,108	23,376	43,884	44,354	4,235	-	209,915	5%
Customer deposits	11,018,382	5,374,400	2,047,916	891,295	10,720	-	-	19,342,713	7%
Marketable debt securities	-	-	4,727	253,580	-	-	-	258,307	10%
Other financial liabilities	-	2,025,586	1,987	6,255	13,338	-	-	2,047,166	7%
	11,075,340	7,437,094	2,078,006	1,195,014	68,412	4,235	0	21,858,101
Difference (assets less liabilities)	(3,036,799)	288,260	(955,822)	66,882	1,974,744	820,808	1,423,742	581,815

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

e)	Equivalent Pesos value of assets and liabilities

The detail of the main foreign currency balances in the consolidated balance sheet, based on the nature of the related items, is as follows:

	12.31.2010		12.31.2009		01.01.2009
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities

Cash and balances with central banks	2,143,488	-	2,023,346	-	1,023,925	-
Financial assets/liabilities held for trading	32,412	-	-	-	-	(345)
Available-for-sale financial assets	3,829	-	2,796	-	2,386	-
Loans and receivables	3,073,392	-	1,854,343	-	2,362,909	-
Financial liabilities at amortized cost	-	(6,552,939)	-	(5,229,544)	-	(4,083,953)
	5,253,121	(6,552,939)	3,880,485	(5,229,544)	3,389,220	(4,084,298)

f)	Fair value of financial assets and liabilities

The financial assets owned by the Group are measured at fair value in the accompanying consolidated balance sheet, except for loans and receivables and held-to-maturity investments, equity instruments whose market value cannot be estimated reliably.

Similarly, the Group’s financial liabilities -except for financial liabilities held for trading and those measured at fair value- are measured at amortized cost in the consolidated balance sheet.

- Financial assets and liabilities measured at fair value:

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

	12.31.2010	12.31.2009
	Fair value (*)	Fair value
Classification:
FINANCIAL ASSETS HELD FOR TRADING
Debt instruments	2.897.343	2.431.147
Equity instruments	6.318	4.040
Trading derivatives	41.166	60.299
Total	2.944.827	2.495.486

AVAILABLE-FOR-SALE FINANCIAL ASSETS
Debt instruments	663.797	460.272
Equity instruments	28.172	26.490
Total	691.969	486.762

HEDGING DERIVATIVES		8

FINANCIAL LIABILITIES HELD FOR TRADING
Trading derivatives	7.058	4.889
Total	7.058	4.889

(*) The carrying amount of these financial instruments is their fair value.

- Financial assets and liabilities not measured at fair value

	12.31.2010		12.31.2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Classification:
LOANS AND RECEIVABLES
Loans and advances to credit institutions	1,066,855	1,074,560	883,287	892,583
Loans and advances to customers	19,454,697	20,258,409	13,804,528	14,410,065
Total	20,521,552	21,332,969	14,687,815	15,302,648

FINANCIAL LIABILITIES AT AMORTIZED COST
Deposits from credit institutions	241,938	241,783	209,915	209,542
Customer deposits	26,174,375	26,183,107	19,342,713	19,353,899
Marketable debt securities	188,590	188,541	258,307	225,582
Other financial liabilities	2,279,720	2,363,861	2,047,166	2,121,465
Total	28,884,623	28,977,292	21,858,101	21,910,488

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

A significant portion of the Group’s financial assets and liabilities are in short term financial instruments, with a remaining maturity of less than one year, and/or with variable rates. These short-term and variable-rate financial instruments are considered to have a fair value equivalent to their carrying value at the balance sheet date.

For financial instruments with remaining maturity over one year and with fixed-rates, and therefore not included above, the following methods and assumptions were used to estimate their fair value:

- Fair value of loans and deposits was estimated by discounting future contractual cash flows using the loan origination rate for new operations published by the BCRA. Whether rates for different origination periods are published, such information is incorporated into the structure of interest rate used for discounting. This method has been used for valuing both assets and liabilities in pesos as well as US dollars.

- For variable rate transactions, the Bank has assumed that they are on par basis. For CER indexed operations, cash flows were discounted according to the sovereign bond yield.

g)	Restricted availability assets

As of December 31, 2010 and 2009 and January 1, 2009, balances of “Loans and receivables”, include Guaranteed Loans for 3,258, 126,045 and 167,557, respectively, which were given under guarantee resulting from the financing obtained by the Bank through the Inter-American Development Bank, under the Financing Program for Local Small and Medium-sized Companies.

As of December 31, 2010, 2009 and January 1, 2009, the shares of the Mercado de Valores de Buenos Aires S.A. included in “Available for sale financial – Equity instruments” held by Santander Río Sociedad de Bolsa S.A. have been pledged to "Chubb Argentina de Seguros S.A." as required by article 7 of the Argentinean securities market's regulations.

h)	Compliance with Argentine requirements to act as agent in the over- the- counter market

As of December 31, 2010 and 2009 and as of January 1, 2009, the Bank’s equity exceeds the minimum shareholders’ equity required to act as agent in the over-the-counter market, in accordance with the Resolutions 489/06 and 368/01 of the CNV.

i)	Restriction on earnings distribution

In accordance with that established in Section No. 33 of Law 21,526, the 20% of the fiscal year gain under Argentine banking GAAP, has to be used to increase the legal reserve. Accordingly, the profit for the year 2010 is restricted in 320,191. The next Shareholders’ Meeting shall allocate it to the legal reserve.

The BCRA defined the conditions that the Financial Institutions have to carry out, as well as the specific procedure to follow for the earnings distribution. Such procedure includes the explicit authorization of the Superintendence of Financial and Exchange Institutions so as to verify its correct application.

j)	Discontinued operations

No operations were discontinued in 2010 and 2009.

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

44.	Operating segments

The Group has three operating segments, as described below, which are the Group’s strategic business units:

•
Commercial Banking: The Commercial Banking segment encompasses the entire commercial banking business.  The commercial banking activities include products and services for individuals and SMEs, such as personal and corporate loans, deposit-taking, employee payroll accounts for corporate customers, credit and debit cards and overdraft facilities.

•
Global Wholesale Banking: this segment reflects the returns on the Corporate Banking business, those on Investment Banking and Markets in Argentina, including all the managed treasury departments and the equities business. The global wholesale banking activities include products and services for our corporate customers, such as investment banking and project finance.

•	Financial Management: this segment includes the centralized management business relating to financial investments.

The Group does not have any customers that individually accounted for 10% or greater of our interest and similar income for 2010 and 2009.

The condensed statements of income and other significant data are as follows:

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

As of December 31, 2010	Commercial Banking	Global Wholesale Banking	Financial Management	Unallocated Amounts	Total
NET INTEREST INCOME	1,684,024	430,596	103,802	-	2,218,422
Income from equity instruments	19,233	216	-	-	19,449
Share of results of entities accounted for using the equity method	8,464	10,897	-	-	19,361
Net fee and commission income	1,319,461	146,481	-	-	1,465,942
Gains/losses on financial assets and liabilities	99,806	252,372	60,440	-	412,618
Other operating income/(expenses)	(59,953)	(11,085)	11	-	(71,027)
TOTAL INCOME	3,071,035	829,477	164,253	-	4,064,765
Personnel expenses	(842,536)	(74,121)	(4,409)	-	(921,066)
Other administrative expenses	(721,907)	(78,463)	(2,303)	-	(802,673)
Depreciation and amortization of tangible and intangible assets	(133,621)	(16,925)	(623)	-	(151,169)
Net impairment losses on financial assets	(171,208)	(6,601)	-	-	(177,809)
Provisions (net)	36,527	(12,157)	-	-	24,370
PROFIT/(LOSS) FROM OPERATIONS	1,238,290	641,210	156,918	-	2,036,418
Net impairment losses on non-financial assets	(130)	(32)	-	-	(162)
Other non-financial gains/(losses)	27,176	-	-	-	27,176
PROFIT/(LOSS) BEFORE TAX	1,265,336	641,178	156,918	-	2,063,432
Income tax	-	-	-	(702,921)	(702,921)
PROFIT/(LOSS) FROM ORDINARY ACTIVITIES	-	-	-	-	1,360,511
CONSOLIDATED PROFIT/(LOSS) FOR THE YEAR	-	-	-	-	1,360,511
Profit attributable to the parent	-	-	-	-	1,360,258
Attributable to non controlling interest	-	-	-	253	253

Cash and balances with central bank	4,318,464	1,042,921	2,693,198	-	8,054,583
Financial assets held for trading	-	387,922	2,556,905	-	2,944,827
Available-for-sale financial assets	-	28,172	663,797	-	691,969
Loans and receivables	15,310,201	4,834,525	376,826	-	20,521,552
Investments	37,809	8,954	-	-	46,763
Tangible assets	726,626	29,856	-	-	756,482
Intangible assets	99,426	7,201	-	-	106,627
Tax assets	-	-	-	344,679	344,679
Other assets	302,074	73,756	-	-	375,830
Total assets	20,794,600	6,413,307	6,290,726	344,679	33,843,312

Financial liabilities held for trading	-	7,058	-	-	7,058
Financial liabilities at amortized cost	23,828,816	4,848,229	207,578	-	28,884,623
Provisions	127,272	31,614	-	-	158,886
Tax liabilities	-	-	-	506,864	506,864
Other liabilities	336,371	45,889	-	-	382,260
Total liabilities	24,292,459	4,932,790	207,578	506,864	29,939,691

Total Equity	-	-	-	3,903,621	3,903,621
Total liabilities and equity	-	-	-	33,843,312	33,843,312
Shareholders ´equity attributed to the Bank	-	-	-	3,902,380	3,902,380

Non controlling interest	-	-	-	1,241	1,241

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

As of December 31, 2009	Commercial Banking	Global Wholesale Banking	Financial Management	Unallocated Amounts	Total
NET INTEREST INCOME	1,634,490	525,402	(136,752)	-	2,023,140
Income from equity instruments	13,001	271	-	-	13,272
Share of results of entities accounted for using the equity method	(512)	15,671	-	-	15,159
Net fee and commission income	1,054,351	125,251	-	-	1,179,602
Gains/losses on financial assets and liabilities	103,963	162,180	55,130	-	321,273
Other operating income/(expenses)	(50,861)	(11,273)	(1)	-	(62,135)
TOTAL INCOME	2,754,432	817,502	(81,623)	-	3,490,311
Personnel expenses	(621,828)	(64,123)	(2,467)	-	(688,418)
Other administrative expenses	(576,565)	(69,868)	(2,227)	-	(648,660)
Depreciation and amortization of tangible and intangible assets	(118,829)	(17,033)	(652)	-	(136,514)
Net impairment losses on financial assets	(398,437)	(10,000)	-	-	(408,437)
Provisions (net)	(79,845)	328	-	-	(79,517)
PROFIT/(LOSS) FROM OPERATIONS	958,928	656,806	(86,969)	-	1,528,765
Net impairment losses on non-financial assets	(258)	(65)	-	-	(323)
Other non-financial gains/(losses)	22,458	(173)	-	-	22,285
PROFIT/(LOSS) BEFORE TAX	981,128	656,568	(86,969)	-	1,550,727
Income tax	-	-	-	(499,955)	(499,955)
PROFIT/(LOSS) FROM ORDINARY ACTIVITIES	-	-	-	-	1,050,772
CONSOLIDATED PROFIT/(LOSS) FOR THE YEAR	-	-	-	-	1,050,772
Profit atributable to the parent	-	-	-	-	1,050,524
Attributable to non controlling interest	-	-	-	248	248

Cash and balances with central bank	3,008,179	720,141	3,563,509	-	7,291,829
Financial assets held for trading	3,022	513,931	1,978,533	-	2,495,486
Available-for-sale financial assets	-	26,490	460,272	-	486,762
Loans and receivables	10,843,412	3,431,729	412,674	-	14,687,815
Hedging derivatives	6	2	-	-	8
Investments	38,387	7,565	-	-	45,952
Tangible assets	580,631	24,249	-	-	604,880
Intangible assets	21,403	2,842	-	-	24,245
Tax assets	-	-	-	478,725	478,725
Other assets	155,185	37,763	2,267	-	195,215
Total assets	14,650,225	4,764,712	6,417,255	478,725	26,310,917

Financial liabilities held for trading	12	4,854	23	-	4,889
Financial liabilities at amortized cost	16,900,517	4,667,840	289,744	-	21,858,101
Provisions	215,430	53,653	-	-	269,083
Tax liabilities	-	-	-	572,215	572,215
Other liabilities	314,675	40,154	-	-	354,829
Total liabilities	17,430,634	4,766,501	289,767	572,215	23,059,117

Total Equity	-	-	-	3,251,800	3,251,800
Total liabilities and equity	-	-	-	26,310,917	26,310,917
Shareholders ´equity attributed to the Bank	-	-	-	3,250,529	3,250,529
				-	-
Non controlling interest	-	-	-	1,271	1,271

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

45.	Related party transactions

The Argentine Corporate law and BCRA regulations require that our balances and transactions with related parties should be on a market basis, that is, on similar terms to those customarily prevailing in the market. We are required to compare the terms of any such transaction to those prevailing in the market at the date the transaction is entered into.

The parties related to the Bank are deemed to include, in addition to its subsidiaries and associates, the Bank’s key management personnel, as well as all individuals who are related to them by a family relationship of up to the second degree by blood and/or first degree by marriage, and the entities over which the key management personnel may exercise significant influence or control.

Loans made to related parties were made in the ordinary course of business. They were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and they do not involve more than the normal risk of collectability nor they present other unfavorable features.

Management compensation

Members of the Board of Directors´ and Executive Board’s compensation are as follows:

	2010	2009

Fixed compensation	9,963	8,122
Variable compensation	22,300	17,534
	32,263	25,656

Management´s variable compensation

The Bank has acceded to a variable compensation plan launched by Banco Santander Spain and for a number of officials of the Bank to continue with the policy of permanent stimulus driven in 2008. The Plan is implemented through the granting of a determined number of shares of Banco Santander Spain, according to the previous compliance a series of commercial and institutional objectives (see Note 38).

Pension plan

See Note 38.

Loans

The loans conferred to key personnel amounts to 6,483 and 4,744 as of December 31, 2010 and 2009 respectively. They were made on substantially in the same terms, for comparable transactions with other persons. These loans are all on a market basis.

Transactions with related parties

The following table presents information on transactions with related parties whose financial statements are not consolidated with our consolidated financial statements.

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

	2010			2009
	Associates	Parent	Other Related-Party	Associates	Parent	Other Related-Party

Assets
Loans and receivables	-	35,404	1,200	3,894	23,669	2,442
Banco Santander S.A.	-	35,404	-	-	23,669	-
Santander Río Asset Management Gerente FCI S.A.	-	-	1,200	-	-	1,069
Gire S.A.	-	-	-	3,894	-
Other	-	-	-	-	-	1,373

Liabilities
Financial liabilities at amortized cost - Other financial liabilities	-	20,786	1,581	1,136	4,108	2,880
Banco Santander S.A.	-	20,786	-	-	4,108	-
Santander Río Servicios S.A.	-	-	1,527	-	-	1,151
Gire S.A.	-	-	-	1,136	-	-
Other	-	-	54	-	-	1,729

Financial liabilities at amortized cost - Customer deposits	105,891	1,171	63,513	82,817	1,176	56,997
Banco Santander S.A.	-	1,171	-	-	1,176	-
Gire S.A.	105,700	-	-	82,625	-	-
Isban Argentina S.A.	-	-	18,815	-	-	21,033
Santander Río Seguros S.A.	-	-	13,584	-	-	9,793
BRS Investments S.A.	-	-	20,686	-	-	10,995
Other	191	-	10,428	192	-	15,176

Financial liabilities at amortized cost - Marketable debt securities	-	-	3,069	-	-	1,334
Santander Río Seguros S.A.	-	-	3,069	-	-	1,334

	2010			2009
	Associates	Parent	Other Related- Party	Associates	Parent	Other Related- Party
Software purchases	-	-	57,667	-	-	23,965
Isban Argentina S.A.	-	-	54,976	-	-	20,659
Other	-	-	2,691	-	-	3,306

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

	2010			2009
	Associates	Parent	Other Related-Party	Associates	Parent	Other Related-Party

Income and Expense
Interest and similar income	-	-	15	-	-	122
Santander Río Servicios S.A.	-	-	8	-	-	22
Other	-	-	7	-	-	100

Interest expense and similar charges	6,312	2	1,685	4,720	1,960	5,566
Banco Santander S.A.	-	2	-	-	1,960	-
Gire S.A.	-	-	-	4,720	-	-
BRS Investments S.A.	6,312	-	1,319	-	-	893
Santander Río Seguros S.A.	-	-	23	-	-	4,503
Other	-	-	343	-	-	170

Fee and commission income	-	-	85,104	-	-	83,551
Santander Río Seguros S.A.	-	-	71,652	-	-	70,859
Santander Río Asset Management Gerente FCI S.A.	-	-	13,288	-	-	11,339
Other	-	-	164	-	-	1,353

Fee and commission expense	-	-	84,149	-	-	65,901
Santander Río Seguros S.A.	-	-	84,149	-	-	65,901

Administrative expenses	716	-	96,191	-	-	111,149
Isban Argentina S.A.	-	-	63,488	-	-	66,170
Santander Río Servicios S.A.	-	-	23,781	-	-	36,505
Isban S.A.	-	-	5,618	-	-	1,291
Isban Chile S.A.	-	-	1,992	-	-	6,250
Gire S.A.	716	-	-	-	-	-
Other	-	-	1,312	-	-	933

Contingent liabilities	-	-	9,687	-	-	6,257
Banco Santander Chile S.A.	-	-	8,335	-	-	4,188
Other	-	-	1,352	-	-	2,069

46. Risk management policies

The Bank has a formalized and decentralized risk control and management scheme. This is distributed among different Management offices, enabling to have an overall vision and control of the risks.

In particular:

•	Risk Management: Credit risk, Market and Liquidity.
•	Administration and Control Management: Operational risk.
•	Legal Counseling Management: Compliance Risk (including money laundering prevention, legal issues, behavior codes, etc).

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

In addition, the Bank has other pillars enabling it to supervise and monitor the appropriate functioning of the internal control systems as a whole; in particular: Audit Committee required by both the B.C.R.A. and C.N.V.; Model of Internal Control, Internal Audit and External Audit.

The administration of the Bank is in charge of the Board of Directors, consisting of a minimum of 6 (six) and a maximum of 15 (fifteen) Directors appointed by the Regular Stockholders’ Meeting for one year term. The Board of Directors is currently made up of 10 (ten) members and 10 (ten) deputy members. Such administration body is chaired by the President who, in turn, holds the post of General Manager. In addition, most of the Directors have executive functions as Main Managers who report directly to the General Manager and meet regularly so as to deal with the different aspects affecting the Bank among which the analysis and evaluation of risks in the Direction Committee are included.

Finally, the Bank has different follow-up Committees as regards the main businesses and activities and their inherent risks, which have been entirely approved by the Board of Directors. As for risks, the main committees are:

•	Analysis and Resolution Committee (money laundering prevention)
•	Systems Committee
•	Financial Asset and Liability Management Committee (ALCO – “Asset and liability Committee”)
•	Operational risk
•	Regulatory Compliance Committee

Credit Risk

The Risk Management Process starts itself in the policies approved by the Board of Directors, which are managed through the Committees and the Main Risk Management Office.

The Risk Function consists in the identification, study, approval, mediation, control and follow- up of the risk, and interrelates its activities with the business development through the identification of new opportunities/products and business plans, budgets and the optimization of the profitability profile adjusted to the risk. This activity is performed in collaboration with the commercial areas, carrying out the portfolio analysis and management, so as to allow the business development to be suitable for the desired risk profile and, if so, to mitigate the risks and perform the debt recovery management corresponding to each case.

The Risk management is organized in:

-	intelligence and control areas which establish policies, methodology and controls;
-	execution and integration areas to the business which manage the risk function in the commercial businesses; and
-
staff area: Governance, which deals with those standard Risk issues (the updating of the Risk Manual and the internal Risk circular letters), follows the compliance of the committee structure in all levels and coordinates the Risk School.

The execution and integration areas to the business are Standardized Risks, Portfolio Risks and Recoveries management offices.

Standardized Risk Area analyzes and defines the credit policy for the implementation of commercial strategies; generation of credit management programs; administration and management of application forms entered through different channels to the automatic resolution process; detection of early alerts in the use of risk products; development, implementation and follow-up of decision models and admission and behavior scoring models; system elaboration of risk management information.

Portfolio Risk Area carry out analysis of qualitative and quantitative aspects, which, once they have been valued as a whole, define a rating; participation in the approval of credit limits in the corresponding committees; portfolio monitoring so as to achieve the early detection of those debtors with problems. In addition, with the aim of keeping the credit quality within the standards established by the Top Management, all portfolio clients are continuously monitored by the Follow-Up Supervision, through the identification of alert signals and the execution of special and ordinary revisions. Recovery Area coordinate the debt recovery activities and policies with clients

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

from both the portfolio and standardized segments, setting value on the relation with them; minimization of delinquency indexes from the early management of the payment delay; contribution to the Bank’s profit and loss statement resulting from the recovery of delinquent and/or penalized debts; compliance with the standards related to the accounting treatment and irregular portfolio management; permanent and systematic follow-up of judicial and extrajudicial lawsuits initiated by law firms, assuring the due portfolio classification in accordance with the BCRA’s regulations.

The risks are managed in all the credit cycle, from its concession up to its collection. This implies an overall client management so as to achieve a better knowledge which allows the detection of business opportunities and/or the discovery and prevention of potential problems offering the most suitable solutions.

The Risk area works along with the Business Areas. The Risk and Business Areas share growth and delinquency objectives.

All credit approvals follow a procedure of collegiate faculties and Committees assuring the contrast of opinions in the decision making.

The specialization of the Bank’s risk function is based on the type of customer and, accordingly, a distinction is made between Individualized customers and standardized customers in the risk management process:

•
Individualized customers are defined as those to which a risk analyst has been assigned, basically because of the risk assumed. This category includes wholesale banking customers, financial institutions and certain enterprises belonging to retail banking. Risk management is performed through expert analysis supplemented by decision-making support tools based on internal risk assessment models.

•
Standardized customers are those which have not been expressly assigned a risk analyst. This category generally includes individuals, individual entrepreneurs, and retail banking enterprises not classified as individualized customers. Management of these risks is based on internal risk assessment and automatic decision-making models, supplemented when the model is not comprehensive enough or is not sufficiently accurate, by teams of analysts specializing in this type of risk.

Ratings assigned to customers are reviewed periodically to include any new financial information available and the experience in the banking relationship. The frequency of the reviews is increased in the case of customers that reach certain levels in the automatic warning systems and of customers classified as requiring special monitoring. The rating tools themselves are also reviewed in order to progressively fine-tune the ratings they provide.

For standardized customers, both legal entities and individuals, the Bank has scoring tools that automatically assign a score to the proposed transactions.

These loan approval systems are supplemented by performance rating models. These tools provide enhanced predictability of the risk assumed and are used for preventive and marketing activities.

With respect to the allowance for loss arising from credit risk, the Group makes the distinction explained in Note 1.g).

a. Risk limit planning and setting

Risk limit setting is a dynamic process that identifies the Bank’s risk appetite by assessing business proposals and the attitude to risk.

This process is defined in the global risk limit plan, an agreed-upon comprehensive document for the integrated management of the balance sheet and the inherent risks, which establishes risk appetite on the basis of the various factors involved.

The risk limits are founded on two basic structures: customers/segments and products.

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

For individualized risks, customers represent the most basic level, and individual limits are established (pre-classification) when certain features, generally of relative importance, concur.

For large corporate groups a pre-classification model, based on an economic capital measurement and monitoring system, is used. As regards the corporate segment, a simplified pre-classification model is applied for customers meeting certain requirements (thorough knowledge, rating, etc.).

In the case of standardized risks, the risk limits are planned and set using the credit management programs a document agreed upon by the business areas and the risk units and approved by the risk committee or its delegate committee, which contains the expected results of transactions in terms of risk and return, as well as the limits applicable to the activity and the related risk management.

b. Risk analysis and credit rating process

Risk analysis is a pre-requisite for the approval of loans to customers by the Bank. This analysis consists of examining the counterparty’s ability to meet its contractual obligations to the Bank, which involves analyzing the customer’s credit quality, its risk transactions, its solvency and the return to be obtained in view of the risk assumed.

The risk analysis is conducted with a pre-established frequency or every time a new customer or transaction arises, depending on the segment involved. Additionally, the credit rating is examined and reviewed whenever a warning system is triggered or an event affecting the counterparty/transaction occurs.

c. Risk monitoring and control

In addition to the tasks performed by the Internal Audit Division, the Risk Unit has a specific risk monitoring function for adequate credit quality control, which consists of local and global teams to which specific resources and persons in charge have been assigned.

This monitoring function is based on an ongoing process of permanent observation to enable early detection of any incidents that might arise in the evolution of the risk, the transactions, the customers and their environment, and the adoption of mitigating actions. The risk monitoring function is specialized by customer segment.

Market Risks

The Market Risk area is within the Main Risk Management Office, responsible for controlling, measuring and monitoring risks related to prices, rate of interest, rate of exchange, volatility and correlation, and, on the basis of this, different statistics, limits and controls are made. It also has access to the Bank’s information systems, in which all the positions susceptible to being controlled are found.

The control processes as regards market risks are managed by the local team by means of tools and processes developed and/or homologated by the Global Unit of Market Risks. The analysis perimeter of this study is based on the Bank’s negotiation portfolio.

Information on positions, risks and results is daily incorporated into the corporate web (Risk Desktop) so as to consolidate the information and allow the different participants of the market Risk Process to have access to it. In turn, it has global instruments coming from the Global Treasury Plan: the AIRe module, for the portfolio risk calculation; the Murex application, used for the valuation of derivative transactions; and the Asset Control tool, a price database of rates of exchange, bonds, stock, interest rates, curves and other market tools; with automatic link to the market data suppliers.

Result controls (Stop Loss and Loss Trigger); Positions (Equivalent Volume of Fixed Income, Delta Equity, Foreign Exchange Position, Limits of Market Variable Income, Limits of Foreign Exchange Position resulting from Currencies, Delivery Risk resulting from Short-Term Positions); and of risks (VaR Stop, VaR resulting from Risk Factor and Term Sensibilities) are performed. This activity is complemented with periodic reports such as the Backtesting, in which the VaR efficiency as a risk estimator is measured, and the Scenario Analysis or Stress Test, in which hypothetical events or events which have already taken place for the current positions are simulated, when operations on the market variables are carried out.

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

In turn, along with the analyses, the control and compliance of the existent limit budget for the year in force, for each of the calculated statistics, are performed.

This task is also complemented with transaction valuations which go beyond the trading portfolio and which belong to ALCO (“Asset and Liability Committee”), such as the different hedge transactions. For strategic positions, based on forward currency transactions, the same analyses corresponding to the negotiation portfolio are made; whereas, as a hedging policy, the swap coverage efficiency for which the Bank receives an agreed fixed rate and commits itself to pay the CER (Benchmark Stabilization Coefficient), as a way to reduce the existing mismatch between the assets and liabilities indexed by this inflation index, is monthly controlled.

The Asset and Liability Management area is responsible for managing the balance sheet interest rate risk. The aim pursued by Asset and Liability Management is to ensure the stability and recurring nature of both the net interest margin of the commercial activity and the Bank’s economic value, whilst maintaining adequate liquidity and solvency levels.

The interest rate risk is generated through the behavioral nature of the respective commercial products. These activities involve: credit cards, current and saving accounts, consumer loans and mortgages etc.

Decisions affecting the management of these risks are taken through the ALCO committees. On the basis of the balance-sheet interest rate position, and considering the market situation and economy outlook, ALCO adopts the necessary financial measures to align the interest exposure with that desired by the Bank.

These measures can range from the taking of positions on markets to the definition of the interest rate features of commercial products during the product approval process.

The Bank uses two complementary risk metrics to control the interest rate risk profile of the balance sheet. One is the market value change for one basis point in the yield curve and the second is the sensitivity of the net interest margin to changes in the short term interest rate.

The interest rate exposure considers different types of instrument and risk factors and customer behavior (prepayment, deposit modeling etc). The foreign exchange position is managed in the trading books.

a)
Net interest margin (NIM) sensitivity: The sensitivity of the net interest margin measures the change in the expected Net Interest Margin based on the accrual system of accounting for all their assets and liabilities for a specific period (12 months) given a shift in the interest rate curve.

The sensitivity of the net interest margin is calculated by simulating the margin both for a scenario of 100 bps instantaneous changes in the interest rate curve and for the current scenario, the sensitivity being the difference between the two margins so calculated. No new production is assumed in the balance sheet (run off).

b)	Market value of equity (MVE) sensitivity: The sensitivity of the market value of equity is a complementary measure to the sensitivity of the net interest margin.

This sensitivity measures the interest rate risk implicit in the market value of equity based on the effect of changes in interest rates on the present values of financial assets and liabilities.

As explained in Note 1.d), Minimum capital requirements under BCRA´s  rules are computed as a function of the market risk of financial entities’ portfolios, measured as their value at risk (“VaR”).  The regulation covers only those assets usually traded in open markets and excludes those assets in investment accounts.

Liquidity Risks

The framework for the liquidity risk management includes the policies, procedures and structures that the Bank has for an adequate management of that risk. This framework includes a strategy of liquidity and interest rate, including quantitative and qualitative objectives.

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

The liquidity strategy establishes the general guidelines that the Bank shall apply so as to manage that risk, reason for which it contemplates the objective to protect the financial soundness and the capability to endure stress situations in the market. It also sets forth specific policies on particular aspects of the liquidity administration, such as the composition of assets and liabilities, the focus for managing the liquidity in different currencies, the relative trust in the use of certain financial instruments, the liquidity of assets and their market.

As regards structure, this adopts the shape of an Asset and Liability Management Committee (or ALCO – “Asset and Liability Committee”), in which the main responsible for Business, Strategic Planning,

Control and Administration, Risks, the responsible for Market Risks participate, and which is chaired by the General Manager of the Bank.

The liquidity risk management involves a series of processes, among them, the administration of the flows of incoming and outgoing funds for different temporary ranges, the periodic study of the deposit structure, the measurement and follow-up of the net fund requirements under different scenarios (including the “stress testing” use), the follow-up of liquidity indexes, the administration of the access to the markets and the contingency planning.

The liquidity is managed in three levels: (i) at the daily activities level, which objective is to measure and manage the available cash, (ii) at the structural balance sheet liquidity profile level, which aims to measure the Bank’s liquidity texture by the capacity to face potential cash outflows through the analysis of the liquidity gap report and liquidity ratios and, (iii) at a proactive level by the application of stress test scenarios and an adequate contingency plan setting out a defensive management framework allowing the Bank to keep the liquidity risk in a manageable range.

1.	Daily cash-flow control

Everyday Financial Markets receives the available liquidity opening of business report, which is updated frequently until the close of business.

2.	Structural Liquidity Profile

2.a) Liquidity gap profile:  The liquidity gap profile report shows the forecasted maturities over time and the resulting liquidity level. This report aggregates cash flows by inflows / outflows and risk factors. These cash flows are based on the following:

•	Contractual maturities:- are those where the asset or liability item has a maturity date that is expected to be the actual maturity date.

•
Characteristic maturities:- are those where the actual behavioral characteristics of certain asset and liability items differ significantly from their contractual characteristics. These asset and liability items are modeled to determine their assumed maturity profiles.

2.b) Liquidity ratios: The liquidity ratios are used as a medium-term monitoring tool, depicting structural balance sheet liquidity mismatches.

3.	Proactive Liquidity Management

3.a) Liquidity Stress: The liquidity texture of the bank is stress tested to verify the adequacy of the bank’s structural funding and liquid asset portfolio.

Three scenarios are defined with three different degrees of severity to evaluate the liquidity risk under stress. The liquidity erosion in each scenario is presented to ALCO members that define the minimum liquidity to support adverse liquidity situations.

3.b) Contingency Funding Plan:  The purpose of the Contingency Funding Plan - CFP is to ensure that the Bank has a liquidity management framework sufficiently robust to withstand a range of crisis resulted by the Liquidity Stress. The activation of CFP occurs when one of the scenarios is considered existing or imminent. The Liquidity Committee will be called to congregate immediately and automatically after the CFP activation. During the period of CFP duration the Liquidity Committee must congregate with daily minimum frequency; moreover extraordinary

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

meetings can be asked when necessary. It is concerned to the committee the determination of the actions that minimize the crisis effects, according to the basic plan delineated by the CFP for each kind of crisis scenario.

Annually, those responsible for the different business areas make the global limit proposal in coordination with the responsible for Market Risks. In addition, a series of complementary information which allows having an updated vision of the business unit and the markets in which it operates is separately required. The list of products, underlying, foreign currencies and terms authorized for the different activities will be accompanying the global limit proposal. This global limit proposal is submitted before the ALCO Committee for its agreement by the responsible for Market Risks.

Half-yearly, the Liquidity Contingency Plan is made, in which different stress scenarios are analyzed, establishing the liquidity needs for each of them and the action plan so as to settle it.

Operational Risk

Within the framework of Communiqué “A” 4793 and supplementary of the BCRA by which the “Outlines for the operational risk management in financial institutions” were established, in May 2008, the bank sets up the Unit of Internal Control and Operational Risk (UCIRO) dependent on the Main Control and Administration Management Office, responsible for implementing an integrated system of internal control and operational risk.

The coordinator responsible for Operational Risk, appointed to be in charge of the Operational Risk and Internal Control Management Office, has proposed the general policies for the operational risk management. These policies have been approved by the Board of Directors and the General Management of the Bank on July 17, 2008. In addition, the Operational Risk Committee with the appointment of operational risk area coordinators, for both business and support areas, was set up.

During December 2008, the general policies for the operational risk management; the particular policies related to the internal and external communication, incentive policy and service outsourcing policy with suppliers and the procedure manual for the overall operational risk management were published.

Over the course of 2009, risk and control identification/evaluation tasks were developed, thus complying with the implementation timeline established by the BCRA through Communiqué "A" 4793, making this way the overall system of operational risk management be implemented in accordance with policies and procedures approved.

In the same way, during 2009, the Bank focused on both a general training process for all the organization and a specific coaching for the appointed coordinators, so as to achieve an overall implementation stage as regards the Operational Risk Management System.

In February 2009, the BCRA issued Communiqué “A” 4904, through which it is established the informative system of operational risk database, which came into force as from January 1, 2010. The Bank has information which compiles operational risk loss events as from 2007, thus complying with that established in Communiqué “A” 4904.

The Unit of Internal Control and Operational Risk takes part in the Operational Risk Committee, in the Local Committee of Products for the analysis, development, and implementation of new businesses, and in the Resolution and Analysis Committee for money laundering prevention.

Standard Compliance Risk

The Bank through its Standard Compliance Management supervises the compliance of the Code of Conduct in the Stock Markets, and the Investor Protection Code.

The Bank also has a General Code of Conduct which establishes strong professional ethical principles with clear performance parameters for both its officers and employees.

It is worth highlighting Santander Río is adhered to the Code of Banking Practice and has submitted the
Self-regulation Council its Annual Statement, in which it is declared that the Bank has complied with the regulations foreseen in such Code, ratifying quality standards as regards attention, transparency and professionalism in the relationship with its clients.

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

The Bank, through the compliance of the standards in force and putting into practice its own processes and manuals, works on the prevention of money laundering and financing of terrorism activities as well as other illegal acts.

The analysis, counseling, and management regarding legal issues correspond to the Main Legal Counsel Management Office which, apart from providing legal counseling, is responsible for assessing and mitigating the regulatory and legal risks. In order to develop these functions, it has an appropriate organizational structure made up of a professional team with experience in financial issues.

47.	Transition to International Financial Reporting Standards

The Bank´s accounting policies were changed on January 1, 2009 to comply with IFRS. The transition to IFRS is accounted for in accordance with IFRS 1, “First-time Adoption of International Financial Reporting Standards”, with January 1, 2009 as the date of transition. The changes in accounting policies as consequence of the transition to IFRS and the reconciliation of the effects of the transition to IFRS are presented below. The Bank prepared its opening balance sheet at January 1, 2009, by applying the accounting policies and rules and the measurement bases described in Note 2, with the following exemption, as permitted by IFRS 1 and described below:

•	Business Combination

The Bank elected not to apply IFRS 3 R retrospectively to business combinations that occurred prior to January 1, 2009, the date of transition. By electing not to apply IFRS 3 R retrospectively, we have:

Recognized the related assets and liabilities at the date of transition that were acquired or assumed in a past business combination.

Used the carrying amount under Argentine Banking GAAP of assets acquired and liabilities assumed in those business combinations based on their deemed cost under IFRS at that date.

•	Valuation at the restated cost or restated depreciated cost in equivalent purchasing power as deemed cost:

The Bank elected to use the carrying amount under Argentine Banking GAAP as its deemed cost for tangible assets. Such carrying amount was measured at the restated cost or restated depreciated cost to reflect changes in the general whole sale price index (Restatement in equivalent purchasing power).

Accordingly to the above mentioned method, the accounting figures were restated due to the purchasing power changes through August 31, 1995. As from that date, based in the prevailing economic stability conditions and accordingly with CNV General Resolution No. 272 and BCRA Communication “A” 2365, the accounting figures were not restated through December 31, 2001. In view of CNV General Resolution No. 415 and BCRA Communication “A” 3702, the method was reinstated effective as from January 1, 2002, considering the previous accounting figures as restated as of December 31, 2001.

By Communication “A” 3921 of the BCRA and General Resolution No. 441/03 of the CNV, in compliance with Decree 664/03 of the Federal Executive, application of the restatement method on financial statements in equivalent purchasing power has been suspended as from as from March 1, 2003. Accordingly, the Bank applied the mentioned restatement until February 28, 2003.

As it is stated in IFRS 1 a revaluation in accordance with previous GAAP that is intended to be similar to fair value adjustment, such as the application of a price index to a previous carrying amount, may be considered broadly comparable to fair value or cost or depreciated cost under IFRS, adjusted to reflect changes in a general or specific price index.

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

•	Designation of previously recognized financial instruments:

The Bank elected to designate certain investments in equity and debt securities as “Available for sale” as of the date of transition.

As a first-time adopter, the Bank recognized the valuation adjustments arising on transition to IFRS as a result of changes in accounting policies in retained earnings at January 1, 2009, the date of transition. The transition to IFRS resulted in the following main changes in accounting policies:

a)	Loans and Receivable

Loans and Receivable include the following valuation adjustments:

1.	Loan Origination fees under effective interest rate method

Under IFRS, loan origination fees, commissions and inherent costs that are integral part of effective interest rate of loans measured at amortized cost are recognized in profit or loss over the term of the corresponding contracts. Under Argentine Banking GAAP, these fees and expenses are directly recognized in the profit or loss when received or paid.

As of January 1, 2009 and December 31, 2009, the valuation adjustment amounts to 84,863 (decrease in equity) and 85,431 (decrease in equity), respectively.

The valuation adjustment related to this matter in the consolidated income statement for the year ended December 31, 2009 amounts to 568 (Loss).

2.	Federal Government Secured Loans

During the fiscal year ended December 31, 2001, and pursuant to Decrees No. 1387/01 and 1646/01, the Bank and its subsidiaries swapped a portion of their holdings in federal government securities outstanding as of November 6, 2001 for Federal Government secured loans.

As provided for in BCRA’s Communications “A” 3366 and “A” 3385, the initial value of the certificates matched that of the prior book value as of the date of the swap. Argentine Banking GAAP determined that these securities had to be recorded at their amortized cost which was significantly higher than the market value. No impairment was recorded as these assets are not subject to impairment under Argentine Banking GAAP.

Under IFRS as of January 1, 2009, an impairment amounting to 118,349 has been accounted for as a decrease in equity. IFRS state that an asset has to be impaired when the carrying amount exceeds its recoverable value at the transition date (an indication that an asset was impaired).

During 2009 the Bank swapped 75% of this secured loans with an Argentinean Nation debt security (BONAR 2014) which as of December 31, 2009 have been accounted for at fair value under Argentine Banking GAAP and IFRS.

Under Argentine Banking GAAP the Bank recorded in 2009 a loss related to the fair value adjustment of BONAR 2014 amounting to 88,762. Under IFRS such adjustment has been recorded in equity as of January 1, 2009.

Under IFRS as of December 31, 2009, the valuation adjustment related to the residual holding of the Federal Government Secured Loans, which has already been recorded at January 1, 2009, amounts to 19,453.

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

The impact in the consolidated income statement for the year ended December 31, 2009 related to these matters was as follows:

▪	88,762 (Gain) to reverse out the adjustment accounted under Argentine Banking GAAP.

▪	10,134 (Gain) related to the interest accrued by the residual holding of the Federal Government Secured Loans using the interest method.

b)	Intangible assets

Under Argentine Banking GAAP the computer software is accounted for as an Intangible asset. Under IFRS computer software can only be capitalized if certain conditions are met. Specifically, an intangible asset arising from development or from the development phase of an internal project should be recognized if, and only if, an entity can demonstrate all of the following:

➢	the technical feasibility of completing the intangible asset so that it will be available for use or sale;
➢	its intention to complete the intangible asset and use or sell it;
➢	its ability to use or sell the intangible asset;
➢
how the intangible asset will generate probable future economic benefits. Among other things, the entity can demonstrate the existence of a market for the output of the intangible asset or the intangible asset itself or, if it is to be used internally, the usefulness of the intangible asset;

➢	the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and
➢	its ability to measure the expenditure attributable to the intangible asset during the development phase.

Due to the fact that as of January 1, 2009 the Bank cannot demonstrate all of the above, under IFRS computer software amounting to 68,715 has been accounted for as a decrease in equity at the transition date.

During 2009 under Argentine Banking GAAP the Bank fully amortized the computer software capitalized as of January 1, 2009 due to the fact that the Bank was unable to have a future use of this asset. Consequently, as of December 31, 2009, there is no valuation adjustment between Argentine Banking GAAP and IFRS related to this matter in the Consolidated Balance sheet.

However, there is a valuation adjustment amounting to  68,715 (Gain) in the consolidated income statement for the year ended December 31, 2009 to reverse out the entry booked under Argentine Banking GAAP.

c)	Income taxes:

Under Argentine Banking GAAP, the Bank determines the income tax by applying the current income 35% tax rate to the estimated taxable income for each fiscal year without taking into account the effect of temporary differences between book and taxable income.

Under IFRS, deferred income tax assets and liabilities which include temporary differences (differences between the tax base of an asset or liability and its carrying amount in the balance sheet) have been accounted for. Deferred tax liabilities are defined as the amounts of income taxes payable in future periods in respect of taxable temporary differences. Deferred tax assets are defined as the amounts of income taxes recoverable in future periods in respect of:

➢	deductible temporary differences;
➢	the carry-forward of unused tax losses; and
➢	the carry-forward of unused tax credits.

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

The valuation adjustment in the Consolidated Balance Sheet as of January 1, 2009 related to Deferred Tax Assets and Deferred Tax Liabilities amounts to 570,175 and 145,623, respectively.

The valuation adjustment in the Consolidated Balance Sheet as of December 31, 2009 related to Deferred Tax Assets and Deferred Tax Liabilities amounts to 433,818 and 163,924, respectively.

The valuation adjustment related to deferred income taxes in the consolidated income statement for the year ended December 31, 2009 amounts to 50.895 (Loss) and the valuation adjustment included in equity (Valuation Adjustment) for the year ended December 31, 2009 amounts to 103,763.

d)	Other Liabilities:

Under Argentine Banking GAAP, the Bank accounts for employees compensated absences (vacation) when paid. Under IFRS such employee benefit has to be accounted for on accrual basis. Bank has recognized the undiscounted value of this compensated benefit at January 1, 2009 and December 31, 2009 in the consolidated balance sheet as a liability, after deducting any amounts already paid.

The valuation adjustments (decrease in equity) in the Consolidated Balance Sheet as of January 1, 2009 and December 31, 2009 related to this matter amounts to 25,274 and 31,454, respectively.

The valuation adjustment in the Income Statement for the year ended December 31, 2009 amounts to 6,180 (Loss).

e)	Impairment on Loans and Receivable:

Under Argentine Banking GAAP the Bank provides for losses on loans generally through specific allocations on a loan-by-loan basis, once the loan becomes classified in a category which indicates that collectability may be impaired, and also through mandatory general provisions on performing loans, which serves to cover inherent loan losses for which specific provisions have not been made.

Under IFRS, the Bank estimates the allowance as it is described in Note 2 g) “Impairment of financial assets”. Such criteria differs in certain aspects, to the one adopted under Argentine Banking GAAP.

The valuation adjustment in the Consolidated Balance sheet as of January 1, 2009 and December 31, 2009 related to this matter amounts to  34,300 (decrease in equity) and  27,300 (increase in equity), respectively.

The valuation adjustment in the Income Statement for the year ended December 31, 2009 amounts to 61,600 (Gain).

f)	Designation of financial instruments to available-for-sale:

Under Argentine Banking GAAP, the Bank accounts for certain equity instruments included in “Investment in Other Companies” at cost. Under IFRS, the Bank has classified these investments as available-for-sale, measuring them at fair value with the changes recognized in equity as a valuation adjustment.

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

The valuation adjustments (increase in equity) as of January 1, 2009 and December 31, 2009 related to this matter amounts to 9,667 and 10,616, respectively.

Under Argentine Banking GAAP in 2009 the Bank recognized a gain amounting to 297,427 related to the difference in the fair value of an Argentinean Bond named BOGAR 2020. Under IFRS, the Bank classified this bond as available for sale. The difference in the fair value was recorded as a credit to Valuation adjustment included in the equity attributed to the Parent. Interest calculated using the effective interest method on interest-bearing available for sale financial assets are recognized in the income statement.

The impact on the consolidated income statement for the year ended December 31, 2009 is as follows:

▪	297,427 (decrease) related to the difference in the fair value of BOGAR 2020 and,

▪	2,054 (increase) related to the effective interest method.

The fair value of the financial assets designated as available for sale at January 1, 2009 under IFRS and the carrying amount under Argentine Banking GAAP at December 31, 2008 is as follows:

	Carrying amount (in thousands of pesos)
	As of January 1, 2009	As of December 31, 2008 (*)
	IFRS	Argentine Banking GAAP
Available-for-sale financial assets (AFS)
Debt instruments
Guaranteed Bonds issued by the Argentine Government (BOGAR 2020)	155,069	155,069
	155,069	155,069
Equity instruments
Mercado de Valores de Buenos Aires S.A.	8,000	3,071
Visa Argentina S.A.	5,908	2,382
Bladex S.A.	2,226	1,014
Other	4,612	4,612
	20,746	11,079

The comparison between the classification under IFRS and Argentine GAAP is presented below:

Classification
	As of January 1, 2009	As of December 31, 2008
	IFRS	Argentine Banking GAAP
Guaranteed Bonds issued by the Argentine Government (BOGAR 2020)	AFS - Debt Instruments	Unlisted government securities
Mercado de Valores de Buenos Aires S.A.	AFS - Equity Instruments	Investments in other companies
Visa Argentina S.A.	AFS - Equity Instruments	Investments in other companies
Bladex S.A.	AFS - Equity Instruments	Investments in other companies
Other	AFS - Equity Instruments	Investments in other companies

(*) as per previous local consolidated financial statements prepared under Argentine Banking GAAP

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

g)	Consolidation of all Special Purpose Entities (SPEs- Securitization of financial assets)

Under Argentine Banking GAAP Special Purpose Entities are valued at the equity method. Under IFRS special purpose entities (SPEs) are consolidated.

A first-time adopter must consolidate all special purpose entities (SPEs) that it controls at the date of transition to IFRS, even if the SPEs existed before the date of transition to IFRS. SIC-12 Consolidation – Special Purpose Entities provides explicit guidance on the extent to which special purpose entities should be considered under the control of an investor. The Interpretation requires that such entities should be consolidated when the substance of the relationship between the parties indicates control. Control is defined as follows: "The power to govern the financial and operating policies of an entity or business so as to obtain benefits from its activities."

The Bank consolidated three Trusts (Securitization of financial assets) at January 1, 2009, December 31, 2009 and 2010. Such Trusts are “Fideicomiso Financiero Río Personales I”, “Fideicomiso Financiero Súper Letras Hipotecarias - Clase I” and “Fideicomiso Financiero Súper Letras Hipotecarias  - Clase II”.

The impact of the consolidation of the SPEs in the consolidated balance sheet as of January 1, 2009 is as follows:

Financial assets held for trading	(11,157)
Loans and receivables	157,242
Hedging derivatives	(20)
Investments at equity method	(60,566)
Other assets	596
Total assets	86,095

Financial liabilities held for trading	379
Financial liabilities at amortized cost	85,621
Tax liabilities	65
Other liabilities	30
Total liabilities	86,095

The impact of the consolidation of the SPEs in the consolidated balance sheet as of December 31, 2009 and consolidated income statement for the year then ended is as follows:

Financial assets held for trading	(10,067)
Loans and receivables	101,706
Investments	(59,444)
Other assets	184
Total assets	32,379

Financial liabilities held for trading	23
Financial liabilities at amortized cost	32,230
Tax liabilities	58
Other liabilities	68
Total liabilities	32,379

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

Interest and similar income	17,655
Interest expense and similar charges	(5,979)
INTEREST INCOME	11,676
Fee and commission income	(275)
Gains/losses on financial assets and liabilities (net)	(9,165)
Held for trading	(9,165)
Other operating expenses	(1)
Other	(1)
TOTAL INCOME	2,235
Administrative expenses	(684)
Other general administrative expenses	(684)
Impairment losses on financial assets (net)	(1,551)
Loans and receivables	(1,551)
OPERATING PROFIT BEFORE TAX	-
Income taxes	-
CONSOLIDATED PROFIT FOR THE YEAR	-

h)	Repurchase and reverse repurchase agreement with securities (Repo and reverse Repo agreements)

As of December 31, 2009 and January 1, 2009 the Bank entered into a Repo and reverse Repo agreements of financial instruments such as securities issued by BCRA.

Under Argentine Banking GAAP, initial measurement of such agreements implies sale or purchase accounting together with the recognition of an underlying asset and liability due to the financing transaction entered into.

Under IFRS, as it is explained in Note 2.h), these underlying assets and liabilities have not qualified for recognition so consequently the Bank is not recognizing these Securities as their own.

Additionally, the financing granted (received) has been classified as “Cash and balances with Argentine Central Banks” based on the nature of the debtor (creditor), the BCRA.

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

I.	Consolidated balance sheet: reconciliation at January 1, 2009 – Assets, liabilities and equity

	Argentine Banking GAAP Balances	Effects of transition to IFRS		IFRS Opening Balances	Reference to Note 47
		Reclassifications (1)	Valuation adjustments
Cash and balances with the Argentine Central Bank	3,347,984	108,997	1,983,472	5,440,453	(h)
Financial assets held for trading	2,614,578	188,872	(2,096,091)	707,359	(h)
Due from credit institutions	2,376,143	(392,671)	(1,983,472)	-	(h)
Available-for-sale financial assets	155,069	11,079	9,667	175,815	(f)
Loans and receivables	14,978,661	169,348	(80,271)	15,067,738	(a) and (e)
Hedging derivatives	-	1,576	777	2,353
Investments	47,117	49,487	(60,566)	36,038	(g)
Tangible assets	616,892	37,746	(1,001)	653,637
Intangible assets	111,100	(42,385)	(68,715)	-	(b)
Tax assets		8,050	570,174	578,224	(c)
Other assets	312,554	(191,232)	596	121,918
Total assets	24,560,098	(51,133)	(1,725,430)	22,783,535

Financial liabilities held for trading	-	126,270	379	126,649
Financial liabilities at amortized cost	21,678,836	(66,964)	(1,995,740)	19,616,132	(h)
Provisions	289,942	(36,079)	-	253,863
Tax liabilities		203,006	145,688	348,694	(c)
Other liabilities	591,744	(277,366)	25,302	339,680	(d)
Total liabilities	22,560,522	(51,133)	(1,824,371)	20,685,018
Non-controlling interest	1,137	-	133	1,270
Shareholders ´equity attributed to the Parent	1,998,439	-	98,808	2,097,247
Total equity	1,999,576	-	98,941	2,098,517

(1) Under Argentine Banking GAAP assets and liabilities are disclosed differently from IFRS. Reclassifications have been made in order to adopt the disclosures required under IFRS. The main reclassifications are due to: (a) Special Guarantee accounts in BCRA and (b) Leasehold improvements which under Argentine Banking GAAP are disclosed as Intangible assets and under IFRS are included as Tangible assets.

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

II.	Consolidated balance sheet: reconciliation at December 31, 2009 – Assets, liabilities and equity

	Argentine Banking GAAP Balances	Effects of transition to IFRS		IFRS Balances	Reference to Note 47
		Reclassifications (1)	Valuation adjustments
Cash and balances with the Argentine Central Bank	4,467,112	127,610	2,697,107	7,291,829	(h)
Financial assets held for trading	5,321,422	299,597	(3,125,533)	2,495,486	(h)
Due from credit institutions	3,540,306	(843,199)	(2,697,107)	-	(h)
Available-for-sale financial assets	460,272	15,735	10,755	486,762	(f)
Loans and receivables	14,211,203	452,490	24,122	14,687,815	(a) and (e)
Hedging derivatives	-	1	7	8
Investments	61,687	43,709	(59,444)	45,952	(g)
Tangible assets	586,339	19,700	(1,159)	604,880
Intangible assets	44,949	(20,704)	-	24,245	(b)
Tax assets	-	44,907	433,818	478,725	(c)
Other assets	473,748	(278,717)	184	195,215
Total assets	29,167,038	(138,871)	(2,717,250)	26,310,917

Financial liabilities held for trading	-	4,866	23	4,889
Financial liabilities at amortized cost	24,996,242	(58,917)	(3,079,224)	21,858,101	(h)
Provisions	296,788	(27,705)	-	269,083
Tax liabilities	-	408,233	163,982	572,215	(c)
Other liabilities	788,655	(465,348)	31,522	354,829	(d)
Total liabilities	26,081,685	(138,871)	(2,883,697)	23,059,117
Non-controlling interest	1,192	-	79	1,271
Shareholders ´equity attributed to the Parent	3,084,161	-	166,368	3,250,529
Total equity	3,085,353	-	166,447	3,251,800

(1) Under Argentine Banking GAAP assets and liabilities are disclosed differently from IFRS. Reclassifications have been made in order to adopt the disclosures required under IFRS. The main reclassifications are due to: (a) Special Guarantee accounts in BCRA and (b) Leasehold improvements which under Argentine Banking GAAP are disclosed as Intangible assets and under IFRS are included as Tangible assets.

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

III.	Consolidated income statement for the year ended December 31, 2009

	Argentine Banking GAAP Balances	Effects of transition to IFRS		IFRS Balances	Reference to Note 47
		Reclassifications (1)	Valuation adjustments
Interest and similar income	2,837,029	163,850	29,275	3,030,154	(a) and (f)
Interest expense and similar charges	(1,200,690)	199,655	(5,979)	(1,007,014)
NET INTEREST INCOME	1,636,339	363,505	23,296	2,023,140
Income from equity instruments	566,468	(553,196)	-	13,272
Income from companies accounted for using the equity method	28,431	(13,272)	-	15,159
Fee and commission income	1,753,526	(198,824)	(704)	1,553,998
Fee and commission expense	(474,119)	99,723	-	(374,396)
Gains (losses) on financial assets and liabilities (net)	-	324,097	(218,636)	105,461
Held for trading	-	299,204	(218,636)	80,568	(a) and (f)
Other	-	24,893	-	24,893
Exchange differences (net)	167,734	48,078	-	215,812
Other operating income	494	8,084	-	8,578
Other operating expenses	-	(70,712)	(1)	(70,713)
TOTAL INCOME	3,678,873	7,483	(196,045)	3,490,311
Administrative expenses	(1,317,486)	(12,569)	(7,023)	(1,337,078)
Personnel expenses	(814,917)	132,679	(6,180)	(688,418)	(d)
Other general administrative expenses	(502,569)	(145,248)	(843)	(648,660)
Depreciation and amortization	(205,071)	(158)	68,715	(136,514)	(b)
Provisions (net)	-	(79,517)	-	(79,517)
Impairment losses on financial assets (net)	(531,285)	62,799	60,049	(408,437)
Loans and receivables	(531,285)	62,799	60,049	(408,437)	(e)
Impairment losses on other assets (net)	-	(323)	-	(323)
Other assets	-	(323)	-	(323)
Gains/(losses) on disposal of assets not classified as non-current assets held for sale	-	19,278	-	19,278
Gains/(losses) on disposal of non-current assets held for sale not classified as discontinued operation	-	3,007	-	3,007
OPERATING PROFIT BEFORE TAX	1,625,031	-	(74,304)	1,550,727
Income taxes	(449,061)	-	(50,894)	(499,955)	(c)
CONSOLIDATED PROFIT FOR THE YEAR	1,175,970	-	(125,198)	1,050,772
(1) Under Argentine Banking GAAP income and losses are disclosed differently from IFRS. Reclassifications have been made in order to adopt the disclosures required under IFRS.  The main reclassification are due to: (a) Turnover tax was reclassified from "Interest expense and similar charges" to offset "Interest and similar income"; (b) Income from investments in securities and bonds (debt and equity instruments) which under Argentine Banking GAAP are disclosed as "Income from equity instruments" and under IFRS are included as "Gains/ losses on financial assets and liabilities - Held for trading"; (c) Loan origination fees that under Argentine Banking GAAP are disclosed as "Fee and commission income" and under IFRS are included as "Interest and similar income"; and (d) Personnel outsourcing expenses which under Argentine Banking GAAP are disclosed as "Administrative expenses - Personnel expenses" and under IFRS are included as "Administrative expenses - Other general administrative expenses".

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

IV.	Consolidated statement of cash flow for the year ended December 31, 2009

	Argentine Banking GAAP Balances	Effects of transition to IFRS		IFRS Balances	Reference to Note 47
		Reclassifications (1)	Valuation adjustments
CASH FLOWS FROM OPERATING ACTIVITIES	1,274,070	112,136	645,078	2,031,284	(*)
CASH FLOWS FROM INVESTING ACTIVITIES	(38,122)	(114,960)	68,557	(84,525)	(b)
CASH FLOWS FROM FINANCING ACTIVITIES	(509,380)	217,910	-	(291,470)	(**)
EFFECT OF FOREIGN EXCHANGE RATE CHANGES	196,087	-	-	196,087
NET INCREASE IN CASH AND CASH EQUIVALENTS	922,655	215,086	713,635	1,851,376
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	3,824,249	(367,268)	1,983,472	5,440,453	(h)
CASH AND CASH EQUIVALENTS AT END OF YEAR	4,746,904	(152,182)	2,697,107	7,291,829	(h)
NET INCREASE IN CASH AND CASH EQUIVALENTS	922,655	215,086	713,635	1,851,376

(*) The valuation adjustments related to operating activities have already been explained in note 47 points (a) through (h) except (b).
(**) There is no valuation adjustments related to financing activities.

V.	Consolidated statement of income and recognized expense income statement for the year ended December 31, 2009

	Argentine Banking GAAP Balances	Effects of transition to IFRS		IFRS Balances	Reference to Note 47
		Reclassifications	Valuation adjustments
CONSOLIDATED PROFIT FOR THE YEAR	1,175,970	-	(125,198)	1,050,772
OTHER RECOGNIZED INCOME AND EXPENSE	-	-	192,706	192,706

Available-for-sale financial assets	-	-	296,462	296,462	(f)
Cash flow hedges	-	-	7	7
Income taxes	-	-	(103,763)	(103,763)	(c)
TOTAL RECOGNIZED INCOME AND EXPENSE	1,175,970	-	67,508	1,243,478

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

Appendix I

Subsidiary

		Participation %		As of and for the Year Ended December 31, 2010
Direct and Indirect Controlled by Banco Santander Río S.A.	Activity	Direct	Indirect	Shareholders´ Equity	Net income (Losses)
Santander Río Sociedad de Bolsa S.A	Stockbroker	94.86%	0	24,147	4,923

		Participation %		As of and for the Year Ended December 31, 2009
Direct and Indirect Controlled by Banco Santander Río S.A.	Activity	Direct	Indirect	Shareholders´ Equity	Net Income (Losses)
Santander Río Sociedad de Bolsa S.A	Stockbroker	94.86%	0	24,724	4,842

		Participation %		As of January 1, 2009
Direct and Indirect Controlled by Banco Santander Río S.A.	Activity	Direct	Indirect	Shareholders´ Equity
Santander Río Sociedad de Bolsa S.A	Stockbroker	94.86%	0	24,707

Appendix II

Associates

		Participation %		As of and for the Year Ended December 31, 2010
Significant influence	Activity	Direct	Indirect	Shareholders´ Equity	Net income (Losses)
Gire S.A	Services	58.33%	0	63,769	29,875
Banelco S.A	Services	16.37%	0	58,440	11,264

		Participation %		As of and for the Year Ended December 31, 2009
Significant influence	Activity	Direct	Indirect	Shareholders´ Equity	Net Income (Losses)
Gire S.A	Services	58.33%	0	63,894	21,601
Banelco S.A	Services	16.37%	0	60,532	7,694

		Participation %		As of January 1, 2009
Significant influence	Activity	Direct	Indirect	Shareholders´ Equity
Gire S.A	Services	58.33%	0	38,606
Banelco S.A	Services	16.37%	0	51,641

BANCO SANTANDER RÍO S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND AT JANUARY 1, 2009

(thousands of pesos)

Appendix III

Special Purpose Entities of Banco Santander Río S.A.:

		Participation %		As of and for the Year Ended December 31, 2010
Direct and Indirect Controlled by Banco Santander Río S.A.	Activity	Direct	Indirect	Shareholders´ Equity	Net income (Losses)
Fideicomiso Río Personales	Trust	100%	0	8,020	2,063
Fideicomiso Super Letras hipotecarias I	Trust	100%	0	9,422	720
Fideicomiso Super Letras hipotecarias II	Trust	100%	0	20,243	1,440

		Participation %		As of and for the Year Ended December 31, 2009
Direct and Indirect Controlled by Banco Santander Río S.A.	Activity	Direct	Indirect	Shareholders´ Equity	Net income (Losses)
Fideicomiso Río Personales	Trust	100%	0	31,937	4,636
Fideicomiso Super Letras hipotecarias I	Trust	100%	0	8,703	729
Fideicomiso Super Letras hipotecarias II	Trust	100%	0	18,803	1,298

		Participation %		As of January 1, 2009
Direct and Indirect Controlled by Banco Santander Río S.A.	Activity	Direct	Indirect	Shareholders´ Equity
Fideicomiso Río Personales	Trust	100%	0	35,086
Fideicomiso Super Letras hipotecarias I	Trust	100%	0	7,974
Fideicomiso Super Letras hipotecarias II	Trust	100%	0	17,505

Through and including                 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this international offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Banco Santander Río S.A.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 6.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

Neither the laws of Argentina nor our bylaws or other constitutive documents provide for indemnification of our directors or officers.  We may purchase and maintain directors’ and officers’ liability insurance covering our directors and executive officers with respect to general civil liability, including liabilities under the Securities Act, which our directors and officers may incur in their capacities as such.

ITEM 7.         RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 8.         EXHIBITS

(a)           The following documents are filed as part of this Registration Statement:

1.1*	Form of International Underwriting Agreement.
3.1*	English translation of the bylaws of the Registrant.
4.1*
Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipts.

5.1*	Opinion of Pérez Alati, Grondona, Benites, Arntsen & Martínez de Hoz (Jr.), Argentine legal counsel of the Registrant, as to the validity of the Class B shares.
8.1*	Opinion of Pérez Alati, Grondona, Benites, Arntsen & Martínez de Hoz (Jr.), Argentine legal counsel of the Registrant, as to Argentina tax matters (included in Exhibit 5.1).
21.1	List of subsidiaries.
23.1	Consent of Deloitte & Co. S.R.L.
23.2*	Consent of Pérez Alati, Grondona, Benites, Arntsen & Martínez de Hoz (Jr.) (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page to the Registration Statement).

*	To be filed by amendment.

(b)	Financial Statement Schedules

None.

PART II

ITEM 9.         UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby also undertakes that:

1.      For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement at the time it was declared effective.

2.      For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      For the purposes of Item 512(F) of Regulation S-K, the undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

4.      For the purpose of determining any liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina, on May 26, 2011.

BANCO SANTANDER RÍO S.A.

By:	/s/ José Luis Enrique Cristofani
	Name:	José Luis Enrique Cristofani
	Title:	Chairman

BANCO SANTANDER RÍO S.A.

By:	/s/ Gabriel Juan Ribisich
	Name:	Gabriel Juan Ribisich
	Title:	Chief Financial Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints José Luis Enrique Cristofani, Guillermo Rubén Tempesta and Norberto Oscar Rodriguez, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462 under the U.S. Securities Act of 1933) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on May 26, 2011 in the capacities indicated:

Name	Title

/s/ José Luis Enrique Cristofani	Chairman (principal executive officer)
José Luis Enrique Cristofani

/s/ Gabriel Juan Ribisich	Chief Financial Officer (principal financial officer)
Gabriel Juan Ribisich

/s/ Guillermo Rubén Tempesta	Vice Chairman
Guillermo Rubén Tempesta

/s/ Norberto Oscar Rodriguez	Director (principal accounting officer)
Norberto Oscar Rodriguez

/s/ Alberto Remigio Abad	Director
Alberto Remigio Abad

/s/ Víctor Barallat López	Director
Víctor Barallat López

/s/ Fernando De Illana	Director
Fernando De Illana

/s/ Carlos Alberto Gindre	Director
Carlos Alberto Gindre

/s/ Jorge Emilio Verruno	Director
Jorge Emilio Verruno

/s/ Oscar Von Chrismar	Director
Oscar Von Chrismar

/s/ James H. Bathon	Authorized Representative in the United States
James H. Bathon Authorized Signatory

EXHIBIT INDEX

1.1*	Form of International Underwriting Agreement.
3.1*	English translation of the bylaws of the Registrant.
4.1*
Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipts.

5.1*	Opinion of Pérez Alati, Grondona, Benites, Arntsen & Martínez de Hoz (Jr.), Argentine legal counsel of the Registrant, as to the validity of the Class B shares.
8.1*	Opinion of Pérez Alati, Grondona, Benites, Arntsen & Martínez de Hoz (Jr.), Argentine legal counsel of the Registrant, as to Argentine tax matters (included in Exhibit 5.1).
21.1	List of subsidiaries.
23.1	Consent of Deloitte & Co. S.R.L.
23.2*	Consent of Pérez Alati, Grondona, Benites, Arntsen & Martínez de Hoz (Jr.) (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page to the Registration Statement).

*	To be filed by amendment.